                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-39769

                                PROXY STATEMENT
                                       OF
                   EXMARK MANUFACTURING COMPANY INCORPORATED
                                ----------------

                                   PROSPECTUS
                                       OF
                                THE TORO COMPANY
                            ------------------------

    This Proxy Statement/Prospectus is being furnished by Exmark Manufacturing Company Incorporated, a Nebraska corporation ("Exmark"), to holders of its common stock and preferred stock in connection with the solicitation of proxies by the board of directors of Exmark for use for a Special Meeting of Stockholders of Exmark to be held on November 24, 1997, at Exmark's corporate offices at 2101 Ashland Avenue, P.O. Box 808, Beatrice, Nebraska 68310, commencing at 9:00 a.m. local time, and at any adjournment or postponement thereof (the "Special Meeting").

    The Special Meeting has been called (1) to consider and vote upon a proposal to approve an Agreement and Plan of Merger (as it may be amended, the "Merger Agreement"), dated as of October 23, 1997, by and among Exmark, The Toro Company, a Delaware Corporation ("Toro"), and EMCI Acquisition Corp., a Nebraska corporation and wholly owned subsidiary of Toro ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will merge (the "Merger") with and into Exmark, with Exmark continuing as the surviving corporation (the "Surviving Corporation"), (2) to consider and vote upon a proposal to adopt amended and restated articles of incorporation (the "New Articles of Incorporation"), which authorize the issuance of two new classes of preferred stock of Exmark and clarify the four-to-one distribution preference associated with the Exmark Preferred Stock, (3) to consider and vote upon a proposal to approve the payment in connection with the Merger of signing bonuses ("Signing Bonuses") to H. John Smith and Ray Rickard, which bonuses shall be paid by Toro pursuant to new employment agreements, which employment agreements also will include noncompete covenants, (4) to consider and vote upon a proposal to ratify the appointment of H. John Smith, Ray Rickard and Roger Smith as the initial stockholders' representatives as described in the Merger Agreement (the "Stockholders' Representatives") and (5) to transact such other business as may properly come before the Special Meeting. A copy of the Merger Agreement is attached hereto as Exhibit A and constitutes a part of this Proxy Statement/ Prospectus.

    If the Merger Agreement is approved and the Merger becomes effective, then, except for shares of Exmark capital stock with respect to which dissenters' rights have been properly exercised ("Dissenting Shares") and shares of Exmark capital stock issued and outstanding prior to the effective time of the Merger that are owned by Toro, Exmark or Merger Subsidiary ("Canceled Shares"), (1) each issued and outstanding share of common stock, $10.00 par value, of Exmark ("Exmark Common Stock") will be converted into and become a right to receive (a) cash and shares of common stock, $1.00 par value, of Toro ("Toro Common Stock") representing the Initial Per Share Payment Consideration (as defined in the Merger Agreement) and (b) one Common/Preferred Contingent Payment Right (as defined in the Merger Agreement), (2) each issued and outstanding share of preferred stock, $40.00 par value, of Exmark

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        The date of this Proxy Statement/Prospectus is November 12, 1997

("Exmark Preferred Stock") will be converted into and become a right to receive
(a) four times the Initial Per Share Payment Consideration and (b) four Common/Preferred Contingent Payment Rights, (3) each issued and outstanding share of Class B preferred stock, $.01 par value, of Exmark ("Exmark Class B Stock") will be converted into and become a right to receive (a) one-tenth of a share of Toro Common Stock and (b) one Class B Contingent Payment Right (as defined in the Merger Agreement), and (4) each issued and outstanding share of Class C preferred stock, $.01 par value, of Exmark ("Exmark Class C Stock") will be converted into and become a right to receive the Initial Per Share Payment Consideration. For a more complete description of the Merger Agreement and the terms and conditions of the Merger, see "THE MERGER AGREEMENT" and "THE MERGER."

    Notwithstanding the foregoing, 15% of the aggregate amount of cash and shares of Toro Common Stock representing the Initial Per Share Payment Consideration (in the aggregate, the "Initial Payment") will be held in escrow in order to satisfy (1) any right of offset Toro and certain other related parties may have with respect to certain losses, liabilities and other costs that Toro or any of such other related parties may suffer as a result of certain matters described in the Merger Agreement and (2) a "net worth" adjustment based on the difference between a pre-closing estimated net worth of Exmark and the actual net worth of Exmark at the Effective Time. Further, an additional $100,000 will be withheld from the Initial Payment in order to reimburse the Stockholders' Representatives for certain out-of-pocket expenses they may incur while acting on behalf of Exmark's stockholders in connection with the Merger. See "THE MERGER--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund," "THE MERGER AGREEMENT--Stockholders' Representatives" and "--Offset Right." For a more complete description of the Merger Agreement and the terms and conditions of the Merger, see "THE MERGER AGREEMENT" and "THE MERGER."

    The aggregate amount of cash and shares of Toro Common Stock to be delivered by Toro with respect to the Initial Payment to be exchanged for the Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock will be equal to $28,100,000 (subject to the holdback of 15% of such amount plus an additional $100,000 of such amount, certain offsets and other adjustments described in this Proxy Statement/Prospectus). Based on the Initial Toro Share Price (as defined in the Merger Agreement) as of October 31, 1997 the Initial Per Share Consideration would be 12.239 shares of Toro Common Stock and cash equal to $69.12 (10.39 shares of Toro Common Stock and cash equal to $58.51 after such holdback and adjustments), in the absence of any election to receive more or less of the Merger Consideration in cash. However, in the event the Merger is not consummated prior to November 30, the Initial Toro Share Price may be a different amount and may result in the payment of more or less shares of Toro Common Stock as part of the Initial Per Share Consideration.

    Each Common/Preferred Contingent Payment Right and Class B Contingent Payment Right entitles the holder thereof to receive cash and shares of Toro Common Stock based on the performance of the Surviving Corporation from November 1, 1997 until October 31, 1999, subject to certain limitations and offsets. The maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Common/Preferred Contingent Payment Rights will not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). Similarly, the maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Class B Contingent Payment Rights will not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus).

    This Proxy Statement/Prospectus also constitutes a Prospectus of Toro with respect to the shares of Toro Common Stock, the Common/Preferred Contingent Payment Rights and the Class B Contingent Payment Rights issuable to the stockholders of Exmark in connection with consummation of the Merger. Toro has supplied all information in this Proxy Statement/Prospectus relating to Toro and its subsidiaries, Exmark has supplied all information contained in this Proxy Statement/Prospectus relating to Exmark, and The Holiman Co., Inc., a Pennsylvania corporation ("Holiman"), has supplied all information contained in this Proxy Statement/Prospectus relating to Holiman.

    This Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Toro, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 22,847 Common/Preferred Contingent Payment Rights, 10,000 Class B Contingent Payment Rights and up to 1,646,600 shares of Toro Common Stock that may be issued in connection with the Merger.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Exmark on or about November 12, 1997.

                             AVAILABLE INFORMATION

    Toro is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by Toro with the SEC may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.com. Toro Common Stock is listed on the New York Stock Exchange (the "NYSE") and materials filed by Toro may be inspected at the offices of the NYSE, Inc., 20 Broad Street, New York, New York 10005.

    Toro has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares of Toro Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, as certain portions have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                        DOCUMENTS INCLUDED IN EXHIBIT D

    The following documents filed with the SEC by Toro are included in Exhibit D to this Proxy Statement/Prospectus and constitute a part hereof: (1) Toro's Quarterly Report on Form 10-Q for the quarter ended August 1, 1997, filed with the SEC on September 10, 1997; (2) Toro's Quarterly Report on Form 10-Q for the quarter ended May 2, 1997, filed with the SEC on June 16, 1997; (3) Toro's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, filed with the SEC on March 17, 1997; (4) Toro's Annual Report on Form 10-K for the year ended October 31, 1996, filed with the SEC on January 29, 1997, including Toro's Annual Report to Stockholders for the fiscal year ended October 31, 1996, filed with the SEC on June 30, 1997 as exhibit 13 thereto; (5) Toro's Current Report on Form 8-K, filed with the SEC on June 27, 1997; (6) Toro's Current Report on Form 8-K, filed with the SEC on December 16, 1996 (as amended by Amendment No. 2 on Form 8-K/A, filed with the SEC on June 6, 1997); (7) Toro's Annual Report on Form 11-K, filed with the SEC on June 30, 1997; (8) Toro's definitive proxy statement included in Schedule 14A, filed with the SEC on February 11, 1997; and
(9) the description of the Toro Common Stock contained in Toro's Registration Statement on Form 8-A, filed with the SEC on August 18, 1978 and the description of Toro's preferred share purchase rights associated with each share of Toro Common Stock in Toro's Registration Statement on Form 8-A, filed with the SEC on April 11, 1986 (as amended by Amendment No. 1 on Form 8-A, filed May 15, 1987), and Toro's Registration Statement on Form 8-A, filed with the SEC on June 17, 1988 (as amended by Amendment No. 1 on Form 8-A, filed August 30, 1990).

    The foregoing documents contain financial and other information concerning Toro, the Toro Common Stock and the related preferred share purchase rights. See "DESCRIPTION OF TORO CAPITAL STOCK." Such documents constitute a part of this Proxy Statement/Prospectus, and the information contained therein should be reviewed together with all of the other information contained herein.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TORO, EXMARK OR ANY OTHER PERSON. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE TORO COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY STOCKHOLDERS OF EXMARK DEEMED TO BE "AFFILIATES" OF EXMARK OR TORO UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH SUCH RESALES. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TORO OR EXMARK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCLUDED IN EXHIBIT D HERETO CONTAIN VARIOUS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. STATEMENTS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING. WHEN USED IN THESE DOCUMENTS, THE WORDS "EXPECT," "ANTICIPATE," "ESTIMATE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS MAY BE MADE ORALLY IN THE FUTURE BY OR ON BEHALF OF TORO.

    FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, CHANGES IN BUSINESS CONDITIONS AND THE ECONOMY IN GENERAL IN BOTH FOREIGN AND DOMESTIC MARKETS; WEATHER CONDITIONS AFFECTING DEMAND; SEASONAL FACTORS AFFECTING TORO'S INDUSTRY; LACK OF GROWTH IN TORO'S MARKETS; LITIGATION; FINANCIAL MARKET CHANGES, INCLUDING INTEREST RATES AND FOREIGN EXCHANGE RATES; TREND FACTORS, INCLUDING HOUSING STARTS, NEW GOLF COURSE STARTS AND MARKET DEMOGRAPHICS; GOVERNMENT ACTIONS, INCLUDING BUDGET LEVELS, REGULATION, AND LEGISLATION, PRIMARILY LEGISLATION RELATING TO THE ENVIRONMENT, COMMERCE AND INFRASTRUCTURE, AND HEALTH AND SAFETY; LABOR RELATIONS; AVAILABILITY OF MATERIALS; ACTIONS OF COMPETITORS; ABILITY TO INTEGRATE ACQUISITIONS; AND TORO'S ABILITY TO PROFITABLY DEVELOP, MANUFACTURE AND SELL BOTH NEW AND EXISTING PRODUCTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THESE RISK FACTORS AND SHOULD NOT BE RELIED UPON AS A PREDICTION OF ACTUAL FUTURE RESULTS. TORO UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH SUCH STATEMENT IS MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................           3

DOCUMENTS INCLUDED IN EXHIBIT D.......................................................           3

TABLE OF CONTENTS.....................................................................           5

SUMMARY...............................................................................           9
  General.............................................................................           9
  The Special Meeting.................................................................          11
    Date, Time and Place..............................................................          11
    Purposes of the Special Meeting...................................................          11
    Record Date; Shares Entitled to Vote..............................................          12
    Required Vote; Quorum.............................................................          12
    Recommendation of Exmark's Board of Directors.....................................          12
    Opinion of Exmark's Financial Advisor.............................................          13
  The Parties to the Merger...........................................................          13
    The Toro Company..................................................................          13
    Exmark Manufacturing Company Incorporated.........................................          13
    EMCI Acquisition Corp.............................................................          14
  The Merger..........................................................................          14
    Effective Time....................................................................          14
    Effects of the Merger.............................................................          14
    Management of Exmark After the Merger.............................................          14
    Contingent Payment Rights.........................................................          15
    Toro Control......................................................................          15
    Holdback Amount; Actual Net Worth Adjustment; Stockholders' Representatives
     Expense Fund.....................................................................          15
    Payment of Merger Consideration...................................................          16
    Cash Election.....................................................................          17
    Interests of Certain Persons in the Merger........................................          18
    Stockholder Agreements............................................................          19
    Acquisition of Holiman............................................................          19
    Accounting Treatment..............................................................          19
    Certain Federal Income Tax Consequences...........................................          19
    Dissenters' Rights................................................................          19
    Regulatory Approvals..............................................................          20
  The Merger Agreement................................................................          20
    Limitations on Negotiations by Exmark.............................................          20
    Conditions to the Merger..........................................................          20
    Offset Right......................................................................          20
    Termination of the Merger Agreement; Termination Fees.............................          21
  Summary Consolidated Financial Data of Toro.........................................          22
  Summary Financial Data of Exmark....................................................          23
  Market Price Data...................................................................          24
  Comparative Unaudited Per Common Share Data.........................................          25

THE SPECIAL MEETING...................................................................          26
  General; Date, Time and Place.......................................................          26
  Purposes of the Special Meeting.....................................................          26
  Exmark Board of Directors' Recommendations..........................................          26
  Record Date; Shares Entitled to Vote; Required Vote; Quorum.........................          26

  Proxies.............................................................................          27
  Security Ownership of Certain Beneficial Owners and Management of Exmark............          28

THE MERGER............................................................................          30
  Effective Time......................................................................          30
  Effects of the Merger...............................................................          30
  Management of Exmark After the Merger...............................................          30
  Synergies Council...................................................................          31
  Stockholders' Representatives.......................................................          31
  Toro Control........................................................................          31
  Holdback Amount; Actual Net Worth Adjustment........................................          32
  Stockholders' Representatives Expense Fund..........................................          32
  Payment of Merger Consideration.....................................................          33
  Contingent Payment Rights...........................................................          34
    Valuation Formula.................................................................          35
    Procedure for Determining Contingent Payments.....................................          37
  Cash Election.......................................................................          37
  Conversion of Exmark Stock..........................................................          37
  Fractional Shares...................................................................          39
  Interests of Certain Persons in the Merger..........................................          39
    Voting Agreements.................................................................          39
    Employment and Noncompete Agreements..............................................          39
    Issuance of Class B Stock to Insiders.............................................          39
    Holiman Acquisition...............................................................          40
    Manufacturer's Representatives and Distributors...................................          40
  Stockholder Agreements..............................................................          40
  Acquisition of Holiman..............................................................          41
  Excess Parachute Payments...........................................................          41
  Certain Federal Income Tax Consequences.............................................          42
  Accounting Treatment................................................................          44
  Background of the Merger............................................................          44
  Exmark's Reasons for the Merger; Recommendation of Exmark's Board of Directors......          45
    Financial Resources...............................................................          45
    Market Position...................................................................          45
    Engineering and Product Development...............................................          45
    Manufacturing and Facilities......................................................          46
    Working Relationship..............................................................          46
    Fairness of the Transaction.......................................................          46
  Toro's Reasons for the Merger.......................................................          46
  Opinion of McCarthy as Exmark's Financial Advisor...................................          46
    Discounted Cash Flow Analysis.....................................................          48
    Weighted Average of Historical Earnings...........................................          48
    Book Value Multiple Analysis......................................................          48
    Other Factors and Analyses........................................................          48
  Dissenters' Rights..................................................................          49
    General...........................................................................          49
    Procedure.........................................................................          49
  Stock Exchange Listing..............................................................          50
  Regulatory Approvals................................................................          51
  Resales of Toro Common Stock Issued in the Merger...................................          51
  Affiliate Agreements................................................................          52

THE MERGER AGREEMENT..................................................................          52
  General.............................................................................          52
  Representations and Warranties......................................................          52
  Covenants...........................................................................          53
  Limitations on Negotiations by Exmark...............................................          54
  Conditions..........................................................................          54
  Survival............................................................................          56
  Offset Right........................................................................          56
  Termination.........................................................................          58
  Termination Fees....................................................................          59
  Fees and Expenses...................................................................          59

CERTAIN INFORMATION CONCERNING TORO...................................................          60
  General.............................................................................          60
  Recent Developments.................................................................          60
  Selected Summary Consolidated Financial Data Of Toro................................          61

CERTAIN INFORMATION CONCERNING EXMARK.................................................          62

SELECTED FINANCIAL DATA OF EXMARK.....................................................          63

MANAGEMENT'S DISCUSSION AND ANALYSIS OF EXMARK........................................          64
  Results of Operations...............................................................          64
  Financial Position at August 31, 1997...............................................          64
  Liquidity and Capital Resources.....................................................          65
  Inflation...........................................................................          65

DESCRIPTION OF TORO CAPITAL STOCK.....................................................          65
  General.............................................................................          65
  Common Stock........................................................................          65
  Preferred Stock.....................................................................          66
  Rights Plan.........................................................................          66

DESCRIPTION OF EXMARK CAPITAL STOCK...................................................          68
  General.............................................................................          68
  Common Stock........................................................................          68
  Preferred Stock.....................................................................          68
  Exmark Preferred Stock if the New Articles of Incorporation are Approved............          69

COMPARISON OF STOCKHOLDER RIGHTS......................................................          70
  Stockholders' Dissenters' Rights....................................................          70
  Board of Directors..................................................................          70
  Removal of Directors................................................................          71
  Amendments to Bylaws................................................................          71
  Amendments to Certificate or Articles...............................................          71
  Indemnification.....................................................................          72
  Liability of Directors..............................................................          72
  Stockholder Meetings................................................................          73
  Preemptive Rights...................................................................          73
  Mergers, Consolidations and Other Business Combinations.............................          73
  Other Anti-takeover Provisions......................................................          74

LEGAL MATTERS.........................................................................          75

EXPERTS...............................................................................          75

OTHER MATTERS.........................................................................          75

FINANCIAL STATEMENTS..................................................................         F-1

Exhibit A  Agreement and Plan of Merger, dated as of October 23, 1997, among Toro, Merger
           Subsidiary and Exmark
           --Exhibit 2.01(a)

Exhibit B  Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act
           (Dissenters' Rights)

Exhibit C  Opinion of McCarthy & Co.

Exhibit D  Additional Toro Documents
           -- Toro's Quarterly Report on Form 10-Q for the quarter ended August 1, 1997, filed with the SEC on September 10, 1997
           -- Toro's Quarterly Report on Form 10-Q for the quarter ended May 2, 1997, filed with the SEC on June 16, 1997
           -- Toro's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, filed with the SEC on March 17, 1997
           -- Toro's Annual Report on Form 10-K for the year ended October 31, 1996, filed with the SEC on January 29, 1997, including Toro's Annual Report to Stockholders for the fiscal year ended October 31, 1996, filed with the SEC on June 30, 1997 as exhibit 13 thereto
           -- Toro's Current Report on Form 8-K, filed with the SEC on June 27, 1997
           -- Toro's Current Report on Form 8-K, filed with the SEC on December 16, 1996, as amended by Amendment No. 2 on Form 8-K/A, filed with the SEC on June 6, 1997
           -- Toro's Annual Report on Form 11-K, filed with the SEC on June 30, 1997
           -- Toro's definitive proxy statement included in Schedule 14A, filed with the SEC on February 11, 1997
           -- Toro's Registration Statement on Form 8-A, filed with the SEC on August 18,
             1978
           -- Toro's Registration Statement on Form 8-A, filed with the SEC on April 11,
           1986, as amended by Amendment No. 1 on Form 8-A, filed May 15, 1987
           -- Toro's Registration Statement on Form 8-A, filed with the SEC on June 17,
           1988, as amended by Amendment No. 1 on Form 8-A, filed with the SEC on August 30,
             1990

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AND ITS EXHIBITS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE EXHIBITS. TORO HAS SUPPLIED ALL INFORMATION CONCERNING TORO AND ITS SUBSIDIARIES INCLUDED HEREIN, AND EXMARK HAS SUPPLIED ALL INFORMATION CONCERNING EXMARK AND ITS SUBSIDIARIES INCLUDED HEREIN.

GENERAL

    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of EMCI Acquisition Corp., a Nebraska corporation ("Merger Subsidiary") and wholly owned subsidiary of The Toro Company, a Delaware corporation ("Toro"), with and into Exmark Manufacturing Company Incorporated, a Nebraska corporation ("Exmark"), pursuant to an Agreement and Plan of Merger, dated as of October 23, 1997 (as it may be amended, the "Merger Agreement"), by and among Exmark, Toro and Merger Subsidiary, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A. Pursuant to the Merger Agreement, Exmark will continue as the surviving corporation (the "Surviving Corporation").

    If the Merger Agreement is approved and the Merger becomes effective, then except for shares of Exmark capital stock with respect to which dissenters' rights have been properly exercised ("Dissenting Shares") and shares of Exmark capital stock issued and outstanding prior to the effective time of the Merger that are owned by Toro, Exmark or Merger Subsidiary ("Canceled Shares"), (1) each issued and outstanding share of Exmark Common Stock will be converted into and become a right to receive (a) cash and shares of common stock, $1.00 par value, of Toro ("Toro Common Stock") representing the Initial Per Share Payment Consideration (as defined in the Merger Agreement) and (b) one Common/Preferred Contingent Payment Right (as defined in the Merger Agreement), (2) each issued and outstanding share of Exmark Preferred Stock will be converted into and become a right to receive (a) four times the Initial Per Share Payment Consideration and (b) four Common/Preferred Contingent Payment Rights, (3) each issued and outstanding share of Class B preferred stock, $.01 par value, of Exmark ("Exmark Class B Stock") will be converted into and become a right to receive (a) one-tenth of a share of Toro Common Stock (the "Class B Initial Per Share Payment Consideration") and (b) one Class B Contingent Payment Right (as defined in the Merger Agreement), and (4) each issued and outstanding share of Class C preferred stock, $.01 par value, of Exmark ("Exmark Class C Stock") will be converted into and become a right to receive the Initial Per Share Payment Consideration. See "THE MERGER AGREEMENT" and "THE MERGER."

    The aggregate amount of cash and shares of Toro Common Stock to be paid by Toro with respect to the total Initial Per Share Payment Consideration to be exchanged for the Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock will be equal to $28,100,000 (subject to the holdback of 15% of such amount plus an additional $100,000 of such amount, certain offsets and other adjustments described herein). Based on the Initial Toro Share Price (as defined in the Merger Agreement) as of October 31, 1997 and assuming there are no Dissenting Shares nor Canceled Shares, the Initial Per Share Consideration would be $576.01, consisting of 12.239 shares of Toro Common Stock and cash equal to $79.01 (I.E., $487.56, consisting of 10.359 shares of Toro Common Stock and cash equal to $58.51, after such holdbacks and adjustments), in the absence of any election to receive more or less of the Merger Consideration in cash. However, in the event the Merger is not consummated prior to November 30, the Initial Toro Share Price may be a different amount and may result in the payment of more or less shares of Toro Common Stock pursuant to the Initial Per Share Consideration. See "THE MERGER--Payment of Merger Consideration," "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT--Offset Right."

    Each Common/Preferred Contingent Payment Right and Class B Contingent Payment Right entitles the holder thereof to receive cash and shares of Toro Common Stock based on the performance of the Surviving Corporation from November 1, 1997 until October 31, 1999, subject to certain limitations and offsets. The maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Common/Preferred Contingent Payment Rights will not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). Similarly, the maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Class B Contingent Payment Rights will not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). See "THE MERGER--Effects of the Merger," "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund," "THE MERGER AGREEMENT--Offset Right" and "--Contingent Payments."

    The Common/Preferred Contingent Payment Rights and the Class B Contingent Payment Rights are collectively referred to herein as the "Contingent Payment Rights." The aggregate amount of the cash and shares of Toro Common Stock to be paid by Toro with respect to the Contingent Payment Rights, the Class B Initial Per Share Payment Consideration and the Initial Per Share Payment Consideration is referred to herein as the "Merger Consideration." The shares of Exmark Common Stock, Exmark Preferred Stock, Exmark Class B Stock and Exmark Class C Stock that are issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, are collectively referred to herein as the "Shares," and the holders thereof are referred to herein as the "Holders." Other capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

    On November 10, 1997, the latest practicable date before the date of this Proxy Statement/Prospectus, the closing price per share of Toro Common Stock was $43 9/16. Stockholders of Exmark are advised to obtain current market quotations for Toro Common Stock. No assurance can be given as to the market price of Toro Common Stock at any time before the Effective Time or as to the market price of Toro Common Stock at any time thereafter.

    The close of business on November 12, 1997 has been fixed as the record date (the "Record Date") for the determination of the stockholders of Exmark entitled to notice of and to vote at the Special Meeting of Stockholders of Exmark to be held on November 24, 1997 (the "Special Meeting"). Accordingly, only holders of record of outstanding shares of Exmark Common Stock and Exmark Preferred Stock at the close of business on the Record Date shall be entitled to notice of and to vote at the Special Meeting and any business for which notice is hereby given may be transacted at any postponed or adjourned meeting thereof.

    In addition to voting on the Merger Agreement and the Merger, Exmark stockholders will be asked to consider and act upon three other proposals relating to the Merger Agreement and the Merger. First, Exmark stockholders will be asked to consider and act upon a proposal to adopt amended and restated articles of incorporation (the "New Articles of Incorporation"), which authorize the issuance of the Exmark Class B Stock and the Exmark Class C Stock and clarify the four-to-one distribution preference associated with the Exmark Preferred Stock. The Exmark Class B Stock will be issued to certain officers, directors and employees of Exmark pursuant to the exercise of certain previously issued stock purchase rights. The Exmark Class C Stock will be issued in exchange for all of the outstanding shares of capital stock of the Holiman Co., Inc., all of which shares are owned by Roger Smith. Second, Exmark stockholders will be asked to consider and act upon a proposal to approve the payment in connection with the Merger of signing bonuses (the "Signing Bonuses") to H. John Smith and Ray Rickard, each of whom is an officer of Exmark, to be paid by Toro in cash in the aggregate amount of $2,075,000 pursuant to new employment agreements between each of Messrs. Smith and Rickard, respectively, and Exmark and Toro, which employment agreements also include noncompete covenants. Stockholder approval of such signing bonuses is being requested so that such bonuses will not constitute "excess parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. If treated as excess parachute payments, the bonuses would not be deductible and Messrs. Smith and Rickard and each would be subject to a 20% excise tax on that portion of such payments that is greater than his respective average income during the past five years. Finally, Exmark stockholders will be asked to consider and act upon a proposal to ratify the appointment of H. John Smith, Ray Rickard and Roger Smith as the initial stockholders' representatives as described in the Merger Agreement ("Stockholders' Representatives"). The Stockholders' Representatives will act on behalf of the Exmark stockholders who participate in the Merger and as such will assist in the calculation of the amount of merger consideration to be paid by Toro in connection with the Merger, including the calculation of the amount to be paid with respect to the Common/Preferred Contingent Payment Rights and Class B Contingent Payment Rights, and may sign and deliver certificates and notices on behalf of such Exmark stockholders, among other things described in the Merger Agreement.

    The Merger Agreement and the Merger are required to be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class. The New Articles of Incorporation are required to be approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting as a separate class. For tax purposes, such that the Signing Bonuses will not be "excess parachute payments," the approval of the Signing Bonuses will require the affirmative vote of the holders of 75% of the voting power of all disinterested Exmark stockholders. Consequently, such approval will require the affirmative vote of the holders of at least 75% of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock (excluding such shares held by H. John Smith and Ray Rickard), voting together as one class. The ratification of the appointment of the Stockholders' Representatives will require the affirmative vote of the holders of a majority of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting. It is a condition to the consummation of the Merger that all of the foregoing proposals, other than the proposal to ratify the appointment of the Stockholders' Representatives, be approved by Exmark's stockholders.

    Pursuant to agreements with Toro dated October 23, 1997 (the "Stockholder Agreements"), certain stockholders of Exmark, in their individual capacities as stockholders, have agreed to vote all of their shares of Exmark Common Stock and Exmark Preferred Stock (approximately 63.8% of the combined voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock of record as of the Record Date) in favor of approval of the Merger Agreement, the Merger and the other proposals described herein and have granted an irrevocable proxy to Toro to vote their respective shares. See "THE MERGER--Stockholder Agreements."

THE SPECIAL MEETING

    DATE, TIME AND PLACE

    The Special Meeting will be held at 9:00 a.m., local time, on November 24, 1997, at Exmark's executive offices, 2102 Ashland Avenue, Beatrice, Nebraska, 68310. See "THE SPECIAL MEETING-- General; Date, Time and Place."

    PURPOSES OF THE SPECIAL MEETING

    The Special Meeting has been called (1) to consider and vote upon a proposal to approve the Merger Agreement by and among Exmark, Toro and Merger Subsidiary, pursuant to which, among other things, Merger Subsidiary will merge with and into Exmark, with Exmark continuing as the Surviving Corporation, (2) to consider and vote upon a proposal to adopt the New Articles of Incorporation, which authorize the issuance of two new classes of preferred stock of Exmark and clarify the four-to-one distribution preference associated with the Exmark Preferred Stock, (3) to consider and vote upon a proposal to approve the payment in connection with the Merger of the Signing Bonuses to H. John Smith and Ray Rickard, which bonuses shall be paid by Toro pursuant to new employment agreements, which employment agreements also include noncompete covenants, (4) to consider and vote upon a proposal to ratify the appointment of H. John Smith, Ray Rickard and Roger Smith as the initial Stockholders' Representatives and (5) to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING--Purposes of the Special Meeting."

    RECORD DATE; SHARES ENTITLED TO VOTE

    Only holders of record of shares of Exmark Common Stock and Exmark Preferred Stock on the close of business on November 12, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 15,431 shares of Exmark Common Stock outstanding and 7,416 shares of Exmark Preferred Stock outstanding, each of which will be entitled to one vote on each matter which may properly come before the Special Meeting. See "THE SPECIAL MEETING--Record Date; Shares Entitled to Vote; Required Vote; Quorum."

    REQUIRED VOTE; QUORUM

    The Merger Agreement and the Merger are required to be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class. The New Articles of Incorporation are required to be approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting as a separate class. For tax purposes, such that the Signing Bonuses will not be "excess parachute payments," the approval of the Signing Bonuses will require the affirmative vote of the holders of 75% of the voting power of all disinterested Exmark stockholders. Consequently, such approval will require the affirmative vote of the holders of at least 75% of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock (excluding such shares held by H. John Smith and Ray Rickard), voting together as one class. The ratification of the appointment of the Stockholders' Representatives will require the affirmative vote of the holders of a majority of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class.

    The presence, in person or by properly executed proxy, of the record holders of a majority of the voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, considered as one class, is necessary to constitute a quorum at the Special Meeting. As of the Record Date, approximately 15,086 shares of Exmark Common Stock and Exmark Preferred Stock (approximately 66.0% of the voting power of the outstanding shares of record as of the Record
Date) were held by directors, executive officers and their affiliates. Pursuant to the Stockholder Agreements, certain officers and directors of Exmark, in their individual capacities as stockholders, have agreed to vote all of their shares of Exmark Common Stock and Exmark Preferred Stock (approximately 63.8% of the combined voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock of record as of the Record Date) in favor of approval of the Merger Agreement, the Merger and the other proposals described herein and have granted an irrevocable proxy to Toro to vote their respective shares. As of the Record Date, neither Toro, its officers, its directors nor any of their respective affiliates owned any shares of Exmark capital stock. See "THE SPECIAL MEETING--Record Date; Shares Entitled to Vote; Required Vote; Quorum."

    RECOMMENDATION OF EXMARK'S BOARD OF DIRECTORS

    The Board of Directors of Exmark believes that the Merger is in the best interests of Exmark and its stockholders and has unanimously approved the Merger Agreement and the Merger. THE BOARD OF DIRECTORS OF EXMARK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT

AND THE MERGER. FURTHERMORE, THE BOARD OF DIRECTORS OF EXMARK UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS APPROVAL OF (1) THE PROPOSED NEW ARTICLES OF INCORPORATION (2) THE PAYMENT OF SIGNING BONUSES TO H. JOHN SMITH AND RAY RICKARD AND (3) THE RATIFICATION OF THE APPOINTMENT OF H. JOHN SMITH, RAY RICKARD AND ROGER SMITH AS THE INITIAL STOCKHOLDERS' REPRESENTATIVES. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER--Exmark's Reasons for the Merger; Recommendation of Exmark's Board of Directors."

    OPINION OF EXMARK'S FINANCIAL ADVISOR

    McCarthy & Co. ("McCarthy") has delivered its written opinion to the Board of Directors of Exmark to the effect that as of the date hereof, the consideration to be received by the holders of Exmark capital stock pursuant to the Merger is fair to such holders from a financial point of view. A copy of the opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit C to this Proxy Statement/Prospectus and is incorporated herein by reference. Exmark stockholders are urged to read carefully the opinion in its entirety. See "THE MERGER--Opinion of McCarthy as Exmark's Financial Advisor."

THE PARTIES TO THE MERGER

    THE TORO COMPANY

    Toro is a leading manufacturer of consumer lawn mowers, snowthrowers, trimmers, commercial mowing and turf maintenance equipment and underground automatic irrigation systems. These products are sold under the Toro-Registered Trademark-, Wheel Horse-Registered Trademark-, Lawn-Boy-Registered Trademark- and other brand names to the consumer and professional markets, which includes entities that manage or construct golf courses, parks and other large turf areas. The consumer product line includes walk-behind mowers; riding mowers and lawn and garden tractors; electrical home improvement products, such as low voltage lighting, electric trimmers and leaf blowers; and snow removal products. The professional product line includes commercial products for professional turf and golf course maintenance, such as precision cutting mowers and turf aeration equipment, and irrigation products such as sprinkler heads and control devices for underground irrigation systems. Toro sells most of its products through domestic and foreign distributors and mass merchandisers.

    Toro was incorporated in Minnesota in 1935 as the successor to a business founded in 1914. It was reincorporated in Delaware in 1983. The principal executive offices of Toro are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420, telephone number (612) 888-8801. For further information concerning Toro, see "CERTAIN INFORMATION CONCERNING TORO" and the Toro documents included in Exhibit D.

    EXMARK MANUFACTURING COMPANY INCORPORATED

    Exmark is a leading manufacturer of commercial turf care equipment. It is principally engaged in the design and manufacturing of mid-size commercial walk behind and riding lawn mowers, which are sold to distributors for sale throughout the continental United States and Europe.

    Exmark's product line consists of mid-size commercial walk behind and riding mowers (E.G., 32", 36", 44", 48" and 60" cutting widths), and various accessories such as grass catchers and riding sulkies. Management has placed emphasis on new product generation because of the belief that in order to retain current dealers, attract new dealers and increase market share, new product offerings are critical. Examples of recent new product introductions are the Turf Tracer Hydro introduced in 1991, the Exmark Viking Hydro in 1992, Exmark Explorer Two in 1992, the Exmark Metro in 1993, the Exmark Lazer Z introduced in the Spring of 1995, the Turf Tracer HP introduced in the Fall of 1996 and the Metro HP introduced in the fall of 1997.

    Exmark sells its products throughout the United States and Canada. Sales volume is generated primarily through Exmark's manufacturer's representative, Holiman. It is a condition to the Merger that Exmark acquire Holiman prior to Toro's acquisition of Exmark.

    Exmark was incorporated in Nebraska in 1982. The principal executive offices of Exmark are located at 2102 Ashland Avenue, Beatrice, Nebraska 68310, telephone number (402) 223-4010. For further information concerning Exmark, see "CERTAIN INFORMATION CONCERNING EXMARK," "SELECTED FINANCIAL DATA OF EXMARK," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF EXMARK," and "FINANCIAL STATEMENTS OF EXMARK."

    EMCI ACQUISITION CORP.

    EMCI Acquisition Corp., a Nebraska corporation and wholly owned subsidiary of Toro ("Merger Subsidiary"), was incorporated on September 29, 1997, solely for purposes of the transactions contemplated by the Merger Agreement. Merger Subsidiary engages in no other business. The principal executive offices of Merger Subsidiary are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420, telephone number (612) 888-8801.

THE MERGER

    EFFECTIVE TIME

    The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nebraska (the "Effective Time"). Such filing is required by the Nebraska Business Corporation Act (the "NBCA") in connection with the Merger and will be made as soon as practicable after the approval by the stockholders of Exmark of the Merger Agreement and the satisfaction or waiver of all other conditions to the Merger. See "THE MERGER--Effective Time" and "--Effects of the Merger."

    EFFECTS OF THE MERGER

    At the Effective Time, pursuant to the Merger Agreement, (1) Merger Subsidiary will be merged with and into Exmark, which will be the Surviving Corporation, (2) Exmark will become a wholly owned subsidiary of Toro, (3) each issued and outstanding share of Exmark Common Stock will be converted into and become a right to receive (a) the Initial Per Share Payment Consideration and
(b) one Common/ Preferred Contingent Payment Right, (4) each issued and outstanding share of Exmark Preferred Stock will be converted into and become a right to receive (a) the Initial Per Share Payment Consideration and (b) four Common/Preferred Contingent Payment Rights, (5) each issued and outstanding share of Exmark Class B Stock will be converted into and become a right to receive (a) the Class B Initial Per Share Payment Consideration and (b) one Class B Contingent Payment Right, and (6) each issued and outstanding share of Exmark Class C Stock will be converted into and become a right to receive the Initial Per Share Payment Consideration. See "THE MERGER--Effects of the Merger."

    MANAGEMENT OF EXMARK AFTER THE MERGER

    Exmark, as the Surviving Corporation, will become a direct, wholly owned subsidiary of Toro upon consummation of the Merger. Notwithstanding the foregoing, Exmark will be operated as a stand-alone entity during the Contingent Payment Period (as defined in "THE MERGER--Management of Exmark After the Merger") and will be overseen by Exmark's existing management and their successors, subject to certain limitations described in the Merger Agreement. See "THE MERGER--Toro Control." The directors of Merger Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. See "THE MERGER--Management of Exmark After the Merger." In addition, the parties have agreed to form a committee to act as an inter-company management team and as a dispute resolution panel for a period following the Merger (the "Synergies Council"). See "THE MERGER--Synergies Council."

    CONTINGENT PAYMENT RIGHTS

    The Contingent Payment Rights qualify Holders to receive up to two separate payments (the 1998 Contingent Payment and the 1999 Contingent Payment) based on the financial performance of the Surviving Corporation on a stand-alone basis during each of the twelve-month periods ending October 31, 1998 and 1999, respectively. Only Holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class B Stock are entitled to receive Contingent Payment Rights in exchange for the surrender of their Shares. Holders of Exmark Class C Stock are not entitled to receive Contingent Payment Rights. See "THE MERGER--Effects of the Merger." Holders of Exmark Class B Stock will receive one-half of any Contingent Payment; Holders of Exmark Common Stock and Exmark Preferred Stock collectively will receive the other half of any Contingent Payment.

    The Contingent Payment Rights are based on Exmark's financial performance during the Contingent Payment Period, and no Contingent Payments will be made unless Exmark obtains certain financial results during the Contingent Payment Period. In addition, Contingent Payments are subject to Toro's Offset Right. See "THE MERGER AGREEMENT--Offset Right." Moreover, the maximum amount of Contingent Payments may not exceed $14,000,000 for Holders of Exmark Class B Stock and $14,000,000 for Holders of Exmark Common Stock and Exmark Preferred Stock (provided further that the number of shares of Toro Common Stock issued for all Contingent Payments may not exceed 821,334 shares). Furthermore, if Exmark fails to meet certain financial goals outlined in the Merger Agreement, then Toro shall have the option to take full control of Exmark's operations, in which case Contingent Payments would be extremely unlikely. See "THE MERGER--Toro Control."

    The amount of each Contingent Payment will be determined using a valuation formula that compares a multiple of Exmark's recast earnings before interest and taxes ("REBIT") for the appropriate twelve-month period ending October 31, 1998 or 1999, subject to numerous adjustments, with a base amount of $30,000,000 plus the amount of any prior Contingent Payment, subject to certain adjustments. The multiplier is 3.5 times the compound annual growth rate ("CAGR") of Exmark's revenues, subject to certain adjustments, in each of 1998 and 1999 compared to $40,808,850, which is the amount of Exmark's gross sales for the twelve-month period ended October 31, 1996. See "THE MERGER--Contingent Payment Rights." By way of example, and assuming a compound annual growth rate of zero and no working capital adjustment, REBIT for the twelve-month period ending October 31, 1998 would have to exceed $8,571,429 before there would be a 1998 Contingent Payment.

    THERE CAN BE NO ASSURANCE THAT ANY CONTINGENT PAYMENTS WILL BE MADE.

    TORO CONTROL

    If Exmark fails to obtain financial results equal to or greater than certain predetermined financial results for two successive fiscal quarters (as set forth in the Merger Agreement), Toro shall have the option to take full control of Exmark's operations. In the event Toro takes control of Exmark's operations, the financial results of Exmark accruing after such date will not be taken into account in computing the amount of any Contingent Payments to be made after such date. See "THE MERGER--Toro Control."

    HOLDBACK AMOUNT; ACTUAL NET WORTH ADJUSTMENT; STOCKHOLDERS' REPRESENTATIVES
     EXPENSE FUND

    An amount equal to 15% of the Initial Payment Fund (as defined in the Merger Agreement) will be placed in escrow (the "Holdback Amount") with Norwest Bank Minnesota, National Association (the "Escrow Agent" and "Paying Agent") and used to pay any claims Toro may have pursuant to its Offset Right with respect to breaches of Exmark's representations and warranties and covenants contained in the Merger Agreement and certain other losses and costs Toro and its affiliates may incur or suffer in connection with the Merger. In addition, $100,000 of the Initial Payment Fund will be held in escrow by the Escrow Agent and used to fund the expenses of the Stockholders' Representatives (the "Stockholders' Representatives Expense Fund").

    Additionally, prior to the Effective Time, Toro and Exmark will estimate the net worth (total assets minus total liabilities) of Exmark as of the Effective Time. In the event that such estimate is less than $8,243,000, the difference will, in effect, further reduce the Initial Payment Fund and increase the Holdback Amount. Within 90 days after the Effective Time, Toro and Exmark will determine the actual net worth of Exmark as of the Effective Time. In the event that such amount is less than $8,243,000, the difference will be subtracted from the Holdback Amount and subsequently paid to Toro (the "Actual Net Worth Adjustment"). Exmark and Toro currently do not anticipate that there will be an Actual Net Worth Adjustment. Such estimate and the Actual Net Worth Adjustment will be determined without giving effect to the acquisition of Holiman by Exmark. The Holdback Amount also will be used to satisfy Toro's Offset Right, if any. Subject to Toro's Offset Right and the Actual Net Worth Adjustment, if any, two-thirds of the Holdback Amount will be paid to the Holders on approximately December 31, 1999 and the remainder will be paid to the Holders on December 31, 2000. Subject to any deduction for Stockholders' Representatives' expenses, the Stockholders' Representatives Expense Fund will be paid to the Holders on December 31, 2000 (the "Expense Fund Payment"). See "THE MERGER--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT-- Offset Right."

    PAYMENT OF MERGER CONSIDERATION

    Subject to Toro's Offset Right and the escrow of the Holdback Amount and the Stockholder's Representatives Expense Fund, the Merger Consideration will be paid in the form of cash and shares of Toro Common Stock to the Holders as follows: the Initial Payment, the Class B Initial Payment, the 1998 Contingent Payment, the 1999 Contingent Payment, the Holdback Payments and the Expense Fund Payment. The Initial Payment, consisting of the Initial Per Share Payment Consideration, will be made as promptly as practicable after the Effective Time and following surrender of shares of Exmark Common Stock, Exmark Preferred Stock or Exmark Class C Stock. The Class B Initial Payment, consisting of the Class B Initial Per Share Payment Consideration, will be made as promptly as practicable after the Effective Time and following surrender of shares of Exmark Class B Stock. The 1998 Contingent Payment, consisting of cash and shares of Toro Common Stock payable by Toro pursuant to the Contingent Payment Rights, will be paid as promptly as practicable following the later to occur of (1) December 31, 1998 or
(2) 10 days after the amount of the 1998 Contingent Payment has been determined by Toro and the Stockholders' Representatives. The 1999 Contingent Payment, consisting of cash and shares of Toro Common Stock payable by Toro pursuant to the Contingent Payment Rights, will be paid as promptly as practicable following the later to occur of (1) December 31, 1999 or (2) 10 days after the amount of the 1999 Contingent Payment has been determined by Toro and the Stockholders' Representatives. Subject to any offset pursuant to Toro's Offset Right, two-thirds of the cash and shares of Toro Common Stock initially included in the Holdback Amount shall be paid concurrently with the 1999 Contingent Payment and the remainder will be paid on or before December 31, 2000. Subject to claims for payment of the expenses of the Stockholders' Representatives, the remainder of the Stockholders' Representatives Expense Fund will be paid on or before December 31, 2000. The cash portion of the Merger Consideration will be approximately 12% of the aggregate amount of each payment and the remainder of the Merger Consideration will be paid in shares of Toro Common Stock.

    The aggregate amount of cash and shares of Toro Common Stock to be paid by Toro with respect to the total Initial Per Share Payment Consideration to be exchanged for the Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock will be equal to $28,100,000 (subject to the holdback of 15% of such amount plus $100,000 of such amount, certain offsets and other adjustments described herein). The Initial Per Share Payment Consideration shall be cash and Toro Common Stock in an amount equal to a quotient, the numerator of which is $28,100,000 and the denominator of which is the sum of (1) the number of shares of Exmark Common Stock, (2) the number of shares of Exmark Class C Stock and (3) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares. For purposes of calculating the number of shares of Toro Common Stock included in the Initial Payment Consideration, the value per share of Toro Common Stock shall be the Initial Toro Share Price. Therefore, if the Merger is consummated on or prior to November 30, 1997, the Initial Toro Share Price would be $41.4167 (I.E., the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on October 31, 1997) and the Initial Per Share Consideration would be 12.239 shares of Toro Common Stock and cash equal to $69.12 (10.39 shares of Toro Common Stock and $58.51 after the Holdback Amount and the Stockholder Representatives Expense Fund are placed in escrow), in the absence of a Cash Election to receive more or less of the Merger Consideration in cash. However, in the event the Merger is not consummated prior to November 30, the Initial Toro Share Price would be calculated differently (I.E., the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third trading day immediately preceding the Effective Date of the Merger) and, consequently, may be a different amount and may result in the payment of more or less shares of Toro Common Stock pursuant to the Initial Per Share Consideration. See "THE MERGER-- Payment of Merger Consideration" "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT--Offset Right."

    Each Common/Preferred Contingent Payment Right and Class B Contingent Payment Right entitles the holder thereof to receive cash and shares of Toro Common Stock based on the performance of the Surviving Corporation from November 1, 1997 until October 31, 1999, subject to certain limitations and offsets. The maximum amount of cash and shares of Toro Common Stock to be paid by Toro with respect to the Common/Preferred Contingent Payment Rights will not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). Similarly, the maximum amount of cash and shares of Toro Common Stock to be paid by Toro with respect to the Class B Contingent Payment Rights may not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). For purposes of calculating the number of shares of Toro Common Stock included in the 1998 Contingent Payment, the value per share of Toro Common Stock will be the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third day immediately preceding December 31, 1998 (the "1998 Toro Share Price"). For purposes of calculating the number of shares of Toro Common Stock included in the 1999 Contingent Payment, the value per share of Toro Common Stock will be the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third day immediately preceding December 31, 1999 (the "1999 Toro Share Price"). See "THE MERGER--Effects of the Merger," "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund," "THE MERGER AGREEMENT--Offset Right" and "--Contingent Payments."

    Fractional shares of Toro Common Stock will not be issued in connection with the Merger. Stockholders of Exmark otherwise entitled to fractional shares of Toro Common Stock will be paid cash in lieu of such factional shares. See "THE MERGER--Fractional Shares."

    CASH ELECTION

    The cash portion of the Merger Consideration will be approximately 12% of the aggregate amount of each payment and the remainder of the Merger Consideration will be paid in shares of Toro Common Stock. Each Exmark stockholder, however, will be allowed to elect to receive more or less than 12% of his or her portion of the Merger Consideration in Cash (subject to certain adjustments), with the remainder to be paid in the form of Toro Common Stock. In the event that the aggregate of all cash elections does not equal 12%, then all percentages elected will be adjusted proportionately. The percentage of the Holder's Merger Consideration each Exmark stockholder elects, or is deemed to have elected, to receive in cash shall be referred to herein as the "Cash Election." Exmark stockholders will receive a cash election form with this Proxy Statement/Prospectus. See "THE MERGER--Cash Election."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS. In connection with the Merger Agreement, Toro has entered into employment and noncompete agreements with certain employees and officers of Exmark. In connection therewith, H. John Smith and Ray Rickard will receive cash Signing Bonuses from Toro in the aggregate amount of $2,075,000 pursuant to new employment agreements, which contain noncompete covenants. H. John Smith is a director and the President of Exmark. Ray Rickard is a director and the Executive Vice President of Exmark. In approving the Signing Bonuses, Exmark's Board of Directors considered Exmark's financial performance during the tenure of Messrs. Smith and Rickard and the anticipated reduction to their overall compensation that will occur as a result of the Merger. Stockholder approval of such signing bonuses is being requested so that such bonuses will not constitute "excess parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. If treated as excess parachute payments, the bonuses would not be deductible and Messrs. Smith and Rickard each would be subject to a 20% excise tax on that portion of such payments that is greater than his respective average income during the past five years. Stockholder approval of the Signing Bonuses is a condition to consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger" and "--Excess Parachute Payments."

    STOCKHOLDER AGREEMENTS. Pursuant to the Stockholder Agreements, certain officers and directors of Exmark, in their individual capacities as stockholders, have agreed to vote all shares of Exmark Common Stock and Exmark Preferred Stock owned by them for approval and adoption of the Merger Agreement and have granted to Toro irrevocable proxies so to vote their respective shares. See "THE MERGER-- Stockholder Agreements" and "--Interests of Certain Persons in the Merger."

    ISSUANCE OF CLASS B STOCK TO INSIDERS. Prior to the Effective Time and subject to approval of the New Articles of Incorporation by the requisite vote of the Holders, Exmark will issue 10,000 shares of Exmark Class B Stock to certain officers, directors and employees of Exmark pursuant to the exercise of certain previously issued stock purchase rights, including (1) 2,000 shares to each of H. John Smith, Ray Rickard and Roger Smith, (2) 210 shares to each of Merrell Clark and Robert Martin and (3) 120 shares to each of Gary Kuck and Keith Dietzen. Roger Smith is a director and the Secretary of Exmark and a Director and the President of Holiman. Merrell Clark is a director and the Treasurer of Exmark. Robert Martin, Gary Kuck and Keith Dietzen are directors of Exmark. Each share of Exmark Class B Stock will receive the Class B Initial Per Share Payment Consideration (I.E., one-tenth of a share of Toro Common Stock) and one Class B Contingent Payment Right. If the Class B Contingent is maximized and subject to Toro's Offset Right, each Class B Contingent Payment Right would entitle the holder thereof to receive cash and Toro Common Stock with a face value of $1,400. As a result, Messrs. Smith, Rickard and Smith each may receive up to approximately $2,810,000 in exchange for their respective shares of Exmark Class B Stock. Messrs. Clark and Martin each may receive up to approximately $295,000 in exchange for their respective shares of Exmark Class B Stock. Messrs. Kuck and Dietzen each may receive up to approximately $175,000 in exchange for their respective shares of Exmark Class B Stock. See "THE MERGER--Interests of Certain Persons in the Merger."

    ROGER SMITH; HOLIMAN ACQUISITION. As a condition to the Merger, Exmark must first acquire all of the outstanding capital stock of Holiman. Roger Smith, a Director of Exmark and a major stockholder of Exmark, is the owner of all of the outstanding shares of Holiman. As a result of Exmark's acquisition of Holiman, Roger Smith will receive 3,689 shares of Exmark Class C Stock, which represents approximately $2,125,000 of the Initial Payment. See "THE MERGER--Acquisition of Holiman" and "--Interests of Certain Persons in the Merger."

    The Board of Directors of Exmark was aware of the interests of each of the above described persons in the Merger and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    STOCKHOLDER AGREEMENTS

    Concurrently with the execution of the Merger Agreement, H. John Smith, Ray Rickard, Roger Smith, Merrell Clark and Robert Martin, who collectively had record ownership of approximately 14,015 shares of Exmark Common Stock and 550 shares of Exmark Preferred Stock as of the Record Date (representing approximately 63.8% of the total voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock on such date), entered into separate Stockholder Agreements with Toro. Pursuant to the Stockholder Agreements, such stockholders have agreed to vote, and have granted to Toro an irrevocable proxy to vote, such shares in favor of approval of the Merger Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses. In addition, under the Stockholder Agreements, such stockholders have agreed to vote, and have granted to Toro an irrevocable proxy to vote, such shares against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than Toro and against any liquidation or winding up of Exmark. The Stockholder Agreements, other than the provisions relating to the grant of an irrevocable proxy, terminate on the earlier to occur of (1) the Effective Time or (2) such date and time as the Merger Agreement shall be terminated pursuant to Article IX of the Merger Agreement. See "THE MERGER--Stockholder Agreements."

    ACQUISITION OF HOLIMAN

    As a condition to the Merger, Exmark has entered into a stock-for-stock exchange agreement (the "Holiman Agreement") with Roger Smith to acquire Holiman, the primary manufacturer's representative of Exmark. Roger Smith is the sole owner of all of the issued and outstanding capital stock of Holiman. Under the terms of the Holiman Agreement, Roger Smith will receive 3,689 shares of Exmark Class C Stock, which represents approximately $2,125,000 of the Initial Payment. See "THE MERGER--Effects of the Merger" and "--Payment of Merger Consideration." Mr. Smith, as the sole holder of Exmark Class C Stock is not entitled to receive Contingent Payment Rights. Under the terms of the Holiman Agreement, the net book value of Holiman must be not less than $200,000. During Exmark's fiscal year ended August 31, 1997, Exmark paid Holiman $2,217,402 in commissions. See "THE MERGER-- Contingent Payment Rights." See "THE MERGER--Acquisition of Holiman" and "--Interests of Certain Persons in the Merger."

    ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting. See "THE MERGER-- Accounting Treatment."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger qualifies as a reorganization under the Code, (1) no gain or loss will be recognized by the stockholders of Exmark with respect to the shares of Toro Common Stock received in the Merger, and (2) gain, if any, but not loss, will be recognized by any Exmark stockholder upon the exchange of Exmark capital stock for cash in the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

    DISSENTERS' RIGHTS

    All record holders of Exmark securities as of the Record Date have the right to dissent from approval and adoption of the Merger Agreement and, if the Merger is consummated, to receive payment of the fair value of their shares (determined in accordance with Nebraska law) upon compliance with the provisions of Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act, a summary of which is provided in "THE MERGER--Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Exhibit B. All holders of Exmark securities are urged to read Sections 21-20,137 to 21-20,150 carefully. The value determined for such dissenters' rights could be more than, the same as, or less than the value of the consideration to be received under the Merger Agreement by Exmark stockholders who do not dissent from the Merger.

    REGULATORY APPROVALS

    Consummation of the Merger was conditioned upon, among other things, the expiration or termination of all applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The HSR Act requires that parties to certain acquisitions file notifications with the federal antitrust authorities and observe a waiting period prior to consummation. The waiting period under the HSR Act expired on August 13, 1997. See "THE MERGER--Regulatory Approvals."

THE MERGER AGREEMENT

    The following is a summary of certain other material provisions of the Merger Agreement. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement included as Exhibit A to this Proxy Statement/Prospectus. All stockholders are urged to read the Merger Agreement in its entirety. See also "THE MERGER" and "THE MERGER AGREEMENT."

    LIMITATIONS ON NEGOTIATIONS BY EXMARK

    Prior to the termination of the Merger Agreement, Exmark is prohibited from soliciting, initiating or encouraging submission of any proposal or offer from any person, group or entity relating to any acquisition of the capital stock or business of Exmark, or all or a material portion of the assets of Exmark or other similar transaction or business combination involving the business of Exmark. Likewise, Exmark may not participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the above actions. Notwithstanding the foregoing, Exmark and its board of directors may, pursuant to their fiduciary duties and subject to certain limitations, engage in negotiations with a third party in response to a bona fide proposal regarding such transactions and combinations. See "THE MERGER AGREEMENT--Limitations on Negotiations by Exmark."

    CONDITIONS TO THE MERGER

    The obligations of Toro and Exmark to effect the Merger are subject to the satisfaction of certain conditions, including among others: effectiveness of the Registration Statement, stockholder approval of the Merger Agreement and the Merger, the absence of any action, proceeding or injunction prohibiting consummation of the Merger, the receipt of necessary regulatory and other approvals and consents, continuing accuracy of representations and warranties in the Merger Agreement, performance or compliance with the agreements and covenants in the Merger Agreement and receipt by Toro and Exmark of various agreements. See "THE MERGER AGREEMENT--Conditions."

    OFFSET RIGHT

    Pursuant to the Merger Agreement, Toro will have the right to offset certain losses, liabilities, deficiencies, damages, penalties, expenses or costs against the Holdback Amount and the Contingent Payments, if any, that Toro or the Surviving Corporation or their affiliates, officers, directors, employees or agents may incur as a result of certain misrepresentations of Exmark contained in, or for breaches by

Exmark of certain provisions of, the Merger Agreement or certain related agreements. The Offset Right for any breach of a representation of Exmark in the Merger Agreement or for certain environmental losses is subject to a one-time deductible of at least $50,000 and expires on the later to occur of (1) the date on which the 1999 Contingent Payment, if any, is fully paid and (2) the date on which the last payment of the Holdback Amount is made, subject to extension for any pending claims. An individual loss shall not give rise to an Offset Right unless such loss equals or exceeds $10,000. Notwithstanding anything to the contrary in the preceding sentence, the limitation set forth in such sentence shall not apply to any loss that relates to a claim or action that arises from the same or substantially the same facts as one or more other claims or actions and the aggregate amount of losses so arising is at least $10,000. See "THE MERGER AGREEMENT--Offset Right."

    TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (1) by mutual consent of Toro, Merger Subsidiary and Exmark; (2) by Toro or Exmark in the event that, among other things, (a) there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in the Merger Agreement; (b) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, which would make the consummation of the Merger illegal; (c) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency which would prohibit Exmark's or Toro's ownership or operation of all or a portion of Exmark's business or compel Toro or Exmark to dispose of or hold separate all or a portion of the business or assets of Exmark or Toro as a result of the Merger; (d) the transactions contemplated by the Merger Agreement or the Articles of Merger have not been consummated on or before January 31, 1998; or (e) if the stockholders of Exmark shall have failed to approve the Merger Agreement, the Merger, the New Articles of Incorporation and the Signing Bonus; or (3) by Toro, if (a) more than 8% of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock shall be qualified to be Dissenting Shares or (b) after the date of the Merger Agreement, there shall have been a material adverse change in the assets, properties, financial condition, operating results or business condition of Exmark which shall continue to constitute such a material adverse change. In addition, the Merger Agreement may be terminated by Toro if the Initial Toro Share Price is less than $30 per share or terminated by Exmark if the Initial Toro Share Price exceeds $44 per share. See "THE MERGER AGREEMENT--Termination."

    In the event of termination of the Merger Agreement by either Toro or Exmark, under certain circumstances, Exmark could be required to pay to Toro a termination fee of $1,500,000. See "THE MERGER AGREEMENT--Termination Fees."

SUMMARY CONSOLIDATED FINANCIAL DATA OF TORO

    Set forth below is selected consolidated historical financial information of Toro derived from the unaudited consolidated financial statements of Toro for the nine months ended August 1, 1997 and August 2, 1996, the audited consolidated financial statements of Toro for the fiscal year ended October 31, 1996, the three months ended October 31, 1995 and the years ended July 31, 1995, 1994, 1993 and 1992. In November 1995, Toro changed its fiscal year from July 31 to October 31. The information should be read in conjunction with the consolidated financial statements of Toro and related notes thereto, included in Exhibit D or included elsewhere in this Proxy Statement/Prospectus. In the opinion of Toro's management, the operating results for the nine months ended August 1, 1997 and August 2, 1996 reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the information contained therein. Results for the nine months ended August 1, 1997 are not necessarily indicative of the results for the full year. See "CERTAIN INFORMATION CONCERNING TORO" and the documents included in Exhibit D.

                             NINE MONTHS ENDED                  THREE
                                                     YEAR      MONTHS                   YEARS ENDED
                           ----------------------    ENDED      ENDED    ------------------------------------------
                            8/1/97(1)    8/2/96    10/31/96   10/31/95    7/31/95    7/31/94    7/31/93    7/31/92
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Net sales..............   $ 810,434   $ 732,712  $ 930,909  $ 192,278  $ 932,853  $ 794,341  $ 684,324  $ 643,748
  Cost of sales..........     517,695     466,689    589,186    120,575    598,275    506,816    445,495    419,138
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.........     292,739     266,023    341,723     71,703    334,578    287,525    238,829    224,610
  Selling, general and
    administrative
    expense..............     231,255     210,273    278,284     65,048    269,757    244,943    203,377    223,166
  Restructuring
    expense..............      --          --         --         --         --         --         --         24,900
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) from
    operations...........      61,484      55,750     63,439      6,655     64,821     42,582     35,452    (23,456)
  Interest expense.......      15,408      10,858     13,590      2,532     11,902     13,562     17,150     18,726
  Other (income)
    expense..............      (5,957)     (7,642)   (10,331)    (2,483)    (8,193)    (8,030)    (3,053)    (7,279)
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Earnings (loss)
      before income taxes
      and extraordinary
      loss...............      52,033      52,534     60,180      6,606     61,112     37,050     21,355    (34,903)
  Provision for income
    taxes................      20,553      20,751     23,771      2,609     24,445     14,820      8,315    (11,150)
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss)
      before
      extraordinary
      loss...............      31,480      31,783     36,409      3,997     36,667     22,230     13,040    (23,753)
  Extraordinary loss, net
    of income tax benefit
    of $1,087............      (1,663)     --         --         --         --         --         --         --
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings
      (loss).............   $  29,817   $  31,783  $  36,409  $   3,997  $  36,667  $  22,230  $  13,040  $ (23,753)
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss)
      per common and
      common equivalent
      share before
      extraordinary
      loss...............   $    2.53   $    2.52  $    2.90  $    0.32  $    2.81  $    1.71  $    1.05  $   (1.98)
    Extraordinary loss,
      net of income tax
      benefit............       (0.13)     --         --         --         --         --         --         --
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss) per
    common and common
    equivalent share.....   $    2.40   $    2.52  $    2.90  $    0.32  $    2.81  $    1.71  $    1.05  $   (1.98)
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Working capital........   $ 221,094   $ 197,896  $ 197,144  $ 165,086  $ 168,951  $ 175,783  $ 193,870  $ 210,430
  Total assets...........     704,970     531,930    496,877    472,653    468,315    443,639    419,203    421,310
  Short-term debt
    (including current
    portion of long-term
    debt)................      95,365      83,973     41,375     56,909     38,625     20,300     15,000     --
  Long-term debt (less
    current portion).....     177,650      53,046     53,015     53,365     64,935     81,025    122,970    164,100
  Common shareholders'
    equity...............     233,667     209,562    213,567    190,892    185,471    168,652    144,601    132,614

OTHER DATA:
  Dividends per common
    share................   $    0.36   $    0.36  $    0.48  $    0.12  $    0.48  $    0.48  $    0.48  $    0.48

------------------------

Notes:

(1) Toro's consolidated financial statements include the results of operations of the James Hardie Irrigation Group from the date of acquisition, December 2, 1996.

SUMMARY FINANCIAL DATA OF EXMARK

    Set forth below is selected historical financial information of Exmark derived from the audited financial statements of Exmark for the fiscal years ended August 31, 1997, 1996, 1995, 1994 and 1993. The information should be read in conjunction with the Management's Discussion and Analysis of Exmark, the financial statements of Exmark and related notes thereto included elsewhere herein. See "CERTAIN INFORMATION CONCERNING EXMARK," "SELECTED FINANCIAL DATA OF EXMARK," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF EXMARK," and "FINANCIAL STATEMENTS OF EXMARK."

                                                                                  YEARS ENDED
                                                             -----------------------------------------------------
                                                              8/31/97    8/31/96    8/31/95    8/31/94    8/31/93
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales....................................................  $  53,420  $  38,372  $  25,265  $  19,375  $  14,680
  Cost of goods sold.......................................     35,687     25,217     16,535     12,372      9,585
                                                             ---------  ---------  ---------  ---------  ---------
      Gross profit.........................................     17,733     13,155      8,730      7,003      5,095
  Operating expenses.......................................     12,614      9,819      6,518      5,317      4,022
                                                             ---------  ---------  ---------  ---------  ---------
      Earnings from operations.............................      5,119      3,336      2,212      1,686      1,073
  Interest expense.........................................      1,155      1,057        776        553        440
  Other income, net........................................       (324)      (232)      (177)      (113)       (82)
                                                             ---------  ---------  ---------  ---------  ---------
      Earnings before income taxes.........................      4,288      2,511      1,613      1,246        715
  Provision for income taxes...............................      1,492        846        550        488        252
                                                             ---------  ---------  ---------  ---------  ---------
    Net earnings...........................................  $   2,796  $   1,665  $   1,063  $     758  $     463
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
      Net earnings per common and common equivalent
        share..............................................  $   62.01  $   36.95  $   24.47  $   17.36  $   10.61
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Working capital..........................................  $   4,380  $   3,795  $   2,440  $   2,842  $   2,489
  Total assets.............................................     15,667      9,966      8,466      6,919      6,156
  Short-term debt (including current portion of long-term
    debt)..................................................      1,712        371        963        356        276
  Long-term debt (less current portion)....................        415        934      1,308      1,690      2,052
  Stockholders' equity.....................................      9,167      5,742      4,117      3,071      2,332

OTHER DATA:
  Dividends per common share...............................  $    1.50  $    1.00  $    0.75  $    0.50  $  --

MARKET PRICE DATA

    Toro Common Stock is listed on the NYSE under the symbol "TTC." There is no public market for shares of Exmark capital stock. On June 3, 1997, the last full trading day before Toro and Exmark announced the execution of the letter of intent relating to the Merger, the closing price per share of Toro Common Stock was $37.25, and on October 22, 1997, the closing price per share of Toro Common Stock was $43.125. Stockholders of Exmark are advised to obtain current market quotations for Toro Common Stock. No assurance can be given as to the market price of Toro Common Stock at any time before the Effective Time or as to the market price of Toro Common Stock at any time thereafter.

    The following table sets forth market price per share of Toro Common Stock on each of June 3, 1997 and October 22, 1997, as well as the Toro Initial Share Price of $41.4167, which is based upon the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on October 31, 1997. The Toro Initial Share Price is subject to change if the Merger is not consummated on or prior to November 30, 1997. In the event the Merger is not consummated prior to November 30, the Initial Toro Share Price would be equal to the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third trading day immediately preceding the Effective Date of the Merger. The following table also sets forth the "equivalent per share price" for shares of Exmark capital stock (as defined below). The "equivalent per share price" of the Exmark capital stock shown below equals the sum of (a) the Toro Initial Share Price of $41.4167 (which price is subject to change if the Merger is not consummated prior to November 30, 1997) multiplied by the number derived by dividing $23,785,000 (I.E., the Initial Payment Fund, which is equal to $28,100,000 less the Holdback Amount and the Stockholders' Representatives Expense Fund) by the sum of the number of shares of Exmark Common Stock, the number of shares of Exmark Class B Stock, and four times the number of shares of Exmark Preferred Stock, which in each case are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares. The effects of any Contingent Payments have not been included. See "THE MERGER--Effect of the Merger."

                                                                                EQUIVALENT
                                                EQUIVALENT      EQUIVALENT      PER SHARE
                                                PER SHARE       PER SHARE       PRICE FOR
                                                  PRICE         PRICE FOR         EXMARK
                                                FOR EXMARK        EXMARK        PREFERRED
MARKET PRICE PER SHARE                         COMMON STOCK   CLASS C STOCK       STOCK
--------------------------------------------  --------------  --------------  --------------
$41.416 (Initial Toro Share Price)..........    $   487.56      $   487.56     $   1,950.24
$37.25 (at June 3, 1997)....................    $   487.56      $   487.56     $   1,950.24
$43.125 (at October 22, 1997)...............    $   487.56      $   487.56     $   1,950,24

    The following table sets forth the market price per share of Toro Common Stock on each of June 3, 1997 and October 22, 1997 and the equivalent per share price of the Exmark Class C Stock, which equals one-tenth of the price per share of Toro Common Stock.

                                                                                 EQUIVALENT
                                                                                 PER SHARE
                                                                                   PRICE
                                                                    TORO         FOR EXMARK
MARKET PRICE PER SHARE AT:                                      COMMON STOCK   CLASS B STOCK
-------------------------------------------------------------  --------------  --------------
June 3, 1997.................................................    $    37.25      $    3.725
October 22, 1997.............................................    $   43.125      $   4.3125

    Apart from the publicly disclosed information concerning Toro, Toro does not know what factors account for changes in the market price of its stock. Exmark stockholders are advised to obtain current market quotations for Toro Common Stock. As a result, in the event the market price of Toro Common Stock decreases compared to the Initial Toro Share Price, the value of the Toro Common Stock to be received in the Merger in exchange for Exmark capital stock would decrease. On the other hand, in the event the market price of Toro Common Stock increases compared to the Initial Toro Share Price, the value of the Toro Common Stock to be received in the Merger in exchange for Exmark capital stock would increase. See "THE MERGER--Effect of the Merger" and "--Payment of Merger Consideration."

COMPARATIVE UNAUDITED PER COMMON SHARE DATA

    The following table presents selected comparative unaudited per common share data with respect to Toro Common Stock and Exmark Common Stock on a historical basis and a pro forma combined basis, giving effect to the Merger using the purchase method of accounting. This information is derived from the historical financial statements and the related notes thereto included in Exhibit D or included elsewhere in this Proxy Statement/Prospectus. The per share data set forth below are presented for informational purposes only and are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated at the dates assumed in preparing such data.

    The pro forma information that follows was prepared assuming that the Initial Payment of an estimated $28,100,000 will be comprised of cash of approximately $3,372,000 (I.E., 12% of the aggregate amount of the cash and shares of Toro Common Stock to be paid by Toro that represent the total Initial Per Share Payment Consideration) and approximately 597,054 shares of Toro Common Stock, based upon a Toro Initial Share Price of $41.4167 per share, calculated assuming the Merger is consummated on or before November 30, 1997 (I.E., the average closing sale price of Toro Common Stock for the 30 trading days ending October 31, 1997). The effects of any Contingent Payments have not been included.

                                                    EXMARK                          TORO            EXMARK
                                    TORO         COMMON STOCK                   COMMON STOCK     COMMON STOCK
                                COMMON STOCK    (HISTORICAL AT                 (HISTORICAL AT   (HISTORICAL AT
                               (HISTORICAL AT     AUGUST 31,      PRO FORMA      OCTOBER 31       AUGUST 31,      PRO FORMA
                               AUGUST 1, 1997)     1997)(4)      COMBINED(1)        1996)          1996)(4)      COMBINED(2)
                               ---------------  --------------  -------------  ---------------  --------------  -------------
Book value per share:             $   19.29       $   203.28      $   20.67       $   17.75       $   142.65      $   18.94
Cash dividends per share (3):          0.48             1.50           0.48            0.48             1.00           0.48
Earnings per share before
  extraordinary loss:                  2.90            62.01           2.88            2.90            36.95           2.79
Net earnings per share:                2.77            62.01           2.75            2.90            36.95           2.79

------------------------

(1) The pro forma combined book value per share was derived from the combined historical book value of Toro at August 1, 1997 and Exmark at August 31, 1997, giving effect to the Merger using the purchase method of accounting. The pro forma combined net income per share of Toro Common Stock is derived from the combined historical net income of Toro for the year ended August 1, 1997 and the historical net income of Exmark for the fiscal year ended August 31, 1997, including those pro forma adjustments appropriate to reflect the Merger as though it had occurred at the beginning of the period using the purchase method of accounting.

(2) The pro forma combined book value per share was derived from the combined historical book value of Toro at October 31, 1996 and Exmark at August 31, 1996, giving effect to the Merger using the purchase method of accounting. The pro forma combined net income per share of Toro Common Stock is derived from the combined historical net income of Toro for the fiscal year ended October 31, 1997 and the historical net income of Exmark for the fiscal year ended August 31, 1996, including those pro forma adjustments appropriate to reflect the Merger as though it had occurred at the beginning of the period using the purchase method of accounting.

(3) Assumes no changes in cash dividends per share by Toro after the completion of the Merger.

(4) Historical book value per common share is computed by dividing total stockholders' equity by the total common shares outstanding assuming that the participating preferred shares have been converted to common shares at a ratio of 4 common shares for each preferred share.

                              THE SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

    This Proxy Statement/Prospectus is being furnished to holders of Exmark Common Stock and Exmark Preferred Stock in connection with the solicitation of proxies by the Board of Directors of Exmark for use at a Special Meeting to be held on November 24, 1997 at Exmark's corporate offices, 2101 Ashland Avenue, P.O. Box 808, Beatrice, Nebraska 68310, commencing at 9:00 A.M. local time, and at any adjournment or postponement thereof.

    This Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to stockholders of Exmark on or about November 12, 1997.

PURPOSES OF THE SPECIAL MEETING

    At the Special Meeting, holders of Exmark Common Stock and Exmark Preferred Stock will (1) consider and vote upon a proposal to approve the Merger Agreement by and among Exmark, Toro and Merger Subsidiary, pursuant to which, among other things, Merger Subsidiary will merge with and into Exmark, with Exmark continuing as the Surviving Corporation, (2) consider and vote upon a proposal to adopt the New Articles of Incorporation, which authorize the issuance of two new classes of preferred stock of Exmark and clarify the four-to-one distribution preference associated with the Exmark Preferred Stock, (3) consider and vote upon a proposal to approve the payment in connection with the Merger of the Signing Bonuses to H. John Smith and Ray Rickard, which bonuses shall be paid by Toro pursuant to new employment agreements, which employment agreements also include noncompete covenants, (4) consider and vote upon a proposal to ratify the appointment of H. John Smith, Ray Rickard and Roger Smith as the initial Stockholders' Representatives and (5) transact such other business as may properly come before the Special Meeting. A copy of the Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

EXMARK BOARD OF DIRECTORS' RECOMMENDATIONS

    THE BOARD OF DIRECTORS OF EXMARK BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF EXMARK AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE MERGER TO ITS STOCKHOLDERS.

    FURTHERMORE, THE BOARD OF DIRECTORS OF EXMARK UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS APPROVAL OF (1) THE PROPOSED NEW ARTICLES OF INCORPORATION, (2) THE PAYMENT OF SIGNING BONUSES TO H. JOHN SMITH AND RAY RICKARD AND (3) THE RATIFICATION OF THE APPOINTMENT OF H. JOHN SMITH, RAY RICKARD AND ROGER SMITH AS THE INITIAL STOCKHOLDERS' REPRESENTATIVES.

RECORD DATE; SHARES ENTITLED TO VOTE; REQUIRED VOTE; QUORUM

    Exmark has fixed November 12, 1997 as the Record Date for the determination of the holders of Exmark Common Stock and Exmark Preferred Stock entitled to notice of and to vote at the Special Meeting. Only holders of record of Exmark Common Stock and Exmark Preferred Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 15,431 outstanding shares of Exmark Common Stock and 7,416 outstanding shares of Exmark Preferred Stock entitled to vote, which shares were held in the aggregate by approximately 52 holders of record. Each holder of record of Exmark Common Stock and Exmark Preferred Stock on the Record Date is entitled to cast one vote per share on all matters properly submitted for the vote of Exmark stockholders, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the voting power of the outstanding shares of Exmark

Common Stock and Exmark Preferred Stock entitled to vote at the Special Meeting, considered as one class, is necessary to constitute a quorum at the Special Meeting.

    The Merger Agreement and the Merger are required to be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class. The New Articles of Incorporation are required to be approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting as a separate class. For tax purposes, such that the Signing Bonuses will not be "excess parachute payments," the approval of the Signing Bonuses will require the affirmative vote of the holders of 75% of the voting power of all disinterested Exmark stockholders. Consequently, such approval will require the affirmative vote of the holders of at least 75% of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock (excluding such shares held by H. John Smith and Ray Rickard), voting together as one class. The ratification of the appointment of the Stockholders' Representatives will require the affirmative vote of the holders of a majority of the number of outstanding shares of Exmark Common Stock and Exmark Preferred Stock, voting together as one class. If an executed proxy card is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Accordingly, such abstentions will have the same effect as a vote against adoption of such matter.

    As of the Record Date, the executive officers and directors of Exmark collectively owned, directly or indirectly, approximately 15,086 shares of Exmark Common Stock and Exmark Preferred Stock combined (approximately 66.0% of the voting power of outstanding Exmark Common Stock and Exmark Preferred Stock). Pursuant to the Stockholder Agreements, certain stockholders, including certain executive officers and directors, have agreed to vote, and have granted Toro an irrevocable proxy to vote, all shares of Exmark Common Stock and Exmark Preferred Stock collectively owned by them (approximately 14,015 shares of Exmark Common Stock and 550 shares of Exmark Preferred Stock, representing approximately 63.8% of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock as of the Record Date) for approval of the Merger Agreement, the Merger and the other proposals described herein. See "THE MERGER--Stockholder Agreements." As of the Record Date, neither Toro, its officers, its directors nor any of their respective affiliates owned any shares of Exmark capital stock.

    As of the Record Date, neither Toro nor any of its directors and executive officers nor their affiliates beneficially owned any shares of Exmark Common Stock or Exmark Preferred Stock.

PROXIES

    All shares of Exmark Common Stock and Exmark Preferred Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Merger Agreement and the Merger and the other proposals described herein. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Exmark, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Exmark before the taking of the vote at the Special Meeting or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Exmark Manufacturing Company Incorporated, 2101 Ashland Avenue, P.O. Box 808, Beatrice, Nebraska 68310, Attention: Secretary, or hand delivered to the Secretary of Exmark, at or before the taking of the vote at the Special Meeting.

    If a quorum is not obtained, or if fewer shares of Exmark Common Stock and Exmark Preferred Stock are likely to be voted for approval of the Merger Agreement and the Merger and the other proposals described herein than the number required for approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    Pursuant to the Merger Agreement, all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by Toro, except that each party shall pay its own attorneys' and accountants' fees. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and employees of Exmark, who will not be specially compensated for such activities. See "THE MERGER--Cash Election."

    STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EXMARK

    Set forth below are the names and addresses of and the number of shares held as of the Record Date for the Special Meeting by (1) those persons who may be deemed to own beneficially, whether directly or indirectly, 5% or more of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock, (2) each executive officer or director of Exmark and (3) all directors and executive officers of Exmark as a group. Each stockholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.

                                                                                                                   TOTAL
                                                                                                                COMMON AND
                                                                                                                 PREFERRED
                                                              EXMARK COMMON STOCK      EXMARK PREFERRED STOCK      STOCK
                                                                                                                BENEFICIALLY
                                                             BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)       OWNED
                                                            ------------------------  ------------------------  -----------
                                                             NUMBER OF   PERCENT OF    NUMBER OF   PERCENT OF    NUMBER OF
NAME AND ADDRESS                                              SHARES      CLASS(1)      SHARES      CLASS(2)      SHARES
----------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Virgil H. and Betty C. Greenley, .........................      --               --%         625         8.43%         625
  Co-Trustees of the Virgil H. Greenley Trust
  529 Cuesta Drive
  Aptos, CA 95003

Mary Jane Holiman, .......................................      --               --%         625         8.43%         625
  Trustee(4)
Francine Smith,
  Trustee(5)
  1720 Palm Street
  Sebring, FL 33870

Francine Smith(5) ........................................      --               --%         500         6.74%         500
  108 Valley View Road
  New Cumberland, PA 17070

                                                            PERCENT OF
NAME AND ADDRESS                                             CLASS(3)
----------------------------------------------------------  -----------
Virgil H. and Betty C. Greenley, .........................        2.74%
  Co-Trustees of the Virgil H. Greenley Trust
  529 Cuesta Drive
  Aptos, CA 95003
Mary Jane Holiman, .......................................        2.74%
  Trustee(4)
Francine Smith,
  Trustee(5)
  1720 Palm Street
  Sebring, FL 33870
Francine Smith(5) ........................................        2.19%
  108 Valley View Road
  New Cumberland, PA 17070

                                                                                                                   TOTAL
                                                                                                                COMMON AND
                                                                                                                 PREFERRED
                                                              EXMARK COMMON STOCK      EXMARK PREFERRED STOCK      STOCK
                                                                                                                BENEFICIALLY
                                                             BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)       OWNED
                                                            ------------------------  ------------------------  -----------
                                                             NUMBER OF   PERCENT OF    NUMBER OF   PERCENT OF    NUMBER OF
NAME AND ADDRESS                                              SHARES      CLASS(1)      SHARES      CLASS(2)      SHARES
----------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
W.H. and Rosalie Tegtmeier ...............................      --               --%         550         7.42%         550
  1408 Oak
  Beatrice, NE 68310

Robert Louis Zucker, Sr. .................................      --               --%         625         8.43%         625
  6829 Greystone Drive
  Raleigh, NC 27615

Doris J. (Lewis) Mehlig ..................................      --               --%         400         5.39%         400
  5507 Osage Drive
  St. Joseph, MO 64503

H. John Smith,(6) ........................................       2,044        13.25%         150         2.02%       2,194
  Director and President

Ray Rickard,(6) ..........................................       1,914        12.40%         175         2.36%       2,089
  Director and Executive
  Vice President

Roger T. Smith,(6) .......................................       4,225        27.38%      --               --%       4,225
  Director and Secretary

Merrell F. Clark,(6) .....................................       2,935        19.02%      --               --%       2,935
  Director and Treasurer

Robert A. Martin,(6) .....................................       2,897        18.77%         225         3.03%       3,122
  Director

Keith Dietzen,(6) ........................................          14         0.09%      --               --%          14
  Director

Gary Kuck,(6) ............................................          24         0.16%          25         0.33%          49
  Director

All Directors and Officers as a group (7 persons).........      14,053        91.07%         575         7.75%      14,628


                                                            PERCENT OF
NAME AND ADDRESS                                             CLASS(3)
----------------------------------------------------------  -----------
W.H. and Rosalie Tegtmeier ...............................        2.41%
  1408 Oak
  Beatrice, NE 68310
Robert Louis Zucker, Sr. .................................        2.74%
  6829 Greystone Drive
  Raleigh, NC 27615
Doris J. (Lewis) Mehlig ..................................        1.75%
  5507 Osage Drive
  St. Joseph, MO 64503
H. John Smith,(6) ........................................        9.60%
  Director and President
Ray Rickard,(6) ..........................................        9.14%
  Director and Executive
  Vice President
Roger T. Smith,(6) .......................................       18.49%
  Director and Secretary
Merrell F. Clark,(6) .....................................       12.85%
  Director and Treasurer
Robert A. Martin,(6) .....................................       13.66%
  Director
Keith Dietzen,(6) ........................................        0.06%
  Director
Gary Kuck,(6) ............................................        0.02%
  Director
All Directors and Officers as a group (7 persons).........       64.03%

------------------------

(1) Applicable percentage ownership is based on 15,431 shares of Exmark Common Stock outstanding.

(2) Applicable percentage ownership is based on 7,416 shares of Exmark Preferred Stock outstanding.

(3) Applicable percentage ownership is based on a combined total of 22,847 shares of Exmark Common Stock and Exmark Preferred Stock outstanding.

(4) Mary Jane Holiman is the mother-in-law of Roger Smith.

(5) Francine Smith is the wife of Roger Smith.

(6) Unless otherwise indicated, each officer's and director's mailing address is 2101 Ashland Avenue, P.O. Box 808, Beatrice, Nebraska 68310.

                                   THE MERGER

    THE FOLLOWING INFORMATION SUMMARIZES CERTAIN ASPECTS OF THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXHIBITS HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ EXHIBIT A IN ITS ENTIRETY. SEE ALSO "THE MERGER AGREEMENT."

EFFECTIVE TIME

    If the Merger Agreement is approved by the requisite vote of the stockholders of Exmark and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be effected at the time and date the Articles of Merger are filed with the Secretary of State of the State of Nebraska. The Merger Agreement may be terminated prior to the Effective Time by either Toro or Exmark in certain circumstances. See "THE MERGER AGREEMENT--Termination" and "--Termination Fees."

EFFECTS OF THE MERGER

    At the Effective Time, pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into Exmark, which will be the Surviving Corporation and a wholly owned subsidiary of Toro. Upon consummation of the Merger, then, except for Dissenting Shares and Canceled Shares, (1) each issued and outstanding share of Exmark Common Stock will be converted into and become a right to receive (a) the Initial Per Share Payment Consideration and (b) one Common/Preferred Contingent Payment Right, (2) each issued and outstanding share of Exmark Preferred Stock will be converted into and become a right to receive (a) four times the Initial Per Share Payment Consideration and (b) four Common/Preferred Contingent Payment Rights, (3) each issued and outstanding share of Exmark Class B Stock will be converted into and become a right to receive (a) the Class B Initial Per Share Payment Consideration and (b) one Class B Contingent Payment Right, and (4) each issued and outstanding share of Exmark Class C preferred stock will be converted into and become a right to receive the Initial Per Share Payment Consideration. See "--Contingent Payment Rights."

    As of the Record Date, there were 15,431 outstanding shares of Exmark Common Stock and 7,416, outstanding shares of Exmark Preferred Stock. Immediately prior to the Effective Time, there will be 15,431 outstanding shares of Exmark Common Stock, 7,416 outstanding shares of Exmark Preferred Stock, 10,000 outstanding shares of Exmark Class B Stock and 3,689 outstanding shares of Exmark Class C Stock. The aggregate amount of cash and shares of Toro Common Stock to be delivered by Toro with respect to all of such shares of Exmark Common Stock, Exmark Preferred Stock, Exmark Class B Stock and Exmark Class C Stock in the Merger will be approximately $28,100,000 with respect to the Initial Payment, 1,000 shares of Toro Common Stock with respect to the Class B Initial Payment and, in addition, up to $28,000,000 if the Contingent Payments are maximized, subject to Toro's Offset Right and any Actual Net Worth Adjustment (as defined below). See "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT--Offset Right."

MANAGEMENT OF EXMARK AFTER THE MERGER

    Exmark will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Toro upon consummation of the Merger. The directors of Merger Subsidiary immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Exmark immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Notwithstanding the foregoing, the Stockholders' Representatives may designate one Stockholders' Representative to serve as a director of the Surviving Corporation until the end of the period from the Effective Time until the earlier of the date on which Toro takes control of Exmark's operations pursuant to Section 7.03 of the Merger Agreement or October 31, 1999 (the "Contingent Payment Period"). See "--Toro Control." Furthermore, during the Contingent Payment Period, Exmark will operate as a stand-alone entity.

    During the Contingent Payment Period, Toro and Exmark intend to continue to produce their products under separate brand names and to sell their products through dual distribution channels. Based on this intention, each of Toro and Exmark will have its own distinct distributor and dealer organizations and its own marketing and pricing strategy. Further, each of Toro and Exmark intend to continue to produce new but differentiated products, allowing each of their respective product lines to adapt to the changing needs of the commercial landscape segment of the industry. There will be similar products in both lines; however, Toro's products will have distinctive Toro features and Exmark's products will have distinctive Exmark features. The focus of this strategy is to enhance the value of both brand names in the commercial landscape segment of the industry.

SYNERGIES COUNCIL

    In order to effectuate the transition of Exmark from a separate company to a subsidiary of Toro following the Merger, the parties have agreed to form the Synergies Council following the Effective Time, to be maintained until the end of the Contingent Payment Period. The Synergies Council will consist of the Stockholders' Representatives, who will represent the interests of the Holders, and three executives of Toro who will represent the interests of Toro. The Synergies Council will, among other things, approve proposed actions that Toro and Exmark may want to take that would be inconsistent with certain covenants contained in the Merger Agreement relating to the conduct of Exmark following the acquisition or which materially affect Exmark as a stand-alone entity prior to the end of the Contingent Payment Period. Further, the Synergies Council will act as an inter-company management team and as a dispute resolution panel during the Contingent Payment Period.

STOCKHOLDERS' REPRESENTATIVES

    Pursuant to the terms of the Merger Agreement, the Holders of Shares will ratify the appointment of H. John Smith, Ray Rickard and Roger Smith as the initial Stockholders' Representatives. The Stockholders' Representatives will act on behalf of the Holders with respect to the Merger after the Effective Time and as such will assist in the calculation of the amount of Merger Consideration to be paid by Toro in connection with the Merger, including the calculation of the amount to be paid with respect to the Contingent Payments, and may sign and deliver certificates and notices on behalf of such Exmark stockholders, among other things described in the Merger Agreement. The Stockholders' Representatives will be members of the Synergies Council. The number of Stockholders' Representatives cannot exceed more than three persons. A majority of the voting power of the Shares may remove existing Stockholders' Representatives and elect Stockholders' Representatives to fill vacancies, subject to the terms of the Merger Agreement. The Stockholders' Representatives are authorized to take action by majority vote and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under the Merger Agreement, including without limitation any such actions with respect to the Initial Per Share Payment Consideration and the Contingent Payment Rights. The Stockholders' Representatives also will act as members of the Synergies Council.

TORO CONTROL

    Upon consummation of the Merger, Exmark will become a wholly owned subsidiary of Toro. Notwithstanding the foregoing, Exmark will be operated as a stand-alone entity and the day-to-day management of the business of Exmark during the Contingent Payment Period will be overseen by Exmark's existing management and their successors, subject to certain limitations described in the Merger Agreement. See "--Management of Exmark After the Merger." However, if Exmark fails to earn REBIT equal to or greater than the REBIT shown below for two successive fiscal quarters, Toro shall have the option to give notice to the Stockholders' Representatives of Toro's intent to take full control of Exmark's operations and, immediately thereafter, to take full control of Exmark's operations:

                             QUARTER ENDING  QUARTER ENDING  QUARTER ENDING  QUARTER ENDING
                               JANUARY 31       APRIL 30        JULY 31        OCTOBER 31
                             --------------  --------------  --------------  --------------
Fiscal 1998................   $  1,200,000    $  1,740,000     $  700,000      $  500,000

Fiscal 1999................   $  1,500,000    $  2,160,000     $  875,000      $  620,000

For purposes of determining the REBIT, REBIT for each immediately preceding fiscal quarter earned in excess of the applicable threshold amount may be added to the next succeeding fiscal quarter's REBIT. In the event Toro takes control of Exmark's operations, REBIT and CAGR accruing after such date will not be taken into account in computing the amount of any Contingent Payments to be made after such date.

HOLDBACK AMOUNT; ACTUAL NET WORTH ADJUSTMENT

    The Escrow Agent shall place the Holdback Amount (I.E., 15% of the Initial Payment Fund) in escrow. The Holdback Amount will be held for purposes of, among other things, satisfying Toro's Offset Right, under which Toro is entitled to recoveries for certain losses, liabilities, deficiencies, damages, penalties, expenses or costs Toro or its affiliates, officers, directors, employees or agents may suffer in connection with the Merger. See "THE MERGER AGREEMENT--Offset Right." Subject to Toro's Offset Right and the Actual Net Worth Adjustment, if any, two-thirds of the cash and two-thirds of the shares of Toro Common Stock included in the Holdback Amount shall be delivered by the Paying Agent to the Holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock, as part of their respective Initial Payment Consideration and based on their Cash Elections, concurrently with the payment of the 1999 Contingent Payment (approximately December 31, 1999) and the remainder will be delivered by the Paying Agent to such Holders on or before December 31, 2000, subject to delay pending the outcome of any then-pending dispute regarding any such offset amount.

    The Holdback Amount also is subject to a net worth adjustment. Prior to the Effective Time, Toro and Exmark will estimate the net worth (total assets minus total liabilities) of Exmark as of the Effective Time. In the event that such estimate is less than $8,243,000, the difference will, in effect, be subtracted from the Initial Payment Fund and added to the Holdback Amount. As a result, the Holdback Amount may be greater than 15% of the Initial Payment Fund. Within 90 days after the Effective Time, the parties will prepare a statement of the book value of Exmark's total assets as of the Effective Time, minus Exmark's total liabilities as of the Effective Time (the "Actual Net Worth"). The Actual Net Worth Adjustment means the amount, determined on a dollar-for-dollar basis, by which the Actual Net Worth of Exmark is less than $8,243,000. If the Actual Net Worth is equal to or greater than $8,243,000, then the Actual Net Worth Adjustment shall be zero. If the Actual Net Worth is less than $8,243,000, then the Actual Net Worth Adjustment shall equal the difference, and Toro shall be paid from the Holdback Amount cash and shares of Toro Common Stock in an amount equal to such difference, plus interest and dividends thereon. Such estimate and the Actual Net Worth Adjustment will be determined without giving effect to the acquisition of Holiman by Exmark.

STOCKHOLDERS' REPRESENTATIVES EXPENSE FUND

    The Escrow Agent also will deduct $100,000, in the form of $12,000 in cash and $88,000 worth of shares of Toro Common Stock (based on the Initial Toro Share Price), from the Initial Payment Fund and will hold such cash and shares in escrow as the Stockholders' Representatives Expense Fund. This fund will be used to pay the expenses of the Stockholders' Representatives that they may incur in connection with their actions as Stockholders' Representatives, including legal, banking and accounting fees. Subject to any deduction for Stockholders' Representatives expenses, the Stockholders' Representatives Expenses Fund will be paid to the Holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock, as part of their respective Initial Payment Consideration and based on their Cash Elections, on or before December 31, 2000.

PAYMENT OF MERGER CONSIDERATION

    Subject to Toro's Offset Right and the escrow of the Holdback Amount and the Stockholder's Representatives Expense Fund, the Merger Consideration will be paid in the form of cash and shares of Toro Common Stock to the Holders as follows: the Initial Payment, the Class B Initial Payment, the 1998 Contingent Payment, the 1999 Contingent Payment, the Holdback Payment and the Expense Fund Payment. The Initial Payment, consisting of the Initial Per Share Payment Consideration, will be made as promptly as practicable after the Effective Time and following surrender of shares of Exmark Common Stock, Exmark Preferred Stock or Exmark Class C Stock. The Class B Initial Payment, consisting of the Class B Initial Per Share Payment Consideration, will be made as promptly as practicable after the Effective Time and following surrender of shares of Exmark Class B Stock. The 1998 Contingent Payment, consisting of cash and shares of Toro Common Stock payable by Toro pursuant to the Contingent Payment Rights, will be paid as promptly as practicable following the later to occur of (1) December 31, 1998 or
(2) 10 days after the amount of the 1999 Contingent Payment has been determined by Toro and the Stockholders' Representatives. The 1999 Contingent Payment, consisting of cash and shares of Toro Common Stock payable by Toro pursuant to the Contingent Payment Rights, will be paid as promptly as practicable following the later to occur of (1) December 31, 1999 or (2) 10 days after the amount of the 1999 Contingent Payment has been determined by Toro and the Stockholders' Representatives. Subject to any offset pursuant to Toro's Offset Right, two-thirds of the cash and shares of Toro Common Stock initially included in the Holdback Amount shall be paid concurrently with the 1999 Contingent Payment and the remainder will be paid on or before December 31, 2000. Subject to claims for payment of the expenses of the Stockholders' Representatives, the remainder of the Stockholders' Representatives Expense Fund will be paid on or before December 31, 2000. The cash portion of the Merger Consideration will be approximately 12% of the aggregate amount of each payment and the remainder of the Merger Consideration will be paid in shares of Toro Common Stock. See "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund," "Cash Election" and "--Contingent Payment Rights."

    The aggregate amount of cash and shares of Toro Common Stock to be delivered by Toro with respect to the total Initial Per Share Payment Consideration to be exchanged for the Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock will be equal to $28,100,000 (I.E., $23,785,000 after deducting the amount to be held in escrow for the Holdback Amount and the Stockholders' Representatives Expense Fund), certain offsets and other adjustments described herein). The Initial Per Share Payment Consideration shall be cash and Toro Common Stock in an amount equal to a quotient, the numerator of which is $28,100,000 and the denominator of which is the sum of (1) the number of shares of Exmark Common Stock, (2) the number of shares of Exmark Class C Stock and (3) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares. For purposes of calculating the number of shares of Toro Common Stock included in the Initial Payment Consideration, the value per share of Toro Common Stock shall be the Initial Toro Share Price. Therefore, if the Merger is consummated on or prior to November 30, 1997, the Initial Toro Share Price would be $41.4167 (I.E., the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on October 31, 1997) and, if there are no Dissenting Shares nor Canceled Shares, the Initial Per Share Consideration would be $506.89, consisting of 12.239 shares of Toro Common Stock and cash equal to $69.12, in the absence of a Cash Election to receive more or less of the Merger Consideration in cash. Based on this example, after subtracting the Holdback Amount and the Stockholders' Representatives Expense Fund, each share of Exmark Common Stock and each share of Exmark Class C Stock exchanged in the Merger would receive 10.359 shares of Toro Common Stock and cash equal to $58.51 pursuant to the Initial Payment and each share of Exmark Preferred Stock exchanged in the Merger would receive 41.436 shares of Toro Common

Stock and cash equal to $234.04 pursuant to the Initial Payment. However, in the event the Merger is not consummated prior to November 30, the Initial Toro Share Price would be calculated differently (I.E., the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third trading day immediately preceding the Effective Date of the Merger) and, consequently, may be a different amount and may result in the payment of more or less shares of Toro Common Stock pursuant to the Initial Per Share Consideration. See "--Payment of Merger Consideration" "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT--Offset Right."

    Each Common/Preferred Contingent Payment Right and Class B Contingent Payment Right entitles the holder thereof to receive cash and shares of Toro Common Stock based on the performance of the Surviving Corporation from November 1, 1997 until October 31, 1999, subject to certain limitations and offsets. The maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Common/Preferred Contingent Payment Rights may not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). Similarly, the maximum amount of cash and shares of Toro Common Stock that may be paid by Toro with respect to the Class B Contingent Payment Rights may not exceed $14,000,000 (subject to certain offsets and other adjustments described in the enclosed Proxy Statement/Prospectus). For purposes of calculating the number of shares of Toro Common Stock included in the 1998 Contingent Payment, the value per share of Toro Common Stock will be the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third trading day immediately preceding December 31, 1998 (the "1998 Toro Share Price"). For purposes of calculating the number of shares of Toro Common Stock included in the 1999 Contingent Payment, the value per share of Toro Common Stock will be the average closing price per share of Toro Common Stock as reported on the NYSE for the 30 trading days ending on the third trading day immediately preceding December 31, 1999 (the "1999 Toro Share Price"). See "--Effects of the Merger," "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund," "THE MERGER AGREEMENT--Offset Right" and "--Contingent Payments."

    Fractional shares of Toro Common Stock will not be issued in connection with the Merger. Stockholders of Exmark otherwise entitled to fractional shares of Toro Common Stock will be paid cash in lieu of such factional shares. See "--Fractional Shares."

CONTINGENT PAYMENT RIGHTS

    The Contingent Payment Rights qualify the Holders to receive up to two separate payments (the 1998 Contingent Payment and the 1999 Contingent Payment) based on the financial performance of the Surviving Corporation during each of the twelve-month periods ending October 31, 1998 and 1999, respectively. During these periods, existing management will continue to operate Exmark on a stand-alone basis, subject to Toro's right to take control of the day-to-day management of Exmark if certain financial requirements are not satisfied.

    Only Holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class B Stock are entitled to receive Contingent Payment Rights in exchange for the surrender of their Shares. Holders of Exmark Class C Stock are not entitled to receive Contingent Payment Rights. See "--Effects of the Merger." Holders of Exmark Class B Stock will receive one-half of any Contingent Payment; Holders of Exmark Common Stock and Exmark Preferred Stock will receive the other half of any Contingent Payment. The cash portion of any Contingent Payment will equal 12% of the total amount of such payment, with the remainder to be paid in shares of Toro Common Stock, valued at either the 1998 Toro Share Price or the 1999 Toro Share Price, as appropriate.

    The Contingent Payment Rights are based on Exmark's financial performance during the Contingent Payment Period, and no Contingent Payments will be made unless Exmark obtains certain financial results during the Contingent Payment Period. In addition, Contingent Payments are subject to Toro's Offset

Right. See "THE MERGER AGREEMENT--Offset Right." Moreover, the total aggregate amount of Contingent Payments may not exceed $14,000,000 for Holders of Exmark Class B Stock and $14,000,000 for Holders of Exmark Common Stock and Exmark Preferred Stock (provided further that the number of shares of Toro Common Stock issued for all Contingent Payments may not exceed 821,334 shares) (the "Contingent Payment Cap").

    Furthermore, if Exmark fails to meet certain financial goals outlined in the Merger Agreement, then Toro shall have the option to take full control of Exmark's operations. In the event Toro takes control of Exmark, the amount of any REBIT and CAGR following the date of such control will not be taken into account in computing the Contingent Payments, thus making any Contingent Payment extremely unlikely. See "--Toro Control."

    VALUATION FORMULA

    The amount of each Contingent Payment will be determined using the following valuation formula (the "Valuation Formula"):

Contingent Payment =   [(3.5) * REBIT * (1 + CAGR)] - [$30,000,000 +
                       the amount of any prior Contingent Payment]
                       - [Working Capital Adjustment]

    Under the Valuation Formula, the 1998 Contingent Payment will be based on Exmark's recast earnings before interest and taxes ("REBIT") for the twelve-month period ending October 31, 1998, and its compound annual growth rate ("CAGR") in Adjusted Revenue (as defined below) for the twelve-month period ending October 31, 1998, compared to $40,808,850 ("Base Year Revenue"). Under the Valuation Formula, the 1999 Contingent Payment will be based on Exmark's REBIT for the twelve-month period ending October 31, 1999 and its CAGR in Adjusted Revenue for the twelve-month period ending October 31, 1999, compared to the Base Year Revenue. The amount of the Contingent Payments, either individually or collectively, cannot exceed the Contingent Payment Cap.

    To determine REBIT for any period, the net earnings before interest and taxes ("EBIT") of Exmark for such period must be determined. EBIT will be calculated based on the actual EBIT of Exmark for such period, determined in conformity with generally accepted accounting principles ("GAAP"), subject to certain clarifications and adjustments, if necessary, including the following:
(1) only interest paid by Exmark with respect to bank debt, intercompany debt and long-term debt will be added back to net earnings; (2) no costs or expenses incurred during such period that are related to or that result from the Merger will be included as either a cost or expense to Exmark; (3) if and to the extent that Toro transfers to Exmark Toro manufactured products (including parts) that are branded for Exmark for sale by Exmark through its distribution system ("Toro Supplied Products"), the transfer price for such Toro Supplied Products will be Toro's distributor net price minus Exmark's per unit sales, marketing, distribution and warranty costs related to the sale thereof and minus an amount equal to 1.5% of Toro's distributor net price; (4) Exmark's gross sales from Exmark manufactured products (including parts) that are branded for Toro, transferred to Toro and sold by Toro ("Exmark Cross-Branded Products") will only include an amount equal to the standard cost of such Exmark Cross-Branded Products plus, for products sold in the United States and Canada, a management fee equal to 3% of such amount; (5) Exmark will receive, and its EBIT will include, a sales commission equal to 1% of the gross sales of Exmark Cross-Branded Products that are sold by Toro outside of the United States and Canada; and (6) EBIT will be reduced by the amount of all compensation and benefits paid by Toro or the Toro Sales Company to former employees of Exmark or Holiman after the Effective Time, except for the Signing Bonuses.

    After the adjusted EBIT of Exmark has been calculated for any period, the REBIT for such period will be determined. REBIT equals the EBIT of Exmark for such period, (1) plus the amount of the Cross-Branding REBIT Factor (as defined below) for such period; (2) minus 100% of all cost savings realized during such period by Exmark, (a) resulting from Exmark being a subsidiary of Toro and (b) relating to insurance and risk management expenses, and legal, human resources, administration and floor plan expenses; (3) minus 50% of all operating cost savings realized during such period by Exmark directly or indirectly resulting from Exmark being a subsidiary of Toro, other than certain cost savings resulting from, among other things, reduced purchasing costs related to Exmark becoming a part of Toro's purchasing group or changes in the senior management compensation structure following the Merger; (4) minus 50% of all cost savings realized during such period by Exmark resulting from changes in the stand-alone status of Exmark; (5) plus 100% of any additional costs incurred during such period by Exmark resulting from changes in the stand-alone status of Exmark; (6) minus all management fees paid by Toro to Exmark during such period with respect to Exmark Cross-Branded Products; and (7) in the event Exmark does not maintain certain minimum marketing and engineering expenditure levels, minus the difference between such minimum amount(s) and Exmark's actual respective expenditure levels.

    For purposes of determining CAGR, the "Adjusted Revenue" of Exmark for any period will be calculated based on the actual gross sales of Exmark for such period determined in accordance with GAAP, but subject to certain adjustments, including the following: (1) no gross sales of any Exmark Cross-Branded Products (including parts) supplied to Toro during such period will be included in the gross sales of Exmark; (2) an amount equal to the Cross-Branding Revenue Factor (as defined below) for such period will be added to the gross sales of Exmark for such period; and (3) no gross sales from the sale by Exmark of any Toro Supplied Products will be included in the gross sales of Exmark.

    The "Cross-Branding REBIT Factor" for determining the 1998 Contingent Payment will equal 12.5% of the Cross-Branding Revenue Factor used to determine the 1998 Contingent Payment. The "Cross-Branding REBIT Factor" for determining the 1999 Contingent Payment will equal 10% of the Cross-Branding Revenue Factor used to determine the 1999 Contingent Payment. The "Cross-Branding Revenue Factor" for determining the 1998 Contingent Payment will equal (1) the aggregate sum of the number of Toro-branded Exmark products sold by Toro in the United States or Canada (whether manufactured by Toro or by Exmark) during the period from the Effective Time to October 31, 1998, multiplied by (2) the applicable "Cross-Branding Revenue Per Unit" for each such product. The "Cross-Branding Revenue Factor" for determining the 1999 Contingent Payment will equal (1) the aggregate sum of the number of different Toro-branded Exmark products sold by Toro in the United States or Canada (whether manufactured by Toro or by Exmark) during the twelve-month period ending October 31, 1999, multiplied by (2) the applicable "Cross-Branding Revenue Per Unit" for each such product.

    The "Working Capital Adjustment" will be the greater of (1) 10% of the excess, if any, of (a) the Average Working Capital (as defined below) of Exmark during such period over (b) 22% of the actual cost of goods sold of Exmark during such period determined in conformity with GAAP and (2) zero. The "Average Working Capital" of Exmark for any period will be the average of the month-end differences between the current assets, excluding cash, of Exmark and the current liabilities, excluding intercompany debt and the current portion of long-term debt, of Exmark during such period, in each case, determined in accordance with GAAP.

    As an example of calculating the 1998 Contingent Payment, and assuming a CAGR equal to zero and no Working Capital Adjustment, REBIT for the twelve-month period ending October 31, 1998 would have to exceed $8,571,429 for there to be a 1998 Contingent Payment. In this example, the aggregate amount of the 1998 Contingent Payment would be $3.50 for each dollar of REBIT for the period in excess of $8,571,429. As an example of calculating the 1999 Contingent Payment, and assuming a CAGR equal to zero, no Working Capital Adjustment and, for illustrative purposes only, an aggregate 1998 Contingent Payment of $500,000, REBIT for the twelve-month period ending October 31, 1999 would have to exceed $8,714,286 for there to be a 1999 Contingent Payment. In this example, the aggregate amount of the 1999 Contingent Payment would be $3.50 for each dollar of REBIT for the period in excess of $8,714,286. By way of example and for illustrative purposes only, EBIT for Exmark for the years ended August 31, 1995, 1996 and 1997 was $1,438,653, $2,691,931, and $4,354,959, respectively.

    PROCEDURE FOR DETERMINING CONTINGENT PAYMENTS

    Within 60 days after the end of each fiscal year during the Contingent Payment Period, the parties shall prepare and deliver to the Synergies Council a statement (a "Contingent Payment Statement"), which shall identify the gross sales, EBIT, REBIT, CAGR and Working Capital Adjustment of Exmark for such fiscal year (including the manner of determination) in reasonable detail and the amount of the Contingent Payment to be made with respect to such fiscal year. All amounts used in a Contingent Payment Statement to determine a Contingent Payment will be based on the final audited financial statements of Toro, subject to adjustment by the Synergies Council to reflect differences between Toro's accounting practices and those used by Exmark in its audited financial statements for the two year period ended August 31, 1996. The Contingent Payment Statement shall be subject to review and verification by the Stockholders' Representatives. In the event there is a dispute concerning the amount of the Contingent Payment, dispute resolutions specified in the Merger Agreement must be followed.

CASH ELECTION

    The cash portion of the Merger Consideration will be approximately 12% of the aggregate amount of each payment and the remainder of the Merger Consideration will be paid in shares of Toro Common Stock. Each Holder, however, will be allowed to elect to receive more or less than 12% of his or her portion of the Merger Consideration in Cash, with the remainder to be paid in the form of Toro Common Stock. Prior to the Special Meeting, each record stockholder will receive a cash election form to be used to indicate if such stockholder desires to receive more or less than 12% of such stockholder's Merger Consideration in cash. Any Holder who wants to receive more or less than 12% of such Holder's Merger Consideration in the form of cash must properly complete the form, sign it and return it to the Escrow Agent prior to the Special Meeting. Any Holder that does not return such form, properly completed and signed, to the Escrow Agent prior to the Special Meeting, will be deemed to have elected to receive 12% of such Holder's Merger Consideration in the form of cash. The percentage of the Holder's Merger Consideration each Holder elects, or is deemed to have elected, to receive in cash is referred to herein as the "Cash Election." In the event that the weighted average of all of the Cash Elections does not equal 12%, the portion of the Holder's Merger Consideration that each Holder will be entitled to receive in cash will be proportionately adjusted (either increased or decreased), so that the aggregate cash consideration to be paid pursuant to the Initial Payment, the 1998 Contingent Payment, the 1999 Contingent Payment, the Holdback Payment or the Expense Fund Payment will be 12% of the Merger Consideration, subject only to the payment of additional cash in lieu of fractional shares. (For the mechanics of how these adjustments may be made, see the Merger Agreement attached hereto as Exhibit A.) The remaining portion of each Holder's Merger Consideration will be in the form of shares of Toro Common Stock as described below. Based on the Cash Elections of record Holders of Exmark Class B Stock and Exmark Class C Stock, the cash that record Holders of Exmark Common Stock and Exmark Preferred Stock receive in connection with the Initial Payment, expressed as a percentage of such payment, may be different than the cash that such Holders receive in connection with the Contingent Payment Rights, expressed as a percentage of each such payment.

CONVERSION OF EXMARK STOCK

    At or prior to the Effective Time, Toro will deposit, or will cause to be deposited, cash and shares of Toro Common Stock representing the Initial Payment Fund with the Escrow Agent, to be exchanged for shares of Exmark Common Stock, Exmark Preferred Stock, and Exmark Class C Stock , and will deposit, or will cause to be deposited, cash and shares of Toro Common Stock representing the Class B Initial Payment Fund with the Escrow Agent, to be exchanged for shares of Exmark Class B Stock. On or before the later to occur of December 31, 1998, or 10 days after the amount of the 1998 Contingent Payment has been determined, Toro shall deposit, or shall cause to be deposited, cash and shares of Toro Common Stock representing the 1998 Contingent Payment with the Escrow Agent. Similarly, on or before the later to occur of December 31, 1999, or 10 days after the amount of the 1999 Contingent Payment has been determined, Toro shall deposit, or shall cause to be deposited, cash and shares of Toro Common Stock representing the 1999 Contingent Payment with the Escrow Agent. The Escrow Agent shall hold these funds, including any interest earned thereon and any dividends paid in respect thereof, for the benefit of the Holders, subject to Toro's Offset Right and any Actual Net Worth Adjustment (as defined below). See "--Holdback Amount; Actual Net Worth Adjustment," "--Stockholders' Representatives Expense Fund" and "THE MERGER AGREEMENT--Offset Rights."

    As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Exmark capital stock (the "Certificates") (1) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for such holder's portion of the Merger Consideration. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of Exmark Common Stock, Exmark Preferred Stock or Exmark Class C Stock, for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor, subject to escrow of the appropriate portion thereof included in the Holdback Amount, (1) a certificate or certificates representing the number of whole shares of Toro Common Stock issuable to such Holder pursuant to the Initial Payment and based on such Holder's Cash Election, (2) cash representing the amount payable to such Holder pursuant to the Initial Payment and based on such Holder's Cash Election, (3) cash in lieu of any fractional share thereof, (4) any interest earned or dividends paid with respect to such Holder's Merger Consideration and (5) except for holders of Exmark Class C Stock, the right to receive such Holder's portion of the Contingent Payment Rights, which right shall be uncertificated. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of Exmark Class B Stock, for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor (1) a certificate or certificates representing the number of whole shares of Toro Common Stock issuable to such Holder pursuant to the Class B Initial Payment, (2) cash in lieu of any fractional share thereof, (3) any interest earned or dividends paid with respect to such Holder's Merger Consideration and (4) the right to receive such Holder's portion of the Contingent Payment Rights, which right shall be uncertificated. All Certificates so surrendered will forthwith be canceled. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the appropriate Merger Consideration with respect to the shares of Exmark securities formerly represented by such Certificate.

    If there is a transfer of Share ownership that is not registered in the transfer records of Exmark, that portion of the Merger Consideration to be issued in exchange for any such transferred Shares in connection with the Merger may be issued to a person other than the person in whose name such Shares are registered, if, upon presentation to the Paying Agent, the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of such portion of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Toro that such tax has been paid or is not applicable.

    Subject to Toro's Offset Right, as promptly as practicable following the deposit by Toro of each of the 1998 Contingent Payment and the 1999 Contingent Payment, the Paying Agent shall distribute to the holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class B Stock cash and shares of Toro Common Stock in an amount equal to their respective portions of such Contingent Payment. See "--Contingent Payment Rights" and "THE MERGER AGREEMENT--Offset Rights."

    STOCKHOLDERS OF EXMARK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Toro Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Toro. Holders otherwise entitled to fractional shares of Toro Common Stock will be paid cash by the Paying Agent in lieu of such factional shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    VOTING AGREEMENTS

    Pursuant to the Stockholder Agreements, H. John Smith, Ray Rickard, Roger Smith, Merrell Clark and Robert Martin, in their individual capacities as stockholders, have agreed to vote all shares of Exmark Common Stock and Exmark Preferred Stock owned by them for approval and adoption of the Merger Agreement and have granted to Toro an irrevocable proxy so to vote their respective shares. H. John Smith is a director and the President of Exmark. Ray Rickard is a director and the Executive Vice President of Exmark. Roger Smith is a director and the Secretary of Exmark and a director and the President of Holiman. Merrell Clark is a director and the Treasurer of Exmark. Robert Martin is a director of Exmark. Such officers and directors collectively own approximately 14,015 shares of Exmark Common Stock and 550 shares of Exmark Preferred Stock as of the Record Date (representing approximately 63.8% of the total voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock on such date). See "--Stockholder Agreements."

    EMPLOYMENT AND NONCOMPETE AGREEMENTS

    In connection with the Merger Agreement, Toro has entered into employment and noncompete agreements with certain employees or officers of Exmark. In connection therewith, H. John Smith and Ray Rickard will receive cash Signing Bonuses from Toro in the aggregate amount of $2,075,000 pursuant to new employment agreements, which contain noncompete covenants. In approving the Signing Bonuses, Exmark's Board of Directors considered Exmark's financial performance during the tenure of Messrs. Smith and Rickard and the reduction to their overall compensation that will occur as a result of the Merger. Exmark's stockholders are being asked to approve the payment of the Signing Bonuses. Stockholder approval of the Signing Bonuses is a condition to consummation of the Merger. See "--Excess Parachute Payments."

    ISSUANCE OF CLASS B STOCK TO INSIDERS

    Prior to the Effective Time and subject to approval of the New Articles of Incorporation by the requisite vote of the Holders, Exmark will issue 10,000 shares of Exmark Class B Stock to certain officers, directors and employees of Exmark pursuant to the exercise of certain previously issued stock purchase rights, including (1) 2,000 shares to each of H. John Smith, Ray Rickard and Roger Smith, (2) 210 shares to each of Merrell Clark and Robert Martin and (3) 120 shares to each of Gary Kuck and Keith Dietzen. Gary Kuck and Keith Dietzen are directors of Exmark. Each share of Exmark Class B Stock will receive the Class B Initial Per Share Payment Consideration (I.E., one-tenth of a share of Toro Common Stock) and one Class B Contingent Payment Right. If the Class B Contingent is maximized and subject to Toro's Offset Right, each Class B Contingent Payment Right would entitle the holder thereof to receive cash and Toro Common Stock with a face value of $1,400. As a result, Messrs. Smith, Rickard and Smith each may receive up to approximately $2,810,000 in exchange for their respective shares of Exmark Class B Stock. Messrs. Clark and Martin each may receive up to approximately $295,000 in exchange for their respective shares of Exmark Class B Stock. Messrs. Kuck and Dietzen each may receive up to approximately $175,000 in exchange for their respective shares of Exmark Class B Stock. Stockholder approval of the New Articles of Incorporation is a condition to consummation of the Merger.

    HOLIMAN ACQUISITION

    As a condition to the Merger, Exmark must first acquire all of the issued and outstanding capital stock of Holiman. Roger Smith, the Secretary of Exmark, a director of Exmark and a major stockholder of Exmark, is the sole stockholder of Holiman. Under the terms of the Holiman Agreement, Roger Smith will receive 3,689 shares of Exmark Class C Stock which represents approximately $2,125,000 of the total Initial Payment Consideration. See "THE MERGER--Effects of the Merger" and "--Payment of Merger Consideration." In addition, prior to the Effective Time, Holiman may pay to Roger Smith a one-time bonus or dividend in the amount by which the book value of Holiman exceeds $200,000, which, based on a current book value of approximately $900,000, would be approximately $700,000. See "--Acquisition of Holiman."

    MANUFACTURER'S REPRESENTATIVES AND DISTRIBUTORS

    Exmark is highly dependent upon Holiman, which is Exmark's primary manufacturer's representative. Exmark is also highly dependent upon a select few distributors. One of these distributors is Lawn Equipment Part Co. ("Lawn Equipment"). Merrell Clark, who is the majority stockholder of Lawn Equipment, is a major stockholder of Exmark. Merrell Clark is also Treasurer and a director of Exmark.

    The Board of Directors of Exmark was aware of the interests of certain persons in the Merger described above and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

STOCKHOLDER AGREEMENTS

    As a condition to the willingness of Toro to execute the Merger Agreement, and concurrently with the execution of the Merger Agreement, H. John Smith, Ray Rickard, Roger Smith, Merrell Clark and Robert Martin, who collectively had record ownership of approximately 14,015 shares of Exmark Common Stock and 550 shares of Exmark Preferred Stock as of the Record Date (representing approximately 63.8% of the total voting power of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock on such date), entered into separate Stockholder Agreements with Toro, pursuant to which such stockholders, in such capacity, have agreed to vote, and have granted to Toro an irrevocable proxy to vote, such shares (and any other shares of Exmark Common Stock and Exmark Preferred Stock acquired by them after the date of the Merger Agreement) in favor of approval of the Merger Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses and any other matter reasonably necessary to facilitate the Merger. In addition, under the Stockholder Agreements, such stockholders have agreed to vote, and have granted to Toro an irrevocable proxy to vote, such shares against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than Toro, the Merger Subsidiary and their affiliates and against any liquidation or winding up of Exmark. Also, under the Stockholder Agreements, such stockholders have agreed (1) not to solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the assets, business or capital stock of Exmark, or other similar transaction or business combination involving the business of Exmark,
(2) not to participate in any negotiations or discussions regarding or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or transaction and (3) to inform Toro of any inquiry. The Stockholder Agreements, other than the provisions relating to the grant of an irrevocable proxy, terminate on the earlier to occur of (1) the Effective Time or

(2) such date and time as the Merger Agreement shall be terminated pursuant to
Article IX of the Merger Agreement.

ACQUISITION OF HOLIMAN

    As a condition to the Merger, Exmark has entered into the Holiman Agreement whereby Exmark will acquire all of the issued and outstanding capital stock of Holiman from Roger Smith. Prior to the Merger, Holiman will thus become a wholly owned subsidiary of Exmark.

    Under the terms of the Holiman Agreement, Roger Smith will receive 3,689 shares of Exmark Class C Stock, which represents approximately $2,125,000 of the total Initial Payment. See "THE MERGER-- Effects of the Merger" and "--Payment of Merger Consideration." Mr. Smith, as the sole holder of Exmark Class C Stock, is not entitled to receive Contingent Payment Rights for such shares. See "THE MERGER--Contingent Payment Rights."

    The Holiman Agreement requires that, at the Effective Time, the book value of Holiman (equal to total assets minus total liabilities) must not be less than $200,000. Consequently, prior the Effective Time, Holiman may pay to Smith a one-time bonus or dividend in the amount by which the book value of Holiman exceeds $200,000. Based on the book value of Holiman as of October 31, 1997, which was approximately $970,000, the bonus or dividend could be up to approximately $770,000.

    Presently, Exmark pays a commission of 5.0% to Holiman for all sales by Holiman of Exmark's products, and the total amounts of the commissions paid to Holiman for 1995, 1996 and 1997 have been $1,071,225, $1,651,063 and $2,217,402, respectively. Following the acquisition of the capital stock of Holiman, Exmark will cease paying commissions to Holiman.

    In the Holiman Agreement, Roger Smith has made certain representations and warranties to Exmark and has agreed to indemnify Exmark for certain breaches of the representations and warranties contained therein, subject to a maximum aggregate amount of $318,000 (excluding matters relating to taxes). Similarly, Exmark has made certain representations and warranties to Roger Smith. Toro is expressly named as a third party beneficiary to the Holiman Agreement. See "--Effects of the Merger."

EXCESS PARACHUTE PAYMENTS

    It is a condition to the consummation of the Merger that the Singing Bonuses be approved by Exmark's stockholders. For tax purposes, such that the Signing Bonuses will not be "excess parachute payments" within the meaning of Section 280G of the Code, the approval of the Signing Bonuses will require the affirmative vote of the holders of 75% of the voting power of all disinterested Exmark stockholders. Generally speaking, excess parachute payments result when there is a change in control of an employer, such as contemplated by the Merger, and as a result, certain employee/officers receive compensation equal to or in excess of three times their average annual compensation for the five years preceding the taxable year in which the change in control occurs (the "base amount"). The amount of any such "parachute payment" in excess of the base amount (1) will not be deductible by the payor and (2) will be subject to an excise tax payable by the recipient of such payment. It is probable that the Signing Bonuses would constitute excess parachute payments. Section 280G of the Code contains an exemption for such payments by a corporation if (1) such corporation's stock is not publicly traded on an established securities market and (2) the holders of at least 75% of the voting power of such corporation's stock that is held by disinterested stockholders approve the payment. In order to avoid the denial of deductibility and the imposition of the excise tax with respect to the Signing Bonuses, Exmark's stockholders are being asked to approve the payment of the Signing Bonuses. Approval of the Signing Bonuses by Exmark's stockholders is a condition to consummation of the Merger, but will not affect the amount of the Merger Consideration to be received by Holders of Exmark's Shares. For a discussion of the compensation to be received by H. John Smith and Ray Rickard in connection with the Merger, see "--Interests of Certain Persons in the Merger."

    FOR TAX PURPOSES, APPROVAL OF THE SIGNING BONUSES REQUIRES THE AFFIRMATIVE VOTE OF MORE THAN 75% OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF EXMARK COMMON STOCK AND EXMARK PREFERRED STOCK, EXCLUDING THOSE SHARES HELD OR CONSTRUCTIVELY OWNED BY H. JOHN SMITH AND RAY RICKARD. THE BOARD OF DIRECTORS OF EXMARK RECOMMENDS THAT EXMARK'S STOCKHOLDERS VOTE FOR APPROVAL OF THE SIGNING BONUSES.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discusses only the federal income tax consequences of the Merger to United States persons who hold shares of Exmark capital stock and its capital assets. It does not discuss all of the tax consequences that might be relevant to Exmark stockholders entitled to special treatment under the federal income tax law or to Exmark stockholders who acquired their shares of Exmark's capital stock or Toro capital stock through the exercise or cancellation of employee stock options, pursuant to a separate merger or acquisition or otherwise as compensation, specifically including but not limited to stockholders who have or will acquire Exmark Class B Stock or Exmark Class C Stock.

    It is a condition to the consummation of the Merger that Exmark receive an opinion (the "Tax Opinion") from its counsel, Croker, Huck, Kasher, DeWitt, Anderson & Gonderinger, P.C., substantially to the effect that, if the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Proxy Statement/Prospectus, under current law, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion is conditioned upon the receipt and accuracy of certain representations made to Croker, Huck, Kasher, DeWitt, Anderson & Gonderinger, P.C. with respect to certain factual matters required to qualify the Merger as a reorganization under the Code. Moreover, the opinion is based on the Code, regulations and rulings in effect as of the date of such opinion, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinion is neither binding to the Internal Revenue Service (the "Service") nor precludes the Service from adopting a contrary position. The parties will not request and the Merger is not conditioned upon a ruling from the Service with respect to any of the federal income tax consequences of the Merger.

    Accordingly, if the Merger qualifies as a reorganization under the Code, (1) no gain or loss will be recognized by the stockholders of Exmark with respect to the shares of Toro received in the Merger, (2) the basis of the Toro Common Stock received by an Exmark stockholder who exchanges Exmark capital stock for Toro Common Stock and cash will be the same as the basis of the Exmark capital stock surrendered in exchange therefor, decreased by the amount of cash received by such stockholder, and increased by the amount of capital gain, but not dividend income, recognized by such stockholder (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Toro Common Stock), (3) for purposes of determining whether a gain or loss on a disposition of shares of Toro capital stock is long term or short term, the holding period of the shares of Toro capital stock received pursuant to the merger by the Exmark stockholders will include the holding period of the Exmark capital stock exchanged therefor, provided the shares of Exmark capital stock were held as a capital asset on the date of the Merger, and (4) gain, if any, but not loss, will be recognized by any Exmark stockholder upon the exchange of Exmark capital stock for cash in the Merger.

    The gain described in (4) above will be recognized, but not in excess of the amount of cash received, in an amount equal to the difference, if any, between the fair market value of the Toro Common Stock and cash received and the Exmark stockholder's adjusted tax basis in the Exmark Capital Stock surrendered in exchange therefor pursuant to the Merger. If, as described below, the exchange has the effect of a distribution of a dividend, some or all of the gain recognized will be treated as a dividend. If the exchange does not have the effect of a distribution of a dividend, all of the gain recognized would be a capital gain

(provided that the Exmark capital stock of such Exmark stockholder was held as a capital asset at the Effective Time).

    The determination of whether the exchange of Exmark capital stock for cash pursuant to the Merger has the effect of a distribution of a dividend will be made, on a stockholder by stockholder basis, by applying the rules of Section 302 of the Code and by comparing the proportionate, percentage interest of a former Exmark stockholder in Toro after the Merger with the proportionate, percentage interest such stockholder would have had if such stockholder had received solely Toro Common Stock pursuant to the Merger. This comparison is made as though Toro had issued in the Merger to such stockholder solely its Toro Common Stock and in a hypothetical redemption Toro had then redeemed such portion of its Toro Common Stock at the time of the Merger for the amount of cash the stockholder actually received pursuant thereto. In making this comparison, there must be taken into account (1) any other shares of Toro Common Stock or other shares of capital stock of Toro actually owned by such Exmark stockholder, and (2) any such shares considered to be owned by such holder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the stockholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a stockholder is also considered to own any shares with respect to which a stockholder holds exercisable stock options.

    Under applicable Internal Revenue Service guidelines, generally such a hypothetical redemption, as described above, involving a holder of a minority interest in Toro whose relative stock interest in Toro is minimal, who exercises no control over the affairs of Toro and who experiences a reduction in the stockholder's proportionate interest in Toro, both directly and by application of the foregoing constructive ownership rules, will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Because the determination of whether cash received pursuant to the Merger will be treated as the distribution of a dividend generally will depend upon the facts and circumstances peculiar to each Exmark stockholder, such stockholders are strongly advised to consult with their own tax advisers regarding the tax treatment of cash received pursuant to the Merger.

    The opinion described above will be based upon certain assumptions, including the assumption that the stockholders of Exmark do not have any plan or intention to dispose, sell, exchange or otherwise dispose of a number of shares of Toro Common Stock received pursuant to the Merger that would reduce the ownership by such stockholders of Exmark of Toro Common Stock to a number of shares having a value, as of the date of the Merger, which is less than 50% of the value of all of the formerly outstanding Exmark capital stock held by such Exmark stockholders as of the same date.

    No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date hereof. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have or will be sought from the Service concerning the tax consequences of the Merger. Because of the complexity of the tax laws, and because the tax consequences of any particular Exmark stockholder may be affected by matters not discussed herein, it is recommended that each Exmark stockholder consult his or her personal tax advisor concerning the applicability of any foreign laws as well as other federal, state and local income tax consequences of the Merger.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger by Toro will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed as provided for under generally accepted accounting principles.

BACKGROUND OF THE MERGER

    Toro first became interested in acquiring Exmark, including Holiman, its primary manufacturers' representative, in May 1996 after learning, from industry conferences, trade journals and Toro's distributor network, of Exmark's focused product line and excellent reputation. Shortly thereafter, The Geneva Companies, acting on Toro's behalf, made an informal inquiry of Exmark's interest in being acquired by Toro. In July 1996, Dennis Himan, Toro's Vice President of Distributor Development and Mergers/ Acquisitions, met with H. John Smith and Ray Rickard, Exmark's Chief Executive Officer and Executive Vice President, respectively, to discuss a business combination of the two companies. In August 1996, Toro and Exmark entered into a confidentiality agreement pertaining to the sharing of certain non-public information about Exmark. Between August 1996 and May 1997, Exmark internally explored and considered a variety of strategic financial alternatives, including a public sale of common stock and potential business combinations with several larger turf care equipment manufacturers, including Toro.

    From August 1996 until May 1997, Messrs. Himan, H. John Smith and Rickard met on several occasions to discuss in a general way whether there existed a basis for considering a possible business combination between the two companies. Beginning in October 1996, Roger Smith also joined these discussions regarding Toro's potential acquisition of Holiman, as part of Toro's acquisition of Exmark. Following several telephone conversations and meetings, members of Toro's management and Exmark's management and their respective legal advisors met in May 1997 to hold detailed discussions regarding the possible terms of a merger of the two companies, including the structure, valuation alternatives and documentation of such a transaction. On June 3, 1997, Toro, Exmark and Holiman entered into a letter of intent regarding Exmark's acquisition of Holiman and Toro's subsequent acquisition of Exmark, including Holiman. From June until October 1997, Toro's management and Exmark's management and their respective legal advisors negotiated the terms of the Merger Agreement. At various times during this period, officials of Toro, Exmark and Holiman and their respective legal advisors met to perform due diligence activities in anticipation of the proposed Merger.

    Toro's Board of Directors discussed Exmark and Holiman as possible acquisition candidates at Toro's March 13, 1997 directors' meeting and reviewed certain information concerning Exmark and Holiman at that time. On July 16, 1997, Toro's Board of Directors held a meeting to consider the terms of Toro's offer and, after reviewing information about Exmark and Holiman with Toro's management and financial and legal advisors, unanimously authorized and approved Toro's officers to proceed with the acquisition of Exmark and Holiman. Exmark's Board of Directors held a meeting on October 1, 1997 to discuss the terms of the proposed Merger and to review a draft of the Merger Agreement. At this meeting, Exmark's senior management and Exmark's legal advisor made detailed presentations concerning material aspects of the proposed Merger, the draft of the Merger Agreement and related transactions. Afterwards, Exmark's Board of Directors discussed (1) the draft of the Merger Agreement, (2) the Merger, (3) the related transactions and agreements and (4) the interests of certain persons in the Merger, and then Exmark's Board of Directors unanimously authorized and approved the Merger Agreement and the Merger. On October 22, 1997, Toro's Board of Directors, pursuant to a written action, unanimously authorized and approved the Merger Agreement and the Merger. On October 23, 1997, Exmark and Holiman executed the Holiman Agreement and Toro, Exmark and Merger Subsidiary executed the definitive Merger Agreement.

EXMARK'S REASONS FOR THE MERGER; RECOMMENDATION OF EXMARK'S BOARD OF DIRECTORS

    By the unanimous vote of Exmark's entire Board of Directors at a special meeting held on October 1, 1997, the Exmark Board of Directors determined that the proposed Merger and the terms and conditions of the Merger Agreement were in the best interests of Exmark and its stockholders. The Merger, the Merger Agreement, the New Articles of Incorporation, the Signing Bonuses and the stock-for-stock exchange with Holiman pursuant to the Holiman Agreement were approved unanimously by the entire Board of Directors of Exmark, who also unanimously resolved to recommend that the stockholders of Exmark vote FOR approval of the Merger Agreement, the Merger, the New Articles of Incorporation, the Signing Bonuses. See "--Background of the Merger." In reaching its conclusion to enter into the Merger Agreement and to recommend that the stockholders of Exmark vote for the approval of Merger and the Merger Agreement, the Board of Directors of Exmark considered a number of factors, including, without limitation and without assigning relative weights thereto, the following:

    FINANCIAL RESOURCES

    Exmark's ability to successfully meet its debt obligations and its present level of operations is directly connected to the success of Exmark's new products and its ability to maintain adequate levels of working capital. However, the absence of a public market for the Exmark stock makes raising capital very difficult and limits Exmark's marketing abilities and growth potential. Moreover, since there is no established public market for the stock, stockholders may have considerable difficulty in selling their shares, and there is no assurance that the shares can be sold at a fair value. After the Merger, Exmark will have access to Toro's capital and capital markets and Exmark stockholders will enjoy much greater liquidity.

    MARKET POSITION

    The commercial lawn and turf maintenance equipment market is very competitive. It is served by a large number of manufacturers, including large companies such as Toro and companies the size of Exmark and smaller.

    The larger companies have three major advantages when competing with smaller companies: (1) an ability to spend more on advertising and promotion resulting in greater brand name recognition; (2) an ability to spend more on research and development for new product innovation; and (3) greater financial strength which allows them to overcome mistakes and setbacks.

    Competitors such as Toro and Deere & Company ("John Deere") have achieved widespread brand recognition as a result of many years of advertising and promotional campaigns directed to consumer markets. Exmark has not been able to allocate nearly as much capital for advertising and promotion. After the Merger, Exmark will benefit from utilization of Toro's internal marketing resources and advertising discounts, thereby allowing expansion of Exmark's advertising and promotion programs.

    ENGINEERING AND PRODUCT DEVELOPMENT

    Exmark's engineering has been responsible for quality assurance, production engineering, product maintenance and upgrades and at least one new product introduction each year. This has been done with limited testing facilities and equipment, thereby slowing the process while outside testing is completed. Exmark's continued growth is dependent upon the continued design and development of new products. Additional resources are required to accelerate new product development and the number of new products introduced to remain competitive in a rapidly growing and increasingly competitive environment. After the merger, Exmark will benefit from utilization of Toro's engineering group and facilities to assist in testing and increase the number of new product introductions through joint product development.

    MANUFACTURING AND FACILITIES

    Exmark has expanded its manufacturing facilities to meet production requirements during recent years due to rapid growth. There is no additional space left for facilities expansion at Exmark's current location. After the merger Exmark would benefit from the potential utilization of Toro's resources to accommodate future increased product demand.

    WORKING RELATIONSHIP

    After the Merger, Exmark will be a wholly owned subsidiary of Toro. However, Exmark's current officers will remain as the officers of Exmark after the Merger and Exmark will be operated as a "stand alone" company with respect to its products, distributors and dealers. In addition, the parties have agreed to form a committee to act as an inter-company team and as a dispute resolution panel for a period following the Merger. The Synergies Counsel will consist of three representatives of Exmark and three representatives of Toro. In addition, Exmark expects to benefit from increased purchasing power, volume discounts, reduced insurance rates and higher levels of insurance coverage. Exmark will also benefit from having the expertise of Toro's legal, tax and accounting departments.

    FAIRNESS OF THE TRANSACTION

    Exmark's Board of Directors have been actively involved in the negotiation of the Merger Agreement and have unanimously approved the Merger. Not only does the Merger provide Exmark stockholders with a much greater degree of liquidity, Exmark has received an opinion from McCarthy & Co. that the Merger Consideration is fair, from a financial point of view, to the stockholders of Exmark as of the date of this Proxy Statement/Prospectus. See "THE MERGER--Opinion of McCarthy as Exmark's Financial Advisor."

    FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF EXMARK RECOMMENDS THAT THE STOCKHOLDERS OF EXMARK VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

TORO'S REASONS FOR THE MERGER

    Toro has made several strategic acquisitions over the last few years. A primary objective of these acquisitions has been to expand the scope of Toro's product offerings by acquiring companies with significant market positions and good growth opportunities. Toro believes that Exmark's current product offerings, its significant expertise in manufacturing and marketing turf care equipment, its product development skills and its customer focus will allow Toro to offer a more complete product line and will complement Toro's growth strategy. Toro also believes that Exmark has an outstanding management team.

OPINION OF MCCARTHY AS EXMARK'S FINANCIAL ADVISOR

    The Board of Directors of Exmark retained McCarthy to act as its financial advisor and to render an opinion to the Board of Directors of Exmark as to the fairness of the Merger Consideration, from a financial point of view, to the stockholders of Exmark. McCarthy is an investment banking firm based in Omaha, Nebraska. McCarthy was founded in 1986, and provides a variety of corporate finance services, including those relating to debt and equity placements, mergers and acquisitions, capital planning and business valuation. McCarthy has been involved in numerous mergers and acquisitions involving both privately- and publicly-owned companies. McCarthy has provided financial advisory services to Exmark in the past on various matters, including financial advisory services in connection with a potential acquiring company. McCarthy was selected based upon its prior experience with Exmark and the experience and qualifications described above. McCarthy did not recommend the amount of consideration to be received in connection with the Merger.

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
    On May 29, 1997, McCarthy rendered its written opinion to the Board of Directors of Exmark that, based upon the terms contained in the Letter of Intent, the consideration proposed to be paid was fair, from a financial point of view, to the stockholders of Exmark as of the date thereof. McCarthy subsequently issued its written opinion dated October 23, 1997 to the Board of Directors of Exmark that, based upon the Merger Agreement, the Merger Consideration was fair, from a financial point of view, to the stockholders of Exmark as of such date (the "McCarthy Opinion"). McCarthy updated this opinion as of the date of this Proxy Statement/Prospectus.

    THE FULL TEXT OF THE MCCARTHY OPINION IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS. EXMARK STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MCCARTHY OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY MCCARTHY.

    The McCarthy Opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to the stockholders of Exmark and does not constitute a recommendation to any stockholder of Exmark as to how such stockholder should vote with respect to the approval of the Merger Agreement. The summary of the McCarthy Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    Although McCarthy evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, McCarthy did not recommend the specific consideration to be paid in the Merger. The consideration to be received by Exmark's stockholders as a result of the Merger was determined by negotiations between Exmark and Toro after consultation by Exmark with its financial advisor. In connection with rendering its opinion, McCarthy, among other things: (1) reviewed the Merger Agreement; (2) reviewed Exmark's annual audited financial statements for the fiscal years ended August 31, 1993 through 1996, and its internal financial statements for the fiscal year ended August 31, 1997; (3) reviewed publicly available financial data and other information regarding Toro; (4) reviewed certain operating and financial information, including financial projections, provided to McCarthy by the management of Exmark relating to its businesses and prospects; (5) met with certain members of the senior management of Exmark to discuss Exmark's operations, historical financial statements and future prospects; (6) reviewed the historical prices and trading volume of the common stock of Toro; and (7) conducted such other studies, analyses, inquiries and investigations as McCarthy deemed appropriate.

    McCarthy relied upon and assumed without independent verification (1) the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion and (2) the reasonableness of the assumptions made by the management of Exmark with respect to its projected financial results. In addition, McCarthy did not make or seek to obtain appraisals of Exmark's or Toro's assets and liabilities in rendering its opinion. The McCarthy Opinion is also necessarily based upon the market, economic and other conditions as in effect on, and the information made available to it, as of the date thereof.

    The McCarthy Opinion did not imply any conclusion as to the likely trading range for the Toro Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. In rendering its opinion, McCarthy did not anticipate whether any Contingent Payments or any of the Holdback Amount will ultimately be paid to the Exmark stockholders. The forecast projections furnished to McCarthy for Exmark were prepared by the management of Exmark. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to the integration of Exmark with Toro and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

    The following is a brief summary of certain of the financial analyses used by McCarthy in connection with providing its opinion to the board of directors of Exmark.

    DISCOUNTED CASH FLOW ANALYSIS

    Using a discounted cash flow ("DCF") analysis, McCarthy calculated the present value of the estimated unleveraged cash flows of Exmark (on a stand-alone basis, without giving effect to any operating or other efficiencies arising from the Merger) based on forecasts developed by Exmark management. McCarthy determined certain equity market value reference ranges for Exmark based upon various discount rates and various terminal value multiples.

    WEIGHTED AVERAGE OF HISTORICAL EARNINGS

    McCarthy also performed an analysis based upon the weighted average of Exmark's historical earnings, and determined certain equity market value reference ranges for Exmark based upon various multipliers.

    BOOK VALUE MULTIPLE ANALYSIS

    McCarthy also performed an analysis of the historical and projected book value of Exmark and determined certain equity market value reference ranges for Exmark based upon various multipliers.

    OTHER FACTORS AND ANALYSES

    In rendering its opinion, McCarthy also reviewed the historical financial results of Toro, the historical trading prices and volumes for the Toro common stock, and the performance of the Toro common stock.

    In arriving at its opinion, McCarthy performed a variety of financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by McCarthy or of McCarthy's presentation to the Exmark board of directors. In addition, McCarthy's analyses must be considered as a whole. Selecting portions of such analyses and the factors considered by McCarthy, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

    In performing its analyses, McCarthy made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Toro or Exmark. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Actual values will depend upon several factors, including events affecting the general economic, market and interest rate conditions and other factors which generally influence the price of securities. The analyses were prepared solely for purposes of providing McCarthy's opinion to the stockholders of Exmark and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. McCarthy's opinion and presentation on June 3, 1997 to the board of directors of Exmark was one of many factors taken into consideration by the board of directors of Exmark in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by McCarthy.

    Pursuant to a Letter Agreement dated as of May 13, 1997, Exmark agreed to pay McCarthy a total fee of $100,000, $50,000 payable upon the rendering of its fairness opinion relating to the Merger and the remaining $50,000 payable upon closing of the Merger. Exmark also agreed to reimburse McCarthy for its reasonable out of pocket expenses and to indemnify McCarthy and certain related persons against certain liabilities in connection with the engagement of McCarthy.

DISSENTERS' RIGHTS

    GENERAL

    Under the Nebraska Business Corporation Act ("NBCA"), holders of Exmark capital stock on the date of the Demand (as defined below) who hold such shares continually through the Effective Time and follow the procedures set forth in Sections 21-20,137 to 21-20,150 of the NBCA (the "Dissenters' Rights Statute") will be entitled to receive payment in cash of the "fair value" of such Exmark capital stock. The value determined for such dissenters' rights could be more than, the same as, or less than the value of the consideration to be received under the Merger Agreement by Exmark stockholders who do not dissent from the Merger.

    The Dissenters' Rights Statute is set forth in its entirety as Exhibit B to this Proxy Statement/ Prospectus. The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Exhibit B. This discussion and Exhibit B should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein may result in a loss of such dissenters' rights.

    PROCEDURE

    The Dissenters' Rights Statute permits a stockholder to dissent from the consummation of a plan of merger to which the corporation is a party, provided that stockholder approval is required and that the particular stockholder is entitled to vote. Stockholders who properly exercise their right to dissent are entitled to obtain payment of the fair value of their shares of Exmark capital stock.

    Under the Dissenters' Rights Statute, where a proposed merger for which dissenters' rights exist is submitted to a vote at a stockholders' meeting, the meeting notice must state that stockholders are or may be entitled to assert dissenters' rights, and a copy of the Dissenters' Rights Statute must accompany the notice. This Proxy Statement/Prospectus constitutes such notice to the holders of Exmark capital stock, and the Dissenters' Rights Statute is attached to this Proxy Statement/Prospectus as Exhibit B.

    Any holder of Exmark capital stock wishing to assert his or her dissenters' rights (1) must deliver to Exmark, before the vote is taken on the proposal to approve the Merger, a written notice of his or her intent to demand payment of his or her shares if the proposed action is effectuated (the "Demand") and (2) must not vote in favor of the Merger. Stockholders who do not satisfy these requirements will not be entitled to exercise their dissenters' right.

    A holder of Exmark capital stock is entitled to assert dissenters' rights only for the Exmark capital stock registered in that holder's name. A beneficial stockholder may assert dissenters' rights as to shares held on his or her behalf only if (1) he or she submits to Exmark the record stockholder's written consent to dissent not later than the time the beneficial stockholder asserts dissenters' rights, and (2) he or she does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to vote.

    Stockholders who elect to exercise dissenters' rights must mail or deliver their written demands to: Exmark Manufacturing Company Incorporated, 2101 Ashland Avenue, P.O. Box 808, Beatrice, Nebraska 68310, Attention: Secretary. The written demand for dissenters' rights should specify that the holder is thereby demanding dissenters' rights for his or her shares.

    Within 10 days after the Effective Time, Exmark, as the surviving corporation in the Merger, must send a notice to each holder of Exmark capital stock who properly exercised their dissenters' rights. The notice must (1) state where the payment demand must be sent and where and when certificates must be deposited, (2) supply a form for demanding payment, (3) set a date by which Exmark must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the notice is delivered, and (4) include a copy of the Dissenters' Rights Statute.

    A stockholder who was sent such a dissenters' notice must, among other actions, demand payment and deposit his or her certificates in accordance with the terms of the notice. A stockholder who does not demand payment or does not deposit his or her share certificates where required, each by the date set in the dissenters' notice, will not be entitled to payment for his or her shares under the Dissenters' Rights Statute.

    Upon receipt of a proper and timely demand for payment, Exmark will pay each dissenter who complied with the Dissenters' Rights Statute the amount estimated by Exmark to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by certain financial statements, information concerning Exmark's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement regarding the right to protest the calculated fair value and a copy of the Dissenters' Rights Statute.

    A dissenter may notify Exmark in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate, less any amount already paid for such shares, if
(1) the dissenter believes that the amount paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, or (2) Exmark fails to make payment within 60 days after the date set for demanding payment. A dissenter waives his or her right to protest the payment unless he or she notifies Exmark of his or her demand in writing within 30 days after Exmark made or offered payment for his or her shares. If a demand for payment remains unsettled, Exmark shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Exmark does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    If any holder of Exmark capital stock who demands dissenters' rights fails to perfect, or effectively withdraws or loses his or her right to dissent, then the shares of Exmark capital stock of such holder will be converted into and become the right to receive the Merger Consideration in accordance with the Merger Agreement.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "--Certain Federal Income Tax Consequences."

    The foregoing summary of the applicable provisions of Sections 21-20,137 to 21-20,150 of the NBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Sections, the full text of which is attached as Exhibit B to this Proxy Statement/Prospectus.

STOCK EXCHANGE LISTING

    Toro has agreed that the Toro Common Stock to be issued pursuant to the Merger will be approved for listing on the NYSE, subject to official notice of issuance. An application has been made for listing such Toro Common Stock on the NYSE promptly following the Effective Time.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger was subject to these requirements. The applicable waiting period expired on August 13, 1997.

    The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Exmark by Toro, in whole or in part, or the divestiture of substantial assets of Toro, Exmark or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Toro and Exmark relating to the businesses in which Toro, Exmark and their respective subsidiaries are engaged, Toro and Exmark believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Toro and Exmark will prevail.

    Neither Toro nor Exmark is aware of any other material governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

RESALES OF TORO COMMON STOCK ISSUED IN THE MERGER

    Toro Common Stock to be issued to stockholders of Exmark in connection with the Merger has been registered under the Securities Act. Toro Common Stock received by stockholders of Exmark upon consummation of the Merger will be freely transferable under the Securities Act except for shares issued to any person who may be deemed to be an "Affiliate" (as defined below) of Exmark or Toro within the meaning of Rule 145 under the Securities Act. "Affiliate" is generally defined as a person who controls, is controlled by, or is under common control with Exmark or Toro at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of Exmark or Toro may not sell their shares of Toro Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Toro Common Stock acquired in connection with the Merger only through "unsolicited broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Toro Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Toro remained current with its informational filings with the SEC under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such Toro Common Stock without such manner of sale or volume limitations, provided that Toro was current with its Exchange Act informational filings and such Affiliate was not then an affiliate of Toro. Two years after the Effective Time, an Affiliate would be able to sell such shares of Toro Common Stock without any restrictions so long as such Affiliate had not been an affiliate of Toro for at least three months prior thereto. Certain Affiliates have entered

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
into separate Affiliate Agreements concerning the resales of Toro Common Stock issue in the Merger. See "--Affiliate Agreements."

AFFILIATE AGREEMENTS

    In connection with the execution of the Merger Agreement, certain persons deemed by Exmark as potential "Affiliates" of Exmark for purposes of the federal securities laws entered into Affiliate Agreements with Toro pursuant to which such Affiliates agreed (1) not to make any sale, transfer or other disposition of Toro Common Stock in violation of the Securities Act or Rule 145 thereunder and (2) not to sell, transfer or otherwise dispose of Toro Common Stock issued to such Affiliate upon payment of the Contingent Payment Rights unless such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. SEE ALSO "THE MERGER."

GENERAL

    The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Exmark, Exmark will continue as the Surviving Corporation, and the separate existence of Merger Subsidiary will cease. Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Toro.

    Pursuant to the Merger Agreement, at the Effective Time and except for Dissenting Shares and Canceled Shares, (1) each issued and outstanding share of Exmark Common Stock will be converted into and become a right to receive (a) the Initial Per Share Payment Consideration and (b) one Common/ Preferred Contingent Payment Right, (2) each issued and outstanding share of Exmark Preferred Stock shall be converted into and become a right to receive (a) four times the Initial Per Share Payment Consideration and (b) four Common/Preferred Contingent Payment Rights, (3) each issued and outstanding share of Exmark Class B Stock shall be converted into and become a right to receive (a) the Class B Initial Per Share Payment Consideration and (b) one Class B Contingent Payment Right, and (4) each issued and outstanding share of Exmark Class C Stock shall be converted into and become a right to receive the Initial Per Share Payment Consideration. See "THE MERGER--Effects of the Merger."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Toro, Merger Subsidiary and Exmark. Such representations and warranties are subject, in certain cases, to specified exceptions.

    Exmark has made certain representations and warranties to Toro relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the due organization, authority, power and standing of Exmark, and the accuracy of the articles of incorporation and bylaws of Exmark; (2) the authorization, execution, delivery and performance by, and enforceability of, the Merger Agreement, the Articles of Merger and the Exmark Ancillary Agreements; (3) due authorization by Exmark's board of directors of the Merger Agreement, the Merger, the Articles of Merger, the Exmark Ancillary Agreements, the Signing Bonuses and other matters; (4) the absence of any breach or violation of other agreements, laws or orders; (5) except as set forth in the Merger Agreement, absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (6) except as set forth in the Merger Agreement, the absence of subsidiaries; (7) capital stock; (8) financial statements; (9) the absence of undisclosed liabilities; (10) the absence of certain material adverse changes; (11) the absence of certain developments; (12) title to properties; (13) accounts receivable; (14) inventory; (15) tax matters; (16) Exmark's performance of material obligations in connection with disclosed contracts and commitments; (17) intellectual property rights; (18) the absence of material pending or threatened litigation; (19) warranties and products; (20) employees; (21) employee benefit plans; (22) insurance; (23) the absence of certain affiliate transactions; (24) customers and suppliers; (25) distributions; (26) officers and directors and the existence of bank accounts;
(27) compliance with applicable laws and the possession of all licenses, permits and certificates necessary to operate the business of Exmark; (28) environmental matters; (29) brokerage fees; (30) opinion of financial advisor; (31) stockholder agreements; (32) registration statement; and (33) disclosures.

    Toro and Merger Subsidiary, jointly and severally, have made certain representations and warranties to Exmark related to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the due organization, authority, power and standing of Toro; (2) the authorization, execution, delivery and performance by, and enforceability of, the Merger Agreement and the Toro Ancillary Agreements;
(3) the absence of any breach or violation of other agreements, laws or orders;
(4) the capital stock of the Merger Subsidiary; (5) except as set forth in the Merger Agreement, absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (6) brokerage fees; (7) SEC documents; (8) capital stock of Toro; (9) absence of certain current plans or intentions relating to Exmark; and (10) the due authorization and validity of the stock issued in the Merger.

COVENANTS

    Pursuant to the Merger Agreement, Exmark has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by Toro in writing, Exmark, among other things, (1) will conduct its business in the ordinary course of its business; (2) will not issue or sell any additional shares of its capital stock, or sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (3) will not grant any bonuses, salary increases, severance or termination pay to any officers, directors or consultants or certain employees; (4) will not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or of any director; (5) will use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships; and
(6) will not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11 of the Merger Agreement.

    In addition, pursuant to the Merger Agreement, prior to the Effective Time, and except as expressly permitted by the Merger Agreement, Exmark will, among other things, (1) provide to Toro full access at all reasonable times and upon reasonable notice access to Exmark's books and records; (2) cause to be duly called and held a meeting the Exmark stockholders; (3) furnish or cause to be furnished to Toro all information concerning Exmark required to be included in the Registration Statement and any other applicable documents, including the Proxy Statement/Prospectus; (4) prepare and deliver to Toro all quarterly and monthly financial statements for any periods ending at least 15 days prior to the Effective Time; (5) take all commercially reasonable actions necessary or desirable to cause the conditions set forth in the Merger Agreement to be satisfied and to consummate the transactions contemplated by the Merger Agreement and obtain all consents and waivers contemplated by the Merger Agreement; (6) refrain from soliciting, initiating and encouraging submission of any proposal or offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Exmark or other similar transaction or business combination involving Exmark or participate in any negotiations regarding the foregoing; and (7) amend and restate its articles of incorporation in order to authorize the issuance of Exmark Class B Stock and Exmark Class C Stock.

    Pursuant to the Merger Agreement, Toro and Merger Subsidiary have agreed that Toro will, subject to certain exceptions, (1) promptly as practicable after the execution of the Merger Agreement, make or cause to be made all filings and submissions under the HSR Act and any other applicable laws or regulations; (2) take all commercially reasonable actions necessary to consummate the transactions contemplated by the Merger Agreement; (3) file the Registration Statement and any applicable documents, which will include the Proxy Statement/Prospectus with the SEC; (4) file all documents required to be filed to list the Toro Common Stock to be issued pursuant to the Merger Agreement on the NYSE; (5) take all corporate action necessary to ensure that any shares of Toro Common Stock issued by Toro to the Exmark stockholders pursuant to the Initial Payment and the Contingent Payment Rights will, upon such issuance and delivery, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights; and (6) file all documents required to obtain, prior to the Effective Time, all necessary approvals under state securities laws, if any.

LIMITATIONS ON NEGOTIATIONS BY EXMARK

    Except as set forth in the Merger Agreement, Exmark will not, directly or indirectly, through any officer, director, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition of the capital stock or business of Exmark, or all or a material portion of the assets of Exmark, or other similar transaction or business combination involving Exmark, and shall not participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Exmark will promptly notify Toro of any such inquiry and will keep Toro informed, on a current basis, of the status and terms of any such proposals, offers, discussions and negotiations.

    Notwithstanding the foregoing, nothing contained in the Merger Agreement shall prevent Exmark or its board of directors from engaging in discussions or negotiations with, or providing any information to, a third party in response to an unsolicited bona fide acquisition proposal from such person, or from recommending an unsolicited bona fide acquisition proposal to the stockholders of Exmark, if and to the extent that the Board of Directors of Exmark: (1) concludes in good faith (after consultation with its financial and legal advisors) that such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal, including the identity of the person making the proposal, and would, if consummated, result in a transaction more favorable to Exmark's stockholders from a financial and strategic point of view than the Merger (such more favorable acquisition proposal being referred to herein as "Superior Proposal"); and (2) is advised by its legal counsel that such action is necessary in order for Exmark's Board of Directors to satisfy its fiduciary duties under Nebraska law; provided, however, that Exmark's legal counsel provide reasonably satisfactory written evidence of such advice to Toro prior to Exmark's Board of Directors taking any such action. Prior to providing information or data to any third party or entering into discussions or negotiations with any third party, Exmark shall receive from such third party an executed confidentiality agreement. Exmark shall notify Toro immediately of any inquiries, proposals or offers, including the name of such third party and the terms and conditions of any proposals or offers.

CONDITIONS

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the stockholders of Exmark. Consummation of the Merger is also subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law).

    Each party's respective obligations to effect the Merger are subject to various conditions, including the following: (1) the applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approval that are required for the consummation transactions contemplated by the Merger Agreement or the Articles of Merger will have been duly made and obtained; (2) there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, challenging or otherwise seeking to restrain consummation of the transactions contemplated in the Merger Agreement, seeking to invalidate or render unenforceable any material provision of the Merger Agreement, the Articles of Merger or any of the Exmark Ancillary Agreements or Toro Ancillary Agreements, or otherwise relating to and materially adversely affecting the transactions contemplated thereby; (3) there shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement that would reasonably be expected to result in any of the consequences referred to in item (2) above; and
(4) the Registration Statement shall have become effective and shall not be subject to any stop order, and no action suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved, and Toro shall have received all necessary state securities law authorizations.

    The obligations of Toro and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions: (1) the representations and warranties of Exmark set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time of the Merger as though made on and as of such date; (2) Exmark shall have performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement prior to the Effective Time; (3) Exmark shall have obtained all necessary consents and approvals; (4) the Merger Agreement, the Articles of Merger, the Merger, the Signing Bonuses and the New Articles of Incorporation shall have been duly and validly approved by Exmark's Board of Directors, and the Merger Agreement, the Merger, the Signing Bonuses and the New Articles of Incorporation shall have been duly and validly approved by the Stockholders of Exmark; (5) Toro shall not have discovered any fact or circumstances existing as of the Effective Time, which previously had not been disclosed to Toro regarding the business, assets, properties, condition, results of operations or prospects of Exmark, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to Exmark or to the value of the shares of Exmark's capital stock; (6) there shall have been no damage, destruction or loss of or to any property or properties owned or used by Exmark, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the business or result of Exmark; (7) Toro shall have received from Exmark's legal counsel a written opinion, dated the Effective Time, addressed to Toro and satisfactory to Toro's legal counsel; (8) not more than 8% of the outstanding shares of Exmark Common Stock and Exmark Preferred Stock shall be qualified to be Dissenting Shares as of the Effective Time; (9) Toro shall have received from Grant Thornton LLP, Exmark's accountant, a "comfort" letter, dated as of the effective date of the Registration Statement and updated through the Effective Time; (10) Exmark shall have delivered to Toro all of the following: (a) certificates executed by certain officers of Exmark concerning certain conditions precedent, (b) copies of third party and governmental consents and approvals and certain authorizations, (c) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Exmark, (d) resignations from certain of Exmark's directors, (e) a copy of the certified Articles of Incorporation of Exmark and a Certificate of Good Standing of Exmark from the Nebraska Secretary of State, (f) a copy of each of (i) the text of resolutions adopted by Exmark's Board of Directors authorizing and approving the Merger and authorizing the execution, delivery and performance of the Merger Agreement, the Articles of Merger and the New Articles of Incorporation, the payments of the Signing Bonuses and the consummation of transactions contemplated by the Merger Agreement, and (ii) the current bylaws of Exmark certified by its corporate secretary, (g) incumbency certificates executed on behalf of Exmark by its corporate secretary certifying the signatures and offices of certain officers,

(h) an executed copy of each of the Exmark Ancillary Agreements and (i) such other certificates, documents and instruments as Toro reasonably requests related to the transactions contemplated by the Merger Agreement; (11) H. John Smith, Ray Rickard, Roger Smith, Garry Busboom and Mike Hirschman shall have entered into Employment Agreements acceptable to Toro; and (12) all compensation plans and similar agreements between Exmark and each of H. John Smith, Ray Rickard, Holiman and Roger Smith shall have been terminated, except that Exmark may continue to pay, consistent with past practice, (a) bonuses to H. John Smith and Ray Rickard pursuant to Exmark's incentive bonus program for executives for services performed prior to October 31, 1997, and (b) commissions to Holiman's sales personnel; (13) Exmark shall have terminated its 1990 Stock Option Plan and its 1992 Restricted Stock Plan and all Outstanding Purchase Rights shall have been fully exercised or canceled; and (14) Exmark shall have acquired Holiman on terms acceptable to Toro pursuant to a purchase agreement and, at the Effective Time, Holiman's net worth shall equal or exceed $200,000.

    The obligation of Exmark to consummate the Merger is subject to the satisfaction at or before the Effective Date of the following conditions: (1) the representations and warranties of Toro set forth in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made on and as of such date; (2) Toro and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under the Merger Agreement and the Articles of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Articles of Merger; (3) Toro and Merger Subsidiary shall have delivered to Exmark (a) a certificate executed by the appropriate officer(s) of Toro dated as of the Effective Date, stating that to the knowledge of such officer(s) certain conditions precedent set forth in the Merger Agreement have been satisfied, and
(b) an executed copy of each of the Toro Ancillary Agreements; (4) the Signing Bonuses to H. John Smith and Ray Rickard, as appropriate, shall have been paid;
(5) Exmark shall have received an opinion dated as of the Effective Time in form and substance satisfactory to Exmark of Croker, Huck, Kasher, DeWitt, Anderson & Gonderinger, P.C., to the effect that (a) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (b) Toro, Merger Subsidiary and Exmark will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (c) no income, gain or loss will be recognized for federal income tax purposes by either Exmark or Toro as a result of the consummation of the Merger, and (d) no income, gain or loss will be recognized for federal income tax purposes by the stockholders of Exmark upon the exchange in the Merger of Shares solely for the Merger Consideration (other than the cash portion thereof and any cash received in lieu of fractional shares); (6) Exmark shall have received an updated opinion of McCarthy & Co., addressed to the board of directors of Exmark and dated not more than two business days prior to the date the Prospectus-Proxy Statement is first mailed to Exmark's stockholders, to the effect that, as of the date of such opinion, the Merger is fair to Exmark's stockholders from a financial point of view; (7) Exmark shall have received the opinion of J. Lawrence McIntyre, Toro's General Counsel; and (8) the shares of Toro Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE.

SURVIVAL

    The Merger Agreement provides that all of Toro's and Merger Subsidiary's representations and warranties and all of Exmark's representations and warranties contained therein will survive the Closing of the Merger until the date on which the last payment of the Holdback Amount is made (the "Last Payment Date") and will have no further force or effect thereafter.

OFFSET RIGHT

    Pursuant to the Merger Agreement, Toro will have the right to offset (the "Offset Right"), from time to time, any loss, liability, deficiency, damage, penalty, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid, until the Last Payment Date (the "Offset Period") and after taking into effect the tax effects of such items and any use of the Offset Right thereunder

(collectively, "the Losses"), against both the Holdback Amount and the Contingent Payments, which Toro or the Surviving Corporation or any of their respective affiliates, officers, directors, employees or agents (the "Protected Parties") may suffer or become subject to, as a result of: (1) any misrepresentation (a "Misrepresentation") in any of the representations and warranties of Exmark contained in the Merger Agreement or in any of the exhibits, schedules, certificates and other documents delivered or to be delivered by or on behalf of Exmark pursuant to the Merger Agreement or otherwise referenced or incorporated in the Merger Agreement (collectively, the "Related Documents"); (2) any breach (a "Breach") of, or failure to perform, any agreement or covenant of Exmark contained in the Merger Agreement or any of the Related Documents; (3) any and all Losses suffered by any of the Protected Parties and any and all Claims (as defined below) or threatened Claims against the Protected Parties arising out of actions or inactions of Exmark (regardless of whether there may also be a Misrepresentation arising out of such actions or inactions) prior to the Effective Time with respect to (a) any Release (as defined in the Merger Agreement) of any Hazardous Materials (as defined in the Merger Agreement) on, under or from the Real Property (as defined in the Merger Agreement); (b) any environmental contamination of the Real Property, including without limitation the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location; (c) any injury to the environment, or to human health or safety associated with the environment, by reason of the condition of, or activities past or present on or under, the Real Property; or (d) any violation, or alleged violation, of any Environmental Law (as defined in the Merger Agreement) with respect to the Real Property or Exmark's operations at the Real Property, specifically including any and all costs and expenses required to cause Exmark to comply with any such Environmental Law (all such Losses, Claims and threatened Claims are collectively referred to as "Environmental Losses"); and (4) any amounts paid to Exmark's dissenting stockholders in excess of the aggregate amount of the value of the Merger Consideration that such stockholders otherwise would have received in the Merger.

    Notwithstanding the foregoing, the amount of any Losses shall be offset by any insurance proceeds received by Exmark with respect to insurance policies paid for by Exmark.

    In the event Toro exercises its Offset Right, such offset will be applied first against any payment to be made from the Holdback Amount, and any remainder of such offset shall be applied against any payment due or to become due with respect to the 1998 Contingent Payment, and any remainder of such offset shall be applied against any payment or payments due or to become due with respect to the 1999 Contingent Payment.

    In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses subject to Toro's Offset Right thereunder, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to therein as a "Claim"), Toro is required to promptly notify the Stockholders' Representatives in writing of the nature of any such Claim and Toro's estimate of the Losses arising therefrom.

    The Stockholders' Representatives shall be entitled to contest and defend such Claim under the procedures and conditions set forth in the Merger Agreement. The Stockholders' Representatives must provide Toro with notice of the intention to contest and defend within 20 days after Toro provides notice of such Claim. Toro is entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by its own attorneys. Neither Toro nor the Stockholders' Representatives may concede, settle or compromise any Claim without the consent of the other, which consent may not be unreasonably withheld. The Stockholders' Representatives may have the cost of defense, including reasonable legal expenses, paid or reimbursed by the Surviving Corporation.

    The Merger Agreement provides, subject to certain exceptions for specified matters, that the right of Toro to exercise its Offset Right thereunder will be subject to the following limitations: (1) Toro will not be entitled to exercise its Offset Right with respect to any Losses, until the aggregate amount of all Losses thereunder exceeds the greater of $50,000 or an amount equal to 50% of the difference of the Actual Net

Worth and $8,243,000; (2) an individual Loss will not give rise to an Offset Right unless such Loss equals or exceeds $10,000 (however, this limitation does not apply to any Loss that relates to a claim or action that arises from the same or substantially the same facts as one or more other claims or actions and the aggregate amount of Losses so arising is at least $10,000); (3) Toro will not be entitled to exercise its Offset Right with respect to any Losses unless Toro delivers to the Stockholders' Representatives an Offset Notice or notice of a Claim prior to the end of the Offset Period; (4) Toro will not be entitled to exercise its Offset Right with respect to any Losses to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of Toro, any director, officer or employee of Toro or any Toro subsidiary; (5) Toro will be entitled to exercise its Offset Right only for Losses in an aggregate amount not exceeding the Holdback Amount and the total amount of the Contingent Payment Rights and (6) the Offset Right will be Toro's sole and exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of the Merger Agreement, and Toro has agreed that it will not, and waives all rights to, institute or maintain any suit, proceeding or action against the Holders or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to Exmark's stockholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right; provided that, (a) nothing contained in the Merger Agreement shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with the Merger Agreement, and (b) nothing contained in the Merger Agreement shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under Article XII of the Merger Agreement has against another party to such agreement in accordance with the terms and conditions provided therein.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (1) by the mutual consent of Toro, Merger Subsidiary and Exmark; (2) by Toro or Exmark, if there has been a material misrepresentation, a material breach of warranty or a material breach of covenant on the part of the other in the representations, warranties and covenants set forth in the Merger Agreement;
(3) by Toro or Exmark, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, foreign or domestic, which would make the consummation of the Merger illegal and such action, statute, rule, regulation or order shall have become final and unappealable; (4) by Toro or Exmark, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, which would (a) prohibit Exmark's or Toro's ownership or operation of all or a portion of Exmark's business, or (b) compel Toro or Exmark to dispose of or hold separate all or a portion of the business or assets of Exmark or Toro as a result of the Merger; (5) by Toro or Exmark, if the transactions contemplated herein have not been consummated on or before January 31, 1998; provided that, neither will be entitled to terminate the Merger Agreement if such party's willful breach of the Merger Agreement has prevented the consummation of the transactions contemplated by the Merger Agreement; (6) by Toro or Exmark, if certain conditions precedent to such party's obligations to consummate the Merger become impossible to satisfy; (7) by Toro or Exmark, if the board of directors of Exmark withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Toro or Merger Subsidiary or shall have resolved to do any of the foregoing or the board of directors of Exmark shall have recommended to the stockholders of Exmark any Superior Proposal or resolved to do so; (8) by Toro or Exmark, if the Stockholders' Meeting shall have been held and the stockholders of Exmark shall have failed to approve the Merger Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses at such meeting (including any adjournment or postponement thereof); (9) by Toro, if (a) Exmark receives an unsolicited proposal that constitutes a Superior Proposal and the board of directors of Exmark, within 30 calendar days after such proposal is received by Exmark (which thirty-day period may be extended by Exmark for such additional period not exceeding 30 days as Exmark reasonably determines, based on consultations with independent counsel, to be required in order to satisfy its fiduciary obligations under law), either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal, (b) a tender offer or exchange offer for 20% or more of the outstanding shares of Exmark's capital stock is commenced, and the board of directors of Exmark, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, or (c) any person (other than Toro or its affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Exmark's Capital Stock; (10) by Toro, if the number of Dissenting Shares (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock) exceeds 8% of the total number of shares of Exmark Common Stock and Exmark Preferred Stock that are issued and outstanding as of the Record Date of the Stockholders' Meeting (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock); (11) if after the date the Merger Agreement is signed there shall have been a material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of Exmark, or if an event (other than a general industry or economic downturn) shall have occurred which, so far as reasonably can be foreseen, would result in any such change; (12) by Toro, if the Initial Toro Share Price is less than $30 per share; or (13) by Exmark, if the Initial Toro Share Price exceeds $44 per share.

    In the event of termination of the Merger Agreement by Toro, Merger Subsidiary or Exmark, all provisions of the Merger Agreement will terminate except such provisions set forth in the Merger Agreement relating to termination fees, press releases and announcements, expenses, governing law and confidentiality, all of which shall survive indefinitely.

TERMINATION FEES

    Toro and Exmark have agreed that Exmark shall pay Toro a fee of $1,500,000
(a) if the Merger Agreement is terminated pursuant to Item (7) above; (b) if the Merger Agreement is terminated pursuant to Item (9) above, and the transaction contemplated by such Superior Proposal ultimately is consummated (or any similar transaction is consummated with a party other than Toro or Merger Subsidiary), or (c) if the Merger Agreement is terminated pursuant to Item (8) above and a Superior Proposal exists on the date of the Stockholders' Meeting.

FEES AND EXPENSES

    Except as otherwise expressly provided in the Merger Agreement, Exmark, the Stockholders' Representatives, Toro and Merger Subsidiary will each pay all of their own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of the Merger Agreement, the performance of their respective obligations under the Merger Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby. Toro shall pay for any environmental audit that it may cause to be performed and real estate title insurance purchased in connection with the Merger. Exmark shall pay any loan prepayment and other related fees incurred by it or Toro in connection with the Merger. Exmark and Toro shall each pay one-half of the HSR Act filing fee applicable to the Merger.

                      CERTAIN INFORMATION CONCERNING TORO

GENERAL

    Toro designs, manufactures and markets consumer and professional turf maintenance equipment, snow removal products and irrigation systems. Toro produced its first lawn mower for golf course fairways in 1922 and its first lawn mower for home use in 1939 and has continued to enhance its product lines ever since.

    Toro emphasizes quality and innovation in its products, manufacturing and marketing. Toro strives to provide well built, dependable products supported by an extensive service network. Innovation is emphasized through the introduction of new and enhanced products. Toro's substantial funding of research and development, as well as its acquisition strategy and its licensing and related agreements, all contribute to its new product development efforts. Through these efforts Toro also attempts to be responsive to trends which may affect its target markets, now and in the future. Toro believes that a significant portion of its revenues in recent years have been attributable to its new and enhanced products. Examples of recently introduced products include the Recycler-Registered Trademark- lawn mower which reduces the need for disposal of grass clippings, a high pressure water jet turf aerator for maintenance of golf course putting greens and an enhanced electronic controller for residential irrigation systems which features programmable timing and zone control functions.

    Toro was incorporated in Minnesota in 1935 as a successor to a business founded in 1914. It was reincorporated in Delaware in 1983. Toro's executive offices are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, telephone number (612) 888-8801. Toro finances a significant portion of its receivables through Toro Credit Company ("Toro Credit"), its wholly-owned finance subsidiary. For further information concerning Toro, see the Toro documents included herein as Exhibit D.

RECENT DEVELOPMENTS

    No material changes to Toro's business have occurred since October 31, 1996, the end of Toro's latest fiscal year, that have not been described in a Quarterly Report on Form 10-Q filed by Toro under the Exchange Act.

SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA OF TORO

    Set forth below is selected consolidated historical financial information of Toro derived from the unaudited consolidated financial statements of Toro for the nine months ended August 1, 1997 and August 2, 1996, the audited consolidated financial statements of Toro for the fiscal year ended October 31, 1996, the three months ended October 31, 1995 and the years ended July 31, 1995, 1994, 1993, and 1992. In November 1995, Toro changed its fiscal year ended July 31 to a fiscal year ended October 31. The information should be read in conjunction with the consolidated financial statements of Toro and related notes thereto, included in Exhibit D to this Proxy Statement/Prospectus or included elsewhere in this Proxy Statement/Prospectus. In the opinion of Toro's management, the operating results for the nine months ended August 1, 1997 and August 2, 1996 reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the information contained therein. Results for the nine months ended August 1, 1997 are not necessarily indicative of the results for the full year. See "CERTAIN INFORMATION CONCERNING TORO" and the documents included in Exhibit D to this Proxy Statement/Prospectus.

                                                                     THREE
                                  NINE MONTHS ENDED       YEAR      MONTHS                   YEARS ENDED
                                ----------------------    ENDED      ENDED    ------------------------------------------
                                 8/1/97(1)    8/2/96    10/31/96   10/31/95    7/31/95    7/31/94    7/31/93    7/31/92
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales...................   $ 810,434   $ 732,712  $ 930,909  $ 192,278  $ 932,853  $ 794,341  $ 684,324  $ 643,748
  Cost of sales...............     517,695     466,689    589,186    120,575    598,275    506,816    445,495    419,138
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit..............     292,739     266,023    341,723     71,703    334,578    287,525    238,829    224,610
  Selling, general and
    administrative expense....     231,255     210,273    278,284     65,048    269,757    244,943    203,377    223,166
  Restructuring expense.......      --          --         --         --         --         --         --         24,900
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) from
    operations................      61,484      55,750     63,439      6,655     64,821     42,582     35,452    (23,456)
  Interest expense............      15,408      10,858     13,590      2,532     11,902     13,562     17,150     18,726
  Other (income) expense......      (5,957)     (7,642)   (10,331)    (2,483)    (8,193)    (8,030)    (3,053)    (7,279)
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Earnings (loss) before
      income taxes and
      extraordinary loss......      52,033      52,534     60,180      6,606     61,112     37,050     21,355    (34,903)
  Provision for income
    taxes.....................      20,553      20,751     23,771      2,609     24,445     14,820      8,315    (11,150)
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss) before
      extraordinary loss......      31,480      31,783     36,409      3,997     36,667     22,230     13,040    (23,753)
  Extraordinary loss, net of
    income tax benefit of
    $1,087....................      (1,663)     --         --         --         --         --         --         --
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss).......   $  29,817   $  31,783  $  36,409  $   3,997  $  36,667  $  22,230  $  13,040  $ (23,753)
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss) per
      common and common
      equivalent share before
      extraordinary loss......   $    2.53   $    2.52  $    2.90  $    0.32  $    2.81  $    1.71  $    1.05  $   (1.98)
    Extraordinary loss, net of
      income tax benefit......       (0.13)     --         --         --         --         --         --         --
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss) per
      common and common
      equivalent share........   $    2.40   $    2.52  $    2.90  $    0.32  $    2.81  $    1.71  $    1.05  $   (1.98)
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Working capital.............   $ 221,094   $ 197,896  $ 197,144  $ 165,086  $ 168,951  $ 175,783  $ 193,870  $ 210,430
  Total assets................     704,970     531,930    496,877    472,653    468,315    443,639    419,203    421,310
  Short-term debt (including
    current portion of
    long-term debt)...........      95,365      83,973     41,375     56,909     38,625     20,300     15,000     --
  Long-term debt (less current
    portion)..................     177,650      53,046     53,015     53,365     64,935     81,025    122,970    164,100
  Common shareholders'
    equity....................     233,667     209,562    213,567    190,892    185,471    168,652    144,601    132,614
OTHER DATA:
  Dividends per common share..   $    0.36   $    0.36  $    0.48  $    0.12  $    0.48  $    0.48  $    0.48  $    0.48

------------------------
Notes:
(1) Toro's consolidated financial statements include the results of operations of the James Hardie Irrigation Group from the date of acquisition, December 2, 1996.

                     CERTAIN INFORMATION CONCERNING EXMARK

    Exmark is engaged in the manufacturing/assembly of outdoor power equipment products, principally mid-size walk behind and riding commercial lawn mowers. Its competitors include Toro, Deere & Co.-TM-, Snapper-TM- (a business segment of Metromedia Communications), Ransomes and Jacobsen (a division of Textron).

    Exmark's product line consists of mid-size commercial walk behind and riding mowers (E.G. 32", 36", 44", 48" and 60" cutting widths), and various accessories such as grass catchers and riding sulkies. Exmark has placed emphasis on new product generation because of the belief that in order to retain current dealers, attract new dealers and increase market share, new product offerings are critical. Examples of the most recent new product introductions are the Turf Tracer Hydro introduced in 1991, the Exmark Viking Hydro in 1992, Exmark Explorer Two in 1992, the Exmark Metro in 1993, the Exmark Lazer Z introduced in the Spring of 1995, the Turf Tracer HP introduced in the Fall of 1996 and the Metro HP introduced in the Fall of 1997.

    Exmark sells its products throughout the United States and Canada. Sales volume is generated primarily through Exmark's manufacturers' representative, Holiman. Less than 10% of the overall sales volume comes from direct sales or "in-house" accounts. Holiman, Exmark's manufacturers' representative, is responsible for seeking, establishing, developing, and servicing a network of wholesale distributors within their assigned territory. Holiman represents Exmark products exclusively. The distributor base upon which Exmark depends for its overall sales volume is comprised of 20 U.S. distributors and four Canadian distributors which in turn market Exmark products to approximately 1,007 dealers.

    Exmark's customers are mainly commercial lawn and turf maintenance companies. The commercial lawn and turf maintenance equipment market is very competitive. It is served by a large number of manufacturers, including large companies such as Toro and companies the size of Exmark and smaller.

    The majority of various component parts required to construct Exmark products are acquired from outside vendors. These vendors include Briggs & Stratton Co., Kawasaki Motor Co., Kohler Co., Sunstrand-Hydro Gear, and Peerless Division of Tecumseh Products Co. There are no contractual arrangements obligating Exmark to purchase component parts from any specific supplier.

    Patents have been granted or are pending for designs on several of the most recent product introductions. Exmark has a federal trademark registration for Exmark Explorer, Exmark Turf Ranger, Trivantage, Smart Step and Turf Tracer. In addition, Exmark has applied for and received federal trademark registration of the trademarks Exmark, Exmark Ranger, Exmark Parts Plus, and Advanta Lease.

    The outdoor power equipment industry is one which is highly subject to product liability suits due to the nature of injuries which could potentially arise. While Exmark has not experienced any uninsured or underinsured losses in this area, there can be no assurance that such actions will not occur in the future. In the event Exmark became subject to sizeable products liability claims, the ability of Exmark to continue operations could be threatened. Exmark has sought to protect itself by the use of insurance. To the extent insurance in this area should become unavailable or should dramatically rise in cost, or in the event of claim(s) in excess of policy limits, the operations of Exmark could be adversely affected. In some jurisdictions, injured claimants are permitted to seek punitive damages. Punitive damage awards are generally not covered by insurance. There have been a number of reported instances of enormous punitive damage awards. Punitive damage awards could potentially threaten Exmark's ability to continue operations.

                       SELECTED FINANCIAL DATA OF EXMARK

    Set forth below is selected historical financial information of Exmark derived from the audited financial statements of Exmark for the fiscal years ended August 31, 1997, 1996, 1995, 1994 and 1993. The information should be read in conjunction with the Management's Discussion and Analysis of Exmark, the financial statements of Exmark and related notes thereto included elsewhere herein. See "FINANCIAL STATEMENTS OF EXMARK."

                                                                                  YEARS ENDED
                                                             -----------------------------------------------------
                                                              8/31/97    8/31/96    8/31/95    8/31/94    8/31/93
                                                             ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales....................................................  $  53,420  $  38,372  $  25,265  $  19,375  $  14,680
  Cost of goods sold.......................................     35,687     25,217     16,535     12,372      9,585
                                                             ---------  ---------  ---------  ---------  ---------
      Gross profit.........................................     17,733     13,155      8,730      7,003      5,095
  Operating expenses.......................................     12,614      9,819      6,518      5,317      4,022
                                                             ---------  ---------  ---------  ---------  ---------
      Earnings from operations.............................      5,119      3,336      2,212      1,686      1,073
  Interest expense.........................................      1,155      1,057        776        553        440
  Other income, net........................................       (324)      (232)      (177)      (113)       (82)
                                                             ---------  ---------  ---------  ---------  ---------
      Earnings before income taxes.........................      4,288      2,511      1,613      1,246        715
  Provision for income taxes...............................      1,492        846        550        488        252
                                                             ---------  ---------  ---------  ---------  ---------
    Net earnings...........................................  $   2,796  $   1,665  $   1,063  $     758  $     463
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
      Net earnings per common and common equivalent
        share..............................................  $   62.01  $   36.95  $   24.47  $   17.36  $   10.61
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA:
  Working capital..........................................  $   4,380  $   3,795  $   2,440  $   2,842  $   2,489
  Total assets.............................................     15,667      9,966      8,466      6,919      6,156
  Short-term debt (including current portion of long-term
    debt)..................................................      1,712        371        963        356        276
  Long-term debt (less current portion)....................        415        934      1,308      1,690      2,052
  Stockholders' equity.....................................      9,167      5,742      4,117      3,071      2,332

OTHER DATA:
  Dividends per common share...............................  $    1.50  $    1.00  $    0.75  $    0.50  $  --

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF EXMARK

    The following is Exmark's management's discussion and analysis of the significant factors affecting Exmark's results of operations and financial condition. This should be read in conjunction with Exmark's audited financial statements and the accompanying footnotes and other selected financial data presented elsewhere herein.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL POSITION FOR THE FISCAL YEAR ENDED AUGUST 31, 1997 AND 1996.

    On October 23, 1997, Exmark entered into an agreement to be purchased by The Toro Company, subject to approval by Exmark's stockholders. The Toro Company is headquartered in Bloomington, Minnesota and manufactured and markets consumer and commercial turf maintenance equipment, snow removal products and irrigation systems.

RESULTS OF OPERATIONS

    Net sales increased $15.0 million or 39.2% from fiscal 1996 to 1997, and $13.1 million or 51.9% from fiscal 1995 to 1996. Net earnings were $2.8 million in fiscal 1997 and $1.7 million in fiscal 1996, an increase of 67.9% from 1996 to 1997 and 56.5% from 1995 to 1996. The majority of the increase in sales over the two year period is attributable to sales growth in Exmark's zero-turn riding mower, the Lazer Z, which was introduced in April 1995, and a new mid-sized mower introduced in October 1994. In addition, the introduction of a new walk-behind mower in July 1996 contributed to the sales increase in fiscal 1997 over 1996. Overall sales growth in Exmark's products has exceeded that of others in the industry.

    Gross profit was 33.2%, 34.3% and 34.6% in fiscal 1997, 1996 and 1995, respectively. The decline in gross profit is primarily due to a change in product mix as well as higher production costs as a result of using of outside vendors to meet peak production demands for certain production processes. Material costs were relatively consistent from 1995 to 1997.

    Operating expenses, as a percent of sales, were 23.6%, 25.6% and 25.8% in fiscal 1997, 1996 and 1995, respectively. Operating expenses increased by $2.8 million from fiscal 1996 to 1997, but declined as a percent of sales as the result of efficiencies from higher production levels. Exmark completed an expansion of its existing facilities in fiscal 1997 to meet the higher anticipated production demand and, as a result, associated operating expenses are expected to increase. Exmark continues to make improvements and evaluate and use alternative resources in order to reduce operating expenses, improve quality and reduce the cost of existing products.

    Interest expense increased by 9.3% from fiscal 1996 to 1997 and 36.2% from fiscal 1995 to 1996, primarily as a result of interest incurred for dealer and distributor financing programs, which increases with sales. As a percent of sales, interest related to financing programs was 2.0%, 2.2% and 2.4% in fiscal 1997, 1996, and 1995, respectively.

    Income tax expense, as a percent of net earning before income taxes, was approximately 34.0% in fiscal 1995 through 1997. Exmark earned tax credits which offset its state income tax liability for fiscal 1995 through 1997.

FINANCIAL POSITION AT AUGUST 31, 1997

    Total assets increased by $5.7 million from $10.0 million to $15.7 million. This increase is the result of growth in both accounts receivable as a result of the higher sales level in fiscal 1997 and increases in inventory to meet the anticipated higher demand into fiscal 1998. In addition, property and equipment increased by $2.3 million as a result of the expansion of its facilities and replacement of certain equipment during fiscal 1997. Total current liabilities increased from $3.3 million to $6.1 million, as a result of an increase in accounts payable and accrued compensation and similar liabilities associated with the higher production level in fiscal 1997 as compared to fiscal 1996. In addition, at August 31, 1997, Exmark had short-term borrowings of $1.4 million outstanding under its line of credit agreement.

    Long-term debt, including the current portion, declined by $0.6 million to $0.7 million from fiscal 1996 to 1997, as Exmark made scheduled debt repayments under existing debt agreements.

LIQUIDITY AND CAPITAL RESOURCES

    Exmark's principal sources of cash in fiscal 1997 were cash generated from operations and proceeds from short-term borrowings. The primary uses of cash were increases in working capital associated with higher sales and production levels, and investment in property and equipment to support future growth through a plant expansion and investment in a new paint system. These capital projects were substantially complete at August 31, 1997.

    Exmark's seasonal working capital needs are provided by cash generated from operations and, to the extent necessary, short-term borrowings. At August 31, 1997, Exmark had $5.6 million available under an existing line of credit agreement with a bank, expiring in November 1997. Upon completion of the purchase of Exmark by Toro, Exmark's working capital needs will be funded through Toro.

INFLATION

    Exmark is subject to the effects of changing prices. Exmark has historically been able to pass along these inflationary increases through increases in the prices of its products.

                       DESCRIPTION OF TORO CAPITAL STOCK

    The following description of the capital stock of Toro does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the Toro's certificate of incorporation ("Toro's Certificate").

GENERAL

    Toro's authorized capital stock consists of 35,000,000 shares of Toro Common Stock; 1,000,000 shares of Voting Preferred Stock, par value $1.00 per share; and 1,000,000 shares of Non-Voting Preferred Stock, par value $1.00 per share, of which 150,000 shares are designated as Series A $11.28 Cumulative Non-Voting Preferred Stock (the "Series A Preferred Stock"). Toro's Board of Directors has adopted a certificate of designation with respect to a series of 150,000 shares of Voting Preferred Stock, the Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Series B Preferred Stock"), in connection with Toro's Rights Agreement dated June 14, 1988 (the "Rights Agreement"). See "--Rights Plan."

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and Toro's Certificate of Incorporation, as amended.

COMMON STOCK

    At August 1, 1997, there were 11,990,873 shares of Toro Common Stock outstanding. All outstanding shares of Toro Common Stock are, and the shares offered hereby, when issued, will be fully paid and nonassessable. All holders of Toro Common Stock have voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Toro Common Stock do not have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of Toro, except as described below under "Rights Plan."

    Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Toro Common Stock are entitled to dividends when and as declared by Toro's Board of

Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

    As of the date of this Proxy Statement/Prospectus, there were no shares of Series A Preferred Stock or Series B Preferred Stock outstanding. Previously outstanding shares of Series A Preferred Stock have been redeemed and may not be reissued as Series A Preferred Stock; however, Toro's Board of Directors is authorized to retire such series in which case the shares previously designated as such series shall assume the status of authorized but unissued shares of Preferred Stock. The Series B Preferred Stock is issuable in accordance with the terms of Toro's Rights Agreement. See "--Rights Plan."

    Toro's Board of Directors has the authority, in most instances without further stockholder action, to issue from time to time all or any part of the authorized Preferred Stock. Additional Preferred Stock is issuable in one or more series, and Toro's Board of Directors is authorized to determine the designation of and number of shares in each series and to fix the dividend, redemption, liquidation, retirement, conversion and voting rights, if any, of such series, and any other rights and preferences thereof. Any shares of Preferred Stock which may be issued may have disproportionately high voting rights or class voting rights may be convertible into shares of Toro Common Stock and may rank prior in right to shares of Toro Common Stock as to payment of dividends and upon liquidation. Although the issuance of additional Preferred Stock may have an adverse effect on the rights (including voting rights) of holders of Toro Common Stock, the consent of the holders of Toro Common Stock would not be required for any such issuance of Preferred Stock. In addition, the issuance of additional Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Toro. Toro has no current plans to issue any Preferred Stock, except as provided for in the Rights Agreement. See "--Rights Plan."

RIGHTS PLAN

    On June 14, 1988, Toro's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Toro Common Stock to holders of record on June 24, 1988. Each Right entitles the registered holder to purchase from Toro, at a price of $85, one one-hundredth of a share of Series B Preferred Stock subject to adjustment as provided in the Rights Agreement. Pursuant to the Rights Agreement, one Right attaches to and trades together with each share of Toro Common Stock issued by Toro, including any shares of Toro Common Stock issued in connection with the Merger.

    Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Toro Common Stock or (2) 10 business days (or such later date as may be determined by action of Toro's Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Toro Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be attached to the Toro Common Stock and will be evidenced by the Toro Common Stock certificate.

    Until the Distribution Date, the Rights will be transferred with and only with the Toro Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Toro Common Stock as of the close of business on the Distribution Date. The Rights are not exercisable until the Distribution Date. The Rights will expire on June 14, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Toro.

    In the event that Toro is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise at the then current exercise price of the Right, shares of Toro Common Stock of the acquiring company which at the time of such transaction have a market value of two times the exercise price of the Right. In the event that (1) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Toro Common Stock by a purchase pursuant to a tender offer for all of the Toro Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Toro Common Stock) or (2) during such time as there is an Acquiring Person, there shall be any reclassification of securities or recapitalization or reorganization of Toro which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Toro or any of its subsidiaries beneficially owned by the Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise Toro Common Stock having a market value of two times the exercise price of the Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Toro Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Toro Common Stock, Toro's Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Toro Common Stock, or one one-hundredth of a share of Series B Preferred Stock (or of a share of a class or series of Toro's Preferred Stock having equivalent rights, preferences and privileges), per Right.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Toro Common Stock, Toro's Board of Directors of Toro may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In addition, if a bidder who does not beneficially own more than 1% of the Toro Common Stock (and who has not within the past year owned in excess of 1% of the Toro Common Stock and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Toro) proposes to acquire all of the Toro Common Stock (and all other shares of capital stock of Toro entitled to vote with the Toro Common Stock in the election of directors or on mergers, consolidations, sales of all or substantially all of Toro's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Toro, upon the request of the bidder, will hold a special stockholders' meeting to vote on a resolution requesting Toro's Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder. No redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Toro Common Stock. Immediately upon redemption, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Toro, including without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Toro unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at an equitable price and which is otherwise in the best interests of Toro and its stockholders, as determined by Toro's Board of Directors. The Rights should not interfere with any merger or other business combination approved by Toro's Board of Directors since Toro's Board of Directors may, at its option, redeem the Rights at any time until there is an Acquiring Person.

    The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is included in Exhibit D to this Proxy Statement/Prospectus.

                      DESCRIPTION OF EXMARK CAPITAL STOCK

    The following description of capital stock of Exmark does not purport to be complete and is subject, in all respects, to applicable Nebraska law and to the provisions of Exmark's Articles of Incorporation ("Exmark Articles").

GENERAL

    The authorized capital stock of Exmark consists of (1) 24,000 shares of Exmark Common Stock, par value $10.00 per share, and (2) 21,000 shares of Exmark voting participating preferred stock, par value $40.00 per share ("Preferred Stock"). As of the date of this proxy statement/prospectus, 15,431 shares of Exmark Common Stock were issued and outstanding, and 7,416 shares of Exmark Preferred Stock were issued and outstanding. Presently, no shares are held in treasury.

COMMON STOCK

    Exmark Common Stock has the right to vote for the election of directors and for all other purposes, and each holder of Exmark Common Stock is entitled to one vote for each share held. Holders of Exmark Common Stock have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of Exmark.

    Holders of Exmark Common Stock are entitled to dividends when and as declared by Exmark's Board of Directors from funds legally available therefore in an amount per share equal to one-fourth of the dividends per share of Preferred Stock concurrently declared. In the event of liquidation, the Exmark Common Stock is subject to a liquidation preference of $40.00 per share of Exmark Preferred Stock. After each outstanding share of Exmark Preferred Stock has been allocated $40.00 of liquidation proceeds, each share of Exmark Common Stock is then entitled to receive an allocation of liquidation proceeds of $10.00 per share. Thereafter, each share of Exmark Common Stock will participate in liquidation proceeds on a one-to-four ratio with each share of Exmark Preferred Stock.

PREFERRED STOCK

    Exmark has one class of Preferred Stock authorized with 7,416 shares issued and outstanding as of the date hereof. The Exmark Preferred Stock has the right to vote for the election of directors and for all other purposes, and each holder of Exmark Preferred Stock is entitled to one vote for each share held. Holders of Exmark Preferred Stock have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of Exmark.

    Holders of Exmark Preferred Stock are entitled to dividends when and as declared by Exmark's Board of Directors from funds legally available therefor in an amount per share equal to four times the amount of dividends declared concurrently with respect to each share of Exmark Common Stock. The Exmark Preferred Stock has a liquidation preference in the amount of $40.00 per share in the event Exmark is the subject of a voluntary or involuntary liquidation. After holders of Exmark Preferred Stock have been allocated $40.00 per share of liquidation proceeds, holders of Exmark Common Stock are then entitled to allocation of liquidation proceeds of $10.00 per share of Exmark Common Stock. Thereafter, any remaining liquidation proceeds are allocable to Exmark Preferred Stock and Exmark Common Stock on a four-to-one ratio. That is, each share of Exmark Preferred Stock will be entitled to receive four times the amount of liquidation proceeds as the amount of liquidation proceeds allocable to each share of Exmark Common Stock.

EXMARK PREFERRED STOCK IF THE NEW ARTICLES OF INCORPORATION ARE APPROVED

    If the New Articles of Incorporation are approved by the requisite vote of Exmark's Stockholders, Exmark will have three classes of preferred stock: Exmark Preferred Stock, Exmark Class B Stock and Exmark Class C Stock.

    The New Articles of Incorporation clarify the distribution preference of the Exmark Preferred Stock. Under Exmark's existing articles of incorporation, the Exmark Preferred Stock is entitled to the liquidation preference described above. In order to confirm that this preference applies to the Merger Consideration to be received by holders of Exmark Preferred Stock in connection with the Merger, the New Articles of Incorporation were drafted to explicitly state that such holders would receive the same liquidation preference (I.E., a distribution preference) in the event of the acquisition of all or substantially all of the shares of Exmark by merger, purchase or otherwise.

    The New Articles of Incorporation also create two new classes of preferred stock. The Exmark Class B Stock and Exmark Class C Stock have the right to vote for the election of directors and for all other purposes, and each holder of Class B Stock and Exmark Class C Stock is entitled to one vote for each share held. Holders of Class B Stock and Exmark Class C Stock have the right to cumulate votes in the election of directors and do not have a right of redemption or any preferential right of subscription for any securities of Exmark.

    Holders of Exmark Class B Stock and Exmark Class C Stock are entitled to dividends when and as declared by Exmark's Board of Directors from funds legally available therefor and shall participate therein on a pro rata basis with each share of Exmark Common Stock. In the event of the liquidation of Exmark, each share of Exmark Class B Stock shall be entitled to a liquidation preference equal to the par value thereof ($.01), subject to the prior liquidation preference of Exmark Preferred Stock in the amount of the par value thereof. In the event of the liquidation of Exmark, each share of Exmark Class C Stock shall be entitled to a liquidation preference equal to the par value thereof ($.01), subject to the prior liquidation preference of the original Preferred Stock and the Class B Preferred Stock in the amount of the par values thereof.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of Toro stockholders are governed by the Delaware General Corporation Law (the "DGCL"), Toro's Certificate and Toro's Bylaws (the "Toro Bylaws"). The rights of Exmark stockholders are governed by the Nebraska Business Corporation Act (the "NBCA"), the Articles of Incorporation of Exmark, as amended ("Exmark Articles"), and the bylaws of Exmark ("Exmark Bylaws"). The following is a summary of certain material differences between the rights of stockholders of Toro and the rights of stockholders of Exmark, as contained in provisions of the DGCL and the NBCA, the Toro Certificate and Toro Bylaws, and the Exmark Articles and Exmark Bylaws. It does not purport to be a complete statement of the rights of Toro's stockholders as compared with the rights of Exmark stockholders, and the identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

STOCKHOLDERS' DISSENTERS' RIGHTS

    Under both the DGCL and the NBCA, stockholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.

    Under the DGCL, dissenters' rights are limited. Appraisal rights are available only in connection with certain statutory mergers or consolidations, amendments to the certificate of incorporation (if so provided in the certificate of incorporation), any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. The Toro Certificate does not grant such rights.

    Under the NBCA, the categories of transactions subject to dissenters' rights are broader than those in the DGCL. A stockholder of a Nebraska corporation may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting stockholder, a sale or exchange of all or substantially all of the corporation's property not in the usual course of business if the stockholder is entitled to vote on the sale or exchange, a plan of merger for which stockholder approval is required, a plan of exchange involving the acquisition of the corporation's shares if the stockholder is entitled to vote on the plan, and any corporate action taken pursuant to a stockholder vote to the extent the articles, bylaws or board resolutions provide for such rights. See "THE MERGER--Dissenters' Rights." Neither the Exmark Articles nor the Exmark Bylaws grant such rights.

BOARD OF DIRECTORS

    The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The Toro Articles and the Toro Bylaws presently require a board comprised of not less than eight nor more than eleven directors, with the exact number to be fixed by the board. Toro's board of directors is divided into three classes, as nearly equal in number as possible. Directors in each class serve for three years, and elections are staggered such that one class is elected each year.

    The NBCA provides that the board of directors of a Nebraska corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The Exmark Bylaws provide that the board shall consist of seven directors. Exmark's board of directors is divided into two classes, consisting of three and four directors, respectively. Directors in each class serve for two years, and elections are staggered such that one class is elected each year.

REMOVAL OF DIRECTORS

    The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of at least a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides in the case of a corporation whose board is classified, that directors may be removed only for cause, or unless the Corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. The Toro Certificate provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the voting stock of Toro, voting together as a single class. Toro does not have cumulative voting.

    The NBCA provides that stockholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause; provided, however, that if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect that director under cumulative voting is voted against the director's removal. Neither the Exmark Bylaws nor the Exmark Articles contain provisions with respect to removal of directors. The Exmark Bylaws provide for cumulative voting.

AMENDMENTS TO BYLAWS

    Under the DGCL, the Toro Bylaws may be altered, amended, supplemented or repealed, or new bylaws adopted, by the stockholders entitled to vote or by any other manner as may be authorized by the Toro Certificate. The Toro Certificate provides that the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Toro Bylaws by a majority vote; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class, is required to alter, amend or repeal certain Bylaws, including those involving the board of directors, actions by stockholders and certain business combinations.

    The NBCA and the Exmark Articles provide that either the stockholder or the directors may adopt, amend or repeal bylaws. However, under the NBCA, directors may not amend or repeal any bylaw if the bylaw expressly prohibits such action. Similarly, while stockholders may, if authorized by the articles of incorporation, adopt bylaws providing for a supermajority quorum or voting, the board of directors may not. The Exmark Articles do not authorize adoption of supermajority quorum or voting requirement. The Exmark Bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted, amended or repealed by the stockholders at any regular or special meeting or, except to the extent prohibited by law, by the board of directors at any regular or special meeting or, in certain circumstances, by informal action.

AMENDMENTS TO CERTIFICATE OR ARTICLES

    Under the DGCL, a corporation's certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. In addition, if an amendment would increase or decrease the number of authorized shares in a particular class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of such class so as to affect the class adversely, then a majority of shares of that class must approve the amendment. The DGCL permits a corporation to require a greater proportion of voting power to approve amendments to specified provisions. The Toro certificate provides that certain provisions of the certificate of incorporation, including those involving the board of directors, actions by stockholders and certain business combinations, cannot be altered, amended or repealed unless such modification complies with the supermajority voting provisions.

    The NBCA provides that a corporation's articles of incorporation may be amended by resolution of the board of directors and the affirmative vote of at least two-thirds of the shares entitled to vote, unless the articles of incorporation require a greater vote. Under the NBCA, holders of the outstanding shares of a class are entitled to vote as a separate voting group if, among other things, the amendment would alter the number of authorized shares of the class, effect an exchange or reclassification of all or part of the shares into another class, or otherwise change the rights, preferences or limitations of the shares in the class. The Exmark Articles do not alter these provisions.

INDEMNIFICATION

    The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees or agents. The DGCL provides for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnification is merely permissive, except that a corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorneys' fees actually and reasonably incurred in connection therewith. The DGCL allows a corporation, through its certificate of incorporation, bylaws, or other intracorporate agreements, to make indemnification mandatory.

    The Toro Certificate provides that Toro shall indemnify its directors and officers to the fullest extent permitted by law. The Toro Certificate specifically requires indemnification of all expense, liability and loss reasonably incurred by such director or officer by reason of the fact that such person was or is a director or officer of Toro or was or is serving at the request of Toro any other legal entity in any capacity while a director or officer of Toro. The Toro Certificate permits the board of directors to indemnify employees and agents.

    Under Nebraska law, a corporation is required to indemnify a director or officer of a corporation against expenses actually and reasonably incurred in connection with the successful defense of certain proceedings, provided that such person is wholly successful in the defense. The NBCA permits a corporation to indemnify employees and agents.

    The Exmark Articles provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation or was or is serving at the request of Exmark any other legal entity in any capacity. Such indemnification applies to all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

LIABILITY OF DIRECTORS

    Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty, subject to certain limitations. The Toro Certificate provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit, or as provided in the DGCL for liability for an unlawful payment of dividend, stock purchase or redemption.

    The NBCA similarly permits the articles of incorporation to eliminate or limit the liability of a director to the corporation or its stockholders from monetary damages for any action taken as a director except liability for the amount of a financial benefit the director received to which the director was not entitled; an intentional infliction of harm on the corporation or the stockholders; an intentional authorization of unlawful distribution; or an intentional violation of criminal law. The present Exmark articles of incorporation do not provide for the limitation or elimination of directors' liability in any manner. However, prior to the Merger, the Exmark stockholders will be asked to approve the New Articles of Incorporation, which will provide for the elimination and limitation of the directors' liability to the fullest extent allowed by the NBCA.

STOCKHOLDER MEETINGS

    The DGCL requires a corporation to hold an annual meeting of stockholders for the election of directors. In accordance with the DGCL and the Toro Certificate, special meetings of the stockholders of Toro may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board. Under the DGCL and the Toro Bylaws, whenever stockholders are required or permitted to take action at a meeting, a written notice regarding the meeting, which in the case of a special meeting, must indicate the purpose or purposes for which the meeting is called, must be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting. Under the DGCL, notice of a meeting to consider an agreement of merger must be sent at least 20 days prior to the date of the meeting.

    The NBCA provides for annual meetings of stockholders. Special meetings are held if called by the board of directors or others authorized by the articles of incorporation or bylaws or upon the demand for such a meeting by holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Exmark Bylaws provide that the president or the board of directors may call a special meeting of stockholders and that, at the request of holders of not less than 10% of all the outstanding shares of the Exmark entitled to vote at the meeting, the President must call a special meeting. The Exmark Bylaws require written notice stating the place, time and date of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 50 days before the meeting.

PREEMPTIVE RIGHTS

    Under Delaware law, stockholders of a corporation have no preemptive rights unless such rights are expressly granted in the certificate of incorporation. The Toro Certificate expressly provides that stockholders do not have preemptive rights to subscribe for any shares of Toro capital stock. Under Nebraska law, preemptive rights are presumed unless denied in the articles of incorporation. The Exmark Bylaws deny preemptive rights to stockholders.

MERGERS, CONSOLIDATIONS AND OTHER BUSINESS COMBINATIONS

    In order to merge or consolidate under the DGCL, a corporation's board of directors must adopt a resolution approving an agreement of merger and, if stockholder approval is required, recommend it to the stockholders, who must adopt it by a majority vote. The DGCL allows a corporation, through its certificate of incorporation, to adopt super majority voting requirements.

    The DGCL bars a corporation which has securities traded on an exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates and associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (1) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded,
(2) the interested stockholder acquires at one time at least 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote), or (3) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder.

    The Toro Certificate contains provisions that provide for supermajority voting requirements in connection with certain "Business Combinations" (as defined) involving "Affiliates" (as defined) or an "Interested Shareholder" (as defined), unless specifically exempted pursuant to the Toro Certificate. The affirmative vote of at least 80% of the voting power of the then outstanding shares of voting stock, voting as a single class, is required to approve such transactions. The super majority voting requirement is mandatory and applies even if no vote would have otherwise been required.

    The NBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and, if stockholder approval is required, submitted to the stockholders and approved by the affirmative vote of the holders of two-thirds of the voting power of all shares entitled to vote.

    Neither the Exmark Articles nor the Exmark Bylaws contain a supermajority voting requirement for business combinations. The Nebraska Shareholders' Protection Act contains provisions governing the rights of stockholders in the case of certain share acquisitions and business combinations involving public corporations incorporated in (or having certain other significant ties to) Nebraska. Exmark is not a public corporation as defined in that act and, accordingly, is not governed by that act's provisions.

OTHER ANTI-TAKEOVER PROVISIONS

    Certain provisions of Toro's Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in the control of Toro. The following provisions may have anti-takeover effects: (1) Toro's Board of Directors is classified into three classes, each of which serves for three years, with one class being elected each year; (2) directors may be removed only for cause and only with the approval of holders of at least 80% of the then outstanding shares of the capital stock entitled to vote generally in the election of directors ("Voting Stock"); (3) any vacancy on Toro's Board may be filled only by the remaining directors then in office; (4) stockholder action must be taken at a meeting of stockholders and stockholders may not act by written consent; (5) special meetings of stockholders of Toro may be called only by Toro's Board of Directors pursuant to a resolution adopted by a majority of Toro's entire Board; (6) a fair price" provision requires the approval by the holders of 80% of the then outstanding Voting Stock as a condition for mergers and certain other business combinations of Toro with any holder of more than 10% of such voting power (an "Interested Stockholder") unless either (a) the transaction is approved by a majority of the members of Toro's Board of Directors who are unaffiliated with the Interested Stockholder and were members of Toro's Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or (b) certain minimum price and procedural requirements are met; and (7) the stockholder vote required to alter, amend or repeal the foregoing provisions is 80% of the then outstanding Voting Stock.

    These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Toro Common Stock and the removal of incumbent management. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Board of Directors of Toro, but which the holders of a majority of the shares may deem to be in their best interests or in which Toro's stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

                                 LEGAL MATTERS

    The validity of the Toro Common Stock to be issued in connection with the Merger will be passed upon for Toro by J. Lawrence McIntyre, General Counsel of Toro. An opinion concerning the tax consequence of the Merger and an opinion concerning Exmark will be given by Croker, Huck, Kasher, DeWitt, Anderson & Gonderinger, P.C.

                                    EXPERTS

    The consolidated financial statements of Toro appearing in Toro's Annual Report on Form 10-K for the year ended October 31, 1996, filed with the SEC on January 29, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are included in Exhibit D herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of James Hardie Irrigation, Inc., James Hardie Irrigation Pty Limited and James Hardie Irrigation Europe S.p.A. as of December 1, 1996 and for the year then ended, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon. Such combined financial statements are included in Exhibit D herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Exmark included herein have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The management of Exmark is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, proxies will be voted at the discretion of the proxy holders.

                            FINANCIAL STATEMENTS OF
                   EXMARK MANUFACTURING COMPANY INCORPORATED
                                     INDEX

                                                                                                         PAGE
                                                                                                     -------------
Audited Financial Statements as of August 31, 1997 and 1996 and for the years ended August 31,
  1997, 1996 and 1995:

  Report of Independent Certified Public Accountants...............................................            F-2

  Balance Sheets...................................................................................            F-3

  Statements of Earnings...........................................................................            F-4

  Statement of Stockholders' Equity................................................................            F-5

  Statements of Cash Flows.........................................................................            F-6

  Notes to Financial Statements....................................................................    F-8 to F-14

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Exmark Manufacturing Company Incorporated

    We have audited the accompanying balance sheets of Exmark Manufacturing Company Incorporated as of August 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exmark Manufacturing Company Incorporated as of August 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Lincoln, Nebraska
October 6, 1997

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                                 BALANCE SHEETS

                                   AUGUST 31,

                                                                                           1997           1996
                                                                                       -------------  ------------
                                                      ASSETS
Current assets:
  Cash...............................................................................  $      30,416  $     32,064
  Accounts receivable................................................................      3,062,925     1,736,175
  Inventories........................................................................      6,732,680     4,917,895
  Prepaid expenses and deposits......................................................        212,192       205,132
  Refundable income taxes............................................................        284,183         3,229
  Deferred income taxes..............................................................        142,000       190,500
                                                                                       -------------  ------------
    Total current assets.............................................................     10,464,396     7,084,995
Property and equipment-at cost
  Land...............................................................................         62,737        62,737
  Buildings and improvements.........................................................      3,625,987     2,404,356
  Office equipment...................................................................      1,002,811       784,702
  Plant equipment....................................................................      2,241,725     1,795,126
  Vehicles...........................................................................         84,344        84,331
  Construction in progress...........................................................      1,235,517       227,163
                                                                                       -------------  ------------
                                                                                           8,253,121     5,358,415
  Less accumulated depreciation......................................................      3,063,379     2,497,117
                                                                                       -------------  ------------
                                                                                           5,189,742     2,861,298
  Other assets.......................................................................         12,655        19,339
                                                                                       -------------  ------------
    Total assets.....................................................................  $  15,666,793  $  9,965,632
                                                                                       -------------  ------------
                                                                                       -------------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............................................................  $   1,413,260  $    --
  Current maturities of long-term obligations........................................        298,779       370,802
  Accounts payable...................................................................      1,225,720       595,203
  Accrued compensation...............................................................      1,083,832       805,377
  Accrued warranty...................................................................        490,000       365,000
  Accrued interest...................................................................        126,614       113,389
  Other accrued liabilities..........................................................      1,446,193     1,040,337
                                                                                       -------------  ------------
    Total current liabilities........................................................      6,084,398     3,290,108

Long-term obligations, less current maturities.......................................        415,274       928,905
Subordinated debentures..............................................................       --               5,000
Commitments and contingencies........................................................       --             --
Stockholders' Equity
  Voting and participating preferred stock--authorized 21,000 shares of $40 par
    value; issued and outstanding 7,416 shares.......................................        296,640       296,640
  Common stock--authorized, 24,000 shares of $10 par value; issued and outstanding
    15,431 shares at August 31, 1997 and 10,587 shares at August 31, 1996............        154,310       105,870
  Additional paid-in capital.........................................................        941,140       202,025
  Retained earnings..................................................................      7,872,676     5,137,084
  Less stock subscriptions receivable................................................        (97,645)      --
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................      9,167,121     5,741,619
                                                                                       -------------  ------------
    Total liabilities and stockholders' equity.......................................  $  15,666,793  $  9,965,632
                                                                                       -------------  ------------
                                                                                       -------------  ------------

        The accompanying notes are an integral part of these statements.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                             STATEMENTS OF EARNINGS

                             YEAR ENDED AUGUST 31,

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Sales...............................................................  $  53,420,489  $  38,371,719  $  25,265,298
Cost of goods sold..................................................     35,687,200     25,216,988     16,534,938
                                                                      -------------  -------------  -------------
  Gross profit......................................................     17,733,289     13,154,731      8,730,360
Operating expenses..................................................     12,613,756      9,819,437      6,517,920
                                                                      -------------  -------------  -------------
  Operating profit..................................................      5,119,533      3,335,294      2,212,440

Other (income) expense
  Interest expense..................................................      1,155,018      1,057,013        775,831
  Interest income...................................................        (21,797)       (16,510)       (20,736)
  Other, net........................................................       (302,156)      (215,958)      (156,326)
                                                                      -------------  -------------  -------------
                                                                            831,065        824,545        598,769
                                                                      -------------  -------------  -------------
    Earnings before income taxes....................................      4,288,468      2,510,749      1,613,671

Income tax expense..................................................      1,492,500        845,800        550,000
                                                                      -------------  -------------  -------------

    Net earnings....................................................  $   2,795,968  $   1,664,949  $   1,063,671
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Net earnings per share of common stock and common stock
  equivalent........................................................  $       62.01  $       36.95  $       24.47
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Net earnings per share of common stock and common stock
  equivalent--assuming full dilution................................  $       62.01  $       36.95  $       24.38
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                       STATEMENT OF STOCKHOLDERS' EQUITY

                   YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

                                         PREFERRED STOCK          COMMON STOCK      ADDITIONAL                STOCK SUB-
                                      ----------------------  --------------------    PAID-IN     RETAINED    SCRIPTIONS
                                        SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL     EARNINGS    RECEIVABLE
                                      -----------  ---------  ---------  ---------  -----------  -----------  -----------
Balance at September 1, 1994........       7,416   $ 296,640     10,420  $ 104,200   $ 191,170   $ 2,478,778   $  --
Conversion of convertible
  subordinated debentures into
  common stock......................      --          --            167      1,670      10,855       --           --
Common dividends ($0.75 share)......      --          --         --         --          --            (7,815)     --
Preferred dividends ($3.00 share)...      --          --         --         --          --           (22,248)     --
Net earnings........................      --          --         --         --          --         1,063,671      --
                                           -----   ---------  ---------  ---------  -----------  -----------  -----------
Balance at August 31, 1995..........       7,416     296,640     10,587    105,870     202,025     3,512,386      --
Common dividends ($1.00 share)......      --          --         --         --          --           (10,587)     --
Preferred dividends ($4.00 share)...      --          --         --         --          --           (29,664)     --
Net earnings........................      --          --         --         --          --         1,664,949      --
                                           -----   ---------  ---------  ---------  -----------  -----------  -----------
Balance at August 31, 1996..........       7,416     296,640     10,587    105,870     202,025     5,137,084      --
Common dividends ($1.50 share)......      --          --         --         --          --           (15,880)     --
Preferred dividends ($6.00 share)...      --          --         --         --          --           (44,496)     --
Issuance of common shares under
  stock option plan.................      --          --          3,140     31,400     115,301       --          (97,645)
Issuance of common shares under
  stock bonus plan..................      --          --          1,704     17,040     105,814       --           --
Tax benefits relating to stock
  option and bonus transactions.....      --          --         --         --         518,000       --           --
Net earnings........................      --          --         --         --          --         2,795,968      --
                                           -----   ---------  ---------  ---------  -----------  -----------  -----------
Balance at August 31, 1997..........       7,416   $ 296,640     15,431  $ 154,310   $ 941,140   $ 7,872,676   $ (97,645)
                                           -----   ---------  ---------  ---------  -----------  -----------  -----------
                                           -----   ---------  ---------  ---------  -----------  -----------  -----------


                                         TOTAL
                                      -----------
Balance at September 1, 1994........  $ 3,070,788
Conversion of convertible
  subordinated debentures into
  common stock......................       12,525
Common dividends ($0.75 share)......       (7,815)
Preferred dividends ($3.00 share)...      (22,248)
Net earnings........................    1,063,671
                                      -----------
Balance at August 31, 1995..........    4,116,921
Common dividends ($1.00 share)......      (10,587)
Preferred dividends ($4.00 share)...      (29,664)
Net earnings........................    1,664,949
                                      -----------
Balance at August 31, 1996..........    5,741,619
Common dividends ($1.50 share)......      (15,880)
Preferred dividends ($6.00 share)...      (44,496)
Issuance of common shares under
  stock option plan.................       49,056
Issuance of common shares under
  stock bonus plan..................      122,854
Tax benefits relating to stock
  option and bonus transactions.....      518,000
Net earnings........................    2,795,968
                                      -----------
Balance at August 31, 1997..........  $ 9,167,121
                                      -----------
                                      -----------

         The accompanying notes are an integral part of this statement.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                            STATEMENTS OF CASH FLOWS
                             YEAR ENDED AUGUST 31,

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.......................................................  $   2,795,968  $   1,664,949  $   1,063,671
  Adjustments to reconcile net earnings to net cash provided by operating activities
    Depreciation and amortization....................................        621,987        568,257        364,716
    Loss on disposal of property and equipment.......................       --               14,900       --
    Change in deferred income taxes..................................         48,500       (138,200)       (12,700)
    Tax benefit relating to stock option transactions................        518,000       --             --
    Changes in operating assets and liabilities
      Increase in accounts receivable................................     (1,326,750)      (586,364)      (336,366)
      Increase in inventories........................................     (1,814,785)      (885,304)      (972,219)
      Decrease (increase) in prepaid expenses and deposits...........         (7,060)         7,997        (25,713)
      Decrease (increase) in refundable income taxes.................       (280,954)        30,095        (33,324)
      Increase (decrease) in accounts payable........................        630,517        (94,013)       261,134
      Increase in accrued liabilities................................        822,536        934,879        239,552
      Decrease in income taxes payable...............................       --             --             (224,306)
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................      2,007,959      1,517,196        324,445
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturity of marketable securities....................       --             --              493,740
  Proceeds from maturity of certificate of deposit...................       --             --               99,000
  Purchase of property and equipment.................................     (2,943,747)      (479,709)    (1,430,805)
                                                                       -------------  -------------  -------------
        Net cash used in investing activities........................     (2,943,747)      (479,709)      (838,065)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term obligations........................       (585,654)      (365,455)      (358,939)
  Payments on subordinated debentures................................         (5,000)      --               (1,000)
  Payments on convertible subordinated debentures....................       --             --               (3,600)
  Proceeds from exercise of stock options............................         49,056       --             --
  Proceeds from issuance of stock....................................        122,854       --             --
  Net proceeds (payments) on short-term borrowings...................      1,413,260       (600,806)       600,806
  Payment of dividends...............................................        (60,376)       (40,251)       (30,063)
                                                                       -------------  -------------  -------------
        Net cash provided by (used in) financing activities..........        934,140     (1,006,512)       207,204
                                                                       -------------  -------------  -------------
  Net increase (decrease) in cash....................................         (1,648)        30,975       (306,416)
  Cash, beginning of year............................................         32,064          1,089        307,505
                                                                       -------------  -------------  -------------
  Cash, end of year..................................................  $      30,416  $      32,064  $       1,089
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                             YEAR ENDED AUGUST 31,

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Cash paid during the year for:
  Interest...........................................................  $   1,141,793  $   1,061,991  $     705,692
  Income taxes.......................................................      1,206,954        953,905        820,330

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES

    During 1997, notes receivable of $97,645 were received by the Company upon the exercise of stock options under the restricted stock bonus plan.

    During 1995, $12,000 of the convertible subordinated debentures and $525 of accrued interest were converted into 167 shares of common stock.

        The accompanying notes are an integral part of these statements.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  BUSINESS ACTIVITY

    The Company's sales are derived principally from the manufacturing of various types of walk-behind and riding lawnmowers used for commercial and industrial purposes.

2.  CONCENTRATIONS OF CREDIT RISK

    The Company sells its products to distributors in the lawn and turf care industry and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses.

3.  INVENTORIES

    Inventories are stated as lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

4.  PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on straight-line and accelerated methods. Buildings are generally depreciated over 15 to 40 years, equipment including purchased computer software and tooling over 3 to 10 years, and vehicles over 3 to 5 years.

    Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

5.  WARRANTY

    The Company provides for estimated future warranty costs based upon the historical relationship of warranty costs to sales.

6.  INCOME TAXES

    Deferred income taxes result from the differences between the tax bases of assets and liabilities and their financial reporting amount.

7.  NET EARNINGS PER SHARE OF COMMON STOCK AND COMMON STOCK EQUIVALENT

    Net earnings per share of common stock and common stock equivalent is computed by dividing net earnings by the weighted average number of common shares and common equivalent shares outstanding during the respective periods. Common stock equivalents include the potentially dilutive effect of participating preferred stock and stock options. Fully diluted net earnings per share also includes the potential dilutive effect of the subordinated debentures as if they had been converted to common stock at the beginning of the period.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
8.  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9.  RECLASSIFICATIONS

    Certain reclassifications have been made to prior period amounts to conform with the current year presentation.

NOTE B--INVENTORIES

    Inventories consist of the following at August 31:

                                                                        1997          1996
                                                                    ------------  ------------
Raw Materials.....................................................  $  4,811,592  $  3,830,675
Finished Goods....................................................     1,921,088     1,087,220
                                                                    ------------  ------------
                                                                    $  6,732,680  $  4,917,895
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE C--LONG-TERM OBLIGATIONS

                                                                         1997         1996
                                                                      ----------  ------------
5% note payable to the City of Beatrice, due in monthly principal and interest installments of $7,067 through December, 2000. The note is collateralized by a second collateral position on accounts
  receivable, inventories, and property and equipment...............  $  259,880  $    329,782

Nebraska Industrial Development Revenue Bonds, due in semi-annual installments of $90,817, plus interest at 87% of the national prime rate (7.395% at August 31, 1997) to April 25, 1999. The prime rate is adjusted on the 25th day of January, April, July and
  October. The bonds are collateralized by a deed of trust and
  assignment of rents...............................................     363,266       544,899

Nebraska Investment Finance Authority Industrial Development Revenue
  Bond, due in monthly installments (currently $1,452) of principal and interest, to October 1, 2000. Interest is adjusted each
  October 1, provided that in no event will the Bond rate exceed
  12.75% or be less than 8.25%. The current interest rate at August
  31, 1997 is 8.25%. The bond is collateralized by a deed of trust
  and assignment of rents...........................................      47,490        60,432

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE C--LONG-TERM OBLIGATIONS (CONTINUED)

                                                                         1997         1996
                                                                      ----------  ------------
Nebraska Development Finance Authority Bond, due in monthly
  installments (currently $1,568) of principal and interest, to June
  1, 1999. Interest is adjusted each June 1 to equal 70% of the preferred rate announced by First National Bank, Beatrice,
  Nebraska, but in no event will the interest rate charged exceed
  11.9% or be less than 7.7%. The current interest rate at August
  31, 1997 is 7.7%. The bond is collateralized by a deed of trust
  and assignment of rents...........................................      30,803        46,602

Nebraska Development Finance Fund Revenue Bond, due in monthly installments (currently $1,743) of principal and interest, to June
  1, 1998. Interest is adjusted each May 1 to equal 70% of the preferred rate announced by First National Bank, Beatrice,
  Nebraska, but in no event will the interest charged exceed 11.9%
  or be less than 7.7%. The current interest rate at August 31, 1997 is 7.7%. The bond is collateralized by a deed of trust and
  assignment of rents...............................................      12,614        31,764

Note payable to a bank, due in monthly principal installments of
  $5,952 plus interest through October 2000. Interest was due at a variable rate based on the National Reference Rate. The note was collateralized by accounts receivable, inventories, and property
  and equipment. The note was retired in September 1996.............      --           286,228
                                                                      ----------  ------------
                                                                         714,053     1,299,707
Less current maturities.............................................     298,779       370,802
                                                                      ----------  ------------
                                                                      $  415,274  $    928,905
                                                                      ----------  ------------
                                                                      ----------  ------------

    Annual maturities of long-term obligations for the years following August 31, 1997 are as follows:

AUGUST 31                                                                             TOTAL
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $  298,779
1999..............................................................................     287,846
2000..............................................................................      97,733
2001..............................................................................      29,695

    The estimated fair value of long-term debt is the same as its carrying value based on the borrowing rates currently available to the company for loans of similar terms and maturities.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE D--EMPLOYEE BENEFIT PLANS

    The Company has a profit sharing plan with a 401(k) cash or deferred arrangement covering substantially all employees. Employees can contribute up to 15% of their annual compensation. Effective November 1, 1996, the plan was changed to provide for Company matching contributions on a monthly basis not to exceed 6% of an employee's compensation. The Board of Directors approved a 50% match, up to 3% of employee compensation for the year ended August 31, 1997. The plan also permits additional discretionary contributions. To be eligible, participants must be 19 years of age, have completed one year of service and work a minimum of 1,000 hours. Matching and discretionary contributions charged to expense by the Company totaled $244,692, $210,228 and $135,331 in 1997, 1996 and 1995, respectively.

NOTE E--VOTING AND PARTICIPATING PREFERRED STOCK

    Each share of preferred stock is entitled to one vote. Preferred stock shall participate in dividends on a prorata basis with the common stock, such that each share of preferred stock will be entitled to $4 of dividends for each $1 of dividends declared with respect to each share of common stock. Each share of preferred stock has a liquidation value of $40 per share and then after each share of common has received $10, any excess is apportioned in a 4 to 1 ratio, such that each share of preferred stock will be entitled to a liquidating distribution of $4 for each $1 liquidating distribution distributable to each share of common stock.

NOTE F--RELATED PARTY TRANSACTIONS

    During 1997, 1996 and 1995, the Company engaged in various transactions with certain stockholders or stockholder related enterprises. Amounts affecting the balance sheets are not significant. Sales to related parties were $5,844,066, $4,138,728 and $2,652,691 in 1997, 1996 and 1995, respectively.

NOTE G--SUBORDINATED DEBENTURES

    The subordinated debentures were due June 2, 1998 and were retired in June 1997.

NOTE H--SHORT-TERM BORROWINGS

    The Company has a short-term revolving line of credit with a bank which renews each November 30. The loan agreement provides for an operating loan of up to $7,000,000. This arrangement provides for borrowing amounts for short-term use at the National Reference Rate (as defined) which was 8.50% at August 31, 1997. Available credit at August 31, 1997 was $5,586,740.

    Interest is payable quarterly and the principal is due on demand. A cash management agreement exists, but there are no commitment fee arrangements relating to this line. The loan agreement is collateralized by accounts receivable, inventories, and property and equipment.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE I--INCOME TAXES

    The provision (benefit) for income taxes consists of the following for the years ended August 31:

                                                           1997          1996         1995
                                                       ------------  ------------  -----------
Current taxes:
  Federal............................................  $  1,444,000  $    984,000  $   562,700
  State..............................................       193,000       220,000      123,000
                                                       ------------  ------------  -----------
                                                          1,637,000     1,204,000      685,700
                                                       ------------  ------------  -----------
Deferred taxes:
  Federal............................................        48,500      (138,200)     (12,700)
  State--benefit of utilizing compensation and
    investment tax credit carry forwards.............      (193,000)     (220,000)    (123,000)
                                                       ------------  ------------  -----------
                                                           (144,500)     (358,200)    (135,700)
                                                       ------------  ------------  -----------
Provision for income taxes...........................  $  1,492,500  $    845,800  $   550,000
                                                       ------------  ------------  -----------
                                                       ------------  ------------  -----------

    Deferred tax assets consist of the following at August 31:

                                                                          1997        1996
                                                                       ----------  -----------
Employees' compensation for future absences..........................  $   65,400  $    60,800
Reserve for dental claims............................................       3,600        2,100
Deferred bonus accruals..............................................      --           40,700
Reserve for warranty claims..........................................      73,000       86,900
State compensation and investment tax credit carryforwards...........     419,000      204,000
                                                                       ----------  -----------
                                                                          561,000      394,500
Valuation allowance for deferred tax assets..........................    (419,000)    (204,000)
                                                                       ----------  -----------
                                                                       $  142,000  $   190,500
                                                                       ----------  -----------
                                                                       ----------  -----------

    The valuation allowance increased (decreased) $215,000, ($113,000) and $317,000 at August 31, 1997, 1996 and 1995, respectively.

    In 1989, the Company entered into an agreement with the State of Nebraska entitled "Employment and Investment Growth Act Project Agreement." Under the terms of the Agreement the Company is required to meet certain investment and employment guidelines within Nebraska in order to qualify for certain financial incentives. The State determined that the Company had met all required guidelines as of August 31, 1995. Incentives that the Company qualified for include a refund of all sales and use tax paid on certain capital expenditures and leases and compensation and investment credits associated with increased employment levels and capital expenditures. At August 31, 1997, outstanding sales and use tax refunds receivable amounted to approximately $122,500. An estimated $406,000, $172,000 and $431,000 of compensation and investment credits were earned for the years ended August 31, 1997, 1996 and 1995, respectively. Approximately $193,000, $220,000 and $123,000 of the credits were used to offset Nebraska income taxes for the years ended August 31, 1997, 1996 and 1995, respectively. Tax credits earned and available to offset future state income taxes amounted to approximately $419,000 at August 31, 1997. The credits may be used to reduce the Nebraska income tax liabilities and to obtain a refund of Nebraska sales

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE I--INCOME TAXES (CONTINUED)
and use tax on consumables which is not otherwise refundable through August 31, 2010. Consumables sales tax refunds totaled $37,851 and $16,557 in the years ended August 31, 1997 and 1996, respectively. The refunds on additional capital expenditures are available until August 31, 2002 assuming the Company continues to meet certain required minimum levels of employment and investment.

NOTE J--COMMITMENTS AND CONTINGENCIES

    The Company has an agreement with Dealers Credit Incorporated ("DCI") whereby DCI is to provide credit arrangements to the Company's dealers and distributors to enable them to finance the sale of products manufactured and/or sold by the Company. The Company has assumed limited responsibility in any loss incurred when an item is sold under special promotions with decreasing responsibilities based upon number of payments made. The Company does not believe, based upon information available at this time, that the contingent liabilities of the agreement will have a material adverse effect on its financial position.

    The Company is engaged in various legal actions arising in the ordinary course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that the ultimate outcomes will not have a material adverse effect on the Company's financial position.

NOTE K--STOCK OPTION PLAN

    On November 19, 1990, the board of directors of the Company approved a non-qualified stock option plan, pursuant to which 4,000 shares had been reserved for granting to key personnel. Options for 3,600 shares were granted on that date. The option price may not be less than the fair market value (as defined) of the common stock at the date of the grant or less than $46.72 per share. The options granted are exercisable on the first anniversary of the date of grant and may be purchased in installments of 25% on each anniversary date thereafter. The options were to expire five years after the date of grant. The options were extended an additional four years and were now to expire in November 1999 or three months after termination of employment. During 1997, the 3,140 outstanding options which remained were exercised. No options are outstanding at August 31, 1997.

NOTE L--RESTRICTED STOCK BONUS PLAN

    Effective January 1, 1996, the Company adopted a restricted stock bonus plan for the fiscal year ending August 31, 1996 and subsequent years. Under the plan, certain employees can elect to have a portion (not to exceed 50%) of their profit-based bonus paid to them in the form of restricted common stock. The common stock is valued at fair value which is set forth in the plan. All shares issued pursuant to the plan will be subject to restrictions on transfer and will be subject to forfeiture for a period of five years following issuance of the stock in the event employment is terminated for any reason other than involuntary termination without cause, by reason of the employee's death, total disability, retirement upon or after attaining age 60 or a change of control of the Company (as defined). At August 31, 1996, $119,788 of bonuses were designated for stock to be issued at $71.60 per share (70% of net book value at August 31, 1995). During the year end August 31, 1997, the Board of Directors waived all restrictions on all stock issued under the restricted stock bonus plan. At August 31, 1997, no bonuses were designated for stock under the plan.

                   EXMARK MANUFACTURING COMPANY INCORPORATED

NOTE M--STOCK SUBSCRIPTIONS RECEIVABLE

    Stock subscriptions consist of 7% promissory notes due December 1, 1997.

NOTE N--ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES

    Engineering, research and development expenses were $594,000 in 1997, $571,000 in 1996 and $329,000 in 1995. The majority of expenses in 1997, 1996 and 1995 were related to new products and product enhancements. All research and development costs are charged to expense as incurred.

NOTE O--SIGNIFICANT CUSTOMERS

    The Company had sales to three customers which totaled 39%, 40% and 39% of total sales during the years ended August 31, 1997, 1996 and 1995, respectively. Sales to a related party represented 10.9%, 10.8% and 10.5% of sales during the years ended August 31, 1997, 1996 and 1995, respectively. (See also Note F.)

NOTE P--PROPOSED MERGER

    In June 1997, the Company's board of directors approved a merger agreement with The Toro Company under which the Company will become a wholly-owned subsidiary of The Toro Company. Under the terms of the agreement, stockholders of the Company will receive Toro stock and cash in exchange for shares of Company stock. The merger is expected to be accounted for using the purchase method of accounting. The merger must be approved by the Company's stockholders and is expected to be completed during 1997. Prior to the closing, the Company must first acquire all of the outstanding stock of Holiman Co., Inc., the primary manufacturer's representative for the Company. Holiman is owned by a stockholder of the Company.

                                                                   Exhibit A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             AGREEMENT AND PLAN OF MERGER



                                     by and among



                                   THE TORO COMPANY,

                                EMCI ACQUISITION CORP.

                                         AND

                      EXMARK MANUFACTURING COMPANY INCORPORATED




                                   October 23, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS


                                                                          PAGE
    ARTICLE I

    THE MERGER ............................................................   1

    1.01      The Merger ..................................................   1
    1.02      Effect of Merger ............................................   2
    1.03      Effective Time ..............................................   2
    1.04      Directors and Officers ......................................   2
    1.05      Articles of Incorporation; Bylaws ...........................   2
    1.06      Taking of Necessary Action; Further Action ..................   2
    1.07      The Closing .................................................   3

    ARTICLE II

    MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK ..........................   3

    2.01      Effect on Exmark Capital Stock ..............................   3
    2.02      Determination of Merger Consideration .......................   4
    2.03      Determination of Initial Payment Fund, Class B Initial Payment
              Fund and Contingent Payment Funds; Deposit Procedures .......   9
    2.04      Exchange/Payment Procedures .................................  11
    2.05      Dissenting Shares ...........................................  14
    2.06      No Fractional Shares ........................................  14
    2.07      Other Exchange Matters ......................................  15

    ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF EXMARK ..............................  18

    3.01      Incorporation and Corporate Power ...........................  18
    3.02      Execution, Delivery and Performance; Valid and
              Binding Agreement ...........................................  18
    3.03      Approval of Agreement; Stockholders' Meeting ................  19
    3.04      No Breach ...................................................  19
    3.05      Governmental Authorities; Consents ..........................  19
    3.06      Subsidiaries; Predecessors ..................................  20
    3.07      Capital Stock ...............................................  20
    3.08      Financial Statements ........................................  21
    3.09      Absence of Undisclosed Liabilities ..........................  21
    3.10      No Material Adverse Changes .................................  22
    3.11      Absence of Certain Developments .............................  22
    3.12      Title to Properties .........................................  24
    3.13      Accounts Receivable .........................................  26
    3.14      Inventory ...................................................  26
    3.15      Tax Matters .................................................  27
    3.16      Contracts and Commitments ...................................  29
    3.17      Intellectual Property Rights ................................  30
    3.18      Litigation ..................................................  32
    3.19      Warranties; Products ........................................  32
    3.20      Employees ...................................................  33

    3.21      Employee Benefit Plans ......................................  33
    3.22      Insurance ...................................................  37
    3.23      Affiliate Transactions ......................................  37
    3.24      Customers and Suppliers .....................................  38
    3.25      Distributors ................................................  38
    3.26      Officers and Directors; Bank Accounts .......................  38
    3.27      Compliance with Laws; Permits ...............................  39
    3.28      Environmental Matters .......................................  39
    3.29      Brokerage ...................................................  42
    3.30      Opinion of Financial Advisor ................................  42
    3.31      Stockholder Agreements ......................................  42
    3.32      Registration Statement ......................................  42
    3.33      Disclosure ..................................................  43

    ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF TORO
    AND MERGER SUBSIDIARY .................................................  43

    4.01      Incorporation and Corporate Power ...........................  43
    4.02      Execution, Delivery and Performance; Valid and
              Binding Agreement ...........................................  43
    4.03      No Breach ...................................................  44
    4.04      Merger Subsidiary ...........................................  44
    4.05      Governmental Authorities; Consents ..........................  44

    4.06      Brokerage ...................................................  44
    4.07      SEC Documents ...............................................  45
    4.08      Capital Stock ...............................................  45
    4.09      Current Plans or Intentions .................................  46
    4.10      Due Authorization of Stock Issued in Merger .................  46

    ARTICLE V

    COVENANTS OF EXMARK ...................................................  47

    5.01      Conduct of the Business .....................................  47
    5.02      Access to Books and Records .................................  49
    5.03      Stockholders' Meeting .......................................  50
    5.04      Regulatory Filings ..........................................  50
    5.05      Registration Statement ......................................  50
    5.06      Financial Statements ........................................  50
    5.07      Conditions ..................................................  51
    5.08      No Negotiations .............................................  51
    5.09      Exercise or Cancellation of Outstanding Purchase Rights .....  52
    5.10      Exmark Class B and Class C Stock ............................  52
    5.11      Notification; Amendment to Disclosure Schedule ..............  52
    5.12      Employee Agreements .........................................  53

    ARTICLE VI

    COVENANTS OF TORO AND MERGER SUBSIDIARY ...............................  53

    6.01      Regulatory Filings ..........................................  53
    6.02      Conditions ..................................................  53
    6.03      Registration Statement ......................................  54
    6.04      Stock Exchange Listings .....................................  54
    6.05      Due Authorization of Stock Issued in Merger .................  54
    6.06      Blue Sky Approvals ..........................................  54

    ARTICLE VII

    CONDUCT OF EXMARK AFTER THE ACQUISITION ...............................  55

    7.01      Stand-alone Status ..........................................  55
    7.02      Synergies Council ...........................................  57
    7.03      REBIT Thresholds; Toro Control ..............................  58

    ARTICLE VIII

    CONDITIONS TO CLOSING .................................................  58

    8.01      Conditions to Toro's and Merger Subsidiary's Obligations ....  58
    8.02      Conditions to Exmark's Obligations ..........................  62

    ARTICLE IX

    TERMINATION ...........................................................  64

    9.01      Termination .................................................  64
    9.02      Effect of Termination .......................................  66
    9.03      Termination Fee .............................................  66

    ARTICLE X

    THE STOCKHOLDERS' REPRESENTATIVE ......................................  67

    10.01     Appointment .................................................  67
    10.02     Election and Replacement ....................................  67
    10.03     Authority ...................................................  67
    10.04     No Liability of Toro ........................................  68

    ARTICLE XI

    SURVIVAL AND OFFSET ...................................................  68

    11.01     Survival of Representations and Warranties ..................  68
    11.02     Right of Offset .............................................  68

    ARTICLE XII

    ANCILLARY AGREEMENTS ..................................................  73

    12.01     Stockholder Agreements ......................................  73
    12.02     Affiliate Agreements ........................................  73
    12.03     Employment Agreements .......................................  73
    12.04     Escrow Agreement ............................................  73
    12.05     Paying Agent Agreement ......................................  74
    12.06     Stock for Stock Exchange Agreement. .........................  74

    ARTICLE XIII

    MISCELLANEOUS .........................................................  74

    13.01     Press Releases and Announcements ............................  74
    13.02     Expenses ....................................................  74
    13.03     Amendment and Waiver ........................................  74
    13.04     Notices .....................................................  75
    13.05     Arbitration .................................................  76
    13.06     Assignment ..................................................  76
    13.07     Severability ................................................  77
    13.08     Complete Agreement ..........................................  77
    13.09     Counterparts ................................................  77
    13.10     Governing Law ...............................................  77
    13.11     Exmark Stockholders as Third Party Beneficiaries ............  77

    EXHIBIT INDEX



    Exhibit 2.01(a)               Terms of Contingent Payment Rights
    Exhibit 5.10                  Amended and Restated Articles of
                                  Incorporation
    Exhibit 7.02                  Synergies Council Charter and Bylaws
    Exhibit 8.01(j)               Opinion of Exmark
    Exhibit 8.02(k)               Opinion of Toro
    Exhibit 12.01                 Stockholder Agreements
    Exhibit 12.02                 Affiliate Agreements
    Exhibit 12.03(a) - (e)        Employment Agreements
    Exhibit 12.04                 Escrow Agreement
    Exhibit 12.05                 Paying Agent Agreement
    Exhibit 12.06                 Stock for Stock Exchange Agreement

    INDEX

    Defined Term                                                           Page
    ------------                                                           ----

    1998 Contingent Payment  . . . . . . . . . . . . . . . . . . . . . . .    6
    1998 Contingent Payment Amount . . . . . . . . . . . . . . . . . . . .    5
    1998 Contingent Payment Fund . . . . . . . . . . . . . . . . . . . . .   11
    1998 Contingent Payment Fund Amount  . . . . . . . . . . . . . . . . .   10
    1998 Funding Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    1998 Toro Share Price  . . . . . . . . . . . . . . . . . . . . . . . .    7
    1999 Contingent Payment  . . . . . . . . . . . . . . . . . . . . . . .    6
    1999 Contingent Payment Amount . . . . . . . . . . . . . . . . . . . .    5
    1999 Contingent Payment Fund . . . . . . . . . . . . . . . . . . . . .   11
    1999 Contingent Payment Fund Amount  . . . . . . . . . . . . . . . . .   11
    1999 Funding Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    1999 Toro Share Price  . . . . . . . . . . . . . . . . . . . . . . . .    7
    Actual Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    Actual Net Worth Adjustment  . . . . . . . . . . . . . . . . . . . . .    9
    Adjusted Revenue . . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-4
    Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . .   73
    Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Annual Financial Statements  . . . . . . . . . . . . . . . . . . . . .   21
    Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    Average Working Capital  . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-5

    Balance Sheet Date . . . . . . . . . . . . . . . . . . . . . . . . . .   22
    Base Year Revenue  . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-1
    Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
    CAGR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-1
    Canceled Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Cash Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
    CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
    Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
    Class B 1998 Contingent Consideration  . . . . . . . . . . . . . . . .    5
    Class B 1999 Contingent Consideration  . . . . . . . . . . . . . . . .    5
    Class B Contingent Payment Right . . . . . . . . . . . . . . . . . . .    4
    Class B Initial Payment Fund . . . . . . . . . . . . . . . . . . . . .   10
    Class B Initial Per Share Payment Consideration  . . . . . . . . . . .    4
    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Common/Preferred 1998 Contingent Consideration . . . . . . . . . . . .    5
    Common/Preferred 1999 Contingent Consideration . . . . . . . . . . . .    5
    Common/Preferred Contingent Payment Right  . . . . . . . . . . . . . .    3
    Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . .   76
    Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . .    1
    Contingent Class B Options . . . . . . . . . . . . . . . . . . . . . .   52

    Contingent Class B Rights  . . . . . . . . . . . . . . . . . . . . . .   52
    Contingent Payment Period  . . . . . . . . . . . . . . . . . . . . . .   55
    Contingent Payment Rights  . . . . . . . . . . . . . . . . . . . . . .    4
    Contingent Payment Statement . . . . . . . . . . . . . . . . . Ex 2.01(a)-5
    Contingent Payments  . . . . . . . . . . . . . . . . . . . . . . . . .    6
    Contingent Payments Dissenters' Fraction . . . . . . . . . . . . . . .   10
    Cross-Branding REBIT Factor  . . . . . . . . . . . . . . . . . Ex 2.01(a)-5
    Cross-Branding Revenue Factor  . . . . . . . . . . . . . . . . Ex 2.01(a)-4
    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . .   18
    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
    EBIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-2
    Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . .   73
    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    Environmental Permits  . . . . . . . . . . . . . . . . . . . . . . . .   40
    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
    Estimated Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . .    8
    Estimated Net Worth Adjustment . . . . . . . . . . . . . . . . . . . .    8
    Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
    Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

    Exmark . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Exmark Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . .   18
    Exmark Class B Stock . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Exmark Class C Stock . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Exmark Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Exmark Cross-Branded Products  . . . . . . . . . . . . . . . . Ex 2.01(a)-2
    Exmark Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . .    3
    Exmark's Accountant  . . . . . . . . . . . . . . . . . . . . . . . . .   49
    GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . .   39
    Holdback Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Holder's Merger Consideration  . . . . . . . . . . . . . . . . . . . .    6
    Holiman  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Initial Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
    Initial Payment Fund . . . . . . . . . . . . . . . . . . . . . . . . .   10
    Initial Payment Fund Amount  . . . . . . . . . . . . . . . . . . . . .    9
    Initial Per Share Payment Consideration  . . . . . . . . . . . . . . .    3
    Initial Toro Share Price . . . . . . . . . . . . . . . . . . . . . . .    7
    Insiders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    Instrument . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

    Inventory Statement  . . . . . . . . . . . . . . . . . . . . . . . . .    8
    Last Payment Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    Latest Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . .   21
    Latest Financial Statements  . . . . . . . . . . . . . . . . . . . . .   21
    Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    Licensed-In Intellectual Property Rights . . . . . . . . . . . . . . .   31
    Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Majority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
    Management Fee . . . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-2
    Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . .   60
    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Merger Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Merger Subsidiary Stock  . . . . . . . . . . . . . . . . . . . . . . .    4
    Misrepresentation  . . . . . . . . . . . . . . . . . . . . . . . . . .   69
    National Priorities List . . . . . . . . . . . . . . . . . . . . . . .   41
    Nebraska Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Net Worth Statement  . . . . . . . . . . . . . . . . . . . . . . . . .    9
    New Articles of Incorporation  . . . . . . . . . . . . . . . . . . . .   52
    Offset Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
    Offset Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Offset Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

    Outstanding Class B Shares . . . . . . . . . . . . . . . . . . . . . .    5
    Outstanding Purchase Rights  . . . . . . . . . . . . . . . . . . . . .   20
    Owned Intellectual Property Rights . . . . . . . . . . . . . . . . . .   30
    Owned Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    Paying Agent Agreement . . . . . . . . . . . . . . . . . . . . . . . .   74
    PCB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    Prospectus-Proxy Statement . . . . . . . . . . . . . . . . . . . . . .   54
    Protected Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24, 42
    REBIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-1
    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . .   54
    Related Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .   69
    Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    Signing Bonuses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

    Stockholder Agreements . . . . . . . . . . . . . . . . . . . . . . . .   73
    Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . .   50
    Stockholders' Representatives  . . . . . . . . . . . . . . . . . . . .   67
    Stockholders' Representatives Expense Fund . . . . . . . . . . . . . .    7
    Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . .    1
    Surviving Corporation Stock  . . . . . . . . . . . . . . . . . . . . .    4
    Synergies Council  . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    Tax Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
    Toro . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    Toro Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . . .   43
    Toro Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    Toro Control Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   58
    Toro SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    Toro Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    Toro Supplied Products . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-2
    Toro's Representatives . . . . . . . . . . . . . . . . . . . . . . . .   57
    Valuation Formula  . . . . . . . . . . . . . . . . . . . . . . Ex 2.01(a)-1
    Working Capital Adjustment . . . . . . . . . . . . . . . . . . Ex 2.01(a)-5

AGREEMENT AND PLAN OF MERGER


This Agreement and Plan of Merger (this "AGREEMENT"), dated as of
October 23, 1997, is made and entered into by and among The Toro Company, a Delaware corporation ("TORO"), EMCI Acquisition Corp., a Nebraska corporation and wholly owned subsidiary of Toro ("MERGER SUBSIDIARY"), and Exmark Manufacturing Company Incorporated, a Nebraska corporation ("EXMARK"). Merger Subsidiary and Exmark are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

WHEREAS, the respective Boards of Directors of Toro, Merger Subsidiary and Exmark have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Subsidiary be merged with and into Exmark in accordance with the Nebraska Business Corporation Act (the "NEBRASKA ACT") and the terms of this Agreement, pursuant to which Exmark will be the surviving corporation as a wholly owned subsidiary of Toro (the "MERGER");

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

WHEREAS, Toro, Merger Subsidiary and Exmark desire to make certain representations, warranties, covenants, indemnities and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, indemnities and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.01 THE MERGER. At the Effective Time (as defined in SECTION 1.03 hereof), and subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in SECTION 1.03 hereof), Merger Subsidiary shall be merged with and into Exmark, the separate existence of Merger Subsidiary shall cease, and Exmark shall continue as the surviving corporation under the corporate name of Exmark Manufacturing Company Incorporated. In its capacity as the corporation surviving the Merger, Exmark is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

1.02     EFFECT OF MERGER.  The effect of the Merger shall be as set forth in
Section 21-20,133 of the Nebraska Act, and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

1.03 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days, after the satisfaction or waiver of the conditions set forth in ARTICLE VIII of this Agreement, and the parties hereto will cause articles of merger with respect to the Merger (the "ARTICLES OF MERGER") to be executed, delivered and filed with the Secretary of State of the State of Nebraska in accordance with the Nebraska Act and will make all other filings or recordings required by Nebraska law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at the time and date of the filing of the Articles of Merger with the Secretary of State of the State of Nebraska, subject to SECTION 1.07 with respect to Toro's financial reporting for the Merger. The time at which the Merger shall become effective is referred to herein as the "EFFECTIVE TIME." The day during which the Effective Time shall occur is referred to herein as the "EFFECTIVE DATE."

1.04 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Subsidiary immediately prior to the Effective Time. After the Effective Time, the Stockholders' Representatives (as defined in
SECTION 10.01 hereof) shall have the right to designate one Stockholders' Representative to serve as a representative on the board of directors of the Surviving Corporation until expiration of the Contingent Payment Period (as defined in SECTION 7.01 hereof). From and after the Effective Time, the officers of the Surviving Corporation shall be the persons who were the officers of the Surviving Corporation immediately prior to the Effective Time. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the articles of incorporation and bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

1.05 ARTICLES OF INCORPORATION; BYLAWS. At and after the Effective Time and until further amended in accordance with applicable law, the articles of incorporation and bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

1.06 TAKING OF NECESSARY ACTION; FURTHER ACTION. Toro, Merger Subsidiary and Exmark, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Nebraska Act at the time specified in SECTION 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

1.07 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, 55402 on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in ARTICLE VIII hereof. Solely for Toro's financial reporting purposes, the parties hereto covenant and agree that the Closing will be deemed to be effective as of November 1, 1997.
At the Closing, the parties shall deliver to each other the documents required to be delivered pursuant to ARTICLE VIII hereof.

ARTICLE II


MERGER CONSIDERATION/EFFECT ON CAPITAL STOCK

2.01     EFFECT ON EXMARK CAPITAL STOCK.

(a) CONVERSION OF EXMARK CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Toro, Merger Subsidiary, Exmark, the Surviving Corporation or the holder of any of the following shares of Exmark capital stock:

(i) each share of Common Stock, par value $10.00 per share, of Exmark ("EXMARK COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in SECTION 2.05 hereof) and Canceled Shares (as defined in SECTION 2.01(a)(VI) hereof), shall be converted into and become a right to receive (a) cash and shares of Common Stock, par value $1.00 per share, of Toro (together with the preferred stock purchase rights associated with each such share of common stock, "TORO COMMON STOCK") representing the initial payment consideration, determined in accordance with SECTION 2.02 (the "INITIAL PER SHARE PAYMENT CONSIDERATION"), and (B) one common/preferred contingent payment right, as described in SECTION 2.02 (a "COMMON/PREFERRED CONTINGENT PAYMENT RIGHT");

(ii) each share of Preferred Stock, par value $40.00 per share, of Exmark ("EXMARK PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, shall be converted into and become the right to receive (A) four times the Initial Per Share Payment Consideration, determined in accordance with SECTION 2.02, and
(B) four Common/Preferred Contingent Payment Rights, as described in
SECTION 2.02;

(iii) each share of Class B Preferred Stock, par value $.01 per share, of Exmark ("EXMARK CLASS B STOCK"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, shall be converted into and become a right to receive (A) one-tenth of a share of Toro Common Stock (the "CLASS B INITIAL PER SHARE PAYMENT CONSIDERATION") and (B) one Class B contingent payment right, as described in SECTION 2.02 (a "CLASS B CONTINGENT PAYMENT RIGHT");

(iv) each share of Class C Preferred Stock, par value $.01 per share, of Exmark ("EXMARK CLASS C STOCK"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, shall be converted into and become a right to receive the Initial Per Share Payment Consideration, determined in accordance with SECTION 2.02;

(v) each share of Common Stock, par value $0.01 per share, of Merger Subsidiary ("MERGER SUBSIDIARY STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive one share of Common Stock, par value $0.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION STOCK"); and

(vi) each share of Exmark's capital stock issued and outstanding immediately prior to the Effective Time and owned by Toro, Merger Subsidiary or Exmark ("CANCELED SHARES") shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

The Common/Preferred Contingent Payment Rights and the Class B Contingent Payment Rights are collectively referred to herein as the "CONTINGENT PAYMENT RIGHTS." The aggregate amount of the cash and shares of Toro Common Stock to be paid by Toro with respect to the Contingent Payment Rights, the Class B Initial Per Share Payment Consideration and the Initial Per Share Payment Consideration is referred to herein as the "MERGER CONSIDERATION." The shares of Exmark Common Stock, Exmark Preferred Stock, Exmark Class B Stock and Exmark Class C Stock that are issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, are collectively referred to herein as the "SHARES," and the holders thereof are referred to herein as the "HOLDERS."

2.02     DETERMINATION OF MERGER CONSIDERATION.

(a) INITIAL PAYMENT. For purposes of apportioning the Initial Payment (as defined in this Section 2.02(a)) among the Holders of Exmark Common Stock, Exmark Preferred Stock and Exmark Class C Stock, each share of Exmark Preferred Stock shall receive four times the amount of each such payment as does each share of Exmark Common Stock. The "Initial Per Share Payment Consideration" shall be cash and Toro Common Stock in an amount equal to a quotient, the numerator of which is $28,100,000 and the denominator of which is the sum of (i) the number of shares of Exmark Common Stock, (ii) the number of shares of Exmark Class C Stock and (iii) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares. For purposes of calculating the number of shares of Toro Common Stock included in the Initial Payment Consideration, the value per share of Toro Common Stock shall be the Initial Toro Share Price (as defined in SECTION 2.02(c) hereof). In the aggregate, the total Initial Per Share Payment Consideration paid to the Holders of Shares is referred to herein as the "INITIAL PAYMENT."

(b) CONTINGENT PAYMENTS. A "Common/Preferred Contingent Payment Right," as referred to herein, shall mean the right to receive cash and Toro Common Stock in an amount equal to a quotient, the numerator of which is one-half of the 1998 Contingent Payment Amount (as defined in this SECTION 2.02(b) hereof) and the denominator of which is the sum of (i) the number of shares of Exmark Common Stock and (ii) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares (the "COMMON/PREFERRED 1998 CONTINGENT CONSIDERATION"), plus an amount equal to a quotient, the numerator of which is one-half of the 1999 Contingent Payment Amount and the denominator of which is the sum (i) of the number of shares of Exmark Common Stock and (ii) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares (the "COMMON/PREFERRED 1999 CONTINGENT CONSIDERATION"). A "Class B Contingent Payment Right," as referred to herein, shall mean the right to receive cash and Toro Common Stock in an amount equal to a quotient, the numerator of which is one-half of the 1998 Contingent Payment Amount and the denominator of which is the number of shares of Exmark Class B Stock issued and outstanding immediately prior to the Effective Time, other than Canceled Shares (such Class B shares are referred to as the "OUTSTANDING CLASS B SHARES" and such consideration is referred to as the "CLASS B 1998 CONTINGENT CONSIDERATION"), plus an amount equal to a quotient, the numerator of which is one-half of the 1999 Contingent Payment Amount and the denominator of which is the number of Outstanding Class B Shares (the "CLASS B 1999 CONTINGENT CONSIDERATION"). The "1998 CONTINGENT PAYMENT AMOUNT" shall mean a dollar amount determined in accordance with the calculations set forth in EXHIBIT 2.01(a). The "1999 CONTINGENT PAYMENT AMOUNT" shall mean a dollar amount determined in accordance with the calculations set forth in EXHIBIT 2.01(a). For purposes of calculating the number of shares of Toro Common Stock included in the Common/Preferred 1998 Contingent Consideration and the Class B 1998 Contingent Consideration, the value per share of Toro Common Stock shall be the 1998 Toro Share Price (as defined in SECTION 2.02(c) hereof). For purposes of calculating the number of shares of Toro Common Stock included in the Common/Preferred 1999 Contingent Consideration and the Class B 1999 Contingent Consideration, the value per share of Toro Common Stock shall be the 1999 Toro Share Price (as defined in SECTION 2.02(c) hereof). In the aggregate, the total Common/Preferred 1998 Contingent Consideration plus the total Class B 1998 Contingent Consideration to be paid to the Holders of Shares is referred to as the "1998 CONTINGENT PAYMENT." In the aggregate, the total Common/Preferred 1999 Contingent Consideration plus the total Class B 1999 Consideration to be paid to the Holders of Shares is referred to as the "1999 CONTINGENT PAYMENT." The 1998 Contingent Payment and the 1999 Contingent Payment are collectively referred to as the "CONTINGENT PAYMENTS." Exmark Class C Stock will not receive any of the Contingent Payments.

(c) FORM OF MERGER CONSIDERATION AND HOLDBACK AMOUNT. The cash portion of the Initial Payment, the 1998 Contingent Payment and the 1999 Contingent Payment will be 12% of the aggregate amount of each such payment as calculated pursuant to this SECTION 2.02, subject only to SECTION 2.06. Each Holder, however, will be allowed to elect to receive more or less cash consideration in exchange for such Holder's Shares up to, but not to exceed, such Holder's portion of the Merger Consideration. Prior to the Stockholders' Meeting (as defined in
SECTION 5.03), each record holder of Exmark's capital stock will receive a form to be used to indicate if such record holder desires to receive more or less than 12% of such holder's proportionate part of the Merger Consideration in cash (each Holder's proportionate part of the Merger Consideration is referred to herein as the "HOLDER'S MERGER CONSIDERATION"). Any Holder who wants to receive more or less than 12% of such Holder's Merger Consideration in the form of cash must properly complete the form, sign it and return it to the Escrow Agent (as defined in SECTION 2.03(a) hereof) prior to the date of the Stockholders' Meeting. Any Holder that does not return such form, properly completed and signed, to the Escrow Agent prior to the Stockholders' Meeting, will be deemed to have elected to receive 12% of such Holder's Merger Consideration in the form of cash. The percentage of the Holder's Merger Consideration each Holder elects, or is deemed to have elected, to receive in cash shall be referred to herein as the "CASH ELECTION." In the event that the weighted average of all of the Cash Elections does not equal 12%, the portion of the Holder's Merger Consideration that each Holder will be entitled to receive in cash will be proportionately adjusted (either increased or decreased), so that the aggregate cash consideration to be paid, other than for fractional shares, will be 12% of the Merger Consideration. In the event that the aggregate effect of all of the Cash Elections would result in the cash portion of the Initial Payment or the Contingent Payments, as applicable, being greater than 12% of any such payment, each Cash Election with respect to such payment shall be multiplied by a quotient, the numerator of which is 12% and the denominator of which is the aggregate effect of all of the Cash Elections (expressed as a percentage of the aggregate consideration to be paid to the Holders with respect to the Initial Payment or the Contingent Payments, as applicable) prior to being adjusted. In the event that the aggregate effect of all of the Cash Elections would result in the cash portion of the Initial Payment or the Contingent Payments, as applicable, being less than 12% of any such payment, each Cash Election with respect to such payment (including Cash Elections of 0%) shall be increased by adding an equal percentage amount to each Cash Election (but not beyond 100%) until the weighted average of the Cash Elections, as so adjusted, equals 12% (E.G., each Cash Election would be increased by adding 1% (or some other percentage amount) to each Cash Election so that initial Cash Elections of 0% and 30% would become 1% and 31%, but an initial Cash Election of 100% would remain 100%). The remaining portion of each Holder's Merger Consideration will be in the form of shares of Toro Common Stock
as described below.   Based on the Cash Elections of record Holders of Exmark
Class B Stock and Exmark Class C Stock, the cash that record Holders of Exmark Common Stock and Exmark Preferred Stock receive in connection with the Initial Payment, expressed as a percentage of such payment, may be different than the cash that such Holders receive in connection with the Contingent Payments, expressed as a percentage of each such payment.

The Toro Common Stock portion of the Initial Payment and each of the Contingent Payments will be 88% of the aggregate amount of such payment as calculated pursuant to SECTION 2.03, subject only to SECTION 2.06. The "INITIAL TORO SHARE PRICE" shall mean the average closing sale price per share of the Toro Common Stock as reported on the consolidated tape of the New York Stock Exchange during the 30 trading days ending on October 31, 1997; provided that the Effective Date is on or prior to November 30, 1997. In the event that the Effective Date is after November 30, 1997, the "Initial Toro Share Price shall mean the average closing sales price per share of Toro Common Stock reported on the consolidated tape of the New York Stock Exchange during the 30 trading days ending on the third trading day immediately preceding the Effective Date. The "1998 TORO SHARE PRICE" shall mean the average closing sales price per share of Toro Common Stock reported on the consolidated tape of the New York Stock Exchange during the 30 trading days ending on the third trading day immediately preceding December 31, 1998. The "1999 TORO

SHARE PRICE" shall mean the average closing sales price per share of Toro Common Stock reported on the consolidated tape of the New York Stock Exchange during the 30 trading days ending on the third trading day immediately preceding December 31, 1999. Each of the Initial Toro Share Price, the 1998 Toro Share Price and the 1999 Toro Share Price shall be appropriately and proportionately adjusted in the event that, at any time during such applicable thirty trading day period, shares of Toro Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend.

Notwithstanding the foregoing, 15% of that part of the Initial Payment Fund (as defined in SECTION 2.03(a)) that would otherwise be payable to the Holders of Exmark Common Stock and Exmark Preferred Stock (the "HOLDBACK AMOUNT") shall be subject to Toro's Offset Right (as defined in SECTION 11.02 hereof) and, as such shall be held in escrow by the Escrow Agent in accordance with this
SECTION 2.02(c) and EXHIBIT 12.04 and subject to SECTION 11.02. In addition, $100,000 of the Initial Payment Fund will be held in escrow by the Escrow Agent to Fund the expenses of the Stockholders' Representatives as provided in
SECTION 10.03 (the "STOCKHOLDERS' REPRESENTATIVES EXPENSE FUND"). The Stockholders' Representatives Expense Fund shall not be subject to Toro's Offset Rights. In the event there is an Estimated Net Worth Adjustment (as defined in SECTION 2.02(d) hereof), cash in an amount equal to 12% of the Estimated Net Worth Adjustment and that number of shares of Toro Common Stock equal to a quotient, the numerator of which is 88% of the Estimated Net Worth Adjustment and the denominator of which is the Initial Toro Share Price, shall also be (i) held in escrow, (ii) included as part of the Holdback Amount and (iii) subject to Toro's Offset Right. Subject to the provisions of SECTION 11.02, as it relates to any claims by Toro under its Offset Right, two-thirds of the cash and two-thirds of the shares of Toro Common Stock included in the Holdback Amount that otherwise would have been payable to the Holders of Exmark Common Stock and Exmark Preferred Stock shall be delivered by the Paying Agent (as defined in SECTION 2.04) to such Holders concurrently with the payment of the 1999 Contingent Payment and the remainder will be delivered by the Paying Agent to such Holders on or before December 31, 2000 in each case in an amount based on the amount of cash and Toro Common Stock that such Holder would have received if such cash and Toro Common Stock had not originally been held in escrow pursuant to this SECTION 2.02(c). None of the Initial Payment Fund that is payable in exchange for the Exmark Class C Preferred Stock shall be held in escrow and included in the Holdback Amount pursuant to this SECTION 2.02(c). Toro's Offset Right shall be applied first against that portion of the Holdback Amount to be paid concurrently with the 1999 Contingent Payment, then against that portion of the Holdback Amount to be paid on or before December 31, 2000, then against the 1998 Contingent Payment, and any remainder shall be applied against the 1999 Contingent Payment.

(d) NET WORTH ADJUSTMENT TO INITIAL PAYMENT. Within five business days prior to the Effective Time, the parties shall mutually agree upon an estimate of the book value, determined in accordance with GAAP (as defined below in this SECTION 2.02(d)), of (i) Exmark's total assets as of the Effective Time, minus (ii) Exmark's total liabilities as of the Effective Time (the "ESTIMATED NET WORTH"). The amount, determined on a dollar-for-dollar basis, by which the Estimated Net Worth is less than $8,243,000 shall be the "ESTIMATED NET WORTH ADJUSTMENT." If the Estimated Net Worth is greater than $8,243,000, then the Estimated Net Worth Adjustment shall be zero. "GAAP," as referred to herein, shall mean generally accepted accounting principles. The parties intend that the application of GAAP be on a basis consistent with the method used by Exmark in preparing the audited financial statements of Exmark for the three-year period from September 1, 1994 to August 31, 1997, which financial statements are presented in accordance with GAAP.

At the Effective Time and at Toro's option, Toro and Exmark shall jointly perform a physical inventory of all inventory of Exmark. As soon thereafter as is practical, Exmark shall prepare a statement (the "INVENTORY STATEMENT"), which shall list the number and value of each inventory item (by product category or as is otherwise customary) of Exmark as of the Effective Time. The value of each such item shall be determined in accordance with GAAP and shall be used in the Net Worth Statement (as defined below in this SECTION 2.02(d)).

Within 90 days after the Effective Time, the parties shall prepare and deliver to the Synergies Council (as defined in SECTION 7.02 hereof) a statement (the "NET WORTH STATEMENT") that sets forth the book value, determined in accordance with GAAP, of (i) Exmark's total assets as of the Effective Time, minus
(ii) Exmark's total liabilities as of the Effective Time. Representatives of Toro and of Exmark on the Synergies Council shall review the Net Worth Statement and shall agree upon adjustments, if any, to be made thereto within 30 days of the date of delivery of the Net Worth Statement. In the event there is a dispute regarding any such adjustment, such dispute shall be resolved in accordance with the dispute resolution procedures for the Synergies Council set forth in SECTION 7.02. The net worth of Exmark as set forth in the Net Worth Statement after any such adjustment (the "ACTUAL NET WORTH") shall be used to determine the Actual Net Worth Adjustment (as defined below in this SECTION 2.02(d)). The "ACTUAL NET WORTH ADJUSTMENT," as referred to herein, shall mean the amount, determined on a dollar-for-dollar basis, by which the Actual Net Worth is less than $8,243,000. If the Actual Net Worth is equal to or greater than $8,243,000, then the Actual Net Worth Adjustment shall be zero. Upon the determination of the Actual Net Worth Adjustment, Toro shall promptly notify the Escrow Agent and the Paying Agent of the amount of the Actual Net Worth Adjustment and that the Actual Net Worth has been approved by a majority of the Synergies Council. Not later than 10 business days following receipt of such notice from Toro, the Escrow Agent shall deduct the amount of the Actual Net Worth Adjustment from the Holdback Amount and transfer to the Paying Agent cash in an amount equal to 12% of the Actual Net Worth Adjustment and a number of shares of Toro Common Stock equal to a quotient, the numerator of which is 88% of the Actual Net Worth Adjustment and the denominator of which is the Initial Toro Share Price, plus all interest earned with respect to such cash and any and all dividends paid with respect to such shares of Toro Common Stock since the date on which Toro deposited such cash and Toro Common Stock with the Escrow Agent. The Paying Agent promptly shall pay such cash and shares to Toro. The shares of Toro Common Stock returned to Toro shall be canceled and cease to be outstanding. The Estimated Net Worth, the Net Worth Statement and the Actual Net Worth shall in each case be determined without giving effect to the Merger, the acquisition of Holiman (as defined in SECTION 5.01(b) hereof) by Exmark or the Signing Bonuses (as defined in SECTION 12.03 hereof).

2.03 DETERMINATION OF INITIAL PAYMENT FUND, CLASS B INITIAL PAYMENT FUND AND CONTINGENT PAYMENT FUNDS; DEPOSIT PROCEDURES.

(a) At or prior to the Effective Time, Toro shall deposit, or shall cause to be deposited, the Initial Payment Fund (as defined in this SECTION 2.03(a)) with Norwest Bank Minnesota, National Association, or such other bank or trust company designated by Toro and acceptable to Exmark's management (the "ESCROW AGENT"), for the benefit of the Holders and as part of the Merger Consideration in exchange for the Shares. The "INITIAL PAYMENT FUND AMOUNT" shall be a dollar amount equal to the product of the Initial Per Share Payment Consideration and the sum of (i) the number of shares of Exmark Common Stock, (ii) the number of shares of Exmark Class C Stock and (iii) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares. The amount of cash that Toro shall deposit with the Escrow Agent as part of the Initial Payment Fund shall be an amount equal to 12% of the Initial Payment Fund Amount. The number of shares of Toro Common Stock that Toro shall deposit with the Escrow Agent as part of the Initial Payment Fund, shall be equal to a quotient, the numerator of which shall be equal to 88% of the Initial Payment Fund Amount and the denominator of which shall be equal to the Initial Toro Share Price. The total cash and Toro Common Stock deposited with the Escrow Agent pursuant to this SECTION 2.03(a) is referred to herein as the "INITIAL PAYMENT FUND."

(b) At or prior to the Effective Time, Toro shall deposit, or shall cause to be deposited, such number of shares of Toro Common Stock as is equal to the product of (i) the Class B Initial Per Share Payment Consideration and (ii) the number of shares of Exmark Class B Stock, which are issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares (the "CLASS B INITIAL PAYMENT FUND"), with the Escrow Agent for the benefit of the Holders of Exmark Class B Stock and as part of the Merger Consideration in exchange for such Shares.

(c) On or before the later to occur of (i) December 31, 1998, or (ii) 10 days after the 1998 Contingent Payment Amount has become final in accordance with the procedures set forth in EXHIBIT 2.01(a) hereto (the "1998 FUNDING DATE"), Toro shall deposit, or shall cause to be deposited, the 1998 Contingent Payment Fund (as defined in this SECTION 2.03(c)) with the Escrow Agent for the benefit of the Holders and as part of the Merger Consideration in exchange for the Shares. The "1998 CONTINGENT PAYMENT FUND AMOUNT" shall be a dollar amount equal to the 1998 Contingent Payment Amount multiplied by a quotient, the numerator of which is the sum of the number of shares of Exmark Common Stock, Exmark Class B Stock and (iii) four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Canceled Shares, and the denominator of which is the sum of (i) the number of shares of Exmark Common Stock, Exmark Class B Stock and four times the number of shares of Exmark Preferred Stock, which in all cases are issued and outstanding immediately prior to the Effective Time, other than Canceled Shares (the "CONTINGENT PAYMENTS DISSENTERS' FRACTION"). The amount of cash that Toro shall deposit with the Escrow Agent as part of the 1998 Contingent Payment Fund shall be an amount equal to 12% of the 1998 Contingent Payment Fund Amount. The number of shares of Toro Common Stock that Toro shall deposit with the Escrow Agent as part of the 1998 Contingent Payment Fund, shall be equal to a quotient, the numerator of which shall be equal to 88% of the 1998 Contingent Payment Fund Amount and the denominator of which shall be equal to the 1998 Toro Share Price. The total cash and Toro Common Stock deposited with the Escrow Agent pursuant to this
SECTION 2.03(c) is referred to herein as the "1998 CONTINGENT PAYMENT FUND."

(d) On or before the later to occur of (i) December 31, 1999 or (ii) 10 days after the 1999 Contingent Payment Amount shall become final in accordance with the procedures set forth in EXHIBIT 2.01(a) hereto (the "1999 FUNDING DATE"), Toro shall deposit, or shall cause to be deposited, the 1999 Contingent Payment Fund (as defined in this SECTION 2.03(d)) with the Escrow Agent for the benefit of the Holders and as part of the Merger Consideration in exchange for the Shares. The "1999 CONTINGENT PAYMENT FUND AMOUNT" shall be a dollar amount equal to the 1999 Contingent Payment Amount multiplied by the Contingent Payments Dissenters' Fraction. The amount of cash that Toro shall deposit with the Escrow Agent as part of the 1999 Contingent Payment Fund shall be an amount equal to 12% of the 1999 Contingent Payment Fund Amount. The number of shares of Toro Common Stock that Toro shall deposit with the Escrow Agent as part of the 1999 Contingent Payment Fund, shall be equal to a quotient, the numerator of which shall be equal to 88% of the 1999 Contingent Payment Fund Amount and the denominator of which shall be equal to the 1999 Toro Share Price. The total cash and Toro Common Stock deposited with the Escrow Agent pursuant to this
SECTION 2.03(d) is referred to herein as the "1999 CONTINGENT PAYMENT FUND."

2.04     EXCHANGE/PAYMENT PROCEDURES.

(a) The Escrow Agent shall hold the Initial Payment Fund, the 1998 Contingent Payment Fund and the 1999 Contingent Payment Fund, including any interest earned thereon and any dividends or distributions paid in respect thereof (collectively, the "EXCHANGE FUND"), for the benefit of the Holders of Shares, subject to the escrow of the Holdback Amount pursuant to SECTION 2.02(c), and shall hold the Class B Initial Payment Fund, including any interest earned thereon and any dividends paid in respect thereof, for the benefit of the Holders of Exmark Class B Stock. The Escrow Agent shall also act as the "PAYING AGENT"and shall distribute the Exchange Fund and the Class B Initial Payment Fund in exchange for Shares pursuant to the terms of this Agreement. Except as contemplated by SECTION 2.02(c), this SECTION 2.04, SECTION 2.07(d) and
SECTION 11.02, the Exchange Fund and the Class B Initial Payment Fund shall not be used for any other purpose. Toro shall make available to the Escrow Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares as described in this SECTION 2.04 and in SECTION 2.06.

(b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"),
(i) a letter of transmittal (which shall be in customary form) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for such Holder's Merger Consideration. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of Exmark Common Stock, Exmark Preferred Stock or Exmark Class C Stock, for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor, subject in the case of Certificates evidencing Exmark Common Stock and Exmark Preferred Stock to escrow of the Holdback Amount, (i) a certificate or certificates representing the number of whole shares of Toro Common Stock issuable to such Holder pursuant to SECTION
2.01 and SECTION 2.02 and based on such Holder's Cash Election, (ii) cash representing the amount payable to such Holder pursuant to SECTION 2.01 and
SECTION 2.02 and based on such Holder's Cash Election, (iii) cash in lieu of any fractional share thereof in accordance with SECTION 2.06, (iv) any interest earned or dividends paid with respect to such Holder's Merger Consideration and (v) except for holders of Exmark Class C Stock, the right to receive such Holders' portion (based on the number of shares evidenced by such Certificate) of the Contingent Payments, which right shall be uncertificated, and the Certificate so surrendered shall forthwith be canceled. Upon surrender of a Certificate that immediately prior to the Effective Time represented outstanding shares of Exmark Class B Stock, for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute in exchange therefor (i) a certificate or certificates representing the number of whole shares of Toro Common Stock issuable to such Holder pursuant to SECTION 2.01, (ii) cash in lieu of any fractional share thereof in accordance with SECTION 2.06,
(iii) any interest earned or dividends paid with respect to such Holder's
Merger Consideration and (iv) the right to receive such Holders portion
(based on the number of shares evidenced by such Certificate) of the Contingent Payments, which right shall be uncertificated, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this SECTION 2.04, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive that portion of the Merger Consideration to be issued in exchange for such Certificate in connection with the Merger.

(c) If there is a transfer of Share ownership that is not registered in the transfer records of Exmark, that portion of the Merger Consideration to be issued in exchange for any such transferred Shares in connection with the Merger may be issued to a person other than the person in whose name such Shares are registered, if, upon presentation to the Paying Agent, the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in SECTION 3.15(k) hereof) required by reason of the issuance of such portion of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Toro that such tax has been paid or is not applicable.

(d)      Subject to Toro's Offset Right and the procedures described in this
SECTION 2.04 and in SECTION 11.02, as promptly as practicable following the deposit by Toro of each of the 1998 Contingent Payment Fund and the 1999 Contingent Payment Fund, after taking such action as is necessary to assure that all applicable federal or state payroll, income withholding and any other Taxes are withheld, the Paying Agent shall distribute to the Holders from the applicable fund (i) a certificate or certificates representing the number of whole shares of Toro Common Stock issuable to each such Holder pursuant to
SECTION 2.01 and SECTION 2.02, based on such Holder's Cash Election, (ii) cash representing the amount payable to each such Holder pursuant to SECTION 2.01 and
SECTION 2.02, based on such Holder's Cash Election, and (iii) cash in lieu of any fractional share thereof in accordance with SECTION 2.06.

(e) In the event Toro exercises its Offset Right against all or a portion of the Holdback Amount, the Paying Agent promptly shall distribute to Toro from the Holdback Amount cash and Toro Common Stock equal in value to such offset amount and the value of each share of Toro Common Stock so distributed shall be deemed to be the Initial Toro Share Price. In the event Toro exercises its Offset Right against all or a portion of the 1998 Contingent Payment and Toro has delivered the 1998 Contingent Payment Fund to the Escrow Agent and such Fund has not been distributed to the Holders by the Paying Agent, then the Paying Agent promptly shall distribute to Toro from the 1998 Contingent Payment Fund cash and Toro Common Stock equal in value to such offset amount and the value of each share of Toro Common Stock so distributed shall be deemed to be the 1998
Toro Share Price.   In the event Toro exercises its Offset Right against all or a portion of the 1998 Contingent Payment and Toro has not delivered the 1998 Contingent Payment Fund to the Escrow Agent, then the 1998 Contingent Payment Amount automatically shall be reduced by such amount. In the event Toro exercises its Offset Right against all or a portion of the 1999 Contingent Payment and Toro has delivered the 1999 Contingent Payment Fund to the Escrow Agent and such Fund has not been distributed to the Holders by the Paying Agent, then the Paying Agent promptly shall distribute to Toro from the 1999 Contingent Payment Fund cash and Toro Common Stock equal in value to such offset amount and the value of each share of Toro Common Stock so distributed shall be deemed to
be the 1999 Toro Share Price.   In the event Toro exercises its Offset Right
against all or a portion of the 1999 Contingent Payment and Toro has not delivered the 1999 Contingent Payment Fund to the Escrow Agent, then the 1999 Contingent Payment Amount automatically shall be reduced by such amount. The Toro Common Stock portion of the offset amounts distributed by the Paying Agent to Toro pursuant to this SECTION 2.04(e) will be 88% of the aggregate amount of each such distribution, determined based on the value attributed thereto pursuant to this SECTION 2.04(e), subject only to SECTION 2.06. Cash and Toro Common Stock delivered to Toro to fund Offset Rights shall constitute a post-closing reduction of the Merger Consideration rather than a payment of a liability by Holders of Shares.

2.05     DISSENTING SHARES.

(a) Notwithstanding anything in this Agreement to the contrary, if Sections 21-20,137 to 21-20,150 of the Nebraska Act are applicable to the Merger, shares of Exmark's capital stock that are issued and outstanding as of the Record Date for the Stockholders' Meeting and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 21-20,143 of the Nebraska Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive any of the Merger Consideration that would otherwise be paid therefor pursuant to SECTION 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by Sections 21-20,145 to 21-20,150 of the Nebraska Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 21-20,145 to 21-20,150 of the Nebraska Act shall receive payment therefor from the Surviving Corporation in accordance with the Nebraska Act; provided, however, that if, prior to the Effective Time, any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal of such shares under Sections 21-20,141 and 21-20,143 of the Nebraska Act, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment of that portion of the

Merger Consideration to be paid therefor pursuant to SECTION 2.01 and
SECTION 2.02 and such shares shall not be deemed to be "Dissenting Shares."

(b) Exmark shall give Toro (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Sections 21-20,137 to 21-20,150 of the Nebraska Act received by Exmark, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such sections of the Nebraska Act. Exmark shall not, except with the prior written consent of Toro, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

2.06     NO FRACTIONAL SHARES.

(a) No certificates or scrip representing fractional shares of Toro Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Toro. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Toro Common Stock shall be deposited by Toro pursuant to the deposit procedures described in SECTION 2.03, but rather Toro shall deposit, in lieu thereof, cash in an amount equal to such fractional part of a share of Toro Common Stock multiplied by the Initial Toro Share Price, the 1998 Toro Share Price or the 1999 Toro Share Price, as applicable.

(b) Notwithstanding any other provision of this Agreement, each Holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Toro Common Stock (after taking into account all Certificates delivered by such Holder) with respect to the Initial Payment, the Class B Initial Payment Consideration, the 1998 Contingent Payment, the 1999 Contingent Payment or the release of any portion of the Holdback Amount shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Toro Common Stock multiplied by the Initial Toro Share Price, the Initial Toro Share Price, the 1998 Toro Share Price, the 1999 Toro Share Price or the 1999 Toro Share Price, respectively.

(c) No certificates or scrip representing fractional shares of Toro Common Stock shall be issued to Toro in connection with the exercise of its Offset Right or the Actual Net Worth Adjustment, but rather the Paying Agent shall deliver to Toro, in lieu thereof, cash in an amount equal to any such fractional part of a share of Toro Common Stock multiplied by the value attributed thereto pursuant to SECTION 2.04(e) or the Initial Toro Share Price, respectively.

2.07     OTHER EXCHANGE MATTERS.

(a) RIGHTS OF HOLDERS OF EXMARK CAPITAL STOCK. On and after the Effective Time and until surrendered for exchange, each Certificate representing Shares shall be deemed for all purposes, except as provided in SECTION 2.06, to evidence ownership of and to represent the right to receive such Holder's Merger Consideration to be paid therefor pursuant to SECTION 2.01 and SECTION 2.02.
The record Holder of such Certificate shall, after the Effective Time, be entitled to vote the shares of Toro Common Stock included in the Initial Payment into which such Shares shall have been converted (including any Shares of Toro Common Stock then outstanding and included in the Holdback Amount) on any matters on which the holders of record of Toro Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. After the Effective Date, there shall be no further registration of transfers on the records of the Surviving Corporation of outstanding certificates formerly representing Shares of Exmark Common Stock, Exmark Preferred Stock, Exmark Class B Stock or Exmark Class C Stock and, if a certificate formerly representing such Shares is presented to the Paying Agent, it shall be canceled and exchanged for such Holder's Merger Consideration as provided in SECTION 2.04. In any matters relating to such Certificates, Toro may rely conclusively upon the record of stockholders maintained by Exmark containing the names and addresses of the Holders of record of Shares at the Effective Time.

(b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Toro will pay no dividends and make no other distributions with respect to Toro Common Stock with a record date after the Effective Time to any Holder of any unsurrendered Certificate evidencing Shares of Exmark Common Stock, Exmark Preferred Stock, Exmark Class B Stock or Exmark Class C Stock with respect to the shares of Toro Common Stock included in such Holder's Merger Consideration with respect thereto and Toro will make no cash payment with respect to the cash portion included in such Holder's Merger Consideration or in lieu of fractional shares to any such Holder pursuant to SECTION 2.06 until the Holder of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Paying Agent, on behalf of Toro, shall subject to the other provisions of this Agreement (i) pay to the record holder of the certificate representing whole shares of Toro Common Stock issued in exchange for such Certificate, without interest, (A) at the time of such surrender, the amount of cash payable in lieu of a fractional share of Toro Common Stock to which such holder is entitled pursuant to SECTION 2.06 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Toro Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Toro Common Stock and
(ii) pay to the Holder, without interest from the Effective Time to the date of the surrender of such Certificates, the cash portion of such Merger Consideration then payable to such Holder.

(c) NO FURTHER OWNERSHIP RIGHTS IN EXMARK CAPITAL STOCK. The Merger Consideration delivered to the Escrow Agent in exchange for the Shares in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.06 or SECTION 2.07(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(d) TERMINATION OF FUNDS. The Paying Agent shall deliver any portion of the Exchange Fund and the Class B Initial Payment Fund that remains undistributed to the Holders of the Certificates for two years after the Effective Time to Toro, upon demand. Holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to Toro for payment of their claims for their respective portions of the Merger Consideration as to which they may be entitled under SECTION 2.01 and
SECTION 2.02, including any dividends or distributions with respect to Toro Common Stock.

(e) NO LIABILITY. None of Toro, Merger Subsidiary, Exmark, the Escrow Agent or the Paying Agent shall be liable to any person in respect of any shares of Toro Common Stock (or dividends or distributions with respect thereto) or cash in the Exchange Fund or the Class B Initial Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) INVESTMENT OF MERGER CONSIDERATION. The Escrow Agent shall invest any cash included in the Exchange Fund or the Class B Initial Payment Fund in interest bearing accounts guaranteed, directly or indirectly, by the federal government. Any interest and other income resulting from such investments shall become part of the Exchange Fund or the Class B Initial Payment Fund, as applicable, and shall be taxable to the Holders.

(g) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Paying Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Toro Common Stock deliverable in respect thereof, pursuant to this Agreement.

(h) STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Exmark shall be closed and there shall be no further registration of transfers of shares of Exmark's capital stock thereafter on the records of Exmark. From and after the Effective

Time, the holders of certificates representing shares of Exmark's capital stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Exmark's capital stock except as otherwise provided in this Agreement or by law.

(i)      ADJUSTMENTS.

(i) If, between the date hereof and the later to occur of (A) the date on which the 1999 Contingent Payment, if any, is fully paid and (B) the date on which the last payment of the Holdback Amount is made (the "LAST PAYMENT DATE"), shares of Toro Common Stock shall be changed into a security of a different issuer or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment then the term Toro Common Stock, for purposes of this Agreement shall thereafter be deemed to refer to such different shares.

(ii) If, between the date hereof and the Last Payment Date, the Toro Common Stock ceases to be listed on a national securities exchange or approved for quotation on an inter-dealer quotation system of a registered national securities association in connection with an acquisition of Toro or otherwise, then the full amount of all future Merger Consideration to be paid in exchange for the Shares shall be paid in cash after such date.

(j) INTEREST ON CONTINGENT PAYMENTS. The Contingent Payments, if any, shall be deemed, for income tax purposes, to include interest at the short-term Adjusted Federal Rate (in effect as of the Effective Time) computed from the Effective Time to the date of each such payment.

(k) CONTINGENT PAYMENTS ARE NONTRANSFERABLE. The Contingent Payment Rights are personal to each initial holder thereof and are and shall remain nontransferable for all purposes other than by operation of law or by will or the laws of descent and distribution. Any attempted transfer of a Contingent Payment Right by any holder thereof (other than as set forth in the preceding sentence) shall be null and void.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EXMARK

Exmark hereby represents and warrants to Toro as follows, except as set forth in the Disclosure Schedule delivered by Exmark to Toro on the date hereof, including any amendments thereto made by Exmark pursuant to SECTION 5.11 (the "DISCLOSURE SCHEDULE") (The Disclosure Schedule sets forth certain exhibits referenced herein and exceptions to the representations and warranties contained in this Agreement under captions referencing each and every Section to which such exhibits or exceptions apply. Further, the disclosure in the Disclosure Schedule of any item that may not be material shall not be deemed to infer that any lesser standard of materiality shall apply in interpreting this Agreement.):

3.01 INCORPORATION AND CORPORATE POWER. Exmark is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nebraska and, subject to approval of this Agreement, the Merger, the New Articles of Incorporation (as defined in SECTION 5.10 hereof) and the Signing Bonuses by Exmark's stockholders, Exmark has the requisite corporate power and authority to execute and deliver this Agreement, the Articles of Merger and the agreements identified in ARTICLE XII to which Exmark is a party (the "EXMARK ANCILLARY AGREEMENTS") and to perform its obligations hereunder and thereunder. Exmark has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the articles of incorporation and bylaws of Exmark are set forth in the Disclosure Schedule and reflect all amendments made thereto (except the amendment to the articles of incorporation contemplated in SECTION 5.10 hereof) and are correct and complete as of the date hereof. Exmark is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified.

3.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement, the Articles of Merger and Exmark Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement, the Articles of Merger and the Exmark Ancillary Agreements, other than the approval of this Agreement by Exmark's stockholders. This Agreement and the Exmark Ancillary Agreements have been duly executed and delivered by Exmark and constitute the valid and binding obligations of Exmark, enforceable in accordance with their terms, and the Articles of Merger, when executed and delivered by Exmark, will constitute the valid and binding obligation of Exmark, enforceable in accordance with its terms.

3.03 APPROVAL OF AGREEMENT; STOCKHOLDERS' MEETING. Exmark hereby represents that its board of directors has, by resolutions duly adopted at meetings held on June 3, 1997 and October 1, 1997, authorized and approved this Agreement, the Merger, the Articles of Merger, the Exmark Ancillary Agreements (and the transactions contemplated hereby and thereby), the Signing Bonuses, the New Articles of Incorporation, the issuance of the Contingent Class B Rights (as defined in SECTION 5.10 hereof), the issuance of the Exmark Class B Stock and the acquisition of Holiman (including the issuance of the Exmark Class C Stock in exchange for all of the outstanding shares of Holiman capital stock) and resolved to recommend approval of this Agreement by Exmark's stockholders. None of the resolutions described in this SECTION 3.03 has been rescinded, amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

3.04 NO BREACH. The execution, delivery and performance of this Agreement, the Articles of Merger and Exmark Ancillary Agreements by Exmark and the consummation by Exmark of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Exmark, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "PERSON" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof) under the provisions of the articles of incorporation or bylaws of Exmark or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which Exmark is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Exmark is subject.

3.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), and except for the filing of the Articles of Merger with the Secretary of State of the State of Nebraska, Exmark is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Articles of Merger or Exmark Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of this Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses by the stockholders of Exmark) is required to be obtained by Exmark in connection with its execution, delivery and performance of this Agreement, the Articles of Merger or Exmark Ancillary Agreements or the transactions contemplated hereby or thereby.

3.06 SUBSIDIARIES; PREDECESSORS. Except for all of the outstanding capital stock of Holiman, Exmark does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization, joint venture, partnership, limited liability company or entity.

3.07     CAPITAL STOCK.

(a) On the date hereof, the authorized capital stock of Exmark consists of 24,000 shares of Exmark Common Stock of which, as of the date hereof, 15,431 shares are issued and outstanding; and 21,000 shares of Exmark Preferred Stock of which, as of the date hereof, 7,416 shares are issued and outstanding. On the date hereof, Exmark's capital stock is held of record by the persons and in the amounts set forth in the Disclosure Schedule. Prior to the Effective Time, Exmark's articles of incorporation shall have been amended to authorize 10,000 shares of Exmark Class B Stock and 10,000 shares of Exmark Class C Stock in the manner described in SECTION 5.10 and, as of the Effective Time, 10,000 shares of Exmark Class B Stock and 3,689 shares of Exmark Class C Stock will be issued and outstanding. On the Effective Date, Exmark's capital stock will be held of record by the persons and in the amounts set forth in a disclosure schedule to be provided to Toro on the Effective Date. All such outstanding shares of Exmark's capital stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) are not subject to preemptive rights created by statute, Exmark's articles of incorporation or bylaws, or any other agreement to which either Exmark or, to the knowledge of Exmark, Exmark's stockholders are bound and (iii) were not issued in violation of any applicable securities laws that would subject the Surviving Corporation to fines, penalties, or rescission or civil damages that are material in amount. As used in this Agreement, "knowledge" of Exmark and similar words to that effect shall mean the actual knowledge of Exmark's officers after due inquiry.

(b) There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Exmark any shares of Exmark's capital stock or other securities of Exmark of any kind (and there are no agreements or other obligations of Exmark to grant any of the foregoing) and there are no agreements or other obligations (contingent or otherwise) that may require Exmark to repurchase or otherwise acquire any shares of Exmark's capital stock. The holders of all options, warrants or other rights to purchase Exmark's securities, which were outstanding prior to the Effective Time ("OUTSTANDING PURCHASE RIGHTS") have been or will be given, or shall have properly waived, any required notice prior to the Merger.

(c) The Disclosure Schedule sets forth those persons who are, in Exmark's reasonable judgment, "affiliates" of Exmark within the meaning of Rule 145 promulgated by the Securities Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT").

3.08     FINANCIAL STATEMENTS.  The Disclosure Schedule sets forth copies of
(i) the unaudited balance sheets, as of August 31, 1997, of Exmark (the "LATEST BALANCE SHEET") and the unaudited statements of earnings, stockholders' equity and cash flows of Exmark for the year ended August 31, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "LATEST FINANCIAL STATEMENTS"), and (ii) the audited balance sheets, as of August 31, 1996, August 31, 1995 and August 31, 1994, of Exmark and the audited statements of earnings, stockholders' equity and cash flows of Exmark for each of the years ended August 31, 1996, August 31, 1995 and August 31, 1994 (collectively, the "ANNUAL FINANCIAL STATEMENTS"). Prior to the Effective Time, Exmark shall have delivered audited financial statements for the year ended August 31, 1997, including a balance sheet as of August 31, 1997 and statements of earnings, stockholders' equity and cash flows of Exmark, which upon delivery shall be deemed to be for all purposes the Latest Balance Sheet and the Latest Financial Statements, as applicable. Any material adverse changes in the financial condition of Exmark as reflected in the audited Latest Financial Statements compared to the previously delivered unaudited Latest Financial Statements shall constitute a material breach of the representations set forth in this SECTION
3.08. The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of Exmark and fairly present the financial condition of Exmark as of the dates thereof and respective results of operations for the periods referred to therein. The Annual Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied through the periods indicated (except as indicated in the notes thereto), and the Latest Financial Statements have been prepared in accordance with GAAP (as such term applies to unaudited financial statements and thus such statements may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles in general and subject to normal year-end audit adjustments), are consistent with the Annual Financial Statements.

3.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Latest Balance Sheet, Exmark has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities in the ordinary course of business (none of which is an uninsured liability in excess of $50,000 for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.10 NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet (the "BALANCE SHEET DATE"), there has been no material adverse change in the assets, financial condition, operating results, distributor, customer, employee or supplier relations, business condition or prospects of Exmark (other than as a direct result of general economic conditions or an industry downturn).

3.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since May 1, 1997, Exmark has not (except as described in the Disclosure Schedule):

(a) borrowed any amount or incurred or become subject to any liability in excess of $100,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

(b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $100,000, except (i) liens for current property Taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet delinquent with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, or (iv) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $100,000;

(c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $100,000, other than current liabilities (including the current portion of long-term liabilities) paid in the ordinary course of business;

(d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets with a fair market value in excess of $100,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

(e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(f) disclosed, to any person other than Toro or Merger Subsidiary and authorized representatives of Toro or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date hereof;

(g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(h) declared or paid any dividends or other distributions with respect to any shares of Exmark's capital stock or redeemed or purchased, directly or indirectly, any shares of Exmark's capital stock or any options, warrants or other rights to purchase the same, except for the payment of a one-time cash dividend to be paid between the date hereof and the Effective Time, which dividend shall not exceed $100,000;

(i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or options, warrants or other rights to acquire its equity securities, or any bonds or debt securities, other than the issuance of Exmark Common Stock pursuant to the exercise of previously outstanding options and other than the issuance of the Contingent Class B Rights, the Exmark Class B Stock and the Exmark Class C Stock as expressly contemplated herein;

(j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in SECTION 3.23 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions expressly contemplated by this Agreement;

(k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(l) made or granted any bonus, or any wage, salary or compensation increase to any director, officer, employee or consultant whose annual compensation from Exmark in the preceding fiscal year exceeded $45,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

(m) made any single capital expenditure or commitment therefor in excess of $100,000;

(n) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $10,000;

(o)      made any charitable contributions or pledges in excess of $10,000;

(p) made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements;

(q) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations, financial position or prospects of Exmark other than in the ordinary course of business;

(r) experienced any labor dispute material to the business, operations, financial position or prospects of Exmark;

(s) experienced any change in any assumption underlying or method of calculating, any bad debt, inventory, contingency or other reserve;

(t) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

(u) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable and has not shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

(v) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any assets of Exmark;

(w) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

(x) experienced any lapse or termination of any material permit that was issued or relates to Exmark or its business, including any failure to renew any such permit; or

(y) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

3.12     TITLE TO PROPERTIES.

(a)      The real property listed as owned ("OWNED PROPERTY") or leased
("LEASED PROPERTY") in the Disclosure Schedule constitutes all of the real property owned, used or occupied by Exmark (the "REAL PROPERTY"). Such Disclosure Schedule includes the record title holder, location, uses thereof and Exmark indebtedness thereon, if any, for all Real Property. Exmark has good and marketable fee simple title to all Owned Property, except for recorded easements, covenants and other restrictions; utility easements; building restrictions; zoning restrictions; and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on such Disclosure Schedule and there are no outstanding options to purchase the Owned Real Property. The Real Property has access, sufficient for the conduct of the business of Exmark as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of Exmark at that location. All structures, fixtures and other improvements on all Owned Property of Exmark are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Owned Property are not in violation of any applicable building, zoning, safety, environmental, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. Except as described in the Disclosure Schedule, no portion of any Owned Property is located in a flood plain, flood hazard area or designated wetlands area. Since January 1, 1992, Exmark has not received any written or oral notice of assessments for public improvements against any Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to material violations of building, safety or fire ordinances or regulations, (ii) claims any material defect or deficiency with respect to any of such properties or
(iii) requests that performance of any material repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all material written reports on such matters from any insurance company that has issued a policy with respect to any of such properties since January 1, 1992, have been delivered to Toro. To Exmark's knowledge, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Property.

(b) The leases for the Leased Property (the "LEASES") are in full force and effect, and Exmark holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Schedule. Exmark has delivered to Toro complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Toro. Exmark is not in default, and to the knowledge of Exmark no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor to the knowledge of Exmark is any other party to any of the Leases in default.

(c) Exmark owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for
(i) liens for current Taxes not yet delinquent, (ii) liens set forth in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $25,000.

(d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of Exmark are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which adversely affect the operation or value of such assets. Exmark owns or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, except for defects of title that do not materially affect the use of such assets by Exmark and except for such assets that can be purchased or leased for nominal expenditures.

3.13 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Latest Balance Sheet and those arising thereafter are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet. The Disclosure Schedule contains a complete and accurate accounts receivables aging report as of August 31, 1997.

3.14 INVENTORY. The inventory of raw materials, work in process and finished goods of Exmark consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of Exmark in the ordinary course of the business of Exmark. The inventory of finished goods of Exmark is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. Exmark has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with GAAP. The Disclosure Schedule contains a materially complete and accurate summary of Exmark's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of August 31, 1997.

3.15     TAX MATTERS.

(a) Each of Exmark and any affiliated, combined or unitary group of which Exmark is or was a member, any predecessor of Exmark and any Plans (as defined in SECTION 3.21 hereof), as the case may be (each, a "TAX AFFILIATE" and, collectively, the "TAX AFFILIATES"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("RETURNS") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects, except for timing and categorization issues that would not have a material adverse effect on the financial condition of Exmark; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (iii) established on its Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on or prior to the Balance Sheet Date; and (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or other payments to employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.
True and correct copies of any and all Returns filed by any Tax Affiliate have been provided to Toro.

(b) There are no liens for Taxes upon any assets of Exmark or of any Tax Affiliate, except liens for Taxes not yet due. Exmark is not a party to any tax sharing agreement or similar arrangement for the payment or reimbursement of Taxes.

(c) No deficiency for any Taxes has been asserted, assessed or, to Exmark's knowledge, proposed against Exmark or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by Exmark or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Exmark by any Taxing authority regarding any such Tax, audit or other proceeding, nor, to the best knowledge of Exmark, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Exmark does not expect the assessment of any additional Taxes of Exmark or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Exmark or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

(d) Neither Exmark nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code and, assuming the Signing Bonuses are duly and validly approved by Exmark's stockholders, the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Exmark or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

(e) Neither Exmark nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(f) No property of Exmark or any Tax Affiliate is property that Exmark or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

(g) Neither Exmark nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Exmark or any Tax Affiliate as a result of the Tax Reform

Act of 1986 and neither Exmark nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

(h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the
Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Effective Time, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

(i) Neither Exmark nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither Exmark nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

(j)      Neither Exmark nor any Tax Affiliate has filed any consent under
Section 341(f) of the Code.

(k) For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Exmark or any Tax Affiliate.

3.16     CONTRACTS AND COMMITMENTS.

(a) The Disclosure Schedule lists the following agreements, whether written or, to Exmark's knowledge, oral, to which Exmark is a party (or by which Exmark or its assets are bound): (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than Exmark's normal employment practices generally affecting all employees or classes of employees

(such as hourly or salaried classes of employees); (vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of Exmark confidential information and/or transfer to Exmark of intellectual property rights created by employees and with consultants, vendors, customers or other third parties; (vii) contract, agreement or understanding relating to the voting of Exmark's capital stock or the election of directors of Exmark; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a lien on any of the assets of Exmark; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $50,000; (xiii) contract which prohibits Exmark from freely engaging in business anywhere in the world;
(xiv) contract for the distribution of the products of Exmark (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by Exmark in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by Exmark in connection with intellectual property rights owned, controlled or otherwise licensable by Exmark; (xviii) contract or commitment for capital expenditures in excess of $100,000, (xix) agreement for the sale of any capital asset in excess of $25,000; (xx) contract with any affiliate which in any way relates to Exmark (other than for employment on customary terms); or (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties;
(xxii) other agreement which is either material to the business of Exmark or was not entered into in the ordinary course of business (other than agreements required to be listed in the Disclosure Schedule).

(b) The Disclosure Schedule lists the following agreements, whether oral or written, to which Exmark is a party or by which the Exmark or its assets are bound: (i) contract or group of related contracts with the same party for the purchase of products or services by Exmark under which the undelivered balance of such products or services is in excess of $10,000; (ii) contract or group of related contracts with the same party for the sale of products or services by Exmark under which the undelivered balance of such products or services (including, without limitation, any free upgrades or ongoing services) has a sales price in excess of $10,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of Exmark after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from Exmark's standard form agreements for sales.

(c) Exmark has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule and has not been notified of any claim of material default under any contract or commitment required to be disclosed in the Disclosure Schedule; Exmark has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in the Disclosure Schedule; and Exmark has no knowledge of any material breach or anticipated material breach by any other party to any contract or commitment required to be disclosed in the Disclosure Schedule.

(d) Prior to the date of this Agreement, Toro has been supplied with a correct and complete copy of each written contract or commitment referred to in the Disclosure Schedule, together with all known amendments, waivers or other changes thereto.

3.17     INTELLECTUAL PROPERTY RIGHTS.

(a) The Disclosure Schedule describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works that have been issued to Exmark; and (ii) each pending patent application or application for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works that Exmark has made with respect to intellectual property owned by, or otherwise controlled by, Exmark and used in, developed for use in or necessary to the conduct of the business of Exmark as now conducted or as planned to be conducted as described herein (the "OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in the Disclosure Schedule, Exmark owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all liens, security interests or other encumbrances and has the full right to exploit such Owned Intellectual Property Rights without payment of compensation to any other party.

(b) The Disclosure Schedule describes all agreements granting to Exmark rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of Exmark as now conducted or as planned to be conducted as described herein (the "LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). All such agreements are in force and Exmark is not in breach of any such agreement.

(c) The Disclosure Schedule describes all products marketed or that have been marketed by Exmark within the past two years, identifies the method(s) of intellectual property protection utilized by Exmark with respect to such products and sets forth the amount of gross sales for such products for the years ended August 31, 1996 and 1997.

(d) The Disclosure Schedule describes all agreements granting to third parties any rights in Owned Intellectual Property Rights and any agreements to grant intellectual property rights that Exmark may acquire in the future.

(e) Except as disclosed in the Disclosure Schedule, all of the Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in the Disclosure Schedule, all licenses of the Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements).

(f) Except as disclosed in the Disclosure Schedule, Exmark, to its knowledge, has taken all commercially reasonable steps to acquire, protect and maintain the Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all maintenance, annuity, renewal and other such fees and filings due on Owned Intellectual Property Rights have been paid or made; and (ii) Exmark has no knowledge of any defects in the Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

(g) Except as disclosed in the Disclosure Schedule, Exmark has not received any notice of, nor are there any facts known to Exmark which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Owned Intellectual Property Rights or any Licensed-In Intellectual Property Rights that are exclusively licensed to Exmark; and no claim by any third party contesting the validity of any Owned Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of Exmark, is threatened.

(h) Except as disclosed in the Disclosure Schedule, Exmark has not received any notice of any infringement, misappropriation or violation by Exmark of any intellectual property rights of any third parties and Exmark, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; and to the knowledge of Exmark, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by Exmark or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of Exmark as now conducted.

(i) Except as disclosed in the Disclosure Schedule, Exmark has not entered into any agreement restricting Exmark from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

(j) To Exmark's knowledge, Exmark has the right to make available to the Surviving Corporation all trade secrets and other confidential information entrusted to Exmark by third parties.

(k) There are no known quality defects in the designs contained in the Owned Intellectual Property Rights and, except as disclosed in the Disclosure Schedule, such designs comply with all applicable laws.

(l) Notwithstanding anything to the contrary set forth above, Exmark makes no warranty or representation regarding the effectiveness of any patents or patents pending included in the Intellectual Property Rights in preventing the use or infringement thereof by third parties.

3.18 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Exmark, threatened against Exmark, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is there any known basis therefor.

3.19     WARRANTIES; PRODUCTS.

(a) The Disclosure Schedule describes Exmark's system for monitoring the intake and processing of all warranty claims relating to any products sold by Exmark prior to the date hereof. The description of the product warranties and other material terms of sale of Exmark set forth in the Disclosure Schedule are
correct and complete.   The reserves for warranty claims on the Latest Balance
Sheet are consistent with Exmark's prior practices and an amount equal to 150% of the amount of such reserves is fully adequate to cover all warranty claims made or to be made against any products of Exmark sold prior to the date thereof.

(b) Exmark's current products and replacement parts have performed, and shall perform after the Effective Time, substantially in accordance with Exmark's technical specifications applicable to such products and parts, subject to repair and replacement claims consistent with Exmark's past experience. The foregoing representation and warranty:

(i) is contingent upon proper use of the products and parts in the applications for which they were intended as indicated in Exmark's accompanying user manual or similar documentation for the products and parts; and

(ii) does not apply to any product or part which (A) has been altered, except by Exmark or at Exmark's direction, (B) has not been installed, operated, repaired or maintained in accordance with any installation, handling, maintenance or operating instructions supplied by Exmark, or (C) has been damaged by acts of nature, vandalism, burglary, neglect, misuse or accident.

3.20 EMPLOYEES. (a) To the knowledge of Exmark after due inquiry, no executive employee of Exmark and no group of the employees of Exmark has any plans to terminate his, her or their employment; (b) Exmark has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes; (c) Exmark has no labor relations problem pending and Exmark's labor relations are satisfactory; (d) there are no workers' compensation claims pending against Exmark nor is Exmark aware of any facts that would give rise to such a claim; (e) no employee of Exmark is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Exmark; and (f) no employee or former employee of Exmark, or any predecessor has any claim with respect to any Owned Intellectual Property Rights. The Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of Exmark. The Disclosure Schedule also states the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date.

3.21     EMPLOYEE BENEFIT PLANS.

(a) For the purpose of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "PLAN" means every employee benefit plan (whether or not covered by ERISA) which is maintained or contributed to by Exmark for the benefit of present or former employees, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits,
(ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits.

(b) The term "PLAN" shall also include every such plan: (i) which Exmark has committed to implement, establish, adopt or contribute to in the future,
(ii) for which Exmark is or may be financially liable as a result of the direct sponsor's affiliation to Exmark or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by Exmark for the benefit of its employees or former employees),
(iii) which is in the process of terminating (but such term does not include any plan that has been terminated and completely wound up prior to the date of this Agreement such that Exmark has no present or potential liability with respect to such arrangement), or (iv) for or with respect to which Exmark is liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

(c) The Disclosure Schedule sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, and (iv) the participating employers in the Plan.

(d) Each Plan identified in the Disclosure Schedule is further identified on such Disclosure Schedule by reference to such one or more of the following characteristics as may apply to such Plan: (i) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (ii) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code,
(iii) plan which is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (iv) plan which is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (v) nonqualified deferred compensation arrangement, (vi) employee welfare benefit plan as defined in
Section 3(1) of ERISA, (vii) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (viii) plan maintained by more than one employer as defined in Section 413(c) of the Code

(a "multiple employer plan"), (ix) plan providing benefits after separation from service or termination of employment, (x) plan maintained or contributed to by Exmark which owns any Exmark or other employer securities as an investment,
(xi) plan which provides benefits (or provides increased benefits or vesting) as a result of a change in control of Exmark , (xii) plan which is maintained pursuant to collective bargaining, and (xiii) a plan funded, in whole or in part, through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code.

(e) The Disclosure Schedule sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with Exmark within the meaning of Section 414(b) or (c) of the Code, (ii) which is (or was during the preceding five years) in an affiliated service group with Exmark within the meaning of Section 414(m) of the Code, (iii) which is (or was during the preceding five years) the legal employer of persons providing services to Exmark as leased employees within the meaning of Section 414(n) of the Code, and
(iv) with respect to which Exmark is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(f) To the extent that they exist, Exmark has furnished Toro with true and complete copies of: (i) the most recent determination letter, if any, received by Exmark from the Internal Revenue Service regarding each Plan, (ii) the most recent determination or opinion letter ruling from the Internal Revenue Service that each trust established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (vi) Plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

(g)      The Disclosure Schedule identifies each employee of Exmark who is:
(i) absent from active employment due to short or long term disability,
(ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence), (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment), or (v) not an "at will" employee, except as "at will" status may be modified by employee handbooks or employment practices applicable generally to all employees or categories of employees (such as hourly and salaried categories).

(h) With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), the Disclosure Schedule identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation, and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(i) Except as set forth in the Disclosure Schedule: (i) all Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified; (ii) all trusts established in connection with Plans which are intended to be generally tax exempt under Section 501(a) or (c) of the Code are generally tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered in all material respects in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (vii) to Exmark's knowledge, no Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Toro or Exmark that are not deductible (in whole or in part) because of the application of Section 280G of the Code; (viii) and Exmark has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(j) Except as set forth in the Disclosure Schedule: (i) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (ii) all contributions, premium payments and other payments due from Exmark in connection with the Plans but not made as of the date of this Agreement have been accounted for in accordance with GAAP on the Latest Balance Sheet; (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under

Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise); and (iv) with respect to each Plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, Exmark is not liable for any accumulated funding deficiency as that terms is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(k)      Except as set forth in the Disclosure Schedule:   (i) no action, suit,
charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) except as based upon plans maintained by Toro or its affiliates, the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;
(iii) except as based upon plans maintained by Toro or its affiliates, the consummation of the transactions contemplated by this Agreement will not:
(A) entitle any current or former employee of Exmark to severance pay, unemployment compensation or any other payment, benefit or award, or
(B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (iv) to Exmark's knowledge, no Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation;
(v) Exmark has no actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating;
(vi) Exmark has no actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer Plan; and (vii) with respect to the Plans, Exmark has no liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, (B) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

(l) Except as set forth in the Disclosure Schedule: (i) all accruals required under FAS 106 have been properly accrued on the financial statements of Exmark; (ii) no condition, agreement or Plan provision limits the right of Exmark to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA); (iii) Exmark has no liability for life insurance, death or medical benefits after separation from employment other
than:   (A) death benefits under the Plans set forth in the Disclosure Schedule or (B) health care continuation benefits described in section 4980B of the Code.

3.22 INSURANCE. The Disclosure Schedule lists and briefly describes each insurance policy maintained by Exmark with respect to the properties, assets and operations of Exmark and sets forth the date of expiration of each such insurance policy.

All of such insurance policies are in full force and effect. Exmark is not in default with respect to its obligations under any of such insurance policies.

3.23 AFFILIATE TRANSACTIONS. Other than pursuant to this Agreement, no officer, director or employee of Exmark or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with Exmark (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Exmark (other than ownership of capital stock of Exmark). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of Exmark or in any person, firm or entity from whom or to whom Exmark leases any property. For purposes of this SECTION 3.23, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between Exmark and any Insider identified in the Disclosure Schedule were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

3.24 CUSTOMERS AND SUPPLIERS. The Disclosure Schedule lists the 10 largest distributors and the 10 largest suppliers of Exmark for the year ended August 31, 1997, and sets forth opposite the name of each such distributor or supplier the approximate amount of gross sales or purchases by Exmark attributable to such distributor or supplier for such period. No distributor or supplier listed in the Disclosure Schedule has informed Exmark that it will stop or materially decrease the rate of business done with Exmark.

3.25 DISTRIBUTORS. The Disclosure Schedule lists (a) all former distributors of Exmark that have been terminated since January 1, 1992 and the circumstances surrounding such termination; (b) all litigation and disputes between Exmark and any of its past or present distributors, including any claims initiated by any distributor against Exmark, whether such litigation dispute resulted in a settlement, financial payment or not; (c) to Exmark's knowledge, all buying consortium arrangements by which any distributor of Exmark purchases goods (including wholegoods, parts, supplies or other goods) or services from Exmark; and (d) all distributors of Exmark that, to Exmark's knowledge, sell or distribute goods or services other than those of Exmark. There are no enforceable agreements with any distributor except as set forth in the Disclosure Schedule. Each distributor of Exmark may be terminated without penalty or other liability other than the repurchase of inventory and potential liability for floor plan exposure upon at least 30 days' prior written notice, except as otherwise provided by distributor protection laws in some states.

3.26 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The Disclosure Schedule lists all officers and directors of Exmark and all of the bank accounts of Exmark (designating each authorized signer).

3.27     COMPLIANCE WITH LAWS; PERMITS.

(a) Exmark, its predecessors and their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes to which Exmark (including any product of Exmark) may be subject, and, since January 1, 1992, Exmark has received no notice of any allegation or claim of any noncompliance and no claims have been filed against Exmark alleging a violation of any such laws, regulations or other requirements. Exmark has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. Exmark is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after the Effective Time.

(b) Exmark has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in SECTION 3.28(c) hereof) (collectively, the "PERMITS"). Exmark has conducted its business in substantial compliance with all material terms and conditions of the Permits.

(c) Exmark has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles or general promotion and entertainment expenditures of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Exmark in connection with any actual or proposed transaction.

3.28     ENVIRONMENTAL MATTERS.

(a) As used in this SECTION 3.28, the following terms shall have the following meanings:

(i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Exmark to any imposition of costs or liability under any Environmental Law (as defined in SECTION 3.28(a)(ii) hereof).


(ii) "ENVIRONMENTAL LAWS" means all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials) in effect as of the date of this Agreement.

(iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b) Exmark and the Real Property are in compliance with all applicable Environmental Laws.

(c) Exmark has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Real Property (collectively, the "ENVIRONMENTAL PERMITS"). A correct and complete copy of each such Environmental Permit shall be provided by Exmark to Toro at least 14 days prior to the Effective Time. Exmark has conducted its business in compliance with all terms and conditions of the Environmental Permits. Exmark has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(d) (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property during the period Exmark was in possession thereof that would cause the Surviving Corporation or Toro to incur response or remediation costs in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Toro to fines or penalties, (ii) the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls ("PCB"s) or pesticides that would cause the Surviving Corporation or Toro to incur response or remediation costs in order to comply with applicable Environmental Laws or that would subject the Surviving Corporation or Toro to fines or penalties, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property.

(e) Exmark has not received any notice alleging in any manner that it is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or for violation of Environmental Laws.

(f) No expenditure, including penalties, fines or cleanup costs arising under applicable Environmental Laws, will be required in order for Toro, Merger Subsidiary or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Effective Time in connection with the operation or continued operation of the business of Exmark or the Real Property in a manner consistent with the current operation thereof by Exmark, other than expenditures comparable to Exmark's historical level of expenditures for compliance with Environmental Laws.

(g) Exmark and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "NATIONAL PRIORITIES LIST"), or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

(h) Exmark has disclosed and delivered to Toro all environmental reports and investigations which Exmark has obtained or ordered with respect to the business of Exmark and the Real Property.

(i) To the knowledge of Exmark, no part of the business of Exmark, or the Real Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(j) No lien has been attached or filed against Exmark or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or
(ii) any Release of Hazardous Materials.

(k) Exmark, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Toro, Merger Subsidiary or the Surviving Corporation under any Environmental Law for any condition existing prior to the Effective Time, except for proportionate contribution with respect to any continuation or worsening of any such condition after the Effective Time.

(l) The storage, transportation, handling, use or disposal, if any, by Exmark of Hazardous Materials on or under the Real Property and/or disposal elsewhere, if any, of Hazardous Materials generated on or from the Real Property is currently, and at all times has been, in compliance in all material respects with all applicable Environmental Laws. Exmark has not transported or arranged for the transportation or any Hazardous Materials or other material or substances to any location which is: (i) listed on the National Priorities List, or (ii) listed for possible inclusion on the National Priorities List, in the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 ("CERCLA") or on any similar state list.

(m)      For purposes of the representations and warranties provided in this
SECTION 3.28 only, the term "REAL PROPERTY" shall include all real property, owned, used or occupied by Exmark currently or previously owned, used or occupied by Exmark and its predecessors.

3.29 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Exmark, other than fees for financial advisory services that have been paid or accrued at or prior to the Effective Date.

3.30 OPINION OF FINANCIAL ADVISOR. Exmark has received the opinion of McCarthy & Co., dated June 2, 1997 and verbally updated as of October 1, 1997, to the effect that, as of such date, the Merger Consideration to be received in the Merger by Exmark's stockholders is fair to such stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Toro.

3.31 STOCKHOLDER AGREEMENTS. On or prior to the date hereof, Exmark has delivered to Toro executed copies of the Stockholder Agreements as described in
SECTION 12.01 hereof.

3.32     REGISTRATION STATEMENT.   None of the information regarding Exmark
supplied or to be supplied by Exmark to Toro for inclusion in the Registration Statement (as defined in SECTION 6.03 hereof) and any other documents regarding Exmark supplied or to be supplied by Exmark to be filed with the SEC or any regulatory authority in connection with the transactions contemplated herein will, at the respective times the Registration Statement, Prospectus-Proxy Statement (as defined in SECTION 6.03 hereof) and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Prospectus-Proxy Statement, when mailed, and, in the case of the Prospectus-Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Exmark is responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, including the applicable provisions of the Securities Act and the Exchange Act of 1934, as amended (the "EXCHANGE ACT").

3.33 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of Exmark pursuant to
ARTICLE VIII hereof, the Disclosure Schedule or any of the financial statements referred to in SECTION 3.08 hereof contains any untrue statement of a material fact regarding Exmark or any of the other matters dealt with in this ARTICLE III relating to Exmark or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Toro by or on behalf of Exmark pursuant to ARTICLE VIII hereof, the Disclosure Schedule and the financial statements referred to in SECTION 3.08 hereof do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Toro of which Exmark or any officer or director of Exmark is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer relations, employee relations and business prospects, of Exmark.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TORO

AND MERGER SUBSIDIARY

Toro and Merger Subsidiary, jointly and severally, hereby represent and warrant to Exmark that:

4.01 INCORPORATION AND CORPORATE POWER. Each of Toro and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the State of Nebraska, respectively, with the requisite corporate power and authority to execute and deliver this Agreement and the agreements identified in ARTICLE XII to which it is a party (the "TORO ANCILLARY AGREEMENTS") and perform its obligations hereunder and thereunder. The Merger Subsidiary has the requisite corporate power and authority to execute and deliver the Articles of Merger and perform its obligations thereunder.

4.02 EXECUTION, DELIVERY AND PERFORMANCE; VALID AND BINDING AGREEMENT. The execution, delivery and performance of this Agreement and the Toro Ancillary Agreements by Toro and Merger Subsidiary, and the Articles of Merger by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement, the Articles of Merger or the Toro Ancillary Agreements. This Agreement and the Toro Ancillary Agreements have been duly executed and delivered by Toro and Merger Subsidiary and constitute the valid and binding obligation of Toro and Merger Subsidiary, enforceable in accordance with their terms, and the Articles of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

4.03 NO BREACH. The execution, delivery and performance of this Agreement and the Toro Ancillary Agreements by Toro and Merger Subsidiary, and the Articles of Merger by Merger Subsidiary, and the consummation by Toro and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Toro or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of either Toro or Merger Subsidiary or any contract, indenture, mortgage, lease, loan agreement or other agreement, relationship, commitment, arrangement or instrument, written or oral, by which either Toro or Merger Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Toro or Merger Subsidiary is subject.

4.04 MERGER SUBSIDIARY. All of the outstanding capital stock of Merger Subsidiary is owned by Toro free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement, the Articles of Merger or the Toro Ancillary Agreements.

4.05 GOVERNMENTAL AUTHORITIES; CONSENTS. Except for the applicable requirements of the HSR Act, the filing of the Articles of Merger with the Secretary of State of the State of Nebraska, and any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws, the rules of the New York Stock Exchange (on which the shares of Toro Common Stock are listed) and the laws of any foreign country, (a) neither Toro nor Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Articles of Merger or the Employment Agreements (as defined in SECTION 12.03 hereof) or the consummation of the transactions contemplated hereby or thereby, and (b) no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Toro or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement, the Articles of Merger or the Toro Ancillary Agreements or the transactions contemplated hereby or thereby.

4.06 BROKERAGE. Except for fees and compensation to the Geneva Companies, which are the sole responsibility of Toro, no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Toro or Merger Subsidiary.

4.07 SEC DOCUMENTS. Toro has filed all required reports, schedules, forms, statements, and other documents with the SEC since August 31, 1993 (together with later filed documents that revise or supersede earlier filed documents, the "TORO SEC DOCUMENTS"). As of their respective dates, the Toro SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Toro SEC Documents. None of the Toro SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Toro makes no representation or warranty herein with respect to any information provided by Exmark or Holiman and included in the Registration Statement or the Prospectus-Proxy Statement (as such terms are defined in SECTION 6.03 hereof). The financial statements of Toro included in the Toro SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Toro and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Toro SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Toro nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth in a consolidated balance sheet of Toro and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have, a material adverse effect on the business or results of operations of Toro.

4.08     CAPITAL STOCK.

(a) The outstanding capital stock of Toro consists only of Toro Common Stock (including the preferred stock purchase right associated with each share of Toro Common Stock) and the Toro SEC Documents set forth Toro's capitalization in all material respects. All outstanding shares of Toro Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares were issued in violation of any applicable securities laws that would subject Toro to fines, penalties or rescission or civil damages that are material in amount. Toro Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange, and all Toro Common Stock issued as part of the Merger Consideration will, upon issuance, be so registered and listed.

(b) Toro owns, beneficially and of record, all of the issued and outstanding shares of Merger Subsidiary Stock, which shares are validly issued, fully paid, and non-assessable, and free and clear of all liens.

(c) Except as set forth in this SECTION 4.08 and except for changes since the date hereof resulting from the exercise of employee and director options outstanding on such date, (i) no shares of Toro Common Stock or other voting securities of Toro are outstanding, (ii) no securities of Toro convertible into or exchangeable for shares of capital stock or voting securities of Toro are outstanding, and (iii) no options or other rights to acquire from Toro, and no obligation of Toro to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Toro are outstanding (the items in clauses (i), (ii) and (iii) being referred to collectively as the "TORO SECURITIES." No obligations of Toro to repurchase, redeem or otherwise acquire any Toro Securities are outstanding.

4.09 CURRENT PLANS OR INTENTIONS. Toro does not have any current plan or intention to take any of the following actions within the twelve-month period immediately following the Effective Date:

(a)      Liquidate Exmark;

(b) Merge Exmark with or into another corporation, except if Exmark is the surviving corporation; or

(c) Cause Exmark to sell or otherwise dispose of any of its assets to any entity other than an Exmark subsidiary, with the following exceptions (i) sales or dispositions in the ordinary course of business or (ii) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 77-37, 1977-2 C.B. 568 Section 3.01.

Except as expressly contemplated herein, it is the present intention of Toro to continue the line of business presently conducted by Exmark.

4.10     DUE AUTHORIZATION OF STOCK ISSUED IN MERGER.  All shares of Toro
Common Stock issued by Toro to Exmark's stockholders as part of the Merger Consideration will, upon such issuance and delivery in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights of Toro's stockholders.

ARTICLE V

COVENANTS OF EXMARK

5.01 CONDUCT OF THE BUSINESS. Exmark shall observe each term set forth in this SECTION 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Toro in writing:

(a) The business of Exmark shall be conducted only in, and Exmark shall not take any action except in, the ordinary course of Exmark's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Exmark's past custom and practice;

(b) Exmark shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of capital stock (except Exmark Class B Stock and Exmark, Class C Stock as contemplated herein and Exmark Common Stock pursuant to the exercise of previously granted stock options, warrants or purchase rights and issuances in the ordinary course of business and consistent with past practice), or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock (except purchase rights to purchase Exmark Class B Stock as contemplated herein),
(ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its articles of incorporation or bylaws (except to provide for the creation of Exmark Class B Stock and Exmark Class C Stock as contemplated herein); (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock (other than the one-time dividend expressly contemplated in SECTION 3.11 hereof); (v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities (except Outstanding Purchase Rights); (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof other than The Holiman Co., Inc., a Pennsylvania Corporation ("HOLIMAN"), as contemplated herein; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice and the borrowing of money for facility expansion, the upgrading of computer and paint systems, telephone system, production equipment and tooling, in accordance with the capital spending plan previously provided to Toro; (viii) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owed to trade creditors or other third parties having business relationships with Exmark other than in the ordinary course of business and consistent with past practice;
(ix) accelerate or defer, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable; (x) enter into or propose to enter into, or modify or propose to modify, any Lease or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any Lease; (xi) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this SECTION 5.01(b); (xii) purchase inventories or supplies for its business other than in the ordinary course of business, except for accelerated purchases to accommodate production schedules for "Exmark Cross-Branded Products" as defined in Exhibit 2.01(a); (xiii) engage in any "field loading" inventory plan (E.G., Exmark will not provide sales or other incentives to its distributors to encourage them to order Exmark's products in order to artificially inflate or accelerate Exmark's sales of such products, except those incentives consistent with past practice); (xiv) sell, lease, license or otherwise dispose of any assets or properties, other than in the ordinary course of business; (xv) accelerate or defer the construction of improvements at any of the locations of its business (except for the expansion of Exmark's facility in Beatrice, Nebraska, consistent with plans previously disclosed to Toro); or (xvi) accelerate or defer the purchase of fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures (except for the upgrading of computer and paint systems, telephone system, production equipment and tooling, in accordance with the capital spending plan previously provided to Toro);

(c) Except as contemplated herein, Exmark shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or
(ii) in the case of employees, officers or consultants who earn in excess of $45,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(d) Except as contemplated herein, Exmark shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(e) Exmark shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) Exmark shall (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others with which it has business relationships;
(ii) confer on a regular and frequent basis with representatives of Toro to report operational matters and the general status of ongoing operations;
(iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Effective Time; (iv) notify Toro of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Exmark or to Exmark's, Toro's or Merger Subsidiary's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Toro in writing if Exmark shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

(g) Except as set forth in the Disclosure Schedule, Exmark shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Exmark or other matters relating to Taxes of Exmark which pursuant to applicable law must be filed (after taking into account any properly applicable extensions of the due date of such returns, elections or information statements) prior to the Closing Date; provided, however, that Exmark shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and consent of Toro (which consent shall not be unreasonably withheld); (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Toro; (iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Exmark only upon prior consultation with and consent of Toro (which consent shall not be unreasonably withheld); (iv) not amend any Return; (v) not change the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practices for previous periods as reflected in the Latest Financial Statements; and (vi) not change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended August 31, 1996, except for changes required by changes in law; and

(h) Exmark shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of SECTION 3.11, except as stated in the Disclosure Schedule under the caption referencing such Section.

5.02     ACCESS TO BOOKS AND RECORDS.  Between the date hereof and the
Effective Time, Exmark shall afford to Toro and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of Exmark, and the work papers of Grant Thornton LLP, Exmark's independent accountants (the "EXMARK'S ACCOUNTANT"), relating to work done by Exmark's Accountant and otherwise provide such assistance as is reasonably requested by Toro in order that Toro may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of Exmark. In addition, Exmark, and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Toro and to enable Toro to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of Exmark as Toro deems reasonably necessary to complete its due diligence.

5.03 STOCKHOLDERS' MEETING. Exmark shall cause to be duly called and held, not later than 40 days following the effective date of the Registration Statement, a meeting of its stockholders (the "STOCKHOLDERS' MEETING") and will direct that this Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses be submitted to a vote at such meeting. Exmark will
(a) cause proper notice of such meeting to be given to its stockholders in compliance with the Nebraska Act, other applicable laws and regulations and Exmark's articles of incorporation and bylaws; (b) recommend by the affirmative vote of all members of its board of directors that Exmark's stockholders vote in favor of approval of this Agreement, the New Articles of Incorporation and the Signing Bonuses; and (c) use its best efforts to solicit from its stockholders proxies in favor thereof (subsections (b) and (c) hereof shall be subject, however, to the fiduciary duties of the Exmark board of directors as described in SECTION 5.08).

5.04 REGULATORY FILINGS. Exmark shall make, or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Exmark for the consummation of the transactions contemplated herein. Exmark will coordinate and cooperate with Toro in exchanging such information, will not make any such filing without providing to Toro a final copy thereof for its review and consent at least two full business days in advance of the proposed filing date and will provide such reasonable assistance as Toro may request in connection with all of the foregoing.

5.05 REGISTRATION STATEMENT. Exmark will furnish, or cause to be furnished, to Toro all the information concerning Exmark and its subsidiaries required for inclusion in the Registration Statement and the Prospectus-Proxy Statement or any statement or application made by Toro to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Exmark's Accountant, to use such opinion in such Registration Statement.

5.06 FINANCIAL STATEMENTS. Exmark shall have prepared and delivered to Toro all quarterly and monthly financial statements for any periods ending at least 15 days prior to the Effective Time.

5.07 CONDITIONS. Exmark shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in SECTION 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Without limiting the generality of the foregoing, Exmark shall obtain, prior to the Effective Time, all consents or waivers to the transactions contemplated herein that may be required under any of the agreements or commitments of Exmark that are material to Exmark's business.

5.08 NO NEGOTIATIONS. Except as consented to in writing by Toro, from the date hereof until the Effective Time, Exmark shall not, directly or indirectly, through any officer, director, agent, affiliate, employee or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the capital stock or business of Exmark, or all or a material portion of the assets of Exmark, or other similar transaction or business combination involving the business of Exmark, and shall not participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or other
transaction.    Exmark agrees that it shall take the necessary steps to promptly inform any such third party of the obligations undertaken in this Agreement and this SECTION 5.08. Exmark agrees that it immediately shall inform Toro in writing of any such inquiry and shall keep Toro informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Exmark or its board of directors from engaging in discussions or negotiations with, or providing any information to, a third party in response to an unsolicited bona fide acquisition proposal from such person, or from recommending an unsolicited bona fide acquisition proposal to the stockholders of Exmark, if and to the extent that the board of directors of Exmark:
(a) concludes in good faith (after consultation with its financial and legal advisors) that such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal, including the identity of the person making the proposal, and would, if consummated, result in a transaction more favorable to Exmark's stockholders from a financial and strategic point of view than the Merger (such more favorable acquisition proposal being referred to herein as "Superior Proposal"); and (b) is advised by its legal counsel that such action is necessary in order for Exmark's board of directors to satisfy its fiduciary duties under Nebraska law; provided, however, that Exmark's legal counsel provide reasonably satisfactory written evidence of such advice to Toro prior to Exmark's board of directors taking any such action. Prior to providing information or data to any third party or entering into discussions or negotiations with any third party, Exmark shall receive from such third party an executed confidentiality agreement. Exmark shall notify Toro immediately of any inquiries, proposals or offers, including the name of such third party and the terms and conditions of any proposals or offers.

5.09 EXERCISE OR CANCELLATION OF OUTSTANDING PURCHASE RIGHTS. At the time of the distribution of the Prospectus-Proxy Statement, Exmark will distribute the Prospectus-Proxy Statement to each holder of an Outstanding Purchase Right. The Prospectus-Proxy Statement will indicate that (a) each holder of an Outstanding Purchase Right has the right to exercise such Outstanding Purchase Right to the extent of the full number of shares subject thereto until the Effective Time, and (b) it is a condition to Toro's obligation to consummate the Merger that all Outstanding Purchase Rights be canceled prior to the Effective Time.

5.10 EXMARK CLASS B AND CLASS C STOCK. Prior to the Effective Date, Exmark shall amend and restate its articles of incorporation to read as provided in
EXHIBIT 5.10 to this Agreement in order to authorize the issuance of Exmark Class B Stock and Exmark Class C Stock (such amended and restated articles of incorporation are referred to herein as the "NEW ARTICLES OF INCORPORATION") and shall issue options or warrants to purchase Exmark Class B Stock or "when issued" certificates therefor, the issuance of such Class B Stock to be contingent upon approval of the New Articles of Incorporation by Exmark's stockholders (the "CONTINGENT CLASS B RIGHTS"). Promptly after stockholder approval of the New Articles of Incorporation, Exmark's board of directors shall cause there to be filed articles of amendment reflecting the New Articles of Incorporation with the Secretary of State of the State of Nebraska and take such other action as is necessary to give effect to the New Articles of Incorporation. On or prior to the Effective Time, all such Contingent Class B Rights shall have been exchanged for shares of Exmark Class B Stock by such persons or shall have been canceled. The Exmark Class C Stock shall have been issued solely as consideration for the acquisition of Holiman as contemplated herein.

5.11     NOTIFICATION; AMENDMENT TO DISCLOSURE SCHEDULE.

(a) Exmark shall give prompt notice to Toro of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty by Exmark contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of Exmark to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

(b) From time to time after the date hereof and prior to the Effective Time, Exmark shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering an updated Disclosure Schedule to Toro pursuant to this SECTION 5.11(b) with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially untrue,
inaccurate or incomplete as a result of such matter.   Such supplement or
amendment to Exmark's representations and warranties contained in an updated Disclosure Schedule delivered pursuant to this SECTION 5.11(b) shall be deemed to have modified the representations and warranties of Exmark, and no such supplement or amendment, or the information contained in such updated Disclosure Schedule, shall constitute a breach of a representation or warranty of Exmark; provided that no such supplement or amendment may cure any breach of a covenant or agreement of Exmark under ARTICLE 5. Within 15 days after receipt of such supplement or amendment, Toro may terminate this Agreement pursuant to
SECTION 9.01(k) hereof if the information in such supplement or amendment together with the information in any and all of the supplements or amendments previously provided by Exmark indicate that Exmark has suffered or is reasonably likely to suffer a material adverse change (as described in SECTION 9.01(k).

5.12 EMPLOYEE AGREEMENTS. Prior to the Effective Date, Exmark shall use its best efforts (including the payment of nominal consideration to such persons) to obtain executed agreements from its employees (other than the persons described in SECTION 12.03 hereof), contract workers, consultants and other agents of Exmark sufficient to vest in Exmark ownership or the right to use the Owned Intellectual Property Rights. Such agreements shall be in a form satisfactory to Toro.

ARTICLE VI

COVENANTS OF TORO AND MERGER SUBSIDIARY

Toro and Merger Subsidiary covenant and agree with Exmark as follows:

6.01 REGULATORY FILINGS. Toro or Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Toro and Merger Subsidiary for the consummation of the transactions contemplated herein. Toro and Merger Subsidiary will coordinate and cooperate with Exmark in exchanging such information, will not make any such filing without providing to Exmark a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Exmark may request in connection with all of the foregoing.

6.02 CONDITIONS. Toro or Merger Subsidiary shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
SECTION 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date).

6.03 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Toro will file with the SEC a registration statement on Form S-4 under the Securities Act relating to the Merger Consideration, including the Contingent Payment Rights, if necessary, and the shares of Toro Common Stock which may be delivered to Exmark's stockholders pursuant to such rights (the "REGISTRATION STATEMENT"), and any other applicable documents, which will include a prospectus and proxy statement (as amended or supplemented by any amendment or supplement filed by Toro, the "PROSPECTUS-PROXY STATEMENT"), and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Exmark's stockholders, at the time of the Stockholders' Meeting referred to in SECTION 5.03 hereof and at the Effective Time, the Prospectus-Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that none of the provisions of this Section shall apply to statements in or omissions from the Registration Statement or the Prospectus-Proxy Statement made in reliance upon and in conformity with information furnished by Exmark for use in the Registration Statement or the Prospectus-Proxy Statement. Toro shall bear the costs of SEC filing fees with respect to the Registration Statement, the costs of printing the Prospectus-Proxy Statement and the costs of qualifying the shares of Toro Common Stock under state securities laws as necessary.

6.04 STOCK EXCHANGE LISTINGS. Prior to issuance, Toro will file all documents required to be filed to list the Toro Common Stock to be issued as part of the Initial Payment and the Contingent Payments on the New York Stock Exchange and use its best efforts to effect said listings.

6.05     DUE AUTHORIZATION OF STOCK ISSUED IN MERGER.  Any shares of Toro
Common Stock issued by Toro to Exmark's stockholders pursuant to the Initial Payment and the Contingent Payments will, upon such issuance and delivery in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights of Toro's stockholders.

6.06 BLUE SKY APPROVALS. Toro will file all documents required to obtain, prior to the Effective Time, all necessary approvals under state securities laws, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such approvals.

ARTICLE VII

CONDUCT OF EXMARK AFTER THE ACQUISITION

7.01 STAND-ALONE STATUS. During the period from the Effective Time until the earlier of the Toro Control Date (as defined in SECTION 7.03 hereof) or October 31, 1999 (the "CONTINGENT PAYMENT PERIOD") Toro, Merger Subsidiary and Exmark agree as follows, except with the prior consent of the Synergies Council (all references in this SECTION 7.01 to Exmark shall be deemed to refer to the Surviving Corporation after the Effective Time):

(a)      Exmark shall continue its operations in Beatrice, Nebraska.

(b) Except as provided herein, Exmark shall operate as a stand-alone entity and the day-to-day management of Exmark will be overseen by the Surviving Corporation's officers, subject to the direction of its board of directors as described in SECTION 1.04. Exmark's management and employees shall participate in Toro corporate functions, activities and meetings, and shall prepare reports, maintain records and cooperate with Toro management to the same general extent as management and employees of Toro's other operating units. Further, nothing herein shall be deemed to abrogate the duty of loyalty of such persons to Toro.

(c) Exmark's administrative, engineering, finance and sales and marketing staffs and functions shall remain separate from Toro; however, Exmark's management shall cause strategic planning and product management to be coordinated jointly.

(d) Exmark shall not sell its products in countries in the European Community or in any other countries except where it sold its wholegoods during the fiscal year ending August 31, 1997; provided, however, Exmark may sell replacement parts and accessories in any country in which it sold its products prior to the Effective Time in order to service existing accounts.

(e) Except as contemplated herein, Exmark and Toro shall continue to have distinct and separate product lines with separate channels to the market.

(f) Cross-branding of differentiated versions of both companies' products during the Contingent Payment Period is an objective desired by both Toro and Exmark, and cross-branding shall occur as promptly as reasonably practical after the Effective Time.

(g) Exmark and Toro shall work together in good faith (particularly with respect to sharing engineering resources) in order to bring to market as promptly as reasonably practicable differentiated Toro-branded products that are manufactured by Exmark and based on Exmark's "Lazer," "Metro," "Lazer HP" and such other products of Toro as Toro may determine, with the advice of Exmark's management and with due regard for Exmark's technical resource constraints. It is the current intent of the parties that such differentiation will include distinctive Toro features such as Toro cutter decks and Toro "T-handles."

(h) Exmark shall continue to maintain its current executive compensation structure, including its incentive bonus program for executives and employees, and may make bonus payments, consistent with past practice, to such persons under such program; provided, however, that all such payments have been and continue to be accrued monthly during each fiscal year and that Exmark provide the amount and the name of the recipient of such bonus to Toro 15 days prior to payment thereof. No bonuses shall be accrued for or paid to H. John Smith, Roger Smith or Ray Rickard for services performed after October 31, 1997, except as provided in their Employment Agreements, and from and after November 1, 1997, their compensation shall be as set forth in each of their respective Employment Agreements.

(i) All employee compensation, benefit and welfare Plans of Exmark (other than Exmark's 1990 Stock Option Plan and its 1992 Restricted Stock Plan) shall continue as stand-alone Plans, separate from those of Toro, except as such compensation arrangements may be modified pursuant to the Employment Agreements and SECTION 7.02 hereof and except for minor adjustments by Exmark that do not, in the aggregate, increase the rate of compensation and benefits in excess of the rate of inflation.

(j)      Exmark shall not engage in any "field loading" inventory plan
(E.G., Exmark will not provide sales or other incentives to its distributors to encourage them to order Exmark products in order to artificially inflate or accelerate Exmark's sales of such products, except those in keeping with past practice).

(k) Effective November 1, 1997, in lieu of the sales commission paid historically by Exmark to Holiman, Exmark shall pay the compensation and reimbursable expenses of all sales personnel (excluding Roger Smith) employed by Toro, Exmark or Holiman or any of their subsidiaries, who were employed as such by Holiman immediately prior to November 1, 1997, and Exmark shall pay
Roger Smith's compensation payable pursuant to his Employment Agreement, which is attached hereto as EXHIBIT 12.03(d).

(l) Exmark shall maintain its marketing expenditures at a level at least equal to 1.20% of its gross sales in fiscal year 1998 and 1.16% of its gross sales in fiscal year 1999, and shall maintain its engineering expenditures at a level at least equal to the lesser of (i) $1,603,140 and $1,923,768 in fiscal years 1998 and 1999, respectively, and (ii) 2.4% of its gross sales for each such year. For the purpose hereof, "marketing expenditures" will include payroll, employee benefits, office expenses, travel, meals and training for marketing staff; expenses for dealer and distributor meetings sponsored by Exmark; production and development costs for media advertising and literature; cost of media space and printing of literature; promotional (cost of product or promotional material giveaways) advertising; cost of annual marketing planning sessions; customer contact programs; Internet maintenance; point of purchase materials development and production costs (net of related income); and trade show expense.

(m) In the event that Exmark's production capacity shall at any time from the Effective Time until August 31, 1998 be inadequate to meet the demands of its own dealers, other customers and Toro, Exmark will allocate to Toro available production capacity based upon the ratio that Toro's then current firm commitments and planning estimates for wholegoods bears to the total of such commitments and estimates of Exmark's dealers and other customers (including Toro) during the same period. In the event that Exmark's production capacity shall at any time from September 1, 1998 until the earlier to occur of the Toro Control Date or October 31, 1999 be inadequate to meet the demands of its own dealers, other customers and Toro, Exmark will allocate to Toro available production capacity based upon a comprehensive plan to be developed by the Synergies Council. In the event no such plan is timely developed, the allocation method described above for the period from the Effective Time until August 31, 1998 shall continue to be used.

(n) Exmark shall prepare and file, subject to Toro's review and consent (which shall not unreasonably be withheld), all Returns required to be filed by it with respect to its tax year ended August 31, 1997.

Notwithstanding SECTION 7.03 below and recognizing that the day-to-day management of the business of Exmark during the Contingent Payment Period will be overseen by Exmark's existing management, Toro may take, or cause to be taken, any act or action, either directly or through the board of directors of Exmark, to cause Exmark to comply with the covenants and agreements of Exmark set forth in this SECTION 7.01, including directing one or more members of Exmark's management to cause Exmark to comply with such covenants and agreements and, if such member or members of management do not follow such direction, then Toro may have one or more of its employees take control of such function or replace such member or members of Exmark's management. Disputes arising under this paragraph will be referred to the Synergies Council for resolution. Except in the case of actual or potential harm, which is imminent and material in nature, to the business or reputation of Toro or any of its subsidiaries, no permanent changes will be made by Toro pursuant to this paragraph while such a dispute is pending resolution.

7.02 SYNERGIES COUNCIL. Each of Toro, Merger Subsidiary, Exmark and Surviving Corporation Covenant and agree that a committee shall be established and maintained during the Contingent Payment Period (The "SYNERGIES COUNCIL"), which shall consist of the three Stockholders' Representatives (as defined in SECTION 10.01 hereof), who will represent the interests of the former holders of Shares and three executives of Toro ("TORO'S REPRESENTATIVES"), who will represent the interests of Toro. The purpose of the Synergies Council will be to act as an inter-company management team and dispute resolution panel during the Contingent Payment Period. The Synergies Council will approve proposed actions that Toro and Exmark may want to take, but which may be inconsistent with the covenants contained in SECTION 7.01 or which materially affect Exmark as a "stand-alone" entity during the Contingent Payment Period (E.G., material capital expenditures, relocation of a production line, distribution of products, allocation of revenue and costs (including those of hybrid products), compensation and employee benefits). The affirmative vote of a majority of the members of the Synergies Council, will be necessary to act. In the event the Synergies Council becomes deadlocked, either the Stockholders' Representatives or the Toro Representatives may request the matter to be reviewed by Toro's Office of the President, which shall function in an advisory capacity only, and if the matter is not resolved upon such review, it may, upon the request of either group of representatives, be referred to mediation and the cost thereof will be shared equally by both Exmark and Toro. The Synergies Council also shall be governed by the Synergies Council Charter and the Synergies Council Bylaws attached hereto as EXHIBIT 7.02.

7.03 REBIT THRESHOLDS; TORO CONTROL. If Exmark fails to earn REBIT (as defined in EXHIBIT 2.01(a)(i) to this agreement) equal to or greater than the projected REBIT shown below for two successive fiscal quarters, Toro shall have the option to give notice to the Stockholders' Representatives of Toro's intent to take full control of Exmark's operations and, immediately thereafter, to take full control of Exmark's operations:

              Quarter Ending      Quarter Ending      Quarter Ending      Quarter Ending
                January 31           April 30             July 31           October 31
              --------------      --------------      --------------      --------------
Fiscal 1998    $1,200,000          $1,740,000           $700,000            $500,000
Fiscal 1999    $1,500,000          $2,160,000           $875,000            $620,000

Solely for the purposes of this SECTION 7.03, REBIT for each immediately preceding fiscal quarter earned in excess of the applicable threshold amount may be added to the next succeeding fiscal quarter's REBIT. Notwithstanding anything herein to the contrary, in the event Toro takes control of Exmark's operations (the date on which such event occurs is referred to as the "TORO CONTROL DATE"), REBIT and CAGR accruing after such date will not be taken into account in computing the amount of any Contingent Payments to be made after such date.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01 CONDITIONS TO TORO'S AND MERGER SUBSIDIARY'S OBLIGATIONS. The obligation of Toro and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

(a) The representations and warranties set forth in ARTICLE III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties (without taking into account any disclosures by Exmark of discoveries, events or occurrences arising on or after the date hereof, except for amendments or supplements to the Disclosure Schedule as provided in SECTION 5.11(b));

(b) Exmark shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time;

(c) Exmark shall have obtained, or caused to be obtained, each consent (including, without limitation, any consent to assignment of any Owned Intellectual Property Right) and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Exmark's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Exmark or any license, franchise or permit of or affecting Exmark;

(d) This Agreement, the Articles of Merger, the Merger, the Signing Bonuses and the New Articles of Incorporation shall have been duly and validly authorized by Exmark's board of directors and this Agreement, the Merger, the Signing Bonuses and the New Articles of Incorporation shall have been duly and validly approved by Exmark's stockholders, and Exmark shall have delivered to Toro evidence, in form satisfactory to Toro's legal counsel, of such authorization and approval, and Exmark shall have duly executed the Articles of Merger;

(e) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein or by the Articles of Merger will have been duly made and obtained;

(f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Toro or Merger Subsidiary of all or a material portion of the business or assets of Exmark, or to cause Toro or Merger Subsidiary or any of their subsidiaries or Exmark to dispose of or to hold separately all or a material portion of the business or assets of Toro or Merger Subsidiary and their subsidiaries or of Exmark, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Toro or Merger Subsidiary of any of the shares of Exmark Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Articles of Merger or any of the Exmark Ancillary Agreements, or
(v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(g) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in SECTION 8.01(f) hereof;

(h) Toro shall not have discovered any fact or circumstance existing as of the Effective Time which previously had not been disclosed to Toro regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of Exmark which is, individually or in the aggregate with other such facts and circumstances, materially adverse to Exmark or to the value of the shares of Exmark's capital stock;

(i) There shall have been no damage, destruction or loss of or to any property or properties owned or used by Exmark, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business or results of operations of Exmark (a "MATERIAL ADVERSE EFFECT");

(j) Toro shall have received from Exmark's legal counsel a written opinion, dated the date of the Effective Time, addressed to Toro and satisfactory to Toro's legal counsel, in form and substance substantially as set forth in EXHIBIT 8.01(j);

(k) The number of Dissenting Shares (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock) shall not exceed 8% of the total number of shares of Exmark Common Stock and Exmark Preferred Stock that are issued and outstanding as of the Record Date of the Stockholders' Meeting (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock).

(l) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Toro shall have received all state securities law authorizations necessary to carry out the transactions contemplated by this Agreement;

(m) Toro shall have received from Exmark's Accountant, acting in its capacity as independent public accountants to Exmark, a "comfort" letter, dated as of the effective date of the Registration Statement and updated through the Effective Time, in form and substance satisfactory to Toro and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated herein;

(n) Prior to the Effective Time, Exmark shall have delivered to Toro all of the following:

(i) certificates of each of the chief executive officer and the chief financial officer of Exmark dated as of the date of the Effective Time, stating that to the knowledge of such officers that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

(iii) the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Exmark;

(iv) resignations (effective as of the Effective Time) from such of Exmark's directors as Toro shall have requested prior to the Effective Time, other than the individual designated by the Stockholders' Representatives to serve as a director of the Surviving Corporation pursuant to SECTION 1.04;

(v) a copy of the articles of incorporation of Exmark, as then in effect and as amended as described in SECTION 5.10 hereof and certified by the Secretary of State of the State of Nebraska, and a Certificate of Good Standing from the Secretary of State of the State of Nebraska evidencing the good standing of Exmark in such state;

(vi) a copy of each of (A) the text of the resolutions adopted by Exmark's board of directors authorizing and approving the Merger and authorizing the execution, delivery and performance of this Agreement, the Articles of Merger and the New Articles of Incorporation and the payment of the Signing Bonuses and the consummation of all of the transactions contemplated herein and (B) the bylaws of Exmark as then in effect; along with certificates executed on behalf of Exmark by its corporate secretary certifying to Toro that such copies are correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

(vii) incumbency certificates executed on behalf of Exmark by its corporate secretary certifying the signature and office of each officer executing this Agreement, the Articles of Merger and the Exmark Ancillary Agreements executed by Exmark;

(viii)   an executed copy of each of the Exmark Ancillary Agreements; and

(ix) such other certificates, documents and instruments as Toro reasonably requests related to the transactions contemplated herein.

(o) H. John Smith, Ray Rickard, Roger Smith, Garry Busboom and Mike Hirschman shall have entered into Employment Agreements or similar agreements acceptable to Toro with Exmark and Toro;

(p) Except as expressly contemplated herein, all compensation plans and similar agreements between Exmark and each of H. John Smith, Ray Rickard, Holiman and Roger Smith shall have been terminated, except that Exmark may continue to pay, consistent with past practice, (i) bonuses to H. John Smith and Ray Rickard pursuant to Exmark's incentive bonus program for executives for services performed prior to October 31, 1997 and (ii) commissions to Holiman's sales personnel;

(q) Exmark shall have terminated its 1990 Stock Option Plan and its 1992 Restricted Stock Plan and all Outstanding Purchase Rights shall have been fully exercised or canceled; and

(r) Exmark shall have acquired Holiman on terms acceptable to Toro pursuant to a purchase agreement substantially in the form of the Stock Exchange Agreement attached hereto as EXHIBIT 12.06 and, at the Effective Time, Holiman's net worth (i.e., total assets minus total liabilities) shall equal or exceed $200,000.

8.02 CONDITIONS TO EXMARK'S OBLIGATIONS. The obligations of Exmark to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

(a) The representations and warranties set forth in ARTICLE IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made and as though the Effective Time had been substituted for the date hereof throughout such representations and warranties;

(b) Toro and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Articles of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Articles of Merger;

(c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated herein will have been duly made and obtained;

(d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated herein or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any of the Exmark Ancillary Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

(e) There shall not be any action taken, nor any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated herein by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in SECTION 8.02(d) hereof;

(f) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Toro shall have received all state securities law authorizations necessary to carry out the transactions contemplated by this Agreement;

(g)      At or prior to the Effective Time, Toro shall have delivered to Exmark
(i) a certificate of appropriate officer(s) of Toro dated as of the Effective Date, stating that to the knowledge of such officer(s) the conditions precedent set forth in subsections (a) and (b) above have been satisfied, and (ii) an executed copy of each of the Toro Ancillary Agreements;

(h) The Signing Bonuses to H. John Smith and Ray Rickard, as appropriate, shall have been paid;

(i) Exmark shall have received an opinion dated as of the Effective Time in form and substance satisfactory to Exmark of Croker, Huck, Kasher, DeWitt, Anderson & Gonderinger, P.C., to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, (ii) Toro, Merger Subsidiary and Exmark will each be a party to that reorganization within the meaning of Section 368(b) of the Code,
(iii) no income, gain or loss will be recognized for federal income tax purposes by either Exmark or Toro as a result of the consummation of the Merger, and
(iv) no income, gain or loss will be recognized for federal income tax purposes by the stockholders of Exmark upon the exchange in the Merger of Shares solely for the Merger Consideration (other than the cash portion thereof and any cash received in lieu of fractional shares). In connection with such opinion, counsel shall be entitled to rely upon certain representations and covenants of Exmark, Toro, Merger Subsidiary and such other persons as such counsel deems appropriate;

(j) Exmark shall have received an updated written opinion of McCarthy & Co., addressed to the board of directors of Exmark and dated not more than two business days prior to the date the Prospectus-Proxy Statement is first mailed to Exmark's stockholders, to the effect that, as of the date of such opinion, the Merger is fair to Exmark's stockholders from a financial point of view;

(k) Exmark shall have received the opinion of J. Lawrence McIntyre, Toro's General Counsel, in form and substance substantially as set forth in
EXHIBIT 8.02(k); and

(l) The shares of Toro Common Stock to be issued as Merger Consideration shall have been approved for listing on the New York Stock Exchange.

ARTICLE IX

TERMINATION

9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

(a)      by the mutual consent of Toro, Merger Subsidiary and Exmark;

(b) by Toro or Exmark, if there has been a material misrepresentation, a material breach of warranty or a material breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

(c) by Toro or Exmark, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, foreign or domestic, which would make the consummation of the Merger illegal and such action, statute, rule, regulation or order shall have become final and unappealable;

(d) by Toro or Exmark, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority or agency, which would (i) prohibit Exmark's or Toro's ownership or operation of all or a portion of Exmark's business, or (ii) compel Toro or Exmark to dispose of or hold separate all or a portion of the business or assets of Exmark or Toro as a result of the Merger;

(e) by Toro or Exmark, if the transactions contemplated herein have not been consummated on or before January 31, 1998 provided that, neither will be entitled to terminate this Agreement pursuant to this SECTION 9.01(e) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated herein;

(f) by Toro or Exmark, if any of the conditions to such party's obligations to consummate the Merger described in ARTICLE VIII become impossible to satisfy;

(g) by Toro or Exmark, if the board of directors of Exmark withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Toro or Merger Subsidiary or shall have resolved to do any of the foregoing or the board of directors of Exmark shall have recommended to the stockholders of Exmark any Superior Proposal or resolved to do so;

(h) by Toro or Exmark, if the Stockholders' Meeting shall have been held and the stockholders of Exmark shall have failed to approve this Agreement, the Merger, the New Articles of Incorporation and the Signing Bonuses at such meeting (including any adjournment or postponement thereof);

(i) by Toro, if (i) Exmark receives an unsolicited proposal that constitutes a Superior Proposal and the board of directors of Exmark, within 30 calendar days after such proposal is received by Exmark (which thirty-day period may be extended by Exmark for such additional period not exceeding 30 days as Exmark reasonably determines, based on consultations with independent counsel, to be required in order to satisfy its fiduciary obligations under law), either fails to terminate discussions with the maker of such proposal and its agents, or determines to accept, or takes no position with respect to, such proposal,
(ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Exmark's capital stock is commenced, and the board of directors of Exmark, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, or
(iii) any person (other than Toro or its affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Exmark's Capital Stock (excluding for this purpose holdings of shares by persons or groups as currently reflected in the stock records of Exmark as of the date of this Agreement);

(j) by Toro, if the number of Dissenting Shares (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock) exceeds 8% of the total number of shares of Exmark Common Stock and Exmark Preferred Stock that are issued and outstanding as of the Record Date of the Stockholders' Meeting (counting each such share of Exmark Preferred Stock as four shares of Exmark Common Stock);

(k) if after the date hereof there shall have been a material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of Exmark, or if an event (other than a general industry or economic downturn) shall have occurred which, so far as reasonably can be foreseen, would result in any such change;

(l)      by Toro, if the Initial Toro Share Price is less than $30 per share;
or

(m)      by Exmark, if the Initial Toro Share Price exceeds $44 per share.

9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by Toro or Exmark, as provided in SECTION 9.01, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Toro, Merger Subsidiary or Exmark, or their respective stockholders, officers or directors, except (a) SECTIONS 13.01 (press releases and announcements), 13.02 (expenses), 13.09 (governing law) and 13.10 (confidentiality) hereof shall survive indefinitely, (b) the parties shall remain liable for willful breaches of this Agreement prior to the time of such termination and (c) as provided in
SECTION 9.03.

9.03 TERMINATION FEE. Exmark shall pay Toro a fee of $1,500,000 (a) if this Agreement is terminated pursuant to SECTION 9.01(g), (b) if this Agreement is terminated pursuant to SECTION 9.01(i) and the transaction contemplated by such Superior Proposal ultimately is consummated (or any similar transaction is consummated with a party other than Toro or Merger Subsidiary), or (c) if this Agreement is terminated pursuant to SECTION 9.01(h) and a Superior Proposal exists on the date of the Stockholders' Meeting. In the event Exmark shall fail to immediately pay any fee to Toro when due, Exmark shall also pay the costs and expenses actually incurred or accrued by Toro or Merger Subsidiary (including, without limitation, fees and expenses of legal counsel) in connection with the collection under and enforcement of this SECTION 9.03, together with interest on such unpaid fee, commencing on the date that such fee becomes due, at a rate equal to the rate of interest publicly announced by First Bank National Association, from time to time, in the City of Minneapolis, Minnesota, as such bank's "base rate" plus 2%.

In the event this Agreement is terminated pursuant to SECTION 9.01(h) and a Superior Proposal exists on the date of the Stockholders' Meeting, such fee shall constitute liquidated damages for a breach of SECTION 5.08. However, nothing in this SECTION 9.03 precludes a party from seeking such other remedies at law or equity as it deems appropriate.

ARTICLE X

THE STOCKHOLDERS' REPRESENTATIVE

10.01 APPOINTMENT. As used in this Agreement, the "STOCKHOLDERS' REPRESENTATIVES" shall mean H. John Smith, Ray Rickard and Roger Smith, or any person appointed as a successor Stockholders' Representative pursuant to
SECTION 10.02 hereof. The number of Stockholders' Representatives shall not be more than three persons.

10.02 ELECTION AND REPLACEMENT. During the period ending upon the date when all obligations under this Agreement have been discharged (including all obligations pursuant to SECTION 11.02 hereof), Exmark's Holders, who immediately prior to the Effective Time, held a majority of the aggregate voting power of the Shares (a "MAJORITY"), may, from time to time upon written notice to the Stockholders' Representatives and Toro, remove any of the Stockholders' Representatives or appoint one or more new Stockholders' Representatives to fill any vacancy created by the death, incapacitation, resignation or removal of one or more Stockholders' Representatives. Furthermore, if a Stockholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Stockholders' Representative to fill the vacancy so created. If the Majority fails to appoint such successor within 10 business days after a request by Toro to appoint such successor, the remaining Stockholders' Representatives shall appoint such successor. If the Stockholders' Representatives do not appoint such successor within 10 business days after Toro's initial request to the Majority to appoint such successor, then Toro shall appoint such successor, and shall advise Holders who held Shares of such appointment by written notice. A copy of any appointment by the Majority of the Stockholders' Representatives of any successor Stockholders' Representative shall be provided to Toro promptly after it shall have been effected.

10.03    AUTHORITY.  On behalf of the Holders, the Stockholders'
Representatives shall be authorized to take action by majority vote of the number of the then appointed Stockholders' Representatives (without taking into account any vacancies) and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, including, without limitation, any such actions with respect to the Initial Payment Consideration and the Contingent Payment Rights (an "INSTRUMENT"), which the Stockholders' Representatives determine in their discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Holders (up to a maximum aggregate amount of $100,000 to be paid out of the Stockholders' Representatives Expense Fund), such counsel, investment bankers, accountants, representatives and other professional advisors as they determine in their sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform their rights and obligations hereunder. Any party receiving an Instrument from the Stockholders' Representatives shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

10.04 NO LIABILITY OF TORO. Toro and the Surviving Corporation shall have no liability to any stockholder of Exmark or otherwise arising out of the acts or omissions of the Synergies Council, the Stockholders' Representatives or any disputes among Exmark's stockholders or among the Stockholders' Representatives. Toro and the Surviving Corporation shall have no direct liability to Exmark's stockholders under this Agreement or the other agreements referred to herein and may rely entirely on their dealings with, and notices to and from, the Stockholders' Representatives to satisfy any obligations Toro and the Surviving Corporation might have under this Agreement, any agreement referred to herein or otherwise to Exmark's stockholders. Without limiting the foregoing, delivery to the Escrow Agent of the Merger Consideration shall extinguish any obligations of Toro to Exmark's stockholders with respect to such Initial Payment Consideration and such Contingent Payment Rights, and Toro shall have no liability for subsequent misdelivery to any stockholder of Exmark by the Paying Agent or any act or omission of the Stockholders' Representatives with respect to such cash or certificates. Notwithstanding the foregoing, all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Exmark as provided in the New Articles of Incorporation, the bylaws or Nebraska law shall survive the Closing and shall continue in full force and effect in accordance with their terms.

ARTICLE XI

SURVIVAL AND OFFSET

11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of Toro and Merger Subsidiary, and the representations and warranties of Exmark, contained in, or attached to, this Agreement shall survive the Closing until the Last Payment Date (the "OFFSET PERIOD") and shall have no further force or effect thereafter.

11.02    RIGHT OF OFFSET.

(a) Subject to SECTION 11.02(f) hereof, Toro shall have a right to offset (the "OFFSET RIGHT"), from time to time, against the Holdback Amount and the Contingent Payments any loss, liability, deficiency, damage, penalty, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid during the Offset Period (collectively, the "LOSSES"), which Toro, the Surviving Corporation or any of their respective affiliates, officers, directors, employees or agents (the "PROTECTED PARTIES") suffers, sustains or becomes subject to, as a result of:

(i) Any misrepresentation (a "MISREPRESENTATION") in any of the representations and warranties of Exmark contained in this Agreement or in any of the exhibits, schedules, agreements, certificates and other documents delivered or to be delivered by or on behalf of Exmark pursuant to this Agreement or otherwise attached to, or referenced or incorporated in, this Agreement (collectively, the "RELATED DOCUMENTS");

(ii) Any breach (a "BREACH") of, violation of, or failure to perform, any agreement or covenant of Exmark contained in this Agreement or any of the Related Documents prior to the Effective Time;

(iii) Any and all Losses suffered by any of the Protected Parties and any and all Claims (as defined in SECTION 11.02(c) hereof) or threatened Claims against the Protected Parties arising out of actions or inactions of Exmark (regardless of whether there may also be a Misrepresentation arising out of such actions or inactions) prior to the Effective Time with respect to (a) any Release of any Hazardous Materials on, under or from the Real Property; (b) any environmental contamination of the Real Property, including without limitation the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location; (c) any injury to the environment, or to human health or safety associated with the environment, by reason of the condition of, or activities past or present on or under, the Real Property; or
(d) any violation, or alleged violation, of any Environmental Law with respect to the Real Property or Exmark's operations at the Real Property (for purposes of this SECTION 11.02(a)(iii), the term Real Property shall include all property previously owned, used or occupied by Exmark or its predecessors), specifically including any and all costs and expenses required to cause Exmark to comply with any such Environmental Law (all such Losses, Claims and threatened Claims described in this SECTION 11.02(a)(iii) are collectively referred to as "ENVIRONMENTAL LOSSES");

(iv) Any amounts paid in respect of the Dissenting Shares in excess of the aggregate amount of the value of the Merger Consideration that the holders of such Dissenting Shares would have received in the Merger.

Notwithstanding the foregoing, the amount of any Losses shall be offset by any insurance proceeds received by Exmark with respect to insurance policies paid for by Exmark.

(b) Toro may exercise its Offset Right, from time to time, in accordance with the procedures set forth in paragraphs (c) and (d) of this SECTION 11.02, against any payment or payments to be made out of the Holdback Amount or due or to become due under the Contingent Payment Rights. Each time, if any, that Toro exercises its Offset Right, Toro shall promptly deliver to the Stockholders' Representatives a schedule signed by an officer of Toro reflecting the revised payments, after giving effect to such exercise of its Offset Right, to be made to the Holders out of the Holdback Amount and/or with respect to the Contingent Payments. In the event Toro exercises its Offset Right with respect to Losses as a result of, in connection with or related to, any of the matters described in SECTION 11.02(a) above, such offset shall be applied against any payment or payments to be made out of the Holdback Amount, and any remainder of such offset shall be applied against any payment or payments due or to become due with respect to the 1998 Contingent Payment, and any remainder of such offset shall be applied against any payment or payments due or to become due with respect to the 1999 Contingent Payment. Further, if the Actual Net Worth of Exmark exceeds $8,243,000, then Toro's Offset Rights resulting from any Misrepresentation (as described in SECTION 11.02(a)(i)) or any Environmental Loss (as described in
SECTION 11.02(a)(iii)) will be subject to a one-time aggregate deductible equal to the greater of $50,000 or an amount equal to 50% of the difference of the Actual Net Worth and $8,243,000. An individual Loss shall not give rise to an Offset Right unless such Loss equals or exceeds $10,000. Notwithstanding anything to the contrary in the preceding sentence, the limitation set forth in such sentence shall not apply to any Loss that relates to a claim or action that arises from the same or substantially the same facts as one or more other claims or actions and the aggregate amount of Losses so arising is at least $10,000.

(c) In the event any of the Protected Parties becomes involved in any legal, governmental or administrative proceeding which may result in Losses, or if any such proceeding is threatened or asserted (any such third party action or proceeding being referred to herein as a "CLAIM"), Toro shall promptly notify the Stockholders' Representatives in writing of the nature of any such Claim and Toro's estimate of the Losses arising therefrom.

(i) The Stockholders' Representatives shall be entitled to contest and defend such Claim; provided, that the Stockholders' Representatives have a reasonable basis for concluding such defense may be successful and diligently contest and defend such Claim; provided, further, that, Toro in its sole and absolute discretion, may notify the Stockholders' Representatives at any time that any such contest or defense must be immediately terminated, in which case Toro's Offset Right with respect to such Claim shall thereupon terminate. Notice of the intention so to contest and defend shall be given by the

Stockholders' Representatives to Toro within 20 days after Toro provides notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Stockholders' Representatives. Toro shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Stockholders' Representatives are not adequately representing or, because of a conflict of interest between, may not adequately represent, any interests of the Protected Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its own choosing. If Toro elects to participate in such defense, Toro shall cooperate with the Stockholders' Representatives in the conduct of such defense. Neither Toro nor the Stockholders' Representatives may concede, settle or compromise any Claim without the consent of the other, which consent shall not be unreasonably withheld; provided, that the Stockholders' Representatives may, without the consent of Toro, settle any Claim which is solely for money damages if the Stockholders' Representatives acknowledge that such Claim gives rise to a Loss that is subject to Toro's Offset Right hereunder and if the entire amount of the settlement amount may be recovered by Toro by means of Toro's Offset Rights hereunder. The Stockholders' Representatives shall have the right to have the cost of defense, including reasonable legal expenses, paid or reimbursed by the Surviving Corporation (such expenses to be included in calculating all Losses).

(ii) Notwithstanding the foregoing, if: (A) a Claim seeks equitable relief against any of the Protected Parties, (B) the subject matter of a Claim relates to the ongoing business of any of the Protected Parties, which Claim, if decided against such Protected Party, could materially adversely affect the ongoing business or reputation of such Protected Party, or (C) the estimated Losses of the Protected Parties related to the Claim exceed the amount Toro may recover using its Offset Right hereunder, then, in each such case, Toro alone shall be entitled to contest, defend and settle such Claim in the first instance and, if Toro does not contest, defend or settle such Claim, Stockholders' Representatives shall have the right to contest and defend (but not settle) such Claim.

(d) In the event Toro (on behalf of itself or any Protected Party) should have a claim giving rise to an Offset Right that does not involve a Claim, Toro shall deliver a notice (the "OFFSET NOTICE") of such claim with reasonable promptness to the Stockholders' Representatives, the Escrow Agent and the Paying Agent. The Offset Notice shall include an estimate of Toro's Losses relating to such claim. If the Stockholders' Representatives notify Toro that the Stockholders' Representatives do not dispute the claim described in the Offset Notice, or if the Stockholders' Representatives fail to notify Toro within 20 days after delivery of the Offset Notice of any such dispute with respect to such claim, the Losses in the amount specified in the Offset Notice will be conclusively deemed Losses and Toro may exercise its Offset Right with respect to such amount in accordance with the Offset Notice. If the Stockholders' Representatives have timely disputed such claim, Toro's

Representatives and the Stockholders' Representatives will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within 60 days after the date of the Offset Notice of such claim, the parties agree to resolve such dispute through binding arbitration in accordance with SECTION 13.05. In addition, Toro shall make a good faith effort to deliver a report of all claims that may give rise to an Offset Right (whether or not such claims are subject to the deductible described in SECTION 11.02(b)) on a quarterly basis to the Stockholders' Representatives, the Escrow Agent and the Paying Agent. Failure on the part of Toro to provide any such report shall not prejudice in any way Toro's rights under this Agreement. Notwithstanding the foregoing, in the event that a claim is not timely reported and the Stockholder's Representatives are able to prove to the Synergies Council that, had the Stockholder's Representatives been notified of a claim within 90 days after such claim should have been reported, the Stockholder's Representatives would have contested and defended such claim and, as a result, the amount of such claim would have been less than the amount reported, then the amount of such claim for purposes of this SECTION 11.02 shall be such lesser amount.

(e) In the event of a Claim under SECTION 11.02(c) or a dispute relating to an Offset Notice under SECTION 11.02(d), the Escrow Agent will retain property then held by it in escrow under this Agreement in an amount sufficient to satisfy the estimated value of such Claim or disputed Offset Notice until the resolution of such Claim or dispute.

(f) Notwithstanding anything contained in this Agreement to the contrary, the right of Toro to exercise its Offset Right hereunder shall be subject to the following limitations:

(i) Toro shall not be entitled to exercise its Offset Right with respect to any Losses unless Toro delivers to the Stockholders' Representatives an Offset Notice under SECTION 11.02(d) or notice of a Claim under SECTION 11.02(c) relating to such Losses prior to the end of the Offset Period.

(ii) Toro shall not be entitled to exercise its Offset Right with respect to any Losses to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of Toro, any director, officer or employee of Toro or any Toro subsidiary other than Exmark prior to the Effective Time.

(iii) The Offset Right shall be Toro's sole and exclusive remedy with respect to any Losses that any Protected Party may suffer, sustain or become subject to pursuant to the terms of this Agreement, and Toro agrees that it shall not, and hereby waives all rights to, institute or maintain any suit, proceeding or action against the Holders or utilize or exercise any other legal or equitable remedy for the purpose of recovering damages or other relief with respect to any Losses (including, without limitation, an action seeking to recover any portion of the purchase price previously paid to Exmark's stockholders) except for suits, proceedings or actions necessary to enforce or implement the Offset Right; provided that, (A) nothing herein shall prevent a party from bringing an action based upon allegations of fraud or other intentional misconduct with respect to another party hereto in connection with this Agreement, and (B) nothing herein shall limit in any manner any other legal rights or remedies which any Protected Party which is a party to an agreement identified under ARTICLE XII has against another party to such agreement in accordance with the terms and conditions provided therein.

ARTICLE XII

ANCILLARY AGREEMENTS

12.01 STOCKHOLDER AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Toro, Merger Subsidiary, Exmark and each stockholder of Exmark identified on SCHEDULE 12.01 will enter into a stockholder agreement identical in form to EXHIBIT 12.01 which provides that such stockholder will vote in favor of this Agreement, the Merger, the Signing Bonuses and the New Articles of Incorporation (the "STOCKHOLDER AGREEMENTS").

12.02 AFFILIATE AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Toro and each stockholder of Exmark identified on SCHEDULE 12.02 will enter into an affiliate agreement identical in form to EXHIBIT 12.02 (the "AFFILIATE AGREEMENTS").

12.03 EMPLOYMENT AGREEMENTS. Simultaneous with the execution and delivery of this Agreement, Exmark and Toro (as provided below) and each of
H. John Smith, Ray Rickard, Roger Smith, Garry Busboom and Mike Hirschman will enter into an employment agreement in the form attached hereto as
EXHIBIT 12.03(a),  EXHIBIT 12.03(b),  EXHIBIT 12.03(c), EXHIBIT 12.03(d) and
EXHIBIT 12.03(e), respectively (collectively, the "EMPLOYMENT AGREEMENTS").
H. John Smith and Ray Rickard will, at the Effective Time, collectively receive cash payments totalling $2,075,000 as signing bonuses and other consideration (the "SIGNING BONUSES") in connection with the execution of their respective Employment Agreements with Toro. In return for aggregate cash payments to be paid by Exmark prior to the Closing not to exceed $160,000 and nominal consideration from Toro, Garry Busboom and Mike Hirschman also will execute their respective Employment Agreements with Exmark and Toro. In return for nominal cash payments to be paid by Toro prior to Closing, any other person Toro may reasonably request also will execute an employment agreement similar in form to the agreement attached hereto as EXHIBIT 12.03(d), but such other person's execution of such an employment agreement shall not be a condition to Closing as described in ARTICLE VIII. During the Contingent Payment Period, H. John Smith, Roger Smith and Ray Rickard will not be eligible to receive a mance bonus (except as expressly contemplated by SECTION 8.02(p) hereof), nor will they be eligible to participate in any stock option plan of Toro during such period.

12.04 ESCROW AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Toro, Exmark and Escrow Agent will enter into an escrow agreement in the form of EXHIBIT 12.04 (the "ESCROW AGREEMENT").

12.05 PAYING AGENT AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Toro, the Stockholders' Representatives and Paying Agent will enter into a paying agent agreement in the form of EXHIBIT 12.05 (the "PAYING AGENT AGREEMENT").

12.06 STOCK FOR STOCK EXCHANGE AGREEMENT. Simultaneous with the execution and delivery of this Agreement, Exmark and Holiman will enter into a Stock for Stock Exchange Agreement in the form of EXHIBIT 12.06.

ARTICLE XIII

MISCELLANEOUS

13.01 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Exmark without prior written approval of the other party hereto, except that Toro may issue any such release (or other announcement) as it determines, in its sole discretion, as may be necessary to comply with the requirements of this Agreement or applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Toro determines any such press release or public announcement is so required, Toro shall use reasonable efforts to consult in good faith with Exmark (but shall not be required to obtain Exmark's consent) prior to issuing such press release or making such announcement.


13.02 EXPENSES. Except as otherwise expressly provided for herein, Exmark, the Stockholders' Representatives, Toro and Merger Subsidiary will each pay all of their own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). Toro shall pay for any environmental audit that it may cause to be performed and real estate title insurance purchased in connection with the Merger. Exmark shall pay any loan prepayment and other related fees incurred by it or Toro in connection with the Merger. Exmark and Toro shall each pay one-half of the HSR Act filing fee applicable to the Merger. Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the Merger.

13.03 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of this Agreement by Exmark's stockholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect Exmark's stockholders without the further approval of Exmark's stockholders provided, however, the Stockholders' Representatives, acting through the Synergies Council, may approve waivers of and amendments to the covenants of Toro and Exmark described in ARTICLE VII, which changes may affect the Contingent Payments following the Effective Time. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13.04 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Toro, Merger Subsidiary, Exmark and the Stockholders' Representatives will, unless another address is specified in writing, be sent to the address indicated below:

NOTICES TO TORO OR MERGER SUBSIDIARY:            WITH A COPY TO:
------------------------------------             --------------

The Toro Company                                 Dorsey & Whitney LLP
8111 Lyndale Avenue South                        220 South Sixth Street
Bloomington, Minnesota  55420-1196               Minneapolis, MN 55402

Attn:  J. Lawrence McIntyre,                     Attn:  J. Andrew Herring
Vice President, Secretary and                    Facsimile:  (612) 340-8738
General Counsel
Facsimile:  (612) 887-8920

NOTICES TO EXMARK:                               WITH A COPY TO:
-----------------                                --------------

Exmark Manufacturing Company Incorporated        Croker, Huck, Kasher, DeWitt,
2101 Ashland Avenue                              Anderson & Gonderinger, P.C.
Beatrice, Nebraska  68310                        Suite 1250

Attn: H. John Smith,                             Commercial Federal Tower
President and Chief Executive Officer            2120 South 72nd Street
Facsimile:  (402) 223-5489                       Omaha, Nebraska  68124

Attn:  Richard A. DeWitt
Facsimile:  (402) 390-9221

NOTICES TO STOCKHOLDERS' REPRESENTATIVES:        WITH A COPY TO:
----------------------------------------         --------------

H. John Smith, Roger Smith and Ray Rickard       Croker, Huck, Kasher, DeWitt,
c/o Exmark Manufacturing Company Incorporated    Anderson & Gonderinger, P.C.
2101 Ashland Avenue                              Suite 1250
Beatrice, Nebraska  68310                        Commercial Federal Tower
                                                 Omaha, Nebraska  68124
Attn:  H. John Smith,                            2120 South 72nd Street
President and Chief Executive Officer            Attn:  Richard A. DeWitt
Facsimile:  (402) 223-5489                       Facsimile:  (402) 390-9221


13.05 ARBITRATION. Subject to the procedures described in SECTION 7.02 relating to certain matters concerning the Synergies Council, in the event of any claim or dispute between the parties, the parties agree to resolve such dispute through binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the

American Arbitration Association. The arbitration shall be conducted in Minneapolis, Minnesota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court of competent jurisdiction. All costs and expenses, including reasonable attorneys' fees and experts' fees, of all parties incurred in any dispute which is determined by arbitration pursuant to this SECTION 13.05 shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, the parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All negotiation and arbitration proceedings under this SECTION 13.05 shall be treated as confidential information in accordance with the provisions of the confidentiality agreement between Toro and Exmark, dated August 8, 1996 (the "CONFIDENTIALITY AGREEMENT"). Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. Nothing herein shall preclude a party hereto from seeking equitable relief to prevent any immediate, irreparable harm to its interest, including multiple breaches of this Agreement or the Related Documents. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this SECTION 13.05. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator. No party to this Agreement shall be liable to any other party under this Agreement for any punitive, extraordinary or exemplary damages.

13.06 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

13.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.08 COMPLETE AGREEMENT. This Agreement, the Articles of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way;

provided, that the Confidentiality Agreement shall remain in force and effect without modification thereof.

13.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

13.10 GOVERNING LAW. The internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

13.11 EXMARK STOCKHOLDERS AS THIRD PARTY BENEFICIARIES. No third party is entitled to rely on any of the representations, warranties, covenants or agreements of Toro, Merger Subsidiary or Exmark contained in this Agreement. Toro, Merger Subsidiary and Exmark assume no liability to any third party because of any reliance on such representations, warranties, covenants and agreements. Notwithstanding the foregoing, the parties hereto agree that, following the Effective Time, the representations and warranties of Toro described in Article IV hereof shall inure to the benefit of the Holders, as if the Holders replaced Exmark as a party hereto; provided, however, that any and all actions by or on behalf of the Holders shall be effected through the Stockholders' Representatives and nothing set forth in this SECTION 13.11 shall affect the application of SECTION 13.05 as it relates to any claims or disputes under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


THE TORO COMPANY


By  /s/ J. Lawrence McIntyre
   -------------------------------------
Its Vice President and Secretary


EMCI ACQUISITION CORP.


By  /s/ Dennis P. Himan
   -------------------------------------
Its President


EXMARK MANUFACTURING COMPANY
INCORPORATED

By  /s/ H. John Smith
   -------------------------------------
Its President

                                                                       EXHIBIT B

                              DISSENTERS' RIGHTS STATUTE


SECTION  21-20,137.  Dissenters' rights; terms, defined.

         For purposes of sections 21-20,137 to 21-20,150:

              (1) Beneficial shareholder shall mean the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

              (2) Corporation shall mean the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer;

              (3) Dissenter shall mean a shareholder who is entitled to dissent from corporate action under section 21-20,138 and who exercises that right when and in the manner required by sections 21-20,140 to 21-20,148;

              (4) Fair value, with respect to a dissenter's shares, shall mean the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

              (5) Interest shall mean interest from the effective date of the corporate action until the date of payment at the rate specified in section 45-104, as such rate may from time to time be adjusted by the Legislature;

              (6) Record shareholder shall mean the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation; and

              (7) Shareholder shall mean the record shareholder or the beneficial shareholder.

Source:  Laws 1995, LB 109, Section  137.



SECTION  21-20,138.  Right to dissent.

              (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                   (a) Consummation of a plan of merger to which the corporation is a party:

                        (i) If shareholder approval is required for the merger by section 21-20,130 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                        (ii) If the corporation is a subsidiary that is merged with its parent under section 21-20,131;

                   (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                   (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                   (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                        (i) Alters or abolishes a preferential right of the shares;

                        (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                        (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                        (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                        (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 21-2038; or

                   (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

              (2) A shareholder entitled to dissent and obtain payment for his or her shares under sections 21-20,137 to 21-20,150 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

              (3) The right to dissent and obtain payment under sections 21-20,137 to 21-20,150 shall not apply to the shareholders of a bank, trust company, stock-owned savings and loan association, industrial loan and investment company, or the holding company of any such bank, trust company, stock-owned savings and loan association, or industrial loan and investment company.

Source: Laws 1995, LB 109, Section  138.

SECTION  21-20,139.  Dissent by nominees and beneficial owners.

              (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

              (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                   (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                   (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Source:  Laws 1995, LB 109, Section  139.



SECTION  21-20,140.  Notice of dissenters' rights.

              (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 21-20,137 to 21-20,150 and be accompanied by a copy of such sections.

              (2)  If corporate action creating dissenters' rights under section 21-20,138 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send those shareholders the dissenters' notice described in section 21-20,142.

Source:  Laws 1995, LB 109, Section  140.



SECTION  21-20,141.  Dissenters' rights; notice of intent to demand payment.

              (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (a) shall deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and (b) shall not vote his or her shares in favor of the proposed action.

              (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his or her shares under sections 21-20,137 to 21-20,150.

Source:  Laws 1995, LB 109, Section  141.



SECTION  21-20,142.  Dissenters' notice.

              (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 21-20,141.

              (2) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

                   (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                   (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                   (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

                   (d) Set a date by which the corporation shall receive the payment demand which date may not be fewer than thirty nor more than sixty days after the date the notice required by subsection
              (1) of this section is delivered; and

                   (e) Be accompanied by a copy of sections 21-20,137 to 21-20,150.

Source:  Laws 1995, LB 109, Section  142.



SECTION  21-20,143.  Dissenters' rights; duty to demand payment.

              (1)  A shareholder who was sent a dissenters' notice described in section 21-20,142 shall demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision
         (2)(c) of section 21-20,142, and deposit his or her certificates in accordance with the terms of the notice.

              (2) The shareholder who demands payment and deposits his or her shares under subsection (1) of this section shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action.

              (3) A shareholder who does not demand payment or does not deposit his or her share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his or her shares under sections 21-20,137 to 21-20,150.

Source:  Laws 1995, LB 109, Section  143.



SECTION  21-20,144.  Dissenters' rights; share restrictions.

              (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 21-20,146.

              (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action.

Source:  Laws 1995, LB 109, Section  144.



SECTION  21-20,145.  Dissenters' rights; payment.

              (1) Except as provided in section 21-20,147, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 21-20,143 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

              (2)  The payment shall be accompanied by:

                   (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                   (b) A statement of the corporation's estimate of the fair value of the shares;

                   (c)  An explanation of how the interest was calculated;

                   (d) A statement of the dissenter's right to demand payment under section 21-20,148; and

                   (e)  A copy of sections 21-20,137 to 21-20,150.

Source:  Laws 1995, LB 109, Section  145.



SECTION  21-20,146.  Dissenters' rights; failure to take action.

              (1) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

              (2) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under section 21-20,142 and repeat the payment demand procedure.

Source:  Laws 1995, LB 109, Section  146.



SECTION  21-20,147.  Dissenters' rights; after-acquired shares.

              (1)  A corporation may elect to withhold payment required by section 21-20,145 from a dissenter unless he or she was the beneficial shareholder before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

              (2) To the extent the corporation elects to withhold payment under subsection (1) of this section after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 21-20,148.

Source:  Laws 1995, LB 109, Section  147.



SECTION 21-20,148. Dissenters' rights; procedure if shareholder dissatisfied with payment or offer.

              (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 21-20,145, or reject the corporation's offer under section 21-20,147 and demand payment of the fair value of his or her shares and interest due if:

                   (a)  The dissenter believes that the amount paid under
              section 21-20,145 or offered under section 21-20,147 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                   (b) The corporation fails to make payment under section 21-20,145 within sixty days after the date set for demanding payment; or

                   (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

              (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for his or her shares.

Source:  Laws 1995, LB 109, Section  148.



SECTION  21-20,149.  Dissenters' rights; court action.

              (1) If a demand for payment under section 21-20,148 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

              (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the district court of the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

              (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

              (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Appraisers shall have the powers described in the order appointing them or in any amendment to such order. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

              (5) Each dissenter made a party to the proceeding shall be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or (b) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 21-20,147.

Source:  Laws 1995, LB 109, Section  149.



SECTION  21-20,150.  Dissenters' rights; court costs and attorney's fees.

              (1) The court in an appraisal proceeding commenced under section 21-20,149 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 21-20,148.

              (2) The court may also assess the attorney's fees and expenses and the fees and expenses of experts for the respective parties in amounts the court finds equitable:

                   (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 21-20,140 to 21-20,148; or

                   (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by sections 21-20,137 to 21-20,150.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

Source:  Laws 1995, LB 109, Section  150.

                                                                       EXHIBIT C

                             [MCCARTHY & CO. LETTERHEAD]

October 23, 1997

Board of Directors
Exmark Manufacturing Co., Inc.
Industrial Park Box 748
Beatrice, NE  68310

Members of the Board:

         We understand that Exmark Manufacturing Co., Inc.
("Exmark" or the "Company") and The Toro Company through EMCI Acquisition Corp. ("Toro") intend to execute and complete an Agreement and Plan of Merger dated as of October 23, 1997 (the "Agreement"), furnished to us on October 21, 1997 and draft dated as of October 13, 1997 which provides, among other things, for the acquisition of Exmark by Toro. Pursuant to the Agreement, the outstanding shares of common and preferred stock of Exmark (the "Exmark Stock") will be acquired by Toro. The Agreement provides for total initial consideration of $28,100,000 comprised of a combination of cash and Toro common stock (the "Initial Payment"). The Initial Payment of $28,100,000 includes acquisition of the Holiman Company. The terms and conditions of the Merger are more fully set out in the Agreement.

         You have asked for our opinion as to whether the Merger Consideration pursuant to the Agreement is fair from a financial point of view to the Exmark Shareholders. The opinion expressed below does not anticipate whether any Contingent Consideration or any of the Holdback Amount, as those terms are defined in the Agreement, are ultimately paid to the holders of Exmark Stock (the "Exmark Shareholders").

         For purposes of the opinion set forth herein, we have:

         (i) analyzed certain available financial statements and other information of Toro and Exmark, respectively;

         (ii) analyzed certain internal financial statements and other financial and operating data concerning Exmark prepared by the management of Exmark;

         (iii) analyzed certain financial projections prepared by the management of Exmark;

         (iv) discussed the past and current operations and financial conditions and the prospects of Exmark with senior executives of Exmark;

         (v) reviewed the reported prices and trading activity for the Toro Common Stock;

         (vi)     compared the financial performance of Exmark and Toro;

         (vii)    reviewed the Agreement; and

         (viii)   performed such other analyses as we have deemed appropriate.

         We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Exmark.

         We have not made any independent valuation or appraisal of the assets or liabilities of Exmark, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         It is understood that this letter is for the information of the Board of Directors of Exmark and does not constitute a recommendation to the Exmark Stockholders as to the voting of their shares on the proposed merger or any other transaction.

         Based on the foregoing, we are of the opinion on the date hereof that the Merger Consideration, even if any Contingent Payment Consideration or any of the Holdback Amount is not received, is fair from a financial point of view to the Exmark Stockholders.

                                            Very truly yours,

                                            McCarthy & Co.



                                       By:  /s/ Mark D. Hasebroock
                                            -----------------------------
                                            Mark D. Hasebroock
                                            Managing Director

                                                                     EXHIBIT D

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                    UNITED STATES

                          SECURITIES AND EXCHANGE COMMISSION


                               WASHINGTON, D.C.  20549

                                      FORM 10-Q

               Quarterly Report Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

For the Quarterly Period Ended  August 1, 1997 Commission File Number  1-8649
                              ---------------                        --------


                                   THE TORO COMPANY
                (Exact name of registrant as specified in its charter)



       DELAWARE                                   41-0580470
  (State of Incorporation)           (I.R.S. Employer Identification Number)


                              8111 LYNDALE AVENUE SOUTH
                            BLOOMINGTON, MINNESOTA  55420
                           TELEPHONE NUMBER: (612) 888-8801


    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes    X                         No
                      ------                           -------

The number of shares of Common Stock outstanding as of August 29, 1997 was 12,115,415.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   THE TORO COMPANY
                                  INDEX TO FORM 10-Q



                                                                    Page Number
                                                                    -----------

PART I.  FINANCIAL INFORMATION:

           Condensed Consolidated Statements of Earnings and
           Retained Earnings -
              Three and Nine Months Ended
              August 1, 1997 and August 2, 1996. . . . . . . . . . . . . . .3

           Condensed Consolidated Balance Sheets -
              August 1, 1997, August 2, 1996 and October 31, 1996. . . . . .4

           Condensed Consolidated Statements of Cash Flows -
              Nine Months Ended August 1, 1997 and August 2, 1996. . . . . .5

           Notes to Condensed Consolidated Financial Statements. . . . . .6-9

           Management's Discussion and Analysis of Financial
           Condition and Results of Operations . . . . . . . . . . . . .10-14


PART II. OTHER INFORMATION:

           Item 6  Exhibits and Reports on Form 8-K. . . . . . . . . . . . 15

           Exhibit 11  Computation of Earnings Per Common Share. . . . . . 16

                            PART I. FINANCIAL INFORMATION

                          THE TORO COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)




                                                                 Three Months Ended          Nine Months Ended
                                                             ------------------------      ------------------------
                                                             August 1,       August 2,     August 1,       August 2,
                                                               1997             1996         1997           1996
                                                             ---------      ---------      ---------      ---------
Net sales. . . . . . . . . . . . . . . . . . . . . . .      $ 249,274      $ 232,565      $ 810,434      $ 732,712
Cost of sales. . . . . . . . . . . . . . . . . . . . .        156,879        146,681        517,695        466,689
                                                             ---------      ---------      ---------      ---------
  Gross profit . . . . . . . . . . . . . . . . . . . .         92,395         85,884        292,739        266,023
Selling, general and administrative
  expense. . . . . . . . . . . . . . . . . . . . . . .         73,626         72,909        231,255        210,273
                                                             ---------      ---------      ---------      ---------
  Earnings from operations . . . . . . . . . . . . . .         18,769         12,975         61,484         55,750
Interest expense . . . . . . . . . . . . . . . . . . .          5,476          3,755         15,408         10,858
Other income, net. . . . . . . . . . . . . . . . . . .         (3,151)        (1,489)        (5,957)        (7,642)
                                                             ---------      ---------      ---------      ---------
  Earnings before income taxes . . . . . . . . . . . .         16,444         10,709         52,033         52,534
Provision for income taxes . . . . . . . . . . . . . .          6,495          4,244         20,553         20,751
                                                             ---------      ---------      ---------      ---------
  Net earnings before extraordinary loss . . . . . . .          9,949          6,465         31,480         31,783
Extraordinary loss, net of income tax benefit of
  $1,087 . . . . . . . . . . . . . . . . . . . . . . .         (1,663)             -         (1,663)             -
                                                             ---------      ---------      ---------      ---------
  Net earnings . . . . . . . . . . . . . . . . . . . .      $   8,286      $   6,465      $  29,817      $  31,783
                                                             ---------      ---------      ---------      ---------
                                                             ---------      ---------      ---------      ---------


Retained earnings at beginning of period . . . . . . .        192,276        165,274        173,630        142,891
Other  . . . . . . . . . . . . . . . . . . . . . . . .              -            164              -            164
Dividends on common stock of $0.12, $0.12,
  $0.36 and $0.36 per share, respectively. . . . . . .         (1,452)        (1,458)        (4,337)        (4,393)
                                                             ---------      ---------      ---------      ---------
Retained earnings at end of period . . . . . . . . . .      $ 199,110      $ 170,445      $ 199,110      $ 170,445
                                                             ---------      ---------      ---------      ---------
                                                             ---------      ---------      ---------      ---------

Net earnings per share of common stock and
  common stock equivalent before extraordinary
  loss . . . . . . . . . . . . . . . . . . . . . . . .            .80            .52           2.53           2.52
Extraordinary loss, net of income tax benefit. . . . .           (.13)             -           (.13)             -
                                                             ---------      ---------      ---------      ---------
Net earnings per share of common stock and
  common stock equivalent. . . . . . . . . . . . . . .      $     .67      $     .52      $    2.40      $    2.52
                                                             ---------      ---------      ---------      ---------
                                                             ---------      ---------      ---------      ---------

Net earnings per share of common stock and
  common stock equivalent -
  assuming full dilution before extraordinary
  loss . . . . . . . . . . . . . . . . . . . . . . . .            .80            .52           2.52           2.52
Extraordinary loss, net of income tax benefit. . . . .           (.13)             -           (.13)             -
                                                             ---------      ---------      ---------      ---------
Net earnings per share of common stock and
  common stock equivalent -
  assuming full dilution . . . . . . . . . . . . . . .      $     .67      $     .52      $    2.39      $    2.52
                                                             ---------      ---------      ---------      ---------
                                                             ---------      ---------      ---------      ---------




See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                (DOLLARS IN THOUSANDS)



                                                                             August 1,      August 2,    October 31,
                                                                               1997           1996          1996
                                                                            ----------    -----------   ------------
ASSETS
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . .            $      4       $  1,151       $     66
Receivables, net . . . . . . . . . . . . . . . . . . . . . . . .             308,234        265,772        239,637
Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . .             161,825        143,339        130,288
Other current assets . . . . . . . . . . . . . . . . . . . . . .              39,285         34,370         35,010
                                                                             --------       --------       --------
     Total current assets. . . . . . . . . . . . . . . . . . . .             509,348        444,632        405,001
                                                                             --------       --------       --------
Property, plant and equipment. . . . . . . . . . . . . . . . . .             322,708        220,443        229,080
     Less accumulated depreciation and amortization. . . . . . .             206,105        151,626        155,270
                                                                             --------       --------       --------
                                                                             116,603         68,817         73,810
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .              79,019         18,481         18,066
                                                                             --------       --------       --------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . .            $704,970       $531,930       $496,877
                                                                             --------       --------       --------
                                                                             --------       --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt. . . . . . . . . . . . . . . .            $    365       $    373       $    350
Short-term borrowing . . . . . . . . . . . . . . . . . . . . . .              95,000         83,600         41,025
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . .              46,531         26,160         43,524
Other accrued liabilities. . . . . . . . . . . . . . . . . . . .             146,358        136,603        122,958
                                                                             --------       --------       --------
     Total current liabilities . . . . . . . . . . . . . . . . .             288,254        246,736        207,857
                                                                             --------       --------       --------

Long-term debt, less current portion . . . . . . . . . . . . . .             177,650         53,046         53,015
Other long-term liabilities. . . . . . . . . . . . . . . . . . .               5,399         22,586         22,438

Common stockholders' equity:
   Common stock par value $1.00,
     authorized 35,000,000 shares; issued and
     outstanding 12,112,310 shares at August 1,
     1997 (net of 797,694 treasury shares),
     11,990,873 shares at August 2, 1996
     (net of 919,131 treasury shares), and
     12,032,143 shares at October 31, 1996 (net
     of 877,861 treasury shares) . . . . . . . . . . . . . . . .              12,112         11,991         12,032
   Additional paid-in capital. . . . . . . . . . . . . . . . . .              28,241         27,817         28,462
   Retained earnings . . . . . . . . . . . . . . . . . . . . . .             199,110        170,445        173,630
   Foreign currency translation adjustment . . . . . . . . . . .              (5,796)          (691)          (557)
                                                                             --------       --------       --------
   Total common stockholders' equity . . . . . . . . . . . . . .             233,667        209,562        213,567
                                                                             --------       --------       --------
     Total liabilities and common stockholders' equity . . . . .            $704,970       $531,930       $496,877
                                                                             --------       --------       --------
                                                                             --------       --------       --------



See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (DOLLARS IN THOUSANDS)




                                                                               Nine Months Ended
                                                                            -------------------------
                                                                              August 1,     August 2,
                                                                               1997          1996
                                                                            -----------    ----------
Cash flows from operating activities:
Net earnings. . .. . . . . . . . . . . . . . . . . . . . . . . .           $  29,817      $  31,783
  Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
  Extraordinary loss on early extinguishment of debt . . . . . .               1,663              -
  Provision for depreciation and amortization. . . . . . . . . .              16,675         13,228
  Gain on disposal of property, plant and equipment. . . . . . .                 (70)          (176)
  Deferred income taxes. . . . . . . . . . . . . . . . . . . . .               1,528              -
  Tax benefits related to employee stock option
    transactions . . . . . . . . . . . . . . . . . . . . . . . .               1,224          1,490
  Changes in operating assets and liabilities:
     Receivables, net. . . . . . . . . . . . . . . . . . . . . .             (43,488)       (66,956)
     Inventories . . . . . . . . . . . . . . . . . . . . . . . .                (747)         2,523
     Other current assets. . . . . . . . . . . . . . . . . . . .              (3,606)          (491)
     Accounts payable and accrued expenses . . . . . . . . . . .               7,601         (1,502)
                                                                            ---------      ---------
       Net cash provided by (used in) operating
        activities . . . . . . . . . . . . . . . . . . . . . . .              10,597        (20,101)
                                                                            ---------      ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment . . . . . . . . . .             (24,729)       (11,655)
  Proceeds from asset disposals. . . . . . . . . . . . . . . . .               1,160            439
  Change in other assets/liabilities . . . . . . . . . . . . . .              (7,877)        (2,740)
  Acquisition of James Hardie Irrigation, net of
     cash acquired . . . . . . . . . . . . . . . . . . . . . . .            (117,622)             -
                                                                            ---------      ---------
       Net cash used in investing activities . . . . . . . . . .            (149,068)       (13,956)
                                                                            ---------      ---------
Cash flows from financing activities:
  Increase in short-term borrowing . . . . . . . . . . . . . . .              53,975         42,025
  Proceeds from issuance of long-term debt . . . . . . . . . . .             175,000              -
  Repayments of long-term debt . . . . . . . . . . . . . . . . .             (50,350)       (15,280)
  Payment of debt issue costs and prepayment penalty . . . . . .              (5,625)             -
  Payments for termination of interest rate swaps. . . . . . . .             (23,650)             -
  Proceeds from forward-starting interest rate swap. . . . . . .                   -         15,363
  Proceeds from sale of common stock . . . . . . . . . . . . . .               6,587          3,673
  Purchases of common stock. . . . . . . . . . . . . . . . . . .              (7,952)       (13,071)
  Dividends on common stock. . . . . . . . . . . . . . . . . . .              (4,337)        (4,393)
                                                                            ---------      ---------
       Net cash provided by financing activities . . . . . . . .             143,648         28,317
                                                                            ---------      ---------
Foreign currency translation adjustment. . . . . . . . . . . . .              (5,239)          (811)
                                                                            ---------      ---------
Net decrease in cash and cash equivalents. . . . . . . . . . . .                 (62)        (6,551)
Cash and cash equivalents at beginning of period . . . . . . . .                  66          7,702
                                                                            ---------      ---------
Cash and cash equivalents at end of period . . . . . . . . . . .           $       4      $   1,151
                                                                            ---------      ---------
                                                                            ---------      ---------


See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                    AUGUST 1, 1997



BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by generally accepted accounting principles for complete financial statements. Unless the context indicates otherwise, the terms "company" and "Toro" refer to The Toro Company and its subsidiaries. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations. Since the company's business is seasonal, operating results for the nine months ended August 1, 1997 are not necessarily indicative of the results that may be expected for the year ended October 31, 1997.

    For further information, refer to the consolidated financial statements and notes included in the company's Annual Report on Form 10-K for the year ended October 31, 1996. The policies described in that report are used for preparing quarterly reports.

INVENTORIES

    The majority of inventories are valued at the lower of net realizable value or cost with cost determined by the last-in, first-out (LIFO) method. Had the first-in, first-out (FIFO) method of cost determination been used, inventories would have been $25,642,000 and $24,841,000 higher than reported at August 1, 1997, and August 2, 1996, respectively. Under the FIFO method, work-in-process inventories were $72,008,000 and $68,952,000 and finished goods inventories were $115,459,000 and $99,228,000 at August 1, 1997, and August 2, 1996, respectively.

LONG-TERM DEBT

    In June 1997, the company issued $175.0 million of debt securities consisting of $75.0 million of 7.125 % coupon 10-year Notes and $100.0
    million of 7.80 % 30-year Debentures.   The proceeds from the debt
    securities issued were used in part to repay short-term indebtedness, which was primarily related to the acquisition of the James Hardie Irrigation Group, and to redeem on August 1, 1997, the company's $50.0 million principal amount of 11 % Sinking Fund Debentures. The company paid a prepayment penalty of approximately $2.8 million for the early retirement of the Debentures. This penalty is reported in the condensed consolidated statement of earnings as an extraordinary loss, net of the related income tax benefit.

    In connection with the issuance of the $175.0 million in long-term debt securities, the company paid $23.7 million to terminate three forward-starting interest rate swap agreements with notational amounts totaling $125.0 million. These swap agreements had been entered into to reduce exposure to interest rate risk prior to the issuance of the new long-term debt securities. At the inception of one of the swap agreements, the company had received payments which were recorded as deferred income to be recognized as an adjustment to interest expense over the term of the new debt securities. At the date the swaps were terminated, this deferred income totaled $18.7 million. The excess of the termination fees over the deferred income recorded has been deferred and is being recognized as an adjustment to interest expense over the term of the new debt securities issued.

DERIVATIVE FINANCIAL INSTRUMENTS

    A portion of the company's sales and purchases are denominated in foreign currencies. The company enters into forward exchange and range forward option contracts to reduce exposure to foreign currency exchange risk. These contracts are designated to hedge firm anticipated foreign currency transactions. Gains and losses on foreign currency contracts are deferred and recognized upon settlement of the underlying hedged transaction.

    As discussed under the "Long-term Debt" caption in these notes to the condensed consolidated financial statements, the company entered into interest rate exchange or swap agreements to hedge interest rate exposure on the anticipated issuance of new long-term debt securities. The net loss on these swap agreements has been deferred and is being amortized as an adjustment to interest expense over the term of the debt securities. In June 1997, the company terminated all of its outstanding interest rate exchange agreements upon the issuance of the new long-term debt securities.

BUSINESS ACQUISITIONS

    Effective December 1, 1996, The Toro Company acquired the James Hardie Irrigation Group ("Hardie") from James Hardie Industries Limited under an agreement dated September 18, 1996. The initial purchase price pursuant to the agreement was estimated to be $131,500,000. The purchase price was subsequently adjusted to $119,125,000 based on estimated, unaudited aggregate shareholders' equity of Hardie on December 1, 1996, subject to further adjustment based on final audit results.

    Based on the financial statements of Hardie as of the acquisition date, shareholders' equity at the acquisition date was approximately $10,545,000 less than the estimated equity used as the closing date purchase price, and this $10,545,000 is to be returned from James Hardie Industries Limited to Toro. In addition, under the procedures established in the purchase agreement, Toro has delivered a letter of objections to James Hardie Industries Limited related to the valuation of assets, accounting methods applied, estimates used and other items. The resolution of these objections may result in an additional reduction of the purchase price.

    The acquisition is accounted for using the purchase accounting method and, accordingly, the adjusted purchase price of $108,580,000 has initially been allocated based on the estimated fair values of assets acquired and liabilities assumed on the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. Any additional reductions in the purchase price as a result of resolution of the objections discussed in the preceding paragraph will result in a reduction of goodwill and/or other net assets. The related effect of these adjustments on the Consolidated Statement of Earnings of The Toro Company is not expected to be material.

    The following unaudited pro forma information presents a summary of consolidated results of operations of the company and Hardie as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with the related income tax effects.


                                                                          Three Months Ended          Nine Months Ended
                                                                          ------------------          -----------------
                                                                       Aug 1,           Aug 2,       Aug 1,         Aug 2,
(Dollars in thousands, except per share data)                           1997             1996         1997           1996
                                                                  ---------------------------------------------------------
 Net sales                                                        $   249,274       $  267,774  $   824,600      $  842,793

 Net earnings before extraordinary loss                                 9,949            5,634       29,783          28,283
 Extraordinary loss, net of income tax benefit                         (1,663)             -         (1,663)            -
                                                                  -----------       ----------  -----------      ----------
 Net earnings                                                     $     8,286       $    5,634  $    28,120      $   28,283
                                                                  -----------       ----------  -----------      ----------
                                                                  -----------       ----------  -----------      ----------
 Primary earnings per share before extraordinary loss             $      0.80       $     0.45  $      2.39      $     2.24
 Extraordinary loss, net of income tax benefit                          (0.13)             -          (0.13)            -
                                                                  -----------       ----------  -----------      ----------
 Primary earnings per share                                       $      0.67       $     0.45  $      2.26      $     2.24
                                                                  -----------       ----------  -----------      ----------
                                                                  -----------       ----------  -----------      ----------


    On June 4, 1997, the company announced that it had signed a letter of intent to acquire Exmark Manufacturing Company, Inc., a leading manufacturer of equipment for the professional landscape contractor industry. Exmark is headquartered in Beatrice, Nebraska, and produces mid-sized walk-behind mowers and zero-turning-radius riding mowers for professional contractors. Exmark employs approximately 190 people in a 164,000 square foot facility and had sales of $38.4 million for the fiscal year ended August 31, 1996. Consummation of the acquisition is subject to preparation and execution of a definitive agreement, approval by Exmark's shareholders and regulatory approvals. Management believes that the consideration to be paid by the company will not have a material impact on the financial condition of the company.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which establishes new standards for computing and presenting earnings per share information. The company will be required to adopt the new standard beginning in the first quarter of fiscal 1998; earlier application is not permitted. Prior period information is required to be restated to conform with the requirements of the new standard. Pro forma earnings per share for the three and nine month periods ended August 1, 1997 and August 2, 1996 as computed under SFAS No. 128 are as follows:





                                                                      Pro forma EPS                Pro forma EPS
                                                                    Three months ended           Nine months ended
                                                                 -----------------------------------------------------
                                                                 August 1,     August 2,       August 1,     August 2,
                                                                   1997          1996            1997          1996
                                                                 -----------------------------------------------------
 Basic earnings per share, before extraordinary loss              $ 0.83          $ 0.53        $ 2.61         $ 2.61
 Extraordinary loss, net of income tax benefit                     (0.14)             -          (0.14)            -
                                                                  ------          ------        ------         ------
 Basic earnings per share                                         $ 0.69          $ 0.53        $ 2.47         $ 2.61
                                                                  ------          ------        ------         ------
                                                                  ------          ------        ------         ------

 Diluted earnings per share, before extraordinary loss            $ 0.80          $ 0.52        $ 2.53         $ 2.52
 Extraordinary loss, net of income tax benefit                     (0.13)             -          (0.13)            -
                                                                  ------          ------        ------         ------
 Diluted earnings per share                                       $ 0.67          $ 0.52        $ 2.40         $ 2.52
                                                                  ------          ------        ------         ------
                                                                  ------          ------        ------         ------


    Also in February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," (SFAS 129) which consolidates existing requirements regarding capital structure. SFAS 129 will be required to be adopted in the first quarter of fiscal 1998, and is not expected to have a material impact on the company's current capital structure disclosures.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, " Reporting Comprehensive Income," (SFAS 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131).

    SFAS 130 establishes standards for reporting and displaying the components of comprehensive income and the accumulated balance of other comprehensive income within total stockholders' equity. The company is required to adopt SFAS 130 beginning in the second quarter of fiscal 1998, with reclassification of prior period information for comparative purposes required. The adoption of SFAS 130 will require additional disclosures, but is not expected to have a material impact on the company's consolidated financial statements.

    SFAS 131 requires disclosure of selected information about operating segments including segment income, revenues and asset data, as well as descriptive information about how operating segments are determined and the
    products and services provided by the segments.   Generally, financial
    information will be required to be reported on the same basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The company will be required to adopt SFAS 131 beginning with its 1999 fiscal year end annual report. The adoption of SFAS 131 will require additional disclosures but is not expected to have a material impact on the company's consolidated financial statements.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS


FORWARD-LOOKING INFORMATION

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, forward-looking statements may be made orally in the future by or on behalf of the company.

Forward-looking statements involve risks and uncertainties, including, but not limited to, changes in business conditions and the economy in general in both foreign and domestic markets; weather conditions affecting demand; seasonal factors affecting the company's industry; lack of growth in the company's markets; litigation; financial market changes including interest rates and foreign exchange rates; trend factors including housing starts, new golf course starts and market demographics; government actions including budget levels, regulation, and legislation, primarily legislation relating to the environment, commerce and infrastructure, and health and safety; labor relations; availability of materials; actions of competitors; ability to integrate acquisitions; and the company's ability to profitably develop, manufacture and sell both new and existing products. Actual results could differ materially from those projected in the forward-looking statements as a result of these risk factors, and should not be relied upon as a prediction of actual future results. Further, Toro undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

Third quarter net earnings before the effect of an extraordinary loss rose 53.9% to $9.9 million from the net earnings of $6.5 million for the same period in the previous year. Earnings per share before the effect of an extraordinary loss for the third quarter improved 53.8% to $0.80 from $0.52 in the previous period. An extraordinary loss on the prepayment of $50.0 million of 11% Debentures was recognized in the third quarter of fiscal 1997, reducing net earnings for the third quarter to $8.3 million or $0.67 per share. The prepayment was part of an overall debt restructuring (See "Liquidity and Capital Resources"). Net sales increased from $232.6 million in the third quarter of 1996 to $249.3 million in the third quarter of 1997, as a result of factors discussed in the following paragraphs.

For the nine months ended August 1, 1997 net sales increased from the same period in 1996 by $77.7 million or 10.6%. Net earnings before the extraordinary loss for the nine months ended August 1, 1997 were $31.5 million as compared to $31.8 million for the same period last year.

In both fiscal 1996 and 1997 the spring mowing season was late and wet in many key markets. In fiscal 1997 these unpredictable weather patterns heightened a conservative buying attitude among dealers and distributors. The company continues to focus on more efficient asset management, the integration of the Hardie acquisition, and other new strategic alliances and acquisitions to promote further diversification and growth.

The following table sets forth net sales by product line.

                                                  Three Months Ended
                                       -------------------------------------
(Dollars in thousands)                 August 1,  August 2,
                                          1997     1996    $ CHANGE  % CHANGE
                                       --------- ---------- -------- --------
Consumer products. . . . . . . . . . $ 81,888  $102,290    $(20,402)   (19.9)%
Commercial products. . . . . . . . .   89,832    84,828       5,004      5.9
Irrigation products. . . . . . . . .   77,554    45,447      32,107     70.6
                                      --------  --------    --------
    Total *. . . . . . . . . . . . . $249,274  $232,565    $ 16,709      7.2%
                                      --------  --------    --------
                                      --------  --------    --------

* Includes international sales of: . $ 48,972  $ 43,238    $  5,734     13.3%

                                                  Nine Months Ended
                                       -------------------------------------
(Dollars in thousands)                 August 1,  August 2,
                                          1997      1996    $ Change  % Change
                                       --------- ---------- --------  --------
Consumer products. . . . . . . . . . $303,443  $342,722    $(39,279)   (11.5)%
Commercial products. . . . . . . . .  289,819   271,684      18,135      6.7
Irrigation products. . . . . . . . .  217,172   118,306      98,866     83.6
                                      --------  --------    --------
      Total *. . . . . . . . . . . . $810,434  $732,712    $ 77,722     10.6%

                                      --------  --------   --------
                                      --------  --------   --------

* Includes international sales of:   $184,952  $146,996    $ 37,956     25.8%

CONSUMER PRODUCT SALES

Worldwide net sales of consumer products for the three and nine months ended August 1, 1997 declined by $20.4 million and $39.3 million, respectively, compared to the same periods in the previous year. Early season snowthrower sales in the third quarter of fiscal 1996 were unusually high as dealers replenished abnormally low inventory levels. This, combined with lower than expected sales of mowing products due to poor weather conditions and conservative buying patterns among dealers caused a decline in consumer product sales for the three and nine month periods as compared to the previous year.

International consumer product net sales for the three months ended August 1, 1997 increased from $11.5 million to $12.6 million and from $45.8 million to $49.4 million for the nine months ended August 1, 1997 as new products were introduced in both Europe and Canada.

COMMERCIAL PRODUCT SALES

Worldwide commercial product net sales for the three months ended August 1, 1997 were $89.8 million compared to $84.8 million in the same period in the prior year. Net sales for the nine months ended August 1, 1997 increased by 6.7% to $289.8 million compared to $271.7 million in the same period in the prior year. Despite strong competition, sales of equipment to golf courses did well, reflecting the continued growth of the golf market. Several new product introductions in the second quarter also reinforced sales.

International commercial product net sales decreased to $17.6 million for the three months ended August 1, 1997 from $23.9 million in the prior year due to continued inclement weather in Europe. Net sales were flat at $79.8 million for the nine months ended August 1, 1997. Sales weakened due to generally weak economic conditions in Europe.

IRRIGATION PRODUCT SALES

Worldwide irrigation product net sales rose 70.6% from $45.4 million in the same three month period last year to $77.6 million in the current year. Net sales for the nine months ended August 1, 1997 were $217.2 million compared to $118.3 million in the same period in the prior year. This increase is almost entirely attributable to the acquisition of Hardie.

International irrigation product net sales, excluding Hardie sales, increased by 8.4% for the third quarter and 4.1% for the first nine months of fiscal 1997, as compared to the corresponding period in the prior year.

GROSS PROFIT

Gross profit was $92.4 million and $292.7 million for the three and nine months ended August 1, 1997, respectively, an increase of $6.5 million and $26.7 million from the three and nine months ended August 2, 1996, respectively. As a percent of sales, gross profit for the three month period ended August 1, 1997 was 37.1% compared with 36.9% for the same period in 1996 and 36.1% for the nine months ended August 1, 1997 versus 36.3% for the same period in 1996. The lower gross margin for the nine month period was primarily due to the effect of lower margins contributed by Hardie product sales. For the three month period, the impact of lower Hardie gross margins was offset by production efficiencies.


                     Selling, General and Administrative Expense
                                (Dollars in millions)




                         3 Months                 3 Months                9 Months                         9 Months
                            Ended                    Ended                   Ended                            Ended
------------------------------------------------------------------------------------------------------------------------------
                          Aug 1,    % of Net        Aug 2,    % of Net      Aug 1,      % of Net             Aug 2,   % of Net
         S G & A           1997        Sales          1996       Sales        1997         Sales              1996       Sales
------------------------------------------------------------------------------------------------------------------------------
 Administrative          $ 23.8        9.5%         $ 25.6       11.0%      $ 74.4            9.2%            $69.7        9.5%
 Sales and Marketing       22.4        9.0            22.8        9.8         78.7            9.7              67.5        9.2
 Warranty                   9.0        3.6             7.3        3.1         23.6            2.9              24.7        3.4
 Distributor/Dealer
  Financing                 2.8        1.1             2.7        1.2          8.2            1.0               7.9        1.1
 Research and
  Development               8.8        3.5             8.3        3.6         25.7            3.2              22.9        3.1
 Warehousing                4.7        1.9             3.9        1.7         13.7            1.7              11.6        1.6
 Service/Quality
  Assurance                 2.1        0.9             2.3        0.9          7.0            0.8               6.0        0.8
                            ---        ---             ---        ---          ---            ---               ---        ---
      Total              $ 73.6       29.5%         $ 72.9       31.3%      $231.3           28.5%          $ 210.3       28.7%



Selling, general and administrative expense (SG&A) for the three months ended August 1, 1997 increased $0.7 million from the prior year, and as a percent of sales decreased to 29.5% from 31.3% for the same period in fiscal 1996. Hardie added $8.3 million in SG&A expense during the third quarter of fiscal 1997.
SG&A expense for the nine months ended August 1, 1997 increased $21.0 million from the prior year, including Hardie's SG&A expense of $24.3 million, and as a percent of sales decreased to 28.5% from 28.7% for the same period in fiscal 1996. Administrative expenses, net of Hardie, decreased $4.8 million for the quarter and $3.0 million for the nine months ended August 1, 1997 due mainly to cost containment efforts. Sales and marketing expenses, net of Hardie, decreased by $3.4 million for the quarter due to both reduced sales and reductions in spending for marketing programs and increased $1.7 million for the nine months ended August 1, 1997 due primarily to increased promotional costs of new products for the landscape contractor group. Warranty expense, net of Hardie, increased $1.4 million for the quarter due to an adjustment to the warranty accrual rate based upon higher than anticipated claims and decreased $2.3 million for the nine months ended August 1, 1997 due primarily to reduced consumer product sales. Research and development, net of Hardie, was flat for both the three month and the nine month periods ended August 1, 1997. Service/quality assurance, net of Hardie, declined due to lower sales volume in this three month period in fiscal 1997 versus the same period in fiscal 1996. Warehousing expenses, net of Hardie, were flat for the three month period and down slightly for the nine month period. Distributor/dealer financing was flat as compared to the same period in fiscal 1996.

FINANCIAL POSITION AS OF AUGUST 1, 1997

    August 1, 1997 COMPARED TO OCTOBER 31, 1996

Total assets at August 1, 1997 were $705.0 million, up $208.1 million from October 31, 1996. Hardie accounted for approximately $149.1 million of this increase. Net accounts receivable, net of Hardie, increased by $22.4 million from October 31, 1996. Historically, the highest sales volumes and receivables occur starting in March and ending in May. The accounts receivable balance declines over the following months as payments under the company's extended payment plans become due. Inventory, net of Hardie, increased by $6.1 million primarily as a result of the normal buildup of consumer snow products manufactured in the third quarter of the year. Net property, plant and equipment increased from $73.8 million to $116.6 million due to the addition of Hardie net property, plant and equipment of $29.5 million, the expansion of the corporate headquarters and various tooling projects. Other assets, net of the effect of the Hardie acquisition, increased due to the acquisition of marketing rights to a central irrigation system for the large turf irrigation market, and capitalized costs related to the issuance of public debt securities(See "Liquidity and Capital Resources").

Total current liabilities of $288.3 million at August 1, 1997 increased $80.4 million compared with current liabilities at October 31, 1996. The majority of this increase was the result of additional short-term borrowings of $54.0 million reflecting the company's strategy of utilizing short-term borrowing to fund the company's seasonal working capital needs. Long-term debt increased from October 31, 1996 to August 1, 1997 as a result of the issuance of $175.0 million of debt securities which were used to redeem $50.0 million of 11% Debentures and as long-term funding for the purchase of Hardie. Other accrued liabilities increased primarily as a result of expenses related to the acquisition of Hardie. Other long-term liabilities decreased by approximately $17.0 million due primarily to the termination of a forward-starting interest rate contract initiated as a hedge against interest rate fluctuations prior to the issuance of $175.0 million in public debt securities during the third quarter of fiscal 1997.

    AUGUST 1, 1997 COMPARED TO AUGUST 2, 1996

Total assets at August 1, 1997 were $705.0 million, up $173.0 million from August 2, 1996. Of this increase, Hardie accounted for $149.1 million. Cash, net of Hardie, decreased from the prior period as the result of improved asset management policies. Accounts receivable, net, increased by $42.5 million, with $46.2 million in net receivables attributable to Hardie. Inventory balances, net of Hardie inventories of approximately $25.5 million, declined by $7.0 million due to asset management strategies which match production more closely with retail demand and result in lower overall inventory levels. Both accounts receivable and inventory were also impacted by reduced sales in this current quarter as compared to the prior quarter, net of Hardie. Net property, plant and equipment, increased by approximately $47.8 million, with $29.5 million of this increase related to Hardie and the remaining increase related to the corporate headquarters expansion and tooling projects. Other assets increased by $60.5 million with Hardie accounting for $45.9 million. The remainder of the increase was the result of the purchase of patents, the purchase of property for possible future corporate expansion, and those additions in the current fiscal year identified above.

Total current liabilities of $288.3 million at August 1, 1997 increased $41.5 million compared with current liabilities at August 2, 1996. Short-term borrowing increased by $11.4 million over the prior year due primarily to the financing of working capital needs of Hardie and payables and accruals of Hardie. Other accrued liabilities increased by $9.8 million, primarily as a result of expenses related to the Hardie acquisition and Hardie accrued liabilities acquired. Long-term debt and other long-term liabilities increased over the prior period as identified above.

LIQUIDITY AND CAPITAL RESOURCES

The primary use of cash during the first nine months of fiscal 1997 was $117.6 million used for the acquisition of Hardie. The purchase price was initially funded with temporary bank debt. The company issued $175.0 million of long-term debt securities in June 1997 and used a portion of the net proceeds received from the sale of the securities to repay short-term indebtedness to banks. The balance of the net proceeds was used to redeem the company's $50.0 million principal amount of outstanding 11% Sinking Fund Debentures. In connection with the issuance of the $175.0 million in long-term debt securities, the company paid $23.7 million to terminate three forward-starting interest rate swap agreements with notational amounts totaling $125.0 million. These swap agreements had been entered into to reduce interest rate risk prior to the issuance of the new long-term debt securities. At the inception of one of the swap agreements, the company had received payments which were recorded as deferred income to be recognized as an adjustment to interest expense over the term of the new debt securities. At the date the swaps were terminated, this deferred income totaled $18.7 million. The excess of the termination fees over the deferred income recorded has been deferred and is being recognized as an adjustment to interest expense over the term of the new debt securities issued.

Cash used in operating activities for the first nine months of fiscal 1997 was primarily for the seasonal increase in accounts receivable. The company's working capital needs are funded with $190.0 million of unsecured bank credit lines. The company also has banker's acceptance financing agreements under which an additional $40.0 million is available. The company's business is seasonal, with peak borrowing under these working capital lines generally occurring between February and May each year.

Management believes that the combination of funds available through its existing financing arrangements, coupled with forecasted cash flows, will provide the capital resources for its anticipated needs.


INFLATION

The company is subject to the effects of changing prices. The company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products.

                             PART II.  OTHER INFORMATION



Item 6  Exhibits and Reports on Form 8-K

    (a)  Exhibit 11  Computation of Earnings per Common Share

    (b)  Exhibit 27  Financial Data Schedule

         Summarized financial data; electronic filing only.

    (c)  Reports on Form 8-K

         On February 18, 1997, the company filed Amendment No. 1 to its Current Report on Form 8-K dated December 16, 1996 on Form 8-K/A providing financial information for the business acquired and pro forma financial information related to the acquisition of the James Hardie Irrigation Group.

         On June 6, 1997, the company filed Amendment No. 2 to its Current Report on Form 8-K dated December 16, 1996 on Form 8-K/A providing financial information for the business acquired and pro forma financial information related to the acquisition of the James Hardie Irrigation Group which supersedes the information provided in Amendment No. 1 referenced in the previous paragraph.

         On June 27, 1997, the company filed its Current Report on Form 8-K dated June 24, 1997 reporting the closing of its public offering of $175.0 million of Notes and Debentures.



                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   THE TORO COMPANY
                                     (Registrant)

                        By /s/ Stephen P. Wolfe
                           ---------------------------
                          Stephen P. Wolfe
                          Vice President, Finance
                          Chief Financial Officer
                          (principal financial officer)






Date:  September 10, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    For the Quarterly Period Ended May 2, 1997 Commission File Number 1-8649
                                  -----------                         ------



                                THE TORO COMPANY
             (Exact name of registrant as specified in its charter)


       DELAWARE                                        41-0580470
(State of Incorporation)                 (I.R.S. Employer Identification Number)


                            8111 LYNDALE AVENUE SOUTH
                          BLOOMINGTON, MINNESOTA  55420
                        TELEPHONE NUMBER: (612) 888-8801


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


               Yes  X                             No
                   ---                               ---


The number of shares of Common Stock outstanding as of May 30, 1997 was 12,076,474.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                THE TORO COMPANY
                               INDEX TO FORM 10-Q


                                                                     Page Number
                                                                     -----------

PART I.   FINANCIAL INFORMATION:

          Condensed Consolidated Statements of Earnings and
          Retained Earnings -
             Three and Six Months Ended
             May 2, 1997 and May 3, 1996 . . . . . . . . . . . . . . . . .3

          Condensed Consolidated Balance Sheets -
             May 2, 1997, May 3, 1996 and October 31, 1996 . . . . . . . .4

          Condensed Consolidated Statements of Cash Flows -
             Six Months Ended May 2, 1997 and May 3, 1996. . . . . . . . .5

          Notes to Condensed Consolidated Financial Statements . . . . .6-7

          Management's Discussion and Analysis of Financial
          Condition and Results of Operations. . . . . . . . . . . . . 8-12


PART II.  OTHER INFORMATION:

          Item 4  Results of Votes of Security Holders . . . . . . . . . 13

          Item 6  Exhibits and Reports on Form 8-K . . . . . . . . . . . 13

          Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . 14

          Exhibit 11  Computation of Earnings Per Common Share . . . . . 15

                          PART I. FINANCIAL INFORMATION

                        THE TORO COMPANY AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                    Three Months Ended             Six Months Ended
                                                                 -------------------------     -------------------------
                                                                   May 2,         May 3,         May 2,         May 3,
                                                                    1997           1996           1997           1996
                                                                 ----------     ----------     ----------     ----------
Net sales. . . . . . . . . . . . . . . . . . . . . . . . . .     $  352,203     $  288,646     $  561,160     $  500,147
Cost of sales. . . . . . . . . . . . . . . . . . . . . . . .        227,086        184,836        360,816        320,008
                                                                 ----------     ----------     ----------     ----------
     Gross profit. . . . . . . . . . . . . . . . . . . . . .        125,117        103,810        200,344        180,139
Selling, general and administrative
     expense . . . . . . . . . . . . . . . . . . . . . . . .         89,160         73,540        157,629        137,364
                                                                 ----------     ----------     ----------     ----------
     Earnings from operations. . . . . . . . . . . . . . . .         35,957         30,270         42,715         42,775
Interest expense . . . . . . . . . . . . . . . . . . . . . .          6,085          4,134          9,932          7,103
Other income, net. . . . . . . . . . . . . . . . . . . . . .         (1,600)        (1,640)        (2,806)        (6,153)
                                                                 ----------     ----------     ----------     ----------
     Earnings before income taxes. . . . . . . . . . . . . .         31,472         27,776         35,589         41,825
Provision for income taxes . . . . . . . . . . . . . . . . .         12,432         10,956         14,058         16,507
                                                                 ----------     ----------     ----------     ----------
     Net earnings. . . . . . . . . . . . . . . . . . . . . .     $   19,040     $   16,820     $   21,531     $   25,318
                                                                 ----------     ----------     ----------     ----------
                                                                 ----------     ----------     ----------     ----------
Retained earnings at beginning of period . . . . . . . . . .        174,671        149,924        173,630        142,891
Dividends on common stock of $0.12, $0.12,
     $0.24 and $0.24 per share, respectively . . . . . . . .         (1,435)        (1,470)        (2,885)        (2,935)
                                                                 ----------     ----------     ----------     ----------
Retained earnings at end of period . . . . . . . . . . . . .     $  192,276     $  165,274     $  192,276     $  165,274
                                                                 ----------     ----------     ----------     ----------
                                                                 ----------     ----------     ----------     ----------
Net earnings per share of common stock and
     common stock equivalent . . . . . . . . . . . . . . . .     $     1.53     $     1.33     $     1.73     $     2.00
                                                                 ----------     ----------     ----------     ----------
                                                                 ----------     ----------     ----------     ----------
Net earnings per share of common stock and
     common stock equivalent -
     assuming full dilution. . . . . . . . . . . . . . . . .     $     1.52     $     1.33     $     1.72     $     2.00
                                                                 ----------     ----------     ----------     ----------
                                                                 ----------     ----------     ----------     ----------


See accompanying notes to condensed consolidated financial statements.

                        THE TORO COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                   May 2,         May 3,       October 31,
                                                                    1997           1996           1996
                                                                 ----------     ----------     -----------
ASSETS
Cash and cash equivalents. . . . . . . . . . . . . . . . . .     $    5,593     $    4,238     $       66
Receivables, net . . . . . . . . . . . . . . . . . . . . . .        412,725        343,344        239,637
Inventories. . . . . . . . . . . . . . . . . . . . . . . . .        159,014        158,841        130,288
Other current assets . . . . . . . . . . . . . . . . . . . .         34,429         32,270         35,010
                                                                 ----------     ----------     -----------
     Total current assets. . . . . . . . . . . . . . . . . .        611,761        538,693        405,001
                                                                 ----------     ----------     -----------
Property, plant and equipment. . . . . . . . . . . . . . . .        319,010        216,806        229,080
     Less accumulated depreciation and amortization. . . . .        203,859        148,100        155,270
                                                                 ----------     ----------     -----------
                                                                    115,151         68,706         73,810
Other assets . . . . . . . . . . . . . . . . . . . . . . . .         73,102         17,676         18,066
                                                                 ----------     ----------     -----------
     Total assets. . . . . . . . . . . . . . . . . . . . . .     $  800,014     $  625,075     $  496,877
                                                                 ----------     ----------     -----------
                                                                 ----------     ----------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt. . . . . . . . . . . . . .     $      350     $   10,353     $      350
Short-term borrowing . . . . . . . . . . . . . . . . . . . .        278,000        148,585         41,025
Accounts payable . . . . . . . . . . . . . . . . . . . . . .         57,064         39,565         43,524
Other accrued liabilities. . . . . . . . . . . . . . . . . .        160,252        142,853        122,958
                                                                 ----------     ----------     -----------
     Total current liabilities . . . . . . . . . . . . . . .        495,666        341,356        207,857
                                                                 ----------     ----------     -----------
Long-term debt, less current portion . . . . . . . . . . . .         53,015         53,339         53,015
Other long-term liabilities. . . . . . . . . . . . . . . . .         23,591         20,201         22,438

Common stockholders' equity:
  Common stock par value $1.00,
     authorized 35,000,000 shares; issued and
     outstanding 11,979,539 shares at May 2,
     1997 (net of 930,465 treasury shares),
     12,099,223 shares at May 3, 1996
     (net of 743,102 treasury shares), and
     12,032,143 shares at October 31, 1996 (net
     of 877,861 treasury shares) . . . . . . . . . . . . . .         11,980         12,099         12,032
Additional paid-in capital . . . . . . . . . . . . . . . . .         26,309         33,359         28,462
Retained earnings. . . . . . . . . . . . . . . . . . . . . .        192,276        165,274        173,630
Foreign currency translation adjustment. . . . . . . . . . .         (2,823)          (553)          (557)
                                                                 ----------     ----------     -----------
Total common stockholders' equity. . . . . . . . . . . . . .        227,742        210,179        213,567
                                                                 ----------     ----------     -----------
     Total liabilities and common stockholders' equity . . .     $  800,014     $  625,075     $  496,877
                                                                 ----------     ----------     -----------
                                                                 ----------     ----------     -----------

See accompanying notes to condensed consolidated financial statements.

                        THE TORO COMPANY AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                      Six Months Ended
                                                                   May 2,         May 3,
                                                                    1997           1996
                                                                 ----------     ----------
Cash flows from operating activities:
Net earnings. . .. . . . . . . . . . . . . . . . . . . . . .      $  21,531      $  25,318
   Adjustments to reconcile net earnings to net cash
      used in operating activities:
   Provision for depreciation and amortization . . . . . . .         10,521          8,831
   Gain on disposal of property, plant and equipment . . . .            (65)          (115)
   Deferred income taxes . . . . . . . . . . . . . . . . . .          1,529              -
   Tax benefits related to employee stock
      option transactions. . . . . . . . . . . . . . . . . .          1,766          1,490
   Changes in operating assets and liabilities:
      Receivables, net . . . . . . . . . . . . . . . . . . .       (147,979)      (144,528)
      Inventories. . . . . . . . . . . . . . . . . . . . . .          2,063        (12,979)
      Other current assets . . . . . . . . . . . . . . . . .          1,250          1,609
      Accounts payable and accrued expenses. . . . . . . . .         26,634         14,597
      Accrued income taxes . . . . . . . . . . . . . . . . .          4,308          3,557
                                                                 ----------     ----------
         Net cash used in operating activities . . . . . . .        (78,442)      (102,220)
                                                                 ----------     ----------
Cash flows from investing activities:
   Purchases of property, plant and equipment. . . . . . . .        (17,551)        (7,236)
   Proceeds from asset disposals . . . . . . . . . . . . . .            227            184
   Increase in other assets. . . . . . . . . . . . . . . . .         (9,685)        (1,652)
   Acquisition of James Hardie Irrigation,
      net of cash acquired . . . . . . . . . . . . . . . . .       (117,622)             -
                                                                 ----------     ----------
         Net cash used in investing activities . . . . . . .       (144,631)        (8,704)
                                                                 ----------     ----------
Cash flows from financing activities:
   Increase in short-term borrowing. . . . . . . . . . . . .        236,975        107,010
   Repayments of long-term debt. . . . . . . . . . . . . . .           (243)        (5,007)
   Change in other long-term liabilities . . . . . . . . . .            990         12,978
   Proceeds from sale of common stock. . . . . . . . . . . .          3,981          3,238
   Purchases of common stock . . . . . . . . . . . . . . . .         (7,952)        (7,150)
   Dividends on common stock . . . . . . . . . . . . . . . .         (2,885)        (2,935)
                                                                 ----------     ----------
         Net cash provided by financing activities . . . . .        230,866        108,134
                                                                 ----------     ----------
Foreign currency translation adjustment. . . . . . . . . . .         (2,266)          (674)
                                                                 ----------     ----------
Net increase (decrease) in cash and cash equivalents . . . .          5,527         (3,464)
Cash and cash equivalents at beginning of period . . . . . .             66          7,702
                                                                 ----------     ----------
Cash and cash equivalents at end of period . . . . . . . . .      $   5,593      $   4,238
                                                                 ----------     ----------
                                                                 ----------     ----------

See accompanying notes to condensed consolidated financial statements.

                        THE TORO COMPANY AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   MAY 2, 1997


BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by generally accepted accounting principles for complete financial statements. Unless the context indicates otherwise, the terms "company" and "Toro" refer to The Toro Company and its subsidiaries. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations. Since the company's business is seasonal operating results for the six months ended May 2, 1997 are not necessarily indicative of the results that may be expected for the year ended October 31, 1997.

     For further information, refer to the consolidated financial statements and notes included in the company's Annual Report on Form 10-K for the year ended October 31, 1996. The policies described in that report are used for preparing quarterly reports.

INVENTORIES

     The majority of inventories are valued at the lower of cost or net realizable value with cost determined by the last-in, first-out (LIFO) method. Had the first-in, first-out (FIFO) method of cost determination been used, inventories would have been $25,642,000 and $24,841,000 higher than reported at May 2, 1997, and May 3, 1996, respectively. Under the FIFO method, work-in-process inventories were $79,736,000 and $78,977,000 and finished goods inventories were $104,920,000 and $104,705,000 at May 2, 1997, and May 3, 1996,
     respectively.

BUSINESS ACQUISITIONS

     Effective December 1, 1996, The Toro Company acquired the James Hardie Irrigation Group ("Hardie") from James Hardie Industries Limited under an agreement dated September 18, 1996. The initial purchase price pursuant to the agreement was estimated to be $131,500,000. The purchase price was subsequently adjusted to $119,125,000 based on estimated, unaudited aggregate shareholders' equity of Hardie on December 1, 1996, subject to further adjustment based on final audit results.

     Based on the financial statements of Hardie as of the acquisition date, shareholders' equity at the acquisition date was approximately $10,545,000 less than the estimated equity used as the closing date purchase price, and this $10,545,000 is to be returned from James Hardie Industries Limited to Toro. In addition, under the procedures established in the purchase agreement, Toro has delivered a letter of objections to James Hardie Industries Limited related to the valuation of assets, accounting methods applied, estimates used and other items. The resolution of these objections may result in an additional reduction of the purchase price.

     The acquisition is accounted for using the purchase accounting method and, accordingly, the adjusted purchase price of $108,580,000 has initially been allocated based on the estimated fair values of assets acquired and liabilities assumed on the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. Any additional reductions in the purchase price as a result of resolution of the objections discussed in the preceding paragraph will result in a reduction of goodwill and/or other net assets. The related effect of these adjustments on the Consolidated Statement of Earnings of The Toro Company is not expected to be material.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the company and Hardie as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with the related income tax effects.

                                                                Three Months Ended             Six Months Ended
                                                              May 2,         May 3,         May 2,         May 3,
(Dollars in thousands, except per share data)                  1997           1996           1997           1996
                                                            -------------------------------------------------------
Net sales                                                   $  352,203     $  332,509     $  575,326     $  576,231
Net earnings                                                    19,040         16,914         19,834         22,649
Earnings per share                                                1.53           1.34           1.59           1.79


SUBSEQUENT EVENT

On June 4, 1997, the company announced that it had signed a non-binding letter of intent to acquire Exmark Manufacturing Company, Inc., a leading manufacturer of equipment for the professional landscape contractor industry. Exmark is headquartered in Beatrice, Nebraska, and produces mid-sized walk-behind mowers and zero-turning-radius riding mowers for professional contractors. Exmark employs approximately 190 people in a 164,000 square foot facility and had sales of $38.4 million for the fiscal year ended August 31, 1996. Consummation of the acquisition is subject to preparation and execution of a definitive agreement, approval by Exmark's shareholders and regulatory approvals. Management believes that the consideration to be paid by the company will not be material to the company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FORWARD-LOOKING INFORMATION

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, forward-looking statements may be made orally in the future by or on behalf of the company.

Forward-looking statements involve risks and uncertainties, including, but not limited to, changes in business conditions and the economy in general in both foreign and domestic markets; weather conditions affecting demand; seasonal factors affecting the company's industry; lack of growth in the company's markets; litigation; financial market changes including interest rates and foreign exchange rates; trend factors including housing starts, new golf course starts and market demographics; government actions including budget levels, regulation, and legislation, primarily legislation relating to the environment, commerce and infrastructure, and health and safety; labor relations; availability of materials; actions of competitors; ability to integrate acquisitions; and the company's ability to profitably develop, manufacture and sell both new and existing products. Actual results could differ materially from those projected in the forward-looking statements as a result of these risk factors, and should not be relied upon as a prediction of actual future results. Further, Toro undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

Second quarter net earnings rose 13.1% to $19.0 million from the net earnings of $16.8 million for the same period in the previous year. Earnings per share for the second quarter improved 15.0% to $1.53 from $1.33 in the previous period. Revenues increased from $288.6 million in the second quarter of 1996 to $352.2 million in the second quarter of 1997, as a result of factors discussed in the following paragraphs. The increase in sales was due in part to the acquisition of Hardie.

For the six months ended May 2, 1997 net sales increased from the same period in 1996 by $61.0 million or 12.2%. Net earnings for the six months ended May 2, 1997 were $21.5 million as compared to $25.3 million for the same period last year.

In both fiscal 1996 and 1997 the spring mowing season was cold and late in many key markets. In fiscal 1997 these unpredictable weather patterns heightened a conservative buying attitude among dealers and distributors. The company continues to focus on more efficient asset management, and integration of the Hardie acquisition.

The following table sets forth net sales by product line.

                                                                   Three Months Ended
                                                  ------------------------------------------------------
(Dollars in thousands)                              May 2,         May 3,
                                                     1997           1996         $  Change      % Change
                                                  ----------     ----------      ---------      --------
Consumer products. . . . . . . . . . . . . .      $  137,913     $  137,791      $     122            .1%
Commercial products. . . . . . . . . . . . .         122,030        108,523         13,507          12.4
Irrigation products. . . . . . . . . . . . .          92,260         42,332         49,928         117.9
                                                  ----------     ----------      ---------
    Total *. . . . . . . . . . . . . . . . .      $  352,203     $  288,646      $  63,557          22.0%
                                                  ----------     ----------      ---------
                                                  ----------     ----------      ---------
* Includes international sales of: . . . . .      $   81,954     $   64,339      $  17,615          27.4%

                                                                       Six Months Ended
                                                  ------------------------------------------------------
(Dollars in thousands)                              May 2,         May 3,
                                                     1997           1996         $  Change      % Change
                                                  ----------     ----------      ---------      --------
Consumer products. . . . . . . . . . . . . .      $  221,555     $  240,432      $(18,877)          (7.9)%
Commercial products. . . . . . . . . . . . .         199,987        186,856         13,131           7.0
Irrigation products. . . . . . . . . . . . .         139,618         72,859         66,759          91.6
                                                  ----------     ----------      ---------
    Total *. . . . . . . . . . . . . . . . .      $  561,160     $  500,147      $  61,013          12.2%
                                                  ----------     ----------      ---------
                                                  ----------     ----------      ---------
* Includes international sales of: . . . . .      $  135,980     $  103,758      $  32,222          31.1%


CONSUMER PRODUCT SALES

Worldwide net sales of consumer products for the three months ended May 2, 1997 of $137.9 million were flat as compared to the prior year and down $18.9 million for the six months ended May 2, 1997. Again, as in fiscal 1996, this quarter had a slow start to the lawn and garden retail season because of unseasonably cool weather. Although retail demand was stronger this period than a year ago, dealers and distributors remained conservative and kept their inventories at a minimum. A snow storm also caused a ten day plant shutdown that resulted in lower production and sales of riding equipment during the first six months. These decreases in sales were offset slightly by sales of newly introduced electric and battery-operated walk-behind mowers.

International consumer net sales for the three months ended May 2, 1997 increased from $20.7 million to $21.5 million and from $34.3 million to $36.8 million for the six months ended May 2, 1997 as a result of continued strong demand in Canada and the introduction of products in France's largest mass merchant. The new electric walk-behind mower has been well received in the international market.

COMMERCIAL PRODUCT SALES

Worldwide commercial product net sales for the three months ended May 2, 1997 were $122.0 million compared to $108.5 million in the same period in the prior year. Net sales for the six months ended May 2, 1997 were $200.0 million compared to $186.9 million in the same period in the prior year. Sales of equipment to golf courses did well, reflecting the continued growth of the golf market, and several new product introductions in the second quarter also reinforced sales.

International commercial net sales increased to $39.5 million for the three months ended May 2, 1997 from $36.5 million in the prior year. Net sales increased to $62.2 million for the six months ended May 2, 1997 from $55.9 million in the prior year. Equipment sales to the golf market were up as new courses were added in the Philippines, Korea and Egypt. Golf equipment sales also did well in Europe despite generally weak economic conditions.

IRRIGATION PRODUCT SALES

Worldwide irrigation product net sales rose 117.9% from $42.3 million in the same three month period last year to $92.3 million in the current year. Net sales for the six months ended May 2, 1997 were $139.6 compared to $72.9 in the same period in the prior year. This increase is almost entirely attributable to the acquisition of Hardie.

International irrigation net sales, excluding Hardie sales, increased by 17.7% for the second quarter and 1.5% for the first six months of fiscal 1997, as compared to the corresponding period in the prior year.

GROSS PROFIT

Gross profit was $125.1 million and $200.3 million for the three and six months ended May 2, 1997, respectively, an increase of $21.3 million and $20.2 million from the three and six months ended May 3, 1996, respectively. As a percent of sales, gross profit for the three month period ended May 2, 1997 was 35.5% compared with 36.0% for the three month period ended May 3, 1996 and 35.7% for the six months ended May 2, 1997 versus 36.0% for the six month period ended May 3, 1996. The lower gross margin was primarily due to lower gross margins contributed by Hardie product sales. Manufacturing variances were relatively flat as compared to last year.

                             Selling, General and Administrative Expense
                                        (Dollars in millions)
----------------------------------------------------------------------------------------------------
                                              3 Months                      3 Months
                                                Ended                         Ended
----------------------------------------------------------------------------------------------------
                                               May 2,        % of Net        May 3,        % of Net
          S G & A                               1997           Sales          1996           Sales
----------------------------------------------------------------------------------------------------
Administrative                                  $  26.7            7.6%       $  21.7          7.5%
Sales and Marketing                                33.0            9.3           24.3          8.4
Warranty                                            9.8            2.8           11.0          3.8
Distributor/Dealer Financing                        2.8            0.8            2.8          1.0
Research and Development                            9.1            2.6            7.5          2.6
Warehousing                                         5.4            1.5            4.4          1.5
Service/Quality Assurance                           2.4            0.7            1.8          0.7
                                                -------           ----        -------         ----
     Total                                      $  89.2           25.3%       $  73.5         25.5%


Selling, general and administrative expense (SG&A) for the three months ended May 2, 1997 increased $15.7 million from the prior year, and as a percent of sales decreased slightly to 25.3% from 25.5% for the same period in fiscal 1996. Hardie added $10.0 million in SG&A expense during the second quarter of fiscal 1997. SG&A expense for the six months ended May 2, 1997 increased $20.3 million from the prior year, including Hardie's SG&A expense of $16.1 million, and as a percent of sales increased to 28.1% from 27.5% for the same period in fiscal 1996. Administrative expenses, net of Hardie, increased $2.0 million for the quarter and $2.2 million for the six months ended May 2, 1997 due mainly to increased costs for information systems and overall increases in administrative expenses. Sales and marketing expenses, net of Hardie, increased by $4.9 million for the quarter and $5.1 million for the six months ended May 2, 1997 due to increased promotional costs of new products for the landscape contractor group. The percent of sales change in sales and marketing expense was the result of timing of marketing program expenses. Warranty expense, net of Hardie, decreased $1.9 million for the quarter and $3.7 million for the six months ended May 2, 1997 due primarily to a reserve established in the prior period for required rework on a lawnmower product. Warranty expense as a percent of sales also decreased from the prior year as a result of a change in the mix of products sold and a warranty related refund received from a vendor. Distributor/dealer financing, research and development, and warehousing expenses, net of Hardie, were flat as compared to the same period in fiscal 1996.

FINANCIAL POSITION AS OF MAY 2, 1997

     MAY 2, 1997 COMPARED TO MAY 3, 1996

Total assets at May 2, 1997 were $800.0 million, up $174.9 million from May 3, 1996. Of this increase, Hardie accounted for $168.3 million. Cash, net of Hardie of $4.4 million, decreased from the prior period as the result of improved asset management policies. Accounts receivable, net, increased by $69.4 million, with $60.7 million in net receivables attributable to Hardie. The remaining increase in receivables is the result of higher sales in both the commercial and international divisions. Inventory balances, net of Hardie inventories of approximately $24.9 million, declined by $24.8 million due to asset management strategies which match production more closely with retail demand and result in lower overall inventory levels. Net property, plant and equipment, increased by approximately $46.4 million, with $30.4 million of this increase related to Hardie and the remaining increase related to the corporate headquarters expansion and new tooling projects. Other assets increased by $55.4 million with Hardie accounting for $47.2 million. The remainder of the increase was the result of the purchase of patents, additional acquisition costs for Hardie and the purchase of property for possible future corporate expansion.

Total current liabilities of $495.7 million at May 2, 1997 increased $154.3 million compared with current liabilities at May 3, 1996. The majority of this increase was short-term borrowing, which increased by $129.4 million over the prior year due primarily to the financing of both the purchase price and working capital needs of Hardie. The increase in short-term borrowing was offset by a decrease in trade payables, net of Hardie, primarily as a result of the timing of vendor payments. Other accrued liabilities increased by $17.4 million, primarily as a result of expenses related to the Hardie acquisition, and Hardie accrued liabilities acquired. The current portion of long-term debt was also reduced due to the repayment of Toro Credit Company ("TCC") debt. TCC is now being financed by the parent company on a consolidated basis. Other long-term liabilities also increased over the prior period, primarily as a result of accrued interest related to the interest rate swap agreement entered into during second quarter of fiscal 1996.


     MAY 2, 1997 COMPARED TO OCTOBER 31, 1996

Total assets at May 2, 1997 were $800.0 million, up $303.1 million from October 31, 1996. As indicated previously, Hardie accounted for approximately $168.3 million of this increase. Accounts receivable, net of Hardie, increased from October 31, 1996 primarily due to increased sales volumes. Inventory, net of Hardie, increased by $3.8 million primarily as a result of the normal buildup of consumer lawn and garden products manufactured in the first six months of the year. Net property, plant and equipment increased from $73.8 million to $115.2 million due to the addition of Hardie net property, plant and equipment of $30.4 million, the expansion of the corporate headquarters and routine capital expenditures. Other assets increased as a result of the excess of the purchase price of Hardie over the fair value of the net assets acquired of approximately $26.9 million plus additional capitalized acquisition costs of approximately $16.7 million and the acquisition of Hardie's other assets.

Total current liabilities of $495.7 million at May 2, 1997 increased $287.8 million compared with current liabilities at October 31, 1996. The majority of this increase was the result of additional short-term borrowings of $237.0 million a portion of which was used to finance the purchase price and working capital needs of Hardie. The remaining increase in short-term borrowing reflects the company's strategy of utilizing short-term borrowing to fund the company's seasonal working capital needs. Other accrued liabilities increased as a result of expenses related to the acquisition of Hardie and accruals for various seasonal sales and marketing programs which are at their peak during the spring selling season. There were no significant changes in long-term debt and other long-term liabilities from October 31, 1996 to May 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

The primary use of cash during the first six months of fiscal 1997 was $117.6 million used for the acquisition of Hardie. The purchase price has been initially funded with temporary bank debt. The company has filed a shelf registration which will facilitate the issuance of long-term debt to replace this temporary bank debt, and intends to refinance this temporary debt with long-term financing during the current fiscal year. The company believes that financing is also available through other sources.

Cash used in operating activities for the first six months of fiscal 1997 was primarily for the seasonal increase in accounts receivable. The company's working capital needs are funded with $190.0 million of unsecured bank credit lines. An agreement for an additional $150.0 million unsecured bank credit line expiring in December 1997 was executed in conjunction with the acquisition of Hardie. The company also has banker's acceptance financing agreements under which an additional $40.0 million is available. The company's business is seasonal, with peak borrowing under the working capital lines described above generally occurring between February and May each year.

Management believes that the combination of funds available through its existing financing arrangements, coupled with forecasted cash flows, will provide the capital resources for its anticipated needs.


INFLATION

The company is subject to the effects of changing prices. The company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products.

                           PART II.  OTHER INFORMATION


Item 4  Results of Votes of Security Holders

     The Annual Meeting of Stockholders was held on March 13, 1997.

     The results of the stockholder votes were as follows:

                                                               For           Against        Abstain
                                                               ---           -------        -------
     1.   Election of Directors
          Janet K. Cooper                                   10,086,165       179,512
          Kendrick B. Melrose                               10,080,644       185,033
          Edwin H. Wingate                                  10,077,796       187,881
     2.   Approval of Amendment of Continuous
          Performance Award Plan                             9,381,511       768,642        115,524
     3.   Approval of Amendment of Annual Management
          Incentive Plan                                     9,391,586       744,455        129,636
     4.   Approval of Selection of Independent Auditors     10,060,566       115,283         89,828


Item 6  Exhibits and Reports on Form 8-K

   (a)  Exhibit 11  Computation of Earnings per Common Share

   (b)  Exhibit 27  Financial Data Schedule

        Summarized financial data; electronic filing only.

   (c)  Reports on Form 8-K

        On February 18, 1997, the company filed Amendment No. 1 to its Current Report on Form 8-K dated December 16, 1996 on Form 8-K/A providing financial information for the business acquired and pro forma financial information related to the acquisition of the James Hardie Irrigation Group.

        On June 6, 1997, the company filed Amendment No. 2 to its Current Report on Form 8-K dated December 16, 1996 on Form 8-K/A providing financial information for the business acquired and pro forma financial information related to the acquisition of the James Hardie Irrigation Group which supersedes the information provided in Amendment No. 1 referenced in the previous paragraph.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           THE TORO COMPANY
                                             (Registrant)

                                       By /s/ Stephen P. Wolfe
                                          ---------------------------
                                          Stephen P. Wolfe
                                          Vice President, Finance
                                          Chief Financial Officer
                                          (principal financial officer)




Date:  June 16, 1997

                                    UNITED STATES


                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                      FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the Quarterly Period Ended January 31, 1997 Commission File Number  1-8649
                               ----------------                        --------



                                   THE TORO COMPANY
                (Exact name of registrant as specified in its charter)


            DELAWARE                                  41-0580470
    (State of Incorporation)           (I.R.S. Employer Identification Number)


                              8111 LYNDALE AVENUE SOUTH
                            BLOOMINGTON, MINNESOTA  55420
                           TELEPHONE NUMBER: (612) 888-8801


         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


              Yes    X            No
                   -----               -----


The number of shares of Common Stock outstanding as of February 28, 1997 was 12,174,979.

                                   THE TORO COMPANY
                                  INDEX TO FORM 10-Q




                                                                                 Page Number
                                                                                 -----------
PART I.  FINANCIAL INFORMATION:

         Condensed Consolidated Statements of Earnings and
         Retained Earnings (Unaudited) -
           Three Months Ended January 31, 1997 and February 2, 1996. . . . . . . . . .3

         Condensed Consolidated Balance Sheets (Unaudited) -
           January 31, 1997, February 2, 1996 and October 31, 1996 . . . . . . . . . .4

         Consolidated Statements of Cash Flows (Unaudited) -
           Three Months Ended January 31, 1997 and February 2, 1996. . . . . . . . . .5

         Notes to Condensed Consolidated Financial Statements (Unaudited). . . . . . 6-7

         Management's Discussion and Analysis of Financial
           Condition and Results of Operations . . . . . . . . . . . . . . . . . . . 8-12


PART II. OTHER INFORMATION:


         Item 6  Exhibits and Reports on Form 8-K. . . . . . . . . . . . . . . . . . .13

         Exhibit 11  Computation of Earnings per Common Share. . . . . . . . . . . . .14


                            PART I. FINANCIAL INFORMATION

                          THE TORO COMPANY AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 Three Months Ended
                                                             ----------------------------
                                                             January 31,      February 2,
                                                                1997             1996
                                                             -----------      -----------
Net sales. . . . . . . . . . . . . . . . . . . . . . . .     $   208,957      $   211,501
Cost of sales. . . . . . . . . . . . . . . . . . . . . .         133,730          135,172
                                                             -----------      -----------
  Gross profit . . . . . . . . . . . . . . . . . . . . .          75,227           76,329
Selling, general and administrative expense. . . . . . .          68,469           63,824
                                                             -----------      -----------
  Earnings from operations . . . . . . . . . . . . . . .           6,758           12,505
Interest expense . . . . . . . . . . . . . . . . . . . .           3,847            2,969
Other income, net. . . . . . . . . . . . . . . . . . . .          (1,206)          (4,513)
                                                             -----------      -----------
  Earnings before income taxes . . . . . . . . . . . . .           4,117           14,049
Provision for income taxes . . . . . . . . . . . . . . .           1,626            5,551
                                                             -----------      -----------
  Net earnings . . . . . . . . . . . . . . . . . . . . .     $     2,491      $     8,498
                                                             -----------      -----------
                                                             -----------      -----------

Retained earnings at beginning of period . . . . . . . .         173,630          142,891
Dividends on common stock of $0.12 per share . . . . . .          (1,450)          (1,465)
                                                             -----------      -----------
Retained earnings at end of period . . . . . . . . . . .     $   174,671      $   149,924
                                                             -----------      -----------
                                                             -----------      -----------

Net earnings per share of common stock and
  common stock equivalent. . . . . . . . . . . . . . . .     $      0.20      $      0.67
                                                             -----------      -----------
                                                             -----------      -----------





See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                          January 31,    February 2,    October 31,
                                                             1997           1996           1996
                                                          -----------    -----------    -----------
ASSETS
Cash and cash equivalents. . . . . . . . . . . . . . .    $        76    $     4,322    $        66
Receivables (net). . . . . . . . . . . . . . . . . . .        263,662        262,473        239,637
Inventories. . . . . . . . . . . . . . . . . . . . . .        175,215        163,575        130,288
Other current assets . . . . . . . . . . . . . . . . .         44,593         32,106         35,010
                                                          -----------    -----------    -----------
   Total current assets. . . . . . . . . . . . . . . .        483,546        462,476        405,001
                                                          -----------    -----------    -----------

Property, plant and equipment. . . . . . . . . . . . .        308,902        213,256        229,080
   Less accumulated depreciation and amortization. . .        200,646        145,319        155,270
                                                          -----------    -----------    -----------
 . . . . . . . . . . . . . . . . . . . . . . . . . . .        108,256         67,937         73,810
Other assets . . . . . . . . . . . . . . . . . . . . .         68,547         17,244         18,066
                                                          -----------    -----------    -----------
   Total assets. . . . . . . . . . . . . . . . . . . .    $   660,349    $   547,657    $   496,877
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt. . . . . . . . . . .    $       350    $    10,331    $       350
Short-term borrowing . . . . . . . . . . . . . . . . .        194,296        114,909         41,025
Accounts payable . . . . . . . . . . . . . . . . . . .         38,474         45,977         43,524
Other accrued liabilities. . . . . . . . . . . . . . .        133,808        116,547        122,958
                                                          -----------    -----------    -----------
   Total current liabilities . . . . . . . . . . . . .        366,928        287,764        207,857
                                                          -----------    -----------    -----------

Long-term debt, less current portion . . . . . . . . .         53,330         53,365         53,015
Other long-term liabilities. . . . . . . . . . . . . .         23,176          7,178         22,438

Common stockholders' equity:
 Common stock par value $1.00,
   authorized 35,000,000 shares; issued and
   outstanding 12,154,257 shares at January
   31, 1997 (net of 755,747 treasury shares),
   12,279,360 shares at February 2,
   1996 (net of 562,965 treasury shares),
   and 12,032,143 shares at October 31, 1996
   (net of 877,861 treasury shares). . . . . . . . . .         12,154         12,279         12,032
 Additional paid-in capital. . . . . . . . . . . . . .         32,688         37,766         28,462
 Retained earnings . . . . . . . . . . . . . . . . . .        174,671        149,924        173,630
 Foreign currency translation adjustment . . . . . . .         (2,598)          (619)          (557)
                                                          -----------    -----------    -----------
 Total common stockholders' equity . . . . . . . . . .        216,915        199,350        213,567
                                                          -----------    -----------    -----------
   Total liabilities and common stockholders' equity .    $   660,349    $   547,657    $   496,877
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------



See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (DOLLARS IN THOUSANDS)



                                                                             Three Months Ended
                                                                         --------------------------
                                                                         January 31,    February 2,
                                                                            1997           1996
                                                                         -----------    -----------
Cash flows from operating activities:
Net earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     2,491    $     8,498
   Adjustments to reconcile net earnings to net cash
     used in operating activities:
   Provision for depreciation and amortization . . . . . . . . . . .           5,359          4,693
   Gain on disposal of property, plant and equipment . . . . . . . .              (6)           (18)
   Deferred income taxes . . . . . . . . . . . . . . . . . . . . . .           1,529              -
   Tax benefits related to employee stock option transactions. . . .           1,501              -
   Changes in operating assets and liabilities:
      Receivables (net). . . . . . . . . . . . . . . . . . . . . . .           1,084        (63,657)
      Inventories. . . . . . . . . . . . . . . . . . . . . . . . . .         (14,138)       (17,713)
      Other current assets . . . . . . . . . . . . . . . . . . . . .          (8,914)         1,773
      Accounts payable and accrued expenses. . . . . . . . . . . . .         (15,192)        (3,585)
      Accrued income taxes . . . . . . . . . . . . . . . . . . . . .           1,100          1,844
                                                                         -----------    -----------
         Net cash used in operating activities . . . . . . . . . . .         (25,186)       (68,165)
                                                                         -----------    -----------

Cash flows from investing activities:
   Purchases of property, plant and equipment. . . . . . . . . . . .          (6,655)        (2,492)
   Proceeds from asset disposals . . . . . . . . . . . . . . . . . .              28             18
   Increase in other assets. . . . . . . . . . . . . . . . . . . . .          (3,829)          (987)
   Acquisition of James Hardie Irrigation, net of cash acquired. . .        (117,622)             -
                                                                         -----------    -----------
         Net cash used in investing activities . . . . . . . . . . .        (128,078)        (3,461)
                                                                         -----------    -----------

Cash flows from financing activities:
   Increase in short-term borrowing. . . . . . . . . . . . . . . . .         153,271         73,334
   Repayments of long-term debt. . . . . . . . . . . . . . . . . . .              72         (5,003)
   Change in other long-term liabilities . . . . . . . . . . . . . .             575            (45)
   Proceeds from sale of common stock. . . . . . . . . . . . . . . .           2,847          2,814
   Purchases of common stock . . . . . . . . . . . . . . . . . . . .               -           (649)
   Dividends on common stock . . . . . . . . . . . . . . . . . . . .          (1,450)        (1,465)
                                                                         -----------    -----------
         Net cash provided by financing activities . . . . . . . . .         155,315         68,986
                                                                         -----------    -----------

Foreign currency translation adjustment. . . . . . . . . . . . . . .          (2,041)          (740)
                                                                         -----------    -----------

Net increase (decrease) in cash and cash equivalents . . . . . . . .              10         (3,380)
Cash and cash equivalents at beginning of period . . . . . . . . . .              66          7,702
                                                                         -----------    -----------

Cash and cash equivalents at end of period . . . . . . . . . . . . .     $        76    $     4,322
                                                                         -----------    -----------
                                                                         -----------    -----------



See accompanying notes to condensed consolidated financial statements.

                          THE TORO COMPANY AND SUBSIDIARIES
           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   JANUARY 31, 1997



BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations. Since the company's business is seasonal operating results for the three months ended January 31, 1997 are not necessarily indicative of the results that may be expected for the year ending October 31, 1997.

For further information, refer to the consolidated financial statements and notes included in the company's Annual Report on Form 10-K for the year ended October 31, 1996. The policies described in that report are used for preparing quarterly reports.

INVENTORIES

The majority of inventories are valued at the lower of cost or net realizable value with cost determined by the last-in, first-out (LIFO) method. Had the first-in, first-out (FIFO) method of cost determination been used, inventories would have been $25,642,000 and $24,841,000 higher than reported at January 31, 1997, and February 2, 1996, respectively. Under the FIFO method, work-in-process inventories were $86,593,000 and $85,691,000 and finished goods inventories were $114,264,000 and $102,725,000 at January 31, 1997, and February 2, 1996, respectively.

BUSINESS ACQUISITIONS

On December 2, 1996, the company completed the acquisition of James Hardie Irrigation Group (Hardie) from James Hardie Limited of Australia. The purchase price of approximately $119 million is subject to adjustment based on the audit of the closing date balance sheet. The acquisition has been initially financed with temporary bank debt, which the company intends to refinance during the current fiscal year through the issuance of long-term debt. The company has filed a shelf registration which will facilitate the issuance of long-term debt to replace the temporary bank debt. The acquisition is being accounted for under the purchase method of accounting. The purchase price has been initially allocated to the assets and liabilities acquired based on their estimated fair values. The final purchase price allocation may be adjusted based upon appraisals and other information relating to the fair values of assets and liabilities acquired and the final purchase price. The excess of the purchase price over the estimated fair value of net assets acquired plus additional capitalized acquisition costs was approximately $43.6 million and is being amortized on a straight-line basis over 20 years.

The following unaudited pro forma information presents a summary of consolidated results of operations of the company and Hardie as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with the related income tax effects.

                                                    Three Months Ended
                                                 January 31,    February 2,
(Dollars in thousands, except per share data)       1997           1996
                                              --------------------------------

Net sales                                      $  223,123      $  243,116
Net earnings                                          234           6,167
Earnings per share                                   0.02            0.49

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS


FORWARD-LOOKING INFORMATION

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, forward-looking statements may be made orally in the future by or on behalf of the company.

Forward-looking statements involve risks and uncertainties, including, but not limited to, changes in business conditions and the economy in general in both foreign and domestic markets; weather conditions affecting demand; seasonal factors affecting the company's industry; lack of growth in the company's markets; litigation; financial market changes including interest rates and foreign exchange rates; trend factors including housing starts, new golf course starts and market demographics; government actions including budget levels, regulation, and legislation, primarily legislation relating to the environment, commerce and infrastructure, and health and safety; labor relations; availability of materials; actions of competitors; ability to integrate acquisitions; and the company's ability to profitably develop, manufacture and sell both new and existing products. Actual results could differ materially from those projected in the forward-looking statements as a result of these risk factors, and should not be relied upon as a prediction of actual future results. Further, Toro undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

First quarter net earnings of $2.5 million or 20 cents per share were down significantly from the net earnings of $8.5 million or 67 cents per share for the same period in the previous year. Revenues declined slightly from $211.5 million in the first quarter of 1996 to $209.0 million in the first quarter of 1997, as a result of factors discussed in the following paragraphs. The decline in net earnings was due to a number of unusual factors which affected the first quarter of 1997, including the acquisition of James Hardie Irrigation Group (Hardie) which added $19.2 million in sales revenue, but had a negative impact on first quarter earnings. A shift in shipping patterns bringing inventory closer to retail and softening in several core markets also contributed to the decline in first quarter earnings. In addition, several of the company's new businesses have continued to show positive sales results, but have not yet reached profitable levels.

The following table sets forth net sales by product line.


                                                             Three Months Ended
                                           --------------------------------------------------------
                                           January 31,    February 2,
                                              1997           1996          $ Change       % Change
                                           -----------    -----------    -----------    -----------
(Dollars in thousands)

Consumer products. . . . . . . . . . . .   $    83,642    $   102,641    $   (18,999)      (18.5)%
Commercial products. . . . . . . . . . .        77,957         78,333           (376)       (0.5)
Irrigation products. . . . . . . . . . .        47,358         30,527         16,831        55.1
                                           -----------    -----------    -----------
  Total *. . . . . . . . . . . . . . . .   $   208,957    $   211,501    $    (2,544)       (1.2)
                                           -----------    -----------    -----------

* Includes international sales of. . . .   $    54,026    $    39,419    $    14,607         37.1%


CONSUMER PRODUCT SALES

Worldwide net sales of consumer products for the three months ended January 31, 1997 of $83.6 million decreased by $19.0 million from the prior year, primarily as a result of decreased sales of consumer lawn and garden equipment. Traditionally, lawn and garden equipment has been shipped to distributors and dealers from November through January; however, the company's strategy of producing and shipping consumer products to more closely match retail demand has resulted in a shift of sales of these products from this period to the second quarter of the current fiscal year. In addition, inclement weather caused a ten day plant shutdown that resulted in lower production and sales of riding equipment. These declines were offset slightly by increased sales of electric products, especially in the western United States, and increased sales of snow removal equipment, topping off a successful introduction of the LawnBoy-Registered Trademark- snow product series. International consumer sales increased from $13.5 million to $15.3 million as a result of strong demand in Canada and continued growth in new markets overseas.

COMMERCIAL PRODUCT SALES

Worldwide commercial product net sales were flat compared to the same period in the prior year. The company's efforts to more closely match commercial product production and sales to retail demand have shifted sales from the first quarter into the second quarter of the current year. Commercial sales were also impacted by ongoing competitive pressures; however, several new product introductions in the second quarter are expected to reinforce sales. International commercial sales increased to $22.6 million from $19.4 million in the prior year, primarily as a result of lower than normal sales in the first quarter of 1996 due to product availability. International golf sales are continuing to strengthen as new markets in emerging countries are developed.

IRRIGATION PRODUCT SALES

The decline in consumer and commercial product net sales for the quarter was largely offset by an increase in irrigation product net sales which rose 55.1% from the same period in the previous year. This increase is attributable to the acquisition of the James Hardie Irrigation Group (Hardie) which contributed approximately $20.0 million in irrigation sales. Without Hardie, irrigation sales declined by $2.3 million due primarily to field inventory adjustments and wet weather in southern California and other key markets. Excluding Hardie's international sales of $10.7 million, international irrigation sales decreased from $6.5 million to $5.4 million due to inclement weather and overall weakening in the European economy.

GROSS PROFIT

Gross profit was $75.2 million, a decrease of $1.1 million from the prior year. As a percent of sales, gross profit for the period ended January 31, 1997 was 36.0% compared with 36.1% for the period ended February 2, 1996. The gross margin contributed by Hardie product sales was slightly lower than the overall gross margin, but this was largely offset by higher gross margin contributions from other new businesses. Manufacturing variances were relatively flat as compared to last year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


                      Selling General and Administrative Expense
                                (Dollars in millions)
    -----------------------------------------------------------------------
                                     Jan 31,  % of Net    Feb 2,  % of Net
              SG&A                      1997     Sales     1996      Sales
    -----------------------------------------------------------------------
    Administrative                    $ 24.0      11.5%   $ 22.2      10.5%
    Sales and Marketing                 23.4      11.2      20.4       9.6
    Warranty                             4.9       2.3       6.4       3.0
    Distributor/Dealer Financing         2.6       1.2       2.4       1.1
    Research and Development             7.7       3.7       7.1       3.4
    Warehousing                          3.5       1.7       3.4       1.6
    Service/Quality Assurance            2.4       1.2       1.9       0.9
                                         ---       ---       ---       ---
       Total                          $ 68.5      32.8%   $ 63.8      30.1%
                                        ----                ----


Selling, general and administrative expense (SG&A) increased $4.7 million from the prior year, and as a percent of sales increased to 32.8% from 30.1% for the same period in fiscal 1996. Hardie added $6.0 million in SG&A expense, which was partially offset by lower SG&A expense in other areas. Administrative, sales and marketing, research and development and warehousing expenses, net of Hardie, were flat compared to the same period in fiscal 1996. Warranty expense as a percent of sales, net of Hardie expenses, decreased from the prior year as a result of a change in the mix of products sold and a warranty related refund received from a vendor. Distributor/Dealer financing increased slightly over the same period in fiscal 1996 due to Toro Credit Company's (TCC) addition of financing for commercial accessories. Service/quality assurance expenses increased as a result of additional expenses related to new businesses.

OTHER INCOME, NET

Other income, net, decreased during the quarter due primarily to income received in the prior period as a result of a favorable settlement of a patent infringement lawsuit.


FINANCIAL POSITION AS OF JANUARY 31, 1997

    JANUARY 31, 1997 COMPARED TO FEBRUARY 2, 1996

Total assets at January 31, 1997 were $660.3 million, up $112.7 million from February 2, 1996. This increase is comprised of an increase in total assets of approximately $140.0 million related to the acquisition of Hardie, offset by a decline in total assets of the remaining business. Cash decreased from the prior period as the result of improved asset management policies. Accounts receivable increased by $1.2 million, with $28.9 million in receivables attributable to the Hardie acquisition and a decline in the remaining business receivables of $27.7 million. This decline in non-Hardie receivables is the result of lower levels of shipments driven by the shift of sales closer to retail demand. Inventory balances, net of Hardie inventories of approximately $31.5 million, declined by $19.9 million due to asset management strategies which match production more closely with the retail demand and result in lower overall inventory levels. Other current assets increased from the prior year due primarily to an increase in prepaid income taxes. Net property, plant and equipment, increased by approximately $40.3 million, with $30.7 million of this increase related to Hardie and the remaining increase related to the corporate headquarters expansion and new tooling projects. Other assets increased by $51.3 million as a result of capitalization of the excess of the purchase price of Hardie over the fair value of Hardie net assets acquired plus additional capitalized acquisition costs of approximately $43.6 million, in addition to the acquired other assets of Hardie.

Total current liabilities of $366.9 million at January 31, 1997 increased $79.2 million compared with current liabilities at February 2, 1996. The majority of this increase was short-term borrowing, which increased by $79.4 million over the prior year due primarily to the financing of both the purchase price and working capital needs of Hardie. In addition, the variance in short-term borrowing reflects the company's cash management strategy of utilizing short-term borrowing to fund the company's seasonal working capital needs. The increase in short-term borrowing was offset by a decrease in trade payables primarily as a result of reduced inventory levels, net of Hardie. Other accrued liabilities increased by $17.3 million, primarily as a result of expenses related to the Hardie acquisition, and Hardie accrued liabilities acquired. The current portion of long-term debt was also reduced from the first quarter of fiscal 1996 due to the repayment of Toro Credit Company's (TCC) debt. All TCC debt financing is now being provided by the parent company. Other long-term liabilities also increased over the prior period, primarily as a result of an interest rate swap agreement entered into during second quarter of fiscal 1996.


    JANUARY 31, 1997 COMPARED TO OCTOBER 31, 1996

Total assets at January 31, 1997 were $660.3 million, up $163.5 million from October 31, 1996. As indicated previously, the Hardie acquisition accounted for approximately $140.0 million of this increase. Accounts receivable, net of Hardie, declined slightly from October 31, 1996. Inventory increased by $44.9 million, with $31.5 million of this increase attributable to the Hardie acquisition. The remaining increase in inventory is a result of the normal buildup of consumer lawn and garden products manufactured in the first quarter. Other current assets increased by $9.6 million, primarily as the result of an increase in prepaid income taxes. Net property, plant and equipment increased from $73.8 million to $108.3 million due to the addition of Hardie net property, plant and equipment of $30.7 million, the expansion of the corporate headquarters and routine capital expenditures. Other assets increased as a result of the excess of the purchase price of Hardie over the fair value of the net assets acquired of approximately $26.9 million plus additional capitalized acqusition costs of approximately $16.7 million and the acquisition of Hardie's other assets.

Total current liabilities of $366.9 million at January 31, 1997 increased $159.1 million compared with current liabilities at October 31, 1996. The majority of this increase was the result of additional short-term borrowings of $117.6 million which was used to finance the purchase price of Hardie. The remaining increase in short-term borrowing reflects the company's strategy of utilizing short-term borrowing to fund the company's seasonal working capital needs.
Other accrued liabilities increased as a result of expenses related to the acquisition of Hardie. There were no significant changes in long-term debt and other long-term liabilities from October 31, 1996 to January 31, 1997.


                           LIQUIDITY AND CAPITAL RESOURCES

The primary use of cash during the current fiscal quarter was $117.6 million used for the acquisition of Hardie. The purchase price has been initially funded with temporary bank debt. The company has filed a shelf registration which will facilitate the issuance of long-term debt to replace this temporary bank debt, and intends to refinance this temporary debt with long-term financing during the current fiscal year. The company believes that financing is also available through other sources.

Cash used in operating activities for the three month period ended January 31, 1997, was primarily for the payment of accounts payable and accrued liabilities and the seasonal build-up of inventories in anticipation of the spring selling season. The company's working capital needs are funded with $190.0 million of unsecured bank credit lines. An agreement for an additional $150.0 million unsecured bank credit line expiring in December 1997 was executed in conjunction with the acquisition of Hardie. The company also has banker's acceptance financing agreements under which an additional $40.0 million is available. The company's business is seasonal, with peak borrowing under the working capital lines described above generally occurring between February and May each year.

Management believes that the combination of funds available through its existing financing arrangements, coupled with forecasted cash flows, will provide the capital resources for its anticipated needs.


INFLATION

The company is subject to the effects of changing prices. The company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products.

                             PART II.  OTHER INFORMATION



Item 6  Exhibits and Reports on Form 8-K

    (a)  Exhibit 11  Computation of Earnings per Common Share

    (b)  Exhibit 27  Financial Data Schedule

         Summarized financial data; electronic filing only.

    (c)  Reports on Form 8-K

         The company filed its Current Report on Form 8K dated December 16, 1996, reporting the completion of the acquisition of James Hardie Irrigation Group from James Hardie Industries Limited of Australia on December 2, 1996 through the acquisition of all of the outstanding common stock of James Hardie Irrigation, Inc., a Nevada corporation, James Hardie Irrigation Pty. Limited, a corporation organized under the laws of South Australia, Australia, and James Hardie Irrigation Europe S.p.A., a corporation organized under the laws of Italy.

         The company filed Amendment 1 to its Current Report on Form 8K dated December 16, 1996 on Form 8K/A dated February 18, 1997, providing financial information of the business acquired and pro forma financial information related to the acquisition of James Hardie Irrigation Group.




                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   THE TORO COMPANY
                                     (Registrant)


                             By  /s/ Gerald T. Knight
                                 -------------------------------------
                                 Gerald T. Knight
                                 Vice President, Finance
                                 Chief Financial Officer
                                 (principal financial officer)


Date:  March 17, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 10-K

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR FISCAL YEAR ENDED OCTOBER 31, 1996.

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     FOR THE TRANSITION PERIOD FROM ____________________ TO ____________________

                         COMMISSION FILE NUMBER  1-8649
                                                --------

                                THE TORO COMPANY
             (Exact name of registrant as specified in its charter)

        DELAWARE                                       41-0580470
(State of incorporation)                (I.R.S. Employer Identification Number)

                            8111 LYNDALE AVENUE SOUTH
                       BLOOMINGTON, MINNESOTA  55420-1196
                        TELEPHONE NUMBER: (612) 888-8801

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------
           Securities registered pursuant to Section 12(b) of the Act:


TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH REGISTERED
-------------------                -----------------------------------------
Common Stock, par value
   $1.00 per share                 New York Stock Exchange
Preferred Share Purchase Rights    New York Stock Exchange

           Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.
     Yes  /X/  No / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the voting stock held by nonaffiliates of the Registrant, based upon the closing price of the Common Stock on December 27, 1996 as reported by the New York Stock Exchange, was approximately $423,922,000.

The number of shares of Common Stock outstanding as of December 27, 1996 was 12,116,732.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's Annual Report to Stockholders for the fiscal year ended October 31, 1996, are incorporated by reference into Parts I, II and IV.

Portions of the Registrant's Proxy Statement for the Annual Meeting of Stockholders to be held March 13, 1997 are incorporated by reference into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Part I

--------------------------------------------------------------------------------


                                ITEM 1. BUSINESS

INTRODUCTION

The company designs, manufactures and markets consumer and professional turf maintenance equipment, snow removal products and irrigation systems. The company produced its first lawn mower for golf course fairways in 1922 and its first lawn mower for home use in 1939 and has continued to enhance its product lines ever since.

The company emphasizes quality and innovation in its products, manufacturing and marketing. The company strives to provide well built, dependable products supported by an extensive service network. Innovation is emphasized through the introduction of new and enhanced products. The company's substantial funding of research and development, as well as its acquisition strategy and its licensing and related agreements, all contribute to its new product development efforts. Through these efforts the company also attempts to be responsive to trends which may affect its target markets, now and in the future. The company believes that a significant portion of its revenues in recent years have been attributable to its new and enhanced products. Examples of recently introduced products include the Recycler-Registered Trademark- lawn mower which reduces the need for disposal of grass clippings, a high pressure water jet turf aerator for maintenance of golf course putting greens and an enhanced electronic controller for residential irrigation systems which features programmable timing and zone control functions.

The company was incorporated in Minnesota in 1935 as a successor to a business founded in 1914. It was reincorporated in Delaware in 1983. The company's executive offices are located at 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196, telephone number (612) 888-8801. Unless the context indicates otherwise, the terms "company" and "Toro" refer to The Toro Company and its subsidiaries. The company finances a significant portion of its receivables through Toro Credit Company ("Toro Credit"), its wholly-owned finance subsidiary.

OUTDOOR MAINTENANCE EQUIPMENT

The company classifies its operations into one industry segment, outdoor maintenance equipment. The company continues to be a leader in transforming advanced technologies into products and services that provide solutions for landscape and turf care maintenance and beautification demands. Following is a summary of Toro's product lines:

CONSUMER PRODUCTS

     WALK-BEHIND MOWERS. The company has manufactured walk-behind mowers for residential use since 1939. Its walk-behind lawn mowers are gasoline and electric powered. The company manufactures numerous models of walk-behind mowers under its brand names Toro-Registered Trademark- and Lawn-Boy-Registered Trademark-, including both four-cycle and two-cycle engine models, and new battery and electric models. Models differ as to cutting width, type of starter mechanism, type of bagging, controls and power sources, and are either self-propelled or push mowers. Certain of the company's lawn mowers are backed by the company's "Guaranteed To Start" program and some Lawn-Boy-Registered Trademark- models are equipped with a two-cycle, oil injected engine manufactured by the company.

     RIDING MOWERS AND LAWN AND GARDEN TRACTORS. The company manufactures riding lawn mowers and lawn and garden tractors under its brand name Toro-Registered Trademark-Wheel Horse-Registered Trademark- which range from an eight horsepower, 25 inch deck, rear engine model to a 20 horsepower, front engine model. The front engine model is available with a variety of decks and accessories (Recycler technology is available in select models). Some recently introduced models are equipped with hydrostatic transmissions and/or low emission engines.

     HOME SOLUTIONS PRODUCTS. The company designs and markets electrical and gas products under the Toro-Registered Trademark- brand name for mass merchandisers and "do-it-yourself" home improvement markets. These products, which include homeowner-installed low voltage lighting, flexible line trimmers and electric blowers, are intended to require little or no after sales service. Among recently introduced products are a complete line of handheld products which include a cordless trimmer, hedge trimmers, gas edgers, gas trimmers, and a gas blower.

     SNOW REMOVAL PRODUCTS. The company manufactures and markets lightweight and larger self-propelled walk-behind snowthrowers and electric Power Shovel snowthrowers under the Toro-Registered Trademark- and Lawn-Boy-Registered Trademark- brand names. Single-stage snowthrowers, developed by the company and first introduced in 1965, are walk-behind units with a lightweight gasoline engine or electric motor and the Power Curve-Registered Trademark- snowthrower technology for general residential use. Two-stage snowthrowers are designed for relatively large areas with engines ranging from 5 to 12 horsepower. Units with 8 horsepower and above are equipped with the Power Shift-Registered Trademark- snowthrower technology.

PROFESSIONAL TURF PRODUCTS

     COMMERCIAL PRODUCTS. Professional turf maintenance equipment marketed under the Toro-Registered Trademark- brand name is the company's oldest product line, which began in 1922 with the sale of tractor-pulled reel mowers to golf courses. Today the company's expanded product line includes products designed for the large turf areas of schools, parks, cemeteries, sports fields, plant sites, apartment buildings and townhouse complexes, as well as golf courses. Management believes that golf courses will continue to be a significant market for turf maintenance equipment as new golf course construction continues throughout the world. Increasing emphasis is being placed on the sports field and landscape contractor markets.

     Products for the golf course include turf sprayer equipment, riding and walk-behind reel mowers for the putting green, and riding and pull-behind large reel products for the fairway, rough and trim cutting, turf aeration, and sandtrap/bunker maintenance.

     Other products which service all commercial markets include riding rotary units with out-front cutting decks ranging from 52 inches to 16 feet widths of cut, turf sweepers, and multipurpose vehicles and attachments designed for flexibility.

     IRRIGATION PRODUCTS. Turf irrigation products marketed under the Toro-Registered Trademark- brand name include sprinkler heads and electric and hydraulic control devices designed to be used in turf irrigation systems for residential, commercial and golf course use. These products are installed in new systems and can also be used to replace or retrofit existing systems. Most of the product line is designed for underground irrigation systems. Sprinkler heads are buried underground and pop up when in operation. Control valves activate the sprinkler heads and controllers typically activate electric or hydraulic lines to control the valves and sprinkler heads. Recently introduced products include more efficient sprinkler heads and automatic electronic controllers for residential, commercial and golf course irrigation systems. The acquisition of the James Hardie Irrigation Group enhances Toro's product line for residential and commercial irrigation systems and also provides products for the agricultural micro-irrigation segment, including drip tape, hose, emitters and other micro-irrigation products. See "Recent Developments" included within Part I. The company's irrigation products are used in 75 of the golf courses rated among the top 100 courses in the United States by GOLF DIGEST.

See the tables entitled "Sales By Product Line" under the captions "Results of Operations" in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 16 and 25 of the company's Annual Report to Stockholders for the fiscal year ended October 31, 1996 for information regarding revenues in the consumer, commercial and irrigation product lines, which information is incorporated herein by reference.

INTERNATIONAL OPERATIONS

The company currently distributes its products worldwide with sales and/or distribution offices in Canada,Belgium, United Kingdom, Australia, Singapore, Japan, Italy and Greece.

New product development is primarily pursued in the United States using a global product platform strategy. Products marketed outside of North America are sold in compliance with local safety standards. All products shipped to Europe conform to the European Community Certification standards.

In addition to developing new market-specific products, the International division is adding customers in new regions. Emerging markets in Eastern Europe (such as the Czech Republic, Slovakia and Hungary) have been added to the distribution base in the last year.

RECENT DEVELOPMENTS

On December 3, 1996, the company announced the completion of the acquisition of James Hardie Irrigation Group (JHI) from James Hardie Limited of Australia. JHI is a worldwide leader in the production of irrigation systems to the commercial landscape market. JHI manufactures products for all major segments of the irrigation market, except for the golf market, and sells to distributors and retailers worldwide. JHI offers a broad range of irrigation products and has leading positions in valves and controllers worldwide. In Australia, JHI has a leading position in hose, hose-end and micro-irrigation products. Unless otherwise indicated, the historical financial and statistical data included herein does not reflect the completion of such acquisition.

The company also completed in fiscal 1996 the acquisition of Liquid Ag Systems of Florida, a leader in fertigation systems, whereby an eco-product feeds turf through existing irrigation systems resulting in less harmful runoff into ponds and streams. Also acquired was National Service Network of Abilene, TX., which provides technology and integrated services support to the company's customers. The company teamed with Walt Disney World Sports to provide the turf expertise to maintain the grounds for the new Wide World of Sports complex in Florida, scheduled to open in the spring of 1997. A partnership with GeoFlow provided the company with an important irrigation product for rootzone irrigation on media strips, recreation areas and residential properties that can reduce water consumption by up to 50%. The company also partnered with Ryobi Outdoor Products, and Maruyama Manufacturing, Inc., in alliances that provide enhanced visibility and expanded product lines in emerging markets such as the landscape contractor business. This line includes cultivators, battery trimmers, hedge trimmers and blower vacuums.

In 1996, the company continued to develop world class manufacturing processes leading to more efficient plant operations through robotics, cellular manufacturing, and just in time sourcing of products. Both the company's Shakopee component manufacturing plant and the Bloomington headquarters' commercial operations received ISO 9000 designations. Prior to 1996, both the Riverside and Tomah manufacturing facilities achieved such designations.

The company continues to provide 2-cycle and 4-cycle gasoline walk-behind power mowers that produce lower emissions. The company introduced electric mowers for both the Toro-Registered Trademark- and Lawn-Boy-Registered Trademark- brands in 1996, including the Toro Carefree-TM- line which integrates Toro-Registered Trademark- mulching technology in an electric mower. In addition, Lawn-Boy-Registered Trademark- introduced a new line of snowthrowers and the E-engine, a new low-emission 2-cycle engine for lawn mowers. Lawn-Boy-Registered Trademark- also offers emission-free battery powered mowers. Consistent with its long-term goal of expanding the professional turf maintenance market, the company introduced an extensive line of new handheld, walk-behind and riding products for the landscape contractor and has increased sales to this market.

The company improved truck fleet efficiency during the year using the QualComm satellite tracking system to monitor and guide shipping and weather patterns. The company also developed Consumer Gateway, an integrated hardware and software computer system for outdoor power equipment dealers.

MANUFACTURING

The company's consumer spring and summer products are generally manufactured in the winter and spring months and its consumer fall and winter products are generally manufactured in the summer and fall months. The company's irrigation and commercial products are manufactured throughout the year.

In some areas of its business the company is primarily an assembler while in others it is a fully integrated manufacturer. Most of the components for the company's products are commercially available from a number of sources and the company is generally not dependent on any one supplier. The largest component costs are generally engines, transmissions and electric motors. The company purchases most of its engines and motors for consumer and commercial products from several suppliers. In addition, the company manufactures three types of two-cycle engines for its consumer products.

Management continues to seek greater efficiencies and improve work processes throughout the company. Toro's total quality process is focused upon improving product quality, customer response time and reducing overall product cost.

TRADEMARKS AND PATENTS

Products manufactured by the company are nationally advertised and sold at the retail level under the trademarks Toro-Registered Trademark-, Wheel Horse-Registered Trademark- and Lawn-Boy-Registered Trademark-, all of which are registered in the United States and in the principal foreign countries in which the company markets its products. The company holds patents in the United States and foreign countries and applies for patents as applicable. Although management believes patents have value to the company, patent protection does not deter competitors from attempting to develop similar products. Although patent protection is considered to be very beneficial, the company is not dependent on any one or more of its patents.

In connection with the recent acquisition of James Hardie Irrigation Group, the following brand names were acquired: Lawn Genie-Registered Trademark-, Irritrol-Registered Trademark-, Richdel-Registered Trademark-, Hardie Pope, Hardie, Blue Stripe, Hardie Tape and Aqua-Traxx. The company has agreed to discontinue use of the term "Hardie" or any similar name within one year of the acquisition. However, inventory manufactured prior to that one year may continue to carry the term "Hardie" or similar name.

SEASONALITY

Sales of the company's consumer products, which accounted for approximately 50% of total sales in fiscal 1996, are seasonal with greater sales of consumer products, excluding snow removal equipment, occurring between February and April and snow removal equipment between August and January. Opposite seasons in some global markets somewhat moderate this seasonality in consumer product sales. Seasonality in irrigation and commercial product sales also exists, but is tempered because the selling season in west coast and southern states continues for a longer portion of the year than in northern states. Overall, worldwide sales levels are highest in the second quarter. Historically, accounts receivable balances increase between January and March as a result of extended payment terms made available to the company's customers. Accounts receivable balances decrease between April and June when payments are made. The seasonal requirements of the business are financed from operations and with short-term bank lines of credit and off-balance sheet financing.

DISTRIBUTION AND MARKETING

The company markets the majority of its products principally through approximately 40 domestic and 96 foreign distributors and a number of mass merchandisers worldwide. Toro-Registered Trademark- and Lawn-Boy-Registered Trademark- consumer products such as walk-behind power mowers, riding mowers and snowthrowers are sold to distributors for resale to retail dealers throughout the United States. Home solutions products and most Lawn-Boy-Registered Trademark- products are sold directly to mass merchandisers and "do-it-yourself" home improvement retailers. Commercial and irrigation products are sold to distributors for resale to irrigation contractors and golf courses. Irrigation products are also sold through distributors to irrigation dealers and direct to irrigation dealers, mass merchandisers and "do-it-yourself" home improvement retailers for resale to contractors, golf courses and end-users. Internationally, consumer products are sold to distributors for resale to retail dealers and mass merchandisers outside the United States, principally in Canada and Western Europe. Some irrigation and consumer products are sold directly to retail dealers in Canada, Australia and Western Europe.

The company's current marketing strategy is to maintain distinct and separate brands and brand identification for Toro-Registered Trademark-, Toro-Registered Trademark-Wheel Horse-Registered Trademark- and Lawn-Boy-Registered Trademark-products. The company is currently evaluating its marketing strategies with respect to the brand names acquired in connection with the acquisition of the James Hardie Irrigation Group.

The company's distribution systems for the sale of its products are intended to assure quality of sales and market presence as well as effective after-market service. The company considers its distribution network to be a significant competitive asset in marketing Toro-Registered Trademark-, Toro-Registered Trademark-Wheel Horse-Registered Trademark- and Lawn-Boy-Registered Trademark-products.

The company advertises its products during appropriate seasons throughout the year on television, radio and in print. Most of the company's advertising emphasizes its brand names. Advertising is directly paid by the company as well as through cooperative programs with distributors, dealers and mass merchants.

BACKLOG OF ORDERS

The order backlog at October 31, 1996 and 1995 was as follows:

                        1996                         1995
                    -------------               --------------
Consumer             $ 51,373,000                $ 46,087,000

Commercial             55,138,000                  49,624,000

Irrigation              4,333,000                   4,417,000

The increase in consumer product backlog reflects the sell-out of gas snow products in fiscal 1996. This resulted in increased orders of gas snow products at the end of fiscal 1996 in anticipation of another hard winter season. The increase for commercial products reflects continued sales growth in most product lines. The existing backlog is expected to be filled in the succeeding fiscal year.

COMPETITION

The principal competitive factors in the company's markets are product innovation, quality, service and pricing. Management believes the company offers high quality products with the latest technology and design innovations. Also, by selling Toro-Registered Trademark-, Toro-Registered Trademark-Wheel Horse-Registered Trademark- and Lawn-Boy-Registered Trademark- brand products through a network of distributors, dealers and mass merchants who provide service, the company offers competitive service during and after the relevant warranty period.

The company competes in all product lines with numerous manufacturers, many of which have substantially greater financial resources than the company. Management believes that its commitment to product innovation, its distribution systems and its focus on target markets, position it well to compete in these various markets.

     CONSUMER

     The company's principal competitors for mowing and snow equipment are American Yard Products, Inc. (a subsidiary of Electrolux AB), Deere & Company, Honda Motor Co., Ltd., MTD Products, Inc., Murray Ohio Manufacturing Co., Inc. (a subsidiary of Tompkins Corp.), Sears, Roebuck and Co., Snapper Power Equipment (a division of ACT), Ariens Company, Bolens Corporation (a division of Garden Way, Incorporated), Noma Outdoor Products, Simplicity Manufacturing Company and Yamaha Motor Corporation, USA. The principal competitors in home solutions products are The Black and Decker Corporation, K & S Industries, Inc., Malibu Lighting (a registered trademark of Intermatic, Inc.) and Poulan/Weed Eater (a division of Electrolux AB).

     COMMERCIAL

     The company's commercial products compete with products from numerous manufacturers, but the principal competitors across most of the company's commercial product lines are Deere & Company, American Honda Motor Co., Inc., Echo Inc., Stihl Inc., Scag Power Equipment, Shindaiwa Inc., Snapper Inc., Gravely International, Exmark Manufacturing Co., Inc., Lesco Inc., Walker Manufacturing Co., Cub Cadet Power Equipment, American Yard Products, Husqvarna Forest and Garden Co., The Ariens Co., MTD Products Inc., Textron Jacobsen and Ransomes Sims & Jefferies PLC, (based in the United Kingdom).

     IRRIGATION

     The company's principal competitors in irrigation products are Hunter Industries and Rain Bird Sprinkler Manufacturing Corporation.

     INTERNATIONAL

     The international market is generally fragmented so that the degree of competition varies among the different countries in which the company markets its consumer, commercial and irrigation products. Most competitors in the irrigation and commercial product lines are based in the United States. Consumer product lines can face more competition where foreign competitors manufacture and market competing products in their countries at a lower cost. In addition, fluctuations in the value of the U.S. dollar may affect the price of the company's products in such markets, thereby affecting their competitiveness.

RESEARCH AND DEVELOPMENT

The company conducts research and development activities in an effort to improve existing products and develop new products. Amounts expended on such activities, including engineering costs, aggregated approximately $31.3 million, or 3.4% of net sales for the year ended October 31, 1996, $6.9 million, or 3.6% of net sales for the 3 months ended October 31, 1995, $26.5 million, or 2.8% of net sales for the year ended July 31, 1995, and $24.6 million, or 3.1% of net sales for the year ended July 31, 1994. Management believes that the company's research and development efforts are important to the quality, mix and growth of its businesses and plans to continue its strong commitment to such activities.

GOVERNMENTAL REGULATION

The company's products are subject to various federal statutes designed to protect consumers and are subject to the administrative jurisdiction of the federal Consumer Product Safety Commission. The company is also subject to certain federal and state environmental, occupational safety and other regulations, none of which has had a material adverse affect on its operations or business. Management believes the company is in substantial compliance with all such regulations. The Environmental Protection Agency (EPA) released Phase I regulations for all gas engines under 25 horsepower in June of 1995. Toro's four-cycle engine suppliers are required to comply with the EPA regulations on or before September 1997. The company expects its own two-cycle walk-behind power mower engines to be able to comply with Phase I regulations beginning in September of 1997. This will allow the company to continue producing its two-cycle walk-behind power mower engines at its Oxford, Mississippi plant through the year 2002.

EMPLOYEES

During fiscal 1996 the company employed an average of 3,509 employees. The total number of employees at October 31, 1996 was 3,280, reflecting the company's normal seasonal fluctuation in employment. Approximately 20 % of these employees are covered by four collective bargaining agreements, one expiring in May 1997, two expiring in September 1997, and one expiring in November 1999.

As a result of the acquisition of the James Hardie Irrigation Group, the company added approximately 1,070 employees. JHI's Australian employees have three local agreements with the National Union of Workers and the Australian Workers Union which cover approximately 15% of all JHI employees. These agreements will expire in June 1997. None of the JHI U.S. employees are represented by unions.

Management considers its overall relations with its employees to be good.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS

With the exception of the newly added JHI production facilities in Australia, all of the company's production facilities are located within the United States. Except for the sales of the company's foreign subsidiaries, which are not significant when compared to total company sales, substantially all financial transactions have been made in U.S. dollars. Consequently, the company did not realize any significant impact to earnings due to fluctuations in foreign currencies during the fiscal year ended October 31, 1996.

A portion of the company's cash flow is derived from sales and purchases denominated in foreign currencies. To reduce the uncertainty of foreign currency exchange rate movements on these sales and purchase commitments, the company enters into forward exchange and range forward option contracts. These contracts are designed to hedge firm and anticipated foreign currency transactions. With the acquisition of the James Hardie Irrigation Group, the company expects an increase in transactions denominated in Australian dollars.

Export sales were $154,716,000 for the year ended October 31, 1996, $18,557,000 for the 3 months ended October 31, 1995, and $126,560,000 and $109,344,000 for the years ended July 31 1995 and 1994, respectively. The identifiable assets attributable to foreign operations were not significant as of October 31, 1996.

See Note 8 to the Consolidated Financial Statements of the company contained in the company's Annual Report to Stockholders for the fiscal year ended October 31, 1996 for additional information relating to international and export sales, which information is incorporated herein by reference.

                               ITEM 2. PROPERTIES

The company utilizes manufacturing and office facilities which total approximately 4,437,000 square feet of space. The manufacturing facilities, excluding JHI, operated at about 62% of total plant capacity in fiscal 1996. Actual plant utilization varies during the year depending upon the production cycle. Management believes that the current facilities are sufficient for current production needs. The following schedule outlines the company's facilities by location, plant size, ownership and function:

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
            Location               Square Feet       Ownership                        Products Manufactured / Use
-----------------------------------------------------------------------------------------------------------------------------
 Plymouth, WI                         420,000          Owned       Parts distribution center, office
 Windom, MN                           305,000          Owned       Consumer components and products
 Lakeville, MN                        304,000          Leased      Finished Goods distribution center, office
 Bloomington, MN                      300,000          Owned       Corporate headquarters
 Tomah, WI                            274,000          Owned       Consumer and Commercial products
 Sardis, MS                           245,000          Owned       Consumer products
 Baraboo, WI                          228,000          Leased      Finished Goods distribution center, office
 South Bend, IN                       226,000          Owned       Facility closed in 1993 and is being held for resale
 Riverside, CA                        217,000          Owned       Irrigation products
 Evansville, IN                       178,000          Leased      Consumer and Commercial products
 Olathe, KS                           176,000          Leased      Commercial products
 Mound, MN                            162,000          Leased      Consumer products
 Shakopee, MN                         146,000          Owned       Components for consumer and commercial products
 El Paso, TX                          143,000          Owned       JHI irrigation products and warehouse
 Springvale, Australia                109,000          Leased      JHI irrigation products and warehouse
 Beverley, Australia                  109,000          Owned       JHI Corporate office and distribution center
 Murray Bridge, Australia             101,000          Owned       JHI irrigation products and warehouse
 El Cajon, California                  92,000          Owned       JHI irrigation products and warehouse
 Oxford, MS                            67,000          Owned       Components for consumer products
 Oevel, Belgium                        63,000          Owned       Finished goods distribution center, office
-----------------------------------------------------------------------------------------------------------------------------
 Total Square Feet                  3,865,000


Other leased office and warehouse space located in various cities in the United States, Australia, Canada, France, Singapore, Japan and the United Kingdom totaled approximately 572,000 square feet.


                            ITEM 3. LEGAL PROCEEDINGS

The company is a party to litigation in the ordinary course of its business. Ongoing litigation primarily involves claims for damages arising out of the use of the company's products, some of which include claims for punitive as well as compensatory damages. The company is also subject to administrative proceedings in respect to certain claims involving the discharge of hazardous substances into the environment. Certain of these claims assert damages and liability for remedial investigations and clean up costs. Management is of the opinion that the amounts which may be awarded or assessed in connection with these matters will not have a material effect on the company's financial position. Further, the company maintains insurance against product liability losses. Such insurance presently covers claims in excess of $1,000,000 per claim or $2,000,000 in the aggregate during any fiscal year. The company regularly reviews these dollar limits.

        ITEM 4. SUBMISSIONS OF MATTERS TO A VOTE OF THE SECURITY HOLDERS

None.

EXECUTIVE OFFICERS OF THE REGISTRANT

The list below identifies those persons deemed to be executive officers of the company, discloses their age and position with the company as of January 20, 1997, and positions held by them during the last five years. Officers are elected or appointed annually. A complete list of all officers of the company is found on the inside back cover of the Registrant's Annual Report for the year ended October 31, 1996.


-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
       Name, Age and Position with the Company                       Business Experience During the Last Five Years
-----------------------------------------------------------------------------------------------------------------------------------
 Randy B. James                                       Appointed Vice President and Controller in December 1988.
 53, Vice President and Controller
-----------------------------------------------------------------------------------------------------------------------------------
 Gerald T. Knight                                     Elected Vice President-Finance and Chief Financial Officer in April 1992.
 49, Vice President-Finance and                       From December 1990 to April 1992, was Executive Director - Finance and
 Chief Financial Officer                              Corporate Controller of NeXT Computer, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
 Charles B. Lounsbury                                 Elected Group Vice President September 17, 1996.  From November 1993 to
 53, Group Vice President                             September 16, 1996 was appointed Vice President, Distribution Parts and
 Office of the President                              Debris Management.  From May 1991 to November 1993 was President and Chief
                                                      Operating Officer of Leaseway Transportation Corporation. While Mr. Lounsbury
                                                      served as President and a director of Leaseway, it filed for protection under
                                                      Chapter 11 and during that period it was discharged.
-----------------------------------------------------------------------------------------------------------------------------------
 J. David McIntosh                                    Elected Group Vice President September 17, 1996.  From February 1992 to
 53, Group Vice President                             September 16, 1996 was appointed Vice President, Consumer Division.
 Office of the President                              Appointed Vice President and General Manager, Home Improvement Division in
                                                      May 1986.
-----------------------------------------------------------------------------------------------------------------------------------
 J. Lawrence McIntyre                                 Elected Vice President in July 1993.  Elected Secretary and General Counsel
 54, Vice President, Secretary and General Counsel    in August 1993.  Prior to July 1993, was a shareholder with Doherty, Rumble &
                                                      Butler Professional Association.
-----------------------------------------------------------------------------------------------------------------------------------
 Kendrick B. Melrose                                  Elected Chairman of the Board in December 1987. Elected Chief Executive
 56, Chairman and Chief Executive Officer             Officer in December 1983.
 Office of the President
-----------------------------------------------------------------------------------------------------------------------------------
 Karen M. Meyer                                       Has served as Vice President, Human Resources/Administrative Services since
 46, Vice President,                                  December 1988.
 Human Resources/Administrative Services
-----------------------------------------------------------------------------------------------------------------------------------
 Richard R. Pollick                                   Appointed Vice President, International Division in March 1990.
 57, Vice President and General Manager
 International Division
-----------------------------------------------------------------------------------------------------------------------------------
 Stephen P. Wolfe                                     Appointed Vice President in August 1994.  Elected President, Toro Credit
 48, Vice President, The Toro Company and President,  Company in July 1990.
 Toro Credit Company
-----------------------------------------------------------------------------------------------------------------------------------

There are no family relationships between any director, executive officer or person nominated to become a director or executive officer. There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an officer.

                                     Part II

--------------------------------------------------------------------------------

All information incorporated by reference in this Part II is from the Registrant's Annual Report to Stockholders for the fiscal year ended October 31, 1996 ("Annual Report").

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Toro Common Stock (including related Preferred Share Purchase Rights) is listed for trading on the New York Stock Exchange. As of October 31, 1996 there were 6,841 holders of record of the company's common stock.

See "Quarterly Financial Data" on page 44 of the Annual Report for dividends paid on and range of high and low quotations for the company's common stock on the New York Stock Exchange for the period from August 1, 1995 to October 31, 1996, which information is incorporated herein by reference.

                         ITEM 6. SELECTED FINANCIAL DATA

See "Selected Financial Data" on page 24 of the Annual Report for financial data for the year ended October 31, 1996, for the 3 month period ended October 31, 1995 and for the years ended July 31, 1995, 1994, 1993 and 1992 which information for these periods is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report on pages 16 through 21 and pages 25 through 29 which sections are incorporated herein by reference.

FORWARD-LOOKING INFORMATION

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This Annual Report on Form 10-K contains various forward-looking statements, included under the captions entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report which sections are incorporated herein by reference, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not historical are forward-looking. When used in this document, the words "expect", "anticipate", "estimate", and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements are contained in Part I of this report and may be made orally in the future by or on behalf of the company.

Forward-looking statements involve risks and uncertainties, including, but not limited to, changes in business conditions and the economy in general in both foreign and domestic markets; weather conditions affecting demand; seasonal factors affecting the company's industry; lack of growth in the company's markets; litigation; financial market changes including interest rates and foreign exchange rates; trend factors including housing starts, new golf course starts and market demographics; government actions including budget levels, regulation, and legislation, primarily legislation relating to the environment, commerce and infrastructure, and health and safety; labor relations; availability of materials; actions of competitors; ability to integrate acquisitions; and the company's ability to profitably develop, manufacture and sell both new and existing products. Actual results could differ materially from those projected in the forward-looking statements as a result of these risk factors, and should not be relied upon as a prediction of actual future results. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

               ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements described in Item 14(a)1 of this report are incorporated herein by reference.

See "Quarterly Financial Data" appearing on page 44 of the Annual Report which is incorporated herein by reference.

          ITEM 9. DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                   Part III
-------------------------------------------------------------------------------
           ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

See "Executive Officers of the Registrant" in Part I of this report for information regarding the executive officers of the company, which information is herein incorporated by reference.

Information regarding the directors of The Toro Company and additional information regarding certain executive officers is incorporated by reference to the information to be contained in the Proxy Statement to be filed with respect to the next meeting of stockholders which involves the election of directors or, if such Proxy Statement is not filed within 120 days after the end of the fiscal year covered by this Form 10-K, such information will be filed as part of an amendment to this Form 10-K not later than the end of the 120-day period.


                         ITEM 11. EXECUTIVE COMPENSATION

Information concerning executive compensation is incorporated herein by reference to the information to be contained in the Proxy Statement to be filed with respect to the next meeting of stockholders which involves the election of directors or, if such Proxy Statement is not filed within such 120 days after the end of the fiscal year covered by this Form 10-K, such information will be filed as part of an amendment to this Form 10-K not later than the end of the 120-day period.

     ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information regarding the security ownership of certain beneficial owners and management of The Toro Company is incorporated herein by reference to the information to be contained in the Proxy Statement to be filed with respect to the next meeting of stockholders which involves the election of directors or, if such Proxy Statement is not filed within such 120 days after the end of the fiscal year covered by this Form 10-K, such information will be filed as part of an amendment to this Form 10-K not later than the end of the 120-day period.

             ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                                      Part IV

--------------------------------------------------------------------------------

    ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  1.  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Incorporated by reference into Part II, Item 8 of this report:   Pages in Fiscal
                                                                      1996
                                                                  Annual Report
                                                                 To Stockholders
                                                                 ---------------

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . 30

Consolidated Statements of Earnings for the year ended
   October 31, 1996, the 3 months ended October 31, 1995 and
   the years ended July 31, 1995 and 1994. . . . . . . . . . . . . . . 30

Consolidated Balance Sheets
   as of October 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . 31

Consolidated Statements of Cash Flows for the year ended
   October 31, 1996, the 3 months ended October 31, 1995 and
   the years ended July 31, 1995 and 1994. . . . . . . . . . . . . . . 32

Notes to Consolidated Financial Statements . . . . . . . . . . . . . .33-44

(a)  2.  INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

Included in Part IV of this report:

   Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . 18

   Schedule II - Valuation and Qualifying Accounts . . . . . . . . . . 19

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes to the consolidated financial statements.

(a)  3.  EXHIBITS
-----------------

     2 and 10(iii)(j)      Stock Purchase Agreement among The Toro Company,
                           James Hardie (USA) Inc., James Hardie Industries
                           Limited and RCI Pty. Ltd. (incorporated by reference to the Exhibit to Registrant's Current Report on Form
                           8-K dated September 18, 1996).

     3(i)(a) and 4(a)      Certificate of Incorporation of the Registrant as
                           amended and corrected through May 18, 1987
                           (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3,
                           Registration No. 33-16125).

     3(i)(b) and 4(b)      Certificate of Amendment to Certificate of
                           Incorporation of the Registrant dated December 8,
                           1987 (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended January 29, 1988, Commission File No.
                           1-8649).

     3(ii) and 4(c)        Bylaws of the Registrant (incorporated by reference
                           to Exhibit 3.3 to the Registrant's Annual Report on
                           Form 10-K for the year ended July 31, 1991,
                           Commission File No. 1-8649)

     4(d) Specimen form of Common Stock certificate (incorporated by reference to Exhibit 4(c) to the Registrant's Registration Statement on Form S-8, Registration No. 2-94417).

     4(e) Rights Agreement dated as of June 14, 1988, between the Registrant and Norwest Bank Minnesota, National Association relating to rights to purchase Series B Junior Participating Voting Preferred Stock, as amended (incorporated by reference to Exhibit 1 to Registrant's Registration Statement on Form 8-A dated June 17, 1988, Commission File No. 1-8649, as amended).

     4(f) Indenture dated as of July 15, 1987, between the Registrant and Manufacturers Hanover Trust Company, Trustee, relating to the Registrant's 11% Sinking Fund Debentures Due August 1, 2017 (incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3, Registration No. 33-15385).

     10(iii)(a)            * Form of Employment Agreement in effect for certain
                           officers of Registrant (incorporated by reference to Exhibit 10(b) to Registrant's Annual Report on Form
                           10-K for the year ended July 31, 1995).

     10(iii)(b)            * 1992 Directors Stock Plan, as amended.

     10(iii)(c)            * Annual Management Incentive Plan for certain key
                           employees and officers of Registrant (incorporated by reference to Exhibit A to Registrant's Proxy
                           Statement dated February 5, 1996).

     10(iii)(d)            * 1985 Incentive Stock Option Plan, as amended
                           (incorporated by reference Exhibit 10(b) to Registrant's Annual Report on Form 10-K for the year ended July 31, 1993).

     10(iii)(e)            * 1989 Stock Option Plan, as amended.

     10(iii)(f)            * 1993 Stock Option Plan, as amended.

     10(iii)(g)            * Continuous Performance Award Plan, as amended.

     10(iii)(h)            * The Toro Company Supplemental Management Retirement
                           Plan.

     10(iii)(i)            * Chief Executive Officer Succession Incentive
                           Agreement dated as of July 31, 1995.

     11 Computation of Earnings per Share of Common Stock and Common Stock Equivalents (page 19 of this report).

     13                    Registrant's Fiscal 1996 Annual Report to
                           Stockholders.

     21                    Subsidiaries of Registrant (page 20 of this report).

     23 Independent Auditors' Consent (page 21 of this report).

     27                    Supplemental Data Schedule; electronic filing only.

* Management contract or compensatory plan or arrangements required to be filed as an exhibit to this form 10-K pursuant to Item 14(c).

(b)  REPORTS ON FORM 8-K

Registrant filed its Current Report on Form 8-K dated October 17, 1996, reporting the September 18, 1996 agreement entered into with James Hardie Industries Limited of Australia and related companies, pursuant to which Registrant agreed to purchase the stock of James Hardie Irrigation, Inc. and certain related companies, all known as the James Hardie Irrigation Group, subject to certain terms and conditions.

Registrant filed its Current Report on Form 8-K dated December 16, 1996, reporting the completion of the acquisition of James Hardie Irrigation Group from James Hardie Industries Limited of Australia on December 2, 1996 through the acquisition of all of the outstanding stock of James Hardie Irrigation, Inc., a Nevada corporation, James Hardie Irrigation Pty. Limited, a corporation organized under the laws of South Australia, Australia, and James Hardie Irrigation Europe S.p.A., a corporation organized under the laws of Italy.

--------------------------------------------------------------------------------

The company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, at the time of its filing with the Securities and Exchange Commission, shall modify and supersede all prior documents filed pursuant to Sections 13, 14 and 15(d) of the 1934 Act for purposes of any offers or sales of any securities after the date of such filing pursuant to any Registration Statement or Prospectus filed pursuant to the Securities Act of 1933 which incorporates by reference such Annual Report on Form 10-K.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

          THE TORO COMPANY
     --------------------------
            (Registrant)
                                                       Dated: January 20, 1997
     /s/  Gerald T. Knight
     ---------------------
          Gerald T. Knight
          Vice President - Finance
          Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

--------------------------------------------------------------------------------
          Signature                     Title                      Date
--------------------------------------------------------------------------------

/s/  Kendrick B. Melrose      Chairman, Chief Executive       January 20, 1997
-------------------------     Officer, and Director
     Kendrick B. Melrose      (principal executive officer)

/s/  Gerald T. Knight         Vice President - Finance,       January 20, 1997
-------------------------     Chief Financial Officer
     Gerald T. Knight         (principal financial officer)

/s/  Randy B. James           Vice President, Controller      January 20, 1997
-------------------------     (principal accounting officer)
     Randy B. James

/s/  Ronald O. Baukol         Director                        January 20, 1997
-------------------------
     Ronald O. Baukol

/s/  Robert C. Buhrmaster     Director                        January 20, 1997
-------------------------
     Robert C. Buhrmaster

/s/  Janet K. Cooper          Director                        January 20, 1997
-------------------------
     Janet K. Cooper

/s/  Alex A. Meyer            Director                        January 20, 1997
-------------------------
     Alex A. Meyer

/s/  Robert H. Nassau         Director                        January 20, 1997
-------------------------
     Robert H. Nassau

/s/  Dale R. Olseth           Director                        January 20, 1997
-------------------------
     Dale R. Olseth

/s/  Edwin H. Wingate         Director                        January 20, 1997
-------------------------
     Edwin H. Wingate

[Letterhead]




                             INDEPENDENT AUDITORS' REPORT



The Board of Directors
The Toro Company:

Under date of December 16, 1996, we reported on the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows for the year ended October 31, 1996, the three-month period ended October 31, 1995 and the years ended July 31, 1995 and 1994, as contained in the 1996 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the fiscal year 1996. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                 KPMG Peat Marwick LLP



Minneapolis, Minnesota
December 16, 1996

                          THE TORO COMPANY AND SUBSIDIARIES
                          VALUATION AND QUALIFYING ACCOUNTS



-------------------------------------------------------------------------------------------------------------------------------
                                                       BALANCE      CHARGED TO
              DESCRIPTION                           AT BEGINNING    COSTS AND       OTHER (a)      DEDUCTIONS    BALANCE AT
                                                       OF YEAR       EXPENSES                         (b)        END OF YEAR
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Year Ended October 31, 1996

Allowance for doubtful accounts                     $  7,542,000   $  3,358,000    $   330,000   $  1,225,000   $ 10,005,000
-------------------------------------------------------------------------------------------------------------------------------

Three Months Ended October 31, 1995

Allowance for doubtful accounts                     $  7,343,000   $    720,000    $         0   $    521,000   $  7,542,000
-------------------------------------------------------------------------------------------------------------------------------

Year Ended July 31, 1995

Allowance for doubtful accounts                     $  7,702,000   $  1,543,000    $    20,000   $  1,922,000   $  7,343,000
-------------------------------------------------------------------------------------------------------------------------------

Year Ended July 31, 1994

Allowance for doubtful accounts                     $  5,589,000   $  3,032,000    $   765,000   $  1,684,000   $  7,702,000
-------------------------------------------------------------------------------------------------------------------------------


         (a) Additions to allowance for doubtful accounts due to reclassification and acquisitions.
         (b)  Uncollectible accounts charged off, net of recoveries.

                                THE TORO COMPANY
                            1992 DIRECTORS STOCK PLAN

1. PURPOSE OF THE PLAN. The purpose of The Toro Company 1992 Directors Stock Plan ("Plan") is to enable The Toro Company (the "Company") to attract and retain experienced and knowledgeable independent directors to serve on the Board of Directors of the Company or its subsidiaries, and to further align their interests with those of the stockholders of the Company by providing for or increasing their stock ownership interests in the Company. It is intended that the Plan be interpreted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent applicable.

2. ELIGIBILITY. All members of the Company's Board of Directors who are not current employees of the Company or any of its subsidiaries ("Nonemployee Directors") are eligible to participate in the Plan.

3.   PLAN AWARDS.

     a. DIRECTORS SHARES. To carry out the purposes of the Plan, the Company shall issue shares ("Directors Shares") of the Company's Common Stock, $1.00 par value and related preferred share purchase rights (subject to adjustment as provided in Section 4 hereof) (the "Common Stock"), to each person who is then a Nonemployee Director, on the first day of each fiscal year in an amount equal to $5,000 divided by the fair market value of one share of Common Stock; provided, however, that the first award of Directors Shares made under the Plan shall be made on the date that the Plan is first approved by the Company's stockholders to Nonemployee Directors then serving. The "fair market value of one share of Common Stock" shall be the average of the closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for each of the trading days in the three calendar months immediately prior to the date of issue of the Directors Shares.

     b.   DIRECTORS OPTIONS.

          i. ANNUAL GRANT. Subject to the terms and conditions of this Section 3.b., the Company shall grant a nonqualified option ("Directors Options") to purchase 1,000 shares of the Common Stock, to each person who is then a Nonemployee Director, on the first day of each fiscal year at an exercise price per share equal to the fair market value of one share of Common Stock on the date of grant; provided, however, that the first award of Directors Options made under the Plan shall be contingent on approval by the Company's stockholders of the grant of Directors Options. The "fair market value of one share of Common Stock" shall be the closing price of the Common Stock on the New York Stock Exchange on the first day of the Company's fiscal year with respect to which the grant is made, as reported in The Wall Street Journal.

          ii.  OPTION TERMS.

               (a) Directors Options shall be exercisable in whole or in part commencing six months following the date of grant and shall remain exercisable for a term of five years after the date of grant, except that the first Directors Options awarded contingent upon approval by the Company's stockholders of the grant of Directors Options shall expire on October 31, 2000.

               (b) No Directors Option shall be assigned or transferred, except by will or the laws of descent and distribution. An option so transferred may be exercised after the death of the individual to whom it is granted only by such individual's legal representatives, heirs or legatees, not later than the earlier of the date the option expires or one year after the date of death of such individual, and only with respect to an option exercisable at the time of death.

               (c) During the lifetime of a Nonemployee Director, options held by such individual may be exercised only by the Nonemployee Director and only while serving as a member of the Board of Directors of the Company and only if the Nonemployee Director has been continuously so serving since the date such options were granted; provided, however, that in the event of disability of a Nonemployee Director, options may be exercised by such individual not later than the earlier of the date the option expires or one year after the date such service as a member of the Board of Directors ceases by reason of disability, but only with respect to an option exercisable at the time such service ceases.

               (d) Payment of the exercise price may be made in cash, in shares of Common Stock valued at fair market value on the date of exercise or in a combination of cash and Common Stock.

     c. SHARE PRORATION. If, on any date on which Directors Shares are to be issued pursuant to Section 3.a. or Directors Options are to be granted pursuant to Section 3.b., the number of shares of Common Stock is insufficient for the issuance of the entire number of shares to be issued or the grant of the entire number of options as calculated in accordance with Section 3.a. or Section 3.b., then the number of shares to be issued to each Nonemployee Director entitled to receive Directors Shares or Directors Options on such date shall be such Nonemployee Director's proportionate share of such available number of shares or options (rounded down to the greatest number of whole shares), provided that if a sufficient number of shares of Common Stock is available to issue all of the Directors Shares, then the entire number of Directors Shares shall be issued first and the number of shares to be subjected to options shall be prorated in accordance with this section.

     d. SUPPLEMENTAL BENEFIT. Directors Shares and Directors Options are a supplemental benefit and are not a component of the annual retainer paid to Nonemployee Directors. The value of Directors Shares and Directors Options shall not be included in the calculation by the Company of the amount of compensation upon which a Nonemployee Director's retirement benefit is calculated for purposes of the Company's Director Retirement Plan or any similar plan.

4. STOCK SUBJECT TO PLAN. Subject to adjustment as provided in this paragraph and subject to increase by amendment of the Plan, the total number of shares of Common Stock that is reserved and available for issuance as Directors Shares or pursuant to Directors Options granted under the Plan shall be 65,000 shares. If any Directors Option granted hereunder expires unexercised or terminates, the shares of Common Stock reserved for issuance pursuant to such option shall, to the extent of any such termination or to the extent the shares covered by an option are not issued or used, again be available for option grants under the Plan. Any shares issued by the Company in connection with the assumption or substitution of outstanding option grants from any acquired corporation shall not reduce the shares available for stock awards or option grants under the Plan. Appropriate adjustments in the number of shares of the Common Stock that may be available for option grants under the Plan and adjustments in the option price per share of outstanding options may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

5. CHANGE OF CONTROL. In the event of a threatened or actual Change of Control of the Company as hereinafter defined, whether or not approved by the Board of Directors , all Directors Options shall fully vest, unless otherwise limited by the Committee at the time of grant, and be exercisable in their entirety immediately, and notwithstanding any other provisions of the Plan, shall continue to be exercisable for three years following the later of the threatened or actual Change of Control, but not later than ten years after the date of grant. A Change of Control means the earliest to occur of (i) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (ii) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company or (iii) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes (or would cause) the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

6. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee composed of those members of the Board of Directors of the Company who are also employees of the Company (the "Committee"). The Committee shall have the authority to carry out all provisions of the Plan; provided, however, that it shall have no discretion to determine which Nonemployee Directors may receive Directors Shares or Directors Options or to set the value of such Directors Shares or Directors Options, other than to make the calculations required by Section 3.a. and Section 3.b.

7. TERM OF PLAN. The Plan became effective on August 20, 1992 and shall terminate ten (10) years thereafter, unless sooner terminated by action of the Board of Directors.

8.   AMENDMENT.

     a. The effective date of any amendment to the Plan shall be the date of its adoption by the Board of Directors; provided, however, that no amendment shall be effective unless and until the same is approved by the stockholders of the Company where the failure to obtain such approval would adversely affect the compliance of the Plan with any law or rule, including the Exchange Act and the Internal Revenue Code of 1986, as amended. In the event the stockholders do not approve such an amendment, the amendment shall be of no effect and the Plan shall continue in effect as if such amendment had not been adopted by the Board of Directors, unless the Board otherwise determines. No amendment of the Plan shall adversely affect in a material manner any right of any option holder with respect to any option theretofore granted without such option holder's written consent.

     b. The provisions of Section 3.a. and Section 3.b. shall not be amended more than once every six (6) months other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

                                   THE TORO COMPANY
                                1989 STOCK OPTION PLAN

1. PURPOSE. The purpose of the 1989 Stock Option Plan (the "Plan") is to advance the interests of The Toro Company (the "Company") and its stockholders by providing an incentive to certain employees of the Company and its subsidiaries and to certain other key individuals who perform services for the Company and its subsidiaries, to contribute significantly to the strategic and long-term performance objectives and growth of the Company and its subsidiaries. This purpose is expected to be achieved by granting options to acquire the Common Stock, $1.00 par value, and related preferred share purchase rights of the Company (the "Common Stock"). Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options ("nonqualified options") or incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by the Plan, nonqualified options or Incentive Stock Options or both may be granted to an eligible individual.

2.  EFFECTIVE DATE. The effective date of the Plan shall be August 8, 1989.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), provided that members of the Committee shall be Non-employee Directors as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule and shall qualify to administer the Plan as contemplated by Section 162(m) of the Code and the regulations thereunder ("Section 162(m)"). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. The decision of the Committee on any matter affecting the Plan and obligations arising under the Plan or any option granted thereunder shall be deemed final and binding upon all persons. No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any option granted thereunder. Committee members shall be reimbursed for out-of-pocket expenses reasonably incurred in the administration of the Plan.

    Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the exercise price of each option to purchase Common Stock, the individuals to whom and the time or times at which options shall be granted, the number of shares to be subject to each option, when an option may be exercisable and the other terms and provisions (and amendments thereto) of the respective option agreements (which need not be identical); to determine whether a particular option is to be an Incentive Stock Option and the terms and provisions thereof that shall be required in the judgment of the Committee to provide therefor or to conform to any change in any law or regulation applicable thereto, or to any other law or regulation that may hereafter become effective to provide similar or related tax benefits to option holders; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

4. COMMON STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in this paragraph and subject to increase by amendment of the Plan, the total number of shares of Common Stock that is reserved and available for issuance pursuant to options granted under the Plan shall be 1,700,000 shares. If any option granted hereunder terminates, expires unexercised, is exchanged for other options without the issuance of shares of Common Stock or is exercised by the delivery or constructive delivery of shares of Common Stock already owned by the option holder, the shares of Common Stock reserved for issuance pursuant to such option shall, to the extent of any such termination or to the extent shares covered by an option are not issued or used, again be available for option grants under the Plan. Any shares issued by the Company in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the shares available for option grants under the Plan. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares, or outstanding shares acquired in the market or from private sources, or a combination thereof. Appropriate adjustments in the number of shares of the Common Stock that may be available for option grants under the Plan and adjustments in the option price per share of outstanding options may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

5. ELIGIBILITY. Options may be granted to any employee of the Company or any subsidiary thereof who is regularly employed in an executive, managerial, professional or technical position, and to any other individual who performs services for the Company or any subsidiary and who contributes significantly to the strategic and long-term performance objectives of the Company and its subsidiaries. Options may be granted to directors of the Company who are also employees of the Company. More than one option may be granted to the same individual. No option may be granted to an individual who owns, directly or indirectly, Common Stock or other capital stock of the Company possessing more than 5% of the total combined voting power or value of any class of capital stock of the Company or a subsidiary immediately after such option is granted. Except for the foregoing limitations, there is no minimum or maximum number of shares of Common Stock with respect to which options may be granted to any individual under the Plan. Individuals to whom options are granted are at times referred to as "option holders".

6. DURATION OF THE PLAN. The Plan shall remain in effect until all shares reserved for issuance pursuant to the Plan shall have been purchased pursuant to options granted under the Plan, provided that options under the Plan must be granted within ten years from the effective date of the Plan.

7. GENERAL TERMS OF OPTIONS. Options shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    A. DATE OF GRANT. An option agreement shall specify the date of grant, which shall be the date on which the Committee grants an option or any later date which the Committee specifically designates.

    B. NUMBER OF SHARES OF COMMON STOCK. An option agreement shall specify the number of shares of Common Stock to which it pertains. Notwithstanding any other provision of the Plan, the maximum number of shares that may be covered by any option grant during any calendar year shall be 100,000 shares.

    C. EXERCISE PRICE. The exercise price of all stock options will be granted at fair market value, except for performance based stock options, such as those granted in connection with the Continuous Performance Award Plan, where the exercise price is an average and on the date of grant could be higher or lower than fair market value. Fair market value is generally determined to be the closing price for the Common Stock on the New York Stock Exchange as reported by The Wall Street Journal or other readily available quotation of composite transactions.

    D. TERM OF OPTIONS. The term of each option shall be fixed by the Committee.

    E.   EXERCISABILITY AND TRANSFERABILITY.

         (i) The Committee shall have the authority to determine whether an option agreement shall specify periods after the date of grant of an option during which the option or any portion thereof may not yet be exercisable, including provisions applicable to persons subject to Section 16 of the Exchange Act.

         (ii) During the lifetime of an option holder, options held by such individual may be exercised only by the option holder and only while an employee of the Company or a parent or subsidiary of the Company or otherwise performing services for the Company or a parent or subsidiary and only if the option holder has been continuously so employed or engaged since the date such options were granted; provided, however, that (a) in the event of disability of an option holder, options may be exercised by such individual not later than the earlier of the date the option expires or one year after the date such employment or performance of services ceases by reason of disability, but only with respect to an option exercisable at the time such employment or performance of services ceases and (b) an option other than an Incentive Stock Option may be exercised (I) after such individual ceases to be an employee by reason of retirement, either at or after age 60 but not later than the earlier of the date the option expires or four years after the date of retirement, or, if approved by the Committee, after retirement at an age less than age 60 but not later than the earlier of the date the option expires or three years after the date of retirement; and (II) in the event a salary replacement option is granted by the Committee and the option holder is involuntarily terminated during the option term or becomes disabled or dies, the Committee shall have the right to grant to the option holder or his personal representative, as the case may be, the right to request either (1) that the option be cancelled and the option holder or his estate be paid an amount equal to the compensation the option holder has given up from the date of grant to the date of such termination, disability or death together with interest at the prime rate less the then market gain on that portion of the shares covered by the option which is then vested; or (2) that the stock option accelerates such that the option be deemed to have vested at an appropriate rate per month (as determined by the Committee) from the date of grant to the last date of the month in which the date of termination, disability or death occurs, such accelerated option to be then exercisable for a period of three years following such date but only with respect to an option exercisable at the time such individual ceases to be an employee.

         (iii) Notwithstanding any provision of this paragraph 7.E, if within one year after the termination of employment with or performance of services for the Company, an option holder is employed or retained by a company that competes with the business of the Company or such individual violates any confidentiality agreement with the Company, the Company may cancel and rescind all options held by such individual and demand return of the economic value of any option which was realized or obtained (measured at the date of exercise) by such individual at any time during the period beginning on the date which is twelve months prior to the date of termination.

         (iv) Absence on leave or any other interruption in the performance of services by an option holder with the Company shall, if approved by the Committee, not be deemed a cessation or interruption of employment or services for the purposes of the Plan.

         (v) No option shall be assignable or transferable by the individual to whom it is granted except that it may be transferable by will or the laws of descent and distribution. An option so transferred may be exercised after the death of the individual to whom it is granted only by such individual's legal representatives, heirs or legatees, not later than the earlier of the date the option expires or one year after the date of death of such individual, and only with respect to an option exercisable at the time of death.

         (vi) In no event shall any option be exercisable at any time after its expiration date unless extended by the Committee. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated.

    F. METHODS OF EXERCISE. Subject to the terms and conditions of the Plan and the terms and conditions of the option agreement, an option may be exercised in whole at any time or in part from time to time, by delivery to the Company at its principal office of a written notice of exercise specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the exercise price for shares to be purchased at that time. Payment may be made (i) in cash, (ii) in shares of Common Stock valued at the fair market value of the Common Stock on the date of exercise or (iii) in a combination of cash and Common Stock. The Committee may also, in its sole discretion, permit option holders to deliver a notice of exercise of options and to simultaneously sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by proper officers of the Company, using the proceeds from such sale as payment of the exercise price, or may authorize such other methods as it deems appropriate and as comply with requirements of the Code and the Exchange Act.

         No shares of Common Stock shall be issued until full payment therefor has been made.

    G. ACCELERATED OWNERSHIP FEATURE. An option may, in the discretion of the Committee, include the right to acquire an accelerated ownership nonqualified stock option ("AO Option"). An option which provides for the grant of an AO Option shall entitle the option holder, upon exercise of that option and payment of the appropriate exercise price in shares of Common Stock that have been owned by such option holder for not less than six months prior to the date of exercise, to receive an AO Option. An AO Option is an option to purchase, at fair market value at the date of grant of the AO Option, a number of shares of Common Stock equal to the sum of the number of whole shares delivered by the option holder in payment of the exercise price of the original option and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. An AO Option shall expire on the same date that the original option would have expired had it not been exercised. All AO Options shall be nonqualified options.

    H. CHANGE OF CONTROL. In the event of a threatened or actual Change of Control of the Company as hereinafter defined, whether or not approved by the Board of Directors, all options shall fully vest, unless otherwise limited by the Committee at the time of the option grant, and be exercisable in their entirety immediately, and notwithstanding any other provisions of the Plan, shall continue to be exercisable for three years following the later of the threatened or actual Change of Control, but not later than ten years after the date of grant. A Change of Control means the earliest to occur of (i) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (ii) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company or (iii) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes (or would cause) the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

    I. REORGANIZATION. The Committee may, in its sole discretion, make provisions in any option agreement for the protection of outstanding options in the event of a merger, consolidation, reorganization or liquidation of the Company or the acquisition of stock or assets of the Company by another entity.

    J. RIGHTS AS A STOCKHOLDER. An option holder shall have no rights as a stockholder with respect to any Common Stock covered by an option until exercise of such option and issuance of shares of Common Stock. Except as otherwise expressly provided in the Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to issuance of the Common Stock.

    K. GENERAL RESTRICTION. Each option shall be subject to the requirement that, if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Common Stock subject to such option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of Common Stock thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

    L. FOREIGN NATIONALS. Without amending the Plan, awards may be granted to individuals who are foreign nationals or are employed or otherwise performing services for the Company or any subsidiary outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

8. INCENTIVE AND NONQUALIFIED OPTIONS. It is intended that certain options granted under the Plan shall be Incentive Stock Options and shall meet the applicable requirements of and contain or be deemed to contain all provisions required under Section 422 of the Code or corresponding provisions of subsequent revenue laws and regulations in effect at the time such options are granted; that other options shall not meet such requirements and shall be nonqualified stock options; and that any ambiguities in construction shall be interpreted in order to effectuate such intent. The Committee may grant one or more options of either type, or of both types, to any one or more individuals either at different times or concurrently. Such options shall be subject to the terms and conditions set forth elsewhere in the Plan and to the following:

    A. INCENTIVE STOCK OPTIONS. The term of any Incentive Stock Option shall meet the requirements of Section 422 of the Code. Any Incentive Stock Option shall be treated as "outstanding" until it is exercised in full or expires by reason of lapse of time. To the extent that the aggregate fair market value of Common Stock (determined at the time of grant of the Incentive Stock Option in accordance with paragraph 7.C of the Plan) with respect to which Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) exceeds $100,000 or such other limit as may be imposed by the Code, such options to the extent they exceed such limit shall be treated as options which are not Incentive

         Stock Options. In applying the foregoing limitation, options shall be taken into account in the order in which they were granted.

    B. NONQUALIFIED OPTIONS. There is no limitation on the maximum amount of nonqualified options which may be exercised in any year.

9. WITHHOLDING TAXES. The Company shall have the right to deduct from any settlement made under the Plan, including the exercise of an option or the sale of shares of Common Stock, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date such Common Stock is withheld or surrendered.

10. AMENDMENT OF THE PLAN. The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, including an amendment to increase the number of shares of Common Stock with respect to which options may be granted, provided however that no amendment shall be effective unless and until the same is approved by stockholders of the Company where the failure to obtain such approval would adversely affect the availability of any exemption under Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any option holder with respect to any option theretofore granted without such option holder's written consent.

11. MISCELLANEOUS.

    A. USE OF PROCEEDS. The proceeds derived from the sale of shares of Common Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

    B. PARENT AND SUBSIDIARY. As used herein, the terms "parent" and "subsidiary" shall mean "parent corporation" and "subsidiary corporation", respectively, as defined in Section 424 of the Code.

                                   THE TORO COMPANY
                                1993 STOCK OPTION PLAN


1. PURPOSE. The purpose of the 1993 Stock Option Plan (the "Plan") is to advance the interests of The Toro Company (the "Company") and its stockholders by providing an incentive to certain employees of the Company and its subsidiaries and to certain other key individuals who perform services for the Company and its subsidiaries, to contribute significantly to the strategic and long-term performance objectives and growth of the Company and its subsidiaries. This purpose is expected to be achieved by granting options to acquire the Common Stock, $1.00 par value, and related preferred share purchase rights of the Company (the "Common Stock"). Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options ("nonqualified options") or incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by the Plan, nonqualified options or Incentive Stock Options or both may be granted to an eligible individual.

2.  EFFECTIVE DATE. The effective date of the Plan shall be August 17, 1993.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), provided that members of the Committee shall be Non-employee Directors as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule and shall qualify to administer the Plan as contemplated by Section 162(m) of the Code and the regulations thereunder ("Section 162(m)"). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. The decision of the Committee on any matter affecting the Plan and obligations arising under the Plan or any option granted thereunder shall be deemed final and binding upon all persons. No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any option granted thereunder. Committee members shall be reimbursed for out-of-pocket expenses reasonably incurred in the administration of the Plan.

    Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the exercise price of each option to purchase Common Stock, the individuals to whom and the time or times at which options shall be granted, the number of shares to be subject to each option, when an option may be exercisable and the other terms and provisions (and amendments thereto) of the respective option agreements (which need not be identical); to determine whether a particular option is to be an Incentive Stock Option and the terms and provisions thereof that shall be required in the judgment of the Committee to provide therefor or to conform to any change in any law or regulation applicable thereto, or to any other law or regulation that may hereafter become effective to provide similar or related tax benefits to option holders; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

4. COMMON STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in this paragraph and subject to increase by amendment of the Plan, the total number of shares of Common Stock that is reserved and available for issuance pursuant to options granted under the Plan shall be 1,600,000 shares. If any option granted hereunder terminates, expires unexercised, is exchanged for other options without the issuance of shares of Common Stock or is exercised by the delivery or constructive delivery of shares of Common Stock already owned by the option holder, the shares of Common Stock reserved for issuance pursuant to such option shall, to the extent of any such termination or to the extent shares covered by an option are not issued or used, again be available for option grants under the Plan. Any shares issued by the Company in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the shares available for option grants under the Plan. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares, or outstanding shares acquired in the market or from private sources, or a combination thereof. Appropriate adjustments in the number of shares of the Common Stock that may be available for option grants under the Plan and adjustments in the option price per share of outstanding options may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

5. ELIGIBILITY. Options may be granted to any employee of the Company or any subsidiary thereof who is regularly employed in an executive, managerial, professional or technical position, and to any other individual who performs services for the Company or any subsidiary and who contributes significantly to the strategic and long-term performance objectives of the Company and its subsidiaries. Options may be granted to directors of the Company who are also employees of the Company. More than one option may be granted to the same individual. No option may be granted to an individual who owns, directly or indirectly, Common Stock or other capital stock of the Company possessing more than 5% of the total combined voting power or value of any class of capital stock of the Company or a subsidiary immediately after such option is granted. Except for the foregoing limitations, there is no minimum or maximum number of shares of Common Stock with respect to which options may be granted to any individual under the Plan. Individuals to whom options are granted are at times referred to as "option holders".

6. DURATION OF THE PLAN. The Plan shall remain in effect until all shares reserved for issuance pursuant to the Plan shall have been purchased pursuant to options granted under the Plan, provided that options under the Plan must be granted within ten years from the effective date of the Plan.

7. GENERAL TERMS OF OPTIONS. Options shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    A. DATE OF GRANT. An option agreement shall specify the date of grant, which shall be the date on which the Committee grants an option or any later date which the Committee specifically designates.

    B. NUMBER OF SHARES OF COMMON STOCK. An option agreement shall specify the number of shares of Common Stock to which it pertains. Notwithstanding any other provision of the Plan, the maximum number of shares that may be covered by any option grant during any calendar year shall be 100,000 shares.

    C. EXERCISE PRICE. The exercise price of all stock options will be granted at fair market value, except for performance based stock options, such as those granted in connection with the Continuous Performance Award Plan, where the exercise price is an average and on the date of grant could be higher or lower than fair market value. Fair market value is generally determined to be the closing price for the Common Stock on the New York Stock Exchange as reported by The Wall Street Journal or other readily available quotation of composite transactions.

    D. TERM OF OPTIONS. The term of each option shall be fixed by the Committee.

    E.   EXERCISABILITY AND TRANSFERABILITY.

         (i) The Committee shall have the authority to determine whether an option agreement shall specify periods after the date of grant of an option during which the option or any portion thereof may not yet be exercisable, including provisions applicable to persons subject to Section 16 of the Exchange Act.

         (ii) During the lifetime of an option holder, options held by such individual may be exercised only by the option holder and only while an employee of the Company or a parent or subsidiary of the Company or otherwise performing services for the Company or a parent or subsidiary and only if the option holder has been continuously so employed or engaged since the date such options were granted; provided, however, that (a) in the event of disability of an option holder, options may be exercised by such individual not later than the earlier of the date the option expires or one year after the date such employment or performance of services ceases by reason of disability, but only with respect to an option exercisable at the time such employment or performance of services ceases and (b) an option other than an Incentive Stock Option may be exercised (I) after such individual ceases to be an employee by reason of retirement, either at or after age 60 but not later than the earlier of the date the option expires or four years after the date of retirement, or, if approved by the Committee, after retirement at an age less than age 60 but not later than the earlier of the date the option expires or three years after the date of retirement; and (II) in the event a salary replacement option is granted by the Committee and the option holder is involuntarily terminated during the option term or becomes disabled or dies, the Committee shall have the right to grant to the option holder or his personal representative, as the case may be, the right to request either (1) that the option be cancelled and the option holder or his estate be paid an amount equal to the compensation the option holder has given up from the date of grant to the date of such termination, disability or death together with interest at the prime rate less the then market gain on that portion of the shares covered by the option which is then vested; or (2) that the stock option accelerates such that the option be deemed to have vested at an appropriate rate per month (as determined by the Committee) from the date of grant to the last date of the month in which the date of termination, disability or death occurs, such accelerated option to be then exercisable for a period of three years following such date but only with respect to an option exercisable at the time such individual ceases to be an employee.

         (iii) Notwithstanding any provision of this paragraph 7.E, if within one year after the termination of employment with or performance of services for the Company, an option holder is employed or retained by a company that competes with the business of the Company or such individual violates any confidentiality agreement with the Company, the Company may cancel and rescind all options held by such individual and demand return of the economic value of any option which was realized or obtained (measured at the date of exercise) by such individual at any time during the period beginning on the date which is twelve months prior to the date of termination.

         (iv) Absence on leave or any other interruption in the performance of services by an option holder with the Company shall, if approved by the Committee, not be deemed a cessation or interruption of employment or services for the purposes of the Plan.

         (v) No option shall be assignable or transferable by the individual to whom it is granted except that it may be transferable by will or the laws of descent and distribution. An option so transferred may be exercised after the death of the individual to whom it is granted only by such individual's legal representatives, heirs or legatees, not later than the earlier of the date the option expires or one year after the date of death of such individual, and only with respect to an option exercisable at the time of death.

         (vi) In no event shall any option be exercisable at any time after its expiration date unless extended by the Committee. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated.

    F. METHODS OF EXERCISE. Subject to the terms and conditions of the Plan and the terms and conditions of the option agreement, an option may be exercised in whole at any time or in part from time to time, by delivery to the Company at its principal office of a written notice of exercise specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the exercise price for shares to be purchased at that time. Payment may be made (i) in cash, (ii) in shares of Common Stock valued at the fair market value of the Common Stock on the date of exercise or (iii) in a combination of cash and Common Stock. The Committee may also, in its sole discretion, permit option holders to deliver a notice of exercise of options and to simultaneously sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by proper officers of the Company, using the proceeds from such sale as payment of the exercise price, or may authorize such other methods as it deems appropriate and as comply with requirements of the Code and the Exchange Act.

         No shares of Common Stock shall be issued until full payment therefor has been made.

    G. ACCELERATED OWNERSHIP FEATURE. An option may, in the discretion of the Committee, include the right to acquire an accelerated ownership nonqualified stock option ("AO Option"). An option which provides for the grant of an AO Option shall entitle the option holder, upon exercise of that option and payment of the appropriate exercise price in shares of Common Stock that have been owned by such option holder for not less than six months prior to the date of exercise, to receive an AO Option. An AO Option is an option to purchase, at fair market value at the date of grant of the AO Option, a number of shares of Common Stock equal to the sum of the number of whole shares delivered by the option holder in payment of the exercise price of the original option and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. An AO Option shall expire on the same date that the original option would have expired had it not been exercised. All AO Options shall be nonqualified options.

    H. CHANGE OF CONTROL. In the event of a threatened or actual Change of Control of the Company as hereinafter defined, whether or not approved by the Board of Directors, all options shall fully vest, unless otherwise limited by the Committee at the time of the option grant, and be exercisable in their entirety immediately, and notwithstanding any other provisions of the Plan, shall continue to be exercisable for three years following the later of the threatened or actual Change of Control, but not later than ten years after the date of grant. A Change of Control means the earliest to occur of (i) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (ii) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company or (iii) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes (or would cause) the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

    I. REORGANIZATION. The Committee may, in its sole discretion, make provisions in any option agreement for the protection of outstanding options in the event of a merger, consolidation, reorganization or liquidation of the Company or the acquisition of stock or assets of the Company by another entity.
    J. RIGHTS AS A STOCKHOLDER. An option holder shall have no rights as a stockholder with respect to any Common Stock covered by an option until exercise of such option and issuance of shares of Common Stock. Except as otherwise expressly provided in the Plan, no adjustments shall be made for dividends or other rights for which the record date is prior to issuance of the Common Stock.

    K. GENERAL RESTRICTION. Each option shall be subject to the requirement that, if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Common Stock subject to such option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of Common Stock thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

    L. FOREIGN NATIONALS. Without amending the Plan, awards may be granted to individuals who are foreign nationals or are employed or otherwise performing services for the Company or any subsidiary outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

8. INCENTIVE AND NONQUALIFIED OPTIONS. It is intended that certain options granted under the Plan shall be Incentive Stock Options and shall meet the applicable requirements of and contain or be deemed to contain all provisions required under Section 422 of the Code or corresponding provisions of subsequent revenue laws and regulations in effect at the time such options are granted; that other options shall not meet such requirements and shall be nonqualified stock options; and that any ambiguities in construction shall be interpreted in order to effectuate such intent. The Committee may grant one or more options of either type, or of both types, to any one or more individuals either at different times or concurrently. Such options shall be subject to the terms and conditions set forth elsewhere in the Plan and to the following:

    A. INCENTIVE STOCK OPTIONS. The term of any Incentive Stock Option shall meet the requirements of Section 422 of the Code. Any Incentive Stock Option shall be treated as "outstanding" until it is exercised in full or expires by reason of lapse of time. To the extent that the aggregate fair market value of Common Stock (determined at the time of grant of the Incentive Stock Option in accordance with paragraph 7.C of the Plan) with respect to which Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) exceeds $100,000 or such other limit as may be imposed by the Code, such options to the extent they exceed such limit shall be treated as options which are not Incentive

         Stock Options. In applying the foregoing limitation, options shall be taken into account in the order in which they were granted.

    B. NONQUALIFIED OPTIONS. There is no limitation on the maximum amount of nonqualified options which may be exercised in any year.

9. WITHHOLDING TAXES. The Company shall have the right to deduct from any settlement made under the Plan, including the exercise of an option or the sale of shares of Common Stock, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date such Common Stock is withheld or surrendered.

10. AMENDMENT OF THE PLAN. The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, including an amendment to increase the number of shares of Common Stock with respect to which options may be granted, provided however that no amendment shall be effective unless and until the same is approved by stockholders of the Company where the failure to obtain such approval would adversely affect the availability of any exemption under Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any option holder with respect to any option theretofore granted without such option holder's written consent.

11. MISCELLANEOUS.

    A. USE OF PROCEEDS. The proceeds derived from the sale of shares of Common Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

    B. PARENT AND SUBSIDIARY. As used herein, the terms "parent" and "subsidiary" shall mean "parent corporation" and "subsidiary corporation", respectively, as defined in Section 424 of the Code.

                                   THE TORO COMPANY
                          CONTINUOUS PERFORMANCE AWARD PLAN


1. PURPOSE OF THE PLAN. The purpose of the Continuous Performance Award Plan (the "Plan") is to provide an incentive to members of management of The Toro Company (the "Company") who are primarily responsible for the management, growth and sound development of the business of the Company to achieve the Company's long-term financial objectives, by making awards based on achievement of performance goals ("Performance Awards").

2. EFFECTIVE DATE. The Plan shall become effective as of August 1, 1991, subject to the approval of the stockholders of the Company at its Annual Meeting of Stockholders on December 10, 1991, and shall continue in effect unless and until terminated by the Board of Directors of the Company.

3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or its successor committee (the "Committee"), it being intended that members of the Committee shall qualify to administer the Plan as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule, and as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder, and provided further that, if the stock options granted pursuant to paragraph 6 hereof are authorized to be granted under the Company's stock option plans, the members of the Committee shall also have authority to act under those plans. The Committee shall have power to select employees to whom Performance Awards are made, to determine the terms of the Performance Awards consistent with the Plan, to prescribe rules and regulations relating to the Plan and to construe and otherwise implement the Plan.

4. ELIGIBILITY. Performance Awards may be made to any employee who has primary responsibility for and directly influences achievement of long-term financial results of the Company. Officers of the Company who are also members of the Board of Directors shall be eligible to receive Performance Awards. Members of the Committee shall not be eligible to receive Performance Awards. Individuals to whom Performance Awards are made are referred to as "Participants."

5. TERMS OF AWARDS. Performance Awards shall be evidenced by written agreements in such form, not inconsistent with this Plan, as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    a. "AWARD TERM". Unless otherwise provided herein, each Performance Award shall have a term of three fiscal years and shall be payable only at the conclusion of such term. Notwithstanding the foregoing, and for the purpose of bringing a Participant who has not previously participated in this Plan into the three year award cycle of the Plan, the Committee shall grant, in addition to a three year Performance Award, a

         Performance Award having a term of one fiscal year and a Performance Award having a term of two fiscal years, such that an award shall be payable, if otherwise earned, at the conclusion of each of the first two fiscal years after commencement of participation in the Plan. The Committee may, in its discretion, grant additional, successive three year Performance Awards to any Participant with respect to subsequent three year periods. Notwithstanding the foregoing, the Committee may, in its discretion, make Performance Awards having a duration of less than the normal Award Term to an individual who is selected to first become a Participant at a time other than the beginning of a fiscal year of the Company or to reflect a fiscal transition period resulting from a change in fiscal year end or similar significant event; provided that such award shall otherwise be generally on the same terms and conditions applicable to Performance Awards granted as of the first day of the applicable fiscal year.

         SPECIAL RULE FOR PERSONS REFERRED TO IN SECTION 162(M). If a Performance Award is granted at a time other than the beginning of a fiscal year, such award shall not be granted later than 90 days after the commencement of the period of service to which the Performance Award relates or after more than 25% of the period of service has elapsed, in accordance with the provisions of paragraph 5.c.ii hereof.

    b. DATE OF GRANT. Except as otherwise permitted under this Plan, Performance Awards, whether one year, two year or three year awards, shall be granted as of the date which marks the first day of any Award Term.

    c.   BASIS OF AWARD.

         i. The maximum amount that may be paid with respect to any Performance Award (the "Award Maximum") shall be determined by multiplying (a) the base compensation actually paid to the Participant during the period of any one-year Award Term or the last fiscal year of any multiple-year Award Term, as the case may be, exclusive of any bonus or other incentive compensation but including deferred compensation, times (b) a performance factor (such as .25, .50, 1.0, etc.) determined by the Committee, which is intended to reflect the Participant's ability to influence the financial results of the Company and the Participant's relative seniority within management. The maximum dollar amount of the Award Maximum of each Performance Award shall be set by the Committee at the time of grant of such award.

              SPECIAL RULE FOR PERSONS REFERRED TO IN SECTION 162(M): The maximum amount that may be paid with respect to a Performance Award granted to a person referred tp om Section 162(m) shall be determined based on an estimate of such base compensation to be paid during a one-year Award Term or the last fiscal year of a multiple year Award Term, and the maximum dollar amount of the Award Maximum shall be set by the Committee at the time of grant of such award. Performance factors applicable to such persons shall be as follows:

                   Chief Executive Officer                      1.00
                   President and Chief Operating Officer         .75
                   Other Officers                                .25

         ii. The Committee shall establish a financial performance goal based on the Company's relative performance in achieving a return on beginning stockholders equity (ROBE) and net income growth as compared with other similarly classified Fortune 500 companies (the "Performance Goal"), and the amount that shall be paid (the "Award Payment") with respect to each Performance Award shall be based on the achievement by the Company of such Performance Goal during the applicable Award Term; provided that the Performance Goal shall be established not later than 90 days after the commencement of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be preestablished if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

    d.   CALCULATION OF AWARD PAYMENT.

         i. STANDARD CALCULATION. The Company's ROBE and net income growth for each fiscal year shall be converted to a percentile score (the Percentile Score) by comparing the ROBE and net income growth to comparable data for all companies in the Industrial and Farm Equipment Group of Fortune 500 (as reported for the calendar year ended during such fiscal year). The one year Percentile Score shall be used to determine the Award Payment with respect to a one year Award Term and the average of the Percentile Scores for a two or three year Award Term shall be used in determining the Award Payment for any multiple year Performance Award. If the Percentile Score (or average Percentile Score for a two or three year Award Term) is: (a) at or above the 75th percentile, each Participant shall be paid the Award Maximum; (b) between the 50th and 75th percentile, each Participant shall be paid an amount equal to two-thirds of the Award Maximum at the 50th percentile and ranging up on a straight line basis to 100% of the Award Maximum at the 75th percentile; (c) between the 25th and 50th percentile, each Participant shall be paid two-thirds of the Award Maximum at the 50th percentile and ranging down on a straight line basis to zero at the 25th percentile; and (d) at or below the 25th percentile, no Performance Award shall be paid. The Award Payment with respect to a Performance Award covering two or three fiscal years shall not be earned or paid until the completion of the final fiscal year of the Award Term. However, no award payment will be earned or paid to any participant during the first six months of any Award Term.

         ii. Notwithstanding the provisions of subparagraph i of this subparagraph 5.d., any individual who has participated in the Plan for less than a full fiscal year during a one-year Award Term shall receive a payment only for that portion of the fiscal year during which the individual was a Participant (expressed as a percentage and based on a 360 day year).

    e. MAXIMUM AWARD. Notwithstanding any other provision of this Plan, the Maximum Award Payment with respect to any Performance Award is $1,100,000.

    f. PAYMENT. Before any payment is made under the Plan, the Committee must certify in writing that the Performance Goal justifying the payment has been met. Subject to the provisions of subparagraph 5.g. hereof, any amount earned with respect to a Performance Award shall be paid in cash within a reasonable time after the last day of the Award Term and after the Committee has certified in writing that the applicable Performance Goal and any other material terms were satisfied. A Participant shall have no control over the date of payment; provided, however, that a Participant may elect to defer receipt of the cash payment for investment in a deferred compensation account in accordance with the Company's usual procedures, provided that such deferred compensation account shall be maintained in cash or cash equivalents and not in the equity securities of the Company. An election to defer shall be made by the Participant not later than 61 days prior to the last day of an applicable Award Term, and if deemed to be required by applicable securities laws or regulations, shall be made during a period that qualifies as a "window period" for purposes of rules and regulations under the Exchange Act.

    g. CHANGE OF CONTROL. Each Performance Award shall provide that in the event of a threatened or actual change of control of the Company after one full year of any multiple year Award Term, or during the final six months of a one-year Award Term, any such Performance Award shall become immediately payable and the calculation of the amount payable shall be based on the ROBE and net income growth of the Company for the fiscal period most recently ended and the most recent Fortune 500 publication then available. A Change of Control means the earliest to occur of (a) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company, or (c) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company."

    h. TRANSFERABILITY. No Performance Award granted hereunder may be transferred by a Participant. A Participant may receive payment with respect to a Performance Award only while an employee of the Company or a parent or subsidiary of the Company and only if he or she has been continuously employed since the date the Performance Award was granted; provided, however, that:

         i. In the event of the death, disability or retirement of a Participant, an Award Payment shall be paid if otherwise earned in accordance with subparagraph 5.d. hereof, with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). The amount shall be calculated and paid in accordance with the applicable provisions of subparagraphs 5.d. and 5.e., notwithstanding the earlier occurrence of such event.

         ii. In the event of involuntary termination of employment of a Participant, during the Award Term, for reasons other than death, disability or retirement, an Award Payment shall be paid, if otherwise earned in accordance with subparagraph 5.d. hereof, with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). Any payment made under this subparagraph 5.g. shall be based on the ROBE of the Company for the fiscal period then most recently ended and the most recent Fortune 500 publication then available.

6. STOCK OPTIONS. At the time of granting any Performance Award, the Committee shall grant to each Participant options to purchase shares of the Common Stock, $1.00 par value, of the Company (the "Common Stock") under the Company's then effective stock option plan or plans, on such terms and conditions as may be required or permitted under such stock option plan, provided, however, that the following terms shall be applicable unless otherwise not permitted by such stock option plan:

    a. Each Participant shall be granted one option with respect to each Performance Award.

    b. The number of shares to be subject to an option granted to a Participant (the "Option Amount") shall be determined by: multiplying
         (a) the estimated base compensation of the Participant during the first fiscal year of the Award Term, as determined by the Human Resources department of the Company, exclusive of any bonus or other incentive compensation but including deferred compensation; times (b) the performance factor described in subparagraph 5.c.i above; times
         (c) 1.0 for a one-year Award Term, 1.05 for a two-year Award Term, and
         1.1 for a three-year Award Term; and dividing that result by (d) the Fair Market Value of one share of the Common Stock of the Company determined in accordance with subparagraph 6.d. hereof.

    c. Notwithstanding paragraph 6.b., the number of shares subject to an option shall be subject to reduction as follows: If the Company's Percentile Score (or average Percentile Score for a multiple year Award Term) as calculated in accordance with subparagraph 5.d. above, is not at or above the 75th percentile, but is at or above the 25th percentile, a portion of the option related to the applicable Performance Award shall be deemed to expire so that the number of shares subject to the option shall be reduced pro rata on a straight-line basis (full shares only) to two-thirds of the Option Amount at a 50th Percentile Score and to zero at a 25th Percentile Score, on the same basis as provided in subparagraph 5.d. above.
         Thus, if the Company does not achieve a performance equal to at least the 25th percentile as herein provided for the Award Term, the option shall expire automatically. The calculation required by this subparagraph shall be made by the Committee promptly after the end of each fiscal year, and any option or portion of an option deemed to expire shall expire automatically upon the making of such calculation. The Committee shall promptly notify the Participants of the results of the calculation.

    d. The exercise price per share under any option shall be the Fair Market Value of one share of the Common Stock of the Company. The Fair Market Value of one share of the Common Stock, for the purpose of determining the Option Amount and the exercise price per share, shall be the average closing price of the Common Stock on the New York Stock Exchange for the three month period immediately prior to the grant date, provided that such result shall otherwise be in accordance with the then effective stock option plan.

    e. An option granted with respect to any Performance Award, or the portion thereof which remains after application of subparagraph 6.c. above, shall become exercisable on the date the Committee notifies the Participants in accordance with subparagraph 6.c., and may be exercised until 90 days following the Company's public year-end earnings announcement. If permitted under the then effective stock option plan or under applicable securities laws, each option shall provide that in the event of a Change of Control of the Company during the Award Term, the option shall become immediately exercisable in the full Option Amount and the calculation pursuant to paragraph 6.c. shall not be applicable.

    f. An option shall, by its terms, expire upon the termination of employment of a Participant, except that in the event of retirement by a Participant after the end of an Award Term, such retired Participant shall be entitled to exercise the option or options involved during the period provided in subparagraph 6.e. above.

                                   THE TORO COMPANY
                       SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

    The Toro Company hereby amends and restates its Supplemental Management Retirement Plan originally effective as of August 1, 1989, and amended and restated on November 6, 1991. This amendment and restatement is effective as of January 1, 1996. The Supplemental Management Retirement Plan is maintained by The Toro Company for the purpose of providing benefits for certain of its employees who participate in The Toro Company's Pension Plan or Profit Sharing Plan or in both such plans in excess of the limitations on benefits and contributions imposed by Section 401(a)(17) or Section 415 of the Internal Revenue Code on plans to which those sections apply.


                                      ARTICLE I
                                     DEFINITIONS


    Section 1.1 When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.

    "Affiliate or Associate", for purposes of the definition of Change of Control, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act").

    "Beneficiary" means the person or persons selected by the Participant on a form provided by the Company to receive the benefits provided under this Plan in the event of the Participant's death.

    "Beneficial Owner", for purposes of the definition of Change of Control, a Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

         (a) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

         (b) which such Person or any of such Person's Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or
    (ii) the
    right to vote pursuant to any agreement, arrangement or understanding, provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

         (c) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subsection (b) herein) or disposing of any securities of the Company.

    "Change of Control" shall mean the earliest to occur of (a) a public announcement that a Person and/or Affiliates and Associates of such Person have acquired or obtained the right to acquire Beneficial Ownership of 20% or more of the outstanding shares of common stock of the Company, (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a Person of 30% or more of the outstanding shares of common stock of the Company, or (c) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or of any parent of or successor to the Company.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Committee" means the Compensation Committee of the Board of Directors of the Company, or any successor committee.

    "Company" means The Toro Company.

    "Compensation" means compensation as defined in the Profit Sharing Plan plus any deferred compensation under The Toro Company Supplemental Retirement Plan.

    "Eligibility Service" means eligibility service as defined in the Profit Sharing Plan.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Participant" means any key employee described in Article II of this Plan.

    "Pension Plan" means The Toro Company Retirement Plan for Office and Hourly Employees (the successor of The Toro Company Retirement Plan for Office Employees) or any successor or replacement plan.

    "Person" means, for purposes of the definition of Change of Control, any individual, corporation, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity. "Person" does not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary, or any entity holding shares of common stock of the Company for or pursuant to the terms of any such plan.

    "Plan" means The Toro Company Supplemental Management Retirement Plan, as of its original effective date, including any subsequent amendments thereto.

    "Plan Year" means the calendar year.

    "Profit Sharing Plan" means The Toro Company Investment and Savings Plan (prior to August 1, 1995, The Toro Company Profit-Sharing Plan for Office Employees) or any successor or replacement plan.

    "Subsidiary" shall mean, for purposes of the definition of Change of Control, any corporation which is a component member of the controlled group of corporations of which the Company is the common parent. Controlled group shall be determined by reference to Section 1563 of the Code but including any corporation described in Section 1563(b)(2) thereof.

    "Surviving Spouse" means the person who is married to a Participant at the date of his or her death and for at least one year prior thereto.

    "Trust" means the trust established or maintained by the Company which is used in connection with this Plan to assist the Company in meeting its obligations under the Plan and which is hereby incorporated into the Plan by this reference.

    "Trustee" means the corporation or individual selected by the Company to serve as Trustee for the Trust.

    Section 1.2 The Company agrees to perform its obligations in accordance with the Plan.

    Section 1.3 Any term used in this Plan which is defined in the Plan shall have the meaning set forth in the Plan for all purposes of this Plan. The singular form of any word shall include the plural and the masculine gender shall include the feminine wherever necessary for the proper interpretation of this Plan.

                                      ARTICLE II
                            ELIGIBILITY AND PARTICIPATION

    Section 2.1 An employee who satisfies Section 2.2 and who is eligible to receive a benefit under the Company's Employee Stock Ownership Plan, the Pension Plan or the Profit Sharing Plan, the total amount of which is reduced by reason of the application of the limitations on contributions and benefits imposed by Section 401(a)(17) or Section 415 of the Code, as in effect on the date for either the allocation of contributions or the commencement of benefits, or as in effect at any time thereafter, shall be a Participant in the Plan.

    Section 2.2 Prior to August 1, 1994, a Participant in the Plan must be an executive at the level of Vice President or above or receiving annual Compensation equal to or greater than $200,000. On and after August 1, 1994, a Participant in the Plan must be an executive at the level of Vice President or above or receiving annual Compensation equal or greater than $150,000.

                                     ARTICLE III
                                 SUPPLEMENTAL ACCOUNT

    Section 3.1 The Company shall establish and maintain an account for each Participant, or designated Beneficiary of the Participant upon the death of the Participant, and shall credit such account each Plan Year with an amount equal to the amount described in Section 3.2.

    Section 3.2  The amount credited to each Participant's account pursuant to
Section 3.1 shall be an amount equal to the difference between:

         (a) the aggregate amount of contributions and forfeitures which would have been allocated or reallocated with respect to the Participant under the Profit Sharing Plan and any other qualified plans that are defined contribution plans (as defined in Section 414(i) of the Code) maintained by the Company, based on the Participant's Compensation, and without regard to the limitations imposed by Section 401(a)(17) or Section 415 of the Code on the Profit Sharing Plan and such other qualified plans, and

         (b) the aggregate amount of contributions and forfeitures actually allocated or reallocated with respect to the Participant under such qualified plans and any credits made under a nonqualified deferred compensation plan maintained by the Company to replace amounts that would have been credited under such qualified plans had the Participant not deferred compensation under such a nonqualified deferred compensation plan.

    Section 3.3 For purposes of determining the amount which would have been allocated with respect to a Participant under a qualified defined contribution plan that contains a contribution formula, that formula will be used for purposes of determining the amount to be credited to the Participant under
Section 3.2 above. For purposes of determining the amount which would have been allocated with respect to a Participant under a qualified defined contribution plan, other than the Company's Employee Stock Ownership Plan, pursuant to a plan contribution and allocation feature which does not specify the amount to be contributed on behalf of the Participant and under which allocations are made in proportion to compensation, such amount shall be deemed to be proportionate to the ratio of the actual contribution made to such plan over the compensation taken into account under such plan, provided, however, if such plan is integrated with social security, separate calculations should be made with respect to compensation above and below the integration level. For purposes of determining the amount which is to be credited with respect to the Company's Employee Stock Ownership Plan (the "ESOP"), such amount, which shall be based on the value of the Company's common stock and shall not require an allocation of stock, shall be determined by multiplying the difference (which shall not be less than zero) between the Participant's Compensation for the Plan Year and the compensation limit under Section 401(a)(17) of the Code, indexed for cost of living increases, by the actual rate of ESOP allocations calculated each year for Participants.

    Section 3.4 Amounts credited to a Participant's account for any Plan Year pursuant to the terms of the Plan shall be credited as of the end of such Plan Year to the account maintained under the Plan in the name of such Participant.

    Section 3.5 Amounts credited under the terms of the Plan to an account maintained for a Participant shall be credited with interest at a rate and in the manner determined by the Company to be consistent with that credited under the Company's deferred compensation agreements with its executive personnel and as described in the Trust, and such interest shall be credited to the account of each Participant as of the end of each calendar year quarter or at any other time as determined by the Chief Financial Officer of the Company or other officer authorized to act on behalf of the Company. However, at any time on or after the date on which the sum of a Participant's age and the Participant's years of Eligibility Service with the Company equals sixty (60), the Participant may, by providing written instructions to the Company, request that the Trustee invest a certain percentage of his or her account in one of the investment vehicles made available by the Company under the Trust. The Participant may change his or her investment preference on the first day of a calendar year and on the first day of the seventh month of a calendar year and more frequently as so permitted by the Company. The investment vehicles which shall be made available to the Participants shall be selected by the Chief Financial Officer or other officer authorized to act on behalf of the Company. A Participant's investment preference shall remain in effect until receipt by the Trust from the Company of a Participant's request changing or revoking the investment preference then in effect. Any expense incurred in connection with the investment option shall be charged against the Participant's account. The investment vehicles made available by the Company under the Trust shall be determined by the Company in its sole discretion, except that the one such investment vehicle shall provide a fixed rate of interest through investment in fixed income mutual funds or common trust funds, U.S. Bonds, certificates of deposit, annuity contracts, or such other similar investments.

         Section 3.6 If a Participant participates in the investment of amounts in his or her account under the Trust as permitted under the Plan and the Trust, that portion of the Participant's accounts will be credited with earnings or losses based entirely upon the earnings or losses attributable to such investments. The Company shall not be required to credit that portion of the account subject to such investment election with interest, as described in
Section 3.5, and the Company shall not be required to credit that portion of the account subject to such investment election with an amount equal to the difference obtained from subtracting the earnings or losses on such investments from the interest rate described in Section 3.5. If a Participant does not participate in the investment of the entire amount in his or her account, the portion not subject to such Participant involvement shall be credited with interest at a rate and in the manner determined by the Company to be consistent with that credited under the Company's deferred compensation agreements as described in Section 3.5, or with earnings or losses of investments made pursuant to the terms of the Trust if the amounts credited to the Participant's account under the Plan are credited to an account or accounts under the Trust pursuant to Section 9.13.

                                      ARTICLE IV
                           SUPPLEMENTAL RETIREMENT BENEFIT

    Section 4.1 A supplemental retirement benefit shall be payable to a Participant under this Article IV in the form of a straight life annuity over the lifetime of the Participant, commencing on the Participant's normal retirement date as defined under the Pension Plan. The monthly amount of that benefit, which shall not be less than zero, shall be equal to the difference between:

         (a) the monthly amount which the Participant would have been entitled to under the Pension Plan and any other qualified plants that are defined benefit plans (as defined under Section 414(j) of the Code) maintained by the Company if such amount were determined without regard to the limitations on benefits imposed by
    Section 401(a)(17) or Section 415 of the Code on such plan or plans and taking into account the amounts credited under Article III as if such amounts were part of the Company's Employee Stock Ownership Plan and the Profit Sharing Plan and any credits made under any other nonqualified deferred compensation plan maintained by the Company to replace amounts that would have been credited under such qualified plans had the Participant not deferred compensation under such a nonqualified deferred compensation plan, and

         (b) the monthly amount of the benefit actually payable to the Participant under the Pension Plan and such other qualified defined benefit plans.

    Section 4.2 The amount described in Section 4.1 will be computed as of the date of retirement or termination of employment of the Participant with the Company in the form of a straight life annuity payable over the lifetime of the Participant commencing on the Participant's normal retirement date, as defined under the Pension Plan.

    Section 4.3 If the Pension Plan is terminated by the Company, the benefit payable to a Participant under this Article IV, if any, shall be determined as of the termination date of the Pension Plan and no other benefit shall be provided under this Article IV.

                                      ARTICLE V
                        SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

    Section 5.1 If a Participant dies prior to commencement of payment of his or her benefit under the Pension Plan under circumstances in which a benefit payable to the Surviving Spouse of the Participant pursuant to the Pension Plan is payable to such Surviving Spouse, then a supplemental benefit is payable to the Surviving Spouse under this Plan. The monthly amount of such benefit payable to the Surviving Spouse shall be an amount, not less than zero, equal to the difference between:

    (a) the monthly amount of the benefit payable to the Surviving Spouse under the Pension Plan and any other qualified defined benefit plans maintained by the Company to which the Surviving Spouse would have been entitled under such plan or plans if such benefit were computed without regard to the limitations on benefits imposed by Section 401(a)(17) or
    Section 415 of the Code on such plan or plans and taking into account the amounts credited under Article III as if such amounts were part of the Company's Employee Stock Ownership Plan and the Profit Sharing Plan and any credits made under any other nonqualified deferred compensation plan maintained by the Company to replace amounts that would have been credited under such qualified plans had the Participant not deferred compensation under such a nonqualified deferred compensation plan, and

         (b) the monthly amount of the benefit actually payable to the Surviving Spouse under the Pension Plan and such other plan or plans.

    Section 5.2 Provided that a benefit is payable under this Article V to the Surviving Spouse of a Participant and subject to Section 9.7, a benefit payable under this Article V shall be payable over the lifetime of the Surviving Spouse in monthly installments commencing on the date for commencement of payment of the benefit payable to the Surviving Spouse under the Pension Plan and terminating on the date of the last payment of the benefit payable to the Surviving Spouse under the Pension Plan made before the Surviving Spouse's death. However, a Participant may elect on an election form described in
Section 6.2 to have the actuarial equivalent of the benefit described herein distributed in a lump sum. In the event the lump sum option is selected in the election form, the benefit payable to the Surviving Spouse shall be made as of the first day of the first month immediately following the month in which the Participant's death occurred, or as soon thereafter as administratively feasible. A Participant may also change the form of payment in the manner described in Section 6.2. The actuarial equivalent of the benefit described in this Section 5.2 shall be determined by the same actuarial adjustments as those specified in the Pension Plan.

    Section 5.3 If the Pension Plan is terminated by the Company, the benefit payable to a Surviving Spouse under this Article V, if any, shall be determined as of the termination date of the Pension Plan and no other benefit shall be provided under this Article V.

                                      ARTICLE VI
                                    DISTRIBUTIONS

    Section 6.1 All amounts credited to a Participant's account in accordance with Article III, including gains or losses credited in accordance with Article III, shall be distributed to or with respect to a Participant only upon termination of the Participant's employment with the Company for any reason including death. All such amounts shall be distributed in accordance with
Section 6.2.

Section 6.2

    (a) Anything herein to the contrary notwithstanding, in the event of a termination of employment described in Section 6.1, all amounts distributable under the Plan that have been credited to a Participant's account in accordance with Article III shall be distributed to the Participant in accordance with one of the options selected by the Participant and available under an election form used in connection with this Plan, which form shall be provided to the Participant by the Company (hereinafter referred to as the "Election Form"). Each Participant in the Plan can make his or her initial elections during the calendar year in which this provision becomes effective and thereafter a Participant can make his or her initial elections at the time the Participant first becomes eligible to participate in the Plan. However, a Participant may change the form of payment by electing another option available in said Election Form, but such change in the form of payment will not be effective until the calendar year following the calendar year in which the change was elected. Further, in no event will any such change in the form of payment be effective if such change is elected after the Participant's employment with the Company is terminated for any reason. Such distribution election shall apply to all amounts credited to a Participant's account in accordance with Article III, except that any payment required to be made in the year prior to the year any change in the form of payment becomes effective must be made in accordance with the election in effect for that year. In addition, the Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to the distribution option selected. Absent an effective distribution election, the Company shall pay the amounts credited to a Participant's account pursuant to Article III in accordance with the distribution provision contained in the Participant's prior effective Election Form or, if no such election has been made, then in accordance with the selections made under The Toro Company Supplemental Retirement Plan or The Toro Company Supplemental Retirement Plan II, whichever is applicable with respect to the Participant, or if such elections have not been made or are not in effect, then in a lump sum payment. In addition, the Committee may, in its sole discretion, determine the method of distribution of the amounts credited under Article III.

    (b) Notwithstanding any provision in the Plan to the contrary, if an amount credited to a Participant's account under Article III is payable to the Participant, except in the event of the Participant's death or disability, such benefit shall be distributed in accordance with the provisions of this Section
6.2 beginning as of the first day of the first month of the calendar year immediately following the calendar year in which the Participant's distributable event occurs. In the event of a Participant's death or disability, such benefit shall be distributed in accordance with the provisions of this Section 6.2 beginning as of the first day of the first month immediately following the month in which the Participant's death occurred or the determination of such disability is made.

     Section 6.3 If a Participant should die before distribution of the full amount of the account described in Article III has been made to him or her, any remaining amounts shall be distributed to the Participant's Beneficiary and by a method designated by the Participant in his or her Election Form. If a Participant has not designated a Beneficiary, or method of distribution, or if no designated Beneficiary is living on the date of distribution, such amounts shall be distributed to the Participant's beneficiary as described under the Profit Sharing Plan in a lump sum distribution as soon as administratively feasible following the Participant's death.

     Section 6.4

          (a)  Anything herein to the contrary notwithstanding and subject to
     Section 9.7, in the event the Participant incurs a termination of employment with the Company as described in Section 6.5, the benefit described in Article IV shall be distributed to the Participant in accordance with one of the options available under the Participant's Election Form as selected by the Participant in the manner described in
     Section 6.2. However, a Participant may change the form of payment by electing another option available under the Election Form, but such change in the form of payment will not be effective until the calendar year in which the change was elected. Further, in no event will any such change in the form of payment be effective if such change is elected after the Participant's employment with the Company is terminated for any reason. Such distribution election shall apply to the benefit described in
     Article IV, except that any payment required to be made in the year prior to the year a change in the form of payment becomes effective must be made in accordance with the election in effect for that year. In addition, the Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to the distribution option selected. Absent an effective distribution election, the Company shall pay the benefit described in Article IV in accordance with the distribution provision contained in the Participant's prior effective Election Form or, if no such distribution provision exists, in a life annuity on the life of the Participant.

          (b) Notwithstanding any provision in the Plan to the contrary, if a benefit described in Article IV is payable to a Participant, except in the event of the Participant's death or disability, such benefit shall be distributed in accordance with the provisions of this Section 6.4 beginning as of the first day of the first month of the calendar year immediately following the calendar year in which the Participant's distributable event occurs. In the event of a Participant's disability, such benefit shall be distributed in accordance with the provisions of this Section 6.4 beginning as of the first day of the first month immediately following the month in which the determination of such disability is made. If a Participant dies before a benefit is payable to the Participant, then no benefit is payable under Acticle IV, but a benefit may be payable under Article V.

     Section 6.5 The benefit described in Article IV shall be distributed, unless otherwise stated in the Plan, to or with respect to a Participant only upon termination of the Participant's employment with the Company for any reason other than death; if a Participant dies before such benefit is payable to the Participant, no benefit is payable under Article IV (but a benefit may be payable under Article V).

     Section 6.6 A benefit under Article IV of this Plan which is payable in any form other than a straight life annuity over the lifetime of the Participant, or which commences at any time other than the Participant's normal retirement date, as defined in the Pension Plan, shall be the actuarial equivalent of the benefit described under Sections 4.1 and 4.2 as determined by the same actuarial adjustments as those specified in the Pension Plan with respect to the determination of the amount of the benefit payable under the Pension Plan on the date for commencement of payment under this Plan.

     Section 6.7 Anything herein to the contrary notwithstanding, if, at any time, a court or the Internal Revenue Service determines that an amount in a Participant's account under the Trust is includable in the gross income of the Participant and subject to tax, the Committee may, in its sole discretion, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant's gross income.

                                   ARTICLE VII
                           ADMINISTRATION OF THE PLAN

     Section 7.1 The Plan shall be administered by the Company, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payment hereunder. The Company's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

     Section 7.2 All provisions set forth in the Profit Sharing Plan with respect to the administrative powers and duties of the Company, and expenses of administration shall be applicable with respect to the Plan; unless such administrative powers and duties apply specifically with respect to the benefits described in Article IV or Article V, then all provisions set forth in the Pension Plan shall apply. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

     Section 7.3 The Company shall furnish individual annual statements of accrued benefits to each Participant, or current Beneficiary or Surviving Spouse, in such form as determined by the Company or as required by law.

     Section 7.4 The employee benefit plan procedures in this section are intended to comply with Section 503 of ERISA and Section 2560.503-1 of the Department of Labor Regulations and pertain to claims by the Participants and Beneficiaries ("claimants") for Plan benefits, consideration of such claims, and review of claim denials. For purposes of these procedures, a "claim" is a request for a benefit by a Participant or Beneficiary under the Plan or an Agreement. A claim is filed when the requirements of these procedures have been met.

          (a) If a claim is wholly or partially denied, notice of the decision, meeting the requirements of subsection (b) of these procedures, shall be furnished to the claimant within a reasonable period of time after the receipt of the claim by the Company. If notice of the denial of a claim is not furnished in accordance with this subsection (a) within a reasonable period of time, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in subsection (c) of these procedures. For purposes of this subsection (a), the period of time for notification to the claimant will not exceed 90 days after receipt of the claim by the Company, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the final decision.

          (b) The Company shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:

               (i)  the specific reason or reasons for the denial;

               (ii) specific reference to pertinent provisions of the Plan or Agreement on which the denial is based;

               (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (iv) appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit his or her claim for review.

          (c) If a claim is denied in whole or in part and if the claimant is dissatisfied with the disposition of the claimant's claim, the claimant or his or her duly authorized representative shall have a reasonable opportunity to appeal the denied claim to the Company or to a person designated by the Company, and shall have a full and fair review of the claim and its denial. Under this review procedure, a claimant or his or her duly authorized representative may:

               (i)  request a review upon written application to the Company;

               (ii)  review pertinent documents; and

               (iii)  submit issues and comments in writing.

     A claimant must file such a request for review of a denied claim within a reasonable period of time, not to exceed 60 days, after receipt by the claimant of written notification of denial of a claim.

          (d) A decision by the Company shall be made promptly and shall not ordinarily be made later than 60 days after the receipt by the Company of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan or Agreement on which the decision is based. The decision on review shall be furnished to the claimant within the period of time described in this subsection (d). If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

                                 ARTICLE VIII
                          AMENDMENT OR TERMINATION

     Section 8.1 The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made in accordance with the amendment or termination provision contained in the Profit Sharing Plan.

     Section 8.2 No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account described in Article III as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts credited to such account shall be made to the Participant or his or her Beneficiary in accordance with Article VI. No additional credits or contributions will be made to any account under the Plan after termination of the Plan, but gains or losses will continue to be credited to the Participant's account under the Plan until all benefits are distributed to the Participants or to their Beneficiaries. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any benefit under Article IV or Article V of the Plan payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.

                                  ARTICLE IX
                              GENERAL PROVISIONS

     Section 9.1 The Company has established a Trust which may be used to pay benefits arising under this Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.

     Section 9.2 The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     Section 9.3 The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title

I of ERISA. Funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of the Company's bankruptcy (when the Company is involved in a pending proceeding under the Federal Bankruptcy
Code) or insolvency (when the Company is unable to pay its debts as they mature). In the event of the Company's bankruptcy or insolvency, the Company's Board of Directors and chief executive officer are required to notify the Trustee and each Participant in writing of such an occurrence within one (1) day of the Company's knowledge of such occurrence. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and to the extent the Participant, Surviving Spouse or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make payments to the Participants, Surviving Spouses, or Beneficiaries in the future.

     Section 9.4 Except as otherwise provided herein, the terms and conditions of the Profit Sharing Plan shall apply to the contributions described in Article III and the terms and conditions of the Pension Plan shall apply to the benefits described in Articles IV and V. Any benefit payable under the Company's Employee Stock Ownership Plan, the Pension Plan or the Profit Sharing Plan shall be paid in accordance with the terms and conditions of such plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Company's Employee Stock Ownership Plan, the Pension Plan or the Profit Sharing Plan.

     Section 9.5 Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in the Trust or the assets of the Company will be sufficient to pay any benefit hereunder.

     Section 9.6 No Participant or Surviving Spouse shall have any right to a benefit under this Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

     Section 9.7 Notwithstanding anything in this Plan or a Participant's Election Form to the contrary, if the value or actuarial value of any benefit payable to or on behalf of the Participant under the Plan is $25,000 or less, the Company shall pay such value or actuarial value of such benefit to the Participant, Beneficiary, or Surviving Spouse in a single lump sum in lieu of any further benefit payments under the Plan.

     Section 9.8 If any person entitled to a benefit payment under the Plan is declared incompetent and a conservator or other person legally charged with the care of his or her person or his or her estate is appointed, any benefits under the Plan to which such person is entitled shall be paid to such conservator or other person legally charged with the care of his or her person or his or her estate. Except as provided above, when the Company determines that such person is unable to manage his or her financial affairs, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

     Section 9.9 The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

     Section 9.10 Each Participant shall keep the Company informed of his or her current address and the current address of his or her spouse or designated Beneficiary. The Company shall not be obligated to search for any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as through the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse or designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse or designated Beneficiary and such benefits shall be irrevocably forfeited.

     Section 9.11 Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

     Section 9.12 In the event a Participant incurs an unforeseeable emergency, the Participant may make a written request to the Company for a hardship withdrawal from his or her account established under Article III. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the Treasury Regulations.

     Section 9.13 If there is a threat of a Change of Control or if a Participant elects to direct the investment of amounts credited to his or her account pursuant to Section 3.5, then, upon the occurrence of such threat of a Change of Control or at the time the Participant makes such an investment election or at any other time as determined by the Company, the Company shall transfer cash or property to the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of such Participant or Participants under this Plan, plus any applicable fees. The Company may also transfer cash or property to the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of any Participant under this Plan on any date designated in the sole discretion of the Company. If a transfer of cash or property occurs, the amounts transferred with respect to the benefits payable under Articles IV and V shall be, for each Participant or Surviving Spouse, the actuarial equivalent, as determined by using the actuarial assumptions described in the Pension Plan, of the benefits payable to or on behalf of each such individual under said Articles IV and V. Thereafter, the Company shall, for each Plan Year, transfer cash or property no later than thirty
(30) days after the end of the Plan Year in which the initial transfer occurs, and thereafter on each anniversary thereof, to the Trust for the benefit of each affected individual in an amount equal to the additional benefit accrued under the terms of this Plan during and in relation to the most recent Plan Year then ended. In the event of a transfer, the accounts of the Participants, established pursuant to Article III, shall be credited with interest, or earnings and losses in accordance with the provisions under Sections 3.5 and 3.6. A Change of Control shall be deemed "threatened' at such time as the Company becomes aware that any individual(s) or entity(s) or combinations thereof intend(s) to or has commenced a course of conduct which, if successful, would or could result in a Change of Control.

     Section 9.14 Each Participant shall receive a copy of the Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of the rules and regulations used by the Company in administering the Plan.

     Section 9.15 All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Minnesota.

Dated this 18th day of September, 1996.


                                       THE TORO COMPANY



                                       By: /s/ K. B. Melrose
                                          -------------------------------------
                                          Title: Chairman, CEO and President

                                   THE TORO COMPANY
                  CHIEF EXECUTIVE OFFICER INCENTIVE AWARD AGREEMENT


    AGREEMENT ("Agreement") dated as of July 31, 1995, by and between The Toro Company, a Delaware corporation (the "Company"), and Kendrick B. Melrose, its Chief Executive Officer ("Mr. Melrose").

1. PURPOSE. The purpose of this Agreement is to implement The Toro Company Chief Executive Officer Succession Plan (the "Plan") pursuant to which the Company will grant to Mr. Melrose a Restricted Stock and Performance Unit award and enter into a post-retirement and noncompetition agreement with Mr. Melrose, subject to the terms and conditions of the Plan and to Mr. Melrose's acceptance of the terms and conditions thereof.

2.  GRANT OF AWARD.

    a. GRANT OF RESTRICTED STOCK. The Company hereby grants to Mr. Melrose the number of whole shares of Common Stock having an aggregate fair market value of $500,000 on July 31, 1995 (the "Restricted Stock"), subject to forfeiture or reduction of the number of shares in the event performance goals set forth in
Section 2 (the "Performance Goals") are not achieved and to the other terms and conditions of the Plan; provided however that in the event the fair market value of the Common Stock on the date of vesting of the Restricted Stock is less than the fair market value on July 31, 1995, the Company shall make an aggregate payment to Mr. Melrose of the difference between the fair market value on the date of vesting of the Restricted Stock and the fair market value on July 31, 1995. Fair market value shall mean the closing price of the Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL.

    b. GRANT OF PERFORMANCE UNITS AND ANNUITY PURCHASE. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Mr. Melrose performance units equal to the number of whole shares of Common Stock having an aggregate fair market value of $500,000 on July 31, 1995 (the "Performance Units"), which Performance Units shall be subject to forfeiture or reduction in the event the Performance Goals set forth in the Plan and in
Section 2 hereof are not achieved and to the other terms and conditions of the Plan and this Agreement. Each Performance Unit shall have a value equal to the fair market value of one share of Common Stock, from time to time, provided however that the value shall not be less than the fair market value of one share of Common Stock on July 31, 1995. Performance Units shall be evidenced by this Agreement. An amount equal to the aggregate value of the Performance Units remaining at the date of Mr. Melrose's retirement, after forfeiture, if any, shall be utilized by the Company to purchase a retirement annuity payable to Mr. Melrose until his 75th birthday, or to his estate or beneficiaries, and for no other purpose, subject to the condition that Mr. Melrose enter into and comply with the terms and conditions of a noncompetition agreement, in accordance with
Section 1.c. and 2.b. hereof.

    c. POST-RETIREMENT CONSULTING AND NONCOMPETITION AGREEMENT. Subject to the terms and conditions of the Plan and this Agreement, the Company shall enter into a post-retirement consulting and non-competition agreement with Mr. Melrose, providing for the payment of an aggregate amount of up to $500,000, which amount shall be adjusted not less than once annually to reflect increases in the consumer price index and which may be utilized to pay expenses of office and support services for Mr. Melrose for a period of five years following the date of his retirement.

2.  TERMS, CONDITIONS AND RESTRICTIONS.

    a. RESTRICTED STOCK AND PERFORMANCE UNIT PERFORMANCE GOAL RESTRICTIONS. The obligation of the Company to deliver certificates representing the Restricted Stock granted hereunder and to utilize the aggregate value of the Performance Units to purchase a retirement annuity shall be subject to the terms, conditions and restrictions set forth in this Section 2.a.

         i. VESTING OF RESTRICTED STOCK AND PERFORMANCE UNITS. Mr. Melrose's right to receive the Restricted Stock and the value of the Performance Units shall be subject to the vesting requirements set forth in this Section 2.a.i. and to the achievement by Mr. Melrose of the Performance Goals set forth in
Section 2.a.i. hereof not later than the last day of the period specified to achieve such performance (the "Restricted Period"). Upon achievement of a Performance Goal within an applicable Restricted Period, the restrictions shall lapse with respect to the specified portion of Restricted Stock, which specified portion shall vest and become nonforfeitable. Upon achievement of a Performance Goal within an applicable Restricted Period, the restrictions shall lapse with respect to the specified portion of Performance Units, which specified portion shall vest and become nonforfeitable, subject to the further condition that Mr. Melrose enter into and comply with the terms and conditions of a noncompetition agreement in accordance with Section 2.b. If Mr. Melrose does not enter into a noncompetition agreement or does not comply with the terms and conditions of such a noncompetition agreement, then Mr. Melrose shall forfeit the value of the Performance Units or, if a retirement annuity has been acquired by the Company, the retirement annuity.

              (A) The following table sets forth the Performance Goals, the schedule for achievement of each Performance Goal and the portion of Restricted Stock and Performance Units in which rights vest upon such achievement.

Performance Goal                  Restricted Period        Portion of          Portion of
to be Achieved                    (July 31, 1995           Shares of Re-       Performance
                                  through earlier of       stricted Stock      Units to
                                  date shown or            to Vest Upon        Vest Upon
                                  Goal Achievement)        Achievement         Achievement
Goal 1:
CEO and senior management
succession plan developed
and progress towards fulfill-
ment of the plan, approved
by Board of Directors             July 31, 1998            15%                 15%

Goal 2:
Potential CEO successor
identified with approval
of Board of Directors
and continued development
of senior management team         July 31, 1999            15%                 15%

Goal 3:
CEO successor who was
identified and developed
by Mr. Melrose is elected
as CEO by Board of
Directors                         July 31, 2000            70%                 70%


              (B) Early Selection of Successor. Notwithstanding any other provision of the Plan, in the event that the Board of Directors elects as Mr. Melrose's successor the individual identified and developed by Mr. Melrose, and such successor is in place as chief executive officer of the Company and Mr. Melrose elects to retire prior to the last day of the final Restricted Period, but no earlier than July 31, 1997, all Restricted Stock and Performance Units shall vest in full and become nonforfeitable, subject to the condition with respect to the Performance Units that Mr. Melrose enter into and comply with the terms and conditions of a noncompetition agreement in accordance with Section 2.b.

              (C) The Special CEO Succession Subcommittee of the Compensation Committee of the Board of Directors (the "Committee") shall be responsible for certifying in writing to the Company that an applicable Performance Goal has been met by Mr. Melrose prior to release and delivery of certificates representing the shares of Restricted Stock or payment of the value of Performance Units for the purchase of a retirement annuity to Mr. Melrose.

         ii. Limits on Transfer of Restricted Stock and Performance Units. Shares of the Restricted Stock which have not vested in accordance with the provisions of Section 2.a.i. hereof may not be sold, transferred, pledged, assigned or otherwise encumbered. Performance Units may not be sold, transferred, pledged, assigned or otherwise encumbered at any time and the value of Performance Units may be utilized only for the purpose of purchasing the retirement annuity referred to the Section 1.b. hereof.

         iii. Termination, Death or Disability. In the event that the Board of Directors terminates Mr. Melrose's employment other than for cause (as defined in Section 2.c. hereof) and elects as Mr. Melrose's successor a chief executive officer who was identified and developed by Mr. Melrose, or in the event of the termination of Mr. Melrose's employment due to his death or disability, then all shares of Restricted Stock and Performance Units shall automatically vest in full, notwithstanding that Mr. Melrose does not enter into a noncompetition agreement in accordance with Section 2.b., and shall become nonforfeitable in the fiscal year following the year of the date of such event, and on the first day that such vesting would not cause the compensation to be deemed compensation with respect to the prior fiscal year.

    b. POST-RETIREMENT CONSULTING AND NONCOMPETITION AGREEMENT. The Company's agreement to pay any amount in connection with post-retirement consulting services to be provided by Mr. Melrose and its payment of the value of Performance Units for the purchase of a retirement annuity payable to Mr. Melrose pursuant to Section 1.b. shall be subject to and in consideration of Mr. Melrose's execution of an agreement not to compete with the Company by serving as an employee or member of the board of directors of or consultant to Rainbird, Jacobson or John Deere, or any successor thereof or similar competitor of the Company for a period of five years following the date of Mr. Melrose's retirement as Chief Executive Officer. The Company's agreement to pay any amount in connection with post-retirement consulting services to be provided by Mr. Melrose shall be subject to his agreement to provide consulting services to the Company for a period of five years following the date of his retirement; provided however that Mr. Melrose may elect to terminate the consulting agreement, but not the agreement not to compete, in which event any balance of the $500,000 amount referred to in Section 1.c. not then expended for Mr. Melrose's benefit shall be paid to Mr. Melrose over the remainder of the five year period. Mr. Melrose shall not have any right to receive payments pursuant to Section 1.c. or this Section 2.b. until and unless he shall have executed an agreement not to compete with the Company and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions of the Plan, except as provided in Section 2.a.iii.

    c. TERMINATION OF EMPLOYMENT. Except as otherwise provided by Section 2.a. hereof, if Mr. Melrose resigns his employment with the Company or if his employment is terminated by the Board of Directors for cause during any Restricted Period, all shares of Restricted Stock and all Performance Units then subject to restrictions and all other rights under this Plan shall be forfeited by Mr. Melrose and the Restricted Stock shall be reacquired by the Company. For purposes of this Agreement, "Cause" shall mean:

    (i) the willful and continued failure of Mr. Melrose to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Melrose by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that Mr. Melrose has not substantially performed his duties, or

    (ii) the willful engaging by Mr. Melrose in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

 For purposes of this provision, no act or failure to act, on the part of Mr. Melrose, shall be considered "willful" unless it is done, or omitted to be done, by Mr. Melrose in bad faith or without reasonable belief that Mr. Melrose's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Mr. Melrose in good faith and in the best interests of the Company. The cessation of employment of Mr. Melrose shall not be deemed to be for Cause unless and until there shall have been delivered to Mr. Melrose a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to Mr. Melrose and Mr. Melrose is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Mr. Melrose is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

    d.   STOCK CERTIFICATES.

         i. ISSUANCE. The Company shall issue a stock certificate or certificates representing the shares of Restricted Stock granted under the Plan. Such certificates shall be registered in Mr. Melrose's name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the grant, substantially in the following form:

         The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Chief Executive Officer Succession Incentive Plan and an agreement entered into between the registered owner and The Toro Company. Copies of the plan and agreement are on file in the offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota 55420.

         ii. ESCROW. Certificates representing the Restricted Stock shall be physically held by the Company or its nominee during any Restricted Period, and the Company may require, as a condition of the grant, that Mr. Melrose shall have delivered a stock power, endorsed in blank, with respect to any shares of the Restricted Stock. Upon the achievement of the Performance Goals with respect to any shares of Restricted Stock, as certified to by the Committee, the Company shall cause the certificate representing such shares of Restricted Stock to be removed from escrow and delivered to the Company for reissuance and delivery of Common Stock in the name of Mr. Melrose. If any shares of Restricted Stock are to be forfeited, certificates representing such shares shall be delivered to the Company for reissuance in its name or cancellation and Mr. Melrose shall have no further interest in such stock.

         iii. LAPSE OF RESTRICTIONS.  When the Performance Goals set forth in
Section 2.a. have been achieved with respect to any portion of the shares of the Restricted Stock, the Company shall deliver to Mr. Melrose or his legal representative, beneficiary or heir not later than 60 days thereafter a certificate or certificates representing the Common Stock without the legend referred to in Section 2.d.i. hereof. The number of shares of Common Stock to be released shall be the same number as to which the Performance Goals have been achieved in accordance with Section 2.a.

    e.   RIGHTS AS STOCKHOLDER.

         i. RIGHT TO VOTE AND DIVIDENDS. Except as provided in Section 1 and this Section 2, Mr. Melrose shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive cash dividends with respect to the shares.

         ii. ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the Committee shall make such substitution or adjustment in the aggregate number of shares of Common Stock reserved for issuance under the Plan or in the number of shares outstanding as Restricted Stock or in the number of Performance Units, as may be determined to be appropriate by the Committee, acting in its sole discretion, provided that the number of shares or Performance Units shall always be a whole number.

    f. CHANGE IN CONTROL. In the event of a threatened or actual Change of Control of the Company as hereinafter defined, whether or not approved by the Board of Directors, all shares of Restricted Stock shall immediately fully vest and be freely transferable. A Change of Control means the earliest to occur of
(i) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (ii) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company or (iii) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes (or would cause) the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

3. WITHHOLDING TAXES. The Company shall have the right to deduct from any settlement made under the Plan any federal, state or local taxes of any kind, including FICA and related taxes, required by law to be withheld with respect to the vesting of rights to receive or payment of remuneration or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date such Common Stock is withheld or surrendered or the obligation to pay such taxes becomes fixed.

4. REGISTRATION RIGHTS. Mr. Melrose shall have the right to require that the Company promptly take all necessary steps to register or qualify the Restricted Stock, or Common Stock issued upon vesting of the Restricted Stock, under the Securities Act of 1933, as amended, and the securities laws of such states as Mr. Melrose may reasonably request. The Company shall keep effective and maintain any registration, qualification, notification or approval for such period as is reasonably necessary for Mr. Melrose to dispose of the Restricted Stock or Common Stock and from time to time shall amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable law. The Company shall bear all fees, costs and expenses of such registration, qualification, notification or approval.

5.  COMPLIANCE WITH RULE 16b-3 AND SECTION 162(m).    The grants of Restricted
Stock and Performance Units made under this Agreement and the remuneration to be paid to Mr. Melrose as a consequence of the grants are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 and to avoid the loss of the deduction referred to in paragraph (1) of
Section 162(m) of the Internal Revenue Code of 1986, as amended. Anything in the Plan or this Agreement to the contrary notwithstanding, to the extent any provision of the Plan or this Agreement or action by the Committee fails to so comply or to avoid the loss of such deduction, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

6. EMPLOYMENT. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company to terminate Mr. Melrose's employment at any time, with the Company or any subsidiary of the Company, or shall confer upon Mr. Melrose any right to continue in the employ of the Company.

7. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders for approval shall be construed to limit the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the award of stock and cash awards otherwise than under the Plan, or to set compensation and retirement benefits and make such awards to Mr. Melrose as either may deem desirable.

8. EXCLUSION FROM PENSION, PROFIT SHARING AND OTHER BENEFIT CALCULATIONS. By acceptance of the award made by this Agreement, Mr. Melrose agrees that the award or vesting of Restricted Stock and Performance Units constitute special incentive compensation that is not taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement or profit sharing plan of the Company or any subsidiary. Mr. Melrose agrees further that such award shall not be taken into account in determining the amount of any life insurance coverage, short or long-term disability coverage or any other pay-based benefit provided by the Company or any subsidiary.

9. AMENDMENT. This Agreement may be amended, modified or terminated from time to time, to reflect any amendments, modifications or the termination of the Plan; provided however that no amendment may be adopted without the approval of the stockholders of the Company if such amendment requires stockholder approval pursuant to Rule 16b-3 or Section 162(m), and no amendment, modification or termination may be adopted without the written agreement of Mr. Melrose if such amendment, modification or termination would adversely affect his rights. Subject to the foregoing and the requirements of Section 162(m), the Board may, in accordance with the recommendation of the Committee and without further action on the part of stockholders of the Company or the consent of Mr. Melrose, amend the Plan to preserve the employer deduction under Section 162(m).

10. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

11. SUCCESSORS. Except as otherwise provided in the Plan or this Agreement, the Plan and this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Mr. Melrose, his beneficiaries, heirs, executors, administrators and legal representatives.

    IN WITNESS WHEREOF, the Agreement has been executed and delivered by the Company as of the date first above set forth.

                             THE TORO COMPANY

                             By /s/ J. Lawrence McIntyre
                                --------------------------------

                             Title  Vice President & Secretary
                                   -----------------------------

    I hereby agree to the terms and conditions of this Restricted Stock and Performance Unit Award grant made to me as of July 31, 1995.

                             KENDRICK B. MELROSE


                             /s/ Kendrick B. Melrose
                             -----------------------------------

                                                                     Exhibit 11

                          THE TORO COMPANY AND SUBSIDIARIES
 Computation of Earnings per Share of Common Stock and Common Stock Equivalents
                    (Not Covered by Independent Auditors' Report)




                                                                       ------------------------------------------------------------
                                                                                          3 MONTHS
                                                                          YEAR ENDED        ENDED              YEARS ENDED
                                                                       ------------------------------------------------------------
                                                                           10/31/96        10/31/95       7/31/95       7/31/94
-----------------------------------------------------------------------------------------------------------------------------------
  Net earnings                                                           $36,409,000    $ 3,997,000    $36,667,000    $22,230,000
                                                                          ----------     ----------     ----------     ----------
                                                                          ----------     ----------     ----------     ----------
  Primary:

      Shares of common stock and common stock equivalents:

      Weighted average number of common shares outstanding                12,140,689     12,117,815     12,556,039     12,472,828

      Dilutive effect of outstanding stock options (1)                       414,026        424,225        476,374        509,538
                                                                          ----------     ----------     ----------     ----------
                                                                          12,554,715     12,542,040     13,032,413     12,982,366
                                                                          ----------     ----------     ----------     ----------
                                                                          ----------     ----------     ----------     ----------
-----------------------------------------------------------------------------------------------------------------------------------
  Net earnings per share of common stock and common stock
  equivalents                                                            $      2.90    $      0.32    $      2.81    $      1.71
-----------------------------------------------------------------------------------------------------------------------------------
  Fully Diluted:

      Shares of common stock and common stock equivalents:

      Weighted average number of common shares outstanding                12,140,689     12,117,815     12,556,039     12,472,828

      Dilutive effect of outstanding stock options (2)                       414,026        424,225        511,133        509,538
                                                                          ----------     ----------     ----------     ----------
                                                                          12,554,715     12,542,040     13,067,172     12,982,366
                                                                          ----------     ----------     ----------     ----------
                                                                          ----------     ----------     ----------     ----------
-----------------------------------------------------------------------------------------------------------------------------------
  Net earnings per share of common  stock and common stock
  equivalents                                                           $      $2.90   $       0.32    $      2.81    $      1.71
-----------------------------------------------------------------------------------------------------------------------------------


(1) Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the average market price of the company's stock during each period.

(2) Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the greater of the average market price or the year-end market price of the company's shares during each period.

AT A GLANCE
--------------------------------------------------------------------------------

- TORO CONTINUED TO DEMONSTRATE LEVERAGED OPERATING PERFORMANCE POSTING A 16 PERCENT INCREASE IN EARNINGS PER SHARE ON A SLIGHT SALES INCREASE.

- EXCELLENT SNOWTHROWER SALES COMBINED WITH STRONG GROWTH IN INTERNATIONAL PROFESSIONAL TURN MAINTENANCE PRODUCTS HIGHLIGHTED TORO'S SALES PERFORMANCE.

- PROFESSIONAL TURN MAINTENANCE SALES CONTINUED TO GROW FASTER THAN RESIDENTIAL SALES AND HELPED OFFSET THE SLUGGISH LAWN AND GARDEN BUSINESS.

- THE COMPANY CONTINUED TO BUILD FOR THE FUTURE BY INVESTING IN RESEARCH AND DEVELOPMENT, NEW BUSINESSES AND STRATEGIC INITIATIVES.

- SEVERAL ACQUISITIONS AND ALLIANCES TOOK PLACE IN FISCAL 1996 THAT PROVIDE GROWTH MOMENTUM FOR THE FUTURE.


FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

Years ended October 31                       1996         1995    % Change
--------------------------------------------------------------------------------
Net sales                                $930,909     $919,427         1.2%
Net earnings                               36,409       32,362        12.5
Percent of net sales                          3.9%         3.5%
--------------------------------------------------------------------------------
Net earnings per share of common stock
  and common stock equivalent            $   2.90     $   2.50        16.0
Dividends paid per share of
  common stock outstanding                   0.48         0.48
--------------------------------------------------------------------------------
Return on:
  Beginning common stockholders' equity      19.1%        18.1%
  Average common stockholders' equity        18.0         17.5
  Average invested capital                   15.2         13.8
--------------------------------------------------------------------------------

AT YEAR END
Working capital                          $197,144     $165,086        19.4
Total assets                              496,877      472,653         5.1
Total debt                                 94,390      110,274       (14.4)
Common stockholders' equity               213,567      190,892        11.9
Book value per common share                 17.75        15.69        13.1
Number of common stockholders               6,841        7,243        (5.6)
Average number of employees                 3,509        3,638        (3.5)
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.



FISCAL YEAR CHANGE
--------------------------------------------------------------------------------

This report is the first reflecting Toro's change of fiscal year from July 31 to October 31. For comparative purposes, financial information for years previously ended in July has been restated in portions of this report to reflect the new fiscal year ending in October. Financial information for the year ended October 31, 1996, the three month transition period ended October 31, 1995 and the years ended July 31, 1995 and 1994 has been derived from the audited financial statements for the applicable period. Financial information related to the October 31, 1995 balance sheet has been derived from the October 31, 1995 audited balance sheet. All other financial information for years ending in October is unaudited.


TORO'S PURPOSE is to help customers beautify and preserve outdoor landscapes with environmentally responsible products of customer-valued quality and innovation.

TORO'S MISSION is to be the leading worldwide provider of outdoor landscaping products, support services and integrated systems. Toro will explore new opportunities that build revenue growth and sustainability using our core competencies to gain a leading market position.

ON THE COVER - Toro is the exclusive provider of turf maintenance equipment to the Valderrama Club de Golf, Spain, site of the 1997 Ryder Cup of golf.

CONTENTS

Letter to Shareholders                          2
Review of Operations                            6
Eleven-Year Selected
Financial Data                                 14


Fiscal Year Ended
October 31, 1996
--------------------------------------------------
Management's Discussion
and Analysis                                   16

Financial Statements                           21


3 months ended October 31, 1995 and Fiscal Years
Ended July 31, 1995 and July 31, 1994.
--------------------------------------------------
Management's Discussion
and Analysis                                   25

Financial Statements                           30

Notes to Consolidated
Financial Statements                           33

Directors, Officers and
Stockholders' Information                      45

ELEVEN-YEAR SELECTED FINANCIAL DATA  The Toro Company
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Years ended October 31****                        1996           1995           1994           1993         1992*          1991
----------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                     $930,909       $919,400       $864,300       $706,600      $638,700      $706,200

EARNINGS:
Net earnings (loss)                             36,409         32,362         32,426         15,282       (21,726)       16,100
Percent of sales                                   3.9%           3.5%           3.8%           2.2%         (3.4)%         3.8%
Per share of common stock and common
  stock equivalent                            $   2.90       $   2.50       $   2.49       $   1.22      $  (1.81)       $ 0.77

DIVIDENDS:
On common stock outstanding                      5,834          5,953          6,022          5,858         5,765         5,710
Per share of common stock outstanding             0.48           0.48           0.48           0.48          0.48          0.48

RETURN ON:
Beginning common stockholders' equity             19.1%          18.1%          22.9%          12.1%        (14.2)%        26.4%
Average common stockholders' equity               18.0%          17.5%          20.2%          11.4%        (15.5)%        26.2%

SUMMARY OF FINANCIAL POSITION:
Current assets                                $405,001       $386,259       $373,400       $326,100      $324,200      $322,000
Current liabilities                            207,857        221,173        197,200        169,200       132,500       103,800
   Working capital                             197,144        165,086        176,200        156,900       191,700       218,200
Non-current assets                              91,876         86,394         78,200         73,700        85,100        93,400
   Total assets                                496,877        472,653        451,600        399,800       409,300       415,400
Non-current liabilities, excluding
  long-term debt                                22,438          7,223          5,300          1,400         2,500         4,100

CAPITALIZATION:
Long-term debt, less current portion            53,015         53,365         70,400         87,300       147,900       154,100
Redeemable preferred stock                           -              -              -              -             -             -
Common stockholders' equity                    213,567        190,892        178,700        141,900       126,400       153,400
Total capitalization                           266,582        244,257        249,100        229,200       274,300       307,500
Book value per common share                      17.75          15.69          14.05          11.47         10.50         12.84

STOCK DATA:
Number of shares of common stock
  outstanding (in thousands)                    12,032         12,168         12,720         12,370        12,041        11,950
Number of common stockholders                    6,841          7,243              -              -             -             -
Low price                                     $     28 3/8   $     25 5/8   $     20 7/8   $     14 1/8  $     11 3/8  $     11
High price                                          36 1/4         32 1/4         30 1/2         26 3/4        17 1/2        20 1/2
Close price                                         31 3/8         28 7/8         27 3/4         25 3/8        14 1/8        14 3/4
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Years ended October 31****                        1990**         1989           1988           1987***        1986
----------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                     $747,300       $639,200       $626,200       $551,600      $422,300

EARNINGS:
Net earnings (loss)                              9,130          8,394         19,962         20,500        17,900
Percent of sales                                   1.3%           1.1%           3.1%           3.3%          3.2%
Per share of common stock and common
  stock equivalent                            $   0.84       $   1.90       $   1.90       $   1.60      $   1.39

DIVIDENDS:
On common stock outstanding                      6,074          4,774          4,613          3,730         3,135
Per share of common stock outstanding             0.48           0.48           0.45           0.37          0.30

RETURN ON:
Beginning common stockholders' equity              6.2%           8.5%          23.5%          28.4%         28.8%
Average common stockholders' equity                6.1%           6.8%          21.7%          26.1%         26.7%

SUMMARY OF FINANCIAL POSITION:
Current assets                                $306,800       $271,200       $296,400       $262,600      $216,600
Current liabilities                            133,000        125,000        144,200        121,800       114,700
   Working capital                             173,800        146,200        152,200        140,800       101,900
Non-current assets                             103,900         57,100         55,800         52,800        27,300
   Total assets                                410,700        328,300        352,200        315,400       243,900
Non-current liabilities, excluding
  long-term debt                                 6,100          2,400          1,700          1,100         2,100

CAPITALIZATION:
Long-term debt, less current portion           125,300         95,600        112,200        109,800        54,500
Redeemable preferred stock                           -          6,000          9,000         10,500        10,500
Common stockholders' equity                    146,300         99,300         85,100         72,200        62,100
Total capitalization                           271,600        200,900        206,300        192,500       127,100
Book value per common share                      12.34           9.98           8.46           7.12          6.04

STOCK DATA:
Number of shares of common stock
  outstanding (in thousands)                    11,859          9,946         10,059         10,144        10,280
Number of common stockholders                        -              -              -              -             -
Low price                                     $     12       $     17 7/8   $     11 1/8   $     13 1/2  $     11 1/2
High price                                          30             24 3/8         24 7/8         23 3/4        19 1/2
Close price                                         12 3/4         21 5/8         18 3/8         15 1/8        17 3/8
----------------------------------------------------------------------------------------------------------------------

   * Includes restructuring costs of $24.9 million, or $1.41 per share.
  ** The company's consolidated financial statements include results of operations of Lawn-Boy Inc. from November 7, 1989, the date of acquisition. *** The company's consolidated financial statements include results of operations of Wheel Horse Products, Inc. from December 19, 1986, the date of acquisition.
**** The actual date of the year end for years prior to 1995 was the Friday closest to October 31.


[graph]       [graph]       [graph]       [graph]       [graph]       [graph]

1996 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS The Toro Company

In November 1995, the company changed its fiscal year ended July 31 to a fiscal year ended October 31. The following comparisons are based on the company's new fiscal year end. The 3 month transition period ended October 31, 1995 bridges the gap between the company's old and new fiscal year ends. A comparison of this transition period to the same period in 1994 is presented beginning on page 25. In addition, a comparison of the years ended July 31, 1995 and 1994 is also presented beginning on page 25.

Financial information relating to the year ended October 31, 1996 has been derived from the audited financial statements. The results of operations for fiscal years ended in October 1995 and 1994 have been restated from the previous July 31 year end to the new fiscal year basis and are unaudited. The October 31, 1995 balance sheet information has been derived from the October 31, 1995 audited balance sheet. Financial information for the year ended October 28, 1994 is unaudited and is presented for informational purposes only.

RESULTS OF OPERATIONS

In 1996, the company increased net earnings by 12.3% over the previous year in spite of only a modest increase in worldwide net sales. The company continues to focus on implementing operational strategies which improve production flexibility and efficiency and aggressive expense control measures which result in increased margins. Weather patterns have a major impact on the company's sales; however, the company has entered into a number of strategic alliances and acquisitions in 1996, and continues to seek other opportunities to diversify both the product categories and the global markets where products are sold. This has and will continue to reduce the impact of localized weather patterns and economic conditions on the company's sales and earnings. See "Acquisitions and Strategic Alliances" included in this MD&A.

SUMMARY
----------------------------------------------------------------------------------------------------------------------------------

                                                       YEAR ENDED                    Year Ended                    Year Ended
                                                       OCTOBER 31                    October 31                    October 28
(Dollars in millions except per share data)                  1996        % Change          1995        % Change          1994
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                 $930.9            1.3%        $919.4            6.4%        $864.3
Cost of sales                                              589.2              -          589.2            7.2          549.7
-----------------------------------------------------------------------------------------------------------------------------
    Gross profit                                           341.7            3.5          330.2            5.0          314.6
Selling, general and administrative expense                278.3            2.3          272.1            6.5          255.6
-----------------------------------------------------------------------------------------------------------------------------
    Earnings from operations                                63.4            9.1           58.1           (1.5)          59.0
Interest expense                                            13.5           13.4           11.9           (7.0)          12.8
Other income, net                                          (10.3)          33.8           (7.7)          (1.3)          (7.8)
-----------------------------------------------------------------------------------------------------------------------------
    Earning before income taxes                             60.2           11.7           53.9           (0.2)          54.0
Provision for income taxes                                  23.8           10.7           21.5           (0.5)          21.6
-----------------------------------------------------------------------------------------------------------------------------
    Net earnings                                          $ 36.4           12.3%        $ 32.4              -         $ 32.4
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Net earnings per share of common stock
    and common stock equivalent                           $ 2.90           16.0%        $ 2.50            0.4%         $2.49
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
NET SALES BY PRODUCT LINE
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)
-----------------------------------------------------------------------------------------------------------------------------
Consumer                                                  $461.0           (1.3)%       $467.2           (1.9)%       $476.2
Commercial                                                 322.0            3.6          310.8           18.5          262.3
Irrigation                                                 147.9            4.6          141.4           12.4          125.8
-----------------------------------------------------------------------------------------------------------------------------
    Total*                                                $930.9            1.3%        $919.4           6.4%         $864.3
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
*Includes international sales of                          $174.2           16.4%        $149.6           6.3%         $140.7
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

In fiscal 1996, net earnings increased by $4.0 million to $36.4 million from $32.4 million in the prior fiscal year. Worldwide net sales increased by $11.5 million to $930.9 million in 1996 versus $919.4 million in 1995. The following is a discussion of the sales by product group:

-   CONSUMER

Worldwide consumer product sales in 1996 fell by 1.3% to $461.0 million from $467.2 million in 1995. The decrease was primarily the result of a slow start to the lawn and garden season due to cold, wet weather throughout most of the United States during the spring season. This decline was offset partially by increased snowthrower shipments. Snowthrower demand, especially in the northeast, was high in anticipation of strong retail activity and abnormally low field inventory levels. For the year, snowthrower sales were up 31.0%, primarily the result of sales volume increases. International sales included in the worldwide consumer totals declined by 1% from the prior year. Walk behind mower sales were lower, but this decline was partially offset by strong riding product sales.

[GRAPH]

-   COMMERCIAL

Worldwide commercial product sales increased $11.2 million or 3.6% over the prior year to $322.0 million. International sales were strong, up 30.4% due primarily to a strong golf market in Europe and Asia. The late spring had an adverse effect on sales to the domestic golf course market. Many golf courses were forced to cut their equipment budgets due to loss of income from fewer rounds played during the inclement spring weather. In addition, the market saw increased competitive actions among the major equipment manufacturers.

[GRAPH]

-   IRRIGATION

Worldwide irrigation sales totaled $147.9 million representing an increase of $6.5 million or 4.6% over the prior year. International irrigation sales were strong, up 15.3% from the prior year, fueled by strong golf market sales. This was partially offset by lower sales to the residential/commercial markets which were impacted by the cold, wet spring.

[GRAPH]

-   INTERNATIONAL MARKETS

Total international sales, included in the preceding net sales table, increased by 16.4% over the previous year to $174.2 million. This was primarily the result of increased sales volumes in the European and Asian golf markets. International sales are principally denominated in U.S. dollars; however, a portion of the company's international sales are denominated in foreign currencies. To reduce the uncertainty of foreign currency exchange rate movements on these sales commitments, the company enters into foreign exchange and range forward contracts. See Note 11 to the Consolidated Financial Statements.

[GRAPH]

COST TRENDS AND PROFIT MARGINS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         YEAR ENDED   Year Ended   Year Ended
                                         OCTOBER 31   October 31   October 28
Margins (Percent of net sales)                 1996         1995         1994
--------------------------------------------------------------------------------
Gross profit                                   36.7%        35.9%        36.4%
Operating profit                                6.8          6.3          6.8
Pretax earnings                                 6.5          5.9          6.2
Net earnings                                    3.9          3.5          3.7
--------------------------------------------------------------------------------

    The gross profit of $341.7 million represents an $11.5 million or 3.5% increase over the gross profit of $330.2 million in 1995. As a percent of net sales, gross profit rose to 36.7% from 35.9% in the prior year. The percentage margin improvement resulted primarily from reduced production costs, notably materials and product mix. This improvement was offset partially by costs resulting from lowered production levels in selected plants to match market needs.

    Operating profit rose to $63.4 million or 6.8% of net sales, from $58.1 million or 6.3% of net sales in 1995. The improvement in operating profit resulted from an increase in gross profit margins of $11.5 million, partially offset by a $6.2 million increase in SG&A expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE (SG&A)

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                  YEAR ENDED                Year Ended                Year Ended
                                  OCTOBER 31         % OF   October 31         % of   October 28         % of
SG&A Expense (Dollars in millions)      1996    NET SALES         1995    Net Sales         1994    Net Sales
----------------------------------------------------------------------------------------------------------------
Administrative                       $  97.5         10.5%     $  92.7         10.1%     $  82.6          9.6%
Sales and marketing                     87.5          9.4         89.0          9.7         90.8         10.5
Warranty                                28.5          3.0         31.9          3.5         30.0          3.5
Distributor/dealer financing            10.3          1.1          9.9          1.1          9.0          1.0
Research and development                31.3          3.4         27.4          2.9         25.0          2.9
Warehousing                             15.2          1.6         14.7          1.6         12.2          1.4
Service/quality assurance                8.0          0.9          6.5          0.7          6.0          0.7
----------------------------------------------------------------------------------------------------------------
Total                                 $278.3         29.9%      $272.1         29.6%      $255.6         29.6%
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


    For 1996, SG&A expenses totaled $278.3 million or 29.9% of net sales compared to $272.1 million or 29.6% of net sales in 1995.
    The increase in administrative expense of $4.8 million was comprised primarily of additional operating expenses associated with new businesses acquired in 1996. See "Acquisitions and Strategic Alliances included in this MD&A.

    Sales and marketing expense was down $1.5 million due to reduced direct expenses from the decrease in consumer lawn and garden sales combined with savings from added expense controls.

    Warranty expense was down $3.4 million from the prior year as a result of lower warranty reserve requirements due to continuing product quality improvements and experience factors.

    Distribution/dealer financing expense increased by $0.4 million and was flat as a percent of sales. Distributor/dealer financing expense represents the cost incurred by the company to contract with a third party financing source to finance dealer inventory purchases. The $10.3 million charge reflected in SG&A expense represents credit facility origination costs and interest charged for a pre-established length of time. Interest is charged at market rates based on prime plus a negotiated markup. These financing arrangements are used by the company as a marketing tool to enable customers to buy inventory.

    Research and development expenditures increased by $3.9 million reflecting the company's commitment to invest in product innovation and development.

[GRAPH]

    Warehousing expense increased nominally by $0.5 million as the result of warehousing costs for new businesses.

    Service/quality assurance increased 23.1% from 1995 as a result of additional quality assurance and customer service spending for the company's new ventures.

INTEREST EXPENSE

Interest expense in 1996 increased by $1.6 million to $13.5 million. Although the average cost of funds declined from the prior year, the benefit was diminished by higher overall debt levels resulting from higher levels of average working capital. In addition to working capital needs, the company purchased $13.3 million of its own common stock during the year which was funded with short-term borrowings. This cash outflow was offset partially by $12.1 million received as a result of an interest rate swap entered into during 1996. The company anticipates a significant increase in interest expense in 1997 as a result of the additional debt associated with the acquisition of James Hardie Irrigation Group. See "Acquisitions and Strategic Alliances" in this MD&A.

OTHER INCOME, NET

Other income, net totaled $10.3 million in 1996 versus $7.7 million for 1995. The increase is primarily the result of favorable patent infringement litigation settlements.

PROVISION FOR TAXES

The effective tax rate for 1996 was 39.5% compared to 39.9% in 1995. In accordance with Financial Accounting Standards No. 109, the company has determined that it is not necessary to establish a valuation reserve for the deferred income tax benefit because it is more likely than not that the net deferred income tax benefit of $31.5 million will be principally realized through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and to a lesser extent, future taxable income.

NET EARNINGS

Net earnings for 1996 were $36.4 million, representing a 12.3% increase over 1995 earnings of $32.4 million. The increase is primarily the result of improved operating margins. On a per share basis, earnings increased 16% to $2.90 from $2.50 in 1995.

ASSETS

Total assets at October 31, 1996 increased by 5.1% to $496.9 million compared to $472.7 million for the prior year. The increase was primarily comprised of a $40.8 million increase in accounts receivable resulting from third and fourth quarter lawn and garden, and snow sales, new business receivables and dealer direct financing. This increase was offset partially by a reduction in cash and cash equivalents and inventories resulting from production management strategies.

WORKING CAPITAL

Working capital at 1996 year end was $197.1 million which represents an increase of $32.0 million from the $165.1 million reported for 1995. The current ratio for 1996 was 1.95 versus 1.75 in 1995. Working capital as a percent of sales was 21.2% in 1996 and 18.0% for 1995.

    The increase in working capital resulted from the $18.7 million increase in current assets, primarily accounts receivable, which was partially offset by reduced inventories. In addition, current liabilities declined by $13.3 million, due to a combination of a $15.0 million decline in the current portion of long term debt, and a $8.2 million decrease in accounts payable. This was offset partially by a $9.6 million increase in other accrued liabilities, primarily caused by a change in benefit plan year ends which impacted the timing of company payments to these plans.

CAPITAL STRUCTURE

Long-term debt includes:

- $50.0 million of 11% sinking fund debentures, due August 2017 with sinking fund payments due annually August 1998 through August 2017.

- $3.4 million variable rate industrial revenue bond, due June 2004 with sinking fund payments due annually June 1997 through June 2004.

    Long-term debt at October 31, 1996 was $53.4 million, down $15.3 million from $68.7 million at October 31, 1995. The amount of total long-term debt attributable to Toro Credit Company, the company's consolidated finance subsidiary, was zero at October 31, 1996 compared to $15.0 million at October 31, 1995. Toro Credit Company is now funded by the parent. The company's capital structure is managed on a consolidated basis.

    Total debt at October 31, 1996 was $94.4 million, down $15.9 million from $110.3 million at October 31, 1995. The total debt to total capital ratio decreased from 36.6% in 1995 to 30.7% in 1996 as the result of decreased long-term debt and an increase in current year earnings.

    Total capitalization at October 31, 1996 consisted of $53.4 million of long-term debt, $41.0 million of short-term borrowing and $213.6 million of stockholders' equity.

[GRAPH]

LIQUIDITY AND CAPITAL RESOURCES

In 1996, the company continued to improve its liquidity through cash management strategies which included the continued replacement of long-term debt with short term borrowings at more favorable interest rates, combined with prudent management of inventory levels.

    Management believes that the combination of funds available through its existing financing options, coupled with forecasted cash flows as well as the anticipated issuance of public debt described below will provide the capital resources for its anticipated needs.

-   CASH FLOW

Cash and cash equivalents declined by $7.6 million from 1995 to 1996. This decline in cash was primarily driven by repayment of debt and stock repurchases. At October 31, 1996 the company had $4,908,000 included in trade payables that represented the reclassification of outstanding checks in excess of related bank balances.

    Cash provided by operating activities increased by $12.5 million as a result of a reduction in inventories and increased earnings. This was offset by increased accounts receivable attributed to timing of snowthrower and lawn and garden sales late in the year, expanded dealer direct financing programs through Toro Credit Company, and receivables resulting from Toro's new businesses.

    Cash used in investing activities declined slightly in 1996 from 1995. Investing activities consisted primarily of initial purchases of tooling components used to manufacture new products and a variety of expenditures to improve and modernize the manufacturing plants and administrative offices.

    Cash used in financing activities was primarily for retirement of debt and purchases of Toro stock. The company purchased the stock for use in employee benefit plans and for potential acquisitions. The major source of cash from financing activities was cash received from the forward starting interest rate exchange agreement. See Note 3 to the Consolidated Financial Statements.

-   CREDIT LINES AND OTHER CAPITAL RESOURCES

The company's seasonal working capital requirements are funded with $194.0 million of unsecured bank credit lines. Average borrowings under these lines were $95.2 million in 1996 and $44.6 million in 1995. The increase in the average borrowings was the result of the reduction in long-term debt, the addition of dealer direct financing through Toro Credit Company, the purchase of the company's stock and the increase in seasonal working capital. At October 31, 1996, the company had $153.0 million of unutilized availability under these credit lines. Subsequent to the year end, the company executed an agreement for an additional $150.0 million unsecured bank credit line expiring in December 1997.

    Additionally, the company's resources included two bankers' acceptance financing agreements totaling $40.0 million. There were no amounts outstanding under these agreements at October 31, 1996 or 1995.

    The company's business is seasonal, with accounts receivable balances historically increasing between January and March as a result of extended payment terms made available to the company's customers, and decreasing between April and June when payments become due. The company's peak borrowing usually occurs between February and May. The seasonal working capital requirements are financed primarily with the short-term financing arrangements described above.

-   ACQUISITION FINANCING

In December 1996, the company completed the acquisition of James Hardie Irrigation Group. The purchase price of approximately $119.0 million has been initially financed with temporary bank debt. The company intends to file a shelf registration for public debt to facilitate the issuance of long-term debt to replace the temporary bank debt. The company also believes that financing is available through other resources. Management believes that the capital resources available under existing arrangements are sufficient to meet the company's needs through fiscal 1997. See "Acquisitions and Strategic Alliances" included in this MD&A.

INFLATION

The company is subject to the effects of changing prices. The company has, however, generally been able to pass along inflationary increases in its costs by increasing the prices of its products.

ACQUISITIONS AND STRATEGIC ALLIANCES

On December 3, 1996, the company announced that it completed the acquisition of James Hardie Irrigation Group (JHI) from James Hardie Limited of Australia. The purchase price of approximately $119.0 million is subject to adjustment based on changes in working capital and closing balance sheet audit adjustments, and has been initially financed with temporary bank debt. The company intends to file a shelf registration for public debt which would facilitate the issuance of long-term debt to replace the temporary bank debt. The company expects the purchase to have a modest dilutive effect on earnings per share in 1997. JHI is a worldwide leader in the production of irrigation systems to the commercial landscape market. See Note 14 to the Consolidated Financial Statements.

    In addition, the company completed the acquisitions of Liquid Ag Systems and National Service Network in 1996, and joined Walt Disney Wide World of Sports, Ryobi Outdoor Products, and Maruyama Manufacturing, Inc., in alliances that provide enhanced visibility and expanded product lines into emerging markets such as the landscape contractor business.

SUMMARY

The company continued to increase earnings by leveraging a slight sales gain. Strong sales performance in several product categories offset slower performance in others. The increase in net earnings resulted from improvements in operating margin offset partially by added expenses for new businesses and product research and development. In addition, an increase in other income more than offset an increase in interest expense resulting from higher working capital levels during the year. The company strengthened its balance sheet through cash management, inventory strategies and reduced long-term debt.

CONSOLIDATED STATEMENTS OF EARNINGS  The Toro Company

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                      YEAR ENDED     Year Ended     Year Ended
                                                      OCTOBER 31     October 31     October 28
(Dollars in thousands, except per share data)               1996           1995           1994
-------------------------------------------------------------------------------------------------
Net sales                                               $930,909       $919,427       $864,284
Cost of sales                                            589,186        589,211        549,728
-------------------------------------------------------------------------------------------------
  Gross profit                                           341,723        330,216        314,556
Selling, general and administrative expense              278,284        272,128        255,625
-------------------------------------------------------------------------------------------------
  Earnings from operations                                63,439         58,088         58,931
Interest expense                                          13,590         11,954         12,705
Other income, net                                        (10,331)        (7,747)        (7,819)
-------------------------------------------------------------------------------------------------
  Earnings before income taxes                            60,180         53,881         54,045
-------------------------------------------------------------------------------------------------
Provision for income taxes                                23,771         21,519         21,619
-------------------------------------------------------------------------------------------------
  Net earnings                                          $ 36,409       $ 32,362       $ 32,426
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Net earnings per share of common stock and
  common stock equivalent                               $   2.90       $   2.50       $   2.49
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS  The Toro Company

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data) October 31                             1996           1995
----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                      $     66       $  7,702
  Receivables:
     Customers                                                                    244,434        201,571
     Other                                                                          5,208          4,787
----------------------------------------------------------------------------------------------------------
        Subtotal                                                                  249,642        206,358
        Less allowance for doubtful accounts                                       10,005          7,542
----------------------------------------------------------------------------------------------------------
        Total receivables                                                         239,637        198,816
----------------------------------------------------------------------------------------------------------
  Inventories                                                                     130,288        145,862
  Prepaid expenses                                                                  5,133          6,417
  Deferred income tax benefits                                                     29,877         27,462
----------------------------------------------------------------------------------------------------------
        Total current assets                                                      405,001        386,259
----------------------------------------------------------------------------------------------------------
Property, plant and equipment:
  Land and land improvements                                                        6,816          6,569
  Buildings and leasehold improvements                                             46,107         47,601
  Equipment                                                                       176,157        157,511
----------------------------------------------------------------------------------------------------------
        Subtotal                                                                  229,080        211,681
        Less accumulated depreciation and amortization                            155,270        141,726
----------------------------------------------------------------------------------------------------------
     Total property, plant and equipment                                           73,810         69,955
----------------------------------------------------------------------------------------------------------
Deferred income taxes                                                               1,600          2,384
Other assets                                                                       16,466         14,055
----------------------------------------------------------------------------------------------------------
        Total assets                                                             $496,877       $472,653
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                              $    350       $ 15,334
  Short-term borrowing                                                             41,025         41,575
  Accounts payable                                                                 43,524         51,757
  Accrued warranty                                                                 34,722         35,065
  Accrued marketing programs                                                       22,600         21,407
  Other accrued liabilities                                                        65,636         56,035
----------------------------------------------------------------------------------------------------------
        Total current liabilities                                                 207,857        221,173
----------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                                               53,015         53,365
Other long-term liabilities                                                        22,438          7,223
Common stockholders' equity:
  Common stock, par value $1.00, authorized 35,000,000 shares; issued and outstanding 12,032,143 shares in 1996 (net of 877,861 treasury shares)
     and 12,167,835 shares in 1995 (net of 674,490 treasury shares)                12,032         12,168
  Additional paid-in capital                                                       28,462         35,712
  Retained earnings                                                               173,630        142,891
  Foreign currency translation adjustment                                            (557)           121
----------------------------------------------------------------------------------------------------------
        Total common stockholders' equity                                         213,567        190,892
----------------------------------------------------------------------------------------------------------
        Total liabilities and common stockholders' equity                        $496,877       $472,653
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS  The Toro Company

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                YEAR ENDED     Year Ended     Year Ended
                                                                OCTOBER 31     October 31     October 28
(Dollars in thousands)                                                1996           1995           1994
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                  $   36,409     $   32,362     $   32,426
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
  Provision for depreciation and amortization                       18,170         17,115         18,646
  (Gain) loss on disposal of property, plant and equipment            (260)          (147)         1,244
  Deferred income taxes                                                784         (1,089)        (2,667)
  Tax benefits related to employee stock option transactions         1,490          1,178            953
  Changes in operating assets and liabilities:
     Net receivables                                               (40,821)         1,094        (39,115)
     Inventories                                                    15,574        (13,008)       (20,041)
     Prepaid expenses and deferred income tax benefits              (1,131)        (5,660)        (3,918)
     Accounts payable and accrued expenses                           2,218        (11,868)        43,117
----------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                         32,433         19,977         30,645
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                       (21,389)       (26,987)       (21,036)
  Proceeds from asset disposals                                        543            850            303
  (Increase) decrease in other assets/liabilities                     (857)         4,017         (2,326)
----------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                            (21,703)       (22,120)       (23,059)
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in short-term borrowing                         (550)        41,575              -
  Proceeds from issuance of long-term debt                               -              -          4,000
  Repayments of long-term debt                                     (15,334)       (22,755)       (36,077)
  Proceeds from deferred income                                     12,742              -          5,250
  Proceeds from exercise of stock options                            4,627          7,632          8,518
  Purchases of common stock                                        (13,339)       (26,024)        (2,814)
  Dividends on common stock                                         (5,834)        (5,953)        (6,022)
  Repayments from ESOP                                                   -          2,612          2,611
----------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                         (17,688)        (2,913)       (24,534)
----------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                               (678)           356          1,151
----------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                           (7,636)        (4,700)       (15,797)
Cash and cash equivalents at beginning of year                       7,702         12,402         28,199
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $       66     $    7,702     $   12,402
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA  The Toro Company

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                        3 Months                            Years Ended
                                       YEAR ENDED          Ended    -------------------------------------------------------------
(Dollars in thousands,                 OCTOBER 31     October 31        July 31        July 31        July 31        July 31
except per share data)                       1996           1995           1995           1994           1993           1992*
----------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                                $930,909       $192,278       $932,853       $794,341       $684,324       $643,748

EARNINGS:
Net earnings (loss)                        36,409          3,997         36,667         22,230         13,040        (23,753)
Percent of sales                              3.9%           2.1%           3.9%           2.8%           1.9%          (3.7)%
Per share of common stock and
  common stock equivalent                $   2.90       $   0.32       $   2.81       $   1.71       $   1.05       $  (1.98)

DIVIDENDS:
On common stock outstanding                 5,834          1,459          6,002          5,993          5,824          5,753
Per share of common
  stock outstanding                          0.48           0.12           0.48           0.48           0.48           0.48

RETURN ON:
Beginning common
  stockholders' equity                       19.1%           2.2%          21.7%          15.4%           9.8%         (14.8)%
Average common
  stockholders' equity                       18.0%           2.1%          20.7%          14.2%          9.4%          (16.2)%

SUMMARY OF FINANCIAL POSITION:
Current assets                           $405,001       $386,259       $381,610       $364,495       $344,130       $332,517
Current liabilities                       207,857        221,173        212,659        188,712        150,260        122,087
  Working capital                         197,144        165,086        168,951        175,783        193,870        210,430
Non-current assets                         91,876         86,394         86,705         79,144         75,073         88,793
  Total assets                            496,877        472,653        468,315        443,639        419,203        421,310
Non-current liabilities,
  excluding long-term debt                 22,438          7,223          5,250          5,250          1,372          2,509

CAPITALIZATION:
Long-term debt,
  less current portion                     53,015         53,365         64,935         81,025        122,970        164,100
Common stockholders' equity               213,567        190,892        185,471        168,652        144,601        132,614
Total capitalization                      266,582        244,257        250,406        249,677        267,571        296,714
Book value per common share                 17.75          15.69          15.40          13.43          11.78          11.01

STOCK DATA:
Number of shares
  of common stock
  outstanding (in thousands)               12,032         12,168         12,040         12,561         12,270         12,042
Number of common
  stockholders                              6,841          7,243          7,347          7,541          7,968          8,386
Low price                                $     28 3/8   $     28 1/8   $     21 5/8   $     19 3/4   $     11 3/8   $     12 1/8
High price                                     36 1/4         32 1/4         30 3/8         30 1/2         21 7/8         17 1/2
Close price                                    31 3/8         28 7/8         28 5/8         22 5/8         19 3/4         13
----------------------------------------------------------------------------------------------------------------------------------

*Includes restructuring costs of $24.9 million, or $1.41 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  The Toro Company

In November 1995, the company changed its fiscal year ended July 31 to a fiscal year ended October 31. A comparison of the year ended October 31, 1996 to the year ended October 31, 1995 is presented beginning on page 16. The 3 month transition period ended October 31, 1995 bridges the gap between the company's old and new fiscal year ends. A comparison of this transition period to the same period in 1994 is presented below. In addition, a comparison of the years ended July 31, 1995 and 1994 is also presented below.

  Financial information related to the 3 month transition period ended October 31, 1995, and the years ended July 31, 1995 and 1994 has been derived from the audited financial statements. Financial information related to the 3 month period ended October 28, 1994 is unaudited.

RESULTS OF OPERATIONS

The sales for the 3 month transition period ended October 31, 1995 were $192.3 million versus $205.7 million in the same period of the prior year. The decline was due to extraordinary snow product sales in 1994. Earnings for the period were $4.0 million versus $8.3 million in the prior year.

SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                              3 Months Ended               3 Months Ended   Year Ended                  Year Ended
                                                  October 31                   October 28      July 31                     July 31
(Dollars in millions except per share data)             1995     % Change            1994         1995      % Change          1994
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                             $192.3       (6.5)%          $205.7       $932.9         17.4%        $794.3
Cost of sales                                          120.6       (6.9)            129.6        598.3         18.1          506.8
------------------------------------------------------------------------------------------------------------------------------------
   Gross profit                                         71.7       (5.8)             76.1        334.6         16.4          287.5
Selling, general and administrative expense             65.0        3.7              62.7        269.8         10.2          244.9
------------------------------------------------------------------------------------------------------------------------------------
   Earnings from operations                              6.7      (50.0)             13.4         64.8         52.1           42.6
Interest expense                                         2.5        -                 2.5         11.9        (12.5)          13.6
Other income, net                                       (2.4)     (17.2)             (2.9)        (8.2)         2.5           (8.0)
------------------------------------------------------------------------------------------------------------------------------------
   Earnings before income taxes                          6.6      (52.2)             13.8         61.1         65.1           37.0
Provision for income taxes                               2.6      (52.7)              5.5         24.4         64.9           14.8
------------------------------------------------------------------------------------------------------------------------------------
   Net earnings                                     $    4.0      (51.8)%             8.3       $ 36.7         65.3%       $  22.2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Net earnings per share of common stock
    and common stock equivalent                       $  0.32     (50.0)%          $  0.64      $  2.81        64.3%        $  1.71
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


SALES BY PRODUCT LINE
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                              3 Months Ended               3 Months Ended   Year Ended                 Year Ended
Net Sales                                         October 31                   October 28      July 31                    July 31
(Dollars in millions)                                   1995     % Change            1994         1995      % Change         1994
----------------------------------------------------------------------------------------------------------------------------------

Consumer                                              $105.9      (16.4)%          $126.7       $488.1         14.6%        $425.8
Commercial                                              54.1       11.1              48.7        305.3         20.6          253.2
Irrigation                                              32.3        6.6              30.3        139.5         21.0          115.3
----------------------------------------------------------------------------------------------------------------------------------
   Total*                                             $192.3       (6.5)%          $205.7       $932.9         17.4%        $794.3
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
*Includes international sales of                     $  20.9      (11.8)%         $  23.7       $152.4         17.1%        $130.1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

3 MONTHS ENDED OCTOBER 31, 1995 COMPARED WITH 3 MONTHS ENDED OCTOBER 28, 1994
--------------------------------------------------------------------------------
Worldwide net sales for the 3 months ended October 31, 1995, of $192.3 million decreased by $13.4 million from the prior year primarily as a result of decreased sales of snow removal equipment. The decline in the quarter was offset partially by an increase in commercial and irrigation product sales. The increase in commercial product sales was the result of new product introductions, golf course openings, increased sales of equipment to landscape contractors and increased sales in the municipal markets. Irrigation sales increased because of new product introductions and increased demand for do-it-yourself products. International sales included in the table on the previous page declined from the prior year because of a temporary business interruption in the irrigation product line as a result of distribution changes as well as decreased sales of snow removal equipment.

YEAR ENDED JULY 31, 1995 COMPARED WITH YEAR ENDED JULY 31, 1994
--------------------------------------------------------------------------------
Worldwide sales increased $138.6 million in fiscal 1995 to $932.9 million with increases in all product lines as discussed below:

-    CONSUMER

Worldwide consumer product sales rose 14.6% to $488.1 million in 1995. Consumer product sales represented 52.3% and 53.6% of consolidated net sales for 1995 and 1994, respectively. International sales included in consumer product sales increased $5.6 million from the prior year.

Exceptional sales of snow removal equipment as well as increased sales of riding products and Toro-Registered Trademark-brand walk power mowers contributed to the increase over the prior year. This increase was offset partially by a decline in Lawn-Boy-Registered Trademark- walk power mower sales as a result of reduced shipments in response to a delayed spring season as well as actions to reduce excess retail inventory.

-    COMMERCIAL

Worldwide commercial product sales increased $52.1 million over the prior year. International sales included in commercial product sales increased $9.0 million from the prior year.

Sales were strong in both the golf and municipal markets because of new golf course openings and increased spending in the municipal market. Sales of equipment to landscape contractors and sales of recycling equipment products also contributed to the increase.

-    IRRIGATION

Worldwide irrigation product sales increased 21.0% to $139.5 million in 1995. International sales included in irrigation product sales increased $6.0 million.

Increased sales of irrigation products in the golf industry as well as an improved market share for do-it-yourself products contributed to the sales increase. The company's change to direct distribution through irrigation product wholesale dealers in the California and Texas markets, made in 1994 to better respond to customer needs, was favorably received in the marketplace. Improved international economies and weather conditions also resulted in increased sales.

-    INTERNATIONAL MARKETS

International sales are included in the preceding net sales table. International sales increased 17.1% to $152.4 million in 1995. Sales in Canada improved over the prior year because of the strengthened economy. The drought in Australia curtailed sales slightly, but was offset by increased sales in Europe because of the weak U.S. dollar.

COST TRENDS AND PROFIT MARGINS
-----------------------------------------------------------------------------------------------------------------
                                 3 Months Ended      3 Months Ended         Year Ended           Year Ended
                                     October 31          October 28            July 31              July 31
Margins (Percent of net sales)             1995                1994               1995                 1994
-----------------------------------------------------------------------------------------------------------------
Gross profit                              37.3%               37.0%               35.9%               36.2%
Operating profit                           3.5                 6.5                 6.9                 5.4
Pretax earnings                            3.4                 6.7                 6.5                 4.7
Net earnings                               2.1                 4.0                 3.9                 2.8
-----------------------------------------------------------------------------------------------------------------

3 MONTHS ENDED OCTOBER 31, 1995 COMPARED WITH 3 MONTHS ENDED OCTOBER 28, 1994
--------------------------------------------------------------------------------
Gross profit of $71.7 million decreased $4.4 million from the prior year because of the decline in sales. As a percent of sales, gross profit for the period ended October 31, 1995 was 37.3% compared with 37.0% for the period ended October 28, 1994 primarily due to increased sales of commercial and irrigation products, offset partially by reduced sales of snow removal equipment.


YEAR ENDED JULY 31, 1995 COMPARED WITH YEAR ENDED JULY 31, 1994
--------------------------------------------------------------------------------
Gross profit of $334.6 million increased 16.4% over the $287.5 million in 1994. As a percent of net sales, gross profit decreased slightly to 35.9% for 1995 compared with 36.2% in 1994. The percentage decrease resulted from the mix of product sales and increased costs of raw material. Gross profit increased $47.1 million to $334.6 million. This was the result of the increased sales volume which was offset by the items mentioned above.

     Operating profit improved from the prior year by $22.2 million because of improved operating leverage as a result of increased sales.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSE (SG&A)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                          3 Months Ended       % of   3 Months Ended       % of      Year Ended       % of    Year Ended      % of
SG&A Expense                  October 31        Net       October 28        Net         July 31        Net       July 31       Net
(Dollars in millions)               1995      Sales             1994      Sales            1995       Sales         1994     Sales
----------------------------------------------------------------------------------------------------------------------------------
Administrative                     $24.0      12.5%            $20.8      10.1%         $  89.5       9.6%       $  80.2     10.1%
Sales and marketing                 20.6      10.7              23.8      11.6             92.1       9.9           84.4     10.6
Warranty                             6.6       3.4               5.7       2.8             31.0       3.3           29.0      3.6
Distributor/dealer financing         2.1       1.1               2.0       1.0              9.7       1.0            8.6      1.1
Research and development             6.9       3.6               6.0       2.9             26.5       2.8           24.6      3.1
Warehousing                          3.2       1.7               2.9       1.4             14.5       1.6           11.8      1.5
Service/quality assurance            1.6       0.8               1.5       0.7              6.5       0.7            6.3      0.8
----------------------------------------------------------------------------------------------------------------------------------
Total                              $65.0      33.8%            $62.7      30.5%          $269.8      28.9%        $244.9      30.8%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


3 MONTHS ENDED OCTOBER 31, 1995 COMPARED WITH 3 MONTHS ENDED OCTOBER 28, 1994
--------------------------------------------------------------------------------
SG&A increased $2.3 million from the prior year and as a percent of sales increased to 33.8%. Administrative expense increased from the prior year as the company continued its implementation of a company-wide information system as well as an overall increase in spending. Warranty increased from the prior year as a result of a change in the sales mix of products. Research and development expenditures were above the prior year reflecting the company's continued commitment to product innovation. These increases were offset partially by a decrease in sales and marketing expense primarily because of reduced sales.

YEAR ENDED JULY 31, 1995 COMPARED WITH YEAR ENDED JULY 31, 1994
----------------------------------------------------------------------------
SG&A was up $24.9 million from 1994 and was 28.9% of net sales in 1995 compared with 30.8% in 1994. The decline as a percent of sales was the result of improved leverage and expense control. The increase in administrative expense of $9.3 million occurred principally as a result of a company-wide initiative to replace existing information systems, increased payouts in various employee incentive and profit sharing plans, the addition of a joint venture with a distributor, the addition of dealer direct financing through Toro Credit Company, and distribution support.

Sales and marketing expense was up $7.7 million from the prior year. As a percent of net sales, sales and marketing was 9.9%, a decrease from 10.6% in 1994. The dollar increase reflected the company's increased sales volume as well as an increase in brand advertising.

Warranty expense increased by $2.0 million and as a percent of net sales was 3.3% in 1995 compared with 3.6% in 1994. The $2.0 million increase was primarily the result of increased sales volume, and new product introductions.

Distributor/dealer financing expense represents the cost incurred by the company to contract with a third party financing source to finance dealer inventory purchases. The $9.7 million charge reflected in SG&A represents credit facility origination costs and interest charges for a pre-established length of time. Interest is charged at market rates based on prime plus a negotiated mark-up. These financing arrangements are used by the company as a marketing tool to enable customers to buy inventory. This expense increased $1.1 million in 1995 because of the increased sales volume and was offset partially by the reduction of third party financing expense which was taken on through the addition of dealer direct financing through Toro Credit Company.

Research and development expense was up $1.9 million primarily as the result of continued investment in product innovation.

INTEREST EXPENSE

3 MONTHS ENDED OCTOBER 31, 1995 COMPARED WITH 3 MONTHS ENDED OCTOBER 28, 1994
--------------------------------------------------------------------------------
Interest expense for the 3 months ended October 31, 1995 was $2.5 million which was unchanged from the amount reported in 1994.

YEAR ENDED JULY 31, 1995 COMPARED WITH YEAR ENDED JULY 31, 1994
--------------------------------------------------------------------------------
Interest expense for 1995 decreased to $11.9 million from the $13.6 million reported in 1994 as the result of the company's continued reduction in long-term debt and utilization of short-term borrowing at lower interest rates.


OTHER INCOME, NET

3 MONTHS ENDED OCTOBER 31, 1995 COMPARED WITH 3 MONTHS ENDED OCTOBER 28, 1994
--------------------------------------------------------------------------------
Other income, net at October 31, 1995 was $2.4 million versus $2.9 million in 1994. The decrease in other income, net was due to a decline in financing revenue for the period.

YEAR ENDED JULY 31, 1995 COMPARED WITH YEAR ENDED JULY 31, 1994.
--------------------------------------------------------------------------------
Other income, net was $0.2 million greater than the $8.0 million reported in 1994. Excluding the effect of two lawsuit settlements and the sale of the portable heater business in the prior year, other income increased because of gains on fixed asset disposals versus losses in the prior year, favorable foreign currency activity, and income resulting from joint venture activity.

PROVISION FOR TAXES

3 Months Ended October 31, 1995 Compared With 3 Months Ended October 28, 1994
--------------------------------------------------------------------------------

The effective tax rate for the period ended October 31, 1995 was 39.5% compared to 40.0% for the 3 month period ended October 28, 1994.

Year Ended July 31, 1995 Compared With Year Ended July 31, 1994
--------------------------------------------------------------------------------

The effective tax rate remained at 40% of pretax earnings in 1995. In accordance with Financial Accounting Standards No. 109, the company has determined that it is not necessary to establish a valuation reserve for the deferred income tax benefit because it is more likely than not that the net deferred income tax benefit of $30.9 million will be principally realized through carry back to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

NET EARNINGS

3 Months Ended October 31, 1995 Compared With 3 Months Ended October 28, 1994
--------------------------------------------------------------------------------

Net earnings for the 3 months ended October 31, 1995 was $4.0 million versus $8.3 million a year prior. The decrease in earnings was primarily the result of extraordinary snow product sales in the prior 3 month period.

Year Ended July 31, 1995 Compared With Year Ended July 31, 1994
--------------------------------------------------------------------------------

Net earnings for 1995 were $36.7 million or $2.81 per share, as compared with net earnings of $22.2 million or $1.71 per share in 1994. The increase in earnings was primarily the result of increased sales, improved operating leverage, and cost control measures such as lower borrowing costs.

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
The Toro Company:

    We have audited the accompanying consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows for the year ended October 31, 1996, the three month period ended October 31, 1995 and the years ended July 31, 1995 and 1994. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Toro Company and subsidiaries as of October 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended October 31, 1996, the three month period ended October 31, 1995 and the years ended July 31, 1995 and 1994 in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP
Minneapolis, Minnesota
December 16, 1996



CONSOLIDATED STATEMENTS OF EARNINGS   The Toro Company

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                                        Year Ended
                                                                YEAR ENDED  3 Months Ended  ----------------------------
                                                                OCTOBER 31     October 31        July 31        July 31
(Dollars in thousands, except per share data)                         1996           1995           1995           1994
-------------------------------------------------------------------------------------------------------------------------
Net sales                                                        $ 930,909       $192,278      $ 932,853       $794,341
Cost of sales                                                      589,186        120,575        598,275        506,816
-------------------------------------------------------------------------------------------------------------------------

    Gross profit                                                   341,723         71,703        334,578        287,525
Selling, general and administrative expense                        278,284         65,048        269,757        244,943
-------------------------------------------------------------------------------------------------------------------------

    Earnings from operations                                        63,439          6,655         64,821         42,582
Interest expense                                                    13,590          2,532         11,902         13,562
Other income, net                                                  (10,331)        (2,483)        (8,193)        (8,030)
-------------------------------------------------------------------------------------------------------------------------

    Earnings before income taxes                                    60,180          6,606         61,112         37,050
-------------------------------------------------------------------------------------------------------------------------

Provision for income taxes                                          23,771          2,609         24,445         14,820
-------------------------------------------------------------------------------------------------------------------------

    Net earnings                                                 $  36,409       $  3,997      $  36,667       $ 22,230
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


Net earnings per share of common stock and
    common stock equivalent                                      $    2.90       $   0.32      $    2.81       $   1.71

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

The financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS  The Toro Company


----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data) October 31                          1996          1995
----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                                   $      66     $   7,702
    Receivables:
         Customers                                                                244,434       201,571
         Other                                                                      5,208         4,787
----------------------------------------------------------------------------------------------------------
              Subtotal                                                            249,642       206,358
              Less allowance for doubtful accounts                                 10,005         7,542
----------------------------------------------------------------------------------------------------------

              Total receivables                                                   239,637       198,816
----------------------------------------------------------------------------------------------------------
    Inventories                                                                   130,288       145,862
    Prepaid expenses                                                                5,133         6,417
    Deferred income tax benefits                                                   29,877        27,462
----------------------------------------------------------------------------------------------------------
              Total current assets                                                405,001       386,259
----------------------------------------------------------------------------------------------------------
Property, plant and equipment:
    Land and land improvements                                                      6,816         6,569
    Buildings and leasehold improvements                                           46,107        47,601
    Equipment                                                                     176,157       157,511
----------------------------------------------------------------------------------------------------------
              Subtotal                                                            229,080       211,681
              Less accumulated depreciation and amortization                      155,270       141,726
----------------------------------------------------------------------------------------------------------
              Total property, plant and equipment                                  73,810        69,955
----------------------------------------------------------------------------------------------------------
Deferred income taxes                                                               1,600         2,384
Other assets                                                                       16,466        14,055
----------------------------------------------------------------------------------------------------------
              Total assets                                                       $496,877     $ 472,653
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                            $    350     $  15,334
    Short-term borrowing                                                           41,025        41,575
    Accounts payable                                                               43,524        51,757
    Accrued warranty                                                               34,722        35,065
    Accrued marketing programs                                                     22,600        21,407
    Other accrued liabilities                                                      65,636        56,035
----------------------------------------------------------------------------------------------------------
              Total current liabilities                                           207,857       221,173
----------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                                               53,015        53,365
Other long-term liabilities                                                        22,438         7,223
Common stockholders' equity:
    Common stock, par value $1.00, authorized 35,000,000 shares; issued and outstanding 12,032,143 shares in 1996 (net of 877,861 treasury shares)
    and 12,167,835 shares in 1995 (net of 674,490 treasury shares)                 12,032        12,168
    Additional paid-in capital                                                     28,462        35,712
    Retained earnings                                                             173,630       142,891
    Foreign currency translation adjustment                                          (557)          121
----------------------------------------------------------------------------------------------------------

              Total common stockholders' equity                                   213,567       190,892
----------------------------------------------------------------------------------------------------------
              Total liabilities and common stockholders' equity                  $496,877      $472,653
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


The financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Year Ended
                                                                          YEAR ENDED  3 Months Ended  ----------------------------
                                                                          OCTOBER 31      October 31       July 31         July 31
(Dollars in thousands)                                                          1996            1995          1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                                           $  36,409     $    3,997     $   36,667      $  22,230
    Adjustments to reconcile net earnings to net
         cash provided by (used in) operating activities:
    Provision for depreciation and amortization                               18,170          3,590         17,240         18,839
        (Gain) loss on disposal of property, plant and equipment                (260)           (34)          (135)         1,265
    Deferred income taxes                                                        784            194         (1,282)        (2,668)
    Tax benefits related to employee stock option transactions                 1,490              -          1,178            953
    Changes in operating assets and liabilities:
         Net receivables                                                     (40,821)        13,640        (28,773)        (3,320)
         Inventories                                                          15,574        (22,142)        (4,956)       (40,056)
         Prepaid expenses and deferred income tax benefits                    (1,131)         1,962        (10,024)        (2,551)
         Accounts payable and accrued expenses                                 2,218         (9,770)         5,622         33,152
----------------------------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) operating activities             32,433         (8,563)        15,537         27,844
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment                               (21,389)        (3,302)       (28,162)       (18,173)
    Proceeds from asset disposals                                                543             43            843            267
    (Increase) decrease in other assets/liabilities                             (857)         1,793          3,935         (4,973)
-----------------------------------------------------------------------------------------------------------------------------------
              Net cash used in investing activities                          (21,703)        (1,466)       (23,384)       (22,879)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in sale of receivables                                     -         (2,331)         2,331              -
    (Decrease) increase in short-term borrowing                                 (550)        19,040         22,535              -
    Proceeds from issuance of long-term debt                                       -              -              -          4,000
    Repayments of long-term debt                                             (15,334)       (12,326)       (20,300)       (40,645)
    Proceeds from deferred income                                             12,742                                        5,250
    Proceeds from exercise of stock options                                    4,627          3,586          8,251          6,144
    Purchases of common stock                                                (13,339)          (891)       (26,225)        (2,284)
    Dividends on common stock                                                 (5,834)        (1,459)        (6,002)        (5,993)
    Repayments from ESOP                                                           -              -          2,612          2,611
-----------------------------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) financing activities            (17,688)         5,619        (16,798)       (30,917)
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                                         (678)           188            338            390
-----------------------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                     (7,636)        (4,222)       (24,307)       (25,562)
Cash and cash equivalents at beginning of period                               7,702         11,924         36,231         61,793
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                  $     66     $    7,702      $  11,924      $  36,231
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
    Cash paid during the period for:
         Interest                                                          $  15,335     $    4,694     $    9,567      $  14,092
         Income taxes                                                         20,447            109         34,936         19,498
-----------------------------------------------------------------------------------------------------------------------------------


The financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  The Toro Company
--------------------------------------------------------------------------------

 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED DATA

FISCAL YEAR CHANGE
Effective November 1995, the company changed its fiscal year ended July 31 to a fiscal year ended October 31. The 3 month transition period ended October 31, 1995 bridges the gap between the company's old and new fiscal year ends.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of The Toro Company and all wholly-owned and majority-owned domestic and foreign subsidiaries (the company). Investments in 50% or less owned companies are accounted for by the equity method. The accounts of foreign subsidiaries, which are not material, have been adjusted to conform to U.S. accounting principles and practices and have been translated to appropriate U.S. dollar equivalents. All material intercompany accounts and transactions have been eliminated from the consolidated financial statements.

CASH AND CASH EQUIVALENTS

The company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. At October 31, 1996 the Company had $4,908,000 included in trade payables that represented the reclassification of outstanding checks in excess of related bank balances.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The provision for doubtful accounts included in selling, general and administrative expense was $3,358,000 for the year ended October 31, 1996, $720,000 for the 3 months ended October 31, 1995, $1,543,000 for the year ended July 31, 1995, and $3,032,000 for the year ended July 31, 1994.

INVENTORIES

The majority of all inventories are valued at the lower of cost or net realizable value with cost determined by the last-in, first-out (LIFO) method. Had the first-in, first-out (FIFO) method of cost determination been used, inventories would have been $25,642,000 and $24,841,000 higher than reported at October 31, 1996, and 1995, respectively. Under the FIFO method, work-in-process inventories were $69,182,000 and $86,285,000 and finished goods inventories were $86,748,000 and $84,418,000 at October 31, 1996 and 1995, respectively.

PROPERTY AND DEPRECIATION

Property, plant and equipment are carried at cost. The company provides for depreciation of plant and equipment utilizing the straight-line method over the estimated useful lives of the assets. Buildings, including leasehold improvements, are generally depreciated over 10 to 45 years, and equipment over 3 to 7 years. Tooling costs are generally amortized using the units of production method. Expenditures for major renewals and betterments which substantially increase the useful lives of existing assets are capitalized, and maintenance and repairs are charged to operating expenses as incurred. Software is expensed at the time of purchase. The cost and related accumulated depreciation of all plant and equipment disposed of are removed from the accounts, and any gain or loss from such disposal is included in current period earnings.

ACCRUED WARRANTY

The company provides an accrual for estimated future warranty costs based upon the historical relationship of warranty costs to sales.

DEFERRED INCOME

The company has recorded deferred income related to a forward starting interest rate exchange agreement. The deferred income will be recognized commencing August 1, 1997 as an adjustment to interest expense over the term of the agreement. See Note 3 to the Consolidated Financial Statements.

FOREIGN CURRENCY TRANSLATION

The functional currency of the company's foreign operations is the applicable local currency. The functional currency is translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" which is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translations are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income, net.

ACCOUNTING FOR REVENUES

Revenue is recognized at the time products are shipped to distributors, dealers or mass merchandisers.

COST OF FINANCING DISTRIBUTOR/DEALER INVENTORY

Included in selling, general and administrative expense are costs associated with various programs in which the company shares costs of financing distributor and dealer inventories. These costs of $10,252,000 for the year ended October 31, 1996, $2,063,000 for the 3 months ended October 31, 1995, $9,675,000 for the year ended July 31, 1995, and $8,587,000 for the year ended July 31, 1994, are charged against operations as incurred.

RESEARCH AND DEVELOPMENT

Expenditures for research and development, including engineering, of $31,343,000 for the year ended October 31, 1996, $6,864,000 for the 3 months ended October 31, 1995, $26,513,000 for the year ended July 31, 1995 and $24,581,000 for the year ended July 31, 1994 are charged against operations as incurred.

DISTRIBUTION

Included in selling, general and administrative expense are costs associated with changes to the company's distribution channels. These costs were $6,682,000 for the year ended October 31, 1996, $823,000 for the 3 months ended October 31, 1995, $3,400,000 for the year ended July 31, 1995 and $4,300,000 for the year ended July 31, 1994. Those costs associated with business changes are accrued on the basis of historical experience, while costs related to specific changes to the company's distribution system are recorded when authorized.

INCOME TAXES

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (FAS 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The company has reflected the necessary deferred tax asset/liability in the accompanying balance sheets. Management believes the future tax deductions will be realized principally through carry back to taxable income in prior years, future reversals of existing taxable temporary differences, and to a lesser extent, future taxable income.

NET EARNINGS PER SHARE OF COMMON STOCK AND COMMON STOCK EQUIVALENTS

Net earnings per share of common stock and common stock equivalents are computed by dividing net earnings by the weighted average number of common shares and common stock equivalents outstanding during the respective periods. Common stock equivalents include potentially dilutive stock options. These shares are included under the treasury stock method using the average market price of the company's stock during each period. The effect of full dilution using the year-end price of the company's stock was immaterial.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (FAS 123). The company accounts for its stock options and employee stock ownership plan in accordance with the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25). FAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The company expects to continue to account for its employee stock plans in accordance with the provisions of APB 25. Accordingly, FAS 123 is not expected to have any material impact on the company's financial position or results of operations. Effective with the issuance of the company's fiscal 1997 financial statements, the company will disclose proforma net income and per share amounts as if FAS 123 were applied.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform with the current year presentation.


2   SHORT-TERM CAPITAL RESOURCES
--------------------------------------------------------------------------------

At October 31, 1996, the company had available unsecured lines of credit with five banks in the aggregate of $194,000,000. Most of these agreements require the company to pay a fee of 0.175% per year on the available lines of credit. This fee is recorded by the company as interest expense.
The company had $41,025,000 outstanding at October 31, 1996, and $41,575,000 outstanding at October 31, 1995. The weighted average interest rate on short-term borrowing for 1996 was 6.0% (6.0% for the 3 months ended October 31, 1995, 7.7% for the year ended July 31, 1995 and 6.5% for the year ended July 31,
1994). Interest expense was $7,036,000 in 1996 ($695,000 for the 3 months ended October 31, 1995, $2,498,000 for the year ended July 31, 1995 and $822,000 for the year ended July 31, 1994), including facility fees. The weighted average short-term borrowing was $117,080,000 for the year ended October 31, 1996 ($11,496,000 for the 3 months ended October 31, 1995, $32,335,000 for the year ended July 31, 1995 and $12,755,000 for the year ended July 31, 1994).

     In addition, the company's capital resources include two $20,000,000 bankers' acceptance financing agreements in 1996 and 1995. The company had no amount outstanding under these agreements at October 31, 1996, and 1995.

3   LONG-TERM DEBT
--------------------------------------------------------------------------------
A summary of long-term debt is as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Dollars in thousands) October 31                      1996           1995
--------------------------------------------------------------------------------

11% Sinking Fund Debentures due annually
    August 1998-2017 callable August 1, 1997          $50,000        $50,000
Industrial Revenue Bond due annually
    June 1997-2004 with various interest rates          3,365          3,699
9.57% senior note due January 1996                          -          5,000
9.53% senior note due August 1996                           -         10,000
--------------------------------------------------------------------------------
                                                       53,365         68,699
    Less current portion                                  350         15,334
--------------------------------------------------------------------------------
Long-term debt, less current portion                  $53,015        $53,365
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    The weighted average interest rate on long-term debt for 1996 was 10.5% (10.5% for the 3 months ended October 31, 1995, 9.9% for the year ended July 31, 1995 and 9.8% for the year ended July 31, 1994). Interest expense was $6,555,000 in 1996 ($1,837,000 for the 3 months ended October 31, 1995, $8,673,000 for the year ended July 31, 1995 and $12,236,000 for the year ended July 31, 1994), including commitment and facility fees. The weighted average long-term debt outstanding was $62,366,000 in 1996 ($17,557,000 for the 3 months ended October 31, 1995, $87,330,000 for the year ended July 31, 1995 and $125,388,000 for the year ended July 31, 1994).

    The company entered into a forward starting interest rate exchange agreement with a bank on March 6, 1996 to hedge the anticipated refinancing of its $50 million, 11% long-term sinking fund debentures callable August 1, 1997, and to realize the benefit of favorable interest rates. Simultaneously with entering into this interest rate exchange agreement, the company terminated its interest rate exchange agreement entered into during February 1994. The effect of this transaction was to extend the original forward starting interest rate exchange agreement from 5 years to 30 years. As a result of this transaction, the deferred income balance was increased from $5.25 million in 1994 to $17.3 million in March of 1996. The net additional cash received in March 1996 was $12.1 million. In return for the net proceeds, the company will pay the bank 10.55% on a notational amount of $50 million from August 1, 1997 through August 2, 2027 and the company will receive payments based on a floating rate equal to the London Interbank Offered Rate (LIBOR) on the notational amount over the same period.

    The net interest rate differential to be received or paid and the $17.3 million deferred income will be recognized commencing August 1, 1997 as an adjustment to interest expense over the term of the agreement.

    On August 12, 1996 the company entered into another forward starting interest rate exchange agreement with a bank to additionally hedge the anticipated refinancing of the $50 million currently financed under short-term credit agreements. The company received or paid no cash as a result of this transaction.

    Under the terms of the long-term debt agreements and the interest rate exchange agreements, the company is subject to certain covenants. At October 31, 1996, the company was in compliance with all such covenants.

    The terms of certain agreements of Toro Credit Company restrict the payment of dividends and loans or advances to the parent company. Of the Toro Credit Company's retained earnings of $63,584,000, all were available for distribution to the parent at October 31, 1996.

    Principal payments required on long-term debt in each of the next five years ending October 31 are as follows: 1997, $350,000; 1998, $2,865,000; 1999,
$2,885,000; 2000, $2,905,000; 2001, $2,925,000; and after 2001, $41,435,000.

4   INCOME TAXES
-------------------------------------------------------------------------------
A reconciliation of the statutory federal income tax rate to the company's consolidated effective tax rate is summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                           YEAR ENDED       3 Months Ended               Year Ended
                                                                                                ----------------------------
                                                           OCTOBER 31         October 31           July 31        July 31
                                                                1996                1995              1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Statutory federal income tax rate                             35.0%             35.0%               35.0%           35.0%
Increase (reduction) in income taxes resulting from:
    Benefits from foreign sales corporation                   (0.8)             (0.2)               (0.8)           (1.6)
    State and local income taxes, net of federal
     income tax benefit                                        2.5               4.6                 2.4             2.4
    Effect of foreign source income                            0.0               1.5                 0.5             1.3
    Other, net                                                 2.8              (1.4)                2.9             2.9
-----------------------------------------------------------------------------------------------------------------------------
Consolidated effective tax rate                               39.5%             39.5%               40.0%           40.0%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


Components of the provision for income taxes are as follows:
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                            YEAR ENDED       3 Months Ended               Year Ended
                                                                                                 ----------------------------
                                                            OCTOBER 31         October 31           July 31        July 31
                                                                 1996                1995              1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Current:
    Federal                                                $22,479           $   731             $24,878         $18,487
    State                                                    2,754               238               2,942           2,610
-----------------------------------------------------------------------------------------------------------------------------
    Current provision                                       25,233               969              27,820          21,097
-----------------------------------------------------------------------------------------------------------------------------
Deferred:
    Federal                                                 (1,051)            1,414              (2,689)         (5,059)
    State                                                     (411)              226                (686)         (1,218)
-----------------------------------------------------------------------------------------------------------------------------
    Deferred provision                                      (1,462)            1,640              (3,375)         (6,277)
-----------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes                           $23,771            $2,609             $24,445         $14,820
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

   The tax effects of temporary differences that give rise to the net deferred tax assets at October 31, 1996 and 1995 are presented below.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Dollars in thousands)                      1996                1995
--------------------------------------------------------------------------------
Allowance for doubtful accounts         $  5,151            $  4,254
Inventory reserves                           536                (459)
Uniform capitalization                     2,252               2,302
Depreciation                               1,600               2,384
Warranty reserves                         12,881              12,754
Marketing programs                         2,018               1,973
Distributor reserves                       2,603               2,474
Restructuring reserves                     1,091               1,386
Accrued retirement                         3,410               2,770
Other                                        (65)                  8
--------------------------------------------------------------------------------
Consolidated deferred income tax assets  $31,477             $29,846
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   During the years ended October 31, 1996 and July 31, 1995, respectively, $1,490,000 and $1,178,000 was added to additional paid-in capital in accordance with Accounting Principal Board opinion 25 reflecting the permanent book to tax difference in accounting for tax benefits related to employee stock option transactions.

5   COMMON STOCKHOLDERS EQUITY
--------------------------------------------------------------------------------
Changes in the components of common stockholders' equity during the fiscal year ended October 31, 1996, the 3 months ended October 31, 1995, and the fiscal years ended July 31, 1995 and 1994 were as follows:

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Foreign
                                                                                                                       Currency
                                                 Common           Additional        Retained       Receivable       Translation
(Dollars in thousands)                            Stock      Paid-In Capital        Earnings       from ESOP         Adjustment
----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1993                        $12,270            $  44,898       $  93,451         $(5,223)             $(795)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common dividends paid ($0.48 per share)               -                    -          (5,993)              -                  -
Issuance of 388,588 shares under
 stock option plans                                 388                5,756               -               -                  -
Purchase of 97,758 common shares                    (97)              (2,187)              -               -                  -
Payment received from ESOP                            -                    -               -           2,611                  -
Foreign currency translation adjustment               -                    -               -               -                390
Tax benefits related to employee stock
 option transactions                                  -                  953               -               -                  -
Net earnings                                          -                    -          22,230               -                  -
----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1994                        $12,561            $  49,420        $109,688        $ (2,612)             $(405)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common dividends paid ($0.48 per share)               -                    -          (6,002)              -                  -
Issuance of 444,783 shares under
 stock option plans                                 445                7,806
Purchase of 965,757 common shares                  (966)             (25,259)              -               -                  -
Payment received from ESOP                            -                    -               -           2,612                  -

Foreign currency translation adjustment               -                    -               -               -                338
Tax benefits related to employee stock
 option transactions                                  -                1,178               -               -                  -
Net earnings                                          -                    -          36,667               -                  -
----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1995                        $12,040            $  33,145        $140,353        $      0             $  (67)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common dividends paid ($0.12 per share)               -                    -          (1,459)              -                  -
Issuance of 156,263 shares under stock
 option plans                                       156                3,431               -               -                  -
Purchase of 28,204 common shares                    (28)                (864)              -               -                  -
Foreign currency translation adjustment               -                    -               -               -                188
Net earnings                                          -                    -           3,997               -                  -
----------------------------------------------------------------------------------------------------------------------------------
Balance at October 31, 1995                     $12,168            $  35,712        $142,891        $      0              $ 121
----------------------------------------------------------------------------------------------------------------------------------

Common dividends paid ($0.48 per share)               -                    -          (5,834)              -                  -
Issuance of 294,324 shares under stock
 option plans                                       294                4.333               -               -                  -
Purchase of 429,692 common shares                  (430)             (13,073)              -               -                  -
Foreign currency translation adjustment               -                    -               -               -               (678)
Tax benefits related to employee stock
 option transactions                                  -                1,490               -               -                  -
Other                                                 -                    -             164               -                  -
Net earnings                                          -                    -          36,409               -                  -
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 31, 1996                     $12,032            $  28,462        $173,630        $      0              $(557)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Under the terms of a Rights Agreement established June 14, 1988 each share of the company's common stock entitles its holder to one preferred share purchase right. Each right entitles the registered holder to purchase from the company one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value at a price of $85 per one one-hundredth of a Preferred Share. The rights become exercisable and tradable 10 days after a person or a group acquires 20% or more, or makes an offer to acquire 20% or more, of the company's outstanding common stock. At no time do the rights have any voting power. The rights may be redeemed by the company for $0.01 per right at any time prior to the time that a person or group has acquired beneficial ownership of 20% or more of the common shares.

6   STOCK OPTION PLANS
--------------------------------------------------------------------------------
Incentive stock options and nonqualified options may be granted under the terms of the stockholder approved 1989 Stock Option Plan and the 1993 Stock Option Plan (the "Plans"). Each incentive stock option and nonqualified stock option is granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant, except for performance based stock options, such as those granted in connection with the Continuous Performance Award Plan for which the exercise price is an average of the closing stock prices for the three months preceding the grant date. Stock options granted under the Plans may be exercised in whole or in part from time to time, not later than 10 years from the date of grant or other period, as specified in the option agreement. Most stock options are subject to cancellation upon termination of the option holder's employment. However, some nonqualified options granted under the Plans can be exercised for up to four years after retirement, at or after age 60, but not beyond the date the option originally expires. Only nonqualified stock options may be granted under the terms of the 1992 Directors Stock Plan (the "Director Plan"). The Director Plan is a formula plan. Each option granted under the Director Plan is granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant. Stock options granted under the Director Plan may be exercised only while serving as a member of the Board of Directors of the company, except in the event of death or disability. Stock option transactions are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                           YEAR ENDED       3 Months Ended               Year Ended
                                                                                                ----------------------------
                                                           OCTOBER 31         October 31           July 31        July 31
                                                                1996                1995              1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period                       1,253,311         1,166,579           1,259,509       1,421,923
    Granted                                                 48,768           256,496             323,474         264,217
    Exercised or cancelled                                (194,221)         (169,764)           (416,404)       (426,631)
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at end of period                             1,107,858         1,253,311           1,166,579       1,259,509
-----------------------------------------------------------------------------------------------------------------------------
Price range of granted options                       $29.125-32.50      $      29.00      $ 23.625-29.50   $ 18.75-25.50
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Shares reserved for granting future stock
 options at end of period                                1,009,868         1,040,877             621,738         923,240
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of period                       882,670           843,476             780,169         765,510
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Price range of exercisable options                   $ 10.90-32.50      $10.90-29.50       $ 10.70-29.50   $10.70-25.875
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

The options outstanding at October 31, 1996 were granted in 1992 (305,000 shares); 1993 (130,195 shares); 1994 (179,068 shares); and 1995 (209,606 shares); the 3 months ended October 31, 1995 (237,721 shares) and the year ended October 31, 1996 (46,268 shares).

7   EMPLOYEE BENEFIT PROGRAMS

The company has an Employee Stock Ownership Plan (ESOP) which covers substantially all employees of the company and its subsidiaries. The plan was a leveraged ESOP which means funds were borrowed to purchase the shares. At July 31, 1995, ESOP indebtedness to the company was paid in full and funding of the ESOP was completed. Principal payments of ESOP debt were $2,612,000 for the year ended July 31, 1995 and $2,611,000 for the year ended July 31, 1994. Interest incurred on ESOP debt and interest received by the company was $258,000 for the year ended July 31, 1995 and $512,000 for the year ended July 31, 1994. Dividends on the ESOP shares used for debt service by the ESOP were $107,000 for the year ended July 31, 1995 and $195,000 for the year ended July 31, 1994.
The expenses recognized related to the ESOP were $2,504,000 for the year ended July 31, 1995 and $2,417,000 for the year ended July 31, 1994. There were no principal payments of ESOP debt, interest incurred or received, dividends or expenses related to the ESOP for the year ended October 31, 1996 or the 3 months ended October 31, 1995.

    On August 1, 1995, the ESOP plan year end was changed to December 31. The company's contributions to the plan, net of dividends, were $639,000 for the year ended October 31, 1996, zero for the 3 months ended October 31, 1995, $2,762,000 for the year ended July 31, 1995 and $2,929,000 for the year ended July 31, 1994.

    Effective August 1, 1995, the company adopted a new employee benefit program which replaces the ESOP, profit sharing, and matching stock plans. The current ESOP was replaced with a new Employee Stock Ownership Plan. The employee profit sharing plans and the matching stock plan were merged into the Toro Company Investment and Savings Plan which has a plan year end of December 31. Under this plan, eligible employees receive a pre-established percentage of their salary. Contributions to this plan for the year ended October 31, 1996 were $2,539,000. In addition, this plan includes a 401(k) which provides for company matching contributions of up to two percent of salary. Matching contributions to the Toro 401(k) Employee Savings and Toro Matching Plan for the year ended October 31, 1996 were $1,679,000.

    Contributions to the company's former employee profit sharing plans which covered substantially all employees of the company and its subsidiaries were made annually, immediately following the fiscal year end. The contribution made in the 3 months ended October 31, 1995, which pertained to the year ended July 31, 1995, was $3,833,000. For the years ended July 31, 1995 and 1994 the contributions paid totaled $4,100,000 and $4,150,000, respectively, and pertained to the preceding fiscal years. Such amounts are based upon annual earnings before income taxes and minimum contributions required under the plans.

    Under the company's former matching stock plan, shares of common stock were acquired by employees through payroll deductions and employer matching contributions pursuant to the plan. Contributions were $660,000 for the year ended July 31, 1995 and $485,000 for the year ended July 31, 1994.

    In addition, the company and its subsidiaries have supplemental and other retirement plans covering certain employees. Pension expense under these plans in 1996, 1995 and 1994 was not significant.

8   SEGMENT DATA
--------------------------------------------------------------------------------

The company classifies its operations into one industry segment, outdoor maintenance equipment. International sales were $174,249,000 for the year ended October 31, 1996, $20,935,000 for the 3 months ended October 31, 1995, $152,409,000 for the year ended July 31, 1995 and $130,053,000 for the year ended July 31, 1994. Of these amounts, export sales were $154,716,000 for the year ended October 31, 1996, $18,557,000 for the 3 months ended October 31, 1995, $126,560,000 for the year ended July 31, 1995 and $109,344,000 for the year ended July 31, 1994. Export sales by geographic area are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             Year Ended  3 Months Ended        Year Ended
                                                           --------------------
                             October 31      October 31      July 31    July 31
(Dollars in thousands)             1996            1995         1995       1994
--------------------------------------------------------------------------------
Europe                         $ 80,986         $ 6,098     $ 60,239   $ 48,976
Canada                           26,322           4,848       31,921     28,039
Pacific Rim                      42,976           6,955       28,979     27,535
Other                             4,432             656        5,421      4,794
--------------------------------------------------------------------------------
Total export sales             $154,716         $18,557     $126,560   $109,344
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Sales to any particular customer were not significant.

9   LEASE COMMITMENTS
--------------------------------------------------------------------------------

Minimum lease commitments in future years under noncancelable operating leases are as follows: 1997, $6,333,000; 1998, $4,147,000; 1999, $2,782,000;
2000, $1,916,000; 2001, $1,457,000; and after 2001, $1,687,000.

    Total lease expense was as follows:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             YEAR ENDED  3 Months Ended        Year Ended
                                                          ---------------------
                             OCTOBER 31      October 31   July 31      July 31
(Dollars in thousands)             1996            1995      1995         1994
--------------------------------------------------------------------------------

Warehouse and office space       $3,291          $  905    $3,360       $2,198
Trucks and autos                  2,191             374     1,890        2,039
Equipment                         3,933             924     3,721        3,044
--------------------------------------------------------------------------------
    Total                        $9,415          $2,203    $8,971       $7,281
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10  COMMITMENTS AND CONTINGENT LIABILITIES

The company was contingently liable to repurchase $10,578,000 at October 31, 1996 and $10,442,000 at October 31, 1995, of inventory relating to receivables under dealer financing arrangements. Additionally, debts incurred by certain distributors, aggregating $1,008,000 at October 31, 1996, and $1,176,000 at October 31, 1995, have been guaranteed by the company.

    In the ordinary course of business, the company may become liable with respect to pending and threatened litigation, taxes, environmental, and other matters. While the ultimate results of investigations, lawsuits, and claims involving the company cannot be determined, management does not expect that these matters will have a material adverse effect on the consolidated financial position of the company.

11  FINANCIAL INSTRUMENTS

OFF-BALANCE SHEET RISK

Letters of credit are issued by the company during the ordinary course of business, as required by certain vendor contracts, through major domestic banks. As of October 31, 1996, and 1995, the company had $19,705,000 and $14,735,000, respectively, in outstanding letters of credit.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the company to concentrations of credit risk consist principally of accounts receivable which are concentrated in a single business segment, outdoor maintenance equipment. The credit risk associated with this segment is limited because of the large number of customers in the company's customer base and their geographic dispersion.

FOREIGN CURRENCY INVESTMENTS

A portion of the company's cash flow is derived from sales and purchases denominated in foreign currencies. To reduce the uncertainty of foreign currency exchange rate movements on these sales and purchase commitments, the company enters into forward exchange and range forward option contracts. These contracts are designed to hedge firm anticipated foreign currency transactions.

    At October 31, 1996, the company had contracts maturing at various dates to purchase $1,196,000 in foreign currencies and to sell $29,198,000 in foreign currencies at the contract rates. In addition, the company had range forward options of $1,343,000 at October 31, 1996.

    Changes in the market value of the foreign currency instruments are recognized in the financial statements upon settlement of the hedged transaction.

FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FAS Statement 107, "Disclosures about Fair Value of Financial Instruments." Estimated fair value amounts have been determined using available information and appropriate valuation methodologies. Because considerable judgement is required in developing the estimates of fair value, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange.

    The carrying and estimated fair values of the company's financial instruments at October 31, 1996, are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      Carrying  Estimated Fair
(Dollars in millions)                                    Value           Value
--------------------------------------------------------------------------------

Long-term debt                                         $53,365         $62,887
Deferred income (interest rate exchange agreements)     17,992          22,969
--------------------------------------------------------------------------------

    For cash and cash equivalents, receivables, and accounts payable, carrying value is a reasonable estimate of fair value.

    For long-term debt with fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar amounts could currently be borrowed.

    The estimated fair value of the 11% sinking fund debentures represents the amount the company would pay to redeem the notes based on the terms of the debenture.

    The estimated fair value of the deferred income represents the cost to terminate the interest rate exchange agreements, had management elected to do so, which would have resulted in a loss of approximately $4,977,000.

12  CONSOLIDATED FINANCE SUBSIDIARY - TORO CREDIT COMPANY

Toro Credit Company is a consolidated finance subsidiary of the company and operates primarily in the finance industry with wholesale financing of distributor and dealer inventories under various financing arrangements and other programs.

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                             YEAR ENDED    3 Months Ended           Year Ended
                                                              --------------------
                             OCTOBER 31        October 31       July 31   July 31
(Dollars in thousands)             1996              1995          1995      1994
------------------------------------------------------------------------------------
Summary of Earnings
Finance revenues                $23,507            $4,641       $21,259   $17,436
Expenses:
    Operating                     3,371               827         3,428     2,068
    Interest                      6,248               737         4,902     4,737
    Foreign currency exchange
       net (gains) losses           (10)              (18)          (37)       96
------------------------------------------------------------------------------------
    Total expenses                9,609             1,546         8,293     6,901
    Earnings before income taxes 13,898             3,095        12,966    10,535
Provision for income taxes        5,230             1,111         4,744     3,669
------------------------------------------------------------------------------------
    Net earnings                $ 8,668            $1,984       $ 8,222   $ 6,866
------------------------------------------------------------------------------------

                                       YEAR ENDED     Year Ended
                                        OCTOBER 31    October 31
(Dollars in thousands)                        1996          1995
----------------------------------------------------------------------------
Summary Balance Sheets
Assets
Cash and cash equivalents                $  1,053       $  1,469
Receivables-net                           147,582        131,510
Other receivables and assets                1,766          1,858
----------------------------------------------------------------------------
    Total assets                         $150,401       $134,837
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current portion of long-term debt        $      -       $ 15,000
Other liabilities                          78,817         56,921
Long-term debt, less current portion            -              -
Shareholders' equity                       71,584         62,916
----------------------------------------------------------------------------
    Total liabilities and
       shareholders' equity              $150,401       $134,837
----------------------------------------------------------------------------
----------------------------------------------------------------------------

    Of the finance revenues presented above, $19,306,000 for the year ended October 31, 1996, $3,642,000 for the 3 months ended October 31, 1995, $17,114,000 for the year ended July 31, 1995 and $13,272,000 for the year ended July 31, 1994, represent transactions with the parent company, The Toro Company, which are eliminated in consolidation. The remaining finance revenues of $4,201,000 for the year ended October 31, 1996, $999,000 for the 3 months ended October 31, 1995, $4,145,000 for the year ended July 31, 1995 and $4,164,000 for the year ended July 31, 1994 are included in other income, in The Toro Company's Consolidated Statements of Earnings. The expenses and balance sheet items (net of eliminations) are included in the Consolidated Statements of Earnings and Consolidated Balance Sheets under the corresponding classifications.

13  QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

Summarized quarterly financial data for 1996 and 1995 is as follows:


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                        3 Months Ended                       FISCAL YEAR ENDED OCTOBER 31, 1996
(Dollars in thousands except                           ---------------------------------------------------------------------------
   per share data)                     October 31, 1995          FIRST         SECOND          THIRD         FOURTH
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                     $192,278       $211,501       $288,646       $232,565       $198,197
Gross profit                                    71,703         76,329        103,810         85,884         75,700
Net earnings                                     3,997          8,498         16,820          6,465          4,626
Net earnings per share of common stock
    and common stock equivalent                   0.32           0.67           1.33           0.52           0.37
Dividends per common share                        0.12           0.12           0.12           0.12           0.12
Market price of common stock
    High bid                                    32 1/4         36 1/4         35 1/4         34 5/8         34 1/8
    Low bid                                     28 1/8         28 3/8         30 5/8             30         30 1/4
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                         Fiscal Year Ended July 31, 1995
                                                       ---------------------------------------------------------------------------

Quarter                                                         First         Second          Third         Fourth
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                    $205,704       $213,950       $310,613       $202,586
Gross profit                                                   76,065         76,068        107,342         75,103
Net earnings                                                    8,302          6,799         17,539          4,027
Net earnings per share of common stock
    and common stock equivalent                                  0.64           0.51           1.32           0.32
Dividends per common share                                       0.12           0.12           0.12           0.12
Market price of common stock
    High bid                                                   29 7/8         29 3/8         30 3/8         29 7/8
    Low bid                                                    21 5/8             26         27 1/2         25 5/8
----------------------------------------------------------------------------------------------------------------------------------

14  Subsequent Event

On December 3, 1996, the company acquired James Hardie Irrigation Group (JHI) from James Hardie Limited of Australia. The purchase price of approximately $119.0 million is subject to adjustment, based on changes in working capital and closing balance sheet audit adjustments, and has been initially financed with temporary bank debt. The acquisition is being accounted for as a purchase. JHI is headquartered in Laguna Niguel, California and has production facilities in Texas, California, Florida, and Australia. It is a worldwide leader in the production of irrigation systems to the commercial landscape market. For its latest fiscal year ended March 31, 1996, JHI had unaudited net sales of approximately $140.4 million and unaudited operating income of approximately $3.7 million.



                                   The Toro Company

                                                                     Exhibit 21
                                   THE TORO COMPANY
                              SUBSIDIARIES OF REGISTRANT




All of the following are subsidiaries of The Toro Company as of January 20, 1997.





              NAME                                STATE OR OTHER JURISDICTION OF          PERCENTAGE OF VOTING SECURITIES
                                                         INCORPORATION                       OWNED BY IMMEDIATE PARENT
Toro Australia Pty. Limited                                Australia                                    100%

Toro Credit Company                                        Minnesota                                    100%

Toro Europe                                                Belgium                                      100%

Toro Foreign Sales Corporation                             Barbados                                     100%

Lawn-Boy Inc.                                              Delaware                                     100%

Toro Probiotic Products, Inc.                              Minnesota                                    100%

Toro Sales Company                                         Minnesota                                    100%

Toro Southwest, Inc.                                       California                                   100%

Toro International Company                                 Minnesota                                    100%

Hahn Equipment Co.                                         Minnesota                                    100%

Professional Turf Products of Texas, Inc.                  Texas                                        100%

Integration Control Systems & Services, Inc.               Texas                                        100%

Turf Management Systems, Inc.                              Minnesota                                    100%

James Hardie Irrigation, Inc.                              Nevada                                       100%

James Hardie Irrigation Pty. Limited                       Australia                                    100%

James Hardie Irrigation Europe S.p.A.                      Italy                                        100%



[LETTERHEAD]

                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Toro Company:


We consent to incorporation by reference in the Registration Statements (Nos. 33-26268, 33-31586, 33-38308, 33-44668, 33-51563, 33-55550, 33-59563, 33-62743,
and 333-4521) on Forms S-3 and S-8 of The Toro Company of our reports dated December 16, 1996, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows and related financial statement schedule for the year ended October 31, 1996, the three-month period ended October 31, 1995 and the years ended July 31, 1995 and 1994, which reports are included in or incorporated by reference in the annual report on Form 10-K of The Toro Company.



                                             KPMG Peat Marwick LLP




Minneapolis, Minnesota
January 29, 1997

January 29, 1997


Securities and Exchange Commission
Department of Corporate Finance
450 5th Street N.W.
Washington, DC 20549

RE:  THE TORO COMPANY, FILE NO. 1-8649

Dear Sir or Madam,

Transmitted herewith through the EDGAR system is form 10-K for the fiscal year ended October 31, 1996 for The Toro Company. There have been no material accounting changes from the prior year.

Please call me at (612) 887-8633 if you require additional information.


Sincerely,
Randi L. Engelhardt
Supervisor, Financial Reporting


CC: Kerry Juntti
    Jerry Knight
    Larry McIntyre

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.   20549


                             ___________________



                                  FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (date of earliest event reported):  June 24, 1997




                                THE TORO COMPANY
               (Exact name of registrant as specified in its charter)


          Delaware                 No. 1-8649               41-0580470
(State of other jurisdiction (Commission File Number)     (IRS Employer
      of incorporation)                                 Identification Number)


                   8111 Lyndale Avenue South
                    Bloomington, Minnesota                55420-1196
           (Address of principal executive offices)       (Zip Code)


        Registrant's telephone number, including area code    (612) 888-8801

Item 5.    OTHER EVENTS.

     On June 24, 1997, The Toro Company, a Delaware corporation (the "Company"), closed the public offering of $75,000,000 aggregate principal amount of its 7.125% Notes due June 15, 2007 (the "Notes") and $100,000,000 aggregate principal amount of its 7.80% Debentures due June 15, 2027 (the "Debentures") under its registration statement on Form S-3 (No. 33-20901), which became effective on June 10, 1997 (the "Registration Statement"). This Current Report on Form 8-K is being filed for the purpose of filing as exhibits the Underwriting Agreement, the Pricing Agreement, the Indenture, the Officers' Certificate Establishing Terms of Debt Securities, the form of Note and the form of Debenture listed in Item 7(c) hereof in connection with the Registration Statement and the public offering of the Notes and the Debentures.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

       1(a) Underwriting Agreement dated June 18, 1997 executed by the Company (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-3 No. 333-20901).

       1(b) Pricing Agreement dated June 18, 1997 between the Company and Goldman, Sachs & Co., BancAmerica Securities, Inc. and NationsBanc Capital Markets, Inc. which incorporates the Underwriting Agreement dated June 18, 1997 by reference.

       4(a) Indenture dated as of January 31, 1997 between the Company and First Trust National Association, as
               Trustee.

       4(b)    Officers' Certificate Establishing Terms of Debt
               Securities dated June 9, 1997 relating to the Notes and the Debentures.

       4(c)    Form of Note (included as part of Exhibit 4(b)).

       4(d)    Form of Debenture (included as part of Exhibit 4(b)).

                                   SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        THE TORO COMPANY

Date:  June 27, 1997                    By: /s/  J. LAWRENCE MCINTYRE
                                            ----------------------------
                                             J. Lawrence McIntyre
                                             Vice President, Secretary
                                             and General Counsel

                                 EXHIBIT INDEX


Exhibit No.    Exhibit
-----------    -------

1(a) Underwriting Agreement dated June 18, 1997 executed by the Company (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-3 No. 333-20901).

1(b)           Pricing Agreement dated June 18, 1997 between the
               Company and Goldman, Sachs & Co., BancAmerica
               Securities, Inc. and NationsBanc Capital Markets, Inc. which incorporates the Underwriting Agreement dated June 18, 1997 by reference.

4(a) Indenture dated as of January 31, 1997 between the Company and First Trust National Association, as
               Trustee.

4(b)           Officers' Certificate Establishing Terms of Debt
               Securities dated June 9, 1997 relating to the Notes and the Debentures.

4(c)           Form of Note (included as part of Exhibit 4(b)).

4(d)           Form of Debenture (included as part of Exhibit 4(b)).

                              PRICING AGREEMENT

Goldman, Sachs & Co.
BancAmerica Securities, Inc.
NationsBanc Capital Markets, Inc.
c/o Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004

                                                                  June 18, 1997

Ladies and Gentlemen:

     The Toro Company, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 18, 1997 (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in

Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                       Very truly yours,
                                       THE TORO COMPANY

                                       By: /s/ STEPHEN P. WOLFE
                                          ------------------------------------

                                       Name:  Stephen P. Wolfe
                                       Title: Vice President Finance, Treasurer
                                              and Chief Financial Officer

Accepted as of the date hereof in New York, New York:

Goldman, Sachs & Co.
BancAmerica Securities, Inc.
NationsBanc Capital Markets, Inc.

By: /s/ GOLDMAN, SACHS & CO.
   ------------------------------------------
       (Goldman, Sachs & Co.)

On behalf of each of the Underwriters

                                   SCHEDULE I

                                    PRINCIPAL AMOUNT            PRINCIPAL
                                    OF DEBENTURES TO         AMOUNT OF NOTES
                                      BE PURCHASED                   TO
               UNDERWRITER            ------------             BE PURCHASED
               -----------                                     ------------

Goldman, Sachs & Co.  ............... $ 60,000,000             $ 45,000,000

BancAmerica Securities, Inc. ........   20,000,000               15,000,000

NationsBanc Capital Markets, Inc. ...   20,000,000               15,000,000
                                       -----------              -----------

   Total ............................ $100,000,000             $ 75,000,000
                                      ------------             ------------
                                      ------------             ------------

                                  SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

     7.80% Debentures due June 15, 2027

     7.125% Notes due June 15, 2007

AGGREGATE PRINCIPAL AMOUNT:

     $100,000,000 Debentures
     $ 75,000,000 Notes

PRICE TO PUBLIC:
     99.308% of the principal amount of the Debentures, plus accrued interest from June 15, 1997 to June 24, 1997.

     99.497% of the principal amount of the Notes, plus accrued interest from June 15, 1997 to June 24, 1997.

PURCHASE PRICE BY UNDERWRITERS:

     98.433% of the principal amount of the Debentures, plus accrued interest from June 15, 1997 to June 24, 1997.

     98.847% of the principal amount of the Notes, plus accrued interest from June 15, 1997 to June 24, 1997.

FORM OF DESIGNATED SECURITIES:

     Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian for trading in the Same Day Funds Settlement System of DTC, and to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

     Federal (same day) funds by wire transfer

TIME OF DELIVERY:

     9:00 a.m. (Chicago time), June 24, 1997

INDENTURE:

     Indenture dated as of January 31, 1997 between the Company and First Trust National Association, as Trustee

MATURITY:

     Debentures:  June 15, 2027

     Notes:  June 15, 2007

INTEREST RATE:

     Debentures:  7.80%

     Notes:  7.125%

INTEREST PAYMENT DATES:

     Debentures and Notes: Semi-annually on each June 15 and December 15, commencing December 15, 1997

REDEMPTION PROVISIONS:

     Optional Repayment: No provision for repayment at the option of holders of Designated Securities.

     Optional Redemption: The Debentures and the Notes may be redeemed, in each case at any time, in whole or in part at the option of the Company, upon not less than 30 and not more than 60 days' notice mailed to each holder of Designated Securities to be redeemed at the holder's address appearing in the official register for such Designated Securities, on any date prior to maturity at a price equal to the greater of (i) 100% of the principal amount of the Notes or Debentures (as applicable) plus accrued interest thereon to the date of redemption or (ii) as determined by a Quotation Agent (as defined in Exhibit A hereto), the sum of (x) the present value of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in Exhibit A hereto) plus (y) interest thereon, if any, accrued as of the date of redemption. See Exhibit A hereto. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or Debentures (as applicable) or portions thereof called for redemption.

SINKING FUND PROVISIONS:

     No sinking fund provisions

DEFEASANCE PROVISIONS:

     The defeasance provisions described under the caption "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus dated June 18, 1997 shall apply to the Notes and the Debentures.

CLOSING LOCATION FOR DELIVERY OF DESIGNATED SECURITIES:

     Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606

NAMES AND ADDRESSES OF REPRESENTATIVES:

     Designated Representatives:

          Goldman, Sachs & Co.

          BancAmerica Securities, Inc.

          NationsBanc Capital Markets, Inc.

     Address for Notices, etc.:

          c/o Goldman, Sachs & Co.

          85 Broad Street

          New York, New York 10004

                                                                     EXHIBIT A

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus (A) 0.15% in the case of the Notes or (B) 0.20% in the case of the Debentures.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes or Debentures (as applicable) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

      "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          THE TORO COMPANY, AS ISSUER

                                       TO

                  FIRST TRUST NATIONAL ASSOCIATION, AS TRUSTEE

                                ---------------

                                   INDENTURE

                          DATED AS OF JANUARY 31, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
RECITALS OF THE COMPANY.............................................................................    1

ARTICLE I.  DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION.................................    1

  SECTION 1.01.     Definitions.....................................................................    1
    Act.............................................................................................    1
    Affiliate.......................................................................................    1
    Attributable Debt...............................................................................    1
    Authenticating Agent............................................................................    2
    Board of Directors..............................................................................    2
    Board Resolution................................................................................    2
    Business Day....................................................................................    2
    Commission......................................................................................    2
    Company.........................................................................................    2
    Company Request or "Company Order"..............................................................    2
    Consolidated Net Tangible Assets................................................................    2
    Corporate Trust Office..........................................................................    3
    Covenant Defeasance.............................................................................    3
    Debt............................................................................................    3
    Defaulted Interest..............................................................................    3
    Defeasance......................................................................................    3
    Depositary......................................................................................    3
    Event of Default................................................................................    3
    Exchange Act....................................................................................    3
    Expiration Date.................................................................................    3
    Global Security.................................................................................    3
    Holder..........................................................................................    3
    Incur...........................................................................................    3
    Indenture.......................................................................................    3
    Interest........................................................................................    4
    Interest Payment Date...........................................................................    4
    Investment Company Act..........................................................................    4
    Maturity........................................................................................    4
    Nonrecourse Obligation..........................................................................    4
    Notice of Default...............................................................................    4
    Officers' Certificate...........................................................................    4
    Opinion of Counsel..............................................................................    4
    Original Issue Discount Security................................................................    4
    Outstanding.....................................................................................    4
    Paying Agent....................................................................................    5
    Person..........................................................................................    5
    Place of Payment................................................................................    5
    Predecessor Security............................................................................    5
    Principal Property..............................................................................    5
    Redemption Date.................................................................................    5
    Redemption Price................................................................................    5
    Regular Record Date.............................................................................    5
    Restricted Subsidiary...........................................................................    6
    Sale and Lease-Back Transaction.................................................................    6

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    Securities......................................................................................    6
    Securities Act..................................................................................    6
    Security Register...............................................................................    6
    Special Record Date.............................................................................    6
    Stated Maturity.................................................................................    6
    Subsidiary......................................................................................    6
    Trust Indenture Act.............................................................................    6
    Trustee.........................................................................................    6
    U.S. Government Obligation......................................................................    6
    Vice President..................................................................................    6
    Wholly Owned Subsidiary.........................................................................    6
  SECTION 1.02.     Compliance Certificates and Opinions............................................    7
  SECTION 1.03.     Form of Documents Delivered to Trustee..........................................    7
  SECTION 1.04.     Acts of Holders; Record Dates...................................................    7
  SECTION 1.05.     Notices, Etc., to Trustee and Company...........................................    9
  SECTION 1.06.     Notice to Holders; Waiver.......................................................    9
  SECTION 1.07.     Conflict With Trust Indenture Act...............................................    9
  SECTION 1.08.     Effect of Headings and Table of Contents........................................   10
  SECTION 1.09.     Successors and Assigns..........................................................   10
  SECTION 1.10.     Separability Clause.............................................................   10
  SECTION 1.11.     Benefits of Indenture...........................................................   10
  SECTION 1.12.     Governing Law...................................................................   10
  SECTION 1.13.     Legal Holidays..................................................................   10
  SECTION 1.14.     Appointment of Agent for Service................................................   10

ARTICLE II.  SECURITY FORMS.........................................................................   10

  SECTION 2.01.     Forms Generally.................................................................   10
  SECTION 2.02.     Form of Face of Security........................................................   11
  SECTION 2.03.     Form of Reverse of Security.....................................................   12
  SECTION 2.04.     Form of Legend for Global Securities............................................   15
  SECTION 2.05.     Form of Trustee's Certificate of Authentication.................................   16

ARTICLE III.  THE SECURITIES........................................................................   16

  SECTION 3.01.     Amount Unlimited; Issuable in Series............................................   16
  SECTION 3.02.     Denominations...................................................................   18
  SECTION 3.03.     Execution, Authentication, Delivery and Dating..................................   18
  SECTION 3.04.     Temporary Securities............................................................   19
  SECTION 3.05.     Registration, Registration of Transfer and Exchange.............................   19
  SECTION 3.06.     Mutilated, Destroyed, Lost and Stolen Securities................................   20
  SECTION 3.07.     Payment of Interest; Interest Rights Preserved..................................   21
  SECTION 3.08.     Persons Deemed Owners...........................................................   22
  SECTION 3.09.     Cancellation....................................................................   22
  SECTION 3.10.     Computation of Interest.........................................................   22

ARTICLE IV.  SATISFACTION AND DISCHARGE.............................................................   22

  SECTION 4.01.     Satisfaction and Discharge of Indenture.........................................   22
  SECTION 4.02.     Application of Trust Money......................................................   23

ARTICLE V. REMEDIES.................................................................................   23

  SECTION 5.01.     Events of Default...............................................................   23

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  SECTION 5.02.     Acceleration of Maturity; Rescission and Annulment..............................   24
  SECTION 5.03.     Collection of Indebtedness and Suits for Enforcement by Trustee.................   25
  SECTION 5.04.     Trustee May File Proofs of Claim................................................   26
  SECTION 5.05.     Trustee May Enforce Claims Without Possession of Securities.....................   26
  SECTION 5.06.     Application of Money Collected..................................................   26
  SECTION 5.07.     Limitation on Suits.............................................................   26
  SECTION 5.08.     Unconditional Right of Holders to Receive Principal, Premium and Interest.......   27
  SECTION 5.09.     Restoration of Rights and Remedies..............................................   27
  SECTION 5.10.     Rights and Remedies Cumulative..................................................   27
  SECTION 5.11.     Delay or Omission Not Waiver....................................................   27
  SECTION 5.12.     Control by Holders..............................................................   27
  SECTION 5.13.     Waiver of Past Defaults.........................................................   28
  SECTION 5.14.     Undertaking for Costs...........................................................   28
  SECTION 5.15.     Waiver of Usury, Stay or Extension Laws.........................................   28

ARTICLE VI.  THE TRUSTEE............................................................................   28

  SECTION 6.01.     Certain Duties and Responsibilities.............................................   28
  SECTION 6.02.     Notice of Defaults..............................................................   28
  SECTION 6.03.     Certain Rights of Trustee.......................................................   29
  SECTION 6.04.     Not Responsible for Recitals or Issuance of Securities..........................   29
  SECTION 6.05.     May Hold Securities.............................................................   30
  SECTION 6.06.     Money Held in Trust.............................................................   30
  SECTION 6.07.     Compensation and Reimbursement..................................................   30
  SECTION 6.08.     Conflicting Interests...........................................................   30
  SECTION 6.09.     Corporate Trustee Required; Eligibility.........................................   30
  SECTION 6.10.     Resignation and Removal; Appointment of Successor...............................   30
  SECTION 6.11.     Acceptance of Appointment by Successor..........................................   31
  SECTION 6.12.     Merger, Conversion, Consolidation or Succession to Business.....................   32
  SECTION 6.13.     Preferential Collection of Claims Against Company...............................   33
  SECTION 6.14.     Appointment of Authenticating Agent.............................................   33

ARTICLE VII.  HOLDERS' LISTS AND REPORTS BY TRUSTEE AND COMPANY.....................................   34

  SECTION 7.01.     Company to Furnish Trustee Names and Addresses of Holders.......................   34
  SECTION 7.02.     Preservation of Information; Communications to Holders..........................   34
  SECTION 7.03.     Reports by Trustee..............................................................   35
  SECTION 7.04.     Reports by Company..............................................................   35

ARTICLE VIII.  CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE.................................   35

  SECTION 8.01.     Company May Consolidate, Etc., Only on Certain Terms............................   35
  SECTION 8.02.     Successor Substituted...........................................................   36

ARTICLE IX.  SUPPLEMENTAL INDENTURES................................................................   36

  SECTION 9.01.     Supplemental Indentures Without Consent of Holders..............................   36
  SECTION 9.02.     Supplemental Indentures With Consent of Holders.................................   37
  SECTION 9.03.     Execution of Supplemental Indentures............................................   38
  SECTION 9.04.     Effect of Supplemental Indentures...............................................   38
  SECTION 9.05.     Conformity With Trust Indenture Act.............................................   38
  SECTION 9.06.     Reference in Securities to Supplemental Indentures..............................   38

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ARTICLE X.  COVENANTS...............................................................................   38

  SECTION 10.01.    Payment of Principal, Premium and Interest......................................   38
  SECTION 10.02.    Maintenance of Office or Agency.................................................   38
  SECTION 10.03.    Money for Securities Payments to be Held in Trust...............................   39
  SECTION 10.04.    Statement by Officers as to Default.............................................   39
  SECTION 10.05.    Existence.......................................................................   39
  SECTION 10.06.    Maintenance of Properties.......................................................   40
  SECTION 10.07.    Payment of Taxes and Other Claims...............................................   40
  SECTION 10.08.    Limitation on Liens.............................................................   40
  SECTION 10.09.    Limitation on Sale and Lease-Back Transactions..................................   41
  SECTION 10.10.    Limitation on Subsidiary Debt...................................................   41
  SECTION 10.11.    Waiver of Certain Covenants.....................................................   42

ARTICLE XI.  REDEMPTION OR REPAYMENT OF SECURITIES..................................................   42

  SECTION 11.01.    Applicability of Article........................................................   42
  SECTION 11.02.    Election to Redeem; Notice to Trustee...........................................   42
  SECTION 11.03.    Selection by Trustee of Securities to be Redeemed...............................   43
  SECTION 11.04.    Notice of Redemption............................................................   43
  SECTION 11.05.    Deposit of Redemption Price.....................................................   44
  SECTION 11.06.    Securities Payable on Redemption Date...........................................   44
  SECTION 11.07.    Securities Redeemed in Part.....................................................   44
  SECTION 11.08.    Right of Repayment..............................................................   44
  SECTION 11.09.    Form of Option to Elect Repayment...............................................   45

ARTICLE XII. SINKING FUNDS..........................................................................   45

  SECTION 12.01.    Applicability of Article........................................................   45
  SECTION 12.02.    Satisfaction of Sinking Fund Payments With Securities...........................   45
  SECTION 12.03.    Redemption of Securities for Sinking Fund.......................................   45

ARTICLE XIII.  DEFEASANCE AND COVENANT DEFEASANCE...................................................   46

  SECTION 13.01.    Company's Option to Effect Defeasance or Covenant Defeasance....................   46
  SECTION 13.02.    Defeasance and Discharge........................................................   46
  SECTION 13.03.    Covenant Defeasance.............................................................   46
  SECTION 13.04.    Conditions to Defeasance or Covenant Defeasance.................................   47
  SECTION 13.05.    Deposited Money and U.S. Government Obligations to be Held in Trust;
                      Miscellaneous Provisionsc.....................................................   48
  SECTION 13.06.    Reinstatement...................................................................   48

------------------------

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

    INDENTURE, dated as of January 31, 1997, between The Toro Company, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 8111 Lyndale South, Bloomington, Minnesota 55420, and First Trust National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the "Trustee").

                            RECITALS OF THE COMPANY

    The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities"), to be issued in one or more series as in this Indenture provided.

    All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done.

    NOW, THEREFORE, THIS INDENTURE WITNESSETH:

    For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

                                   ARTICLE I.
                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

    SECTION 1.01. DEFINITIONS. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

        (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

        (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

        (3) any gender used in this Indenture shall be deemed and construed to include correlative words of the masculine, feminine or neutral gender;

        (4) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

        (5) unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Indenture; and

        (6) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

    "Act", when used with respect to any Holder, has the meaning specified in
Section 1.04.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property means, at the time of determination, the present value of the total net amount of rent and other payments required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum (in the case of Original Issue Discount Securities, the imputed interest rate) borne by the Securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

    "Authenticating Agent" means any Person authorized by the Trustee pursuant to Section 6.14 to act on behalf of the Trustee to authenticate Securities of one or more series.

    "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee. In the event the Board of Directors shall delegate to any director or officer of the Company or any group consisting of directors of the Company, officers of the Company or directors and officers of the Company the authority to take any action which under the terms of this Indenture may be taken by "Board Resolution," then any action so taken by, and set forth in a resolution adopted by, the director, officer or group within the scope of such delegation shall be deemed to be a "Board Resolution" for purposes of this Indenture.

    "Business Day", when used with respect to any Place of Payment, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.

    "Commission" means the Securities and Exchange Commission, from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

    "Company" means the Person named as the "Company" in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Company" shall mean such successor Person.

    "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

    "Consolidated Net Tangible Assets" means, as of any particular time, total assets (excluding applicable reserves and other properly deductible items) less:
(a) total current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt, and (3) current maturities of obligations under capital leases; and (b) goodwill, patents and trademarks, to the extent included in total assets; all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with generally accepted accounting principles.

    "Corporate Trust Office" means the principal office of the Trustee in the state of Minnesota at which at any particular time its corporate trust business shall be principally administered, which office is at the date of this Indenture located at 180 East Fifth Street, St. Paul, Minnesota 55101.

    "Corporation" includes corporations, associations, companies, joint stock companies and business trusts.

    "Covenant Defeasance" has the meaning specified in Section 13.03.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination, (vi) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Lease-back Transaction to which such Person is a party and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

    "Defaulted Interest" has the meaning specified in Section 3.07.

    "Defeasance" has the meaning specified in Section 13.02.

    "Depositary" means, with respect to Securities of any series issuable in whole or in part in the form of one or more Global Securities, a clearing agency registered under the Exchange Act that is designated to act as Depositary for such Securities as contemplated by Section 3.01.

    "Event of Default" has the meaning specified in Section 5.01.

    "Exchange Act" means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

    "Expiration Date" has the meaning specified in Section 1.04.

    "Global Security" means a Security that evidences all or part of the Securities of any series and bears the legend set forth in Section 2.04 (or such legend as may be specified as contemplated by Section 3.01 for such Securities).

    "Holder" means a Person in whose name a Security is registered in the Security Register.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have the meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepting accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

    "Indenture" means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively. The term "Indenture" shall also include the terms of particular series of Securities established as contemplated by Section 3.01.

    "Interest", when used with respect to an Original Issue Discount Security which by its terms bears interest only after Maturity, means interest payable after Maturity.

    "Interest Payment Date", when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

    "Investment Company Act" means the Investment Company Act of 1940 and any statute successor thereto, in each case as amended from time to time.

    "Maturity", when used with respect to any Security, means the date on which the principal of such Security or an installment of such principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

    "Nonrecourse Obligation" means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

    "Notice of Default" means a written notice of the kind specified in Section 5.01(4) or 5.01(5).

    "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee. One of the officers signing an Officers' Certificate given pursuant to Section 10.04 shall be the principal executive, financial or accounting officer of the Company.

    "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be acceptable to the Trustee.

    "Original Issue Discount Security" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.02.

    "Outstanding", when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, EXCEPT:

        (1) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

        (2) Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; PROVIDED that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

        (3) Securities as to which Defeasance has been effected pursuant to
    Section 13.02; and

        (4) Securities which have been paid pursuant to Section 3.06 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company;

PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder as of any date, (A) the principal amount of an Original Issue Discount Security which shall be deemed to be Outstanding shall be the amount of the principal thereof which would be due and payable as of such date upon acceleration of the Maturity thereof to such date pursuant to Section 5.02, (B) if, as of such date, the principal amount payable at the Stated Maturity of a Security is not determinable, the principal amount of such Security which shall be deemed to be Outstanding shall be the amount as specified or determined as contemplated by Section 3.01, (C) the principal amount of a Security denominated in one or more foreign currencies or currency units which shall be deemed to be Outstanding shall be the U.S. dollar equivalent, determined as of such date in the manner provided as contemplated by Section 3.01, of the principal amount of such Security (or, in the case of a Security described in Clause (A) or (B) above, of the amount determined as provided in such Clause), and (D) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.

    "Paying Agent" means any Person authorized by the Company to pay the principal of or any premium or interest on any Securities on behalf of the Company.

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Place of Payment", when used with respect to the Securities of any series, means the place or places where the principal of and any premium and interest on the Securities of that series are payable as specified as contemplated by
Section 3.01.

    "Predecessor Security" of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 3.06 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

    "Principal Property" means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests), (including any leasehold interest therein) constituting the principal corporate office, any manufacturing facility, or any distribution center (whether now owned or hereafter acquired) which: (a) is owned by the Company or any Subsidiary; (b) is located within any of the present 50 states of the United States (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a market value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

    "Redemption Date", when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

    "Redemption Price", when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

    "Regular Record Date" for the interest payable on any Interest Payment Date on the Securities of any series means the date specified for that purpose as contemplated by Section 3.01.

    "Responsible Officer", means when used with respect to the Trustee, any officer of the Trustee assigned to the Corporate Trust Office including any Vice President, Assistant Vice President, Secretary, Assistant Secretary, Managing Director or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge and familiarity with the particular subject.

    "Restricted Subsidiary" means any Subsidiary which owns any Principal Property which has a market value on the date as of which the determination is being made in excess of 2.0% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person.

    "Securities" has the meaning stated in the first recital of this Indenture and more particularly means any Securities authenticated and delivered under this Indenture.

    "Securities Act" means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time.

    "Security Register" and "Security Registrar" have the respective meanings specified in Section 3.05.

    "Special Record Date" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.07.

    "Stated Maturity", when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

    "Subsidiary" means any corporation of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; PROVIDED, HOWEVER, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

    "Trustee" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean or include each Person who is then a Trustee hereunder, and if at any time there is more than one such Person, "Trustee" as used with respect to the Securities of any series shall mean the Trustee with respect to Securities of that series.

    "U.S. Government Obligation" has the meaning specified in Section 13.04.

    "Vice President", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

    SECTION 1.02. COMPLIANCE CERTIFICATES AND OPINIONS. Upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee such certificates and opinions as may be required under the Trust Indenture Act. Each such certificate or opinion shall be given in the form of an Officers' Certificate, if to be given by an officer of the Company, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the Trust Indenture Act and any other requirements set forth in this Indenture.

    Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include,

        (1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

        (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

        (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

        (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

    SECTION 1.03. FORM OF DOCUMENTS DELIVERED TO TRUSTEE. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

    Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

    Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

    SECTION 1.04. ACTS OF HOLDERS; RECORD DATES. Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 6.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

    The ownership of Securities shall be proved by the Security Register.

    Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

    The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Securities of such series, PROVIDED that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities of the relevant series on such record date, and no other Holders, shall be entitled to take the relevant action, whether or not such Holders remain Holders after such record date; PROVIDED that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities of such series on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Securities of the relevant series on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Securities of the relevant series in the manner set forth in
Section 1.06.

    The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to join in the giving or making of (i) any Notice of Default, (ii) any declaration of acceleration referred to in Section 5.02, (iii) any request to institute proceedings referred to in Section 5.07(2) or (iv) any direction referred to in
Section 5.12, in each case with respect to Securities of such series. If any record date is set pursuant to this paragraph, the Holders of Outstanding Securities of such series on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; PROVIDED that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Securities of such series on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Securities of the relevant series on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company's expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Securities of the relevant series in the manner set forth in Section 1.06.

    With respect to any record date set pursuant to this Section, the party hereto which sets such record dates may designate any day as the "Expiration Date" and from time to time may change the Expiration Date to any earlier or later day; PROVIDED that no Expiration Date shall be later than the 180th day after the applicable record date; and PROVIDED, FURTHER, that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Securities of the relevant series in the manner set forth in Section 1.06, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph.

    Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Security may do so with regard to all or any part of the principal amount of such Security or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

    SECTION 1.05. NOTICES, ETC., TO TRUSTEE AND COMPANY. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

        (1) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with a Responsible Officer of the Trustee at its Corporate Trust Office,
    Attention: Corporate Trust Department, or

        (2) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee by the Company.

    SECTION 1.06. NOTICE TO HOLDERS; WAIVER. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

    In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

    SECTION 1.07. CONFLICT WITH TRUST INDENTURE ACT. This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act that are required to be part of this Indenture. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

    SECTION 1.08. EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

    SECTION 1.09. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

    SECTION 1.10. SEPARABILITY CLAUSE. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    SECTION 1.11. BENEFITS OF INDENTURE. Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

    SECTION 1.12. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    SECTION 1.13. LEGAL HOLIDAYS. In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Securities (other than a provision of any Security which specifically states that such provision shall apply in lieu of this Section)) payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity.

    SECTION 1.14. APPOINTMENT OF AGENT FOR SERVICE. By the execution and delivery of this Indenture, the Company hereby appoints the Trustee as its agent upon which process may be served in any legal action or proceeding which may be instituted in any Federal or State court in the Borough of Manhattan, City of New York, arising out of or relating to the Securities or this Indenture. Service of process upon such agent at the office of such agent at the Corporate Trust Office of the Trustee, Attention: Corporate Trust Department, and written notice of said service to the Company by the Person serving the same addressed as provided in Section 1.05, shall be deemed in every respect effective service of process upon the Company in any such legal action or proceeding, and the Company hereby submits to the jurisdiction of any such court in which any such legal action or proceeding is so instituted. Such appointment shall be irrevocable so long as the Holders of Securities shall have any rights pursuant to the terms thereof or of this Indenture until the appointment of a successor by the Company with the consent of the Trustee and such successor's acceptance of such appointment. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such agent or successor. By the execution and delivery of this Indenture, the Trustee hereby agrees to act as such agent and undertakes promptly to notify the Company of receipt by it of service of process in accordance with this Section 1.14.

                                  ARTICLE II.
                                 SECURITY FORMS

    SECTION 2.01. FORMS GENERALLY. The Securities of each series shall be in substantially the form set forth in this Article, or in such other form as shall be established by or pursuant to a Board Resolution or in one or more indentures supplemental hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution thereof. If the form of Securities of any series is established by action taken pursuant to a Board Resolution, a copy of an appropriate record of such action shall be certified by the Secretary or an

Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Company Order contemplated by Section 3.03 for the authentication and delivery of such Securities.

    The definitive Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

    SECTION 2.02. FORM OF FACE OF SECURITY. [INSERT ANY LEGEND REQUIRED BY THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER.]

                            ------------------------

No.                                                                    $

                                  , a corporation duly organized and existing
under the laws of           (herein called the "Company", which term includes
any successor Person under the Indenture hereinafter referred to), for value
received, hereby promises to pay to                               , or
registered assigns, the principal sum of                               Dollars
on              .

    [IF THE SECURITY IS TO BEAR INTEREST PRIOR TO MATURITY, INSERT--   , and to
pay interest thereon from                     or from the most recent Interest
Payment Date to which interest has been paid or duly provided for, semi-annually
on           and           in each year, commencing                     , at the
rate of     % per annum, until the principal hereof is paid or made available
for payment [IF APPLICABLE, INSERT--   , PROVIDED that any principal and
premium, and any such installment of interest, which is overdue shall bear
interest at the rate of     % per annum (to the extent that the payment of such
interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand]. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date
for such interest, which shall be the           or           (whether or not a
Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture].

    [IF THE SECURITY IS NOT TO BEAR INTEREST PRIOR TO MATURITY, INSERT--The principal of this Security shall not bear interest except in the case of a default in payment of principal upon acceleration, upon redemption[, repayment] or at Stated Maturity and in such case the overdue principal and any overdue
premium shall bear interest at the rate of     % per annum (to the extent that
the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment. Interest on any overdue principal or premium shall be payable on demand. [Any such interest on overdue principal or premium which is not paid on demand shall bear interest
at the rate of     % per annum (to the extent that the payment of such interest on interest shall be legally enforceable), from the date of such demand until the amount so demanded is paid or made available for payment. Interest on any overdue interest shall be payable on demand.]]

    Payment of the principal of (and premium, if any) and [if applicable, insert any such] interest on this Security will be made at the office or agency of
the Company maintained for that purpose in          , in such coin or currency
of the United States of America as at the time of payment is legal tender for payment of public and private debts [IF APPLICABLE, INSERT--; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register].

    Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

                                ----------------------------------------------

                                By
                                     ------------------------------------------

Attest:

------------------------------

    SECTION 2.03. FORM OF REVERSE OF SECURITY. This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of
          (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and
                              , as Trustee (herein called the "Trustee", which
term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof [IF APPLICABLE, INSERT--, limited in
aggregate principal amount to $          ].

    [IF APPLICABLE, INSERT--The Securities of this Series are subject to
repayment on or after           ,     , at the option of the Holder upon not
less than 30 days' (but not more than 60 days') notice by mail to the Paying Agent prior to the repayment date including (a) appropriate wire instructions and (b) either (i) the Security with the form entitled Option to Elect Repayment (as set forth below) attached to the Security duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Security, the principal amount of such Debenture, the portion of the principal amount of such Security to be repaid, the certificate number or a description of the tenor and terms of such Security, a statement that the option to elect repayment is being exercised thereby and a guarantee that such Security to be repaid with the form entitled Option to Elect Repayment (substantially in the form set out in the Indenture) attached to such Security duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Security and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of such Security shall be irrevocable. The repayment option may be exercised by the Holder of such Security for less than the entire principal amount of the Security provided that the principal amount of the Security remaining outstanding after repayment is an authorized denomination. No registration of, transfer or exchange of such Security (or, in the event that such Security is to be repaid in part, the portion of the Security to be repaid) will be permitted after exercise of a repayment option.]

    [IF APPLICABLE, INSERT--The Securities of this series are subject to redemption upon not less than 30 days' notice by mail, [IF APPLICABLE,
INSERT--(1) on                     in any year commencing with the year     and
ending with the year     through operation of the sinking fund for this series
at a Redemption Price equal to 100% of the principal amount, and (2)] at any
time [IF APPLICABLE, INSERT--on or after          , 19  ], as a whole or in
part, at the election of the Company, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed [IF APPLICABLE,
INSERT--on or before          ,     %, and if redeemed] during the 12-month
period beginning          of the years indicated,

           REDEMPTION              REDEMPTION
  YEAR        PRICE       YEAR        PRICE
---------  -----------  ---------  -----------

and thereafter at a Redemption Price equal to     % of the principal amount,
together in the case of any such redemption [IF APPLICABLE, INSERT--(whether through operation of the sinking fund or otherwise)] with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

    [IF APPLICABLE, INSERT--The Securities of this series are subject to
redemption upon not less than 30 days' notice by mail, (1) on          in any
year commencing with the year     and ending with the year     through operation
of the sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [IF APPLICABLE,
INSERT--on or after          ], as a whole or in part, at the election of the
Company, at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12-month period beginning of the years indicated,

                               REDEMPTION PRICE
           REDEMPTION PRICE     FOR REDEMPTION
               THROUGH          OTHERWISE THAN
           OPERATION OF THE  THROUGH OPERATION OF
  YEAR       SINKING FUND      THE SINKING FUND
---------  ----------------  --------------------

and thereafter at a Redemption Price equal to     % of the principal amount,
together in the case of any such redemption (whether through operation of the sinking fund or otherwise) with accrued interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

    [IF APPLICABLE, INSERT--Notwithstanding the foregoing, the Company may not,
prior to          , redeem any Securities of this series as contemplated by [IF
APPLICABLE, INSERT--Clause (2) of] the preceding paragraph as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an interest cost to the Company (calculated in accordance with generally accepted financial practice) of less
than     % per annum.]

    [IF APPLICABLE, INSERT--The sinking fund for this series provides for the
redemption on          in each year beginning with the year     and ending with
the year of     [IF APPLICABLE, INSERT--not less than $
("mandatory sinking fund") and not more than] $                    aggregate
principal amount of Securities of this series. Securities of this series acquired or redeemed by the Company otherwise than through [IF APPLICABLE, INSERT--mandatory] sinking fund payments may be credited against subsequent [IF APPLICABLE, INSERT--mandatory] sinking fund payments otherwise required to be made in the [IF APPLICABLE, INSERT--inverse] order in which they become due.]

    [IF THE SECURITY IS SUBJECT TO REDEMPTION OF ANY KIND, INSERT--In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.]

    [IF APPLICABLE, INSERT--The Indenture contains provisions for Defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants and Events of Default with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.]

    [IF THE SECURITY IS NOT AN ORIGINAL ISSUE DISCOUNT SECURITY, INSERT--If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.]

    [IF THE SECURITY IS AN ORIGINAL ISSUE DISCOUNT SECURITY, INSERT--If an Event of Default with respect to Securities of this series shall occur and be continuing, an amount of principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Such amount shall be equal to--INSERT FORMULA FOR DETERMINING THE AMOUNT. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal, premium and interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company's obligations in respect of the payment of the principal of and premium and interest, if any, on the Securities of this series shall terminate.]

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer of this Security or in exchange for or in lieu of this Security, whether or not notation of such consent or waiver is made upon this Security.

    As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

    No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    The Securities of this series are issuable only in registered form without
coupons in denominations of $          and any integral multiple thereof. As
provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

    All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    SECTION 2.04. FORM OF LEGEND FOR GLOBAL SECURITIES. Unless otherwise specified as contemplated by Section 3.01 for the Securities evidenced thereby, every Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

    THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

    SECTION 2.05. FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION. The Trustee's certificates of authentication shall be in substantially the following form:

    This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                ----------------------------------------------
                                As Trustee

                                By:
                                     ------------------------------------------
                                     Authorized Signatory

                                  ARTICLE III.
                                 THE SECURITIES

    SECTION 3.01. AMOUNT UNLIMITED; ISSUABLE IN SERIES. The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited.

    The Securities may be issued in one or more series. There shall be established in or pursuant to a Board Resolution and, subject to Section 3.03, set forth, or determined in the manner provided, in an Officers' Certificate, or established in one or more indentures supplemental hereto, prior to the first issuance of a Security of any series,

        (1) the title of the Securities of the series (which shall distinguish the Securities of the series from Securities of any other series);

        (2) any limit upon the aggregate principal amount of the Securities of the series which may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 3.04, 3.05, 3.06, 9.06 or 11.07 and except for any Securities which, pursuant to Section 3.03, are deemed never to have been authenticated and delivered hereunder);

        (3) the Person to whom any interest on a Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest;

        (4) the date or dates on which the principal or installments of principal of any Securities of the series is payable;

        (5) the rate or rates at which any Securities of the series shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for any such interest payable on any Interest Payment Date;

        (6) the place or places where the principal of and any premium and interest on any Securities of the series shall be payable;

        (7) the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series may be redeemed, in whole or in part, at the option of the Company and, if other than by a Board Resolution, the manner in which any election by the Company to redeem the Securities shall be evidenced;

        (8) the obligation, if any, of the Company to redeem or purchase any Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

        (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Securities of the series shall be issuable;

       (10) if the amount of principal of or any premium or interest on any Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

       (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any Securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of the definition of "Outstanding" in Section 1.01;

       (12) if the principal of or any premium or interest on any Securities of the series is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than that or those in which such Securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such Securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

       (13) if other than the entire principal amount thereof, the portion of the principal amount of any Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 5.02;

       (14) if the principal amount payable at the Stated Maturity of any Securities of the series will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which shall be deemed to be the principal amount of such Securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which shall be due and payable upon any Maturity other than the Stated Maturity or which shall be deemed to be Outstanding as of any date prior to the Stated Maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

       (15) if applicable, that the Securities of the series, in whole or any specified part, shall be defeasible pursuant to Section 13.02 or Section
    13.03 or both such Sections and, if other than by a Board Resolution, the manner in which any election by the Company to defease such Securities shall be evidenced;

       (16) if applicable, that any Securities of the series shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective Depositaries for such Global Securities, the form of any legend or legends which shall be borne by any such Global Security in addition to or in lieu of that set forth in Section 2.04 and any circumstances in addition to or in lieu of those set forth in Clause (2) of the last paragraph of Section 3.05 in which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof;

       (17) any addition to, limitation of or change in the Events of Default which applies to any Securities of the series and any change in the right of the Trustee or the requisite Holders of such Securities to declare the principal amount thereof due and payable pursuant to Section 5.02;

       (18) any addition to, limitation of or change in the covenants set forth in Article X which applies to Securities of the series; and

       (19) any other terms of the series (which terms shall not be inconsistent with the provisions of this Indenture, except as permitted by Section 9.01(5)).

    All Securities of any one series shall be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to the Board Resolution referred to above and (subject to Section 3.03) set forth, or determined in the manner provided, in the Officers' Certificate referred to above or in any such indenture supplemental hereto.

    If any of the terms of the series are established by action taken pursuant to a Board Resolution, a copy of an appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers' Certificate setting forth the terms of the series.

    SECTION 3.02. DENOMINATIONS. The Securities of each series shall be issuable only in registered form without coupons and only in such denominations as shall be specified as contemplated by Section 3.01. In the absence of any such specified denomination with respect to the Securities of any series, the Securities of such series shall be issuable in denominations of $1,000 and any integral multiple thereof.

    SECTION 3.03. EXECUTION, AUTHENTICATION, DELIVERY AND DATING. The Securities shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Securities may be manual or facsimile.

    Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

    At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Securities of any series executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities, and the Trustee in accordance with the Company Order shall authenticate and deliver such Securities. If the form or terms of the Securities of the series have been established by or pursuant to one or more Board Resolutions as permitted by Sections 2.01 and 3.01, in authenticating such Securities, and accepting the additional responsibilities under this Indenture in relation to such Securities, the Trustee shall be entitled to receive, and (subject to Section 6.01) shall be fully protected in relying upon, an Opinion of Counsel stating,

        (1) if the form of such Securities has been established by or pursuant to Board Resolution as permitted by Section 2.01, that such form has been established in conformity with the provisions of this Indenture;

        (2) if the terms of such Securities have been established by or pursuant to Board Resolution as permitted by Section 3.01, that such terms have been established in conformity with the provisions of this Indenture; and

        (3) that such Securities, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. If such form or terms have been so established, the Trustee shall not be required to authenticate such Securities if the issue of such Securities pursuant to this Indenture will affect the Trustee's own rights, duties or immunities under the Securities and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

    Notwithstanding the provisions of Section 3.01 and of the preceding paragraph, if all Securities of a series are not to be originally issued at one time, it shall not be necessary to deliver the Officers' Certificate otherwise required pursuant to Section 3.01 or the Company Order and Opinion of Counsel otherwise required pursuant to such preceding paragraph at or prior to the authentication of each Security of such series if such documents are delivered at or prior to the authentication upon original issuance of the first Security of such series to be issued.

    Each Security shall be dated the date of its authentication.

    No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Security shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Security to the Trustee for cancellation as provided in Section 3.09, for all purposes of this Indenture such Security shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

    SECTION 3.04. TEMPORARY SECURITIES. Pending the preparation of definitive Securities of any series, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Securities which are typewritten, printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as evidenced by their execution of such Securities.

    If temporary Securities of any series are issued, the Company will cause definitive Securities of that series to be prepared without unreasonable delay. After the preparation of definitive Securities of such series, the temporary Securities of such series shall be exchangeable for definitive Securities of such series upon surrender of the temporary Securities of such series at the office or agency of the Company in a Place of Payment for that series, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities of any series, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor one or more definitive Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount. Until so exchanged, the temporary Securities of any series shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of such series and tenor.

    SECTION 3.05. REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby appointed "Security Registrar" for the purpose of registering Securities and transfers of Securities as herein provided.

    Upon surrender for registration of transfer of any Security of a series at the office or agency of the Company in a Place of Payment for that series, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

    At the option of the Holder, Securities of any series may be exchanged for other Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Securities to be exchanged at such office or agency. Whenever any Securities are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Securities which the Holder making the exchange is entitled to receive.

    All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

    Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

    No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 3.04, 9.06 or 11.07 not involving any transfer.

    If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company shall not be required (A) to issue, register the transfer of or exchange any Securities of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Securities selected for redemption under Section 11.03 and ending at the close of business on the day of such mailing, or (B) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

    The provisions of Clauses (1), (2), (3) and (4) below shall apply only to Global Securities:

        (1) Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

        (2) Notwithstanding any other provision in this Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary (i) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Security or (C) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by Section 301.

        (3) Subject to Clause (2) above, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

        (4) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, whether pursuant to this Section, Section 3.04, 3.06, 9.06 or 11.07 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

    SECTION 3.06. MUTILATED, DESTROYED, LOST AND STOLEN SECURITIES. If any mutilated Security is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Security of the same series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

    If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Security, a new Security of the same series and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

    In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

    Upon the issuance of any new Security under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

    Every new Security of any series issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities of that series duly issued hereunder.

    The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

    SECTION 3.07. PAYMENT OF INTEREST; INTEREST RIGHTS PRESERVED. Except as otherwise provided as contemplated by Section 3.01 with respect to any series of Securities, interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

    Any interest on any Security of any series which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "Defaulted Interest") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in Clause (1) or (2) below:

        (1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security of such series and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder of Securities of such series in the manner set forth in Section 1.06, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (2).

        (2) The Company may make payment of any Defaulted Interest on the Securities of any series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Clause, such manner of payment shall be deemed practicable by the Trustee.

    Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

    SECTION 3.08. PERSONS DEEMED OWNERS. Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of and any premium and (subject to Section 3.07) any interest on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

    SECTION 3.09. CANCELLATION. All Securities surrendered for payment, redemption, registration of transfer or exchange or for credit against any sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Securities previously authenticated hereunder which the Company has not issued and sold, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Securities held by the Trustee shall be destroyed, and the Trustee shall have provide proof of destruction to the Company.

    SECTION 3.10. COMPUTATION OF INTEREST. Except as otherwise specified as contemplated by Section 3.01 for Securities of any series, interest on the Securities of each series shall be computed on the basis of a 360-day year of twelve 30-day months.

                                  ARTICLE IV.
                           SATISFACTION AND DISCHARGE

    SECTION 4.01. SATISFACTION AND DISCHARGE OF INDENTURE. This Indenture shall upon Company Request cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Securities herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

        (1) either (A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 10.03) have been delivered to the Trustee for cancellation; or (B) all such Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the

    Trustee as trust funds in trust for the purpose money in an amount sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

        (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

        (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

    Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 6.07, the obligations of the Trustee to any Authenticating Agent under Section 6.14 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of Clause (1) of this Section, the obligations of the Trustee under Section 4.02 and the last paragraph of Section 10.03 shall survive.

    SECTION 4.02. APPLICATION OF TRUST MONEY. Subject to the provisions of the last paragraph of Section 10.03, all money deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and any premium and interest for whose payment such money has been deposited with the Trustee.

                                   ARTICLE V.
                                    REMEDIES

    SECTION 5.01. EVENTS OF DEFAULT. "Event of Default", wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

        (2) default in the payment of the principal of or any premium on any Security of that series at its Maturity; or

        (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

        (4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

        (5) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Securities of any series other than that series), or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $10 million, whether such indebtedness now exists or shall hereafter be created, which default (A) shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or
    (B) shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in the case of Clause (A), such indebtedness having been discharged or without, in the case of Clause (B), such indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be, and stating that such notice is a "Notice of Default" hereunder; or

        (6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any of its Restricted Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Restricted Subsidiaries under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries or of any substantial part of its property (or that of any such Restricted Subsidiary), or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

        (7) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Restricted Subsidiaries or of any substantial part of its property (or that of any such Restricted Subsidiary), or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its Restricted Subsidiaries in furtherance of any such action; or

        (8) any other Event of Default provided with respect to Securities of that series.

    SECTION 5.02. ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT. If an Event of Default (other than an Event of Default specified in Section 5.01(6) or 5.01(7)) with respect to Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount of all the Securities of that series (or, if any Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 5.01(6) or 5.01(7) with respect to Securities of any series at the time Outstanding occurs, the principal amount of all the Securities of that series (or, if any Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

    At any time after such a declaration of acceleration with respect to Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

        (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Securities of that series, (B) the principal of (and premium, if any, on) any Securities of that series which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Securities, and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 6.07; and

        (2) all Events of Default with respect to Securities of that series, other than the non-payment of the principal of Securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13.

No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

    SECTION 5.03. COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY TRUSTEE. The Company covenants that if:

        (1) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

        (2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 6.07.

    If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Securities and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Securities, wherever situated.

    If an Event of Default with respect to Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

    SECTION 5.04. TRUSTEE MAY FILE PROOFS OF CLAIM. In case of any judicial proceeding relative to the Company (or any other obligor upon the Securities), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to (i) file and prove a claim for the whole amount of principal and any premium and interest owing and unpaid in respect of the Securities and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 6.07) and of the Holders allowed in such judicial proceeding; and (ii) collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07.

    No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

    SECTION 5.05.  TRUSTEE MAY ENFORCE CLAIMS WITHOUT POSSESSION OF
SECURITIES. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and for any other amounts due to the Trustee under Section 6.07, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.

    SECTION 5.06. APPLICATION OF MONEY COLLECTED. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

    FIRST: To the payment of all amounts due the Trustee under Section 6.07; and

    SECOND: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal and any premium and interest, respectively.

    THIRD: The balance, if any, to the Persons or Persons entitled thereto.

    SECTION 5.07. LIMITATION ON SUITS. No Holder of any Security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

        (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series;

        (2) the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

        (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

        (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

        (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of that series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

    SECTION 5.08. UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL, PREMIUM AND INTEREST. Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 3.07) interest on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

    SECTION 5.09. RESTORATION OF RIGHTS AND REMEDIES. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

    SECTION 5.10. RIGHTS AND REMEDIES CUMULATIVE. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 3.06, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

    SECTION 5.11. DELAY OR OMISSION NOT WAIVER. No delay or omission of the Trustee or of any Holder of any Securities to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

    SECTION 5.12. CONTROL BY HOLDERS. The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series, provided that:

        (1) such direction shall not be in conflict with any rule of law or with this Indenture, and

        (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

    SECTION 5.13. WAIVER OF PAST DEFAULTS. The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all the Securities of such series waive any past default hereunder with respect to such series and its consequences, except a default:

        (1) in the payment of the principal of or any premium or interest on any Security of such series, or

        (2) in respect of a covenant or provision hereof which under Article IX cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

    Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

    SECTION 5.14. UNDERTAKING FOR COSTS. All parties to this Indenture agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.14 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 25% in principal amount of the Outstanding Securities of any series, or to any suit instituted by any Holder of any Security for the enforcement of the payment of the principal and any premium and interest on any Security on or after the Stated Maturity or Maturities expressed in such Security (or, in the case of redemption, on or after the Redemption Date).

    SECTION 5.15. WAIVER OF USURY, STAY OR EXTENSION LAWS. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

                                  ARTICLE VI.
                                  THE TRUSTEE

    SECTION 6.01. CERTAIN DUTIES AND RESPONSIBILITIES. The duties and responsibilities of the Trustee shall be as provided by the Trust Indenture Act. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

    SECTION 6.02. NOTICE OF DEFAULTS. If a default occurs hereunder with respect to Securities of any series, the Trustee shall give the Holders of Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; PROVIDED, HOWEVER, that in the case of any default of the character specified in Section 5.01(4) with respect to Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Securities of such series.

    SECTION 6.03.  CERTAIN RIGHTS OF TRUSTEE.  Subject to the provisions of
Section 6.01:

        (1) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

        (2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order, and any resolution of the Board of Directors shall be sufficiently evidenced by a Board Resolution;

        (3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;

        (4) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

        (5) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

        (6) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

        (7) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

        (8) except with respect to Sections 1.02, 10.01 and 10.04, the Trustee shall have no duty to inquire as to the performance of the Issuers' covenants in Article X. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 1.02, 5.01(1), 5.01(2), 10.01 and 10.04 or
    (ii) any Default or Event of Default on which the Trustee shall have received written notification or obtained actual knowledge.

    SECTION 6.04. NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF SECURITIES. The recitals contained herein and in the Securities, except the Trustee's certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Securities or the proceeds thereof.

    SECTION 6.05. MAY HOLD SECURITIES. The Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to Sections 6.08 and 6.13, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Security Registrar or such other agent.

    SECTION 6.06. MONEY HELD IN TRUST. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Company.

    SECTION 6.07.  COMPENSATION AND REIMBURSEMENT.  The Company agrees:

        (1) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

        (2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

        (3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

    SECTION 6.08. CONFLICTING INTERESTS. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by such Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Securities of more than one series.

    SECTION 6.09. CORPORATE TRUSTEE REQUIRED; ELIGIBILITY. There shall at all times be a Trustee hereunder that is a Corporation organized and doing business under the laws of the United States of America, any State or the District of Columbia, authorized under such laws to exercise corporate trust powers, or any other person permitted by the Trust Indenture Act to act as trustee under an indenture qualified under the Trust Indenture Act and that has or is a wholly-owned subsidiary of a banking holding company having a combined capital and surplus (computed in accordance with the Trust Indenture Act) of at least $50,000,000, is subject to supervision or examination by Federal, State or District of Columbia authority and is not otherwise ineligible under the Trust Indenture Act. If such Corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 6.09, the combined capital and surplus of such Corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.09, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

    SECTION 6.10. RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 6.11.

    The Trustee may resign at any time with respect to the Securities of one or more series by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 6.11 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

    The Trustee may be removed at any time with respect to the Securities of any series by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series, delivered to the Trustee and to the Company.

    If at any time:

        (1) the Trustee shall fail to comply with Section 6.08 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months, or

        (2) the Trustee shall cease to be eligible under Section 6.09 and shall fail to resign after written request therefor by the Company or by any such Holder, or

        (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company by a Board Resolution may remove the Trustee with respect to all Securities, or (B) subject to Section 5.14, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Securities and the appointment of a successor Trustee or Trustees.

    If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, with respect to the Securities of one or more series, the Company, by a Board Resolution, shall promptly appoint a successor Trustee or Trustees with respect to the Securities of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Securities of one or more or all of such series and that at any time there shall be only one Trustee with respect to the Securities of any particular series) and shall comply with the applicable requirements of Section 6.11. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Securities of any series shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 6.11, become the successor Trustee with respect to the Securities of such series and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee with respect to the Securities of any series shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 6.11, any Holder who has been a bona fide Holder of a Security of such series for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

    The Company shall give notice of each resignation and each removal of the Trustee with respect to the Securities of any series and each appointment of a successor Trustee with respect to the Securities of any series to all Holders of Securities of such series in the manner provided in Section 1.06. Each notice shall include the name of the successor Trustee with respect to the Securities of such series and the address of its Corporate Trust Office.

    SECTION 6.11. ACCEPTANCE OF APPOINTMENT BY SUCCESSOR. In case of the appointment hereunder of a successor Trustee with respect to all Securities, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

    In case of the appointment hereunder of a successor Trustee with respect to the Securities of one or more (but not all) series, the Company, the retiring Trustee and each successor Trustee with respect to the Securities of one or more series shall execute and deliver an indenture supplemental hereto wherein each successor Trustee shall accept such appointment and which (1) shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Trustee all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates, (2) if the retiring Trustee is not retiring with respect to all Securities, shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series as to which the retiring Trustee is not retiring shall continue to be vested in the retiring Trustee, and (3) shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee; and upon the execution and delivery of such supplemental indenture the resignation or removal of the retiring Trustee shall become effective to the extent provided therein and each such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates; but, on request of the Company or any successor Trustee, such retiring Trustee shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder with respect to the Securities of that or those series to which the appointment of such successor Trustee relates.

    Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the first or second preceding paragraph, as the case may be.

    No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

    The retiring Trustee shall have no liability for any acts or omissions of any successor Trustee hereunder.

    Upon the appointment of any successor Trustee, hereunder, all fees, charges and expenses of the retiring Trustee shall become immediately due and payable.

    SECTION 6.12.  MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO
BUSINESS. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; in case any of the Securities shall not have been authenticated by the Trustee then in office, any successor by merger, conversion or consolidation to such Trustee may authenticate such Securities either in the name of such predecessor hereunder or in the name of the successor Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Securities in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

    SECTION 6.13. PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

    SECTION 6.14. APPOINTMENT OF AUTHENTICATING AGENT. The Trustee may appoint an Authenticating Agent or Agents with respect to one or more series of Securities which shall be authorized to act on behalf of the Trustee to authenticate Securities of such series issued upon original issue and upon exchange, registration of transfer or partial redemption thereof or pursuant to
Section 3.06, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by Federal or State authority. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

    Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

    An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give notice of such appointment in the manner provided in Section 1.06 to all Holders of Securities of the series with respect to which such Authenticating Agent will serve. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

    The Trustee agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section, and the Trustee shall be entitled to be reimbursed for such payments, subject to the provisions of Section 6.07.

    If an appointment with respect to one or more series is made pursuant to this Section, the Securities of such series may have endorsed thereon, in addition to the Trustee's certificate of authentication, an alternative certificate of authentication in the following form:

    This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                ----------------------------------------------
                                As Trustee

                                By:
                                     ------------------------------------------
                                     As Authenticating Agent

                                By:
                                     ------------------------------------------
                                     Authorized Officer

                                  ARTICLE VII.
               HOLDERS' LISTS AND REPORTS BY TRUSTEE AND COMPANY

    SECTION 7.01. COMPANY TO FURNISH TRUSTEE NAMES AND ADDRESSES OF HOLDERS. The Company will furnish or cause to be furnished to the Trustee:

        (1) semi-annually, not later than January 15 and July 15 in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of Securities of each series as of the preceding December 31 or June 30, as the case may be, and

        (2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

EXCLUDING from any such list names and addresses received by the Trustee in its capacity as Security Registrar.

    SECTION 7.02. PRESERVATION OF INFORMATION; COMMUNICATIONS TO HOLDERS. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 7.01 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 7.01 upon receipt of a new list so furnished.

    The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Securities, and the corresponding rights and privileges of the Trustee, shall be as provided by the Trust Indenture Act.

    Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

    SECTION 7.03. REPORTS BY TRUSTEE. The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto.

    A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange upon which any Securities are listed, with the Commission and with the Company. The Company will notify the Trustee when any Securities are listed on any stock exchange.

    SECTION 7.04.  REPORTS BY COMPANY.  The Company shall:

        (1) file with the Trustee, within 15 days after it is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which such Issuer or the Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; notwithstanding anything to the contrary herein, the Trustee shall have no duty to review such documents for purposes of determining compliance with any provisions of this Indenture;

        (2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

        (3) transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

                                 ARTICLE VIII.
              CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    SECTION 8.01. COMPANY MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

        (1) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

        (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

        (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

        (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

    SECTION 8.02. SUCCESSOR SUBSTITUTED. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 8.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.

                                  ARTICLE IX.
                            SUPPLEMENTAL INDENTURES

    SECTION 9.01. SUPPLEMENTAL INDENTURES WITHOUT CONSENT OF HOLDERS. Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

        (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities; or

        (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company; or

        (3) to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

        (4) to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Securities in uncertificated form; or

        (5) to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, PROVIDED that any such addition, change or elimination (A) shall neither

    (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding; or

        (6) to secure the Securities pursuant to the requirements of Section
    10.08 or otherwise; or

        (7) to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01; or

        (8) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 6.11; or

        (9) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture; PROVIDED that such action pursuant to this Clause (9) shall not adversely affect the interests of the Holders of Securities of any series.

    SECTION 9.02. SUPPLEMENTAL INDENTURES WITH CONSENT OF HOLDERS. With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities of such series under this Indenture; PROVIDED, HOWEVER, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby,

        (1) Change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security or any other Security which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
    Section 5.02, or change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or

        (2) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture, or

        (3) modify any of the provisions of this Section, Section 5.13 or
    Section 10.11 except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; PROVIDED, HOWEVER, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in this Section and Section 10.11, or the deletion of this proviso, in accordance with the requirements of Sections
    6.11 and 9.01(8).

    A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

    It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

    SECTION 9.03. EXECUTION OF SUPPLEMENTAL INDENTURES. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 6.01) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

    SECTION 9.04. EFFECT OF SUPPLEMENTAL INDENTURES. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

    SECTION 9.05. CONFORMITY WITH TRUST INDENTURE ACT. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.

    SECTION 9.06.  REFERENCE IN SECURITIES TO SUPPLEMENTAL
INDENTURES. Securities of any series authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Securities of any series so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities of such series.

                                   ARTICLE X.
                                   COVENANTS

    SECTION 10.01. PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST. The Company covenants and agrees for the benefit of each series of Securities that it will duly and punctually pay the principal of and any premium and interest on the Securities of that series in accordance with the terms of the Securities and this Indenture.

    SECTION 10.02. MAINTENANCE OF OFFICE OR AGENCY. The Company will maintain in each Place of Payment for any series of Securities an office or agency where Securities of that series may be presented or surrendered for payment, where Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities of that series and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

    The Company may also from time to time designate one or more other offices or agencies where the Securities of one or more series may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment for Securities of any series for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

    SECTION 10.03. MONEY FOR SECURITIES PAYMENTS TO BE HELD IN TRUST. If the Company shall at any time act as its own Paying Agent with respect to any series of Securities, it will, on or before each due date of the principal of or any premium or interest on any of the Securities of that series, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal and any premium and interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

    Whenever the Company shall have one or more Paying Agents for any series of Securities, it will, prior to each due date of the principal of or any premium or interest on any Securities of that series, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

    The Company will cause each Paying Agent for any series of Securities other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will (1) comply with the provisions of the Trust Indenture Act applicable to it as a Paying Agent and (2) during the continuance of any default by the Company (or any other obligor upon the Securities of that series) in the making of any payment in respect of the Securities of that series, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Securities of that series.

    The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

    Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or any premium or interest on any Security of any series and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; PROVIDED, HOWEVER, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in New York City, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

    SECTION 10.04. STATEMENT BY OFFICERS AS TO DEFAULT. The Company will deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after the date hereof, an Officers' Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

    SECTION 10.05. EXISTENCE. Subject to Article VIII, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

    SECTION 10.06. MAINTENANCE OF PROPERTIES. The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

    SECTION 10.07. PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    SECTION 10.08. LIMITATION ON LIENS. The Company will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guarantee of any such secured debt, or the grant of a mortgage with respect to any such indebtedness, that the Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Securities) shall be secured equally and ratably with (or prior to) such secured debt. The foregoing restriction, however, will not apply to:

        (1) mortgages on property existing at the time of acquisition thereof by the Company or any Subsidiary;

        (2) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

        (3) mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 270 days after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

        (4) mortgages to secure indebtedness owing to the Company or to a Restricted Subsidiary;

        (5) mortgages existing at the date of this Indenture;

        (6) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

        (7) mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

        (8) mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation; and

        (9) extensions, renewals, refinancings or replacements of any mortgage referred to in the foregoing clauses (1), (2), (3), (5), (6), (7) and (8) provided, however, that any mortgages permitted by any of the foregoing clauses (1), (2), (3), (5), (6), (7) and (8) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

    Notwithstanding the restrictions set forth in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (1) through (9) above) does not exceed 10% of the Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

    SECTION 10.09. LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Securities, pursuant to Section 10.08; or (2) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 270 days of such sale to either (or a combination of) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

    SECTION 10.10. LIMITATION ON SUBSIDIARY DEBT. The Company shall not permit any Subsidiary of the Company (other than Toro Credit Company, a Minnesota corporation, or any successor finance Subsidiary of the Company so long as Toro Credit Company or such successor has no operating assets and is engaged solely in financing activities) to Incur or suffer to exist any Debt except:

        (1) Debt outstanding on the date of this Indenture;

        (2) Debt issued to and held by the Company or a Wholly Owned Subsidiary of the Company (provided that such Debt is at all times held by the Company or a Person which is a Wholly Owned Subsidiary of the Company);

        (3) Debt Incurred by a Person prior to the time (a) such Person became a Subsidiary of the Company, (b) such Person merges into or consolidates with a Subsidiary of the Company or (c) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company);

        (4) Debt which is exchanged for, or the proceeds of which are used to refinance or refund, any Debt permitted to be outstanding pursuant to Clauses (1) through (3) hereof (or any extension or renewal thereof), in an aggregate principal amount not to exceed the principal amount of the Debt so exchanged, refinanced or refunded and provided such refinancing or refunding Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued (x) does not provide for payments of principal at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the stated maturity of the Debt being refinanced or refunded and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the stated maturity of the Debt being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon the change of control of the Company; and

        (5) Debt having a principal amount and liquidation value not in excess of 20% of the Consolidated Net Tangible Assets of the Company in the aggregate.

    SECTION 10.11. WAIVER OF CERTAIN COVENANTS. Except as otherwise specified as contemplated by Section 3.01 for Securities of such series, the Company may, with respect to the Securities of any series, omit in any particular instance to comply with any term, provision or condition set forth in any covenant provided pursuant to Section 3.01(18), 9.01(2) or 9.01(7) for the benefit of the Holders of such series or in any of Sections 10.08 to 10.10, inclusive, if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Securities of such series shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

                                  ARTICLE XI.
                     REDEMPTION OR REPAYMENT OF SECURITIES

    SECTION 11.01. APPLICABILITY OF ARTICLE. Securities of any series which are redeemable or repayable before their Stated Maturity shall be redeemable or repayable in accordance with their terms and (except as otherwise specified as contemplated by Section 3.01 for such Securities) in accordance with this Article.

    SECTION 11.02. ELECTION TO REDEEM; NOTICE TO TRUSTEE. The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or in another manner specified as contemplated by Section 3.01 for such Securities. In case of any redemption at the election of the Company of less than all the Securities of any series (including any such redemption affecting only a single Security), the Company shall, at least 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Company shall furnish the Trustee with an Officers' Certificate evidencing compliance with such restriction.

    SECTION 11.03. SELECTION BY TRUSTEE OF SECURITIES TO BE REDEEMED. If less than all the Securities of any series are to be redeemed (unless all the Securities of such series and of a specified tenor are to be redeemed or unless such redemption affects only a single Security), the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities of such series not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Security of such series, PROVIDED that the unredeemed portion of the principal amount of any Security shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Security. If less than all the Securities of such series and of a specified tenor are to be redeemed (unless such redemption affects only a single Security), the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Securities of such series and specified tenor not previously called for redemption in accordance with the preceding sentence.

    The Trustee shall promptly notify the Company in writing of the Securities selected for redemption as aforesaid and, in case of any Securities selected for partial redemption as aforesaid, the principal amount thereof to be redeemed.

    The provisions of the two preceding paragraphs shall not apply with respect to any redemption affecting only a single Security, whether such Security is to be redeemed in whole or in part. In the case of any such redemption in part, the unredeemed portion of the principal amount of the Security shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Security.

    For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

    SECTION 11.04. NOTICE OF REDEMPTION. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.

    All notices of redemption shall state:

        (1) the Redemption Date,

        (2) the Redemption Price,

        (3) if less than all the Outstanding Securities of any series consisting of more than a single Security are to be redeemed, the identification (and, in the case of partial redemption of any such Securities, the principal amounts) of the particular Securities to be redeemed and, if less than all the Outstanding Securities of any series consisting of a single Security are to be redeemed, the principal amount of the particular Security to be redeemed,

        (4) that on the Redemption Date the Redemption Price will become due and payable upon each such Security to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,

        (5) the place or places where each such Security is to be surrendered for payment of the Redemption Price, and

        (6) that the redemption is for a sinking fund, if such is the case.

    Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company and shall be irrevocable.

    SECTION 11.05. DEPOSIT OF REDEMPTION PRICE. Prior to any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.03) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Securities which are to be redeemed on that date.

    SECTION 11.06. SECURITIES PAYABLE ON REDEMPTION DATE. Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Securities shall cease to bear interest. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date; PROVIDED, HOWEVER, that, unless otherwise specified as contemplated by Section 3.01, installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.07.

    If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security.

    SECTION 11.07. SECURITIES REDEEMED IN PART. Any Security which is to be redeemed only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities of the same series and of like tenor, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.

    SECTION 11.08. RIGHT OF REPAYMENT. In order for any Security that is subject to repayment at the option of the Holder to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (a) appropriate wire instructions and (b) either (i) the Security with the form entitled Option to Elect Repayment (as set forth below) attached to the Security duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Security, the principal amount of such Debenture, the portion of the principal amount of such Security to be repaid, the certificate number or a description of the tenor and terms of such Security, a statement that the option to elect repayment is being exercised thereby and a guarantee that such Security to be repaid with the form entitled Option to Elect Repayment attached to such Security duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Security and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of such Security shall be irrevocable, except as otherwise provided in the Board Resolution establishing the term of the Security. The repayment option may be exercised by the Holder of such Security for less than the entire principal amount of the Security provided that the principal amount of the Security remaining outstanding after repayment is an authorized denomination. No registration of, transfer or exchange of such Security (or, in the event that such Security is to be repaid in part, the portion of the Security to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Security for repayment will be determined by the Company, whose determination will be final, binding and non-appealable.

    SECTION 11.09. FORM OF OPTION TO ELECT REPAYMENT. The following text shall be attached to each Security to which the provisions of Section 11.08 apply:

    FORM OF OPTION TO ELECT REPAYMENT ON          ,
          . I or we hereby irrevocably elect to exercise the option to have the
principal sum of             together with accrued interest thereon to
         ,     repaid by the Company on          ,     . If less than the entire
principal amount of the Security is to be repaid specify the denomination or denominations (which shall be in authorized denominations) of the Securities to be issued to the Holder for the portion of the within Security not being repaid (in the absence of any such specification, one such Security will be issued for the portion not being repaid.

Dated:    ------------------------------

Signed:
          ------------------------------
          Signature Guarantee:
                                          --------------------------------------
                                          (Signature must be guaranteed by an
                                          eligible institution within the
                                          meaning of Rule 17A(d)-15 under the
                                          Securities Exchange Act of 1934, as
                                          amended)

                                  ARTICLE XII.
                                 SINKING FUNDS

    SECTION 12.01. APPLICABILITY OF ARTICLE. The provisions of this Article shall be applicable to any sinking fund for the retirement of Securities of any series except as otherwise specified as contemplated by Section 3.01 for such Securities.

    The minimum amount of any sinking fund payment provided for by the terms of any Securities is herein referred to as a "mandatory sinking fund payment", and any payment in excess of such minimum amount provided for by the terms of such Securities is herein referred to as an "optional sinking fund payment". If provided for by the terms of any Securities, the cash amount of any sinking fund payment may be subject to reduction as provided in Section 12.02. Each sinking fund payment shall be applied to the redemption of Securities as provided for by the terms of such Securities.

    SECTION 12.02. SATISFACTION OF SINKING FUND PAYMENTS WITH SECURITIES. The Company (1) may deliver Outstanding Securities of a series (other than any previously called for redemption) and (2) may apply as a credit Securities of a series which have been redeemed either at the election of the Company pursuant to the terms of such Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to any Securities of such series required to be made pursuant to the terms of such Securities as and to the extent provided for by the terms of such Securities; PROVIDED that the Securities to be so credited have not been previously so credited. The Securities to be so credited shall be received and credited for such purpose by the Trustee at the Redemption Price, as specified in the Securities so to be redeemed, for redemption through operation of the sinking fund and the amount of such sinking fund payment shall be reduced accordingly.

    SECTION 12.03. REDEMPTION OF SECURITIES FOR SINKING FUND. Not less than 30 days prior to each sinking fund payment date for any Securities, the Company will deliver to the Trustee an Officers' Certificate specifying the amount of the next ensuing sinking fund payment for such Securities pursuant to the terms of such Securities, the portion thereof, if any, which is to be satisfied by payment of cash and the portion thereof, if any, which is to be satisfied by delivering and crediting Securities pursuant to Section 12.02 and will also deliver to the Trustee any Securities to be so delivered. Not less than 20 days prior to each such sinking fund payment date, the Trustee shall select the Securities to be redeemed upon such sinking fund payment date in the manner specified in Section 11.03 and cause notice of the redemption thereof to be given in the name of and at the expense of the Company in the manner provided in Section 11.04. Such notice having been duly given, the redemption of such Securities shall be made upon the terms and in the manner stated in Sections
11.06 and 11.07.

                                 ARTICLE XIII.
                       DEFEASANCE AND COVENANT DEFEASANCE

    SECTION 13.01. COMPANY'S OPTION TO EFFECT DEFEASANCE OR COVENANT DEFEASANCE. The Company may elect, at its option at any time, to have Section
13.02 or Section 13.03 applied to any Securities or any series of Securities, as the case may be, designated pursuant to Section 3.01 as being defeasible pursuant to such Section 13.02 or 13.03, in accordance with any applicable requirements provided pursuant to Section 3.01 and upon compliance with the conditions set forth below in this Article. Any such election shall be evidenced by a Board Resolution or in another manner specified as contemplated by Section
3.01 for such Securities.

    SECTION 13.02. DEFEASANCE AND DISCHARGE. Upon the Company's exercise of its option (if any) to have this Section applied to any Securities or any series of Securities, as the case may be, the Company shall be deemed to have been discharged from its obligations with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 13.04 are satisfied (hereinafter called "Defeasance"). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Securities and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of such Securities to receive, solely from the trust fund described in
Section 13.04 and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on such Securities when payments are due, (2) the Company's obligations with respect to such Securities under Sections 3.04, 3.05, 3.06, 10.02 and 10.03, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (4) this Article. Subject to compliance with this Article, the Company may exercise its option (if any) to have this Section applied to any Securities notwithstanding the prior exercise of its option (if any) to have Section 13.03 applied to such Securities.

    SECTION 13.03. COVENANT DEFEASANCE. Upon the Company's exercise of its option (if any) to have this Section applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Section 8.01(3), Sections 10.06 through 10.10, inclusive, and any covenants provided pursuant to Section 3.01(18), 9.01(2) or 9.01(7) for the benefit of the Holders of such Securities and (2) the occurrence of any event specified in Sections 501(4) (with respect to any of Section 8.01(3), Sections
10.06 through 10.10, inclusive, and any such covenants provided pursuant to
Section 3.01(18), 9.01(2) or 9.01(7)), 5.01(5) and 5.01(8) shall be deemed not to be or result in an Event of Default, in each case with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 13.04 are satisfied (hereinafter called "Covenant Defeasance"). For this purpose, such Covenant Defeasance means that, with respect to such Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 5.01(4)), whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby.

    SECTION 13.04. CONDITIONS TO DEFEASANCE OR COVENANT DEFEASANCE. The following shall be the conditions to the application of Section 13.02 or Section
13.03 to any Securities or any series of Securities, as the case may be:

        (1) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee which satisfies the requirements contemplated by Section 6.09 and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of such Securities, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of and any premium and interest on such Securities on the respective Stated Maturities, in accordance with the terms of this Indenture and such Securities. As used herein, "U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in Clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        (2) In the event of an election to have Section 13.02 apply to any Securities or any series of Securities, as the case may be, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this instrument, there has been a change in the applicable Federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Securities will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.

        (3) In the event of an election to have Section 13.03 apply to any Securities or any series of Securities, as the case may be, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.

        (4) The Company shall have delivered to the Trustee an Officer's Certificate to the effect that neither such Securities nor any other Securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.

        (5) No event which is, or after notice or lapse of time or both would become, an Event of Default with respect to such Securities or any other Securities shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in Sections 5.01(6) and (7), at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day).

        (6) Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Securities are in default within the meaning of such Act).

        (7) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

        (8) Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder.

        (9) The Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with.

    SECTION 13.05. DEPOSITED MONEY AND U.S. GOVERNMENT OBLIGATIONS TO BE HELD IN TRUST; MISCELLANEOUS PROVISIONS. Subject to the provisions of the last paragraph of Section 10.03, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section and Section 13.06, the Trustee and any such other trustee are referred to collectively as the "Trustee") pursuant to Section
13.04 in respect of any Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities, of all sums due and to become due thereon in respect of principal and any premium and interest, but money so held in trust need not be segregated from other funds except to the extent required by law. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 13.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Outstanding Securities.

    Anything in this Article to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 13.04 with respect to any Securities which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the Defeasance or Covenant Defeasance, as the case may be, with respect to such Securities.

    SECTION 13.06. REINSTATEMENT. If the Trustee or the Paying Agent is unable to apply any money in accordance with this Article with respect to any Securities by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under this Indenture and such Securities from which the Company has been discharged or released pursuant to Section 13.02 or 13.03 shall be revived and reinstated as though no deposit had occurred pursuant to this Article with respect to such Securities, until such time as the Trustee or Paying Agent is permitted to apply all money held in trust pursuant to Section
13.05 with respect to such Securities in accordance with this Article; PROVIDED, HOWEVER, that if the Company makes any payment of principal of or any premium or interest on any such Security following such reinstatement of its obligations, the Company shall be subrogated to the rights (if any) of the Holders of such Securities to receive such payment from the money so held in trust.

    This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                THE TORO COMPANY

                                By   /s/ GERALD T. KNIGHT
                                     -------------------------------------------

Attest: /s/ N. JEANNE RYAN
------------------------------
Its: Assistant Secretary

                                FIRST TRUST NATIONAL ASSOCIATION

                                By   /s/ R. PROKOSCH
                                     -------------------------------------------

Attest: /s/ K. BARRETT
------------------------------

State of Minnesota       )
                         )          ss.:
County of Hennepin       )

    On the 19th day of February, 1997, before me personally came Gerald T. Knight, to me known, who, being by me duly sworn, did depose and say that he is Vice President & CFO of The Toro Company, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                       /s/ KATHRYN J. NELSON

                                         Kathryn J. Nelson
                                     Notary Public - Minnesota
                                         Washington County
                                 My Commission Expires Jan. 31, 2000

State of Minnesota       )
                         )          ss.:
County of Ramsey         )

    On the 19th day of February, 1997, before me personally came Richard H. Prokosch, to me known, who, being by me duly sworn, did depose and say that he is Trust Officer of First Trust National Association, one of the entities described in and which executed the foregoing instrument; that he knows the seal of said entity; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity; and that he signed his name thereto by like authority.



                                       /s/ S. DIGNAN

                                         S. Dignan
                                  Notary Public - Minnesota
                                        Ramsey County
                            My Commission Expires on Jan. 31, 2000

                               THE TORO COMPANY

                            OFFICERS' CERTIFICATE
                                 ESTABLISHING
                           TERMS OF DEBT SECURITIES


    The undersigned, Stephen P. Wolfe, Vice President Finance, Treasurer and Chief Financial Officer of The Toro Company (the "Company") and J. Lawrence McIntyre, Vice President, Secretary and General Counsel of the Company, pursuant to authority vested in us by resolution of the Board of Directors of the Company on May 27, 1997, hereby establish, and certify the establishment of, the Company's 7.125% Notes due June 15, 2007 (the "Notes") and the Company's 7.80% Debentures due June 15, 2027 (the "Debentures") to be issued under the Indenture dated January 31, 1997 (the "Indenture") between the Company and First Trust National Association, as Trustee (the "Trustee"), as follows:

                         7.125% NOTES DUE JUNE 15, 2007

    There is hereby established under the Indenture a series of debt securities of the Company designated the 7.125% Notes due June 15, 2007, as to which the following terms are hereby approved:

    1.   The title of the Notes is "7.125% Notes due June 15, 2007".

    2. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or
11.07 of the Indenture) is $75,000,000.

    3. Interest on the Notes shall be payable to the persons in whose name the Notes are registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest payment, except that interest payable on June 15, 2007 shall be payable to the persons to whom principal is payable on such date.

    4. The date on which the principal of the Notes is payable, unless accelerated pursuant to the Indenture, shall be June 15, 2007.

    5. The rate at which each of the Notes shall bear interest shall be 7.125% per annum. The date from which interest shall accrue for each of the Notes shall be June 15, 1997. The interest payment dates on which interest on the Notes shall be payable are June 15 and December 15 commencing December 15, 1997. The regular record dates for the interest payable on the Notes on any interest payment date shall be the May 31 and November 30 as the case may be, immediately preceding such interest payment date.

    6. The place or places where the principal of and interest on the Notes shall be payable, the Notes may be surrendered for registration of transfer, the Notes may be surrendered for exchange and notices may be given to the Company in respect of the Notes is at the office of the Trustee, which at the date hereof is 180 East Fifth Street, St. Paul, Minnesota 55101, and at the agency of the Trustee maintained for that purpose at the office of the Trustee; provided that payment of interest, other than at Stated Maturity (as defined in the Indenture), may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture).

    7. The Notes may be redeemed, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes plus accrued interest thereon to the date of redemption or (ii) as determined by a Quotation Agent (as defined below), the sum of (x) the present value of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus
(y) interest thereon, if any, accrued as of the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.15%.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

    "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

    8. There is no obligation of the Company to redeem or purchase any of the Notes pursuant to any sinking fund or analogous provisions, or to repay any of the Notes prior to Stated Maturity at the option of a Holder thereof.

    9. The Notes shall be issued as Global Securities (as defined in the Indenture) under the Indenture. The Depository Trust Company is hereby designated as the Depositary for the Notes under the Indenture. The form of the Global Securities for the Notes shall be as set forth in Annex I hereto.

    10. The entire principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 5.02 of the Indenture.

    11. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

                        7.80% DEBENTURES DUE JUNE 15, 2027

    There is hereby established under the Indenture a series of debt securities of the Company designated the 7.80% Debentures due June 15, 2027, as to which the following terms are hereby approved:

    1.   The title of the Debentures is 7.80% Debentures due June 15, 2027".

    2. The limit upon the aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Debentures pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture) is $100,000,000.

    3. Interest on the Debentures shall be payable to the persons in whose name the Debentures are registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest payment, except that interest payable on June 15, 2027 shall be payable to the persons to whom principal is payable on such date.

    4. The date on which the principal of the Debentures is payable, unless accelerated pursuant to the Indenture, shall be June 15, 2027.

    5. The rate at which each of the Debentures shall bear interest shall be 7.80% per annum. The date from which interest shall accrue for each of the Debentures shall be June 15, 1997. The interest payment dates on which interest on the Debentures shall be payable are June 15 and December 15 commencing December 15, 1997. The regular record dates for the interest payable on the Debentures on any interest payment date shall be the May 31 and November 30 as the case may be, immediately preceding such interest payment date.

    6. The place or places where the principal of and interest on the Debentures shall be payable, the Debentures may be surrendered for registration of transfer, the Debentures may be surrendered for exchange and notices may be given to the Company in respect of the Debentures is at the office of the Trustee, which at the date hereof is 180 East Fifth Street, St. Paul, Minnesota 55101, and at the agency of the Trustee maintained for that purpose at the office of the Trustee; provided that payment of interest, other than at Stated Maturity (as defined in the Indenture), may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture).

    7. The Debentures may be redeemed, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures plus accrued interest thereon to the date of redemption or (ii) as determined by a Quotation Agent (as defined below), the sum of (x) the present value of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus (y) interest thereon, if any, accrued as of the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.20%.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

    "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

    8. There is no obligation of the Company to redeem or purchase any of the Debentures pursuant to any sinking fund or analogous provisions, or to repay any of the Debentures prior to Stated Maturity at the option of a Holder thereof.

    9. The Debentures shall be issued as Global Securities (as defined in the Indenture) under the Indenture. The Depository Trust Company is hereby designated as the Depositary for the Debentures under the Indenture. The form of the Global Securities for the Debentures shall be as set forth in Annex II hereto.

    10. The entire principal amount of the Debentures shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 5.02 of the Indenture.

    11. Interest on the Debentures shall be computed on the basis of a 360-day year of twelve 30-day months.

                                    GENERAL

    The terms and conditions of the Indenture shall apply to the Notes and Debentures generally subject to the specific terms of the Notes and Debentures set forth herein.

    The Trustee is appointed as Paying Agent (as defined in the Indenture).

    The foregoing terms and forms of the respective Securities have been established in conformity with the provisions of the Indenture.

    Each of the undersigned has read the provisions of Sections 3.01 and 3.03 of the Indenture and the definitions relating thereto and the resolutions adopted by the Board of Directors of the Company authorizing the execution of the Indenture and the establishment of the Notes and Debentures. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the respective series of Securities under the Indenture have been complied with. In the opinion of each of the undersigned, all such conditions precedent have been complied with.

    IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers' Certificate as of the 18th day of June, 1997.


                                       /s/ STEPHEN P. WOLFE
                                       -----------------------------------
                                       Stephen P. Wolfe
                                       Vice President, Treasurer and
                                       Chief Financial Officer


                                       /s/ J. LAWRENCE McINTYRE
                                       -----------------------------------
                                       J. Lawrence McIntyre
                                       Vice President, Secretary and
                                       General Counsel

                                                                       ANNEX I


NO. ________________                                            $_____________

                               THE TORO COMPANY

                        7.125% NOTE DUE JUNE 15, 2007


THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PRINCIPAL AMOUNT:

MATURITY DATE:   June 15, 2007

DATED DATE:

INTEREST RATE:   7.125%

CUSIP:   891092AC2

INTEREST PAYMENT DATES:   June 15 and December 15, commencing December 15, 1997

REGULAR RECORD DATES:   May 31 and November 30

    The Toro Company, a corporation duly organized and existing under the laws of Delaware (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $__________________ on June 15, 2007 and to pay interest thereon from June 15, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year, commencing December 15, 1997, at the rate of 7.125% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 31 or November 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

    Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in St. Paul, Minnesota, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

    Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of January 31, 1997 (herein called the "Indenture," which term shall have the meaning assigned to it in such instrument), between the Company and First Trust National Association, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations or rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $75,000,000.

    The Securities of this series may be redeemed, in whole or in part, at the option of the Company at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities plus accrued interest thereon to the date of redemption or (ii) as determined by a Quotation Agent (as defined below), the sum of (x) the present value of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus (y) interest thereon, if any, accrued as of the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, plus 0.15%.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

    "Comparable Treasury Price" means, with respect to any Redemption Date,
(A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

    In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

    The Indenture contains provisions for Defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

    If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer of this Security or in exchange for or in lieu of this Security, whether or not notation of such consent or waiver is made upon this Security.

    As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

    No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

    The Securities shall be governed by and construed in accordance with the laws of the State of New York.

    All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: __________, _____                    THE TORO COMPANY

[SEAL]

                                            By:____________________________
Attest:

____________________________

                         CERTIFICATE OF AUTHENTICATION

    This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.



                                  FIRST TRUST NATIONAL ASSOCIATION, as Trustee

                                  By:_________________________________________
                                            Authorized Officer

                              [FORM OF ASSIGNMENT]

                                  ABBREVIATIONS

    The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

    TEN COM --     as tenants in common

    TEN ENT --     as tenants by the entireties

    JT TEN --      as joint tenants with right of survivorship and not as
                   tenants in common

    UNIF GIFT MIN ACT --____________________ Custodian ______________________
                              (Cust)                          (Minor)

    under Uniform Gifts to Minors ct_________________________________________
                                                      (State)

    Additional abbreviations may also be used though not in the above list.

    _________________________________________________________________________

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto

Please insert Social Security or other
Identifying Number of Assignee          ______________________________________

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF
ASSIGNEE

_________________________________

_________________________________

the within Security and all rights thereunder, hereby irrevocably constituting and appointing ________________ Attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:  _________________________

                                            ________________________________

                                            ________________________________
                                            Notice:   The signature to this
                                                      assignment must
                                                      correspond with the
                                                      name as written on the
                                                      face of the within
                                                      instrument in every
                                                      particular, without
                                                      alteration or
                                                      enlargement, or any
                                                      change whatever.

                                                                     ANNEX II


NO. ________________                                             $_____________

                                   THE TORO COMPANY

                          7.80% DEBENTURE DUE JUNE 15, 2027


THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PRINCIPAL AMOUNT:

MATURITY DATE:   June 15, 2027

DATED DATE:

INTEREST RATE:   7.80%

CUSIP:   891092AD0

INTEREST PAYMENT DATES:   June 15 and December 15, commencing December 15,
                          1997

REGULAR RECORD DATES:   May 31 and November 30

    The Toro Company, a corporation duly organized and existing under the laws of Delaware (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $__________________ on June 15, 2027 and to pay interest thereon from June 15, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year, commencing December 15, 1997, at the rate of 7.80% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 31 or November 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

    Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in St. Paul, Minnesota, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

    Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

    This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of January 31, 1997 (herein called the "Indenture," which term shall have the meaning assigned to it in such instrument), between the Company and First Trust National Association, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations or rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $100,000,000.

    The Securities of this series may be redeemed, in whole or in part, at the option of the Company at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities plus accrued interest thereon to the date of redemption or (ii) as determined by a Quotation Agent (as defined below), the sum of (x) the present value of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus (y) interest thereon, if any, accrued as of the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, plus 0.20%.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

    "Comparable Treasury Price" means, with respect to any Redemption Date,
(A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (a) Goldman, Sachs & Co. and their successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed.

    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

    In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

    The Indenture contains provisions for Defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

    If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer of this Security or in exchange for or in lieu of this Security, whether or not notation of such consent or waiver is made upon this Security.

    As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

    No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

    The Securities shall be governed by and construed in accordance with the laws of the State of New York.

    All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: __________, _____                    THE TORO COMPANY

[SEAL]

                                            By:______________________________
Attest:

____________________________

                          CERTIFICATE OF AUTHENTICATION

    This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.


                                  FIRST TRUST NATIONAL ASSOCIATION, as Trustee

                                  By:_________________________________________
                                            Authorized Officer

                               [FORM OF ASSIGNMENT]

                                  ABBREVIATIONS


    The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

    TEN COM --     as tenants in common

    TEN ENT --     as tenants by the entireties

    JT TEN --      as joint tenants with right of survivorship and not as
                   tenants in common

    UNIF GIFT MIN ACT --_________________ Custodian __________________________
                              (Cust)                        (Minor)

    under Uniform Gifts to Minors Act ________________________________________
                                                      (State)

    Additional abbreviations may also be used though not in the above list.

    __________________________________________________________________________

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto

Please insert Social Security or other
Identifying Number of Assignee           _____________________________________

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF
ASSIGNEE

___________________________

___________________________

the within Security and all rights thereunder, hereby irrevocably constituting and appointing ________________ Attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:  _________________________


                                            ___________________________________

                                            ___________________________________
                                            Notice:   The signature to this
                                                      assignment must
                                                      correspond with the name
                                                      as written on the face of
                                                      the within instrument in
                                                      every particular, without
                                                      alteration or
                                                      enlargement, or any
                                                      change whatever.

                       [DOHERTY RUMBLE & BUTLER LETTERHEAD]

                                 June 27, 1997



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

         Re:  The Toro Company, File No. 1-8649

Ladies and Gentlemen:

         We are transmitting herewith through the EDGAR system a Current Report on Form 8-K of The Toro Company dated June 24, 1997.

         Please call me at (612) 340-5575 if you require additional information.

                                  Very truly yours,

                                  /s/ Dean R. Edstrom

                                  Dean R. Edstrom

Attachment

Item 2.  Acquisition or Disposition of Assets.

        On December 2, 1996, Registrant completed the acquisition of James Hardie Irrigation Group from James Hardie Limited of Australia, through the acquisition of all of the outstanding stock of James Hardie Irrigation, Inc., a Nevada corporation, James Hardie Irrigation Pty. Limited, a corporation organized under the laws of South Australia, Australia, and James Hardie Irrigation Europe S.p.A., a corporation organized under the laws of Italy, for a purchase price of approximately $119 million, subject to adjustment upon completion of closing audited financial statements. The purchase price was determined through arms length negotiations by the parties. The purchase price was funded out of the proceeds of a $160,000,000 revolving line of credit furnished to Registrant by Bank of America Illinois, First Bank National Association and NationsBank N.A. (Bank of America National Trust and Savings Association, as Agent). In connection with the acquisition, Registrant obtained an additional $150,000,000 revolving line of credit from Bank of America Illinois, First Bank National Association and NationsBank N.A. (Bank of America National Trust and Savings Association, as Agent).

Item 7.  Financial Statements and Exhibits.

        (a)    Financial statements of businesses acquired.

               To be filed by amendment not later than February 18, 1997.

        (b)    Pro forma financial information.

               To be filed by amendment not later than February 18, 1997.

        (c)    Exhibits

               (2) Agreement dated September 19, 1996, between The Toro Company and James Hardie Irrigation Group (incorporated by reference to the exhibit to Registrant's Current Report on Form 8-K for September 19, 1996).

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE TORO COMPANY



                                   By:       /s/ J. Lawrence McIntyre
                                        ---------------------------------------
                                        J. Lawrence McIntyre, Vice President,
                                             Secretary and General Counsel

December 16, 1996



Securities and Exchange Commission
Department of Corporate Finance
450 5th Street N.W.
Washington, DC   20549

RE:  THE TORO COMPANY, FILE NO. 1-8649

Dear Sir or Madam:

On behalf of The Toro Company, we are herewith transmitting through the EDGAR system the Company's Registration Statement on Form 8-K which reports on the completion of the acquisition of James Hardie Irrigation Group from James Hardie Limited of Australia.

Please call me at (612) 887-8443 if you require additional information.


Sincerely,
Kerry Juntti
Director of Corporate Control


CC:  Jerry Knight
     Larry McIntyre

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.   20549

                                       ________


                                   AMENDMENT NO. 2
                            TO CURRENT REPORT ON FORM 8-K
                                          ON

                                      FORM 8-K/A


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  ( Date of earliest event reported)  December 2, 1996


                                   THE TORO COMPANY
                (Exact name of registrant as specified in its charter)


          DELAWARE                     1-8469                  41-0580470
(State or other jurisdiction     (Commission File No.)        (IRS Employer
       of incorporation)                                   Identification No.)



8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA           55420-1196
(Address of principal executive office)                     (zip code)


612/888-8801
(Registrant's telephone number, including area code)

Effective December 1, 1996, The Toro Company acquired James Hardie Irrigation Group ("Hardie") from James Hardie, Ltd. under an agreement dated September 18, 1996. The initial purchase price pursuant to the agreement was estimated to be $131,500,000. The purchase price was subsequently adjusted to $119,125,000 based on estimated, unaudited aggregate shareholders' equity of Hardie on December 1, 1996, subject to further adjustment based on final audit results.

Based on the financial statements of Hardie as of the acquisition date, shareholders' equity at the acquisition date was approximately $10,545,000 less than the estimated equity used as the closing date purchase price, and this $10,545,000 is to be returned from James Hardie, Ltd. to Toro. In addition, under the procedures established in the purchase agreement, Toro has delivered a letter of objections to James Hardie, Ltd. related to the valuation of assets, accounting methods applied, estimates used and other items. The resolution of these objections may result in an additional reduction of the purchase price.

The acquisition is accounted for using the purchase accounting method and, accordingly, the adjusted purchase price of $108,580,000 has initially been allocated based on the estimated fair values of assets acquired and liabilities assumed on the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. Any additional reductions in the purchase price as a result of resolution of the objections discussed in the preceding paragraph will result in a reduction of goodwill and/or other net assets. The related effect of these adjustments on the Consolidated Statement of Earnings of The Toro Company is not expected to be material.

Included in this Amendment No. 2 to Form 8-K are the audited combined financial statements of the James Hardie Irrigation Group as of and for the year ended December 1, 1996, and the unaudited pro forma condensed combined financial statements of The Toro Company as of and for the year ended October 31, 1996, which supercede the audited combined financial statements of the James Hardie Irrigation Group as of and for the year ended March 31, 1996, the unaudited condensed combined financial statements of the James Hardie Irrigation Group as of and for the seven months ended October 31, 1996 and the unaudited pro forma condensed combined financial statements of The Toro Company as of and for the year ended October 31, 1996, previously filed in Amendment No. 1 to Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS. THE FOLLOWING DOCUMENTS ARE INCLUDED AS PART OF THIS REPORT:



          (a)  Financial Statements of Business Acquired:          Page No.
                                                                   --------

               James Hardie Irrigation Group Financial Statements
               for the year ended December 1, 1996
                 Independent Auditors' Report                      A-1
                 Combined Balance Sheet as of  December 1, 1996    A-2
                 Combined Statement of Operations for the year
                   ended December 1, 1996                          A-3
                 Combined Statement of Divisional/Shareholders'
                 Equity for the year ended December 1, 1996        A-4
                 Combined Statement of Cash Flows for the year
                   ended December 1, 1996                          A-5
                 Notes to the Combined Financial Statements        A-6 to A-16


          (b) Pro forma Financial Information:

                 Pro forma Information                             B-1
                 Pro forma Condensed Combined Balance Sheet
                   as of October 31, 1996                          B-2
                 Pro forma Condensed Combined Statement of
                    Operations for the year ended
                    October 31, 1996                               B-3
                 Notes to Pro forma Condensed Combined
                   Financial Statements                            B-4


          (c) Exhibits:
                 Exhibit 23 - Consent of KPMG Peat Marwick LLP

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        THE TORO COMPANY
                                            (Registrant)


Date:  June 6, 1997                     By  /s/ J. Lawrence McIntyre
                                            ------------------------
                                                J. Lawrence McIntyre
                                                Vice President, Secretary and
                                                General Counsel

                             INDEPENDENT AUDITORS' REPORT
                                   _______________



To the Board of Directors of
The Toro Company:


We have audited the accompanying combined balance sheet of James Hardie Irrigation (a division of James Hardie Irrigation, Inc.), James Hardie Irrigation Pty Limited and James Hardie Irrigation Europe S.p.A. (collectively, "the James Hardie Irrigation Group") as of December 1, 1996 and the related combined statements of operations, divisional/shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the James Hardie Irrigation Group management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 12 to the combined financial statements, effective December 1, 1996, the James Hardie Irrigation Group was acquired by The Toro Company.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the James Hardie Irrigation Group as of December 1, 1996 and the results of their combined operations and their combined cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        KPMG Peat Marwick LLP

Minneapolis, Minnesota
June 5, 1997

                            JAMES HARDIE IRRIGATION GROUP

                                COMBINED BALANCE SHEET
                                   December 1, 1996
                                       ________

     ASSETS:

Current assets:
    Cash and cash equivalents                                     $    971,435
    Trade accounts receivable, less allowances of $4,515,780        24,067,044
    Inventories                                                     31,049,363
    Prepaid and other current assets                                   812,690
    Deferred income taxes                                            6,604,735
                                                                   -----------

               Total current assets                                 63,505,267

Property, plant and equipment, net                                  28,726,283
Intangible assets, net                                               2,978,390
Other assets                                                         3,045,283
Deferred income taxes                                                  475,202
                                                                   -----------



               Total assets                                       $ 98,730,425
                                                                   -----------
                                                                   -----------


     LIABILITIES AND SHAREHOLDERS' EQUITY:


Current liabilities:
    Bank overdrafts                                               $  2,602,051
    Trade accounts payable                                           9,707,770
    Accrued expenses and other liabilities                           9,716,496
    Payable to affiliates                                              412,285
    Loans due to the U.S. Parent and affiliates                     48,812,721
                                                                   -----------

               Total current liabilities                            71,251,323

Severance liability                                                    249,154
                                                                   -----------


               Total liabilities                                    71,500,477
                                                                   -----------

Commitments and contingencies (Note 8)

Shareholders' equity:

    Share capital                                                   10,288,675
    Additional paid-in capital                                      48,108,308
    Accumulated deficit                                            (30,308,914)
    Foreign currency translation adjustment                           (858,121)
                                                                   -----------


               Total shareholders' equity                           27,229,948
                                                                   -----------



               Total liabilities and shareholders' equity         $ 98,730,425
                                                                   -----------
                                                                   -----------


The accompanying notes are an integral part of the combined financial statements

                            JAMES HARDIE IRRIGATION GROUP

                           COMBINED STATEMENT OF OPERATIONS
                             Year ended December 1, 1996
                                       ________


Net sales                                                         $142,861,091

Other revenues                                                       1,013,254
                                                                  ------------

     Total revenues                                                143,874,345

Cost of sales                                                      101,071,541
                                                                  ------------

     Gross profit                                                   42,802,804

Selling, general and administrative expenses                        40,612,641

Research and development expenses                                    1,184,738
                                                                  ------------

     Operating income                                                1,005,425

Interest expense to third parties                                       82,914

Management fees and other expenses to the U.S. Parent
     and affiliates                                                    791,379

Interest expense to the U.S. Parent and affiliates                   3,348,899

Interest income from the U.S. Parent and affiliates                 (1,363,510)

Other income, net                                                   (6,604,573)
                                                                  ------------

     Income before income taxes                                      4,750,316

Income tax benefit                                                    (513,433)
                                                                  ------------

     Net income                                                   $  5,263,749
                                                                  ------------
                                                                  ------------


The accompanying notes are an integral part of the combined financial statements.

                            JAMES HARDIE IRRIGATION GROUP

                COMBINED STATEMENT OF DIVISIONAL/SHAREHOLDERS' EQUITY
                             Year ended December 1, 1996
                                       ________



                                                                                Accumulated     Foreign           Total
                                     Number of                    Additional     Deficit/       Currency        Divisional/
                                      Shares         Share         Paid-In      Divisional    Translation     Shareholders'
                                    Outstanding     Capital        Capital        Equity       Adjustment         Equity
                                  ------------      ---------    ------------   ------------  ------------     ---------------
James Hardie Irrigation
at December 1, 1995                      -       $      -       $      -        $7,464,315      $    -        $  7,464,315

James Hardie Irrigation Pty
Limited at December 1, 1995        12,000,000      8,951,884           -       (21,523,466)          -         (12,571,582)

James Hardie Irrigation
Europe S.p.A. at
December  1, 1995                       2,090      1,308,786        632,475     (2,005,135)          -             (63,874)
                                   ----------    -----------    -----------   ------------      ---------     ------------

Combined balances,
December 1, 1995                   12,002,090     10,260,670        632,475    (16,064,286)          -          (5,171,141)

Net income                               -              -              -         5,263,749           -           5,263,749

Issuance of common stock
by James Hardie Irrigation
(Hardie U.S.)                           1,000             10     19,508,367    (19,508,377)          -                 -

Issuance of preference
shares by James Hardie
Irrigation Pty Limited
(Hardie Australia)                     34,538         27,995     27,967,466           -              -          27,995,461

Foreign currency translation
adjustment                               -              -              -              -          (858,121)        (858,121)
                                  -----------    -----------    -----------   ------------      ---------     ------------

Balance, December 1, 1996          12,037,628    $10,288,675    $48,108,308   ($30,308,914)     ($858,121)     $27,229,948
                                  -----------    -----------    -----------   ------------      ---------     ------------
                                  -----------    -----------    -----------   ------------      ---------     ------------

The accompanying notes are an integral part of the combined financial statements

                            JAMES HARDIE IRRIGATION GROUP

                           COMBINED STATEMENT OF CASH FLOWS
                             Year ended December 1, 1996
                                   _______________



Cash flows from operating activities:
    Net income                                                     $5,263,749
    Adjustments to reconcile net income to net cash provided
       by operating activities:
       Depreciation and amortization                                5,670,701
       Loss on writedown and disposal of assets                       795,370
       Gain on sale of investment                                  (7,065,294)
       Deferred income taxes                                         (137,767)
       Changes in operating assets and liabilities:
            Trade accounts receivable                               1,366,199
            Inventories                                             9,382,667
            Prepaid and other current assets                          438,178
            Receivable from the U.S. Parent and affiliates         (1,792,445)
            Trade accounts payable                                  1,838,819
            Accrued expenses and other liabilities                  1,709,905
            Increase in severance liability                            41,457
                                                                   ----------

                   Net cash provided by operating activities       17,511,539
                                                                   ----------

Cash flows from investing activities:
    Capital expenditures                                           (5,022,051)
    Increase in purchased software                                   (859,873)
    Decrease in other assets                                          281,780
                                                                   ----------

                   Net cash used in investing activities           (5,600,144)
                                                                   ----------

Cash flows from financing activities:
    Decrease in loans due to the U.S. Parent and affiliates       (10,333,314)
    Decrease in bank overdrafts                                    (4,034,936)
                                                                   ----------

                   Net cash used in financing activities          (14,368,250)

Effect of exchange rate changes on cash                               (43,802)
                                                                   ----------

                   Net decrease in cash and cash equivalents       (2,500,657)

Cash and cash equivalents at beginning of year                      3,472,092
                                                                   ----------

Cash and cash equivalents at end of year                             $971,435
                                                                   ----------
                                                                   ----------
Supplemental disclosure of cash flow information:
    Interest paid to third parties                                    $82,900
    Interest paid to affiliates                                    $3,628,000




The accompanying notes are an integral part of the combined financial statements

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


1.   Basis of Presentation and Summary of Significant Accounting Policies:

     THE COMPANIES

     The combined financial statements of the James Hardie Irrigation Group (the "Companies") have been prepared by combining the assets, liabilities, divisional and shareholders' equity, results of operations and cash flows of James Hardie Irrigation, a division of James Hardie Irrigation, Inc. ("Hardie U.S."), (a wholly owned subsidiary of J.H. Industries (USA), Inc. (the "U.S. Parent")), James Hardie Irrigation Pty Limited ("Hardie Australia"), a corporation organized under the laws of South Australia, and James Hardie Irrigation Europe S.p.A. ("Hardie Europe"), a corporation organized under the laws of Italy. The effects of all transactions between the Companies have been eliminated in the combined financial statements. Prior to the sale discussed in Note 12, the Companies were owned directly or indirectly by an Australian company, James Hardie Industries Limited, the ultimate parent company (the "Parent").

     The Companies manufacture and distribute products for the landscape and agricultural irrigation industries and market a wide selection of products for residential and commercial irrigation applications. The Companies are headquartered in Laguna Niguel, California; Beverly, South Australia; and Fiano Romano, near Rome, Italy. The Companies also have production and distribution facilities in various locations in the United States and Australia.

     Effective December 1, 1996 all of the issued and outstanding shares of the Companies were acquired by The Toro Company ("Toro"). See
     Note 12 to these combined financial statements.


     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash balances and all highly liquid investments with original maturities of three months or less at the date of purchase. The Companies maintain cash accounts with established commercial banks.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate actual cost utilizing the first-in, first-out ("FIFO") method. The Companies maintain inventory allowances for slow-moving and obsolete inventory.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of buildings, plant and equipment is computed using the straight-line method based on the estimated useful lives ranging from 3 to 40 years.


                                      Continued
                                         A-6

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


1.   Basis of Presentation and Summary of Significant Accounting Policies,
     Continued:

     PROPERTY, PLANT AND EQUIPMENT, CONTINUED

     Leasehold improvements are amortized on the straight-line basis over their estimated economic useful lives or the life of the lease, whichever is shorter.

     Expenditures for maintenance and repairs are expensed as incurred. Costs of major replacements and betterments are capitalized.

     TOOLING COSTS

     Perishable tooling costs are charged to expense in the year incurred. Certain non-perishable tooling costs are capitalized in machinery and equipment and depreciated over estimated useful lives which range from 3 to 8 years.

     INTANGIBLE ASSETS

     Intangible assets are stated at cost or at fair value as of the date acquired in a business combination accounted for as a purchase, less accumulated amortization. Amortization of intangible assets is computed on a straight-line basis over their estimated useful lives of 17 years for patents and 20 years for goodwill.

     Goodwill is comprised of the excess of cost over the fair value of the net assets of businesses acquired in purchase transactions. The Companies' management periodically evaluates the realizability of goodwill, and impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value. During the year ended December 1, 1996, the
     Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived
     Assets to be Disposed of."   SFAS No. 121 requires that long-lived assets
     and certain identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The adoption of SFAS No. 121 did not have any impact on the financial position, results of operations, or cash flows of the Companies.

     INCOME TAXES

     The Companies are subject to taxation under applicable tax laws in the
     United States, Australia, Italy and Greece.   Hardie U.S.  is included in
     the consolidated tax return filed by the U.S. Parent, which is responsible for making tax payments on behalf of the subsidiaries included in the consolidated group. These tax payments are allocated to the various members of the consolidated group through the intercompany accounts.
     Hardie Australia and Hardie Europe file income tax returns and pay income taxes on their own behalf. In the event of a taxable loss incurred by Hardie Australia, the tax loss is transferred to the Parent or an affiliate and the tax benefit is allocated to Hardie Australia.


                                      Continued
                                         A-7

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


1.   Basis of Presentation and Summary of Significant Accounting Policies,
     Continued:

     INCOME TAXES, CONTINUED

     The Companies account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which prescribes an asset and liability approach. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The provision for income taxes includes federal, state and foreign income taxes currently payable as if each of the Companies had filed a separate tax return, and those taxes deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Such temporary differences primarily result from the use of accelerated methods of depreciation for tax purposes, allowances for accounts receivable, differences between book and tax inventory, and accrued expenses.

     REVENUE RECOGNITION

     The Companies recognize revenue when product is shipped to customers. The Companies provide an allowance for potential sales returns when the product is shipped.

     WARRANTY COSTS

     The Companies provide for estimated warranty costs as products are shipped.

     ADVERTISING EXPENSES

     Advertising expenses are charged to operations in the year incurred and totalled $1,291,465 for the year ended December 1, 1996.

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense in the year incurred in accordance with SFAS No. 2, "Accounting for Research and Development Costs."

     SELF-INSURANCE

     Hardie U.S. is self-insured through the U.S. Parent for health-related costs for each employee working in the United States, up to a maximum of $75,000 per covered person per policy year or an aggregate stop loss of 125% of Expected Paid Claims, as defined in the insurance contract. Any amounts in excess of this maximum are subject to reimbursement by the insurance carrier. Provisions for claims expected under this program are recorded by the U.S. Parent (and allocated to Hardie U.S.), including the U.S. Parent's estimate of the aggregate liability for claims incurred but not reported through the year ended December 1, 1996 based on historical information.


                                      Continued
                                         A-8

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


1.   Basis of Presentation and Summary of Significant Accounting Policies,
     Continued:

     SEVERANCE COSTS

     Under Italian and Greek law, Hardie Europe accrues deferred compensation which is payable to employees when employment is terminated for any reason. The severance liability included in the combined financial statements represents the estimated amount payable to employees, based upon their compensation and an inflation index as of December 1, 1996.

     CONCENTRATION OF CREDIT RISK

     The Companies are engaged in the business of manufacturing and distributing products for the landscape and agricultural irrigation industries primarily throughout the United States and Australia to various retailers, wholesalers and installation contractors. Concentration of credit risk with respect to trade receivables for the Companies is limited due to the large number of customers comprising the Companies' customer base, and their dispersion across several geographical regions. The Companies maintain allowances for potential credit losses. In general, the Companies do not require collateral in relation to these trade receivables.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses and other liabilities and amounts currently due to and from affiliates approximate fair value because of the short-term maturity of these instruments.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions for the reporting period and as of the financial statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     FOREIGN CURRENCY TRANSLATION

     The functional currency of each of the Companies is the applicable local currency. The functional currency is translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation," which is performed for the balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the year ended December 1, 1996. The gains or losses resulting from such translations are included in equity. Gains and losses from foreign currency transactions are included in income currently.


                                      Continued
                                         A-9

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


2.   Inventories:

     Inventories consist of the following components as of December 1, 1996:


     Finished goods                                             $24,941,786
     Raw materials                                                6,259,933
     Work-in-process                                              3,974,316
                                                                -----------


                                                                 35,176,035

     Less: Inventory valuation allowance                         (4,126,672)
                                                                -----------


                                                                $31,049,363
                                                                -----------
                                                                -----------

3.   Property, Plant and Equipment:

     Property, plant and equipment consists of the following components as of December 1, 1996:


     Machinery and equipment                                    $62,151,772
     Buildings and improvements                                  11,885,333
     Furniture and fixtures                                       1,364,615
     Leasehold improvements                                       1,097,888
     Land                                                         1,391,522
     Automobiles                                                  1,011,927
     Construction-in-progress                                     2,131,631
                                                                -----------

                                                                 81,034,688
     Less: Accumulated depreciation an
            amortization                                        (52,308,405)
                                                                -----------

                                                                $28,726,283
                                                                -----------
                                                                -----------


     Construction-in-progress is primarily comprised of tooling and molds, production machinery and equipment and certain computer equipment which has not yet been placed in service.


                                      Continued
                                         A-10

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


4.   Intangible Assets:

     Intangible assets consist of the following components as of December 1, 1996:


     Costs in excess of fair value of net assets of              $7,642,904
      businesses acquired
     Patents and trade names                                        800,642
                                                                 ----------

                                                                  8,443,546

     Less: Accumulated amortization                              (5,465,156)
                                                                 ----------

                                                                 $2,978,390
                                                                 ----------
                                                                 ----------



5.   Other Assets:

     Other assets consist of the following components as of December  1, 1996:


     Purchased software                                          $2,853,867
     Deposits                                                       191,416
                                                                 ----------

                                                                 $3,045,283
                                                                 ----------
                                                                 ----------


     In March 1994, Hardie U.S. suspended operations at its Carson City, Nevada manufacturing facility and transferred the majority of the machinery and equipment, inventory and personnel to other facilities of Hardie U.S. In 1995, the Carson City facility was held for sale and written down to its net realizable value. Effective December 1, 1996, the Carson City land and building were transferred to a subsidiary of the U.S. Parent.

     In 1995, Hardie U.S. purchased satellite technology and computer software from Sovran (PTY) Ltd. The acquired technology enables the operator to control large irrigation systems from remote locations via computer. Hardie U.S. is currently adapting the acquired technology to enhance its line of irrigation products. As of December 1, 1996, Hardie U.S. has capitalized $2,853,867 associated with the initial acquisition and subsequent costs incurred to modify the then existing technology. Amortization of these costs will commence upon the release of the new product line to the market.


                                      Continued
                                         A-11

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


6.   Income Taxes:

     The following are the components of the income tax benefit income taxes included in the combined statement of operations for the year ended December 1, 1996. There was no provision for income taxes for Hardie Europe for the year ended December 1, 1996.


     Deferred:
        U.S. Federal                                      $10,800
        Australian                                        499,433
        U.S. State                                          3,200
                                                          -------

     Income tax benefit                                  $513,433
                                                          -------
                                                          -------


     Deferred tax assets consist of the following components as of December 1, 1996:

     Gross deferred tax assets:
        Inventory                                      $1,885,744
        Fixed assets                                    1,741,263
        Allowance for doubtful accounts                   786,724
        Accrued expenses                                3,122,513
        Net operating loss carryforwards                  937,137
        Other                                              90,245
                                                       ----------

     Total deferred tax assets                          8,563,626

        Valuation allowance                            (1,483,689)
                                                       ----------

               Net deferred tax assets                 $7,079,937
                                                       ----------
                                                       ----------

     Management has provided a valuation allowance against those net operating loss carryforwards and temporary differences which will more likely than not expire prior to utilization. This valuation allowance relates entirely to the deferred tax assets of Hardie Europe. Management has not provided a valuation allowance against deferred tax assets related to Hardie U.S. or Hardie Australia, as management believes it is more likely than not that sufficient taxable income will be generated in the foreseeable future to realize these deferred tax assets. At December 1, 1996, net operating loss carryforwards available to offset future taxable income of Hardie Europe expire as follows:

     March 1998 to March 1999                          $2,033,000
     March 1999 to March 2000                             133,000
     March 2000 to March 2001                             368,000
                                                       ----------

                                                       $2,534,000
                                                       ----------
                                                       ----------


                                      Continued
                                         A-12

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


6.   Income Taxes, Continued:

     The following is a reconciliation of the statutory U.S. federal tax rate with the income tax rate effective for the Companies for the fiscal year ended December 1, 1996:

     U.S. statutory federal income rate                                34.0%
     State income rate, net of U.S. federal income tax benefit          5.3
     Effect of U.S. permanent differences, net                          4.0
     Effect of foreign operations on income tax rate                  (54.1)
                                                                      -----

               Effective income tax rate (benefit)                    (10.8)%
                                                                      -----



7.   Accrued Expenses and Other Liabilities:

     Accrued expenses and other liabilities consist of the following components as of December 1, 1996:

Warranty                                                         $3,280,289
Advertising and promotion                                           639,906
Cooperative advertising                                             635,581
Vacation                                                          1,869,472
Sales commissions                                                   210,580
Accrued payroll                                                   1,185,436
Deferred income                                                     194,537
Other liabilities                                                 1,700,695
                                                                 ----------

                                                                 $9,716,496
                                                                 ----------
                                                                 ----------



8.   Commitments and Contingencies:

     The Companies conduct their operations from certain facilities that are leased under operating leases over the next 3 to 7 years. There are options to renew certain leases for additional periods of 2 to 5 years at renegotiated rental amounts. Certain of these leases contain escalation clauses and/or require the Companies to pay property taxes, insurance, and maintenance costs. The Companies also lease certain vehicles and equipment under operating lease agreements from various third parties with terms up to 5 years.


                                      Continued
                                         A-13

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


8.   Commitments and Contingencies, Continued:

     The following are the remaining future minimum rental payments required under the above operating leases for each of the next five years ending December 1 and in total thereafter:

               1997                                    $1,159,613
               1998                                       586,455
               1999                                       178,324
               2000                                        17,010
               2001                                        16,020
               Thereafter                                  12,015
                                                       ----------

                                                       $1,969,437
                                                       ----------
                                                       ----------

     Rent expense was $1,117,494 for the year ended December 1, 1996.

     Letters of credit are issued by the Companies during the ordinary course of business, as required by certain vendor contracts. The Companies have commitments for letters of credit totaling $3,097,981 at December 1, 1996.

     The Companies are involved in certain asserted and unasserted potential claims which have not been finally adjudicated. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Companies' financial position or results of operations.


9.   Shareholders' and Divisional Equity:

     At December 1, 1996, Hardie Australia had 100,000,000 authorized ordinary shares and 34,538 authorized preference shares. All authorized and issued shares have a par value of A$1 each. There were 12,000,000 ordinary shares and 34,538 preference shares issued and outstanding at December 1, 1996. During 1996, certain loans due to affiliates of Hardie Australia were repaid through the issuance of the preference shares.

     At December 1, 1996, Hardie U.S. had 25,000 shares of $.01 par value common stock authorized, of which 1,000 shares were issued and outstanding. During the year ended December 1, 1996, Hardie U.S. recapitalized its divisional equity through the issuance of common stock.

     At December 1, 1996, Hardie Europe had 2,090 issued and outstanding shares of stock with a par value of 1 Lit/million each.


10.  Employee Benefit Plans:

     The U.S. Parent sponsors a 401(k) defined contribution plan for Hardie U.S. employees who have completed one year of service and are at least 21 years of age. Employees may contribute up to 14% of their compensation on a before-tax basis, subject to the maximum dollar amount allowed under
     Section 404(a) of the Internal Revenue Code, as amended. The Company matches 100% of each employee's contribution, limited to 6% of the employee's compensation. Participants become immediately 100% vested in their contributions and earnings thereon. All Company contributions vest over a five-year period. The expense for Hardie U.S. related to this plan was $360,487 for the year ended December 1, 1996.


                                      Continued
                                         A-14

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


10.  Employee Benefit Plans, Continued:

     The Parent also sponsors a defined contribution plan for employees of Hardie Australia. Employees are eligible immediately upon commencement of permanent employment, and may contribute up to 10% of their salary on a before-tax basis. Hardie Australia provides a minimum benefit of at least the superannuation guarantee amount determined by the Federal Government in Australia (currently 6% of salary). Vesting is based on years of credited service. Participants become immediately 100% vested in employee contributions and earnings thereon. The expense for Hardie Australia related to this plan was approximately $560,000 for the year ended December 1, 1996.


11.  Related Party Transactions:

     The Companies have short-term amounts receivable and payable to James Hardie Industries Limited, the U.S. Parent and affiliates which are shown net in the accompanying combined financial statements. These amounts are related to various intercompany transactions including, among others, sales of products to affiliates, purchases of product from affiliates, current income taxes, and the allocation of certain operating expenses to the Companies by James Hardie Industries Limited, the U.S. Parent and affiliates. These amounts are due and payable on demand and do not bear interest.

     Sales of products to affiliates totaled approximately $1,600,000 for the year ended December 1, 1996. Purchases of product from affiliates were approximately $300,000 for the year ended December 1, 1996.

     On June 12, 1996, Hardie Australia sold its investment interest in certain depositary receipts issued by the Stichting Administration RIS International Finance N.V. to an affiliate. This investment was acquired in fiscal year 1988 at an initial cost of A$15,235,000 and was written down to zero prior to the fiscal year ended December 1, 1996. Hardie Australia did not receive cash in connection with this transaction but reduced an intercompany payable account and recognized a gain of $7,065,294 (A$9,057,000) for the full amount of the sales price. This gain is included in "other income, net" in the combined statement of operations.

     Hardie U.S. has a loan payable to the U.S. Parent which bears interest at the average six month LIBOR rate plus 0.4%. The effective interest rate on this loan was 5.9% at December 1, 1996. The outstanding balance of this loan was effectively repaid on December 2, 1996 when the companies were acquired by The Toro Company. See Note 12 to these combined financial statements.

     Hardie Europe has a loan due to James Hardie Holdings Ltd., which bears interest at the one-month LIBOR plus 0.75%. The effective interest rate on this loan was 6.102% at December 1, 1996. The principal amount of this loan is $5,000,000. In addition, Hardie Europe has a non-interest bearing loan totaling $2,133,375 due to RIS International Finance N.V.. This loan
     is denominated in Italian Lira.   This loan was effectively repaid on
     December 2, 1996 when the companies were acquired by The Toro Company.  See
     Note 12 to these combined financial statements.


                                      Continued
                                         A-15

                            JAMES HARDIE IRRIGATION GROUP

                        NOTES TO COMBINED FINANCIAL STATEMENTS
                                   December 1, 1996
                                   _______________


11.  Related Party Transactions, Continued:


     Hardie U.S. receives interest income from or pays interest expense to the U.S. Parent based upon the level of working capital employed. Hardie U.S. also pays a management fee to the U.S. Parent and is allocated certain general and administrative expenses.


12.  Sale of the Company:

     On September 18, 1996, the Parent entered into an agreement to sell all of the issued and outstanding shares of the Companies to The Toro Company for an initially estimated purchase price of $131,500,000.
     The closing date purchase price was subsequently adjusted to $119,125,000 based on the estimated unaudited aggregate shareholders' equity on December 1, 1996. Based upon the shareholder's equity of the Companies as of the closing date, the purchase price has been reduced by approximately $10,545,000. In addition, under the procedures established in the purchase agreement, Toro has delivered a letter of objections to James Hardie, Ltd. related to the valuation of assets, accounting methods applied, estimates used and other items. The resolution of these objections may result in an additional reduction of the purchase price.

                                   The Toro Company
             Unaudited Pro Forma Condensed Combined Financial Statements

Effective December 1, 1996, The Toro Company acquired the James Hardie Irrigation Group ("Hardie") from James Hardie, Ltd. under an agreement dated September 18, 1996. The initial purchase price pursuant to the agreement was estimated to be $131,500,000. The purchase price was subsequently adjusted to $119,125,000 based on estimated, unaudited aggregate shareholders' equity of Hardie on December 1, 1996, subject to further adjustment based on final audit results.

Based on the financial statements of Hardie as of the acquisition date, shareholders' equity at the acquisition date was approximately $10,545,000 less than the estimated equity used as the closing date purchase price, and this $10,545,000 is to be returned from James Hardie, Ltd. to Toro. In addition, under the procedures established in the purchase agreement, Toro has delivered a letter of objections to James Hardie, Ltd. related to the valuation of assets, accounting methods applied, estimates used and other items. The resolution of these objections may result in an additional reduction of the purchase price.

The acquisition is accounted for using the purchase method of accounting and, accordingly, the adjusted purchase price of $108,580,000 has initially been allocated based on the estimated fair values of assets acquired and liabilities assumed on the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. Any additional reductions in the purchase price as a result of resolution of the objections discussed in the preceding paragraph will result in a reduction of goodwill and/or other net assets.

The unaudited pro forma condensed combined balance sheet and results of operations are based on available information and certain assumptions regarding the allocation of the purchase price, which could change significantly based on the results of appraisals and finalization of the purchase price as a result of the resolution of the objections discussed in the preceeding paragraph and other analysis.

The accompanying pro forma condensed combined financial statements present the effect of the acquisition on The Toro Company's financial position at October 31, 1996 and results of operations for the year then ended as if the acquisition had taken place on October 31, 1996 with respect to the balance sheet and November 1, 1995 with respect to the statement of operations. These pro forma condensed combined financial statements were prepared utilizing The Toro Company's October 31, 1996 balance sheet and results of operations for the year then ended and Hardie Irrigation Group's December 1, 1996 balance sheet and results of operations for the year then ended.

The pro forma condensed combined results of operations may not be indicative of actual results which would have been obtained if the acquisition had occurred on November 1, 1995.

                                   The Toro Company
                 Unaudited Pro Forma Condensed Combined Balance Sheet
                                   October 31, 1996
                                (Dollars in thousands)

                                                    Hardie
                                    The Toro      Irrigation                           The Toro
                                     Company        Group          Pro forma            Company
                                  (Historical)   (Historical)     adjustments         (Pro forma)
                                  ---------------------------------------------------------------
ASSETS
Cash and cash equivalents               $  66            971                              1,037
Receivables, net                      239,637         24,067                            263,704
Inventories                           130,288         31,049                            161,337
Other current assets                   35,010          7,418                             42,428
                                   ----------     ----------                         ----------
     Total current assets             405,001         63,505                            468,506
                                   ----------     ----------                         ----------

Property, plant and equipment,
     net                               73,810         28,727                            102,537
Other assets                           18,066          6,498         43,625  (1)         68,189
                                   ----------     ----------     ----------          ----------
     Total assets                  $  496,877         98,730         43,625             639,232
                                   ----------     ----------     ----------          ----------
                                   ----------     ----------     ----------          ----------

LIABILITIES AND EQUITY
Bank overdrafts                          $  -          2,602                              2,602
Current portion of long-term
     debt                                 350            -                                  350
Short-term borrowing                   41,025            -          119,667  (2)        160,692
Accounts payable and accrued
     liabilites                       166,482         19,837                            186,319
Payable to affiliates                       -         48,813       (48,813)  (1)            -
                                   ----------     ----------     ----------          ----------
     Total current liabilities        207,857         71,252         70,854             349,963
                                   ----------     ----------     ----------          ----------

Long-term debt, less current
     portion                           53,015            -                               53,015

Other long term liabilities            22,438            249                             22,687
                                   ----------     ----------     ----------          ----------
     Total liabilities                283,310         71,501         70,854             425,665

Common shareholders' equity           213,567         27,229       (27,229)  (1)        213,567
                                   ----------     ----------     ----------          ----------

     Total liabilities and
     common stockholders'
     equity                        $  496,877         98,730         43,625             639,232
                                   ----------     ----------     ----------          ----------
                                   ----------     ----------     ----------          ----------

                                   The Toro Company
            Unaudited Pro Forma Condensed Combined Statement of Operations
                             Year ended October 31, 1996
                       (in thousands, except per share amounts)



                                                        Hardie
                                        The Toro      Irrigation                              The Toro
                                         Company        Group          Pro forma               Company
                                      (Historical)   (Historical)     adjustments            (Pro forma)
                                      --------------------------------------------------------------------
Net sales                             $   930,909        143,874                             $ 1,074,783
Cost of goods sold                        589,186        101,072                                 690,258
                                      -----------     ----------                             -----------
    Gross profit                          341,723         42,802                                 384,525

Selling, general and
     administrative expenses              278,284         41,798          2,181     (3)          321,881
                                                                           (382)    (5)
                                      -----------     ----------     ----------              -----------
    Earnings from operations               63,439          1,004         (1,799)                  62,644

Interest expense to third parties          13,590             82          9,063     (4)           22,735
Management fees to affiliates                   -            791           (791)    (5)                -
Interest expense to affiliates                  -          3,349         (3,349)    (5)                -
Interest income from affiliates                 -         (1,364)         1,364     (5)                -
Other income, net                         (10,331)        (6,605)         7,065     (6)          (10,377)
                                                                           (506)    (5)
                                      -----------     ----------     ----------              -----------
    Earnings before income
    taxes                                  60,180          4,751        (14,645)                  50,286
Income tax provision (benefit)             23,771           (513)        (3,395)    (7)           19,863
                                      -----------     ----------     ----------              -----------
    Net earnings                      $    36,409          5,264        (11,250)             $    30,423
                                      -----------     ----------     ----------              -----------
                                      -----------     ----------     ----------              -----------

Net earnings per share of
    common stock and
    common stock equivalent           $      2.90                                                $  2.42
                                      -----------                                            -----------
                                      -----------                                            -----------

Weighted average shares of
    common stock  and common
    stock equivalents outstanding
    for the year (primary and fully    12,554,715                                             12,554,715
    diluted)                         -----------                                            -----------
                                     -----------                                            -----------


                                   The Toro Company
          Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             and Statement of Operations


1. Adjustments to reflect the acquisition of James Hardie Irrigation Group and the allocation of the estimated purchase price and related capitalized acquisition costs on the basis of estimated fair values of assets acquired and liabilities assumed. The actual purchase price is based on the assets acquired and liabilities assumed as of December 1, 1996, and is subject to adjustment based on final audit results.

         Hardie shareholder's equity at December 1, 1996       $    27,229
         Plus liabilities not assumed                               48,813
         Excess of purchase price over net book value of
            assets acquired, including $16,725 of
            estimated capitalized acquisition costs                 43,625
                                                               -----------
                                                               $   119,667
                                                               -----------
                                                               -----------


2. The acquisition has initially been financed with temporary short-term bank debt; however, the Company has filed a shelf registration for issuance of public debt which would replace all or a portion of the short-term debt with long-term debt.

3. Represents amortization of the excess purchase price on a straight-line basis over 20 years.

4. Additional interest expense related to the acquisition, assuming average borrowings for acquisition debt and Hardie working capital of $125 million at an annual interest rate of 7.25% representing the approximate average of the long and short-term rates for the year. See Note 2 above regarding the acquisition debt.

5. Represents intercompany interest income, interest expense, management fees and other expenses to affiliates of Hardie which will not be recurring after the acquisition.

6. In June 1996, Hardie sold a depositary receipt and realized a gain of $7,065. This gain is not expected to be a recurring item subsequent to the acquisition.

7. Represents the adjustment to tax expense required to arrive at a combined pro forma tax rate of 39.5%. The income tax rate is based on The Toro Company's tax structure.

                                      FORM 11-K

               FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


(Mark One)
[ X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended         December 31, 1996
                         -------------------------------
                                          OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
For the transition period from              to
                              --------------   ---------------

Commission file number       1-8649
                      -------------------

    A.  The Toro Company Investment and Savings Plan
    B   The Toro Company
        8111 Lyndale Avenue South
        Minneapolis, MN  55420

                                 REQUIRED INFORMATION



The following financial statements shall be furnished for the plan:
 1. An audited statement of financial condition as of the end of the latest two fiscal years of the plan (or such lesser period as the plan has been in existence).
 2. An audited statement of income and changes in plan equity for each of the latest three fiscal years of the plan (or such lesser period as the plan has been in existence).
 3. The statements required by Items 1 and 2 shall be prepared in accordance with the applicable provisions of Article 6A of Regulation S-X (17 CFR 210.6A-01-.6A-05).
 4. In lieu of the requirements of Items 1-3 above, plans subject to ERISA may file plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA. To the extent required by ERISA, the plan financial statements shall be examined by an independent accountant, except that the "limited scope exemption" contained in Section 103(a)(3)(C) of ERISA shall not be available.



 Note:    A written consent of the accountant is required with respect to the plan annual financial statements which have been incorporated by reference in a registration statement on Form S-8 under the Securities Act of 1933. The consent should be filed as an exhibit to this annual report. Such consent shall be currently dated and manually signed.


                                  SIGNATURES

 The Plan.   Pursuant to the requirements of the Securities Exchange Act of
1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                 The Toro Company Savings and Investment Plan
                                (Name of Plan)

Date  June 30, 1997               /s/ Stephen P. Wolfe
     -------------                --------------------

                                  Stephen P. Wolfe
                                  Vice President - Finance
                                  Chief Financial Officer

                                   THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN

                          Financial Statements and Schedule

                         Year ended December 31, 1996 and the
                      five-month period ended December 31, 1995

                             INDEPENDENT AUDITORS' REPORT





The Plan Administrator
The Toro Company Investment and Savings Plan:



We have audited the accompanying statements of net assets available for plan benefits of The Toro Company Investment and Savings Plan (the Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1996 and the five-month period ended December 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1996 and 1995 and the changes in net assets available for plan benefits for the year ended December 31, 1996 and the five-month period ended December 31, 1995 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedule and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The Plan has not presented the schedule of reportable transactions (transactions in excess of 5% of the current value of plan assets at the beginning year). Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.





                                  KPMG Peat Marwick LLP




June 24, 1997

                               THE TORO COMPANY INVESTMENT AND SAVINGS PLAN

                            Statement of Net Assets Available for Plan Benefits

                                            December 31, 1996


                                                                            Putnam         Putnam        Putnam
                                                               Putnam        Asset          Asset         Asset
                                                               Growth     Allocation     Allocation     Allocation        Putnam
                                                                and          Fund           Fund           Fund          Overseas
                                              Toro Stable      Income      (Growth        (Balanced    (Conservative      Growth
                                              Value Fund        Fund      Portfolio)      Portfolio)    Portfolio)         Fund
---------------------------------------------------------------------------------------------------------------------------------
Assets held by trustee:
   Investments                               $ 37,129,761    28,800,695    6,197,085      8,420,008      4,235,289      4,268,244
---------------------------------------------------------------------------------------------------------------------------------
   Net assets available for plan benefits    $ 37,129,761    28,800,695    6,197,085      8,420,008      4,235,289      4,268,244
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                                               The Toro
                                                 Putnam        Company
                                                 Voyager       Common
                                                  Fund          Stock         Total
--------------------------------------------------------------------------------------
Assets held by trustee:
   Investments                                 27,832,278    17,485,950    134,369,310
--------------------------------------------------------------------------------------
   Net assets available for plan benefits      27,832,278    17,485,950    134,369,310
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                               THE TORO COMPANY INVESTMENT AND SAVINGS PLAN

                            Statement of Net Assets Available for Plan Benefits

                                            December 31, 1995


                                                                            Putnam         Putnam        Putnam
                                                               Putnam        Asset          Asset         Asset
                                                               Growth     Allocation     Allocation     Allocation        Putnam
                                                                and          Fund           Fund           Fund          Overseas
                                              Toro Stable      Income      (Growth        (Balanced    (Conservative      Growth
                                              Value Fund        Fund      Portfolio)      Portfolio)    Portfolio)         Fund
---------------------------------------------------------------------------------------------------------------------------------
Assets held by trustee:
   Investments                               $ 39,398,061    20,781,618    4,404,954      6,534,932      3,165,037      2,781,412
   Employer contribution receivable                     0             0            0              0              0              0
   Employer contribution receivable                     0             0            0              0              0              0
---------------------------------------------------------------------------------------------------------------------------------
   Net assets available for plan benefits    $ 39,398,061    20,781,618    4,404,954      6,534,932      3,165,037      2,781,412
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                                              The Toro
                                                 Putnam        Company
                                                 Voyager       Common      Unallocated
                                                  Fund          Stock      contributions      Total
-----------------------------------------------------------------------------------------------------
Assets held by trustee:
   Investments                                 21,055,823    16,019,914              0    114,141,751
   Employer contribution receivable                     0             0         13,582         13,582
   Employer contribution receivable                     0             0         43,150         43,150
-----------------------------------------------------------------------------------------------------
   Net assets available for plan benefits      21,055,823    16,019,914         56,732    114,198,483
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------




See accompanying notes to financial statements.

                            THE TORO COMPANY INVESTMENT AND SAVINGS PLAN

                  Statement of Changes in Net Assets Available for Plan Benefits

                                   Year ended December 31, 1996

                                                                                  Putnam       Putnam        Putnam
                                                                      Putnam       Asset        Asset         Asset
                                                                      Growth     Allocation   Allocation    Allocation      Putnam
                                                                       and          Fund         Fund          Fund       Overseas
                                                       Toro Stable    Income      (Growth      (Balanced   (Conservative   Growth
                                                       Value Fund      Fund      Portfolio)    Portfolio)   Portfolio)      Fund
----------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Interest and dividends, net of plan expenses          $ 1,301,562    2,413,654     327,202     604,156      265,079       57,647
 Net appreciation in the fair value of investments         994,110    2,549,264     588,030     604,983      137,106      484,682
----------------------------------------------------------------------------------------------------------------------------------
   Net investment income                                 2,295,672    4,962,918     915,232   1,209,139      402,185      542,329

Employer contributions                                     384,011      725,942     172,030     201,917       51,918      119,329
Employee contributions                                     645,683    1,499,130     424,444     429,955      113,006      317,597
Rollover contributions                                       5,207       31,931      12,209      11,871       10,776       11,621
----------------------------------------------------------------------------------------------------------------------------------
   Total contributions                                   1,034,901    2,257,003     608,683     643,743      175,700      448,547

Benefit payments                                        (2,801,479)    (824,506)    (62,915)   (195,030)     (65,457)     (58,254)
Transfers between funds                                 (2,826,759)   1,570,320     327,212     225,541      556,141      541,765
Transfers from other plans                                  29,365       53,342       3,919       1,683        1,683       12,445
----------------------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in net assets
      available for plan benefits                       (2,268,300)   8,019,077   1,792,131   1,885,076    1,070,252    1,486,832

Net assets available for plan benefits:
   Beginning of year                                    39,398,061   20,781,618   4,404,954   6,534,932    3,165,037    2,781,412
----------------------------------------------------------------------------------------------------------------------------------
   End of year                                        $ 37,129,761   28,800,695   6,197,085   8,420,008    4,235,289    4,268,244
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


                                                                     The Toro
                                                        Putnam        Company
                                                        Voyager       Common      Unallocated
                                                         Fund          Stock      contributions          Total
--------------------------------------------------------------------------------------------------------------
Investment income:
 Interest and dividends, net of plan expenses          1,747,782      235,428                0       6,952,510
 Net appreciation in the fair value of investments     1,216,708    1,793,168                0       8,368,051
--------------------------------------------------------------------------------------------------------------
   Net investment income                               2,964,490    2,028,596                0      15,320,561

Employer contributions                                   791,504    1,781,729                0       4,228,380
Employee contributions                                 2,123,524      272,353                0       5,825,692
Rollover contributions                                    66,833        4,511                0         154,959
--------------------------------------------------------------------------------------------------------------
   Total contributions                                 2,981,861    2,058,593                0      10,209,031

Benefit payments                                        (806,314)    (983,527)               0      (5,797,482)
Transfers between funds                                1,314,305   (1,651,793)         (56,732)              0
Transfers from other plans                               322,113       14,167                0         438,717
--------------------------------------------------------------------------------------------------------------
   Increase (decrease) in net assets                   6,776,455    1,466,036          (56,732)     20,170,827
      available for plan benefits

Net assets available for plan benefits:
   Beginning of year                                 21,055,823    16,019,914           56,732     114,198,483
--------------------------------------------------------------------------------------------------------------
   End of year                                       27,832,278    17,485,950                0     134,369,310
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                            THE TORO COMPANY INVESTMENT AND SAVINGS PLAN

                  Statement of Changes in Net Assets Available for Plan Benefits

                             Five-month period ended December 31, 1995

                                                                                  Putnam       Putnam        Putnam
                                                                      Putnam       Asset        Asset         Asset
                                                                      Growth     Allocation   Allocation    Allocation      Putnam
                                                                       and          Fund         Fund          Fund       Overseas
                                                       Toro Stable    Income      (Growth      (Balanced   (Conservative   Growth
                                                       Value Fund      Fund      Portfolio)    Portfolio)   Portfolio)      Fund
----------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Interest and dividends, net of plan expenses          $ 1,221,334    1,112,039     192,575     309,307      130,075       54,604
 Net appreciation in the fair value of investments               0    1,065,772      89,045     108,071       60,389      101,675
----------------------------------------------------------------------------------------------------------------------------------
   Net investment income                                 1,221,334    2,177,811     281,620     417,378      190,464      156,279

Employer contributions                                      94,133      152,050      36,922      42,522       10,867       22,339
Employee contributions                                     350,532      698,337     210,265     213,293       52,778      154,587
Rollover contributions                                       2,760        8,134         709           0            0        7,808
----------------------------------------------------------------------------------------------------------------------------------
   Total contributions                                     447,425      858,521     247,896     255,815       63,645      184,734

Benefit payments                                        (3,263,682)    (210,490)    (40,184)    (24,399)      (6,146)      (7,280)
Transfers between funds                                (36,275,502)  10,368,725  (1,264,864)  5,886,138    2,917,074    2,447,679
Transfers from other plans                              30,894,325    2,662,790     876,733           0            0            0
----------------------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in net assets
      available for plan benefits                       (6,976,100)  15,857,357     101,201   6,534,932    3,165,037    2,781,412

Net assets available for plan benefits:
   Beginning of period                                  46,374,161    4,924,261   4,303,753           0            0            0
----------------------------------------------------------------------------------------------------------------------------------
   End of period                                      $ 39,398,061   20,781,618   4,404,954   6,534,932    3,165,037    2,781,412
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


                                                                     The Toro
                                                        Putnam        Company
                                                        Voyager       Common      Unallocated
                                                         Fund          Stock      contributions          Total
--------------------------------------------------------------------------------------------------------------
Investment income:
 Interest and dividends, net of plan expenses          1,112,269       63,836                0       4,196,039
 Net appreciation in the fair value of investments       837,371    2,091,930                0       4,354,253
--------------------------------------------------------------------------------------------------------------
   Net investment income                               1,949,640    2,155,766                0       8,550,292

Employer contributions                                   152,177      175,902           13,582         700,494
Employee contributions                                   978,443      128,069           43,150       2,829,454
Rollover contributions                                    29,317            0                0          48,728
--------------------------------------------------------------------------------------------------------------
   Total contributions                                 1,159,937      303,971           56,732       3,578,676

Benefit payments                                        (202,592)    (817,684)               0      (4,572,457)
Transfers between funds                               18,148,838    2,027,479       (4,255,567)              0
Transfers from other plans                                     0   12,350,382        2,029,099      48,813,329
--------------------------------------------------------------------------------------------------------------
   Increase (decrease) in net assets                                                                         0
      available for plan benefits                    21,055,823    16,019,914       (2,169,736)     56,369,840

Net assets available for plan benefits:
   Beginning of period                                        0             0        2,226,468      57,828,643
--------------------------------------------------------------------------------------------------------------
   End of period                                     21,055,823    16,019,914           56,732     114,198,483
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

                                  THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN

                            Notes to Financial Statements

                              December 31, 1996 and 1995


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF STATEMENT PRESENTATION

    Effective August 1, 1995, The Toro Company (the Company) merged four of its profit sharing and retirement plans (the Toro Company Profit Sharing Plan and Trust Agreement for Minneapolis Factory Employees, the Toro Company Profit Sharing Plan and Trust Agreement for Windom Factory Employees, the Toro Company Profit Sharing Plan and Trust Agreement for Hourly Employees, and the Toro Company Matching Stock Plan) with the Toro Company Profit Sharing Plan and Trust Agreement for Office Employees. As a result of this merger, the net assets of the four plans were transferred to the Toro Company Profit Sharing Plan and Trust Agreement for Office Employees on August 1, 1995. The surviving plan, The Toro Company Profit Sharing Plan and Trust Agreement for Office Employees, was then renamed and restated as the Toro Company Investment and Savings Plan (the Plan).


    The fiscal year end of the Plan was changed from July 31st to December 31st effective August 1, 1995. The periods presented in the accompanying financial statements of the Plan represent the transitional period for the change in the Plan's fiscal year and includes statements of net assets available for plan benefits as of December 31, 1996 and 1995 and statements of changes in net assets available for plan benefits for the year ended December 31, 1996 and the five-month period ended December 31, 1995.

    The accompanying financial statements of the Plan are presented in accordance with generally accepted accounting principles.

    INVESTMENTS

    Currently, the Company maintains one fund, the Toro Stable Value Fund, within the master trust agreement for three profit sharing and retirement plans which are sponsored by the Company. The three plans include the Toro Company Profit Sharing Plan and Trust Agreement for Plymouth Union Employees, the Toro Company Investment and Savings Plan, and the Toro Company Employee Stock Ownership Plan. The purpose of the master trust is to pool investment transactions and achieve uniform rates of return on comparable funds under all plans.

    On August 1, 1995, the investment assets of the Toro Company Profit Sharing
       Plan and Trust Agreement for Minneapolis Factory Employees, the Toro Company Profit Sharing Plan and Trust Agreement for Windom Factory Employees, the Toro Company Profit Sharing Plan and Trust Agreement for Hourly Employees, and the Toro Company Matching Stock Plan were transferred to the Plan.

                                                                     (Continued)

                                  THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN


    The Plan's investments were held by Putnam Fiduciary Trust Company (the
       Trustee) as of December 31, 1996. Plan investments are invested in the following investment funds:

       (a) The Toro Stable Value Fund is invested in investment contracts with insurance companies, major banks, and other financial institutions. The fund's holdings may also include U.S. government agency mortgage-backed securities, AAA-rated asset-backed securities, high-quality debt securities, and money market investments.

       (b) The Putnam Growth and Income Fund is invested in common stock of companies with current income and capital growth.

       (c) The Putnam Asset Allocation Fund (Growth Portfolio) is invested in approximately 80% equity securities (primarily common stock) and 20% debt securities.

       (d) The Putnam Asset Allocation Fund (Balanced Portfolio) is invested in approximately 65% equity securities (primarily common stock) and 35% debt securities.

       (e) The Putnam Asset Allocation Fund (Conservative Portfolio) is invested in approximately 35% equity securities (primarily common stock) and 65% debt securities.

       (f) The Putnam Overseas Growth Fund is invested primarily in equity securities of companies located outside North America.

       (g) The Putnam Voyager Fund is invested primarily in common stocks of small to medium sized companies that have the potential for long-term capital appreciation.

       (h)  The Toro Company's common stock.

    The Plan's share of net investment income from the master trust is determined by the Trustee based on the ratio of the fair value of the Plan's equity in the investment funds to the total net assets of the investment fund at the beginning of the plan year.

    The investment securities are stated at market values based upon published quotations or, in the absence of available quotations, at fair values determined by the Trustee. Purchases and sales of securities are recorded on a trade-date basis.

    The short term securities of the Toro Stable Value Fund are stated at cost, which approximates market. The Toro Stable Value Fund includes various fully benefit responsive investment contracts. These contracts are valued in the Plan at contract value, which includes cost plus accrued interest. These contracts have stated interest rates ranging from 5.41% to 8.98% and maturities ranging from the year 1997 through the year 2001.

                                                                     (Continued)

                                   THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN


ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) DESCRIPTION OF PLAN

    The Plan is a defined contribution profit sharing plan sponsored by the Company. The Company, as administrator of the Plan, absorbs the major portion of administrative costs and trustee fees of the Plan.

    A general description of the Plan is contained in the Plan document dated
       July 20, 1995. Participants should refer to the Plan document for more complete information.

    Contributions are made under control of the plan administrator. Unallocated contributions represent contributions receivable which have not yet been allocated to the above-mentioned funds in the participants' predetermined allocation percentages. The allocation of the participants' and Company contributions to these investment funds is selected by the participants.

    Benefit payments and transfers of participants' interests are made under control of the Trustee. Company matching contributions, together with income attributable thereto, will vest at the rate of 20% after one year of vesting service, with an additional 20% being accumulated annually thereafter until the participant is 100% vested.

(3) CONTRIBUTIONS

    The Company's funding policy is to make annual contributions to the Plan in amounts determined by a formula set forth in the Plan. The contribution formula is based on 5.5% of the participants' total compensation earned during the plan year plus 5.5% of the participants' compensation above the Social Security taxable wage base as of the beginning of the plan year. In addition, the Company is required to make a matching contribution equal to 50% of the participants' contributions to the Plan not to exceed two percent of the participant's total compensation. The contribution formula specifies a minimum annual contribution to the Plan. The Company contribution is allocated to participants based on compensation earned during the plan year. Investment income is allocated based on participants' account balances.

    The employee contributions consist of salary reduction elections under a 401(k) feature and rollover funds from other qualified plans.

                                                                     (Continued)

                                   THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN


(4) PARTY-IN-INTEREST TRANSACTIONS

    Putnam Fiduciary Trust Company and The Toro Company are parties-in-interest with respect to the Plan. In the opinion of the Plan's legal counsel, transactions between the Plan and the Trustee and the Company are exempt from being considered as "prohibited transactions" under the Employee Retirement Income Security Act of 1974 (ERISA) Section 408(b).

(5) PLAN TERMINATION

    The Company has voluntarily agreed to make contributions to the Plan.
       Although the Company has not expressed any intent to terminate the profit sharing plan agreement, it may do so at any time. Upon termination of the Plan, the interest of the participants in the Plan shall fully vest.

(6) INVESTMENTS

    Under the terms of the trust agreement, the Trustee manages investment funds on behalf of the Plan. The Trustee has been granted discretionary authority concerning the purchases and sales of the investments of the investment funds. In accordance with the trust agreement, certain assets of the Plan are held together with assets of other plans sponsored by the Company in the master trust.

    Guaranteed investment contracts of the Toro Stable Value Fund of $2,132,761 issued by Confederation Life Insurance Company (CL) were held as of December 31, 1996. On August 12, 1994, CL was placed under court supervised rehabilitation. Beginning August 1, 1995, payments from the CL annuity contracts have been suspended pending further court action until such time as the fair market value of the CL annuity contracts can be determined. The action suspending distributions was consistent with procedures published by the Internal Revenue Service. Effective August 1, 1995, a loan agreement has been established between the Company and the Plan providing the Company to fund payments to plan participants (or their beneficiaries) for 100% of the interests of plan participants in the CL annuity contracts based on the valuation of the CL annuity contracts as of August 11, 1994.

    The CL annuity contracts are recorded in the accompanying financial statements and schedule at cost plus accrued interest as of August 11, 1994. No earnings have been recorded in the Plan's financial statements since August 11, 1994 related to these contracts.

    As of the date of this report, the Company is not aware of any principal loss associated with these investments. Accordingly, no provision for loss on the CL annuity contracts has been recognized in the accompanying financial statements.

                                                                     (Continued)

                                   THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN


    The net assets available for benefits of the master trust totaled
       $38,396,941 at December 31, 1996.

    The net assets available for benefits of the master trust at December 31, 1995 were as follows:


                                                         Toro Stable
                                                          Value Fund
         -----------------------------------------------------------

         Investments:
           Short term investment funds                      $824,163
           Separate accounts                               4,502,914
           Guaranteed investment contracts                35,200,461
         -----------------------------------------------------------

              Total assets available for benefits        $40,527,538
         -----------------------------------------------------------
         -----------------------------------------------------------

    The changes in net assets available for benefits of the master trust for the year ended December 31, 1996 were as follows:

                                                         Toro Stable
                                                          Value Fund
         -----------------------------------------------------------

         Investment income (interest and dividends)       $2,379,455
         Deposits by participating plans                   1,085,723
         Withdrawals by participating plans               (5,595,775)
         ------------------------------------------------------------
            Decrease in net assets                        (2,130,597)

         Net assets available for benefits:
            Beginning of year                             40,527,538
         -----------------------------------------------------------

            End of period year                           $38,396,941
         -----------------------------------------------------------
         -----------------------------------------------------------

                                                                     (Continued)

                                   THE TORO COMPANY
                             INVESTMENT AND SAVINGS PLAN


    The changes in net assets available for benefits of the master trust for the year ended December 31, 1995 were as follows:



                                                         Toro Stable
                                                          Value Fund
         -----------------------------------------------------------

         Investment income (interest and dividends)       $1,251,849
         Deposits by participating plans                   3,288,117
         Withdrawals by participating plans              (42,581,535)
         -----------------------------------------------------------
            Decrease in net assets                       (38,041,569)

         Net assets available for benefits:
            Beginning of year                             78,569,107
         -----------------------------------------------------------

            End of year                                  $40,527,538
         -----------------------------------------------------------
         -----------------------------------------------------------


    The Plan's proportionate share of net investment income from the master trust is based upon the percentage of the fair value of the Plan's investment in the master trust's assets. The Plan's percentage interest in the net assets of the master trust was approximately 97% as of December 31, 1996.

    The following investments represent 5% or more of the Plan's net assets available for plan benefits as of December 31, 1996:


          Toro Stable Value Fund                                  $37,129,761
          Putnam Growth and Income Fund                            28,800,695
          Putnam Asset Allocation Fund (Balanced Portfolio)         8,420,008
          Putnam Voyager Fund                                      27,832,278
          The Toro Company common stock                            17,485,950


(7) FEDERAL INCOME TAXES

    The plan administrator has received a determination letter from the Internal Revenue Service dated July 18, 1996 stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code and that the trust created under the Plan is exempt from federal income taxes under
       Section 501(a) of the Code. The plan administrator believes that the Plan and its related trust continue to qualify under the provisions of Sections 401(a) and 501(a) of the Code and are exempt from federal income taxes.

                                                                      SCHEDULE 1


                                THE TORO COMPANY
                           INVESTMENT AND SAVINGS PLAN

            Item 27a--Schedule of Assets Held for Investment Purposes

                                December 31, 1996

                                                            Face amount                             Market
Description                                                  or shares            Cost               value
--------------------------------------------------------------------------------------------------------------
Toro Stable Value Fund*                                     36,048,312       $  36,171,281         37,129,761
Putnam Growth and Income Fund*                               1,598,263          25,091,973         28,800,695
Putnam Asset Allocation Fund (Growth Portfolio)*               551,833           5,459,628          6,197,085
Putnam Asset Allocation Fund (Balanced Portfolio)*             802,670           7,739,733          8,420,008
Putnam Asset Allocation Fund (Conservative Portfolio)*         442,097           4,053,325          4,235,289
Putnam Overseas Growth Fund*                                   283,982           3,698,280          4,268,244
Putnam Voyager Fund*                                         1,726,568          26,018,927         27,832,278
The Toro Company common stock*                                 479,067          11,647,495         17,485,950
--------------------------------------------------------------------------------------------------------------

     Total investments                                                       $ 119,880,642        134,369,310
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

*Party-in-interest.


See accompanying independent auditor's report.

                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Toro Company:


We consent to the incorporation by reference in the registration statements of The Toro Company on Forms S-3 and S-8 (File Nos. 333-20901, 33-26268, 33-31586,
33-38308, 33-44668, 33-51563, 33-55550, 33-59563, and 333-4521) of our report dated June 24, 1997, relating to the statements of net assets available for plan benefits of The Toro Company Investment and Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1996 and the five-month period ended December 31, 1995.


                                  KPMG Peat Marwick LLP


Minneapolis, Minnesota
June 30, 1997

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

              [LOGO]     THE TORO COMPANY
----------               -------------------------------------------------------
                         8111 Lyndale Avenue South, Bloomington, Minnesota
                         55420-1196
                         612/888-8801 - Telex 290928 - FAX NBR 887-8258

          KENDRICK B. MELROSE
          Chairman and CEO

          February 10, 1997

          Dear Stockholder:

          You are cordially invited to join us for the Toro Annual Meeting of Stockholders, to be held at 3:00 p.m. C.S.T. on Thursday, March 13, 1997 at the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota. Details about the meeting, nominees for the Board of Directors and other matters to be acted upon are presented in the Notice of Annual Meeting and Proxy Statement which follow.

          In addition to Annual Meeting formalities, we plan to report to stockholders generally on the Company, and will be pleased to answer stockholders' questions relating to the Company.

          As a stockholder of Toro, you have a vested interest in the future of the Company and we therefore hope you plan to attend the Annual Meeting. However, if you will not be able to join us, we urge you to exercise your right as a stockholder and to vote by proxy. For this purpose, please promptly sign, date and return the enclosed proxy card.

          On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support during 1997.

          Sincerely,

                 [SIGNATURE]

          Kendrick B. Melrose

        IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING

Notice is hereby given that the Annual Meeting of Stockholders of The Toro Company will be held on Thursday, March 13, 1997 at 3:00 p.m. C.S.T. at the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota, for the purpose of considering and acting upon the following matters as described in the accompanying Proxy Statement:

1.  To elect three directors, each to serve for a term of three years;

2. To approve amendments to the Continuous Performance Award Plan as described in the Proxy Statement which follows this Notice;

3. To approve amendments to the Annual Management Incentive Plan as described in the Proxy Statement which follows this Notice;

4. To approve the selection of auditors for the Company for Fiscal 1997 (the fiscal year ending October 31, 1997); and

5. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available at the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota, commencing February 27, 1997, during ordinary business hours, for examination by any stockholder registered on the Company's Stock Ledger as of the record date, for any purpose germane to the Annual Meeting. The list of stockholders will be available at the Annual Meeting for the same purpose.

Only stockholders of record on January 13, 1997 will be entitled to vote at the meeting. Since a majority of the outstanding shares of the Company's Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

February 10, 1997

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                  [SIGNATURE]

                                             J. LAWRENCE MCINTYRE
                                 Vice President, Secretary and General Counsel

                                THE TORO COMPANY
                           8111 Lyndale Avenue South
                       Bloomington, Minnesota 55420-1196

                                PROXY STATEMENT

      The enclosed proxy is solicited by the Board of Directors of The Toro Company (the "Company" or "Toro") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the corporate offices of the Company, 8111 Lyndale Avenue South, Bloomington, Minnesota, on Thursday, March 13, 1997 at 3:00 p.m. C.S.T. Any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with an officer of the Company a revoking instrument or duly executed proxy bearing a later date. This Notice, Proxy Statement and enclosed form of proxy are first being mailed to stockholders of the Company on or about February 10, 1997.

                                 ANNUAL REPORT

      The Annual Report of the Company for Fiscal 1996 (the fiscal year ended October 31, 1996) including financial statements is enclosed.

                        COST AND METHOD OF SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to the beneficial owners of the Common Stock, par value $1.00 per share (the "Common Stock"), and the Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for such services other than regular employee compensation, may solicit proxies by telephone, electronic transmission and personally. The Company has retained Morrow & Co. to assist in distributing proxy materials and in making mail, telephone and personal solicitation of proxies from holders of the Common Stock. The fee of such firm is estimated to be $4,500 plus out-of-pocket costs and expenses.

                                 VOTING RIGHTS

      Holders of record of the Common Stock at the close of business on January 13, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournment thereof. On that date, the Company had outstanding and entitled to vote 12,125,331 shares of Common Stock. Each of such shares is entitled to one vote on each matter presented at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock constitutes a quorum for the transaction of business. As of the Record Date, there were 749,472 shares held by the Company in its treasury which will not be counted to determine a quorum, and will not be voted. Abstentions and "broker non-votes" will be counted in determining whether a quorum is present. "Broker non-votes" will not be counted, but abstentions will be counted, in determining the total number of votes cast on a proposal. An abstention will thus be the equivalent of a negative vote.

      If a stockholder of record is also a participant in the Company's Dividend Reinvestment Plan, the enclosed proxy card will present the number of shares held of record by the participant, including the shares held for the account of the participant in that plan. If a stockholder of record is also a participant in a Company employee benefit plan allowing for participant-directed voting of Common Stock held in such plan, the enclosed proxy card will contain separate entries for the number of shares held by the participant in each such plan, as well as shares held of record. If a participant in such plans does not otherwise hold Common Stock of record, the participant will receive a proxy card containing entries for the number of shares held in each plan. The trustee for each plan will cause votes to be cast confidentially in accordance with the participant's instructions. In accordance with the terms of the respective plans, plan shares not voted by participants will be voted by the trustee in the same proportion as the votes cast by participants.

      Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and will be limited to matters properly brought before the Annual Meeting by or at the direction of the Board of Directors or, in the case of nominations of candidates for the Board by a stockholder, pursuant to the procedures prescribed by the Company's Bylaws.

      No matter will be considered at the Annual Meeting except upon a motion duly made and seconded. Any motion or second of a motion may be made only by a natural person present at the Annual Meeting who either is a Company stockholder or is acting on behalf of a Company stockholder. If the person is acting on behalf of a stockholder, a written statement must be presented, executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

                           PROCEDURE FOR NOMINATIONS

      Stockholders who propose to nominate a candidate for election to the Board of Directors at an annual meeting must give timely written notice to the Secretary of the Company, in accordance with the Company's Bylaws. In order to be timely, the notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's regular meeting; provided, however, that in the event that the date of the regular meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such regular meeting and not later than the close of business on the later of the 60th day prior to such regular meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected). In addition, the notice must contain the name and address of the nominating stockholder(s) as they appear on the Company's books, and the class and number of shares of the Common Stock beneficially owned.

                       FISCAL YEAR END/TRANSITION PERIOD

      In August 1995, the Board of Directors of the Company approved a change in the Company's fiscal year end from July 31 to October 31. The period from August 1, 1995 through October 31, 1995 thereby became a "Transition Period". The disclosures made in this Proxy Statement relate to the fiscal year ended October 31, 1996, the Transition Period and, in some cases, the fiscal years ended July 31, 1995 and 1994.

                       PRINCIPAL HOLDERS OF COMPANY STOCK

      The following table sets forth information as of January 13, 1997 regarding the beneficial ownership of the Common Stock of the Company by each of the directors and nominees, each of the Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers"), holders of more than 5% of the Common Stock and by all directors and executive officers as a group.

                                            AMOUNT AND NATURE    PERCENT
TITLE OF                NAME OF               OF BENEFICIAL        OF
CLASS            BENEFICIAL OWNER (1)           OWNERSHIP        CLASS
------------  ---------------------------  -------------------   ------
Common Stock  Fidelity Management &              909,000(2)        7.5%
              Research Company
              82 Devonshire Street
              Boston, MA 02109-3614
Common Stock  Ronald O. Baukol                       776           *
              Robert C. Buhrmaster                 1,654           *
              Janet K. Cooper                      2,087(3)        *
              Calvin R. Hendrix(4)                 7,713(3)        *
              Gerald T. Knight                    57,846(3)        *
              Charles B. Lounsbury                40,613(3)        *
              J. David McIntosh                   69,363(3)(5)     *
              Kendrick B. Melrose                588,563(3)        4.7%
              Alex A. Meyer                        2,804(3)        *
              Robert H. Nassau                     2,025(3)        *
              Dale R. Olseth                       7,418(3)        *
              Edwin H. Wingate                     3,153(3)        *
Common Stock  All directors & executive          919,776(5)(6)     7.2%
              officers as a group
              (17 persons)

------------------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares which such person has the right to acquire within 60 days.

(2) According to a Form 13G filed by FMR Corp., Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR Corp. and registered investment advisor, is the beneficial owner of 780,600 of these shares or 6.48% of the outstanding Common Stock. Edward C. Johnson 3d, Chairman of FMR Corp. ("Mr. Johnson"), FMR Corp., through its control of Fidelity, and Fidelity Funds each has sole power to dispose of the 780,600 shares owned by the Funds. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 128,400 shares or 1.07% of the outstanding Common Stock as a result of serving as investment manager of institutional accounts. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, have sole dispositive power over these 128,400 shares and sole power to vote or to direct the voting of 119,400 shares, and no power to vote or to direct the voting of 9,000 shares. According to the Form 13G, members of Mr. Johnson's family and trusts for their benefit are deemed to form a controlling group with respect to FMR Corp. This information is as of March 31, 1996, the date of the most recent report on Form 13G received by the Company.

(3) Includes shares that may be acquired upon exercise of stock options within 60 days and shares allocated under employee benefit plans. Stock options exercisable in 60 days for each of the named directors and executive officers are as follows: Janet K. Cooper 1,000 shares, Alex A. Meyer 1,000 shares, Robert H. Nassau 1,000 shares, Dale R. Olseth 1,000 shares, Edwin H. Wingate 1,000 shares, Kendrick B. Melrose 430,968 shares (including a 300,000 share salary replacement option, the final 100,000 shares which became exercisable December 10, 1996), Gerald T. Knight 48,150 shares, J. David McIntosh 39,485 shares, Calvin R. Hendrix no shares, Charles B. Lounsbury 33,991 shares and all other executive officers as a group 82,489 shares.

(4) Mr. Hendrix resigned as an officer of the Company effective January 15, 1997.

(5) Includes 434 shares held of record by spouse as custodian for minor children. Mr. McIntosh disclaims beneficial ownership of these shares.

(6) Includes 2,129 shares held of record by spouses or minor children of executive officers, with respect to which the officer may disclaim beneficial ownership.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

      Pursuant to Article VI, Section 1 of the Certificate of Incorporation of the Company, the number of directors is to consist of not less than eight nor more than eleven directors. The maximum and minimum number of directors can be changed only by amendment of the Certificate of Incorporation approved by the affirmative vote of holders of 80% of the outstanding Common Stock of the Company. The Board has currently fixed the number of directors at eight. The Board is divided into three classes, with each class elected in a different year for a term of three years, except that shorter terms may be used from time to time in order to effect an appropriate balance among the members of the classes. The class standing for election to a three year term this year is comprised of Janet K. Cooper, Kendrick B. Melrose and Edwin H. Wingate. The three nominees have consented to serve if elected.
--------------------------------------------------------------------------------

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS
                        (TERM ENDING AFTER FISCAL 1999)

--------------------------------------------------------------------------------

    [PHOTO]            JANET K. COOPER, age 43.
                       Vice President and Treasurer since July
                       1992, The Quaker Oats Company, Chicago,
                       Illinois (foods and beverages). She
                       previously served as Assistant Treasurer from March 1990 to July 1992 and as Director-Planning of North American Foods from September 1989 to March 1990. First elected to the Toro Board in 1993, she is also Chairman of the Audit Committee and a member of the Nominating Committee.
                       Ms. Cooper is a director of Midwest
                       Region Advisory Board of Awkwright
                       Insurance Company.

--------------------------------------------------------------------------------

    [PHOTO]            KENDRICK B. MELROSE, age 56.
                       Chairman of Toro since December 1987 and
                       Chief Executive Officer of Toro since
                       December 1983. Elected President of Toro in December 1995. Employed by The Toro Company since 1970. First elected to the Toro Board in February 1981, Mr. Melrose is also Chairman of the Executive Committee and an ex-officio member of the Nominating Committee.
                       Mr. Melrose is a director of BSI
                       Corporation, Donaldson Company, Inc.,
                       Jostens, Inc. and The Valspar
                       Corporation.

      The Executive Committee's function is to exercise all of the powers and authority of the Board, including the power to declare dividends on the Company's Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during either Fiscal 1996 or the Transition Period.

      The Audit Committee, which is comprised of directors elected by the Board from among members who are not employees of the Company ("outside directors"), assists the Board of Directors in fulfilling the Board's responsibility to oversee the Company's accounting controls and policies and financial reporting practices. Principal functions of the Audit Committee include making recommendations regarding the selection, retention or termination of the Company's independent auditors; review of the professional services, proposed fees and independence of such auditors; review with the independent auditors of matters such as the scope of the audit and authorization for special reviews or audits; review of internal auditing procedures and the adequacy of internal controls; and review of policies and practices regarding conflict of interest and compliance with applicable laws. One meeting of the committee was held during Fiscal 1996 and one meeting was held during the Transition Period.

      The functions of the Compensation Committee, which is comprised only of outside directors, include study and analysis of and recommendations to the Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices; incentive compensation plans and officer salary adjustments; making incentive compensation awards and setting base salaries for officers referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and administrative oversight of stock option plans and other incentive and compensation plans. One meeting of the committee was held during Fiscal 1996 and one meeting was held during the Transition Period.

      The functions of the Nominating Committee, which is comprised of outside directors (except that the Chief Executive Officer serves as an ex officio non-voting member), include determining an appropriate size and composition of the Board of Directors; considering qualifications of prospective Board member candidates, including stockholder recommendations; conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board of Directors; reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities; consideration of nominees recommended by stockholders who comply with the procedures set forth in the Company's Bylaws, as described on page 2; and determining whether any prospective member of the Board has any economic or familial relationship with the Company or its directors or employees which may impair the member's suitability for such service. The committee also has responsibility to monitor current members of the Board in light of the same guidelines used to select candidates, and to direct the activities of the Board and management in matters of corporate governance. One meeting of the committee was held during Fiscal 1996 and no meeting was held during the Transition Period.

      BOARD COMPENSATION. Board compensation for outside directors includes a cash annual retainer and meeting fees, in addition to an annual Common Stock grant having a $5,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to award) and a 1,000 share stock option award (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant) pursuant to The Toro Company 1992 Directors Stock Plan. During Fiscal 1996, each outside director was paid an annual retainer of $15,000 plus a fee of $1,000 for each meeting of the Board or a committee attended, except that no more than one committee meeting fee was paid for committee meetings held in a single day. The Company also supplies directors with Company products for their personal use.

      An outside director may elect to receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both. Shares issued in lieu of cash may be authorized but unissued Common Stock or shares of Common Stock held in the Company's treasury.

      An outside director may elect to defer receipt of any portion of or all Board compensation until a future date or until occurrence of specified events, including disability or death, resignation, retirement or other termination from the Board. Distribution of deferred amounts may be accelerated at the discretion of the Board of Directors. Amounts deferred are not subject to federal and state income tax until received by the participant, are commingled with the Company's general operating funds and earn interest at the average prime rate charged by First Bank National Association, Minneapolis, Minnesota. Although deferred funds remain a part of the general assets of the Company, upon occurrence of a threat of or change of control of the Company (as defined in the plan), or upon election by a qualified participant to direct investment of the participant's account, the Company will transfer to a trust an amount in cash equal to the total amount of all accrued compensation and interest for all participants or for the electing participant, as the case may be. Amounts deferred will be paid to the director at retirement or such other time as may be permitted by the plan.

      Under a retirement plan, an outside director who was a member of the Board of Directors prior to December 1995, who has completed five years of service and who ceases to be a member of the Board of Directors for any reason is entitled to receive, for a period of years equal to the number of full years the director served on the Board but not more than ten years, an annual payment equal to the full amount paid as an annual retainer at the date of termination. Commencing December 1995, the annual payment may not exceed $12,000 annually to any outside director, and payments to new directors will be limited to an amount equal to 50% of the amount paid as an annual retainer at the date of termination. In the event of the death of a director who qualifies for the plan, the retirement benefit will be paid to the director's beneficiary, in quarterly or annual installments or a lump sum (discounted to then present value), as previously elected by the director.

      Each director is also a party to an indemnification agreement which assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and the Company's Certificate of Incorporation (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation, any change in the composition of the Board of Directors or the occurrence of any acquisition of the Company) and of continued coverage under the Company's directors and officers liability insurance, to the extent it is maintained.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ADOPTION OF ITEM 1. ALL PROXIES WILL BE VOTED FOR ITEM 1 UNLESS A CONTRARY CHOICE IS INDICATED.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the cash and non-cash compensation paid for services in all capacities to the Company for the Chief Executive Officer and each of its four other highest paid executive officers who were serving as executive officers on October 31, 1996, for the fiscal years ended October 31, 1996, July 31, 1995 and July 31, 1994 and for the three-month Transition Period ended October 31, 1995 ("TP95").

                                                                                                              LONG TERM
                                                                                                             COMPENSATION
                                                                                                         --------------------
                                                                      ANNUAL COMPENSATION
                                                          --------------------------------------------          AWARDS
                                                                                          OTHER ANNUAL   --------------------
NAME AND                                                    SALARY           BONUS        COMPENSATION   RESTRICTED   OPTIONS
PRINCIPAL POSITION                                  YEAR      ($)           ($)(1)           ($)(2)      STOCK($)(3)  (#)(4)
--------------------------------------------------  ----  -----------   ---------------   ------------   ----------   -------
Kendrick B. Melrose                                 1996   438,337(7)    256,669              673,373          -0-    20,065
 Chairman of the Board                              TP95   101,625(7)    189,938              643,632          -0-    29,028
 & Chief Executive Officer                          1995   380,000(7)    420,000            1,204,329      499,993    50,255
                                                    1994   355,304(7)    227,652              123,628          -0-    44,921

Gerald T. Knight                                    1996   239,550        95,820              105,313          -0-     2,446
 Vice President Finance &                           TP95    58,656        38,126               66,068          -0-    10,893
 Chief Financial Officer                            1995   227,370       159,159               34,174          -0-    13,222
                                                    1994   218,463        87,385               22,176          -0-    37,385

J. David McIntosh                                   1996   215,328        83,729              281,971          -0-     2,026
 Group Vice President                               TP95    50,124        32,581              305,299          -0-     8,238
                                                    1995   195,246       136,672               30,702          -0-     9,750
                                                    1994   179,976        89,988               10,188          -0-     7,982

Calvin R. Hendrix                                   1996   213,248        83,263                  -0-          -0-     2,084
 Vice President & General                           TP95    51,610        33,547               31,642          -0-     9,443
 Manager, Irrigation Division                       1995   201,990       141,393               12,655          -0-    11,513
                                                    1994   166,251        88,805(9)(10)           -0-      210,000    14,030

Charles B. Lounsbury                                1996   223,754        68,491                  -0-          -0-     2,123
 Group Vice President                               TP95    52,155        33,901               33,696          -0-     9,686
                                                    1995   205,752       128,904               12,710          -0-    11,802
                                                    1994   133,344        76,807(10)              -0-       49,250    13,911


                                                    PAYOUTS
                                                    --------
                                                      LTIP     ALL OTHER
NAME AND                                            PAYOUTS   COMPENSATION
PRINCIPAL POSITION                                   ($)(5)      ($)(6)
--------------------------------------------------  --------  ------------
Kendrick B. Melrose                                  361,390     157,106
 Chairman of the Board                                    (8)        285
 & Chief Executive Officer                           427,964     139,146
                                                     317,529     100,029
Gerald T. Knight                                      42,161      35,786
 Vice President Finance &                                 (8)        134
 Chief Financial Officer                              50,680      43,350
                                                      38,089      15,678
J. David McIntosh                                     37,878      37,380
 Group Vice President                                     (8)        115
                                                      43,520      42,461
                                                      31,379      40,903
Calvin R. Hendrix                                     37,407      11,640
 Vice President & General                                 (8)        118
 Manager, Irrigation Division                         45,023         -0-
                                                         -0-         -0-
Charles B. Lounsbury                                  39,381      33,163
 Group Vice President                                     (8)        119
                                                      45,862      37,786
                                                         -0-      16,292

------------------------

 (1) Amounts indicated include payments made or deferred at the election of the officer pursuant to the Annual Management Incentive Plan, as in effect for Fiscal 1996, the 1995 Annual Management Incentive Plan and the 1994 Management Recovery Incentive Plan. Bonus amounts paid under the Annual Management Incentive Plan for Fiscal 1996 and the Transition Period are based on an EPS goal. See the Compensation Committee Report. Amounts for the Transition Period reflect bonus awards made in lieu of awards under the Annual Management Incentive Plan and are based on achievement of a target EPS goal established by the Committee. These amounts also include bonus payments for the Transition Period in lieu of an award under the Continuous Performance Award Plan, which amounts are not included under the LTIP Payouts column. See the Compensation Committee Report.

 (2) Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is based on the closing price on the New York Stock Exchange as reported in THE WALL STREET JOURNAL on the date of exercise or actual sale price. The value of executive perquisites otherwise reportable as Other Annual Compensation did not exceed $50,000 or 10% of the compensation reported in the table for any named individual.

 (3) Amounts in column reflect the value of shares awarded as of the date of award. Award of restricted stock to Mr. Melrose is subject to performance-based conditions on vesting which, if not met, will result in forfeiture of shares. A total of 17,467 shares (having the value set forth in the table) were awarded to Mr. Melrose on July 31, 1995 under the Chief Executive Officer Succession Incentive Plan which was approved by stockholders in 1994. Those shares vest 15% not later than July 31, 1998, 15% not later than July 31, 1999 and 70% not later than July 31, 2000, but only if Mr. Melrose achieves performance goals related to planning for and implementing a plan for his succession. Under that plan, the Company also granted Mr. Melrose performance units. See the Compensation Committee Report. The shares had a value of $548,027 at October 31, 1996. Mr. Hendrix was awarded 8,400 shares of Restricted Stock in Fiscal 1994 in connection with his becoming an employee of the Company. Shares were to vest 10% per year over ten years and shares not vested were subject to forfeiture upon termination of employment. The shares had a value of $263,550 at October 31, 1996. Mr. Hendrix resigned from the Company effective January 15, 1997 and consequently forfeited 5,880 shares not vested at that time. Mr. Lounsbury was awarded 2,000 shares of Restricted Stock in Fiscal 1994 in connection with his becoming an employee of the Company, which shares vested in their entirety on November 29, 1995. The shares had a value of $62,750 at October 31, 1996. All shares of restricted stock are held by the Company until performance goals have been achieved or other restrictions lapse. Dividends will be paid, if declared, on all shares of restricted stock reported. Amounts shown in the Summary Compensation Table and in this note are calculated by multiplying the closing price of one share of Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL on the date of award and on October 31, 1996, times the number of shares awarded or held.

 (4) Includes options granted pursuant to the Company's Continuous Performance Award Plan, which are subject to cancellation or reduction in the number of shares covered in the event the Company does not achieve its long-term performance goals. The number of shares covered by each option was reduced with respect to Fiscal 1996, 1995 and 1994. Also includes options granted pursuant to the Company's stock option plans.

 (5) Amounts reflect payments made pursuant to the Continuous Performance Award Plan. Based on the Company's ROBE and net income growth performance compared with its peer group of businesses, payments of 70.4% of the maximum possible award amount were paid or deferred with respect to the three year performance period ending with Fiscal 1996. For a more detailed description of the plan and awards, see the Compensation Committee Report and Proposal Two.

 (6) Amounts include Company contributions to defined contribution retirement plans and the Company's Matching Stock Plan (which terminated on July 31, 1995 and was replaced by a similar feature in the Company's new Investment and Savings Plan) and allocations to the Company's Employee Stock Ownership Plan. Also includes amounts accrued pursuant to the Company's Supplemental Management Retirement Plan for executive officers who receive annual compensation of $150,000 or more. Participants' accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans without regard to limitations imposed by the Code, and the aggregate amount of contributions actually allocated. Although deferred funds remain a part of the general assets of the Company, upon occurrence of a threat of or actual change of control of the Company (as defined in the plan), or upon election by a qualified participant to direct investment of the account, the Company will transfer to a trust an amount in cash equal to the total amount of all accrued benefits for all participants (or for the electing participant, as the case may be). Because the Company's benefit plans operate on a calendar basis, amounts shown for Fiscal 1996 may have been accrued with respect to the prior fiscal year.

 (7) Amount reflects the effect of the $100,000 salary reduction, as discussed in the Compensation Committee Report.

 (8) Amounts paid as long-term incentive payments with respect to the Transition Period are included in the amount in the Bonus column. See note (1).

 (9) Includes payment made in connection with Mr. Hendrix becoming employed by the Company.

(10) Includes Continuous Performance Award Plan payment with respect to one-year transition performance award. Payment is not included under LTIP Payouts column.

      EMPLOYMENT AGREEMENTS. Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 (the "Agreements"). The Agreements are operative only upon the occurrence of a "change in control", which includes substantially those events described below. Absent a "change in control", the Agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

      Each Agreement provides that for three years after a "change in control", there will be no adverse change in the executive's salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive's employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30-day period following the first anniversary of the "change in control", the executive is entitled to receive an accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment ("Lump Sum Payment") equal to three times the sum of his base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, an additional payment ("gross-up") is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed.

      Generally, and subject to certain exceptions, a "change in control" is deemed to have occurred if: (i) a majority of Toro's Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (ii) another party becomes the beneficial owner of at least 20% of Toro's outstanding voting stock; or (iii) Toro's stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, sell or otherwise dispose of all or substantially all of Toro's assets, or liquidate or dissolve Toro.

      If a "change in control" of the Company had occurred at the commencement of the 1996 calendar year (January 1, 1996) and had resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made under such Agreements to those executive officers named in the Summary Compensation Table above in the aggregate would have been approximately $8,022,762. The Company has also established a trust for the benefit of these officers which, in the event of a threatened or actual change of control, will be funded in an amount equal to the Company's accrued liability related to such Agreements.

                                 STOCK OPTIONS

      The following table summarizes options granted under the Company's stock option plans during Fiscal 1996 and the Transition Period.

                     OPTION GRANTS IN FISCAL 1996 AND TP95

                                                    INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------------
                                                             PERCENT OF                              POTENTIAL REALIZABLE
                                               NUMBER OF        TOTAL                                  VALUE AT ASSUMED
                                                SHARES         OPTIONS      EXERCISE                ANNUAL RATES OF STOCK
                                              UNDERLYING     GRANTED TO        OR                   PRICE APPRECIATION FOR
                                                OPTIONS       EMPLOYEES       BASE                       OPTION TERM
                                                GRANTED          IN         PRICE ($    EXPIRATION  ----------------------
NAME                                YEAR        (#)(1)       THE PERIOD    PER SHARE)      DATE      5%$ (2)    10%$ (2)
--------------------------------  ---------  -------------  -------------  -----------  ----------  ---------  -----------
Kendrick B. Melrose                 1996         20,065(3)        41.14%    $   29.796    3/16/99   $  78,651   $ 179,970
                                    TP95         29,028           11.32%    $   29.00     8/15/00   $ 232,576   $ 513,934
Gerald T. Knight                    1996          2,446(3)         5.02%    $   29.796    3/16/99   $   9,587   $  21,939
                                    TP95         10,893            4.25%    $   29.00     8/15/00   $  87,276   $ 192,858
J. David McIntosh                   1996          2,026(3)         4.15%    $   29.796    3/16/99   $   7,941   $  18,171
                                    TP95          8,238            3.21%    $   29.00     8/15/00   $  66,003   $ 145,851
Calvin R. Hendrix                   1996          2,084(3)         4.27%    $   29.796    3/16/99   $   8,168   $  18,692
                                    TP95          9,443            3.68%    $   29.00     8/15/00   $  75,658   $ 167,186
Charles B. Lounsbury                1996          2,123(3)         4.35%    $   29.796    3/16/99   $   8,321   $  19,041
                                    TP95          9,686            3.78%    $   29.00     8/15/00   $  77,605   $ 177,488

------------------------
(1) Options are granted pursuant to the 1989 Stock Option Plan and the 1993 Stock Option Plan (the "plans"). The plans are administered by the Committee which selects employees to whom options are granted. The exercise price of each incentive and nonqualified stock option is equal to 100% of the fair market value of the Common Stock on the date of grant, except for performance-based stock options, such as those granted in connection with the Continuous Performance Award Plan, for which the exercise price is an average and on the date of grant could be higher or lower than fair market value. The options are not transferable except by will or the laws of descent and distribution. An option granted under any of the plans, except those granted in connection with the Continuous Performance Award Plan, may be exercised immediately after the date of grant in whole or in part from time to time until the expiration of the option. Most options are subject to cancellation upon termination of the option holder's employment; however, some nonqualified stock options can be exercised for up to four years following retirement at or after age 60, but not later than the expiration date of the option.

(2) Rules of the Securities and Exchange Commission (SEC) require the information set forth in the 5% and 10% columns. The actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock. Since there is no means of accurately predicting the future price of the Company's Common Stock, no determination can be made as to the future value of a stock option at the time of grant.

(3) Number of shares subject to reduction and option subject to expiration if performance goals are not achieved under the Continuous Performance Award Plan. Expected to become exercisable in December 1998, after the Company first makes a public announcement of its earnings for Fiscal 1997. Expiration date will be 90 days later. For more information, see the Compensation Committee Report and Proposal Two.

      The following table summarizes stock options exercised by the named executive officers during Fiscal 1996 and the Transition Period and the total number of options held by each listed individual as of the end of each of Fiscal 1996 and the Transition Period.

              AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND TP95
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                    SHARES                     FISCAL PERIOD END (#)     FISCAL PERIOD END ($)(1)
                                  ACQUIRED ON      VALUE     --------------------------  -------------------------
NAME                    TITLE    EXERCISE (#)   REALIZED ($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------  ---------  -------------  -----------  -----------  -------------  -----------  ------------

Kendrick B. Melrose   1996            29,310       673,373      309,280       168,665     4,463,157    2,190,202(2)
                      TP95            35,387       643,632      209,562       277,628     2,764,486    3,199,519(2)

Gerald T. Knight      1996             8,425       105,313       37,950         8,238       422,369       63,087(2)
                      TP95             3,693        66,068       35,482        16,685       373,089       44,745(2)

J. David McIntosh     1996            14,358       281,971       30,182         6,701       280,261       50,771(2)
                      TP95            17,142       305,299       36,302        12,913       417,811       35,884(2)

Calvin R. Hendrix     1996            -0-           -0-          24,901         7,239       142,352       56,047(2)
                      TP95             2,434        31,642       15,458        14,598        81,280       39,869(2)

Charles B. Lounsbury  1996            -0-           -0-          25,541         7,403       144,603       57,408(2)
                      TP95             2,496        33,696       15,855        14,966        81,961       40,855(2)

------------------------
(1) Market value less option exercise price before payment of applicable income taxes. Market value based on October 31, 1996 and October 31, 1995 closing prices on the New York Stock Exchange as reported in The Wall Street Journal.

(2) Includes options subject to reduction in number of shares and expiration if performance goals are not achieved under Continuous Performance Award Plan.

                        LONG-TERM INCENTIVE COMPENSATION

      The following table summarizes all awards of long-term incentive compensation made under the Company's Continuous Performance Award Plan to the named individuals during Fiscal 1996. Amounts paid pursuant to the Continuous Performance Award Plan during Fiscal 1996 are set forth in the Summary Compensation Table which appears elsewhere in this Proxy Statement.

                                                                                       ESTIMATED FUTURE PAYOUTS
                                                                  PERFORMANCE OR            UNDER NON-STOCK
                                                                   OTHER PERIOD          PRICE-BASED PLANS (3)
                                                                      UNTIL       -----------------------------------
                                      NUMBER OF SHARES, UNITS OR  MATURATION OR    THRESHOLD    TARGET      MAXIMUM
NAME                                       OTHER RIGHTS (#)           PAYOUT       ($ OR #)    ($ OR #)    ($ OR #)
------------------------------------  --------------------------  --------------  -----------  ---------  -----------
Kendrick B. Melrose                   1 Award(1)                  3 fiscal         $  10,830   $ 405,620   $ 565,955
                                                                  years(2)
                                      Option (20,065 shares)

Gerald T. Knight                      1 Award(1)                  3 fiscal             1,263       7,321      66,026
                                                                  years(2)
                                      Option(2,446 shares)

J. David McIntosh                     1 Award(1)                  3 fiscal             1,306      48,915      68,250
                                                                  years(2)
                                      Option (2,026 shares)

Calvin R. Hendrix                     1 Award(1)(4)               3 fiscal            -0-         -0-         -0-
                                                                  years(2)
                                      Option (2,084 shares)

Charles B. Lounsbury                  1 Award(1)                  3 fiscal             1,306      48,915      68,250
                                                                  years(2)
                                      Option (2,123 shares)

------------------------
(1) An award is the right to receive designated target percentages of annual salary at the end of the three year performance period if the Company achieves financial performance objectives based on return on beginning stockholders equity and net income growth compared with rankings of the Company's peer group of competitors, as established by the Compensation Committee pursuant to the Continuous Performance Award Plan. The value of an award is based on a participant's base compensation estimated to be paid during the last fiscal year of an award term (three years, except for transition awards), multiplied by an individual participation factor determined by the Committee within a range set by the plan, which is intended to reflect the participant's ability to implement policy decisions which influence the financial results of the Company or its divisions or subsidiaries. Each award recipient also receives an option to purchase the number of shares of the Company's Common Stock shown, if performance goals are achieved. See the Compensation Committee Report and Proposal Two for additional information on the Continuous Performance Award Plan.

(2) The three year performance period includes Fiscal 1996, 1997 and 1998.

(3) Calculated pursuant to the Continuous Performance Award Plan based on estimated Fiscal 1998 salaries.

(4) Mr. Hendrix resigned from the Company effective January 15, 1997 and consequently forfeited this award and related option.

                               PERFORMANCE GRAPH

      The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of the Company's Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1992. The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index, which is comprised of the companies listed below.

                   COMPARISON OF FIVE YEAR TOTAL RETURN AMONG
                   THE TORO COMPANY, S&P 500, AND PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE TORO CO    S&P 500    PEER GROUP
1991                 100        100           100
1992                  99        110           103
1993                 182        126           147
1994                 203        131           161
1995                 215        166           177
1996                 237        206           229

         This graph assumes $100 invested on November 1, 1991 in the Company's Common Stock, the S&P 500 Index and the peer group index.

         The peer group includes: York International, Briggs & Stratton, Stewart & Stevenson Services, Dover Corp., Cummins Engine, Cincinnati Milacron Inc., Harnischfeger Industries Inc., Crane Co., Tecumseh Products Co., Ingersoll-Rand Co., Nacco Industries, Parker-Hannifin Corp., Terex Corp., Dresser Industries Inc., Trinova Corp., Deere & Co., Timken Co., Baker-Hughes Inc., Caterpillar Inc., The Black & Decker Corporation, American Standard, Western Atlas Inc., Agco Corporation, Kennametal Inc., Lincoln Electric, Teleflex, Detroit Diesel and Case Corporation as well as the Company. Pentair Corp., Figgie International, Outboard Marine Corp., IMO Industries Inc., Tenneco Inc. and Actava Group Inc. were removed from the Industrial and Farm Group Index in 1996 and Case Corporation was added.

      Neither the Compensation Committee Report nor this Performance Graph shall be deemed to be "soliciting material" or to be filed with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that Act.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      For Fiscal 1996, the members of the Compensation Committee all were outside members of the Board, and included Messrs. Olseth, Chairman, Baukol, Meyer and Nassau. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or award decisions or any decisions of the Committee that might affect him personally. Mr. Melrose serves on the Board of Directors and Compensation Committee of BSI Corporation of which Mr. Olseth serves as president and chief executive officer. Mr. Olseth serves on the Board of Directors and is Chairman of the Compensation Committee of the Company.

                         COMPENSATION COMMITTEE REPORT

      The Compensation Committee is responsible for establishing policies and administering the compensation plans for executive officers of the Company. The Company's compensation policies are intended to align total compensation for its executive officers and employees with the financial performance of the Company, as compared with the financial results and compensation practices of companies with revenues in the $500 million to $1 billion range. Some of these companies are in the Company's peer group index for the Performance Graph on page 15 (29 companies comprising the Fortune 500 Industrial and Farm Equipment Group). However, the Company relies on a broader group of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than its business peer group.

      While the policies of the Company are designed to compensate executive officers for personal performance, a substantial portion of annual compensation, especially that of the Chief Executive Officer, is designed to align the financial interests of the executive officers with those of the Company stockholders, by making certain components of compensation contingent upon the financial performance of the Company. The Company's compensation program for executive officers as well as other key management employees continues to be composed of both cash and equity-based compensation. Cash compensation consists of base salary, an annual incentive bonus under the Annual Management Incentive Plan and long-term incentive compensation under the Continuous Performance Award Plan. Equity-based compensation in the form of stock options constitutes an additional component of long-term incentive compensation.

BASE SALARY

      Base salaries for executive officers, including the Chief Executive Officer, are initially established and thereafter are reviewed at least annually by the Committee. Based on independent evaluation by professional compensation consulting firms retained by the Company, a base salary range for each executive position is established, reflecting average base salaries for similar positions in businesses with revenues comparable to those of the Company. A base salary for each executive is set within that market range by considering the experience and individual performance of the executive. For Fiscal 1996 and the Transition Period, base salaries for executive officers were within the middle one-third of the market range.

      Mr. Melrose's salary with respect to Fiscal 1996 was set at $438,337, based on the same method used in establishing other executive officers' base salary, but reflecting a $100,000 reduction agreed on by the Committee and Mr. Melrose in Fiscal 1992 to increase the "at risk" portion of Mr. Melrose's total compensation. Mr. Melrose's base salary was reduced in a total amount of $500,000 at a rate of $100,000 per calendar year through 1996, in exchange for which he was granted a ten year salary replacement option to purchase 300,000 shares of the Company's Common Stock. The final one-third of the ten year option vested in December 1996. The purpose of the option is to encourage Mr. Melrose to focus his attention on increasing stockholder value. For the purpose of calculating incentive compensation, Mr. Melrose's base salary was not reduced. His base salary for the Transition Period also reflected the salary reduction on a prorated basis.

      The Committee conducts a performance evaluation of Mr. Melrose on an annual basis. The other named executive officers receive evaluations by Mr. Melrose, which are used by the Committee in establishing base salaries.

INCENTIVE COMPENSATION

      An executive of the Company will earn total compensation that is market competitive only if incentive compensation is earned. In order for an executive to earn incentive compensation sufficient to bring total compensation to average market levels, Company financial performance targets must be achieved. If targets are exceeded incentive compensation can result in above market level compensation.

      The incentive components of compensation are intended to encourage achievement of both short-term and long-term objectives. Short-term performance is evaluated using performance goal criteria selected annually by the Committee from among those authorized in the Annual Management Incentive Plan as approved by stockholders. Long-term performance has traditionally been evaluated by reference to the Company's return on beginning equity ("ROBE") on a relative basis compared with the performance of the peer group over a three year period. In Fiscal 1996, net income growth was added to ROBE as a measure of long-term performance for awards granted in November of 1995 with respect to the performance award term including Fiscal 1996, 1997 and 1998. In November 1996 the Committee approved the modification of the long-term performance goals to eliminate net income growth, and the Board is seeking the approval of stockholders for the amendment. See Proposal Two.

      For Fiscal 1996, 59% of Mr. Melrose's total cash compensation was comprised of incentive payments under the Company's short-term and long-term plans. If the Company had not met any of its performance goals and Mr. Melrose had received no incentive payments, his total cash compensation (including the $100,000 salary reduction) would have equaled only 44% of average market levels for total cash compensation paid to chief executive officers in businesses with revenues comparable to the Company's.

      ANNUAL CASH INCENTIVE COMPENSATION. Under the Company's stockholder-approved Annual Management Incentive Plan, executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary. The target amount of each award is determined by the executive officer's position, the Company's achievement of performance goals and, for certain participant's, division performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum, but if goals are not met, awards are reduced or not paid at all. For instance, no awards were paid for Fiscal 1991 or 1992. Proposed participants in the Annual Management Incentive Plan are recommended by management and selected by the Committee.

      Under the Annual Management Incentive Plan as in effect for Fiscal 1996, the Compensation Committee established an earnings per share ("EPS") performance goal as the basis for a target award amount, and a ROANA goal as the basis for payment of higher award amounts. Because the Company met the EPS goal but did not exceed the ROANA goal, a bonus in an amount equal to an executive's target award was paid. If the ROANA goal had been exceeded, a bonus amount of up to 175% of the target amount could have been paid. If the EPS had been below a minimum level established by the Committee, no bonus would have been paid. In considering and certifying achievement of performance goals for Fiscal 1996, the Committee eliminated the dilutive effect on EPS of acquisitions which had not been planned at the beginning of the Company's fiscal year. An additional performance goal applicable to division participants was based on division controllable profit contribution ("CPC"). If this goal was achieved, the award payment would be increased by up to 25% of the target amount (up to a maximum of 175% of the target), but if the goal was not achieved, the award payment amount could be reduced by up to 40% of the target. For Fiscal

1996, some divisions achieved the CPC goal and others did not, which resulted in award payments made to division participants ranging from slightly more than the target amounts to substantially reduced payments. The Committee also has the discretion to reduce award payments made to division general managers, including certain named executive officers, by up to 10% in the event division performance is below Committee expectations, judged with respect to supplemental division performance goals specified in the plan. The Committee exercised this discretion with respect to Fiscal 1996.

      An executive's target award amount is based on a percentage of base salary, 50% for Mr. Melrose and 40% for the other named executive officers. The percentage is based on the executive's salary grade and job position and not on individual factors.

      The Committee has adopted amendments to the Annual Management Incentive Plan, which are being submitted to stockholders for approval in Proposal Three of this Proxy Statement. The amendments add two additional performance goal criteria for Committee use in establishing Annual Performance Awards and modifying participation factors.

      The Committee established a performance goal based on EPS as the basis for payment of a bonus with respect to the Transition Period, with the opportunity for an increased payment only if EPS exceeded a designated amount. If EPS had been lower than a preestablished amount, no award payment would have been made. Target award amounts were based on participation factors established under the Annual Management Incentive Plan, applied to Transition Period base compensation. Because EPS was achieved within the target range, award amounts were paid at the target level, without increase or reduction, and Mr. Melrose received a bonus equal to 50% of his Transition Period earned base compensation.

      LONG-TERM INCENTIVE COMPENSATION. Under the Continuous Performance Award Plan as in effect for the three year period ending with Fiscal 1996, performance awards could be earned by eligible executive officers if the Company achieved a financial goal based on average ROBE for the three year award term, as established by the Committee, and if the relative rank of the Company's average ROBE achieved compared favorably with ROBE rankings of all companies in the Company's peer group described above. The additional performance goal of net income growth was added with respect to Fiscal 1996 only, as approved by stockholders. The maximum value of a performance award (100%) could be earned only if the Company achieved performance goals that ranked among the top 25% of companies in the peer group. The amount of an award payment is reduced proportionately the lower the Company's performance ranks compared with the peer group, and no award is paid if the Company does not rank in the top 75%.

      If the Company's performance goals are achieved, the amount of an individual participant's award payment is determined based on the individual's participation factor, which is a percentage of base salary ranging from 25% to 100% established by the Committee based on the individual's position and level of responsibility. Mr. Melrose participates in the plan at a factor of 1.0 (one times base salary), which means that if the Company's ROBE and net income growth, weighted in accordance with the Committee's formula, rank in the top 25% of companies in the peer group, Mr. Melrose would receive a long-term incentive payment equal to his base salary during the last fiscal year of the award, as estimated in advance by the Committee.

      In Fiscal 1996, the Company's three year average ROBE performance ranked at the 57th percentile level among its peer group and its net income growth for Fiscal 1996 ranked at the 39th percentile, so that the amount of awards was 70.4% of the potential maximum for each named executive officer, including Mr. Melrose. In Fiscal 1996, 34% of Mr. Melrose's cash compensation was comprised of payments pursuant to the Continuous Performance Award Plan. This award is reflected in the Summary Compensation Table.

      With respect to the Transition Period, the Committee used the same EPS performance goal established in connection with the Transition Period annual bonus described above, as the basis for a bonus in lieu of an award under the Continuous Performance Award Plan. The amount of this bonus was determined by applying the individual participation factors otherwise applicable to plan participants under the Continuous Performance Award Plan to base compensation for the Transition Period. If EPS had been lower than a preestablished amount, no bonus in lieu of the usual Continuous Performance Award Plan bonus would have been paid. If the EPS goal had been exceeded, however, the amount of this bonus would not have been increased. Because the EPS target was achieved, Mr. Melrose received a bonus equal to 100% of his Transition Period earned base compensation.

      Under a Continuous Performance Award Plan formula, the Committee also grants to each participant a nonqualified stock option to purchase shares of Common Stock. If performance goals for the related performance award are not achieved, the number of shares subject to the option is reduced in accordance with the formula applicable to reduction of the Performance Award. The option is exercisable for only 90 days, following the Company's release of its earnings for the last year of the award term. Payment of the option exercise price is intended to be facilitated by the incentive compensation payments made near the time the option becomes exercisable. One of the purposes of this option is to encourage stock ownership by executive officers of the Company. No such options were awarded with respect to the Transition Period. Options related to the award payment made with respect to the three year period ended with Fiscal 1996 were reduced by 29.6%.

      In Fiscal 1995, a special committee of the Committee recommended, and the Board and stockholders approved, a special incentive compensation plan for Mr. Melrose, to encourage him to remain with the Company until his 60th birthday on July 31, 2000, while assuring the timely development and election of his successor as chief executive officer of the Company. Under the Chief Executive Officer Succession Incentive Agreement, on July 31, 1995, Mr. Melrose was awarded 17,467 shares of Common Stock and Common Stock performance units having a fair market value of $500,000, subject to forfeiture or reduction in the event performance goals related to the development and implementation of a senior management succession plan and chief executive officer succession plan are not met by target dates beginning in Fiscal 1997 and continuing through July 31, 2000. During Fiscal 1996, the Committee met with the Board, including Mr. Melrose, to discuss the status of development of the succession plan, including considering the advice of an executive search consultant. The Committee noted that press reports had suggested that Mr. Melrose would be required to retire from employment with the Company not later than July 31, 2000 in connection with the election of a successor under the Plan. The agreement with Mr. Melrose does not require that he retire from employment with the Company at any particular date, and therefore the Committee recommended to the Board, and the Board agreed, that the understanding regarding Mr. Melrose's retirement be made clear that Mr. Melrose is not required to retire on July 31, 2000. The Board has advised the Committee that it wishes to proceed with an orderly transition of top management of the Company as Mr. Melrose nears retirement age.

      STOCK OPTION PLANS. In addition to options granted in connection with the Continuous Performance Award Plan, the Committee makes stock option grants pursuant to the Company's stock option plans. Options are granted to all key management employees, including Mr. Melrose and the named executive officers, in amounts determined based on annual base salary, salary grade and the fair market value of the Common Stock on the date of grant. Except for performance-based options granted in connection with the Continuous Performance Award Plan, all options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. In Fiscal 1996 and the Transition Period, Mr. Melrose was granted options to purchase a total of 49,093 shares pursuant to the plans.

      SECTION 162(M). Under Section 162(m) of the Code, no deduction by a publicly-held corporation is allowed for remuneration paid to certain highly compensated employees to the extent that the amount of such remuneration for a taxable year for such individual exceeds $1,000,000. Section 162(m) provides for the exclusion of performance-based compensation from remuneration that is otherwise subject to the deduction limitation. It is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for the exclusion from the deduction limitation under Section 162(m). The Committee believes that the annual incentive awards, stock options and long-term incentive awards described above currently qualify for the exclusion. The Committee also believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts, in addition to base salary, which might not be deductible.

      Certain components of the incentive plan for the Transition Period resulting from the Company's change in fiscal year end were not submitted to stockholders. The Company anticipates that neither Transition Period incentive payments nor the remaining components of individual executive compensation during the Transition Period for each highly compensated employee should cause non-deductible compensation to exceed the Section 162(m) limitation for any such employee, and should therefore qualify for deductibility.

APPROVAL OF INCENTIVE PLANS

      All of the recommendations of the Committee with respect to compensation attributable to Fiscal 1996 were approved and adopted by the Board of Directors. In accordance with the Company's past practice under Section 16 of the Exchange Act and practice under Section 162(m), decisions regarding the grant of stock options and certain other awards continue to be made by the Committee and reported to the Board.

                                        Dale R. Olseth, Chairman
                                        Ronald O. Baukol
                                        Alex A. Meyer
                                        Robert H. Nassau

                                  PROPOSAL TWO
              AMENDMENTS TO THE CONTINUOUS PERFORMANCE AWARD PLAN

      The stockholders are being asked to consider and vote upon a proposal to amend the Continuous Performance Award Plan ("Performance Award Plan") (i) to modify the financial performance goals upon which awards may be based to eliminate net income growth as a performance measure, (ii) to establish a participation factor (the percentage of base salary utilized to determine the value of a participant's award) for Group Vice Presidents at .50 and (iii) to increase the participation factor for the Chief Financial Officer and other officers. Stockholder approval is sought to attempt to ensure that incentive bonus payments made under the Performance Award Plan continue to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The plan was first adopted by the Board and approved by stockholders in 1991. The Board of Directors adopted amendments to the Performance Award Plan on November 19, 1996, subject to stockholder approval.

      The purpose of the Performance Award Plan is to provide an incentive to members of management of the Company who are primarily responsible for the management, growth and sound development of the business of the Company and its divisions and subsidiaries, to achieve the Company's long-term financial objectives, by making cash awards based on achievement of long-term performance goals ("Performance Awards").

      If stockholder approval is not received, the Compensation Committee will reconsider the amendments to the Performance Award Plan as they apply to compensation that may be paid to any person referred to in Section 162(m) and the plan will continue in effect as to such persons, as previously approved by stockholders.

DESCRIPTION OF THE PERFORMANCE AWARD PLAN

      The following summary description of material terms of the Performance Award Plan, as amended, is subject to the specific provisions contained in the Performance Award Plan, a copy of which is Exhibit A of this Proxy Statement. Defined terms have the meanings set forth in the Performance Award Plan.

      ELIGIBILITY AND ADMINISTRATION. Performance Awards may be made to any employee who has primary responsibility for and directly influences achievement of long-term financial results of the Company. Approximately 10 individuals currently receive Awards under the plan. The Performance Award Plan is administered by the Compensation Committee, which has the power to select employees to whom Performance Awards are made, to determine the terms of the Performance Awards, to prescribe rules and regulations relating to the Performance Award Plan and to construe and otherwise implement the Performance Award Plan.

      AWARD TERM. Performance Awards are generally granted for a term of three fiscal years commencing on the first day of the first year of the term and are payable only at the conclusion of the term. For the purpose of bringing a person who has not previously participated in the Performance Award Plan into the three year award cycle of the Performance Award Plan, the Committee may grant a one year or two year transition award, so that a Performance Award will be payable, if earned, at the end of each fiscal year of an individual's participation. The Committee may grant successive three year awards to any participant, and may grant partial year awards to new participants. A Performance Award may not be granted to a person who is covered by Section 162(m) later than 90 days after the commencement of the period of service to which the Performance Award relates or, under certain circumstances, after more than 25% of the period of service has elapsed.

      AWARD VALUE AND PARTICIPATION FACTORS. The value of a Performance Award is based on a Participant's actual base compensation paid during the last fiscal year of an Award Term, multiplied by an individual participation factor either set in the plan or determined by the Committee within a range established by the plan, which is intended to reflect the participant's ability to implement policy decisions which influence the financial results of the Company, or of its divisions or subsidiaries, and the participant's relative seniority within management. For any participant who is a person referred to in Section 162(m), the maximum dollar amount that may be paid under a Performance Award must be fixed at the time of grant. Participation factors, as amended, are 1.0 (or 100% of base compensation) for the Chief Executive Officer, .75 for the President and Chief Operating Officer, if one should be elected, .50 for the Group Vice Presidents and the Chief Financial Officer and .25 to .35 for other officers, including other named executive officers.

      PERFORMANCE GOALS. As amended, the Performance Award Plan provides that a Performance Award will be earned only if the Company achieves a financial performance goal based upon ROBE, as established by the Committee with respect to each Performance Award. The Committee amended the plan to eliminate net income growth compared to the peer group as a financial performance goal because the measure was too sensitive to extraordinary circumstances affecting companies in the peer group, leading to volatile results. The maximum value of a Performance Award ("Award Maximum") is earned if the Company achieves a ROBE that ranks on a percentile basis among the highest 75% of comparable earnings for corporations in the Industrial and Farm Equipment Group of the Fortune 500 (as reported for the calendar year ended during the applicable fiscal year of the Company). If the Company's ROBE ranks between the 75th and 50th percentile, the Award Payout will be reduced pro rata on a straight-line basis from 100% at the 75th percentile to two-thirds of the Award Maximum at the 50th percentile. If the Company's ROBE ranks between the 50th and 25th percentile, the Award Payout will be reduced further on a straight-line basis to zero at the 25th percentile, and at or below that level, no Award Payout will be made. No Award Payout may be earned by or paid to a participant during the first six months of any Award Term.

      MAXIMUM AWARD. The maximum dollar amount that may be paid to a participant with respect to any Performance Award is $1,500,000.

      PAYMENT. Before any payment is made under the plan, the Committee must certify in writing that the Performance Goal justifying the payment has been met. Award payments are made only in cash and the Performance Award Plan contemplates payment within a reasonable time following the end of any Award Term. A participant can elect to defer compensation under the Performance Award Plan in accordance with any cash deferred compensation plan of the Company in effect at the time.

      CHANGE OF CONTROL. Each Performance Award provides that in the event of a threatened or actual change of control of the Company (as defined in the Performance Award Plan) during the final six months of a one year Performance Award or after the first full year of the Award Term of any other Performance Award, the award will become immediately payable and the calculation of the amount to be paid will be based on the ROBE of the Company for the fiscal period then most recently ended.

      MISCELLANEOUS. A Performance Award may not be transferred. A participant may receive payment pursuant to an award only while an employee and only if continuously employed since the date of grant of the Performance Award, except that in the event of death, disability or retirement, an Award Payout, if otherwise earned, will be made with respect to the portion of the applicable Award Term completed at the date of such event. In addition, in the event of involuntary termination of employment of a participant during the Award Term, for reasons other than death, disability or retirement, an Award Payout will be made with respect to the portion of the applicable Award Term completed at the date of such event, and the payment will be based on the ROBE of the Company for the fiscal period then most recently ended and the most recent Fortune 500 publication then available.

      STOCK OPTIONS. At the time of granting a Performance Award, the Committee will also grant to each participant a nonqualified stock option to purchase shares of Common Stock under the Company's then effective stock option plan, on terms and conditions permitted under such stock option plan. The number of shares to be covered by each stock option will be determined as follows: (i) the estimated base compensation of the participant for the first fiscal year of the Award Term will be multiplied by (ii) the participation factor applicable to the participant and the result will be multiplied by (iii) either 1.0 for a one year Award Term, 1.05 for a two year Award Term or 1.1 for a three year Award Term, and the result will be divided by (iv) the fair market value of one share of Common Stock, calculated by taking the average of the closing prices of the Common Stock for the three months prior to the date of grant. However, if the Company's ROBE performance as compared with other corporations comprising the Industrial and Farm Equipment Group of the Fortune 500 ranks below the 75th percentile, the number of shares subject to the option will be reduced on a formula basis as provided in the Performance Award Plan and becomes zero at or below the 25th percentile.

      The calculation of whether the ROBE performance goal has been achieved will be made and certified by the Committee promptly after the end of each fiscal year. Provided the Committee has done so, the option will become exercisable on the date the Company releases to the public its earnings for the prior fiscal year, and will remain exercisable until 90 days thereafter. In the event of a threatened or actual Change of Control of the Company, each option will become immediately exercisable in the full option amount, unless otherwise not permitted under the Company's then effective stock option plan or federal securities laws.

      PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Performance Award Plan at any time, with or without advance notice to plan participants, provided that no amendment to the Plan will be effective that would increase the maximum amount that may be paid to a plan participant, that would change the financial performance goal or that would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve such change in accordance with the requirements of Section 162(m).

PLAN BENEFITS

      The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers, executive officers and officers who are not executive officers under the Performance Award Plan are not presently determinable. Amounts received by Mr. Melrose and the named executive officers during the last fiscal year are set forth in the Summary Compensation Table on page 9 and the Long-Term Incentive Compensation Table on page 14. Amounts received by or allocated to the executive officers as a group, as of October 31, 1996, equaled $641,854. Amounts received by or allocated to all employees, including all officers who were not executive officers, as a group, as of October 31, 1996, equaled $673,573. No payments under this plan were made for the Transition Period. Directors who are not executive officers and employees of the Company do not receive benefits under the Performance Award Plan. Subject to the limitations imposed by Section 162(m), the Committee may amend the Performance Award Plan so that the allocation of benefits may be altered and costs may be increased.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED FOR THE ADOPTION OF ITEM 2. ALL PROXIES WILL BE VOTED FOR ITEM 2 UNLESS A CONTRARY CHOICE IS INDICATED.

                                 PROPOSAL THREE
               AMENDMENTS TO THE ANNUAL MANAGEMENT INCENTIVE PLAN

      The stockholders are being asked to consider and vote upon a proposal to amend the Annual Management Incentive Plan (the "Annual Plan") (i) to add economic value added and division profit adjustment to the permissable financial performance goals upon which awards may be based and (ii) to eliminate fixed participation factors (percentages of base salary utilized to determine the value of a participant's award) for appointed officers and director level employees and to establish a range from 25% to 40% for participation factors for those employees. Stockholder approval is sought to attempt to ensure that incentives under the Annual Plan continue to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The Annual Plan was approved by stockholders on March 12, 1996 and was amended by the Compensation Committee and the Board of Directors on January 20, 1997, subject to stockholder approval.

      The purpose of the Annual Plan is to reinforce the financial goals of the Company by providing key employees, including executive officers, with an opportunity to earn financial rewards based upon the attainment of corporate, and in some cases, division goals.

      If stockholder approval of the amendments to the Annual Plan is not received, the Compensation Committee will reconsider the amendments as they apply to compensation that may be paid to any person referred to in Section 162(m), and the Annual Plan will continue in effect as to such persons as previously approved by stockholders.

DESCRIPTION OF THE ANNUAL PLAN

      The following summary description of material terms of the Annual Plan, as amended, is subject to the specific provisions contained in the Annual Plan, a copy of which is Exhibit B of this Proxy Statement. Defined terms have the meanings set forth in the Annual Plan.

      PURPOSE. The purpose of the Annual Plan is to provide an annual incentive to reinforce achievement of the performance goals of the Company; to link a significant portion of a participating employee's compensation to the achievement by the Company, and in certain cases, a division, of performance goals; and to attract, motivate and retain key employees on a competitive basis.

      ELIGIBILITY AND PARTICIPATION. Participation is limited to key employees of the Company, including executive officers, who are in a position to have a significant, positive impact on the Company's financial results, as determined by the Committee. Approximately 67 individuals, including the Company's Chief Executive Officer and the named executive officers, currently receive awards under the Annual Plan.

      AWARD AMOUNTS. The target amount "Target Payout" that may be paid with respect to an Annual Performance Award is determined by the Committee and is based on a percentage of a Plan Participant's annual base salary (a "participation factor"), within a range established by the Annual Plan and subject to adjustment as provided in the Annual Plan. The participation factors, which are intended to reflect a Plan Participant's level of responsibility, are 50% for the Chairman and Chief Executive Officer, 45% for the President and Chief Operating Officer, if one should be elected, 40% for other elected officers, including the named executive officers, and 25 to 40% for other officers and employees.

      PERFORMANCE GOALS. An award payment under an Annual Performance Award will be made only upon the achievement of Company Performance Goals established by the Committee in writing not later than 90 days after the beginning of the fiscal year to which the Performance Goals relate. The Committee may also establish Maximum Payouts of up to 175% of Target Payouts in the event Performance Goals are exceeded by an amount specified by the Committee. At the time Annual Performance Awards are made, the Committee may decrease Target Payouts by up to 40% or increase Maximum Payouts by up to 25% but not above 175%, for division vice presidents and managers to reflect division specific Performance Goals. The Committee has the discretion to reduce by up to 10% amounts that would otherwise be paid to a division vice president or general manager based on the Committee's evaluation of the quality of division performance. The Committee may establish curves or other measurements for determination of the amount of prorated payments for achievement of Performance Goals at less than the Target Payout or Maximum Payout. With respect to any Participant who is a person referred to in
Section 162(m) of the Code, the Committee has the discretion to decrease the amount of an award payment under the Annual Plan, but may not under any circumstances increase such payment.

      Performance Goals may be based on earnings per share (EPS), return on average net assets (ROANA), division controllable profit contribution, return on equity, revenue growth, earnings growth, division profit adjustment or economic value added (EVA). EVA and division profit adjustment are the performance goals added by the Committee for which stockholder approval is sought. EVA is a measure similar to the microeconomic concepts of economic profit and opportunity cost, which measure the economic return to stockholders on capital utilized in a company's operating units. Division profit adjustment is controllable profit contribution less interest which the Committee may use as a means to convert to EVA. Each performance goal is to be specifically defined by the Committee on a Company basis or division basis. Supplemental Performance Goals for division vice presidents and managers may be established by the Committee and may be based on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels.

      MAXIMUM AWARD. To comply with Code limitations, the maximum amount a Plan Participant may be paid under an Annual Performance Award with respect to any fiscal year is $1,500,000.

      PAYMENTS. Before any payment is made under the Annual Plan, the Committee must certify in writing that the Performance Goals established with respect to an Annual Performance Award have been met. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, any Board-approved extraordinary or non-recurring event or item.

      ADMINISTRATION. The Annual Plan is administered by the Committee which has broad authority to administer and interpret the Annual Plan, establish policies under the Annual Plan, amend the Plan, select Participants, establish Performance Goals, make awards or terminate the Annual Plan, in its sole discretion.

      PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Annual Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan will be effective which would increase the maximum amount that may be paid to a Plan Participant, which would change the stated Performance Goal criteria or which would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve such change in accordance with the requirements of Section 162(m).

      EFFECTIVE DATE OF THE PLAN. The Annual Plan first became effective on August 15, 1995. Any amendment to the Annual Plan will be effective on the date established by the Committee, subject to stockholder approval.

      PLAN BENEFITS. The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers and executive officers and officers who are not executive officers under the Annual Plan as amended are not presently determinable. Amounts received by Mr. Melrose and the named executive officers during the last fiscal year are set forth in the Summary Compensation Table on page 9. Amounts received by or allocated to the executive officers as a group, as of October 31, 1996, equaled $885,195. Amounts received by or allocated to all employees, including all officers who were not executive officers, as a group, as of October 31, 1996, equaled $1,369,542. Directors who are not executive officers and employees of the Company do not receive benefits under the Annual Plan. Subject to the limitations imposed by Section 162(m), the Committee may amend the Annual Plan so that the allocation of benefits may be altered and costs may be increased.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED FOR THE ADOPTION OF ITEM 3. ALL PROXIES WILL BE VOTED FOR ITEM 3 UNLESS A CONTRARY CHOICE IS INDICATED.

                       SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected KPMG Peat Marwick LLP to serve as independent auditors to the Company for Fiscal 1997. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG Peat Marwick LLP for stockholder approval at the meeting.

      A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if so desired, and to be available to respond to appropriate questions.

      VOTE REQUESTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE SELECTION OF KPMG PEAT MARWICK LLP. IF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING DO NOT APPROVE THE SELECTION OF PUBLIC ACCOUNTANTS, THE BOARD OF DIRECTORS WILL RECONSIDER ITS SELECTION. ALL PROXIES WILL BE VOTED FOR ITEM 4 UNLESS A CONTRARY CHOICE IS INDICATED.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

      The 1998 Annual Meeting of Stockholders is expected to be held on March 12, 1998. Unless the date of the 1998 Annual Meeting is changed, a stockholder proposal must be received by the Secretary of the Company no later than the close of business on October 13, 1997, in order to be included in the Company's Proxy Statement for the 1998 Annual Meeting. Procedures for nominations by a stockholder of a person for election as a director at the 1998 Annual Meeting, or any other meeting, are described on page 2.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require disclosure by the Company of the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based solely on a review of copies of those reports received by the Company, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 1996, except that a Form 4 report with respect to one transaction was inadvertently filed late on behalf of Stephen P. Wolfe, an executive officer of the Company.

                                 OTHER MATTERS

      The management of the Company knows of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote such proxy in accordance with their best judgment.

Dated: February 10, 1997                   BY ORDER OF THE BOARD OF DIRECTORS

                                                      [SIGNATURE]
                                                  J. LAWRENCE MCINTYRE
                                         Vice President, Secretary and General
                                                        Counsel

                                 PROPOSAL THREE
               AMENDMENTS TO THE ANNUAL MANAGEMENT INCENTIVE PLAN

      The stockholders are being asked to consider and vote upon a proposal to amend the Annual Management Incentive Plan (the "Annual Plan") (i) to add to the permissable financial performance goals upon which awards may be based and (ii) to modify the percentages of base salary ("participation factors") utilized to determine the value of a participant's award. Stockholder approval is sought to attempt to ensure that incentives under the Annual Plan continue to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The Annual Plan was approved by stockholders on March 12, 1996 and was amended by the Compensation Committee and the Board of Directors on January 20, 1997, subject to stockholder approval.

      The purpose of the Annual Plan is to reinforce the financial goals of the Company by providing key employees, including executive officers, with an opportunity to earn financial rewards based upon the attainment of corporate, and in some cases, division goals.

      If stockholder approval of the amendments to the Annual Plan is not received, the Compensation Committee will reconsider the amendments as they apply to compensation that may be paid to any person referred to in Section 162(m), and the Annual Plan will continue in effect as to such persons as previously approved by stockholders.

DESCRIPTION OF THE ANNUAL PLAN

      The following summary description of material terms of the Annual Plan, as amended, is subject to the specific provisions contained in the Annual Plan, a copy of which is Exhibit B of this Proxy Statement. Defined terms have the meanings set forth in the Annual Plan.

      PURPOSE. The purpose of the Annual Plan is to provide an annual incentive to reinforce achievement of the performance goals of the Company; to link a significant portion of a participating employee's compensation to the achievement by the Company, and in certain cases, a division, of performance goals; and to attract, motivate and retain key employees on a competitive basis.

      ELIGIBILITY AND PARTICIPATION. Participation is limited to key employees of the Company, including executive officers, who are in a position to have a significant, positive impact on the Company's financial results, as determined by the Committee. Approximately 67 individuals, including the Company's Chief Executive Officer and the named executive officers, currently receive awards under the Annual Plan.

      AWARD AMOUNTS. The target amount "Target Payout" that may be paid with respect to an Annual Performance Award is determined by the Committee and is based on a percentage of a Plan Participant's annual base salary (a "participation factor"), within a range established by the Annual Plan and subject to adjustment as provided in the Annual Plan. The participation factors, which are intended to reflect a Plan Participant's level of responsibility, are 50% for the Chairman and Chief Executive Officer, 45% for the President and Chief Operating Officer, if one should be elected, 40% for other elected officers, including the named executive officers, and 25 to 40% for other officers and employees.

      PERFORMANCE GOALS. An award payment under an Annual Performance Award will be made only upon the achievement of Company Performance Goals established by the Committee in writing not later than 90 days after the beginning of the fiscal year to which the Performance Goals relate. The Committee may also establish Maximum Payouts of up to 175% of Target Payouts in the event Performance Goals are exceeded by an amount specified by the Committee. At the time Annual Performance Awards are made, the Committee may decrease Target Payouts by up to 40% or and increase Maximum Payouts by up to 25% but not above 175%, for division vice presidents and managers to reflect division specific Performance Goals. The Committee has the discretion to reduce by up to 10% amounts that would otherwise be paid to a division vice presidents or general manager based on the Committee's evaluation of the quality of division performance. The Committee may establish curves or other measurements for determination of the amount of prorated payments for achievement of Performance Goals at less than the Target Payout or Maximum Payout. With respect to any Participant who is a person referred to in Section 162(m) of the Code, the Committee has the discretion to decrease the amount of an award payment under the Annual Plan, but may not under any circumstances increase such payment.

      Performance Goals may be based on earnings per share (EPS), return on average net assets (ROANA), division controllable profit contribution, return on equity, revenue growth, earnings growth, division profit adjustment or economic value added (EVA). EVA and division profit adjustment are the performance goals added by the Committee for which stockholder approval is sought. EVA is a measure similar to the microeconomic concepts of economic profit and opportunity cost, which measure the economic return to stockholders on capital utilized in a company's operating units. Division profit adjustment is controllable profit contribution less interest which the Committee may use as a means to convert to EVA. Each performance goal is to be specifically defined by the Committee on a Company basis or division basis. Supplemental Performance Goals for division vice presidents and managers may be established by the Committee and may be based on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels.

      MAXIMUM AWARD. To comply with Code limitations, the maximum amount a Plan Participant may be paid under an Annual Performance Award with respect to any fiscal year is $1,500,000.

      PAYMENTS. Before any payment is made under the Annual Plan, the Committee must certify in writing that the Performance Goals established with respect to an Annual Performance Award have been met. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, any Board-approved extraordinary or non-recurring event or item.

      ADMINISTRATION. The Annual Plan is administered by the Committee which has broad authority to administer and interpret the Annual Plan, establish policies under the Annual Plan, amend the Plan, select Participants, establish Performance Goals, make awards or terminate the Annual Plan, in its sole discretion.

      PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Annual Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan will be effective which would increase the maximum amount that may be paid to a Plan Participant, which would change the stated Performance Goal criteria or which would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve such change in accordance with the requirements of Section 162(m).

      EFFECTIVE DATE OF THE PLAN. The Annual Plan first became effective on August 15, 1995. Any amendment to the Annual Plan will be effective on the date established by the Committee, subject to stockholder approval.

      PLAN BENEFITS. The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers and executive officers and officers who are not executive officers under the Annual Plan as amended are not presently determinable. Amounts received by Mr. Melrose and the named executive officers during the last fiscal year are set forth in
the Summary Compensation Table on page   . Amounts received by or allocated to
the executive officers as a group, as of October 31, 1996, equaled $885,195. Amounts received by or allocated to all employees, including all officers who were not executive officers, as a group, as of October 31, 1996, equaled $1,369,542. Directors who are not executive officers and employees of the Company do not receive benefits under the Annual Plan. Subject to the limitations imposed by Section 162(m), the Committee may amend the Annual Plan so that the allocation of benefits may be altered and costs may be increased.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED FOR THE ADOPTION OF ITEM 3. ALL PROXIES WILL BE VOTED FOR ITEM 3 UNLESS A CONTRARY CHOICE IS INDICATED.

                       SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected KPMG Peat Marwick LLP to serve as independent auditors to the Company for Fiscal 1997. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG Peat Marwick LLP for stockholder approval at the meeting.

      A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if so desired, and to be available to respond to appropriate questions.

      VOTE REQUESTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE SELECTION OF KPMG PEAT MARWICK LLP. IF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING DO NOT APPROVE THE SELECTION OF PUBLIC ACCOUNTANTS, THE BOARD OF DIRECTORS WILL RECONSIDER ITS SELECTION. ALL PROXIES WILL BE VOTED FOR ITEM 3 UNLESS A CONTRARY CHOICE IS INDICATED.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

      The 1998 Annual Meeting of Stockholders is expected to be held on March 12, 1998. Unless the date of the 1998 Annual Meeting is changed, a stockholder proposal must be received by the Secretary of the Company no later than the close of business on October 9, 1997, in order to be included in the Company's Proxy Statement for the 1998 Annual Meeting. Procedures for nominations by a stockholder of a person for election as a director at the 1998 Annual Meeting,
or any other meeting, are described on page   .

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require disclosure by the Company of the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based solely on a review of copies of those reports received by the Company, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 1996, except that a Form 4 report with respect to one transaction was inadvertently filed late on behalf of Stephen P. Wolfe, an executive officer of the Company.

                                 OTHER MATTERS

      The management of the Company knows of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote such proxy in accordance with their best judgment.

Dated: February 6, 1997                    BY ORDER OF THE BOARD OF DIRECTORS
                                                  J. LAWRENCE MCINTYRE
                                         Vice President, Secretary and General
                                                        Counsel

                                                                       EXHIBIT A

                                THE TORO COMPANY
                       CONTINUOUS PERFORMANCE AWARD PLAN

1. PURPOSE OF THE PLAN. The purpose of the Continuous Performance Award Plan (the "Plan") is to provide an incentive to members of management of The Toro Company (the "Company") who are primarily responsible for the management, growth and sound development of the business of the Company to achieve the Company's long-term financial objectives, by making awards based on achievement of performance goals ("Performance Awards").

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or its successor committee (the "Committee"), it being intended that members of the Committee shall qualify to administer the Plan as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule, and as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder, and provided further that, if the stock options granted pursuant to paragraph 5 hereof are authorized to be granted under the Company's stock option plans, the members of the Committee shall also have authority to act under those plans. The Committee shall have power to select employees to whom Performance Awards are made, to determine the terms of the Performance Awards consistent with the Plan, to prescribe rules and regulations relating to the Plan and to construe and otherwise implement the Plan.

3. ELIGIBILITY. Performance Awards may be made to any employee who has primary responsibility for and directly influences achievement of long-term financial results of the Company. Officers of the Company who are also members of the Board of Directors shall be eligible to receive Performance Awards. Members of the Committee shall not be eligible to receive Performance Awards. Individuals to whom Performance Awards are made are referred to as "Participants."

4. TERMS OF AWARDS. Performance Awards shall be evidenced by written agreements in such form, not inconsistent with this Plan, as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    a. "AWARD TERM". Unless otherwise provided herein, each Performance Award shall have a term of three fiscal years and shall be payable only at the conclusion of such term. Notwithstanding the foregoing, and for the purpose of bringing a Participant who has not previously participated in this Plan into the three year award cycle of the Plan, the Committee may grant, in addition to a three year Performance Award, a Performance Award having a term of one fiscal year and a Performance Award having a term of two fiscal years, such that an award will be payable, if otherwise earned, at the conclusion of each of the first two fiscal years after commencement of participation in the Plan. The Committee may, in its discretion, grant additional, successive three year Performance Awards to any Participant with respect to subsequent three year periods. Notwithstanding the foregoing, the Committee may, in its discretion, make Performance Awards having a duration of less than the normal Award Term to an individual who is selected to first become a Participant at a time other than the beginning of a fiscal year of the Company or to reflect a fiscal transition period resulting from a change in fiscal year end or similar significant event; provided that such award shall otherwise be generally on the same terms and conditions applicable to Performance Awards granted as of the first day of the applicable fiscal year.

       SPECIAL RULE FOR PERSONS REFERRED TO IN SECTION 162(M). If a Performance Award is granted at a time other than the beginning of a fiscal year, such award shall not be granted later than 90 days after the commencement of the period of service to which the Performance Award relates or after more than 25% of the period of service has elapsed, in accordance with the provisions of subparagraph 4.c.ii hereof.

    b. DATE OF GRANT. Except as otherwise permitted under this Plan, Performance Awards, whether one year, two year or three year awards, shall be granted as of the date which marks the first day of any Award Term.

    c. BASIS OF AWARD.

       i. The maximum amount that may be paid with respect to any Performance Award (the "Award Maximum") shall be determined by multiplying (a) the base compensation actually paid to the Participant during the period of any one-year Award Term or the last fiscal year of any multiple-year Award Term, as the case may be, exclusive of any bonus or other incentive compensation but including deferred compensation, times (b) a participation factor, which represents a percentage of base compensation (such as .25 for 25% of base compensation) determined by the Committee at the time an award is granted, which is intended to reflect the Participant's ability to influence the financial results of the Company or of its divisions or subsidiaries and the Participant's relative seniority within management.

             SPECIAL RULE FOR PERSONS REFERRED TO IN SECTION 162(M): With respect to a Performance Award granted to a person referred to in
             Section 162(m), the maximum dollar amount of the Award Maximum shall be set by the Committee at the time of grant of a Performance Award and the Committee shall have the discretion to decrease this maximum dollar amount but may not increase such amount with respect to a Performance Award granted to a person referred to in Section 162(m). The participation factors applicable to such persons, which are intended to reflect a Plan Participant's level of responsibility, are 1.0 for the Chairman and Chief Executive Officer, .75 for the President and Chief Operating Officer, if one should be elected, .50 for the Group Vice Presidents and Chief Financial Officer, and .25 to .35 for other officers, including other named executive officers.

       ii. The Committee shall establish a financial performance goal based on the Company's relative performance in achieving a return on beginning stockholders equity ("ROBE") as compared with other similarly classified Fortune 500 companies (the "Performance Goal"), and the amount that shall be paid (the "Award Payout") with respect to each Performance Award shall be based on the achievement by the Company of such Performance Goal during the applicable Award Term; provided that the Performance Goal shall be established not later than 90 days after the commencement of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be preestablished if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

             SPECIAL RULE FOR PERSONS REFERRED TO IN SECTION 162(M): In no case shall the Award Payout with respect to a Performance Award granted to a person referred to in Section 162(m) exceed the maximum dollar amount established by the Committee in accordance with the Special Rule set forth in subparagraph 4.c.i. or set forth in subparagraph 4.e.

    d. CALCULATION OF AWARD PAYMENT.

       i. STANDARD CALCULATION. The Company's ROBE for each fiscal year shall be converted to a percentile score (the "Percentile Score") by comparing the ROBE to comparable data for all companies in the Industrial and Farm Equipment Group of Fortune 500 (as reported for the calendar year ended during such fiscal year). The one year Percentile Score shall be used to determine the Award Payout with respect to a one year Award Term and the average of the Percentile Scores for a two or three year Award Term shall be used in determining the Award Payout for any multiple year Performance Award. If the Percentile Score (or average Percentile Score for a two or three year Award Term) is: (a) at or above the 75th percentile, each Participant shall be paid the Award Maximum; (b) between the 50th and 75th percentile, each Participant shall be paid an amount equal to two-thirds of the Award Maximum at the 50th percentile and ranging up on a straight line basis to 100% of the Award Maximum at the 75th percentile; (c) between the 25th and 50th percentile, each Participant shall be paid two-thirds of the Award Maximum at the 50th percentile and ranging down on a straight line basis to zero at the 25th percentile; and (d) at or below the 25th percentile, no Performance Award shall be paid. The Award Payout with respect to a Performance Award covering two or three fiscal years shall not be earned or paid until the completion of the final fiscal year of the Award Term. However, no Award Payout will be earned or paid to any participant during the first six months of any Award Term.

       ii. Notwithstanding the provisions of subparagraph i of this subparagraph 4.d., any individual who has participated in the Plan for less than a full fiscal year during a one year Award Term shall receive a payment only for that portion of the fiscal year during which the individual was a Participant (expressed as a percentage and based on a 360 day year).

    e. MAXIMUM AWARD PAYMENT. Notwithstanding any other provision of this Plan, the maximum dollar amount a Participant may be paid under a Performance Award with respect to any Award Term is $1,500,000. The Committee may in its discretion, decrease this maximum, but may not under any circumstances increase this maximum.

    f. PAYMENT. Before any payment is made under the Plan, the Committee must certify in writing that the Performance Goal justifying the payment has been met. Subject to the provisions of subparagraph 4.g. hereof, any amount earned with respect to a Performance Award shall be paid in cash within a reasonable time after the last day of the Award Term and after the Committee has certified in writing that the applicable Performance Goal and any other material terms were satisfied. A Participant shall have no control over the date of payment.

    g. CHANGE OF CONTROL. Each Performance Award shall provide that in the event of a threatened or actual Change of Control of the Company after one full year of any multiple year Award Term, or during the final six months of a one year Award Term, any such Performance Award shall become immediately payable and the calculation of the amount payable shall be based on the ROBE of the Company for the fiscal period most recently ended and the most recent Fortune 500 publication then available. A Change of Control means the earliest to occur of (a) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company,
       (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a party of 30% or more of the outstanding shares of Common Stock of the Company or (c) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

    h. TRANSFERABILITY. No Performance Award granted hereunder may be transferred by a Participant. A Participant may receive payment with respect to a Performance Award only while an employee of the Company or a parent or subsidiary of the Company and only if he or she has been continuously employed since the date the Performance Award was granted; provided, however, that:

       i. In the event of the death, disability or retirement of a Participant, an Award Payout shall be made if otherwise earned in accordance with subparagraph 4.d. hereof, with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). The amount shall be calculated and paid in accordance with the applicable provisions of subparagraphs 4.d. and 4.e., notwithstanding the earlier occurrence of such event.

       ii. In the event of involuntary termination of employment of a Participant, during the Award Term, for reasons other than death, disability or retirement, an Award Payout shall be made, if otherwise earned in accordance with subparagraph 4.d. hereof, with respect to the portion of the applicable Award Term completed at the date of such event (based on a 360 day year and expressed as a percentage). Any payment made under this subparagraph 4.h.ii shall be based on the ROBE of the Company for the fiscal period then most recently ended and the most recent Fortune 500 publication then available.

5. STOCK OPTIONS. At the time of granting any Performance Award, the Committee shall grant to each Participant options to purchase shares of the Common Stock, $1.00 par value and related Preferred Share Purchase Rights, of the Company (the "Common Stock") under the Company's then effective stock option plan or plans, on such terms and conditions as may be required or permitted under such stock option plan, provided, however, that the following terms shall be applicable unless otherwise not permitted by such stock option plan:

    a. Each Participant shall be granted one option with respect to each Performance Award.

    b. The number of shares to be subject to an option granted to a Participant (the "Option Amount") shall be determined by: multiplying (i) the estimated base compensation of the Participant during the first fiscal year of the Award Term, as determined by the Human Resources department of the Company, exclusive of any bonus or other incentive compensation but including deferred compensation; times (ii) the participation factor described in subparagraph 4.c.i above; times (iii) 1.0 for a one-year Award Term, 1.05 for a two-year Award Term, and 1.1 for a three-year Award Term; and dividing that result by (iv) the Fair Market Value of one share of Common Stock of the Company determined in accordance with subparagraph 5.d. hereof.

    c. Notwithstanding paragraph 5.b., the number of shares subject to an option shall be subject to reduction as follows: If the Company's Percentile Score (or average Percentile Score for a multiple year Award Term) as calculated in accordance with subparagraph 4.d. above, is not at or above the 75th percentile, but is at or above the 25th percentile, a portion of the option related to the applicable Performance Award shall be deemed to expire so that the number of shares subject to the option shall be reduced pro rata on a straight-line basis (full shares only) to two-thirds of the Option Amount at a 50th Percentile Score and to zero at a 25th Percentile Score, on the same basis as provided in subparagraph 4.d. above. Thus, if the Company does not achieve a Performance Goal equal to at least the 25th percentile as herein provided for the Award Term, the option shall expire automatically. The calculation required by this subparagraph shall be made and certified by the Committee promptly after the end of each fiscal year, and any option or portion of an option deemed to expire shall expire automatically upon the making of such calculation. The Committee shall promptly notify the Participants of the results of the calculation.

    d. The exercise price per share under any option shall be the fair market value of one share of Common Stock of the Company. The fair market value of one share of Common Stock, for the purpose of determining the Option Amount and the exercise price per share, shall be the average closing price of the Common Stock on the New York Stock Exchange for the three month period immediately prior to the grant date, provided that such result shall otherwise be in accordance with the then effective stock option plan.

    e. An option granted with respect to any Performance Award, or the portion thereof which remains after application of subparagraph 5.c. above, shall become exercisable on the date the Company's releases to the public its earnings for the prior fiscal year and shall remain exercisable until 90 days thereafter. If permitted under the then effective stock option plan or under applicable securities laws, each option shall provide that in the event of a Change of Control of the Company during the Award Term, the option shall become immediately exercisable in the full Option Amount and the calculation pursuant to paragraph 5.c. shall not be applicable.

    f. An option shall, by its terms, expire upon the termination of employment of a Participant, except that in the event of retirement by a Participant after the end of an Award Term, such retired Participant shall be entitled to exercise the option or options involved during the period provided in subparagraph 5.e. above.

6. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective which would increase the maximum amount payable under paragraph 4.e. to a Participant who is a person referred to in Section 162(m), which would change the Performance Goal applicable to a Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4.c.ii.; or which would modify the requirements as to eligibility for participation under paragraph 3, unless the stockholders of the Company shall have approved such change in accordance with the requirements of
    Section 162(m). Under no circumstances may the Plan be amended to permit the Committee to increase an Award Payment in contravention of the requirements of paragraph 4.c.i.

7. GOVERNING LAW. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware.

8. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on August 1, 1991. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 6.

    As amended by the Compensation Committee and Board of Directors November 19, 1996, subject to stockholder approval.

                                                                       EXHIBIT B

                                THE TORO COMPANY
                        ANNUAL MANAGEMENT INCENTIVE PLAN

1. PLAN PURPOSE. The purpose of The Toro Company Annual Management Incentive Plan (the "Plan") is to provide an annual incentive to reinforce achievement of the performance goals of The Toro Company (the "Company"); to link a significant portion of a participating employee's annual compensation to the achievement by the Company, and in certain cases, a division, of performance goals; and to attract, motivate and retain key employees on a competitive basis by making awards based on achievement of performance goals for each fiscal year of the Company ("Annual Performance Awards").

2. ELIGIBILITY AND PARTICIPATION. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation Committee (the "Committee") shall select as recipients of Annual Performance Awards ("Plan Participants") those employees who, through their position or performance, can have a significant, positive impact on the Company's financial results. Nominations may be made to the Chief Executive Officer and presented by the Chief Executive Officer to the Committee. Plan Participants are designated to participate in the Plan for one fiscal year, but may be renominated and selected again. Newly-hired and newly-promoted employees may be selected as participants after the first 90 days of a fiscal year.

3.  AWARD AMOUNTS.

    a. TARGET PAYOUT. The target amount that may be paid with respect to an Annual Performance Award (the "Target Payout") shall be determined by the Compensation Committee and shall be based on a percentage of a Plan Participant's actual annual base salary ("Participation Factor"), within the range established by this subparagraph, and subject to adjustment as provided in subparagraph 4.b. The Participation Factors, which are intended to reflect a Plan Participant's level of responsibility, are 50% for the Chairman and Chief Executive Officer, 45% for the President and Chief Operating Officer, if one should be elected, 40% for other elected officers, including the named executive officers, and 25 to 40% for other officers and employees. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder ("Section 162(m)"), if such modification is based on level of responsibility.

    b. MAXIMUM PAYOUT. The Committee may also establish a maximum potential payout level (the "Maximum Payout") with respect to an Annual Performance Award of up to 175% of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves or other measurements for prorating the amount of payout for achievement of Performance Goals at less than the Target Payout or Maximum Payout.

    c. DIVISION PAYOUT. At the time an Annual Performance Award is made, the Committee may decrease the Target Payout by up to 40% or increase the Maximum Payout by up to 25% for division Plan Participants but not above 75%, to reflect division specific Performance Goals. The Committee shall also have the discretion to reduce by an amount up to 10% the amount that would otherwise be paid under the division payout formula to a division vice president or general manager based on the Committee's evaluation of the quality of division performance.

    d. SECTION 162(M) MAXIMUM. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes the Performance Goals (as defined in subparagraph 4.a.) under the award.

4.  PERFORMANCE GOALS.

    a. ESTABLISHMENT. The Target Amount of an Annual Performance Award shall be paid to a Plan Participant only if the Company achieves Performance Goals, based on the criteria set forth in paragraph (4.b.) ("Performance Goals"), established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be preestablished if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

    b. PERFORMANCE GOAL CRITERIA. Performance Goals to be established under subparagraph 4.a. shall be based on earnings per share (EPS), return on average net assets (ROANA), division profit adjustment, division controllable profit contribution, return on equity, revenue growth, earnings growth or economic value added (EVA). Supplemental Performance Goals for division vice presidents and managers that may be established under subparagraph 4.a. may be based on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels. Each Performance Goal is to be specifically defined by the Compensation Committee on a Company basis or division basis and/or in comparison with peer group performance.

5. DISCRETION TO DECREASE AWARD PAYMENT. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under an Annual Performance Award, but may not under any circumstances increase such amount.

6. MAXIMUM AWARD PAYMENT. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award with respect to any fiscal year is $1,500,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

7. PAYMENTS. Before any payment is made under the Plan, the Committee must certify in writing that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, or any Board-approved extraordinary or non-recurring event or item.

8.  TRANSFERABILITY. Awards shall not be assignable or transferable.

9. ADMINISTRATION. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 11; interpret provisions of the Plan; select Plan Participants; establish Performance Goals; make Annual Performance Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under Section 162(m), as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Plan Participants.

10. GOVERNING LAW. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware.

11. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 6 to a Plan Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of
    Section 162(m). Under no circumstances may be Plan be amended to permit the Committee to increase an award payment in contravention of the requirements of paragraph 5.

12. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 11.

As amended by the Compensation Committee and Board of Directors, January 20, 1997, to be effective as of November 1, 1996, subject to stockholder approval.

                                  THE TORO COMPANY
                                   ANNUAL MEETING

                                  The Toro Company
                             8111 Lyndale Avenue South
                            Bloomington, Minnesota 55420

                                   MARCH 13, 1997
                          3:00 P.M. CENTRAL STANDARD TIME

                                Please detach here

                                  The Toro Company

                                      [LOGO]

                                Please detach here

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

  1. Election of Directors / / FOR all nominees listed    / / WITHHOLD AUTHORITY
                               below (except as marked to
                               the contrary below)

              Janet K. Cooper   Kendrick B. Melrose   Edwin H. Wingate

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

  2. Approval of Amendment of Continuous Performance Award Plan
                              FOR / /    AGAINST / /    ABSTAIN / /
  3. Approval of Amendment of Annual Management Incentive Plan
                              FOR / /    AGAINST / /   ABSTAIN / /
  4. Approval of Selection of Independent Auditors
                              FOR / /    AGAINST / /   ABSTAIN / /
  5. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

                                                  TORO INV. & SVGS. PLAN
                                                  PLYMOUTH 401(K) PLAN
                                                  REGISTERED STOCK


                                            ------------------------------------

                                            ------------------------------------
                                            SIGNATURE(S)                    DATE

                                              This Proxy Card must be Signed
                                              Exactly as Name Appears thereon

                                            When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by president or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THE PROXY CARD USING THE ENCLOSED
                                            ENVELOPE.

THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH                   THIS PROXY IS SOLICITED ON BEHALF
MINNEAPOLIS, MINNESOTA 55420-1196           OF THE BOARD OF DIRECTORS

The undersigned hereby appoints K.B. Melrose and J.L. McIntyre, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of The Toro Company to be held in the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota on the 13th day of March, 1997 at 3:00 p.m. C.S.T. and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion upon any other matters that may properly come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS EXCEPT THAT SHARES HELD IN EMPLOYEE BENEFIT PLANS FOR WHICH A PROXY IS NOT RECEIVED WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.


                                                                SEE REVERSE SIDE

                             FORM 8-A

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OF (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                            THE TORO COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in its charter)


          Delaware                                 41-0580470
--------------------------------------------------------------------------------
(State of incorporation or organization)       (IRS Employer
                                               Identification No.)


   8111 Lyndale Avenue South, Bloomington, MN                     55420
--------------------------------------------------------------------------------
   (Address of principal executive offices)                     (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class              Name of each exchange on which
       to be so registered              each class is to be registered
       -------------------              ------------------------------

      Common Shares, par                  New York Stock Exchange
      value $1.00 per share


Securities to be registered pursuant to Section 12(g) of the Act:

     None

Item 1.   CAPITAL STOCK TO BE REGISTERED.

                   DESCRIPTION OF COMMON SHARES

          COMMON SHARES. The Toro Company is a Minnesota corporation. Its Restated Articles of Incorporation, as amended, authorize 5,000,000 Common Shares of a par value of $1.00 per share. As of July 14, 1976, a total of 2,648,592 Common Shares were outstanding; 99,500 Common Shares were reserved for issuance to key employees under stock options granted or to be granted under the Company's 1976 Stock Option Plan; 55,198 Common Shares were reserved for issuance to key employees under stock options granted under the Company's 1972 Parallel Stock Option Plan; 250,000 Common Shares were reserved for issuance to key officers under a Performance Unit Award Plan; and 175,000 Common Shares were reserved for issuance to employees under the terms of the Toro Employee Stock Purchase Plan. The Transfer Agent and Registrar for the Common Shares is the First National Bank, Minneapolis, Minnesota. The Common Shares are presently traded on the national over-the-counter market.

          DIVIDEND RIGHTS. Holders of Common Shares are entitled to receive such dividends as may be declared by the Board of Directors. Under the terms of various senior notes and revolving credit agreements with banks, the Company must maintain at least $20,000,000.00 of working capital, limit the amount of long-term debt to 80% of tangible net worth as defined, and is subject to restrictions, among other things, on payment of cash dividends on Common Shares. At July 31, 1997, the Company had complied with such requirements and, under the most restrictive agreement, retained earnings of approximately $16,700,000.00 were free from such restrictions.

          VOTING RIGHTS. Holders of Common shares are entitled to one vote for each Common Share held. Shareholders do not have any cumulative rights. The Board of Directors has the power to issue authorized but unissued Shares of the Company at such times and upon such terms and conditions as it may deem to be in the best interest of the Company. The vote of Shareholders is not required for the creation of debt. The holders of a majority of the outstanding Common Shares have the power to authorize the sale, lease, exchange or other disposal of all or substantially all of the property and assets of the Company, including its good will, and to amend the Articles of Incorporation.

          OTHER PROVISIONS. The holders of Common Shares have no preemptive right to subscribe to any new issue of Shares of the Company. In any liquidation, the Common Shares will be entitled to share ratably in all remaining assets available for shareholders. No redemption or sinking fund provisions are applicable to the Common Shares. There are no restrictions on the repurchase or redemption of the Common shares by the Company while there is any arrearage in the payment of dividends except as may be imposed by the applicable provision of the Minnesota Business Corporation Act. The issued and outstanding Common Shares are fully paid and nonassessable.

Item 2.   DEBT SECURITIES TO BE REGISTERED.

          Not applicable.

Item 3.   OTHER SECURITIES TO BE REGISTERED.

          Not applicable.

Item 4.   EXHIBITS.

          The following Exhibits are filed only with copies of this Registration Statement filed with the New York Stock
Exchange:

          1.   Annual Report on Form 10-K for the year ended July
31, 1977.

          2.   Quarterly Report on Form 10-Q for the period ended
October 31, 1977.

          3.   Quarterly Report on Form 10-Q for the period ended
January 31, 1978.

          4.   Quarterly Report on Form 10-Q for the period ended
April 30, 1978.

          5. Proxy Statement for Annual Meeting of Stockholders held November 10, 1977.

          6.   Articles of Incorporation, as amended, and By-Laws, as amended.

          7.   Specimen copy of Stock Certificate.

          8.   Annual Report to Stockholders for year ended July
31, 1977.

                            SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              THE TORO COMPANY

                              By /s/David T. McLaughlin
                                --------------------------------------
                                David T. McLaughlin
                                Its Chairman of the Board of Directors

Dated:       August 16, 1978

                                   FORM 8-A


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OF (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                               THE TORO COMPANY
              (Exact name of registrant as specified in its charter)


               Delaware                             41-0580470
(State of incorporation or organization)       (IRS Employer
                                                     Identification No.)


   8111 Lyndale Avenue South, Bloomington, MN                        55420
        (Address of principal executive offices)                   (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class              Name of each exchange on which
       to be so registered              each class is to be registered
       -------------------              ------------------------------

Preferred Share Purchase Rights            New York Stock Exchange


         Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                (Title of Class)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On April 8, 1986 the Board of Directors of THE TORO COMPANY (the
"Company") declared a dividend one one preferred share purchase right (a "Right") for each outstanding share of Common Stock, $1.00 par value (the "Common Shares"), of the Company, payable to shareholders of record on April 28, 1986. Each Right will entitle the holder thereof until the earlier of April 28, 1996 and the redemption of the Rights to buy one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company, at an exercise price of $75 per one one-hundredth of a share, subject to adjustment. The Rights will be represented by the certificates for Common Shares, will not be exercisable, and will not be transferable apart from the Common Shares, until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the tenth day after a person commences, or announces an intention to commence, an offer the consummation of which would result in a person beneficially owning 30% or more of the Common Shares (the earlier of such dates being called the "Distribution Date"). Separate certificates for the Rights will be mailed to holders of record of the Common Shares as of such date. The Rights could then begin trading separately from the Common Shares.

     In the event that the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of the surviving company which at the time of such transaction will have a market value of two times the then current exercise price of the Right. Alternatively, if a holder of 20% or more of the Common Shares acquires the Company by means of a reverse merger in which the Company and its stock survive, or engages in one of a number of self-dealing transactions, each Right not owned by such holder will become exercisable for that number of Common Shares which, at that time, will have a market value of two times the then current exercise price of the Right.

     The Rights are redeemable in whole, but not in part, at $.05 per Right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Common Shares. The right to exercise the Rights terminates at the time that the Board of Directors elects to redeem the Rights. Notice of redemption shall be given by mailing such notice to the registered holders of the Rights. The Rights will expire on April 28, 1996 (unless sooner redeemed). At no time will the Rights have any voting rights. The Rights Agent is First Trust Company, Inc. (the "Rights Agent").

     The exercise price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the Common Shares prior to the Distribution Date. With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price.

     Upon exercise of the Rights, no fractional Preferred Shares probably will be issued (other than fractions which are integral multiples of one one-hundredth of a share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof an adjustment in cash will be made.

     As of April 8, 1986 there were 6,998,807 Common Shares issued and outstanding (excluding 231,069 Common Shares held in the Company's treasury). As of such date an additional 790,584 Common Shares were reserved for issuance pursuant to the Company's employee benefit plans. One Right will be distributed to shareholders of the Company for each Common Share owned of record by them on April 28, 1986. Until the Distribution Date, the Company will issue one Right with each Common Share that shall become outstanding so that all Common Shares will have attached Rights. The Company has initially reserved 100,000 Preferred Shares for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.05 per Right prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Common Shares.

     The Preferred Shares purchasable upon exercise of the Rights will be junior to the Company's outstanding series of Preferred Stock and to such other series of the Company's Preferred Stock as provide that they shall be prior to the Preferred Shares and will be nonredeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend of $10 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount and type of consideration received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the interest in a Preferred Share purchasable upon the exercise of each Right should approximate the value of one Common Share.

     The form of Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit B the form of Right Certificate, is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibit.

Item 2.   EXHIBIT.

          1. Form of Rights Agreement dated as of April 8, 1986 between THE TORO COMPANY and First Trust Company, Inc., as Rights Agent, which includes as Exhibit B the form of Right Certificate. Pursuant to the Rights Agreement, Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day after announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the tenth day after a person commences, or announces an intention to commence, an offer the consummation of which would result in a person beneficially owning 30% or more of the Common Shares.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             THE TORO COMPANY


Date:  April 11, 1986                        By:  /s/Vernon A. Johnson
                                                  -----------------------------
                                                  Vernon A. Johnson
                                                  Secretary and General Counsel

                                      EXHIBIT 1

                               ------------------------

                                   THE TORO COMPANY

                                         and

                              FIRST TRUST COMPANY, INC.

                                     Rights Agent




                                   Rights Agreement

                              Dated as of April 3, 1986

                               ------------------------

                                  TABLE OF CONTENTS


Section 1.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . .    1

Section 2.  Appointment of Rights Agent  . . . . . . . . . . . . . . . . .    5

Section 3.  Issue of Right Certificates.   . . . . . . . . . . . . . . . .    5

Section 4.  Form of Right Certificate  . . . . . . . . . . . . . . . . . .    8

Section 5.  Countersignature and Registration  . . . . . . . . . . . . . .    8

Section 6.  Transfer, Split Up, Combination and Exchange of Right
     Certificates; Mutilated, Destroyed, Lost or Stolen
     Right Certificates  . . . . . . . . . . . . . . . . . . . . . . . . .    9

Section 7.  Exercise of Rights; Purchase Price; Expiration Date of Rights    10

Section 8.  Cancellation and Destruction of Right Certificates . . . . . .   12

Section 9.  Reservation and Availability of Preferred Shares . . . . . . .   13

Section 10.  Preferred Shares Record Date  . . . . . . . . . . . . . . . .   14

Section 11.  Adjustment of Purchase Price, Number of Shares
     or Number of Rights . . . . . . . . . . . . . . . . . . . . . . . . .   15

Section 12.  Certificate of Adjusted Purchase Price or Number of Shares  .   30

Section 13.  Consolidation, Merger or Sale or Transfer of Assets or
     Earning Power . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

Section 14.  Fractional Rights and Fractional Shares . . . . . . . . . . .   32

Section 15.  Rights of Action  . . . . . . . . . . . . . . . . . . . . . .   34

Section 16.  Agreement of Right Holders  . . . . . . . . . . . . . . . . .   35

Section 17.  Right Certificate Holder Not Deemed a Shareholder . . . . . .   36

Section 18.  Concerning the Rights Agent . . . . . . . . . . . . . . . . .   36

Section 19.  Merger or Consolidation or Change of Name of Rights Agent . .   37

Section 20.  Duties of Rights Agent  . . . . . . . . . . . . . . . . . . .   38

Section 21.  Change of Rights Agent  . . . . . . . . . . . . . . . . . . .   42

Section 22.   Issuance of New Right Certificates . . . . . . . . . . . . .   44

Section 23.  Redemption  . . . . . . . . . . . . . . . . . . . . . . . . .   44

Section 24.  Notice of Certain Events  . . . . . . . . . . . . . . . . . .   45

Section 25.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

Section 26.  Supplements and Amendments  . . . . . . . . . . . . . . . . .   47

Section 27.  Successors  . . . . . . . . . . . . . . . . . . . . . . . . .   48

Section 28.  Benefits of this Agreement  . . . . . . . . . . . . . . . . .   48

Section 29.  Severability  . . . . . . . . . . . . . . . . . . . . . . . .   48

Section 30.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   48

Section 31.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   49

Section 32.  Descriptive Headings  . . . . . . . . . . . . . . . . . . . .   49

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

Exhibit A -   Form of Certificate of Designation, Preferences and Rights
                 of Series B Junior Participating Voting Preferred Stock of THE TORO COMPANY

Exhibit B -   Form of Right Certificate

Exhibit C -   Summary of Rights to Purchase Preferred Shares

                                   RIGHTS AGREEMENT


         Agreement, dated as of April 8, 1986, between THE TORO COMPANY, a Delaware corporation (the "Company"), and FIRST TRUST COMPANY, INC., a national association (the "Rights Agent").

         The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Company outstanding on April 28, 1986, each Right representing the right to purchase one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value, of the Company having the rights and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached hereto as Exhibit A, upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between April 28, 1986 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

         Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

         (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common

    Shares then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.

         (b) "Affiliate" and "Associate" shall have the respective means ascribed to such terms in Rule 12b-02 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on April 8, 1986.

         (c) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

              (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

              (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

         (B) the right to vote pursuant to any agreement, arrangement or understanding; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report ); or

              (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company.

         (d) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         (e) "Close of business" on any given date shall mean 5:00 P.M., New York City time, on such date; PROVIDED, HOWEVER, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

         (f) "Common Shares" when used with reference to the Company shall mean shares of Common Stock, $1.00 par value, of the Company. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.
         (g) "Distribution Date" shall have the meaning set forth in Section 3 hereof.

         (h)  "Final Expiration Date" shall have the meaning set forth in
    Section 7 hereof.

         (i) "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         (j) "Preferred Shares" shall mean shares of Series B Junior Participating Voting Preferred Stock, $1.00 par value, of the Company.

         (k) "Redemption Date" shall have the meaning set forth in Section 7 hereof.

         (l) "Shares Acquisition Date" shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

         (m) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         Section 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appointed the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

         Section 3. ISSUE OF RIGHT CERTIFICATES. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth day after the date of the commencement of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in beneficial ownership by a Person or 30% or more of the outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

         (b) On April 28, 1986 or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form attached hereto as Exhibit C (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on April 28, 1986, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares outstanding as of April 28, 1986, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or Final Expiration
Date), the surrender for
transfer of any certificate for Common Shares outstanding on April 28, 1986, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

         (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after April 28, 1986 but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

         This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between THE TORO COMPANY and First Trust Company, Inc., dated as of April 8, 1986 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of THE TORO COMPANY. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by this certificate. THE TORO COMPANY will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights beneficially owned by Acquiring Persons (as defined in the Rights Agreement) may become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Right associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after April 28, 1986 but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled or retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

         Section 4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the "Purchase Price"), but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

         Section 5. COUNTERSIGNATURE AND REGISTRATION. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Executive Committee of the Board, its President or any Vice President, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, and issued and delivered by the Company with the same force and effect though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the Execution of this Rights Agreement any such person was not such an officer.

         Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal offices, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

         Section 6. TRANSFER, SPLIT UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN RIGHT CERTIFICATES. Subject to the provisions of Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Rights Certificates may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Rights Certificates to be transferred, split up, combined or exchanged at the principal offices of the Rights Agent or its office in New York, New York. Thereupon the Rights Agent shall countersign and deliver to the person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental change that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

         Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for deliver to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

         Section 7. EXERCISE OF RIGHTS; PURCHASE PRICE; EXPIRATION DATE OF RIGHTS. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal offices of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earlier of (i) the close of business on April 28, 1996 (the "Final Expiration Date"), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date").

         (b) The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $75, shall be subject to adjustment from time to time as provided in Section 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

         (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof in cash, or by certified check or cashier's check payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depository agent) and the Company hereby directors the depositary agent to comply with such request, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, deliver such case to or upon the order of the registered holder of such Right Certificate.

         (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof.

         Section 8. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights

Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Right Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

         Section 9. RESERVATION AND AVAILABILITY OF PREFERRED SHARES. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights.

         The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable shares.

         The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Rights Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

         Section 10. PREFERRED SHARES RECORD DATE. Each person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

         Section 11. ADJUSTMENT OF PURCHASE PRICE, NUMBER OF SHARES OR NUMBER OF RIGHTS. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

         (a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or
(D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date at a time when the Preferred Shares transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to
Section 11(a)(ii).

         (ii)  In the event

              (A) any Acquiring Person or any Associate or Affiliate of any Acquiring Person, at any time after the date of this Agreement, directly or indirectly, (1) shall merge into the Company or otherwise combine with the Company and the Company shall be the continuing or surviving corporation of such merger or combination and the Common Shares of the Company shall remain outstanding and not changed into or exchanged for stock or other securities of any other Person or the Company or cash or any other property, (2) shall, in one or more transactions, other than in connection with the exercise of Rights or the exercise or conversation of securities exchangeable for or convertible into capital stock of the Company or any of its Subsidiaries, transfer any assets to the Company or any of its Subsidiaries in exchange (in whole or in part) for shares of any class of capital stock of the Company or any of its Subsidiaries or for securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries or otherwise obtain from the Company or any of its Subsidiaries, with or without consideration, any additional shares of any class of capital stock of the Company or any of its Subsidiaries or securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries (other than as part of a pro rata distribution to all holders of such shares of any class of capital stock of the Company or any of its Subsidiaries), (3) shall sell, purchase, lease, exchange, mortgage, pledge, transfer or otherwise dispose (in one or more transactions), to, from, with or of, as the case may be, the Company or any of its Subsidiaries, assets (including securities) on terms and conditions less favorable to the Company than the Company would be able to obtain in arm's -length negotiation with an unaffiliated third party, (4) shall receive any compensation from the Company or any of the Company's Subsidiaries other than compensation for full-time employment as a regular employee at rates in accordance with the Company's (or its Subsidiaries') past practices, or (5) shall receive the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantage provided by the Company or any of its Subsidiaries, or

              (B) during such time as there is an Acquiring Person, there shall be any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction or series of transactions involving the Company or any Subsidiaries of the

         Company (whether or not with or into or otherwise involving an Acquiring Person) which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of the Company or any of its Subsidiaries which is directly or indirectly owned by any Acquiring Person or any Associate or Affiliate of any Acquiring Person,

then, and in each such case, proper provision shall be made so that each holder of a Right, except as provided below, shall thereafter have a right to receive, upon exercise thereof in accordance with the terms of this Agreement, in lieu of Preferred Shares, such number of Common Shares as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Common Shares (determined pursuant to Section 11(d)) on the fifth day after the earlier of the date of the occurrence or the date of the first public announcement of any one of the events listed above in this subparagraph (ii); PROVIDED, HOWEVER, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). Notwithstanding the foregoing, upon the occurrence of any of the events listed above in this subparagraph (ii), any Rights that are or were on or after the earlier of the Distribution Date or the Shares Acquisition Date beneficially owned by an Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall become void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. The Company shall not enter into any transaction of the kind listed in this subparagraph (ii) if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights. Any Right Certificate issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person or any Associate or Affiliate thereof and any Right Certificate issued at any time upon the transfer of any Rights to an Acquiring Person or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate, any Right Certificate issued pursuant to Section 6, 7(d) or 22 or this Section 11 upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain the following legend:

         The Rights represented by this Right Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Right Certificate and the Rights represented hereby may become void in the circumstances specified in Section 11(a)(ii) of the Rights Agreement;

PROVIDED THAT the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Company or if a holder fails to certify upon transfer or exchange in the space provided on the Right Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof.

              (iii) In the event that there shall not be sufficient issued but not outstanding or authorized but unissued Common Shares to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii), the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights.

         (b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitled them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares ("equivalent preferred shares")) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

         (c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Preferred Shares (as defined in Section 11(a)) on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

         (d)(i) For the purpose of any computation hereunder, the "current per share market price" of the Common Shares on any date shall be deemed to be the average of the daily closing prices per share of such Common Shares for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; PROVIDED, HOWEVER, that in the event that the current per share market price of the Common Shares is determined during a period following the announcement by the issuer of such Common Shares of (A) a dividend or distribution on such Common Shares payable in such Common Shares or securities convertible into such Common Shares, or (B) any subdivision, combination or reclassification of such Common Shares and prior to the expiration of 30 Trading

Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current market price shall be appropriately adjusted to reflect the current market price per Common Share equivalent. The closing price for each day shall be the last sale price, regular way, or, in the case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Business Day.

         (ii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred Shares shall be determined in the same manner as set forth above for Common Shares in Section 11(d)(i). If the current per share market price of the Preferred Shares cannot be determined in the manner provided above, the "current per share market price" of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares not the Preferred Shares are publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

         (e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a Common Share or other share or one-millionth of a Preferred Share as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

         (f) If as a result of an adjustment made pursuant to Section 11(a), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 7, 9, 10 and 13 with respect to the Preferred Shares shall apply on like terms to any such other shares.

         (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of Preferred Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

         (h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred

Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (i) multiplying (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and
(ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

         (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the numbers of Preferred Shares purchaseable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to
Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

         (j) Irrespeciive of any adjustment or change in the Purchase Price or the number of Preferred Shares issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a share which were expressed in the initial Right Certificates issued hereunder.

         (k) Before taking any action that would cause the adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

         (l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

         (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in

Preferred Shares or issuance of rights, options or warrants referred to hereinabove in Section 11(b), hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such shareholders.

         (n) In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case (i) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (ii) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected. If an event occurs which would require an adjustment under Section 11(a)(ii) and this
Section 11(n), the adjustments provided for in this Section 11(n) shall be in addition and prior to any adjustment required pursuant to Section 11(a)(ii).

         Section 12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES. Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment,
(b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

         Section 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. In the event, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other person (other than any employee benefit plan of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan), (b) any Person (other than any employee benefit plan of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof in accordance with the terms of this Agreement, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to Section 11(a)(ii)) and dividing that product by (y) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d)) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

         Section 14.  FRACTIONAL RIGHTS AND FRACTIONAL SHARES.  (a)  The
Company shall not be required to issue fractions or Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

         (b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

         (c) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

         Section 15. RIGHTS OF ACTION. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

         Section 16. AGREEMENT OF RIGHT HOLDERS. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

         (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

         (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal offices of the Rights Agent or at its office in New York, New York, duly endorsed or accompanied by a proper instrument of transfer; and

         (c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the company nor the Rights Agent shall be affected by any notice to the contrary.

         Section 17. RIGHT CERTIFICATE HOLDER NOT DEEMED A SHAREHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 24 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

         Section 18. CONCERNING THE RIGHTS AGENT. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

         The Rights Agent shall be protected and shall incur no liability for, or in respect of, any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in
Section 20 hereof.

         Section 19.  MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS
AGENT. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the counter-signature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

         In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

         Section 20. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

         (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

         (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be provided or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Executive Committee of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

         (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates

(except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

         (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13 or 23, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

         (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

         (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Executive Committee of the Board, the President, any Vice President, the Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

         (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

         (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

         Section 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of the States of New York or of Minnesota (or of any other state of the United States so long as such corporation or trust company is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or is a member of a bank holding company system, which bank holding company system has an aggregate combined capital and surplus of at least $50 million, provided that the Rights Agent's separate capital and surplus shall at all times be at least $10 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 22. ISSUANCE OF NEW RIGHT CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

         Section 23. REDEMPTION. (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person redeem all but not less than all the then outstanding Rights at a redemption price of $.05 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price").

         (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any no tice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within 10 days after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

         Section 24. NOTICE OF CERTAIN EVENTS. In case the Company shall propose (a) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), or (b) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, or (e) to effect the liquidation, dissolution or winding of up the Company, or (f) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 25 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 20 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

         In case any of the events set forth in Section 11(a)(ii) of this Agreement shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 25 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under
Section 11(a)(ii) hereof.

         Section 25. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

              THE TORO COMPANY
              8111 Lyndale Avenue South
              Minneapolis, Minnesota 55420

              Attention:  Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

              First Trust Company, Inc.
              P.O. Box 64008
              St. Paul, Minnesota 55164


              Attention:     Kenneth P. Swanson
                             Trust Officer

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

         Section 26. SUPPLEMENTS AND AMENDMENTS. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder, which the Company and the Rights Agent may deem necessary or desirable, including but not limited to extending the Final Expiration Date and, provided that at the time of such amendment there is no Acquiring Person, the period of time during which the Rights may be redeemed, and which shall not adversely affect the interests of the holders of Right Certificates.

         Section 27. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 28. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

         Section 29. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 30. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 31. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 32. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



Attest:                           THE TORO COMPANY


By /s/ Vernon A. Johnson          By /s/ Kendrick B. Melrose
   ---------------------------      ----------------------------
    Title:  Secretary                  Kendrick B. Melrose
                                       President and
                                       Chief Executive Officer

Attest:                           FIRST TRUST COMPANY, INC.

By /s/ Kenneth P. Swanson         By /s/ David H. Bluhm
   ---------------------------      ----------------------------
    Title:  Trust Officer              David H. Bluhm
                                       Vice President

                                                                       EXHIBIT A


                                       FORM OF



                             CERTIFICATE OF DESIGNATION,
                                PREFERENCE AND RIGHTS

                                          of


                            SERIES B JUNIOR PARTICIPATING
                                VOTING PREFERRED STOCK

                                          of

                                   THE TORO COMPANY

                           (Pursuant to Section 151 of the
                          Delaware General Corporation Law)

         THE TORO COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation law at a meeting duly called and held on April 8, 1986:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Voting Preferred Stock, $1.00 par value, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series) as follows:

         Series B Junior Participating Voting Preferred Stock:


                                      SECTION I

         DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Junior Participating Voting Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be 100,000.
Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding rights, options or warrants or upon conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

                                      SECTION II

         DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock, $1.00 par value, ranking prior and superior to the Junior Preferred Stock, in preference to the holders of Common Stock, $1.00 par value, of the Corporation (the "Common Stock"), and of any other junior stock, shall be entitled to received, when as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per shares (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or the distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall being to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                                     SECTION III

         VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common stock payable in shares of Common Stock, or affect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (C) Except as set forth herein, holders of Junior Preferred Stock shall have no voting rights.

                                      SECTION IV

         CERTAIN RESTRICTIONS.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

              (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

              (iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
    (A) of this Section IV purchase or otherwise acquire such shares at such time and in such manner.

                                      SECTION V

         REACQUIRED SHARES. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Voting Preferred Stock and may be reissued as part of a new series of Voting Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of incorporation, in any other Certificate of Designation of the Corporation creating a series of Voting Preferred Stock, $1.00 par value, or required by law.

                                      SECTION VI

         LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or up liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount of by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                                     SECTION VII

         CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common stock that were outstanding immediately prior to such event.

                                     SECTION VIII

         NO REDEMPTION. The shares of Junior Preferred Stock shall not be redeemable.

                                      SECTION IX

         RANK. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock outstanding as of April 28, 1986 and to all series that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock, $1.00 par value, ranking on a parity with or prior to the Junior Preferred Stock as to the one payment of dividends or the distribution of assets.

                                      SECTION X

         AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single series.

         IN WITNESS WHEREOF, THE TORO COMPANY has caused this certificate to be signed by [Kendrick B. Melrose, its President and Chief Executive Officer,] and attested by Vernon A. Johnson, its Secretary, this _____ day of April 1986.


                                       THE TORO COMPANY


                                       By:
                                          ---------------------------
                                            [Kendrick B. Melrose
                                            President and Chief Executive
                                            Officer]



Attest:

By:
   ---------------------------
    Vernon A. Johnson
    Secretary

                                                                       EXHIBIT B


                              Form of Right Certificate


Certificate No. R-                               ________ Rights


         NOT EXERCISABLE AFTER APRIL 28, 1996 OR EARLIER IF REDEMPTION OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.05 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN
         SECTION 11(a)(ii) OF THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHT CERTIFICATE WERE ISSUED TO A PERSON WHO WAS AN ACQUIRING PERSON OR AN AFFILIATE OR AN ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 11(a)(ii) OF THE RIGHTS AGREEMENT.]*


                                  Right Certificate

                                   THE TORO COMPANY

              This certifies that ___________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of April 8, 1986 (the "Rights Agreement"), between THE TORO COMPANY, a Delaware corporation (the "Company"), and First Trust Company, Inc., a national association (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (New York City time) on April 28, 1996 at the principal offices of the Rights Agent, or at the office of its successor as Rights Agent,


*   The portion of the legend in brackets shall be inserted only if applicable.

one one-hundredth of a fully paid nonassessable share of Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company, at a purchase price of $75 per one one-hundredth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of April 28, 1986, based on the Preferred Shares as constituted at such date.

         As provided in the Rights Agreement, the Purchase Price and the number of Preferred Shares which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

         This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned offices of the Rights Agent.

         This Right Certificate, with or without other Right Certificates, upon surrender at the principal offices of the Rights Agent or at its office in New York, New York, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

              Subject to the provisions of the Rights Agreement, the Rights evidenced by this Right Certificate may, but are not required to, be redeemed by the Company at a redemption price of $.05 per Right.

              No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

              No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

         This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

         WITNESS the facsimile signatures of the proper officers of the Company
and its corporate seal.   Dated as of _________, 19__.



ATTEST:                                THE TORO COMPANY


                                       By:
--------------------------                --------------------------
Secretary                                   President and
                                            Chief Executive Officer


Countersigned:

FIRST TRUST COMPANY, INC.

By
  --------------------------
   Authorized Signature

                      Form of Reverse Side of Right Certificate

                                  FORM OF ASSIGNMENT


                   (To be executed by the registered holder if such
                  holder desires to transfer the Right Certificate.)


         FOR VALUE RECEIVED ____________________________ hereby sells, assigns and transfers unto ____________________________
________________________________________________________________________________
                    (Please print name and address of transferee)
________________________________________________________________________________
this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.


Dated:  __________________, 19__


                                                 ___________________________
                                                 Signature


Signature Guaranteed:

         Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

________________________________________________________________________________

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).


                                                 _________________________
                                                 Signature

________________________________________________________________________________
                Form of Reverse Side of Right Certificate -- continued

                             FORM OF ELECTION TO PURCHASE

                          (To be executed if holder desires
                         to exercise the Right Certificate.)


To: THE TORO COMPANY

         The undersigned hereby irrevocably elects to exercise ___________ Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued in the name of:

Please insert social security
or other identify number

________________________________________________________________________________
                           (Please print name and address)
________________________________________________________________________________

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identify number

________________________________________________________________________________
                           (Please print name and address)
________________________________________________________________________________



Dated:  ____________, 19__

                                            _______________________________
                                            Signature

                                            (Signatures must conform in all
                                            respects to name of holder as
                                            specified on the face of this Right
                                            Certificate in every particular,
                                            without alteration or enlargement
                                            or any change whatsoever)

Signature Guaranteed:

         Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.


--------------------------------------------------------------------------------

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).


                                            ____________________________
                                            Signature

--------------------------------------------------------------------------------

                                        NOTICE

         The signatures in the foregoing Forms of Assignment and Election must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

         In the event the certification set forth above in the Form of Assignment and Election is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an Assignment, will affix a legend to that effect on any Right Certificates issued in exchange for this Right Certificate.
________________________________________________________________________________

                                                                       EXHIBIT C

                            SUMMARY OF RIGHTS TO PURCHASE
                                   PREFERRED SHARES


         On April 8, 1986, the Board of Directors of THE TORO COMPANY (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, $1.00 par value (the "Common Shares"), of the Company. The dividend is payable on April 28, 1986 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company, at a price of $75 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First Trust Company, Inc., as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of such outstanding Common Share (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of April 28, 1986, by such Common Share certificate with a copy of this Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after April 28, 1986 upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of April 28, 1986, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

________________________________________________________________________________

         The Rights are not exercisable until the Distribution Date. The Rights will expire on April 28, 1996 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case as described below.

         The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, combinations or consolidations of the Common Shares, occurring, in any such case, prior to the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will be nonredeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive a preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

________________________________________________________________________________

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that the Company is the surviving corporation in a merger and the Common Shares are not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision will be made so that each holder of a Right, other than Rights that are beneficially owned by the Acquiring Person on or after the earlier of the Distribution Date or the date an Acquiring Person acquires 20% or more of the outstanding Common Shares (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the then current exercise price of the Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

         At any time prior to the acquisition by a person of group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Rights (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided there is no Acquiring Person, to extend the period during which the Rights may be redeemed, except that no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

________________________________________________________________________________

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated April _, 1986. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

               SECURITIES AND EXCHANGE COMMISSION

                    Washington , D.C.  20549


                             FORM 8

               AMENDMENT TO APPLICATION OR REPORT
          Filed pursuant to Section 12, 13 or 15(d) of
              THE SECURITIES EXCHANGE ACT OF 1934

                         The Toro Company
       (Exact name of registrant as specified in charter)

                        AMENDMENT NO. 1

          The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A dated April 11, 1986 with respect to its Preferred Share Purchase Rights as set forth below and on the pages attached hereto:

Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          Item 1 is hereby amended by adding thereto the following:

          On May 18, 1987, a three-for-two split of the Common Stock, $1.00 par value (the "Common Shares"), of the Registrant was effected. As a result of such stock split, certain adjustments were required with respect to the Preferred Share Purchase Rights of the Registrant in accordance with the terms and provisions of the Rights Agreement, dated as of April 8, 1986 (the "Rights Agreement"), between the Registrant and First Trust Company, Inc., as Rights Agent (the "Rights Agent"). A copy of the Certificate of Adjustment delivered to the Rights Agent pursuant to Section 12 of the Rights Agreement, which Certificate sets forth such required adjustments, is attached hereto as
Exhibit 2 and is incorporated herein by reference.

Item 2.   EXHIBITS.

          Item 2 is hereby amended by adding thereto the following:

          2.   Certificate of Adjustment delivered by The Toro
Company to First Trust Company, Inc., as Rights Agent on May 13,
1987.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THE TORO COMPANY


DATE:  May 13, 1987
                   By /s/ Vernon A. Johnson
                     -------------------------------
                                     Vernon A. Johnson
                                     Vice President & General Counsel

                                                     EXHIBIT #2

                   CERTIFICATE OF ADJUSTMENT

          Pursuant to Section 12 of the Rights Agreement, dated as of April 8, 1986 (the "Rights Agreement"), between The Toro Company (the "Company") and First Trust Company, Inc., as Rights Agent, the Company hereby certifies as follows:

I.   STATEMENT OF FACTS.

          At its April 14, 1987 meeting, the Company's Board of Directors adopted resolutions effecting a three-for-two split of the shares of common stock, $1.00 par value (the "Common Shares"), of the Company (the "Split") in the form of a 50% share dividend. Pursuant to such resolutions, the appropriate officers of the Company were authorized and directed to issue to each stockholder of record at the close of business on May 18, 1987, one additional Common Share and one additional Preferred Share Purchase Right (a "Right") for each two Common Shares and Rights held of record by such stockholder at the close of business on said date, payable June 10, 1987. Pursuant to the provisions of Sections 11 and 23 of the Rights Agreement, as a result of the Split, certain adjustments to the number of one one-hundredths of a Preferred Share (as defined in the Rights Agreement) purchasable upon exercise of a Right and to the Redemption Price (as defined in the Rights Agreement) will be effected as set forth below.

II.  ADJUSTMENTS.

          The following adjustments will be effected as of May 18, 1987 pursuant to the terms of the Rights Agreement:

          (a) NUMBER OF PREFERRED SHARES. Pursuant to Section 11(n) of the Rights Agreement, the number of one one-hundredths of a Preferred Share purchasable upon exercise of a Right will be adjusted so that after May 18, 1987, each Right will represent the right to purchase two-thirds of one one-hundredths of a Preferred Share.

          (b) REDEMPTION PRICE. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price will be adjusted from $.05 to $.033 per Right.

Dated this 13th day of May, 1987.

                                   THE TORO COMPANY


                                   By: /s/ Vernon A. Johnson
                                      -------------------------
                                      Vernon A. Johnson

                                      Vice President & General Counsel

                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            __________

                             FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                             THE TORO COMPANY
      (Exact name of registrant as specified in its charter)


          Delaware                                        41-0580470
(State of incorporation or organization)       (IRS Employer Identification No.)


8111 Lyndale Avenue South, Bloomington, Minnesota         55420
(Address of principal executive officers)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                     Name of each exchange on which
          to be so registered                     each class is to be registered
          -------------------                     ------------------------------
    Preferred Share Purchase Rights                    New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                   None
                              (Title of Class)

Item 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

          On June 14, 1988, the Board of Directors of The Toro Company (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, $1.00 par value (the "Common Shares"), of the Company. The dividend is payable on June 24, 1988 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company, at a price of $85 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent").

          Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights attached thereto.

          The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

          The Rights are not exercisable until the Distribution Date. The Rights will expire on June 14, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

          The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

          The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

          Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

          Because of the nature of the Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

          In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the

Rights, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Rights. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Common Shares by a purchase pursuant to a tender offer for all of the Common Shares for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Shares) or (ii) during such time as there is an Acquiring Person, there shall be any reclassification of securities or recapitalization or reorganization of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Rights.

          At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class of series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

          At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. In addition, if a bidder who does not beneficially own more than 1% of the Common Shares (and who has not within the past year owned in excess of 1% of the Common Shares and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Shares (and all other shares of capital stock of the Company entitled to vote with the Common Shares in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidation, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special stockholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; PROVIDED, HOWEVER, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Shares.

          The Rights Agreement, dated as of June 14, 1988, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, specifying the terms of the Rights and including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Preferred Shares as an exhibit thereto and the form of press release announcing the declaration of the Rights are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

Item 2.   EXHIBITS.

            1. Rights Agreement, dated as of June 14, 1988, between The Toro Company and Norwest Bank Minnesota, N.A., which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series B Junior Participating Voting Preferred Stock, $1.00 par value, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day after public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Common Shares.

            2.    Form of press release dated June 14, 1988.

            3.    Form of letter to stockholders dated June 15, 1988.

                            SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 17, 1988

                                      THE TORO COMPANY


                                      By   /s/ Vernon A. Johnson
                                         ---------------------------
                                            Vernon A. Johnson
                                          Secretary and General
                                               Counsel

                           EXHIBIT LIST

1. Rights Agreement, dated as of June 14, 1988, between The Toro Company and Norwest Bank Minnesota, N.A., which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series B Junior Participating Voting Preferred Stock, $1.00 par value, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the tenth day after public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person commences, or announces its intention to commence, a tender offer or exchange offer the consumption of which would result in the beneficial ownership by a person or group of 20% or more of the Common Shares.

2.   Form of press release dated June 14, 1988.

3.   Form of letter to stockholders dated June 15, 1988.

                                      EXHIBIT 1

--------------------------------------------------------------------------------



                                   THE TORO COMPANY

                                         and

                     NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
                                     Rights Agent


                                   Rights Agreement

                              Dated as of June 14, 1988

--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

Section 1.    Certain Definitions. . . . . . . . . . . . . . . . . . . . .
Section 2.    Appointment of Rights Agent. . . . . . . . . . . . . . . . .
Section 3.    Issue of Right Certificates. . . . . . . . . . . . . . . . .
Section 4.    Form of Right Certificates . . . . . . . . . . . . . . . . .
Section 5.    Countersignature and Registration. . . . . . . . . . . . . .
Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen
              Right Certificates . . . . . . . . . . . . . . . . . . . . .
Section 7.    Exercise of Rights; Purchase Price; Expiration
              Date of Rights . . . . . . . . . . . . . . . . . . . . . . .
Section 8.    Cancellation and Destruction of Right Certificates . . . . .
Section 9.    Availability of Preferred Shares . . . . . . . . . . . . . .
Section 10.   Preferred Shares Record Date . . . . . . . . . . . . . . . .
Section 11.   Adjustment of Purchase Price, Number of Shares
              or Number of Rights. . . . . . . . . . . . . . . . . . . . .
Section 12.   Certificate of Adjusted Purchase Price or Number of Shares .
Section 13.   Consolidation, Merger or Sale or Transfer of
              Assets or Earning Power. . . . . . . . . . . . . . . . . . .
Section 14.   Fractional Rights and Fractional Shares. . . . . . . . . . .
Section 15.   Rights of Action . . . . . . . . . . . . . . . . . . . . . .
Section 16.   Agreement of Right Holders . . . . . . . . . . . . . . . . .
Section 17.   Right Certificate Holder Not Deemed a Stockholder. . . . . .
Section 18.   Concerning the Rights Agent. . . . . . . . . . . . . . . . .
Section 19.   Merger or Consolidation or Change of Name of Rights Agent. .
Section 20.   Duties of Rights Agent . . . . . . . . . . . . . . . . . . .
Section 21.   Change of Rights Agent . . . . . . . . . . . . . . . . . . .
Section 22.   Issuance of New Right Certificates . . . . . . . . . . . . .
Section 23.   Redemption . . . . . . . . . . . . . . . . . . . . . . . . .
Section 24.   Exchange . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 25.   Notice of Certain Events . . . . . . . . . . . . . . . . . .
Section 26.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 27.   Supplements and Amendments . . . . . . . . . . . . . . . . .
Section 28.   Successors . . . . . . . . . . . . . . . . . . . . . . . . .
Section 29.   Benefits of this Agreement . . . . . . . . . . . . . . . . .
Section 30.   Severability . . . . . . . . . . . . . . . . . . . . . . . .
Section 31.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . .
Section 32.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . .
Section 33.   Descriptive Headings . . . . . . . . . . . . . . . . . . . .
Signatures     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Exhibit A -   Form of Certificate of Designation, Preferences and Rights
              of Series B Junior Participating Voting Preferred Stock of The Toro Company

Exhibit B -   Form of Right Certificate

Exhibit C -   Summary of Rights to Purchase Preferred Shares

                                   RIGHTS AGREEMENT


    Agreement, dated as of June 14, 1988, between THE TORO COMPANY, a Delaware corporation (the "Company"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION (the "Rights Agent").

    The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Company outstanding at the close of business on June 24, 1988 (the "Record Date"), each Right representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

    Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

    Section 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

         (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person".

         (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.

         (c) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

              (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

              (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; PROVIDED, HOWEVER, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

              (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purposes of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B)) or disposing of any securities of the Company.

                   Notwithstanding anything in this definition of Beneficial
              Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

         (d) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in Minnesota are authorized or obligated by law or executive order to close.

         (e) "Close of business" on any given date shall mean 5:00 P.M., Minneapolis time, on such date; PROVIDED, HOWEVER, that if such date is not a

    Business Day it shall mean 5:00 P.M., Minneapolis time, on the next succeeding Business Day.

         (f) "Common Shares" when used with reference to the Company shall mean the shares of Common Stock, $1.00 par value, of the Company. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

         (g) "Distribution Date" shall have the meaning set forth in Section 3 hereof.

         (h)  "Final Expiration Date" shall have the meaning set forth in
    Section 7 hereof.

         (i) An "Offer" shall mean a written proposal delivered to the Company by any Person who both beneficially owns 1% or less of the outstanding Common Shares as of the date such proposal is delivered and who has not within one year prior to the delivery of such written proposal beneficially owned in excess of 1% of the then outstanding Common Shares of the Company and (at a time when such Person beneficially owned such greater-than-1% stake) disclosed, or caused the disclosure of, any intention which relates to or would result in the acquisition, or influence of control, of the Company (an "Offeror"), and which proposal:

              (i) provides for the acquisition of all of the outstanding shares of each class or series of Voting Stock (as hereinafter defined) held by any Person other than the Offeror and its Affiliates for cash with all shares of any particular class or series of Voting Stock to be acquired at the same price;

              (ii) is accompanied by a written opinion of a nationally recognized investment banking firm, which opinion is addressed to the holders of shares of Voting Stock other than the Offeror and its Affiliates and states that the price to be paid to the holders (other than the Offeror and its affiliates) of each individual class or series of Voting Stock pursuant to the Offer is fair to such holders;

              (iii) states that the Offeror has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the Offer; and

              (iv) requests the Company to call a special meeting of the holders of Voting Stock for the purpose of voting on a resolution requesting the Board of Directors to accept such Offer and contains a written agreement of the Offeror to pay (or share with any other Offeror) at least one-half of the Company's costs of such special meeting (exclusive of the Company's costs of preparing and mailing proxy material for its own solicitation).

         (j) "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         (k) "Preferred Shares" shall mean shares of Series B Junior Participating Voting Preferred Stock, $1.00 par value, of the Company having the rights and preferences set forth in the Form of Certificate of Designation, Preferences and Rights attached to this Agreement as Exhibit A.

         (l) "Redemption Date" shall have the meaning set forth in Section 7 hereof.

         (m) "Shares Acquisition Date" shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

         (n) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         (o) "Voting Stock" shall mean (i) the Common Shares of the Company and (ii) any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote together with the Common Shares in respect of any merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, dissolution or winding up. whenever any provision of this Agreement requires a determination of whether a number of shares of Voting Stock comprising a specified percentage of such Voting Stock has been voted, tendered, acquired, sold or otherwise disposed of, or a determination of whether a Person has offered or proposed to acquire a number of shares of Voting Stock comprising such specified percentage, the number of shares of Voting Stock comprising such specified percentage of Voting Stock shall in every such case be deemed to be the number of shares of Voting Stock comprising the specified percentage of the Company's entire voting power then entitled to vote generally in the election of directors or then entitled to vote together with the Common Shares in respect of any merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, dissolution or winding up.

    Section 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

    Section 3. ISSUE OF RIGHT CERTIFICATES. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 20% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Right will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

    (b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration
Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

    (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

         This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between The Toro Company and Norwest Bank Minnesota, National Association, dated as of June 14, 1988 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The Toro Company. Under certain circumstances, as set forth in the

         Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Toro Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) shall become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.
In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

    Section 4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant hereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of

Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the "Purchase Price"), but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

    Section 5. COUNTERSIGNATURE AND REGISTRATION. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Executive Committee of the Board, its President or any of its Vice Presidents, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

    Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

    Section 6. TRANSFER, SPLIT UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN RIGHT CERTIFICATES. Subject to the provisions of Section 15 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender with proper endorsement and signature guarantee as may be required the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the person entitled thereto a Right

Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

    Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

    Section 7. EXERCISE OF RIGHTS; PURCHASE PRICE; EXPIRATION DATE OF RIGHTS. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on June 14, 1998 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

         (b) The Purchase Price for each one one-hundredth of Preferred Share pursuant to the exercise of a Right shall initially be $85, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

         (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an equal amount to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by certified check, cashier's check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs the depositary agent to comply with such request, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate.

         (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof.

         (e) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with this Section 7.

    Section 8. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent,shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company.

    Section 9. AVAILABILITY OF PREFERRED SHARES. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

    The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.

    Section 10. PREFERRED SHARES RECORD DATE. Each person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall be all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such person shall be deemed to have become the recordholder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

    Section 11. ADJUSTMENT OF PURCHASE PRICE, NUMBER OF SHARES OR NUMBER OF RIGHTS. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

         (a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in

Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or
(D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, he would have owned upon such exercise and then entitled to receive by virtue of such dividend, subdivision, combination or reclassification; PROVIDED, HOWEVER, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

              (ii) Subject to Section 24 of this Agreement, in the event (A) any Person shall become an Acquiring Person (other than through an acquisition described in subparagraph (iii) of this paragraph (a)) or (B) during such time as there is an Acquiring Person, there shall be any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect, directly or indirectly, or increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its Subsidiaries beneficially owned by any Acquiring Person or any Affiliate or Associate thereof, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company Common Shares (determined pursuant to Section 11(d) hereof) on the date of the occurrence of the earlier of the events described in clauses (A) and (B) above. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

    From and after the occurrence of the earlier of the events described in clauses (A) and (B) above, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled.

              (iii) The right to buy Common Shares of the Company pursuant to subparagraph (ii) of this paragraph (a) shall not arise as a result of any Person becoming an Acquiring Person through a purchase of Common Shares pursuant to a tender offer made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; PROVIDED, HOWEVER, that (A) such tender offer shall provide for the acquisition of all of the outstanding Common Shares held by any Person other than such Person and its Affiliates for cash and (B) such purchase shall cause such Person, together with all Affiliates and Associates of such Person, to be the Beneficial Owner of 80% or more of the Common Shares then outstanding.

              (iv) In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing subparagraph
(ii), the

Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights.

         (b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitled them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares ("equivalent preferred shares")) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share in having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); PROVIDED, HOWEVER, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

         (c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; PROVIDED, HOWEVER, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

         (d) (i) For the purpose of any computation hereunder, the "current per share market price" of any security (a "Security" for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; PROVIDED, HOWEVER, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale take place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed ont eh principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations system ("NASDAQ") or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

              (iii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the "current per share market price" of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.

         (e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% int he Purchase Price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

         (f) If as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c), inclusive, and the provisions of Section 7, 9, 10 and 13 with respect to the Preferred Shares shall apply on like terms to any such other shares.

         (g) All rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the rights, all subject to further adjustment as provided herein.

         (h) Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (i) multiplying (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and
(ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

         (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of rights, in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price.
The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date eon which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section

11(i), the Company shall, as promptly s practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

         (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

         (k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.

         (l) In any case in which this Section 11 shall required that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

         (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to hereinabove in Section 11(b), hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such stockholders.

         (n) In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case (i) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (ii) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

    Section 12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES. Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

    Section 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. In the event, directly or indirectly, (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provisions shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. the Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

    Section 14. FRACTIONAL RIGHTS AND FRACTIONAL SHARES. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported int he principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the verge of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

         (b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; PROVIDED, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of

Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

         (c) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

    Section 15. RIGHTS OF ACTION. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

    Section 16. AGREEMENT OF RIGHT HOLDERS. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

         (a) prior to the Distribution Date, the Rights will be transferrable only in connection with the transfer of the Common Shares;

         (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer; and

         (c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

    Section 17. RIGHT CERTIFICATE HOLDER NOTE DEEMED A STOCKHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right

Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporation action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

    Section 18. CONCERNING THE RIGHTS AGENT. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

    The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, other otherwise upon the advice of counsel as set forth in
Section 20 hereof.

    Section 19. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement any of the Right Certificates shall have been countersigned by not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights

Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

    In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

    Section 20. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

         (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

         (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Executive Committee of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

         (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

         (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change int he exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

         (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may be reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

         (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Executive Committee of the Board, the President, any Vice President, the Secretary or Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

         (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

         (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

    Section 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the States of New York or Minnesota (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

    Section 22. ISSUANCE OF NEW RIGHT CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

    Section 23. REDEMPTION. (a) The Rights may be redeemed by action of the Board of Directors pursuant to paragraph (b) of this Section 23 of by stockholder action pursuant to paragraph (c) of this Section 23 and shall not be redeemed in any other manner.

         (b) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of directors in its sole discretion may establish.

         (c) (i) In the event the Company receives an Offer from any Offeror, the Board of Directors of the Company shall call a special meeting of stockholders (the "Special Meeting") for the purpose of voting on a precatory resolution requesting the Board of Directors to accept such Offer, as such Offer may be amended or revised by the Offeror from time to time to increase the price per share in cash to be paid t holders of shares of any class of Voting Stock (the "Resolution"). The Special Meeting shall be held on a date selected by the Board of Directors, which date shall be not less than 90 and not more than 120 days after that later of (A) the date such Offer is received by the Company (the "Offer Date") and (B) the date of any meeting of stockholders already scheduled as of the Offer Date; PROVIDED, HOWEVER, that if (x) such other meeting shall have been called for the purpose of voting on a precatory resulting with respect to another Offer and (y) the Offer Date shall be no later than fifteen days after the date such other Offer was received by the Company, then both the Resolution and such other resolution shall be voted on at such meeting and such meeting shall be deemed to be the Special Meeting. The Board of Directors shall set a date for determining the stockholders of record entitled to notice of and to vote at the Special Meeting in accordance with the

Company's Certificate of Incorporation and Bylaws and with applicable law. At the Offeror's request, the Company shall include in any proxy soliciting material prepared by it in connection with the Special Meeting proxy soliciting material submitted by the Offeror; PROVIDED, HOWEVER, that the Offeror shall by written agreement with the Company contained in or delivered with such request have indemnified the Company against any and all liabilities resulting from any misstatements, misleading statements and omissions contained in the Offeror's proxy soliciting material and have agreed to pay the Company's incremental costs incurred as a result of including such material in the Company's proxy soliciting material. Notwithstanding the foregoing, no Special Meeting shall be held from and after such time as any Person becomes an Acquiring Person, and any Special Meeting scheduled prior to such time and not theretofore held shall be canceled.

              (ii) If at the Special Meeting the Resolution receives the affirmative vote of a majority of the shares of Voting Stock outstanding as of the record date of the Special Meeting, then all of the rights shall be redeemed by such stockholder action at the redemption Price, effective immediately prior to the consummation of any tender offer (provided that such tender offer is consummated prior to 60 days after the date of the Special Meeting) pursuant to which any Person offers to purchase all of the shares of Voting Stock held by Persons other than such Person and its Affiliates at a price per share in cash equal to or greater than the price contained in the Resolution approved at the Special Meeting; PROVIDED, HOWEVER, that the Rights shall not be redeemed at any time from and after such time as any Person becomes and Acquiring Person.

              (iii) Nothing contained in this paragraph (c) shall be deemed to be in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to reject any Offer, or to recommend that holders of shares of Voting Stock reject any tender offer, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative Offers or other proposals to the Special Meeting) with respect to any Offer or any tender offer that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty.

              (iv) Nothing in this paragraph (c) shall be construed as limiting or prohibiting the Company or any Offeror from proposing or engaging, at any time, in any acquisition, disposition or other transfer of any securities of the Company, any merger or consolidation involving the Company, any sale or other transfer of assets of the Company, any liquidation, dissolution or winding-up of the Company, or any other business combination or other transaction, or any other action by the Company or such Offeror; PROVIDED, HOWEVER, that the holders of Rights shall have the rights set forth in this Agreement with respect to any such acquisition, disposition, transfer, merger, consolidation, sale, liquidation, dissolution, winding-up, business combination, transaction or action.

         (d) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (b) of this Section 23, or upon the effectiveness of the redemption of the Rights pursuant to paragraph (c) of this Section 23, and without any further action and without any notice, the right to exercise the Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; PROVIDED, HOWEVER, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights pursuant to paragraph (b) or the effectiveness of the redemption of the Rights pursuant to paragraph (c), as the case may be, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

    Section 24. EXCHANGE. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

         (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this
Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

         (c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b) hereof) for Common Shares exchangeable for Rights, at the initial rate of one one-hundredth of a Preferred Share (or equivalent preferred share) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

         (d) In the event that there shall not be sufficient Common Shares or Preferred Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares or Preferred Shares for issuance upon exchange of the Rights.

         (e) The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares.
In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share. For the purposes of this paragraph (e), the current market value of a whole Common Share shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

    Section 25. NOTICE OF CERTAIN EVENTS. (a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

         (b) In case any of the events set forth in Section 11(a)(ii) hereof shall occur, then the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 25 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

    Section 26. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage pre-paid, addressed (until another address is filed in writing with the Rights Agent) as follows:

         The Toro Company
         8111 Lyndale Avenue South
         Bloomington, Minnesota 55420
         Attention:  Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

         Norwest Bank Minnesota, National Association
         161 North Concord Exchange
         South St. Paul, Minnesota 55075
         Attention:  Stock Transfer Department

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

    Section 27. SUPPLEMENTS AND AMENDMENTS. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provision with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; PROVIDED, HOWEVER, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of the Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) hereof from 20% to not less than the greater of
(i) any percentage greater than the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) and (ii) 10%.

    Section 28. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

    Section 29. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

    Section 30. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 31. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

    Section 32. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

    Section 33. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:                                     THE TORO COMPANY


By  /s/ Vernon A. Johnson                   By /s/ Kendrick B. Melrose
  ------------------------                     -----------------------------
    Vernon A. Johnson                            Kendrick B. Melrose
    Secretary                                    President and Chief Executive
                                                 Officer


                                            NORWEST BANK MINNESOTA,
Attest:                                       NATIONAL ASSOCIATION


By /s/ Susan J. Roeder                      By /s/ K. Swanson
------------------------                     -----------------------------
Title:  Corporate Trust Officer                  Title:  Asst. Vice President

                                                                EXHIBIT A

                                         FORM

                                          of

                             CERTIFICATE OF DESIGNATION,
                                PREFERENCES AND RIGHTS

                                          of

                 SERIES B JUNIOR PARTICIPATING VOTING PREFERRED STOCK

                                          of

                                   THE TORO COMPANY

          (Pursuant to Section 151 of the Delaware General Corporation Law)

                                 -------------------

         The Toro Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on June 14, 1988:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Voting Preferred Stock, $1.00 par value (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

         Series B Junior Participating Voting Preferred Stock:

         Section 1. DESIGNATION AND AMOUNT The shares of such series shall be designated as "Series B Junior Participating Voting Preferred Stock" (the "Series B Preferred Stock') and the number of shares constituting the Series B
Preferred Stock shall be 150,000.   Such number of shares may be increased or
decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of share of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

         Section 2.     DIVIDENDS AND DISTRIBUTIONS

         (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, $1.00 par value (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (even such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount of which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause
    (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common

    Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date of the first quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable or such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights.

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.     CERTAIN RESTRICTIONS

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

              (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts of which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

              (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
    (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchase or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed in to an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change or shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. NO REDEMPTION. the shares of Series B Preferred Stock shall not be redeemable.

         Section 9. RANK. The Series B Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock outstanding as of June 14, 1988 and to all series that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of Preferred Stock, $1.00 par value, ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

         Section 10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirming vote of the holders of at least two-thirds of the outstanding shares of eries B Preferred Stock, voting together as a single class.

         IN WITNESS WHEREOF, THE TORO COMPANY has caused this certificate to be executed by its President and Chief Executive Officer and attested by its Secretary this ___day of ______________, 1988.



                                            -----------------------------
                                            President and
                                            Chief Executive Officers


Attest:


------------------------
Secretary

                                                                   EXHIBIT B

                              Form of Right Certificate

Certificate No. R-                                              _____ Rights

    NOT EXERCISABLE AFTER JUNE 14, 1998 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.


                                  Right Certificate

                                   THE TORO COMPANY

    This certifies that ________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of June 14, 1988 (the "Rights Agreement"), between The Toro Company, a Delaware corporation (the "Company"), and Norwest Bank Minnesota, National Association (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Minneapolis time, on June 14, 1998 at the principal office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series B Junior Participating voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company at a purchase price of $85 per one one-hundredth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of June 14, 1988, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

    This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned offices of the Rights Agent.

    This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

    Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $.01 per Right or (ii) may be exchanged in whole or in part for Preferred Shares or shares of the Company's Common Stock, $1.00 par value.

    No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

    No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities in the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

    This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

    WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated:

ATTEST:                                        THE TORO COMPANY

                                               By
-------------------------                         -----------------------------
    Secretary                                    President and
                                                 Chief Executive Officer



Countersigned:

NORWEST BANK MINNESOTA,
  NATIONAL ASSOCIATION


By
  -----------------------
    Authorized Signature

                      Form of Reverse Side of Right Certificate

                                  FORM OF ASSIGNMENT

                   (To be executed by the registered holder if such
                  holder desires to transfer the Right Certificate.)

    FOR VALUE RECEIVED ______________________________________________________
hereby sells, assigns and transfers unto _____________________________________

______________________________________________________________________________
                    (Please print name and address of transferee)
______________________________________________________________________________

this Right of Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________________ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.


Dated:_____________, 19__

                                            --------------------------
                                            Signature


Signature Guaranteed:

    Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

-------------------------------------------------------------------------------
    The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or any Affiliate or associate thereof (as defined in the Rights Agreement).

                                                 -----------------------------
-------------------------------------------------------------------------------

                             FORM OF ELECTION TO PURCHASE

                        (To be executed if holder desires to
                           exercise the Right Certificate.)


To: THE TORO COMPANY

    The undersigned hereby irrevocably elects to exercise __________________ Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued in the name of:

Please insert social security
or other identifying number

_____________________________________________________________________________
                           (Please print name and address)
_____________________________________________________________________________

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number

_____________________________________________________________________________
                           (Please print name and address)
_____________________________________________________________________________


Dated:_____________, 19__

                                            --------------------------
                                            Signature


Signature Guaranteed:

    Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

-------------------------------------------------------------------------------

    The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or any Affiliate or associate thereof (as defined in the Rights Agreement).


                                            ----------------------------------
                                            Signature
-------------------------------------------------------------------------------


                                        NOTICE

    The signature in the foregoing Forms of Assignment and Election must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

    In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored.

                                                                EXHIBIT C


                            SUMMARY OF RIGHTS TO PURCHASE
                                   PREFERRED SHARES

    On June 14, 1988, the Board of Directors of The Toro Company (the
"Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, $1.00 par value (the "Common Shares"), of the Company. The dividend is payable on June 24, 1988 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Voting Preferred Stock, $1.00 par value (the "Preferred Shares"), of the Company at a price of $85 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent").

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated person (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or me of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates ou;tanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on June 14, 1998, (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Rights are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declare per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Common Shares by a purchase pursuant to a tender offer for all of the Common Shares for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Shares) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by that Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares and prior to the outstanding Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ration of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. In addition, if a bidder who does not beneficially own more than 1% of the Common Shares (and who has not within the past year owned in excess of 1% of the Common Shares and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Shares (and all other shares of capital stock of the Company entitled to vote with the Common Shares in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder States in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special stockholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; PROVIDED, HOWEVER, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the ou;standing Common Shares. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated June ___, 1988. A copy of the Rights Agreement is available free of charge from the

Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is hereby incorporated herein by reference.

                                      EXHIBIT 2

                                    PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: David L. Mona                 Vern Johnson
         Mona, Meyer & McGrath         The Toro Company
         (612) 831 8---                (612) 887-8911

                      TORO ANNOUNCES SHAREHOLDER RIGHTS PROGRAM

    MINNEAPOLIS, June 14, 1988 -- The Board of Directors of The Toro Company (NYSE: TTC) today declared its normal quarterly dividend of 10 cents per share of common stock payable July 12, 1988 to stockholders of record June 24, 1988. The company also declared a distribution of one Preferred Share Purchase Right for each outtanding share of the company's coon stock. In this connection, the Board also authorized the redemption of the company's existing rights which were established in April 1986.

    Kendrick B. Melrose, Toro's President and Chief Executive Officer, said, "The new rights, which will be effective today, have been under consideration for some time and meet the Board's desire to provide additional protection against abusive takeover tactics such as partial tender offers and selective open market purchases. The new rights are intended to assure that stockholders receive fair and equal treatment when efforts are made to gain control of the company without paying all stockholders a premium value.

    "The new rights also contain provisions that permit a bidder to call for a stockholders' meeting to vote to redeem the rights upon compliance with certain procedures when a fair cash offer is made for all the company's shares," he added.

    Each right will entitle stockholders to buy one one-hundredth of a share of a new series of voting preferred stock at an exercise price of $85.00 Each one one-hundredth of a share of the new preferred stock has terms designed to make it the economic equivalent of one share of common stock. The rights will be exercisable only if a person or group acquires 20 percent or more of the company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20 percent or me of the common stock.

    If the company is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

    In addition, if a person or group acquires 20 percent or more of the company's outstanding common stock, otherwise than pursuant to a cash tender offer for all shares in which such person or group increases its stake from below 20 percent to 80 percent or more of the outtanding common stock, each right will entitle its holder

(other than such person or members of such group) to purchase, at the right's then current exercise price, a number of shares of the company's common stock having a market value of twice the right's exercise price.

    Further, at any time after a person or group acquires 20 percent or more (but less than 50 percent) of the company's outtanding common stock, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of the company's stock on a one-for-one basis.

    Prior to the acquisition by a person or group of beneficial ownership of 20 percent or more of the company's common stock, the rights are redeemable for one cent per right either at the option of the Board of Directors or automatically in connection with the consummation of a tender offer for all shares at a cash price per share equal to or greater than the price approved by stockholders at a special meeting which would be called under certain circumstances in accordance with procedures contained in the rights plan.

    The Board of Directors is also authorized to reduce the 20 percent thresholds referred to above to not less than 10 percent.

    Rights holders of record, as of the close of business on June 24, 1988, will receive the $.033 redemption payment for each right which is attached to each outstanding common share of the company. For tax purposes, the company will treat the redemption payment as an extra dividend, which will be paid in addition to the regular dividend payable to record holders on said date. The new rights will be distributed to stockholders of record as of the same date, and will expire on June 14, 1998. The company has 10,086,083 shares of common stock outstanding.

    The Toro Company is the nation's leading independent manufacturer and marketer of equipment offering labor-saving, resource-conserving solutions to the problems of outdoor maintenance, for both residential and commercial use.

                                      EXHIBIT 3

                                                           June 15, 1988
Dear Stockholder:

    For several years your Board of Directors has viewed with concern the growth of abusive tactics in attempts to take over major companies. One of the actions taken in response to these developments was the adoption of a Share Purchase Rights Plan in April 1986.

    In view of developments since that date, your Board has decided that it would be beneficial to the Company and its stockholders to substitute a new rights plan for the original plan. Accordingly, on June 14, 1988, the Board authorized redemption of the original rights and provided for a distribution of new rights. This action is me fully described in the enclosed press release.

    The new rights will initially trade together with your common stock and will be represented by your common stock certificates. The new rights are not currently exercisable and, as indicated in the enclosed press release, do not become exercisable unless certain acquisition events with respect to the Company occur. A complete description of the new rights plan will be sent to you on or about June 25, 1988.

    The redemption of the original rights will result in a one-time payment to you of $.033 per right which is attached to each outstanding share. This payment will be made on July 12, 1988 to stockholders of record on June 24, 1988.

                                       Sincerely,

                                       /s/  Kendrick B. Melrose

                                       Kendrick B. Melrose
                                       President and Chief Executive Officer

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                     ---------------------

                             FORM 8
               AMENDMENT TO APPLICATION OR REPORT

       Filed pursuant to Section 12, 13, or 15(d) of the Securities Exchange Act of 1934



                     ---------------------

                        THE TORO COMPANY
     (Exact name of registrant as specified in its charter)



                     ---------------------


                        AMENDMENT NO. 1
            (to Registration Statement on Form 8-A
          filed with the Commission on June 17, 1988)

          The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A, as heretofore amended
(the "Registration Statement"), as set forth in the pages attached hereto:

Item 1.   DESCRIPTION OF SECURITIES.

          On August 14, 1990, the Board of Directors of The Toro Company (the "Company") approved an amendment (the "Amendment") to the Rights Agreement dated as of June 14, 1988 (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, National Association, as Rights Agent. The Amendment, among other things, (i) eliminates the 80% acquisition exception that renders the "flip-in" provision of the Rights Plan inapplicable in the event that at least 80% of the Common Shares are acquired through an all-cash, all-shares tender offer, and (ii) eliminates the stockholder referendum procedure that permits the Rights to be redeemed by direct action of the stockholders without the approval of the Company's Board of Directors.

          The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Amendment is qualified by reference to the Amendment.

Item 2.   EXHIBITS

     1.   Amendment, dated as of August 14, 1990, between The
Toro Company and Norwest Bank Minnesota, National Association, as
Rights Agent.

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   THE TORO COMPANY

                                   By:  /s/
                                       ---------------------------
                                   Name:  Kendrick B. Melrose
                                         -------------------------
                                   Title:  Chief Executive Officer
                                          ------------------------

Dated:  August 14, 1990

                       INDEX TO EXHIBITS


Exhibit                                                               Page
-------                                                               ----

1.        Amendment dated as of August 14, 1990 between The Toro
          Company and Norwest Bank Minnesota, National
          Association, as Rights Agent.

                 AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT, dated as of August 14, 1990, to the Rights Agreement, dated as of June 14, 1988 (the "Rights Agreement"), between The Toro Company, a Deleware corporation (the "Company"), and Norwest Bank Minnesota, National Association, as Rights Agent (the "Rights Agent").

          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to
Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

     Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          2. Section 1 of the Rights Agreement is hereby further modified and amended by deleting paragraphs (i) and (o) thereof in their entirety and relettering paragraphs (j) through
(n) thereof accordingly.

          3. Section 11(a) of the Rights Agreement is hereby modified and amended by deleting subparagraph (iii) thereof in its entirety, renumbering subparagraph (iv) thereof as subparagraph (iii), and amending and modifying subparagraph (ii) thereof to read in its entirety as follows:

          (ii) Subject to Section 24 of this Agreement, in the event any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares or the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common
     Shares (determined pursuant to Section II(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

          From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled.

          4. Section II(a) of the Rights Agreement is hereby further modified and amended by adding to the end of newly renumbered subparagraph (iii) thereof the following sentence:

     In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

          5. Section 23 of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

          Section 23. REDEMPTION.  (a) The
     Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price").
     The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

          (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to subsection (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give or any defect in any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

          6. Section 24 of the Rights Agreement is hereby modified and amended by deleting paragraph (c) thereof in its entirety, relettering paragraphs (d) and (e) thereof as paragraphs (c) and (d) respectively, and amending and modifying the newly relettered paragraph (c) thereof to read in its entirety as follows:

     In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance or such Preferred Shares or fraction thereof.

          7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Deleware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          8. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constituted one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          9. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          10. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                            THE TORO COMPANY


By: /s/                            By: /s/
   ------------------------           ---------------------------

Attest:                            NORWEST BANK MINNESOTA,
                                       NATIONAL ASSOCIATION

By: /s/                            By: /s/
   ------------------------           ---------------------------